As filed with the Securities and Exchange Commission on September 28, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________

SILICON VALLEY ACQUISITION CORP.*

(Exact name of registrant as specified in its charter)

_______________________

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

Silicon Valley Acquisition Corp.
425 Page Mill Rd., Suite 200, 2nd Floor
Palo Alto, CA 94306
Tel: (650) 206-8315

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________

Dan Nash, Chief Executive Officer
Silicon Valley Acquisition Corp.
425 Page Mill Rd., Suite 200, 2nd Floor
Palo Alto, CA 94306
Tel: (650) 206-8315

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Copies to:

Alan I. Annex, Esq. Adam Namoury, Esq. Tricia Branker, Esq. Greenberg Traurig, P.A. 777 South Flagler Drive Suite 300 East West Palm Beach, FL 33401 Tel: (561) 650-7900	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Meredith Laitner, Esq. Steven Mermelstein, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York New York 10105 Tel: (212) 370-1300

_______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i)	☐ Exchange Act Rule 14d-1(d)
(Cross-Border Issuer Tender Offer)	(Cross-Border Third-Party Tender Offer)

The Registrant and Co-Registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

_____________

*           Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Part Twelve of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Silicon Valley Acquisition Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “EigenQ Holdings, Inc.”

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
EigenQ, Inc.	Delaware	7372	33-3497930

____________

(1)      The Co-Registrant has the following principal executive office:

EigenQ, Inc.
701 Brazos Street, Suite 1600
Austin, TX 78701
United States
Telephone: (512) 228-1739

(2)      The agent for service for the Co-Registrant is:

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION DATED SEPTEMBER 28, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS OF
SILICON VALLEY ACQUISITION CORP. (A CAYMAN ISLANDS EXEMPTED COMPANY)
AND
PROSPECTUS FOR COMMON STOCK,
WARRANTS TO PURCHASE SHARES OF COMMON STOCK AND
SHARES OF COMMON STOCK UNDERLYING WARRANTS OF
SILICON VALLEY ACQUISITION CORP.

(WHICH WILL BE RENAMED “EIGENQ HOLDINGS, INC.” FOLLOWING DOMESTICATION IN THE STATE OF DELAWARE AND IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

On June 16, 2026, the board of directors (“SVAQ Board”) of Silicon Valley Acquisition Corp., a Cayman Islands exempted company (“SVAQ,” “we,” “us” or “our”), approved the Business Combination Agreement, dated June 17, 2026, by and among SVAQ, SVAQ Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of SVAQ (“Merger Sub”), and EigenQ, Inc., a Delaware corporation (“EigenQ”) (as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of August 6, 2026 (“Amendment No. 1”), Amendment No. 2 to the Business Combination Agreement, dated as of September 17, 2026 (“Amendment No. 2”) and Amendment No. 3 to the Business Combination Agreement, dated as of September 26, 2026 (“Amendment No. 3”), and as it may be further amended, restated, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the following will occur: (1) the domestication of SVAQ as a Delaware corporation, in which SVAQ will de-register from the Registrar of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with SVAQ’s amended and restated memorandum and articles of association (the “SVAQ Articles”), Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”) (the “Domestication”); (2) the merger of Merger Sub with and into EigenQ, with EigenQ surviving the merger as a wholly-owned subsidiary of SVAQ (the “Merger”), in accordance with the Business Combination Agreement and DGCL; and (3) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Domestication and the Merger, the “Business Combination”), all as described in more detail in the accompanying proxy statement/prospectus. In connection with the consummation of the Business Combination (the “Closing” and the date of the Closing, the “Closing Date”), SVAQ will be renamed “EigenQ Holdings, Inc.” (“PubCo”). References herein to PubCo denote SVAQ following the Closing. A copy of the Business Combination Agreement and the amendment(s) thereto are attached to the accompanying proxy statement/prospectus as Annex A.

The Domestication is intended to occur on the date that is one business day prior to the Closing Date. Immediately prior to the Domestication, (1) to the extent any SVAQ Units (as defined below) remain outstanding and unseparated immediately prior to the Domestication, such SVAQ Units will automatically separate, with the holder of each such SVAQ Unit being deemed to hold one SVAQ Class A Share and one-half (1/2) of one SVAQ Warrant (as defined below), without any action required by the holder; and (2) SVAQ will effect the redemption of the SVAQ Class A Shares, initially issued in SVAQ’s initial public offering (“IPO”) (the “Public Shares” and the holders of Public Shares, the “Public Shareholders”) that are validly submitted for redemption and not withdrawn.

In connection with the Domestication and immediately prior to the effective time of the Merger (the “Effective Time”), (1) each holder of issued and outstanding Class B ordinary share of SVAQ, par value $0.0001 per share (the “SVAQ Class B Shares” or the “Founder Shares”), will irrevocably and unconditionally elect to convert, on a one-for-one basis, each SVAQ Class B Share held by it into one Class A ordinary share of SVAQ, par value $0.0001 per share (the “SVAQ Class A Shares,” and together with the SVAQ Class B Shares, the “SVAQ Ordinary Shares”) (the “Class B Share Conversion”); and (2) each outstanding SVAQ Class A Share (excluding Public Shares validly submitted for redemption, but including SVAQ Class A Shares issued upon the Class B Share Conversion) will be reclassified as one share of common stock, par value $0.0001 per share, of PubCo (the “PubCo Common Stock”).

Additionally, upon the Domestication, each SVAQ public warrant (“SVAQ Public Warrants”), issued to the Public Shareholders as part of the units (“SVAQ Public Units”) sold in SVAQ’s IPO, that is issued and outstanding as of immediately prior to the Effective Time, will be automatically converted into a PubCo public warrant, each exercisable for one share of PubCo Common Stock at an exercise price of $11.50 (“PubCo Public Warrants”), and each SVAQ private warrant (“SVAQ Private Warrants,” together with SVAQ Public Warrants, the “SVAQ Warrants”), issued to the holders thereof as part of the units (“SVAQ Private Units,” together with SVAQ Public Units, the “SVAQ Units”) sold in the private placement (as defined below), that is issued and outstanding as of immediately prior to the Effective Time will be automatically converted into a PubCo private warrant (“PubCo Private Warrants,” together with PubCo Public Warrants, the “PubCo Warrants”), each exercisable for one share of PubCo Common Stock at an exercise price of $11.50.

On the Closing Date, the Merger will occur. In accordance with the terms and subject to the conditions set forth in the Business Combination Agreement, at the Effective Time:

•        each stock appreciation right of EigenQ (each, an “EigenQ SAR”) that is outstanding as of immediately prior to the Effective Time will be automatically substituted for a stock appreciation right (“PubCo SARs”) exercisable for a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of common stock of EigenQ (“EigenQ Common Stock”) issuable upon the exercise of such EigenQ SAR multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (A) the per share exercise price of such EigenQ SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio; and

•        each warrant of EigenQ (each, an “EigenQ Warrant”) to purchase shares of EigenQ Common Stock that is issued and outstanding as of immediately prior to the Effective Time, other than warrants issued to certain investors, which will be exchanged for warrants of SVAQ in accordance with their terms, will be automatically assumed by PubCo and converted into a PubCo warrant (each, an “Assumed Warrant”) to purchase a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of EigenQ Common Stock issuable upon the exercise of such EigenQ Warrant multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (A) the per share exercise price of such EigenQ Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

The “Transaction Share Consideration” to be issued to EigenQ’s security holders (the “EigenQ Security Holders”) in connection with the Merger will be determined by dividing (a) $2,930,000,000 (the “Equity Value”) by (b) $10.00. The “Exchange Ratio” is the number of shares of PubCo Common Stock issuable in exchange for each share of EigenQ capital stock upon the Merger, and is equal to the quotient obtained by dividing (x) the Transaction Share Consideration by (y) the Fully-Diluted EigenQ Shares. The “Fully-Diluted EigenQ Shares” means the sum, without duplication of (a) the aggregate number of shares of common stock of EigenQ (“EigenQ Common Stock”) and any other shares of capital stock of EigenQ that are issued and outstanding as of immediately prior to the Effective Time calculated on a fully-diluted basis, plus (b) the aggregate number of shares of EigenQ Common Stock that are issuable upon the exercise of the EigenQ SARs that are outstanding immediately prior to the Effective Time, treating such outstanding EigenQ SARs as having been exercised in full (calculated using the treasury stock method of accounting), plus (c) the aggregate number of shares of EigenQ Common Stock that are issuable upon, or subject to, the full exercise, exchange or conversion of EigenQ Warrants that are outstanding immediately prior to the Effective Time, treating such outstanding EigenQ Warrants as having been exercised in full (calculated using the treasury stock method of accounting).

Following the Effective Time, the SVAQ Units, SVAQ Class A Shares, and SVAQ Warrants will cease trading and will no longer be listed on Nasdaq.

If you hold SVAQ Units and wish to exercise your right to redeem the underlying Public Shares for cash in connection with the Business Combination, you must separately elect to separate your SVAQ Units into the underlying Public Shares and SVAQ Public Warrants prior to exercising your redemption rights. You may not redeem the underlying Public Shares unless and until you have effected such separation. If you hold your SVAQ Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate your SVAQ Units into the underlying Public Shares and SVAQ Public Warrants. If you hold SVAQ Units registered in your own name, you must contact Equiniti Trust Company, LLC (“Equiniti”), SVAQ’s transfer agent, directly and instruct it to do so. Holders of SVAQ Units do not need to separate their SVAQ

Units prior to voting the underlying Public Shares at the EGM if they do not wish to exercise redemption rights. See “The Extraordinary General Meeting — Redemption Rights” for a detailed description of the procedures and deadlines for separating SVAQ Units and exercising your redemption rights.

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation: (i) no adverse law or order having been entered into that would make the Business Combination Agreement, or the Business Combination, illegal or otherwise prevent or prohibit consummation of the Business Combination; (ii) this registration statement having been declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and remaining effective as of the Closing; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by the requisite vote of the holders of SVAQ Ordinary Shares (such holders, the “SVAQ Shareholders” and such vote, the “SVAQ Shareholder Approval”) and EigenQ stockholders (the “EigenQ Stockholders” and such approval, the “EigenQ Stockholder Approval”); (iv) the PubCo Common Stock having been approved for listing on a national securities exchange (“Stock Exchange”), including Nasdaq Global Market (“Nasdaq”), subject to official notice of issuance; and (v) expiration of the waiting period (and any extensions thereof) under any Antitrust Laws (as defined in the Business Combination Agreement). For more information, see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Concurrently with the execution of the Business Combination Agreement, SVAQ, EigenQ and Silicon Valley Acquisition Sponsor LLC, the sponsor of SVAQ’s initial public offering (the “Sponsor”) entered into the Sponsor Support Agreement, as amended by that certain amendment No.1 to the Sponsor Support Agreement, dated as of August 6, 2026 (the “Sponsor Support Agreement”), pursuant to which the Sponsor, as a holder of the SVAQ Class B Shares (the “Founder Shares”), has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Business Combination; (ii) waive any adjustment to the conversion ratio set forth in the amended and restated memorandum and articles of SVAQ (“SVAQ Articles”) or any other anti-dilution or similar protection with respect to the SVAQ Class B Shares; (iii) be bound by certain other covenants and agreements related to the Business Combination; (iv) be bound by certain transfer restrictions with respect to the Founder Shares prior to the Closing; and (v) waive redemption rights with respect to the Founder Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. In addition, immediately prior to the Closing, the Sponsor has agreed to transfer, directly or constructively up to 2,165,950 Founder Shares (such transferred Founder Shares, the “Transaction Support Shares”), to potential investors, if needed, to support the Transaction Financing (as defined below) or for any other purposes related to the Business Combination as agreed by the parties. However, in the case that any such Transaction Support Shares are not so transferred to other parties, fifty percent (50%) of such non-transferred Transaction Support Shares shall be retained by the Sponsor and the remaining fifty percent (50%) of such non-transferred Transaction Support Shares shall be forfeited by the Sponsor and surrendered to the SPAC (such forfeited shares, the “Sponsor Forfeited Shares”), and the Sponsor shall not have any further rights with respect to such Sponsor Forfeited Shares. In addition, in accordance with the Insider Letter Amendment No. 1 (as defined below) and subject to the approval by the Public Shareholders, any Transaction Support Shares held by the Secured Investor shall not be subject to the lock-up restrictions, and the Sponsor may, at its discretion, release any additional Transaction Support Shares transferred to other investors or third parties, from the lock-up restrictions upon the consummation of the Business Combination, subject to restrictions under federal securities laws. For more information, see “Proposal No. 1 — The Business Combination Proposal — Ancillary Agreements — Sponsor Support Agreement.”

Within five business days following the date on which this registration statement is declared effective under the Securities Act, EigenQ will obtain and deliver to SVAQ the written consent of a sufficient number of shares of EigenQ Common Stock required to approve the Business Combination Agreement, each ancillary agreement to which EigenQ is a party, and the Business Combination (the “EigenQ Written Consent”).

Additionally, in connection with the signing of the Business Combination Agreement, SVAQ, EigenQ, and a certain stockholder of EigenQ (the “EigenQ Supporting Stockholder”) entered into a support agreement (the “EigenQ Support Agreement”). Pursuant to the EigenQ Support Agreement, the EigenQ Supporting Stockholder has agreed to, among other things, (i) at any special meeting of stockholders (the “Special Meeting”), and in any action by written consent of the EigenQ Stockholders, vote all shares of EigenQ Common Stock held by such EigenQ Supporting Stockholder at such time in favor of the Business Combination Agreement and the

Business Combination, and against any action, agreement or transaction or proposal that would result in a breach of the Business Combination Agreement, (ii) take such actions and execute and deliver such documents reasonably necessary to support the Business Combination, and (iii) appoint each of SVAQ and EigenQ or any individual designated by each of them (acting jointly) as such EigenQ Supporting Stockholder’s proxy to attend on behalf of such EigenQ Supporting Stockholder at any Special Meeting relating to the Business Combination. The EigenQ Support Agreement also restricts the EigenQ Supporting Stockholder from, among other things, directly or indirectly, (i) selling, assigning, transferring (including by operation of law), creating any lien or pledge, disposing of, or otherwise encumbering any of the shares or otherwise, or agreeing to do any of the foregoing, except if pursuant to the Business Combination Agreement or to another stockholder bound by the terms of the EigenQ Support Agreement; (b) depositing any shares into a voting trust or entering into a voting agreement or arrangement or granting any proxy or power of attorney with respect thereto that is inconsistent with the EigenQ Support Agreement; and (c) entering into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any shares, except as set forth in the Business Combination Agreement or the EigenQ Support Agreement. For more information, see “Proposal No. 1 — The Business Combination Proposal — Ancillary Agreements — EigenQ Stockholder Consent and EigenQ Support Agreement.”

Additionally, pursuant to the terms of the Business Combination Agreement, prior to the Closing, SVAQ, EigenQ, certain SVAQ stockholders, including the Sponsor, and a certain EigenQ Stockholder, will enter into an amended and restated Registration Rights and Lock-Up Agreement (the “Amended Registration Rights and Lock-Up Agreement”), which will amend and restate the registration rights agreement entered into at the time of SVAQ’s initial public offering (the “IPO”), pursuant to which such stockholders of EigenQ will be granted equal registration rights thereunder. Additionally, under the Amended Registration Rights and Lock-Up Agreement, each PubCo security holder subject to the agreement will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of PubCo Common Stock held by such holder immediately after the Closing (other than shares of PubCo Common Stock which result from the conversion of Private Placement Shares and underlying Private Placement Warrants, which shall be subject to a 30-day lock-up period following the Closing); provided that, with respect to 10% of the shares of PubCo Common Stock (i) issued to such EigenQ stockholder pursuant to the Business Combination Agreement and (ii) the Founder Shares held by the holders of Founder Shares at the time of the Closing, such shares shall be released from lock-up if the closing price of the PubCo Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, sub-divisions, stock consolidations, stock capitalizations, reorganizations, recapitalizations and the like) for any 15 trading days within any 30-trading day period following the Closing. Pursuant to the Amended Registration Rights and Lock-Up Agreement, PubCo will also agree that, within 45 calendar days following the Closing Date, PubCo will file with the SEC (at PubCo’s sole cost and expense) a registration statement registering the resale of certain shares of PubCo Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and PubCo will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands. The Amended Registration Rights and Lock-Up Agreement will assume, amend and restate the registration rights agreement and letter agreement, in each case, that was entered into by SVAQ, Clear Street LLC (“Clear Street”), the representative of the underwriters of SVAQ’s IPO, the Sponsor (together with directors and officers of SVAQ, the “Initial Shareholders” or “SVAQ Insiders”), and certain parties thereto, in connection with the IPO. The Amended Registration Rights and Lock-Up Agreement will terminate, with respect to any holder party thereto, on the date that such holder no longer holds any Registrable Securities (as defined therein). SVAQ estimates that approximately 288,935,000 shares of PubCo Common Stock will be subject to registration rights pursuant to the Amended Registration Rights and Lock-Up Agreement immediately following the Closing (not including shares underlying warrants), representing approximately 98.3% of the total issued and outstanding shares of PubCo Common Stock following the Business Combination, assuming the Maximum Redemptions Scenario (as defined below). For more information, see “Proposal No. 1 — The Business Combination Proposal — Ancillary Agreements — Amended Registration Rights and Lock-Up Agreement.”

The SVAQ Board obtained a fairness opinion (“Fairness Opinion”) from Newbridge Securities Corporation (“Newbridge”), dated June 16, 2026, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the Transaction Share Consideration paid by SVAQ in the Business Combination was fair, from a financial point of view, to SVAQ and the SVAQ Unaffiliated Shareholders (defined as SVAQ shareholders other than SVAQ Insiders, any of their affiliates, and any Public Shareholders electing to redeem their Public Shares prior to or in connection with the Business Combination). SVAQ obtained the Fairness Opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination. For more information, see “Proposal No. 1 — The Business Combination Proposal — The Fairness Opinion” for additional information.

After careful consideration, the SVAQ Board has unanimously determined that the Business Combination is fair, advisable, and in the best interests of SVAQ and its shareholders, approved the Business Combination, and recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Domestication and Merger, and “FOR” all other proposals presented to SVAQ’s shareholders in this proxy statement/prospectus. The Business Combination was not structured to require the approval of at least a majority of the SVAQ Unaffiliated Shareholders because such a vote is not required under Cayman Islands law. When you consider the recommendation of the proposals herein by the SVAQ Board, you should keep in mind that the Sponsor and SVAQ’s directors and officers and their affiliates have interests in the Business Combination that may conflict with your interests as a shareholder. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Immediately following the Closing, assuming the redemption of 21,500,000 Public Shares, or 100% of the Public Shares subject to redemption (the “Maximum Redemptions Scenario”), and without giving effect to any dilutive instruments, such as the exercise of the PubCo SARs, it is expected that (i) the Public Shareholders’ voting power will be approximately 0.0% of the total issued and outstanding PubCo Common Stock at that time, (ii) the Sponsor will own approximately 1.70% of the voting power of the total issued and outstanding PubCo Common Stock at that time (assuming 2,165,950 Transaction Support Shares are transferred to prospective investors or for any other purposes related to the Business Combination as agreed by the parties, and no Sponsor Forfeited Shares are forfeited by the Sponsor), and (iii) EigenQ Stockholders’ voting power will be approximately 97.3% of the total issued and outstanding PubCo Common Stock at that time.

The Public Shareholders currently own approximately 73.3% of the issued and outstanding SVAQ Ordinary Shares prior to the Business Combination. Accordingly, Public Shareholders, as a group, will experience immediate dilution as a consequence of the Business Combination. As redemptions increase, the overall percentage ownership held by the Sponsor and EigenQ Stockholders will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders as a group. For more information on the percentage of the issued and outstanding shares of PubCo Common Stock immediately following the Closing that are expected to be held by securityholders, in various redemption scenarios, see “Questions and Answers About the Business Combination — What equity stake will current SVAQ Shareholders and EigenQ Stockholders hold in PubCo immediately after the Closing?”

Pursuant to the Business Combination Agreement, Public Shareholders who do not redeem their Public Shares will receive one share of PubCo Common Stock for each SVAQ Class A Share held by them immediately prior to the Effective Time. While SVAQ cannot be certain of the price such Public Shareholders paid for their Public Shares, assuming they purchased their Public Shares for $10.00 per share, which was the price of the SVAQ Public Units sold in SVAQ’s IPO, the effective purchase price paid per share of PubCo Common Stock issued to each Public Shareholder at Closing would be $10.00. In connection with SVAQ’s IPO, the Sponsor paid an aggregate of $25,000 for the Founder Shares, or approximately $0.003 per share. In connection with the Business Combination, assuming the Maximum Redemptions Scenario and that all Founder Shares are transferred for Transaction Financing or for other purposes related to the Business Combination and no Sponsor Forfeited Shares are forfeited by the Sponsor, an aggregate of 5,000,000 Founder Shares held by the Sponsor and its permitted transferees will be converted in the Domestication into an equal number of shares of PubCo Common Stock, valued at approximately $10.00 per share. Upon the Domestication, the Sponsor will also receive 425,000 shares of PubCo Common Stock for 425,000 SVAQ Class A Shares it acquired in the private placement (the “private placement”) consummated simultaneously with the IPO, and 212,500 PubCo Private Warrants in exchange for its 212,500 SVAQ Private Warrants it acquired in the private placement as part of the SVAQ Private Units pursuant to the SVAQ Warrant Agreement. The EigenQ Stockholders will receive for each of their shares of EigenQ Common Stock, shares of PubCo Common Stock in the Business Combination equal to the Exchange Ratio. As a result of the price the Sponsor paid for the Founder Shares, the Sponsor may realize a positive rate of return on its investment even if the market price per share of PubCo Common Stock is below $10.00 per share after Closing, in which case the Public Shareholders may experience a negative rate of return on their investment. See “Questions and Answers about the Business Combination — What is the effective purchase price attributed to the PubCo Common Stock to be received by Public Shareholders, the Sponsor, SVAQ officers and directors, and the EigenQ Stockholders at the Closing?”

Compensation to be Received by the Sponsor and SVAQ’s Officers and Directors in Connection with the Business Combination: Assuming the Maximum Redemptions Scenario, the Sponsor and its permitted transferees will hold (i) 5,000,000 shares of PubCo Common Stock upon the conversion of 5,000,000 Founder Shares, which were initially purchased prior to the IPO for approximately $0.003 per share (and assuming 2,165,950 Transaction Support Shares are transferred to prospective investors or for other purposes related to the Business Combination), (ii) 425,000 shares of PubCo Common Stock upon the exchange of 425,000 SVAQ Class A Shares, which were initially purchased as part of the SVAQ Private Units prior in the private placement for $10.00 per unit and (iii) 212,500 PubCo Private Warrants upon the exchange of 212,500 SVAQ Private Warrants, with each such PubCo Private Warrant exercisable for one share of PubCo Common Stock at an exercise price of $11.50 per share. The securities to be issued to the Sponsor, SVAQ’s officers and directors and their affiliates may result in a material dilution of the equity interests of non-redeeming Public Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination,” “Proposal No. 1 — The Business Combination Proposal — Compensation to be Received by the Sponsor and SVAQ’s Officers and Directors in Connection with the Business Combination” and “Information About SVAQ — Executive and Director Compensation.”

The Sponsor and SVAQ Insiders will also be reimbursed for loans, advances, and out-of-pocket expenses incurred by them related to identifying, negotiating, investigating and completing the Business Combination. No such loans, advances, or out-of-pocket expenses are outstanding as of the date of this proxy statement/prospectus. In addition, SVAQ has agreed to pay the Sponsor $25,000 per month for office space, utilities, secretarial and administrative support services provided to members of the SVAQ management team terminating at the end of the month in which the Business Combination is completed. Additionally, the SVAQ Insiders will be entitled to continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

None of the funds in the Trust Account (as defined below) will be used to compensate SVAQ’s officers or directors. Except for administrative services fees paid or to be paid to the Sponsor and a monthly fee of $8,333.33 paid to SVAQ’s vice president, David O’Neil, no compensation of any kind, including finder’s and consulting fees, has been paid or will be paid to SVAQ Insiders, or any of their respective affiliates, by SVAQ for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SVAQ’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsor and SVAQ Insiders may result in a material dilution of the equity interests of non-redeeming Public Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination,” “Proposal No. 1 — The Business Combination Proposal — Compensation to be Received by the Sponsor and SVAQ’s Officers and Directors in Connection with the Business Combination” and “Information About SVAQ — Executive and Director Compensation.”

Potential conflicts of interest in connection with the Business Combination:    There may be actual or potential material conflicts of interest between or among (i) the SVAQ Insiders, (ii) EigenQ officers and directors and (iii) the SVAQ Unaffiliated Shareholders. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the shares to be issued to the SVAQ Insiders and their affiliates, and EigenQ’s officers and directors, in connection with the Business Combination, and the reimbursement of loans and advances. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and SVAQ’s Directors and Officers in the Business Combination” and “Proposal No. 1 — The Business Combination Proposal — Interests of the EigenQ Officers and Directors in the Business Combination” for more information.

In order to finance transaction costs in connection with the Business Combination, the SVAQ Insiders may, but are not obligated to, loan SVAQ funds as may be required (“Working Capital Loans”). If SVAQ completes the Business Combination, SVAQ would repay any such Working Capital Loans out of its assets, including the proceeds of the Trust Account released to SVAQ, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working

Capital Loans may be convertible into SVAQ Private Units at a price of $10.00 per unit, at the Closing. If SVAQ liquidates without completing a business combination, any such Working Capital Loans would be repaid only out of funds held outside the Trust Account, if any. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2026, SVAQ had no borrowings under the Working Capital Loans.

If SVAQ does not complete the Business Combination with EigenQ or another initial business combination by December 24, 2027, which date is 24 months after the closing of its IPO, or by such earlier liquidation date as the SVAQ Board may approve (the “completion window”), SVAQ will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to its obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law. The SVAQ Insiders have no rights to liquidating distributions from the Trust Account with respect to any Founder Shares and any Public Shares held by them if SVAQ fails to complete an initial business combination within the completion window, although they will be entitled to liquidating distributions from assets outside the Trust Account.

SVAQ Public Units, SVAQ Class A Shares, and SVAQ Public Warrants are currently listed on Nasdaq under the symbol “SVAQU,” “SVAQ” and “SVAQW,” respectively. The SVAQ Public Units commenced trading on Nasdaq on December 23, 2025. Commencing on February 12, 2026, the holders of the SVAQ Public Units were permitted to elect to separately trade the SVAQ Class A Shares and the SVAQ Public Warrants included in the SVAQ Units. On June 16, 2026, the last trading day before announcement of the execution of the Business Combination Agreement, the closing price of the SVAQ Public Units, the SVAQ Class A Shares and the SVAQ Public Warrants were $10.32, $10.10, and $0.54, respectively. As of [    ], 2026, the Record Date, the closing price of the SVAQ Public Units, the SVAQ Class A Shares, and the SVAQ Public Warrants were $[    ], $[    ], and $[    ], respectively. Following the Closing no SVAQ Units will be listed on Nasdaq or otherwise be in existence.

SVAQ has applied for listing, to be effective at Closing, of the PubCo Common Stock and the PubCo Public Warrants on the Nasdaq Global Market under the symbols “EIGQ” and “EIGQW,” respectively, upon the closing of the Business Combination. It is a condition to the Closing of the Business Combination that the PubCo Common Stock be approved for listing on a Stock Exchange, such as Nasdaq, subject to official notice of issuance. There is no condition to Closing that the PubCo Public Warrants be approved for listing on Nasdaq, and there can be no assurance that the PubCo Public Warrants will be listed on Nasdaq or any other national securities exchange following the Closing. If the PubCo Public Warrants are not approved for listing on Nasdaq, the PubCo Public Warrants may trade on an over-the-counter market or not be traded at all, which could adversely affect the liquidity and value of such warrants. If the listing conditions related to the listing of the PubCo Common Stock are not met, the Business Combination may not be consummated unless such conditions are waived by EigenQ and SVAQ. The exchange listing condition may be waived by EigenQ and SVAQ. If EigenQ and SVAQ waive such condition, SVAQ intends to file a Current Report on Form 8-K within four business days of such event, however you should know that given such timing you may not be notified before the deadline for submitting redemption requests or the EGM. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the EGM, PubCo may not have received from Nasdaq either confirmation of the listing of the PubCo Common Stock or confirmation that approval will be obtained prior to the consummation of the Business Combination, and you will not be notified prior to the deadline for submitting redemption requests or the EGM if PubCo has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus and you may need to decide whether or not to exercise your redemption rights without knowing whether the PubCo Common Stock will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Business Combination could still be consummated if such condition is waived.

SVAQ is, and upon the Closing, PubCo will be, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. SVAQ has elected, and upon the Closing, PubCo will elect, to comply with certain reduced public company reporting requirements. Investing in the PubCo Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 26 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in the PubCo Common Stock.

Following the Closing, PubCo will be a “controlled company” under the corporate governance rules of The Nasdaq Stock Market LLC. Upon the closing of the Business Combination, Tikdema Trust 2025, a trust for which the trustee is the sister of Dr. Jesse Van Griensven Thé, EigenQ’s chairman, will hold approximately 95.6% of the voting power of PubCo’s voting securities for the election of directors (assuming maximum redemption). Accordingly, Tikdema will have the ability to control matters submitted to the stockholders of PubCo for approval.

Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must comply with Nasdaq’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Although PubCo will qualify as a “controlled company,” it does not currently expect to rely on these exemptions and intend to fully comply with all corporate governance requirements under the listing standards of Nasdaq. However, if PubCo were to utilize some or all of these exemptions, PubCo would not comply with certain of the corporate governance standards of the Nasdaq, which could adversely affect the protections for other stockholders. See “Risk Factors — Risks Related to Operating as a Public Company Following the Business Combination — Following the Business Combination, PubCo will become a “controlled company” within the meaning of the Nasdaq rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. As a result, you may not have the same protections afforded to shareholders of companies that are subject to such requirements” and “Risk Factors — Risks Related to Operating as a Public Company Following the Business Combination — PubCo will be controlled or substantially influenced by the a single stockholder, whose interests may conflict with other stockholders.”

The accompanying proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the EGM. SVAQ encourages you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26.

When you review the information included in the accompanying proxy statement/prospectus and consider the SVAQ Board’s recommendation to vote in favor of the proposals described therein, you should keep in mind that the Sponsor, SVAQ’s officers and directors and their affiliates have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, the SVAQ Insiders will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating SVAQ. See the sections entitled “Proposal No. 1 — The Business Combination — Interests of Sponsor and SVAQ’s Directors and Officers in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [    ], 2026, and is first being mailed to SVAQ Shareholders on or about [    ], 2026.

Silicon Valley Acquisition Corp.
505 Fifth Avenue, 15th Floor
New York, NY 10017
Tel: (212) 461-6363

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [    ], 2026

To the Shareholders of Silicon Valley Acquisition Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “EGM”) of Silicon Valley Acquisition Corp., a Cayman Islands exempted company (“SVAQ”), will be held virtually at [    ], Eastern Time, on [    ], 2026. The EGM will be a virtual meeting conducted via live webcast at [    ]. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of SVAQ (as may be amended from time to time, the “SVAQ Articles”), the physical location of the EGM will be at [    ]. You are cordially invited to attend the EGM, which will be held for the following purposes:

(1)     Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, and adopt the Business Combination Agreement, dated as of June 17, 2026 (as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of August 6, 2026 (“Amendment No. 1”), Amendment No. 2 to the Business Combination Agreement, dated as of September 17, 2026 (“Amendment No. 2”) and Amendment No. 3 to the Business Combination Agreement, dated as of September 26, 2026 (“Amendment No. 3”), and as it may be further amended, restated, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among SVAQ, SVAQ Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of SVAQ (“Merger Sub”), and EigenQ, Inc., a Delaware corporation (“EigenQ”), and the transactions contemplated by the Business Combination Agreement, pursuant to which the following will occur: (1) the domestication of SVAQ as a Delaware corporation, in which SVAQ will de-register from the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the SVAQ Articles, Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”) (the “Domestication”); (2) the merger of Merger Sub with and into EigenQ, with EigenQ surviving the merger as a wholly-owned subsidiary of SVAQ (the “Merger”), in accordance with the Business Combination Agreement and DGCL; and (3) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Domestication and the Merger, the “Business Combination”), all as described in more detail in the accompanying proxy statement/prospectus. In connection with the consummation of the Business Combination (the “Closing” and the date of the Closing, the “Closing Date”), SVAQ will be renamed “EigenQ Holdings, Inc.” (“PubCo”). References herein to PubCo denote SVAQ following the Business Combination. We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the entry of SVAQ into the Business Combination Agreement, dated June 17, 2026 (as it may be amended, restated, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among SVAQ, Merger Sub, and EigenQ (in the form attached to the proxy statement/prospectus as Annex A), the consummation of the transactions contemplated by the Business Combination Agreement and the performance by SVAQ of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.”

(2)   Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve, by special resolution, the deregistration of SVAQ from the Registrar of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the SVAQ Articles, Section 388 of the DGCL, and Part XII of the Cayman Islands Companies Act (As Revised). The Domestication is intended to be effected on the date that is one business day prior to the Effective Time, including the filing with the Secretary of State of the State of Delaware of a certificate of domestication with respect to the Domestication, together with the proposed new certificate of incorporation of PubCo (the “PubCo Charter”). Upon the effectiveness of the Domestication, SVAQ will become a Delaware corporation and will change its corporate name to “EigenQ Holdings, Inc.” and all outstanding securities of SVAQ will convert into securities of PubCo, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal.”

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that SVAQ be de-registered in the Cayman Islands pursuant to article 50 of the SVAQ Articles and Part XII of the Cayman Islands Companies Act (As Revised) and transferred by way of continuation to Delaware as a corporation under the laws of the State of Delaware, and the registered office of SVAQ make all applicable filings with the Registrar of Companies in the Cayman Islands.”

(3)    Proposal No. 3 — The Organizational Documents Proposal — To consider and vote upon a proposal to approve, by special resolution, the PubCo Charter and the proposed new bylaws (the “PubCo Bylaws” and, together with the PubCo Charter, the “PubCo Organizational Documents”) of PubCo in connection with the Business Combination. We refer to this proposal as the “Organizational Documents Proposal.” The form of each of the PubCo Charter and the PubCo Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution, that the SVAQ Articles be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new PubCo Charter and the PubCo Bylaws (in the form attached to the proxy statement/prospectus as Annex B and Annex C, respectively) including, without limitation, the authorization of the change in authorized share capital as indicated therein, in each case effective upon the effectiveness of the Domestication.”

(4)    Proposal No. 4 — The Advisory Organizational Documents Proposals — To consider and vote upon the following six separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve an ordinary resolution on a non-binding and advisory basis only the following material differences between the SVAQ Articles and the PubCo Organizational Documents:

•        Proposal No. 4A — Authorized Shares:    A proposal to amend the SVAQ Articles to authorize the change in the authorized capital stock of SVAQ from 200,000,000 SVAQ Class A Shares, 20,000,000 SVAQ Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to [    ] shares of PubCo Common Stock, par value $0.0001 per share, and [    ] shares of designated preferred stock, par value $0.0001 per share.

•        Proposal No. 4B — Exclusive Forum Provision:    A proposal to amend the SVAQ Articles to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•        Proposal No. 4C — Adoption of Supermajority Vote Requirement to Amend the proposed PubCo Organizational Documents:    A proposal to amend the SVAQ Articles to approve provisions providing that any amendment to the PubCo Charter will generally require approval by holders of at least two-thirds (2/3) of the voting power of all of PubCo’s then outstanding shares of the capital stock (except where a lower threshold is provided by the DGCL).

•        Proposal No. 4D — Removal of Directors:    A proposal to amend the SVAQ Articles to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds (2/3) of the voting power of all of PubCo’s then outstanding shares of the capital stock entitled to vote at an election of directors, subject to the rights, if any, of any series of preferred stock.

•        Proposal No. 4E — Action by Written Consent of Stockholders:    A proposal to amend the SVAQ Articles to approve that stockholders will be permitted to take action by written consent in lieu of a meeting.

•        Proposal No. 4F — Other Changes in Connection with Adoption of the proposed PubCo Organizational Documents:    A proposal to amend the SVAQ Articles to authorize (1) changing the corporate name from “Silicon Valley Acquisition Corp.” to “EigenQ Holdings, Inc.,” (2) making PubCo’s corporate existence perpetual, and (3) removing certain provisions related to SVAQ’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as six separate ordinary resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Governing Documents be and are hereby approved and adopted:

•        Proposal No. 4A — Authorized Shares:    to amend the SVAQ Articles to authorize the change in the authorized capital stock of SVAQ from 200,000,000 SVAQ Class A Shares, 20,000,000 SVAQ Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to [    ] shares of PubCo Common Stock, par value $0.0001 per share, and [    ] shares of designated preferred stock, par value $0.0001 per share.

•        Proposal No. 4B — Exclusive Forum Provision:    to amend the SVAQ Articles to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•        Proposal No. 4C — Adoption of Supermajority Vote Requirement to Amend the proposed PubCo Organizational Documents:    to amend the SVAQ Articles to approve provisions providing that any amendment to the PubCo Charter will generally require approval by holders of at least two-thirds (2/3) of the voting power of all of PubCo’s then outstanding shares of the capital stock (except where a lower threshold is provided by the DGCL).

•        Proposal No. 4D — Removal of Directors:    to amend the SVAQ Articles to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds (2/3) of the voting power of all of PubCo’s then outstanding shares of the capital stock entitled to vote at an election of directors, subject to the rights, if any, of any series of preferred stock.

•        Proposal No. 4E — Action by Written Consent of Stockholders:    to amend the SVAQ Articles to approve that stockholders will be permitted to take action by written consent in lieu of a meeting.

•        Proposal No. 4F — Other Changes in Connection with Adoption of the proposed PubCo Organizational Documents:    to amend the SVAQ Articles to authorize (1) changing the corporate name from “Silicon Valley Acquisition Corp.” to “EigenQ Holdings, Inc.,” (2) making PubCo’s corporate existence perpetual, and (3) removing certain provisions related to SVAQ’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

(5)    Proposal No. 5 — The Director Election Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the election of nine (9) directors to serve on the PubCo board of directors (the “PubCo Board”) until their respective successors are duly elected and qualified. We refer to this proposal as the “— Director Election Proposal.”

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the PubCo board of directors effective upon the Closing until their respective successors are duly elected and qualified, effective upon the consummation of the Business Combination.”

Name of Director
1.	Dr. Jesse Van Griensven Thé
2.	Dr. José R. Rosas-Bustos
3.	Natan Aronshtam
4.	Eduardo Guimarães
5.	Michael Johnson
6.	Ademir Karisik
7.	Chun-Tsung Lee
8.	Mark Pecen
9.	Cristiane Thé

(6)    Proposal No. 6 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the EigenQ Holdings, Inc. 2026 Equity Incentive Plan (the “PubCo Incentive Plan” or the “2026 Plan”). We refer to this proposal as the “Incentive Plan Proposal.”

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the EigenQ Holdings, Inc. 2026 Equity Incentive Plan, in the form attached to the proxy statement/prospectus as Annex D, be adopted and approved.”

(7)    Proposal No. 7 — The Nasdaq Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, for the purposes of complying with the applicable provisions of Rule 5635 of The Nasdaq Stock Market, the issuance of (i) the Transaction Share Consideration, (ii) the shares issuable pursuant to the PubCo Incentive Plan, (iii) the shares issuable upon the exercise of the PubCo SARs and (iv) the shares issuable pursuant to the Secured Financing. We refer to this proposal as the “Nasdaq Proposal.”

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of up to shares of PubCo Common Stock for (i) the Transaction Share Consideration, (ii) the shares issuable pursuant to the PubCo Incentive Plan, (iii) the shares issuable upon the exercise of the PubCo SARs and (iv) the shares issuable pursuant to the Secured Financing, be approved.”

(8)    Proposal No. 8 — The Insider Letter Amendment Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, Amendment No. 1 to the Insider Letter (the “Insider Letter Amendment No. 1”) to the Insider Letter, which provides that any Transaction Support Shares held by the Secured Investor shall not be subject to the lock-up restrictions, and that the Sponsor may, at its discretion, release any additional Transaction Support Shares transferred to other investors or third parties, from the lock-up restrictions upon the consummation of the Business Combination, subject to restrictions under federal securities laws (the “Insider Letter Amendment Proposal”).

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the Insider Letter Amendment No. 1, be approved.”

(9)    Proposal No. 9 — The Adjournment Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the EGM to a later date or dates, if the SVAQ Board deems it necessary or desirable (the “Adjournment Proposal”).

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the EGM be adjourned to a later date or dates, if the SVAQ Board deems it necessary or desirable, be approved.”

Approval of each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Insider Letter Amendment Proposal is a condition to consummating the Business Combination. We refer to such proposals, collectively, as the “Condition Precedent Proposals.”

Only holders (the “SVAQ Shareholders”) of record of SVAQ Class A Shares and SVAQ Class B Shares (together, the “SVAQ Ordinary Shares”) at the close of business on [    ], 2026 (the “Record Date”) are entitled to notice of and to vote at and to have their votes counted at the EGM and any adjournment of the EGM.

This proxy statement/prospectus and accompanying proxy card is being provided to SVAQ Shareholders in connection with the solicitation of proxies to be voted at the EGM and at any adjournment of the EGM. Whether or not you plan to attend the EGM, all SVAQ Shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

The SVAQ Board obtained a fairness opinion (“Fairness Opinion”) from Newbridge Securities Corporation (“Newbridge”), dated June 16, 2026, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the Transaction Share Consideration paid by SVAQ in the Business Combination was fair, from a financial point of view, to SVAQ and the SVAQ Unaffiliated Shareholders (defined as SVAQ shareholders other than SVAQ Insiders, any of their affiliates, and any Public Shareholders electing to redeem their Public Shares prior to or in connection with the Business Combination). SVAQ obtained the Fairness Opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — The Fairness Opinion” for additional information.

After careful consideration, the SVAQ Board has unanimously determined that the Business Combination is fair, advisable, and in the best interests of SVAQ and its shareholders, approved the Business Combination, and recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Domestication and Merger, and “FOR” all other proposals presented to SVAQ’s shareholders in this proxy statement/prospectus. The Business Combination was not structured to require the approval of at least a majority of the SVAQ Unaffiliated Shareholders because such a vote is not required under Cayman Islands law. When you consider the recommendation of the proposals herein by the SVAQ Board, you should keep in mind that the Sponsor and SVAQ’s directors and officers and their affiliates have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Interests of the Sponsor and SVAQ’s Directors and Officers” for a further discussion of these considerations.

Pursuant to the SVAQ Articles, a holder of SVAQ Class A Shares initially issued in SVAQ’s initial public offering (“IPO”) (the “Public Shares,” and such holder, a “Public Shareholder”), other than the SVAQ Insiders, may request that SVAQ redeem all or a portion of his, her, or its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     hold Public Shares, or if you hold Public Shares through SVAQ units sold in the IPO (the “SVAQ Public Units”), and you elect to separate your SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants prior to exercising your redemption rights;

(ii)    submit a written request to Equiniti Trust Company (“Equiniti”), SVAQ’s transfer agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SVAQ redeem all or a portion of your Public Shares for cash; and

(iii)   tender or deliver your Public Shares (and share certificates (if any) and other redemption forms) to Equiniti, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m. Eastern Time, on [    ], 2026 (two business days before the scheduled date of the EGM) in order for their Public Shares to be redeemed.

Holders of SVAQ Public Units must elect to separate their SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants prior to exercising their redemption rights with respect to the Public Shares. If holders of SVAQ Public Units hold their SVAQ Public Units in an account at a brokerage firm or bank, such holders must notify their broker or bank that they elect to separate their SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants, or if a holder holds SVAQ Units registered in its own name, the holder must contact Equiniti, SVAQ’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to SVAQ in order to validly exercise its redemption rights.

Holders of SVAQ Public Units do not need to separate their SVAQ Units into the underlying Public Shares and SVAQ Public Warrants prior to voting such underlying Public Shares at the EGM if they do not wish to exercise redemption rights.

Holders of Public Shares (other than the SVAQ Insiders) may elect to redeem all or a portion of their Public Shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a Public Shareholder (other than the SVAQ Insiders) properly exercises its right to redeem all or a portion of the Public Shares that it holds, including timely delivering such shares to Equiniti, SVAQ will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the funds held in the trust account established at the consummation of SVAQ’s IPO (the “Trust Account”) (including interest earned on the funds held in the Trust Account not previously released to SVAQ to pay its taxes, net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination (the “Redemption Price”). For illustrative purposes, as of the Record Date, this would have amounted to approximately $[    ] per issued and outstanding Public Share. Prior to exercising redemption rights, Public Shareholders should verify the market price of the SVAQ Class A Shares, as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. SVAQ cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in the SVAQ Class A Shares when Public Shareholders wish to sell their shares. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange his, her or its Public Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming his, her or its Public Shares with respect to more than an aggregate of 20% of the Public Shares without SVAQ’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the SVAQ Class A Shares, then any such shares in excess of that 20% limit would not be redeemed for cash without SVAQ’s prior consent.

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation: (i) no adverse law or order having been entered into that would make the Business Combination Agreement, or the Business Combination, illegal or otherwise prevent or prohibit consummation of the Business Combination; (ii) this registration statement having been declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act”) and remaining effective as of the Closing; (iii) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by the requisite vote of the holders of SVAQ Ordinary Shares (such holders, the “SVAQ Shareholders” and such vote, the “SVAQ Shareholder Approval”) and EigenQ Stockholders (the “EigenQ Stockholder Approval”); (iv) the PubCo Common Stock having been approved for listing on a national securities exchange (“Stock Exchange”), including Nasdaq Global Market (“Nasdaq”), subject to official notice of issuance; and (v) expiration of the waiting period (and any extensions thereof) under any Antitrust Laws (as defined in the Business Combination Agreement). For more information regarding these and additional conditions to the Closing, see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Only holders of record of SVAQ Ordinary Shares at the close of business on the Record Date are entitled to notice of and to have their votes counted at the EGM and any adjournment of the EGM.

Pursuant to the SVAQ Articles and Cayman Islands law, the approval of each of the Business Combination Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

Pursuant to the SVAQ Articles and Cayman Islands law, the approval of the Domestication Proposal and the Organizational Documents Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

Pursuant to the SVAQ Articles and Cayman Islands law, the approval of each of the Advisory Organizational Documents Proposals requires an ordinary resolution on a non-binding and advisory basis only, being the affirmative vote of holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

In connection with SVAQ’s IPO, the Sponsor and SVAQ’s officers, directors, and advisor entered into a letter agreement with SVAQ (as amended on September 17, 2026, the “Insider Letter”), pursuant to which they agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of an initial business combination. Such redemption rights waiver was provided at the time of the IPO without any separate consideration paid. Additionally, pursuant to the Sponsor Support Agreement, the Sponsor and each of SVAQ’s independent directors and advisor who hold Founder Shares agreed not to redeem any SVAQ Ordinary Shares held by them in connection with the Business Combination. Such redemption rights waiver was provided without any separate consideration paid in connection with providing such waiver. As of the Record Date, the Sponsor owns 7,090,950 SVAQ Ordinary Shares, or approximately 24.2% of the issued and outstanding SVAQ Ordinary Shares, up to 500,000 of which shall be transferred to the Secured Investor at the Additional Closing and 1,165,950 of which are subject to transfer, as further described in the accompanying proxy statement/prospectus.

On September 17, 2026, SVAQ, the Sponsor, and the directors and officers of SVAQ entered into Amendment No. 1 (the “Insider Letter Amendment No. 1”) to the Insider Letter, which provides that any Transaction Support Shares held by the Secured Investor shall not be subject to the lock-up restrictions, and that the Sponsor may, at its discretion, release any additional Transaction Support Shares transferred to other investors or third parties, from the lock-up restrictions upon the consummation of the Business Combination, subject to restrictions under federal securities laws.

Your vote is very important. Whether or not you plan to attend the EGM, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the EGM. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the EGM. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the EGM, and if the other conditions to Closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the EGM. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the EGM in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the EGM and will not be voted. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any proposal in the accompanying proxy statement/prospectus. An abstention will be counted towards the quorum requirement; broker non-votes cast on a “routine” matter will be counted as present for purposes of establishing a quorum, while broker non-votes cast on a “non-routine” matter will not be counted toward the quorum requirement. We do not expect any of the matters being presented at the EGM to constitute “routine” matters. Abstentions and broker non-votes will not count as a vote cast at the EGM and otherwise will have no effect on a particular proposal because each proposal requires the affirmative vote of a particular number of votes cast and an abstention and a broker non-vote is not a vote cast. If you are a shareholder of record and you attend the EGM and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your SVAQ Ordinary Shares, please contact [    ], our proxy solicitor, by email at [    ]. Individuals may also call [    ] toll free at [    ]; banks and brokers can call [    ]. This notice of EGM and the proxy statement/prospectus are available at [    ].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

Dan Nash Chairman and Chief Executive Officer [ ], 2026

Important Notice Regarding the Availability of Proxy Materials for the EGM to be held on [    ], 2026: This notice of EGM and the related proxy statement will be available at https://[    ].

IF YOU RETURN YOUR PROXY CARD SIGNED AND WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR PROXY CARD WILL APPOINT DAN NASH AS YOUR PROXY TO VOTE YOUR SHARES IN DAN NASH’s DISCRETION. DAN NASH WILL VOTE ANY UNDIRECTED PROXIES IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) SUBMIT A WRITTEN REQUEST TO EQUINITI AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EGM, WHICH REQUEST MUST INCLUDE THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE PUBLIC SHARES FOR WHICH REDEMPTION IS REQUESTED, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (2) TENDER OR DELIVER YOUR PUBLIC SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) TO EQUINITI, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

The accompanying proxy statement/prospectus is dated [    ], 2026 and is first being mailed to shareholders on or about [    ], 2026.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by SVAQ and EigenQ, constitutes a prospectus of SVAQ under Section 5 of the Securities Act, with respect to the shares of PubCo Common Stock to be issued under the Business Combination Agreement if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement of SVAQ under Section 14(a) of the Exchange Act with respect to the EGM of SVAQ at which SVAQ Shareholders will be asked to consider and vote upon proposals to approve the Business Combination by the adoption of the Business Combination Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to SVAQ Shareholders nor the issuance by PubCo of PubCo Common Stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding SVAQ has been provided by SVAQ and information contained in this proxy statement/prospectus regarding EigenQ has been provided by EigenQ, each of which is responsible for the disclosure contained in this proxy statement/prospectus. In this proxy statement/prospectus, SVAQ and EigenQ rely on, refer to and from time to time note industry data, information and statistics regarding the industry and markets in which EigenQ competes from publicly available information, industry and general publications and research and studies conducted by third parties that SVAQ and EigenQ believe to be reliable, and each of SVAQ and EigenQ has taken such care as it considers reasonable in the extraction, reproduction and use of this information from such data from third-party sources.

Neither SVAQ nor EigenQ, however, can guarantee that such information is accurate and complete, and this information has not been independently verified by either SVAQ or EigenQ. Additionally, the content of these third-party sources, except to the extent specifically set forth in this proxy statement/prospectus, does not constitute a portion of this proxy statement/prospectus and is not incorporated herein.

The industry in which EigenQ operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to EigenQ” and elsewhere in this proxy statement/prospectus, which could cause these estimates and information to materially differ from those expressed in this proxy statement/prospectus.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

This proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus or other information concerning SVAQ, without charge, by written request directed to:

Silicon Valley Acquisition Corp.
425 Page Mill Rd., Suite 200, 2nd Floor
Palo Alto, CA 94306
Tel: (650) 206-8315

or:

[    ]

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of SVAQ to be held on [    ], 2026, you must request the information no later than five business days prior to the date of the extraordinary general meeting.

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “SVAQ” refer to Silicon Valley Acquisition Corp. and the terms “PubCo,” “combined company” and “post-combination company” refer to EigenQ Holdings, Inc. (f/k/a Silicon Valley Acquisition Corp.) and its subsidiaries following the consummation of the Business Combination.

In this document:

“Adjournment Proposal” means the proposal to approve, by ordinary resolution, the adjournment of the EGM to a later date or dates, if necessary or desirable.

“Administrative Services Agreement” means the Administrative Services Agreement, dated December 22, 2025, by and between SVAQ and the Sponsor.

“Advisory Organizational Documents Proposals” means the six proposals to be considered at the EGM to approve an ordinary resolution on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the SVAQ Articles and the PubCo Organizational Documents.

“Alternative Proposal” means any inquiry, proposal or offer for, or an indication of interest in entering into, an Alternative Transaction, communicated to EigenQ or any of its representatives.

“Alternative Transaction” means any of the following transactions (in a single transaction or series of transactions) involving EigenQ, on the one hand, or SVAQ, on the other hand, as applicable and in each case other than the Business Combination: (A) any direct or indirect merger, consolidation, share exchange, business combination, reconsolidation, recapitalization, reorganization, liquidation, dissolution, or other similar transaction, or (B) any direct or indirect sale, lease, license, exchange, transfer, option or other disposition of (x) all or a material portion of the assets or properties of EigenQ or the Business, on the one hand, or SVAQ, on the other hand, as applicable, or (y) any class or series of the capital stock or other equity interests or debt securities or profit interests of EigenQ, on the one hand, or SVAQ, on the other hand.

“Amended Registration Rights and Lock-Up Agreement” means the amended and restated Registration Rights and Lock-Up Agreement, which will be entered into by and among PubCo, the SVAQ Initial Shareholders, Clear Street, and certain EigenQ Stockholders in connection with the Closing.

“Amendment No. 1” means Amendment No. 1 to the Business Combination Agreement, dated as of August 6, 2026, by and among SVAQ, Merger Sub, and EigenQ.

“Amendment No. 2” means Amendment No. 2 to the Business Combination Agreement, dated as of September 17, 2026, by and among SVAQ, Merger Sub, and EigenQ.

“Amendment No. 3” means Amendment No. 3 to the Business Combination Agreement, dated as of September 26, 2026, by and among SVAQ, Merger Sub, and EigenQ.

“BCA Signing Date” means June 17, 2026.

“Business Combination” means, collectively, the Merger, the Domestication and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 17, 2026 (as amended by that certain Amendment No. 1, Amendment No. 2 and Amendment No. 3, and as it may be further amended, restated, supplemented or otherwise modified from time to time) by and among SVAQ, Merger Sub, and EigenQ.

“Business Combination Proposal” means the proposal to be considered at the EGM to approve and adopt the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement.

“Cayman Companies Act” means the Companies Act (as revised) of the Cayman Islands.

“Class B Share Conversion” means the conversion of each SVAQ Class B Share, on a one-for-one basis, into one SVAQ Class A Share.

“Clear Street” means Clear Street LLC, the representative of underwriters in the IPO.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Cohen” means Cohen & Company Securities, LLC.

“Company Pre-Closing Financing” means equity or debt financing of the Company which is funded during the Interim Period.

“completion window” means the time in which SVAQ has to complete its initial business combination pursuant to the terms of the SVAQ Articles, which is until the date that is 24 months from the closing of SVAQ’s IPO, or December 24, 2027.

“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal, and the Insider Letter Amendment Proposal, the approval of each of which is a condition to consummating the Business Combination.

“DGCL” means the Delaware General Corporation Law.

“Director Election Proposal” means the proposal to be considered at the EGM to approve, by ordinary resolution, the election of nine (9) directors to serve on the PubCo Board, effective upon the Closing.

“Domestication” means the domestication of SVAQ as a Delaware corporation, in which SVAQ will de-register from the Registrar of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the SVAQ Articles, Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (As Revised).

“Domestication Proposal” means the proposal to be considered at the EGM to approve, by special resolution of the holders of the Class B Shares, the Domestication.

“DTC” means The Depository Trust Company.

“Effective Time” means the effective time of the Merger.

“EGM” means the extraordinary general meeting of SVAQ’s shareholders, to be held virtually at [    ], Eastern Time, on [    ], 2026. The EGM will be a virtual meeting conducted via live webcast at [    ]. For the purposes of Cayman Islands law and the SVAQ Articles, the physical location of the EGM will be at [    ].

“EGS” means Ellenoff Grossman & Schole LLP, U.S. counsel to EigenQ.

“EigenQ” means EigenQ, Inc., a Delaware corporation.

“EigenQ Board” means the board of directors of EigenQ.

“EigenQ Common Stock” means the shares of common stock of EigenQ.

“EigenQ Disclosure Schedules” means the disclosure schedules of EigenQ to the Business Combination Agreement.

“EigenQ SAR” means the stock appreciation rights of EigenQ.

“EigenQ Stockholder Approval” means the requisite vote by EigenQ Stockholders to approve and adopt the Business Combination Agreement and transactions contemplated thereby.

“EigenQ Stockholders” means the holders of EigenQ Common Stock.

“EigenQ Support Agreement” means the certain EigenQ Support Agreement, dated as of June 17, 2026, by and among SVAQ, EigenQ and the EigenQ Supporting Stockholder.

“EigenQ Supporting Stockholder” means Tikdema Trust 2025, a stockholder of EigenQ who is party to the EigenQ Support Agreement.

“EigenQ Written Consent” means the written consent of a sufficient number of shares of EigenQ Common Stock required to approve the Business Combination Agreement, each ancillary agreement to which EigenQ is a party and the Business Combination.

“Equiniti” means Equiniti Trust Company, LLC, SVAQ’s transfer agent.

“Equity Value” means the sum of $2,930,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the number of shares of PubCo Common Stock issuable in exchange for each share of issuable or issued and outstanding EigenQ capital stock upon the Merger, and is equal to the quotient obtained by dividing (x) the Transaction Share Consideration by (y) the Fully-Diluted EigenQ Shares. As of March 31, 2026, the Exchange Ratio is approximately 0.9195.

“Existing EigenQ Organizational Documents” means EigenQ’s certificate of incorporation and bylaws as currently in effect or in effect from time to time.

“Founder Shares” means the SVAQ Class B Shares held by the Sponsor.

“Framework Agreement” means the Investment Framework Agreement dated as of July 16, 2026, entered into by EigenQ and the SPV in connection with Participating SPV Investors’ subscriptions for indirect interests in SPV Securities.

“Fully-Diluted EigenQ Shares” means the sum, without duplication of (a) the aggregate number of shares of EigenQ Common Stock and any other shares of capital stock of EigenQ that are issued and outstanding as of immediately prior to the Effective Time calculated on a fully-diluted basis, plus (b) the aggregate number of shares of EigenQ Common Stock that are issuable upon the exercise of the EigenQ SARs that are outstanding immediately prior to the Effective Time, treating such outstanding EigenQ SARs as having been exercised in full (calculated using the treasury stock method of accounting), plus (c) the aggregate number of shares of EigenQ Common Stock that are issuable upon, or subject to, the full exercise, exchange or conversion of EigenQ Warrants that are outstanding immediately prior to the Effective Time, treating such outstanding EigenQ Warrants as having been exercised in full (calculated using the treasury stock method of accounting).

“GAAP” means the accounting principles generally accepted in the United States of America.

“GT” means Greenberg Traurig, LLP, and Greenberg Traurig, P.A., collectively, as counsel to SVAQ.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan Proposal” means the proposal to be considered at the EGM to approve, by ordinary resolution, the PubCo Incentive Plan.

“Insider Letter Amendment Proposal” means the proposal to be considered at the EGM to approve, by ordinary resolution, the Insider Letter Amendment No. 1.

“Interim Period” means the period from the date of the signing of the Business Combination Agreement until the Closing Date.

“Investor Warrants” mean the warrants issued to the investor in the Secured Financing transaction and issuable to SPV investors.

“Merger” means the merger of Merger Sub with and into EigenQ and EigenQ surviving the merger as a wholly-owned subsidiary of SVAQ.

“Merger Sub” means SVAQ Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of SVAQ.

“Nasdaq” means the Nasdaq Global Market.

“Nasdaq Proposal” means the proposal to be considered at the EGM to approve, by ordinary resolution, the issuance of Transaction Share Consideration, the reservation of additional shares of PubCo Common Stock pursuant to the 2026 Plan, the reservation of additional shares issuable upon the exercise of the PubCo SARs, and the reservation of additional shares issuable pursuant to the Secured Financing.

“NewBridge” means Newbridge Securities Corporation, fairness opinion provider to SVAQ.

“Organizational Documents Proposal” means the proposal to be considered at the EGM to approve, by special resolution, the PubCo Organizational Documents.

v

“Outside Date” means June 30, 2027, subject to automatic monthly extensions with written consent of SVAQ and EigenQ.

“Participating SPV Investors” means accredited investors that have subscribed to participate in the purchase by the SPV of SPV Securities to be issued in accordance with the Framework Agreement.

“PubCo” means SVAQ after the consummation of the Domestication, which will be named “EigenQ Holdings, Inc.”

“PubCo Board” means the board of directors of PubCo.

“PubCo Bylaws” means the proposed new bylaws of PubCo, to take effect upon the Domestication.

“PubCo Charter” means the proposed new certificate of incorporation of PubCo, to take effect upon the Domestication.

“PubCo Common Stock” means the shares of common stock of PubCo, par value $0.0001 per share.

“PubCo Incentive Plan” means the EigenQ Holdings, Inc. 2026 Equity Incentive Plan.

“PubCo SAR” means stock appreciation rights of PubCo exercisable for a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of EigenQ Common Stock issuable upon the exercise of such EigenQ SARs multiplied by (y) the Exchange Ratio.

“PubCo Organizational Documents” means, collectively, the PubCo Charter and PubCo Bylaws.

“PubCo Private Warrants” means the warrants issued in exchange for the SVAQ Private Warrants at the Closing, with each warrant exercisable for one share of PubCo Common Stock at an exercise price of $11.50.

“PubCo Public Warrants” means the warrants issued in exchange for the SVAQ Public Warrants at the Closing, with each warrant exercisable for one share of PubCo Common Stock at an exercise price of $11.50.

“PubCo Warrants” means the PubCo Private Warrants and the PubCo Public Warrants.

“Public Shareholder” means a holder of Public Shares.

“Public Shares” means the SVAQ Class A Shares initially issued in SVAQ’s IPO (whether they are purchased in the initial public offering or thereafter in the open market).

“Record Date” means [    ], 2026.

“SEC” means the Securities and Exchange Commission.

“Section 404” means Section 404 of the Sarbanes-Oxley Act.

“Secured Financing” means the financing arrangement with an institutional investor for an aggregate principal investment amount of $44,500,000.

“Secured Investor” means the institutional investor with which SVAQ and EigenQ entered into a securities purchase agreement on September 17, 2026.

“Securities Act” means the Securities Act of 1933, as amended.

“SPAC” means a special purpose acquisition company.

“Sponsor” means Silicon Valley Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of June 17, 2026 by and among SVAQ, the Sponsor and EigenQ, as amended by that certain amendment No.1 to the Sponsor Support Agreement, dated as of August 6, 2026.

“SPV” means CGF2021 LLC, a Delaware limited liability company established for purposes of effectuating subscriptions for indirect interests in SPV Securities from participating accredited investors.

“SPV Securities” means, collectively, the EigenQ convertible debt and other securities issuable by the EigenQ to the SPV for the benefit of Participating SPV Investors in accordance with the terms of the Framework Agreement, together with the EigenQ Common Stock or, upon consummation, if any, of the proposed Business Combination, shares of PubCo Common Stock issuable upon conversion or exercise of such securities, as applicable.

“Surviving Corporation” means EigenQ after the Merger.

“SVAQ” means Silicon Valley Acquisition Corp. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and after the Domestication will be a corporation incorporated under the laws of the State of Delaware).

“SVAQ Articles” means SVAQ’s amended and restated memorandum and articles of association.

“SVAQ Board” means the board of directors of SVAQ.

“SVAQ Class A Shares” means the Class A ordinary shares of SVAQ, par value $0.0001 per share.

“SVAQ Class B Shares” means the Class B ordinary shares of SVAQ, par value of $0.0001 per share.

“SVAQ Insiders” or “Initial Shareholders” means the Sponsor and directors and officers of SVAQ.

“SVAQ Ordinary Shares” means, collectively, the SVAQ Class A Shares and SVAQ Class B Shares.

“SVAQ Private Placement Warrants Purchase Agreements” means, the (a) Private Placement Warrants Purchase Agreement, dated as of December 22, 2025, by and between SVAQ and the Sponsor, and (b) Private Placement Warrants Purchase Agreement, dated as of December 22, 2025, by and between SVAQ and Clear Street.

“SVAQ Private Warrants” means the 655,000 SVAQ Warrants that were issued by SVAQ to the Sponsor and Clear Street pursuant to the SVAQ Private Placement Warrants Purchase Agreements.

“SVAQ Public Warrants” means the 10,750,000 SVAQ Warrants that were issued by SVAQ in connection with its IPO.

“SVAQ Shareholders” means the holders of SVAQ Ordinary Shares.

“SVAQ Shareholder Approval” means the requisite vote by SVAQ Shareholders to approve and adopt the Business Combination Agreement and transactions contemplated thereby.

“SVAQ Unaffiliated Shareholders” means SVAQ Shareholders other than (A) SVAQ Insiders and (B) Public Shareholders who elect to redeem their Public Shares prior to or in connection with the Business Combination.

“SVAQ Warrant Agreement” means that certain Warrant Agreement, dated as of December 22, 2025, by and between SVAQ and Equiniti, as warrant agent.

“SVAQ Warrants” means warrants to purchase SVAQ Class A Shares as contemplated under the SVAQ Warrant Agreement, with each warrant exercisable for one SVAQ Class A Share at an exercise price of $11.50.

“Transaction Financing” means a capital raising transaction in connection with the Business Combination structured as one or a combination of common equity, preferred equity, convertible equity or debt or non-redemption with respect to the Trust Account, in each case, whether such investment is into SVAQ or EigenQ; provided, however, that a Company Pre-Closing Financing shall not be considered a Transaction Financing.

“Transaction Share Consideration” means consideration to be issued to EigenQ Security Holders in connection with the Merger, to be determined by dividing (a) the Equity Value by (b) $10.00.

“Trust Account” means the trust account established in connection with SVAQ’s initial public offering.

“Underwriting Agreement” means the Underwriting Agreement, dated December 22, 2025, by and between SVAQ and Clear Street.

“VAR” means value-added resellers.

“Working Capital Loans” means any loans provided by the Sponsor and SVAQ’s officers and directors to finance transaction costs in connection with the Business Combination.

SHARE CALCULATIONS AND OWNERSHIP PERCENTAGES

Unless otherwise specified (including in the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to holders of securities of the Combined Company as of immediately following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.      That no Public Shareholders exercise redemption rights with respect to Public Shares prior to (in the event that, in connection with a meeting of SVAQ Shareholders convened prior to the Closing Date, if any, Public Shareholders are provided an opportunity to redeem Public Shares in accordance with the terms of the SVAQ Articles) or in connection with the Closing of the Business Combination. Please see the section entitled “The Extraordinary General Meeting — Redemption Rights.”

2.      That there are no securities issued by SVAQ prior to or at the Closing of the Business Combination except the Transaction Share Consideration at the Closing pursuant to the terms of the Business Combination Agreement, and that no outstanding SVAQ Public Warrants, SVAQ Private Warrants, EigenQ Warrants or EigenQ SARs are exercised prior to or in connection with the Closing, and no SVAQ Private Units are issued or converted from any Working Capital Loans prior to or at the Closing.

3.      That, in accordance with the terms and conditions set forth in the Sponsor Support Agreement, none of the 2,165,950 Transaction Support Shares, are forfeited.

4.      That, other than the securities issued pursuant to the Secured Financing, no Transaction Financing or Company Pre-Closing Financing is entered into which would result in the issuance of additional shares of PubCo Common Stock or EigenQ Common Stock.

5.      That the number and terms of the outstanding EigenQ securities immediately prior to the date of the Business Combination Agreement are the same as the number and terms of EigenQ securities outstanding as of the date of this proxy statement/prospectus and that no warrants to purchase EigenQ Common Stock are exercised prior to the Closing.

6.      For purposes of calculating estimated redemption payments in connection with the presentation in this proxy statement/prospectus of various illustrative examples of pro forma PubCo ownership scenarios, except to the extent otherwise noted, a Redemption Price of $[    ] per Public Share, calculated based on $[    ] million contained in the Trust Account as of June 30, 2026, is used, solely for calculation purposes (except as otherwise noted in particular subsections of this proxy statement/prospectus).

7.      That, for purposes of calculating the pro forma number of shares and ownership information, there are no adjustments to the initial conversion price or the number of shares underlying the Secured PubCo Notes, and no adjustments to the initial exercise price or the number of shares underlying the Secured PubCo Warrants.

FINANCIAL STATEMENT PRESENTATION

SVAQ

The historical audited financial statements of SVAQ as of December 31, 2025 and for the period from July 21, 2025 (inception) through December 31, 2025, as well as the unaudited financial statements of SVAQ as of and for the six months ended June 30, 2026, were prepared in accordance with GAAP and are denominated in U.S. dollars.

EigenQ

The historical audited financial statements of EigenQ as of and for the period from February 23, 2025 (Inception) through December 31, 2025, as well as the unaudited financial statements of EigenQ as of and for the six months ended June 30, 2026 and 2025, were prepared in accordance with GAAP and are denominated in U.S. dollars.

Rounding and Negative Amounts

Certain numerical information and other amounts and percentages in this proxy statement/prospectus, including financial data, have been rounded. Accordingly, in certain instances, the sum of the numbers in a column or a row in tables may not conform exactly to the total figure given for that column or row or the sum of certain numbers presented as a percentage may not conform exactly to the total percentage given.

In preparing the audited and unaudited historical financial statements of SVAQ and EigenQ, most numerical figures are presented in thousands. For the convenience of the reader of this proxy statement/prospectus, certain numerical figures in this proxy statement/prospectus are rounded to the nearest thousand. As a result of this rounding, certain numerical figures presented herein may vary slightly from the corresponding numerical figures presented in SVAQ’s and EigenQ’s financial statements.

The percentages presented in the textual financial disclosure in this proxy statement/prospectus are derived directly from the financial information contained in SVAQ’s and EigenQ’s financial statements. The percentages derived from SVAQ’s and EigenQ’s financial statements may be computed using the numerical figures expressed in thousands in its financial statements. Therefore, such percentages are not calculated on the basis of the financial information in the textual disclosure that has been subjected to rounding adjustments in this proxy statement/prospectus.

In tables, negative amounts are shown between parentheses. Otherwise, negative amounts may also be shown by “—” before the amount.

Currency Presentation

The financial statements of SVAQ and EigenQ are measured and presented using United States dollars.

References to “$,” “US$” and “U.S. dollar” each refer to the United States dollar.

MARKET AND INDUSTRY DATA

SVAQ and EigenQ are responsible for the disclosure contained in this proxy statement/prospectus. However, information contained in this proxy statement/prospectus concerning the market and the industry in which EigenQ competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by EigenQ based on such sources and EigenQ’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. The industry in which EigenQ operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to EigenQ” and elsewhere in this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although SVAQ and EigenQ have not independently verified the accuracy or completeness of third-party information, SVAQ and EigenQ believe the industry and market information included in this proxy statement/prospectus is reliable. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

Notwithstanding anything in this proxy statement/prospectus to the contrary, SVAQ and EigenQ are responsible for all disclosures in this proxy statement/prospectus.

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TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to SVAQ, EigenQ or other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement/prospectus that are not historical facts are forward-looking statements. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

These forward-looking statements include, but are not limited to:

•        statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity;

•        expectations and timing related to the success, cost and timing of product development activities;

•        financing and other business milestones; potential benefits of the Business Combination; and

•        expectations relating to the Business Combination, including the proceeds of the Business Combination, any Transaction Financing or Company Pre-Closing Financing and the timing of the Closing of the Business Combination.

These statements are based on various assumptions and on the current expectations of EigenQ’s and SVAQ’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from such assumptions. Many actual events and circumstances are beyond the control of EigenQ and SVAQ.

These forward-looking statements are subject to a number of risks and uncertainties, including —

•        changes in domestic and foreign business, market, financial, political, and applicable laws and regulations;

•        economic uncertainty and capital markets disruption, which has been significantly impacted by a new U.S. presidential administration and accompanying regulatory activities and economic policies and events related thereto, ongoing military conflicts and geopolitical instability and inflation and interest rates;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination;

•        the risk that the approval of the SVAQ Shareholders or any other condition to Closing is not obtained;

•        changes to the structure of the Business Combination that may be required or appropriate to comply with applicable laws or regulations or as a condition to obtaining regulatory approvals;

•        unexpected costs, fees or expenses related to the Business Combination;

•        failure to realize the anticipated benefits of the Business Combination;

•        the ability to obtain and/or maintain the listing of the PubCo Common Stock on Nasdaq;

•        future financial performance of PubCo following the Business Combination;

•        risks relating to any legal proceedings that may be instituted against SVAQ, EigenQ, PubCo or others following the announcement of the Business Combination;

•        risks relating the potential dilution to the holders of EigenQ’s and SVAQ’s securities resulting from the issuance of the Secured PubCo Notes and Secured PubCo Warrants;

•        risks relating to the granting of security interests in EigenQ’s (and after the Business Combination Closing, PubCo’s) assets, the potential enforcement of such security interests in the event of a default or other event of enforcement, the potential loss of assets securing such obligations, and the resulting adverse effects on EigenQ or PubCo;

•        risks relating to the applicable covenants and other requirements under the Secured Financing, the Secured PubCo Notes, and the consequences of any default or failure to comply therewith;

•        international trade disputes, including threatened or implemented tariffs by the U.S. and threatened or implemented tariffs by foreign countries in retaliation;

•        the effects of competition on EigenQ’s future business;

•        the risk that the announcement or consummation of the Business Combination may disrupt EigenQ’s current plans and operations; and

•        the amount of redemption requests made by SVAQ’s Public Shareholders.

Additional risks related to EigenQ’s business include, but are not limited to:

•        EigenQ’s limited operating history;

•        risks associated with EigenQ’s efforts and ability to commercialize its products and scale and grow its business;

•        EigenQ’s ability to maintain its existing agreements with third parties and to negotiate and enter into new definitive agreements on favorable terms, if at all;

•        the adoption of quantum computing and the development of the quantum computing market;

•        changes in government policies, regulations or standards relating to quantum computing, cybersecurity or advanced technologies;

•        the impact of competing products and services on EigenQ’s business;

•        supply chain risks affecting EigenQ’s business;

•        pricing pressure and erosion in EigenQ’s business;

•        EigenQ’s ability to protect its intellectual property and avoid infringement by others, or claims of infringement against EigenQ; and

•        EigenQ’s dependence upon its key personnel and ability to attract and retain such personnel and additional qualified personnel.

If any of these risks materialize or SVAQ’s or EigenQ’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither SVAQ nor EigenQ presently know or that SVAQ and EigenQ currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect SVAQ’s and EigenQ’s expectations, plans, or forecasts of future events and views as of the date of this proxy statement/prospectus and are qualified in their entirety by reference to the cautionary statements herein. SVAQ and EigenQ anticipate that subsequent events and developments will cause SVAQ’s and EigenQ’s assessments to change. These forward-looking statements should not be relied upon as representing SVAQ’s and EigenQ’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Neither SVAQ, EigenQ, nor any of their respective affiliates undertake any obligation to update these forward-looking statements, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the EGM and the proposals to be presented at the EGM, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to SVAQ Shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the EGM.

Q:     Why am I receiving this proxy statement/prospectus?

A:     You are receiving this proxy statement/prospectus because you are a shareholder of SVAQ and you are entitled to vote at the EGM to approve the matters set forth herein. This document serves as:

•        a proxy statement of SVAQ to solicit proxies for the EGM to vote on the proposals set forth herein; and

•        a prospectus of SVAQ to offer PubCo Common Stock to SVAQ Shareholders and EigenQ Security Holders in the Business Combination.

SVAQ Shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. SVAQ is proposing to consummate the Business Combination with EigenQ. SVAQ, Merger Sub and EigenQ have entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached hereto as Annex A. SVAQ urges its shareholders to read the Business Combination Agreement in its entirety.

THE VOTE OF SVAQ SHAREHOLDERS IS IMPORTANT. SVAQ SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE EGM.

Q:     What proposals are SVAQ Shareholders being asked to vote on?

A:     At the EGM, SVAQ is asking holders of SVAQ Ordinary Shares to consider and vote upon the following proposals:

•        the Business Combination Proposal;

•        the Domestication Proposal;

•        the Organizational Documents Proposal;

•        the Advisory Organizational Documents Proposals;

•        the Director Election Proposal;

•        the Incentive Plan Proposal;

•        the Nasdaq Proposal;

•        the Insider Letter Amendment Proposal; and

•        the Adjournment Proposal (if presented).

If SVAQ’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated and the Business Combination may not be consummated. See “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Organizational Documents Proposal” of this proxy statement/prospectus, respectively.

SVAQ will hold the EGM to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the EGM. SVAQ Shareholders should read it carefully.

After careful consideration, the SVAQ Board has determined that each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal, if presented, are fair, advisable, and in the best interests of SVAQ and its shareholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SVAQ and its shareholders and what he or they may believe is best for himself or themselves. In addition, the SVAQ Insiders have interests in the Business Combination that may conflict with your interests as a shareholder. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q:     Are the proposals conditioned on one another?

A:     Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the EGM. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposals. The Advisory Organizational Documents Proposals, the Director Election Proposal, and the Incentive Plan Proposal are also conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

Q:     I am a holder of Public Shares. Why am I receiving this proxy statement/prospectus?

A:     Upon consummation of the Business Combination, and without any action on the part of any party or any other person, each outstanding SVAQ Class A Share (including SVAQ Class A Shares issued upon the Class B Share Conversion) will be reclassified as one share of PubCo Common Stock. This proxy statement/prospectus includes important information about PubCo and the business of PubCo and its subsidiaries following consummation of the Business Combination. SVAQ urges you to read the information contained in this proxy statement/prospectus carefully.

Q:     Why is SVAQ proposing the Business Combination?

A:     SVAQ was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses.

On December 24, 2025, SVAQ consummated the IPO of 20,000,000 SVAQ Units. The SVAQ Public Units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $200,000,000. On January 5, 2026, the underwriters notified SVAQ of their partial exercise of the over-allotment option and purchased 1,500,000 additional units at $10.00 per unit upon the closing of the over-allotment option, generating gross proceeds of $15,000,000. Simultaneously with the closing of the IPO, SVAQ consummated the sale of an aggregate of 625,000 SVAQ Private Units at a price of $10.00 per unit in a private placement (the “private placement”) to the Sponsor and Clear Street, generating gross proceeds of $6,250,000. Simultaneously with the closing of the over-allotment option on January 7, 2026, SVAQ consummated the private placement of an aggregate of 30,000 SVAQ Private Units to Clear Street at a price of $10.00 per unit, generating gross proceeds of $300,000.

A total of $215,000,000 comprised of the net proceeds from the IPO and the private placement was placed in the Trust Account, located in the United States with Equiniti, acting as trustee. The funds held in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds in the Trust Account that may be released to SVAQ to pay its taxes and up to $100,000 of interest to pay dissolution expenses, the funds held in the Trust Account will not be released from the Trust Account until the earlier of (i) the completion of an initial business combination and (ii) the distribution of the funds in the trust account to our shareholders.

Since the IPO, SVAQ’s activity has been limited to the evaluation of business combination target companies.

The SVAQ Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including the SVAQ Board’s review of the results of the due diligence conducted by SVAQ management and its advisors, and the Fairness Opinion (as defined below) delivered on June 16, 2026 to the SVAQ Board. As a result, the SVAQ Board concluded that the Business Combination with EigenQ would present a unique business combination opportunity and is in the best interests of SVAQ and its shareholders. The SVAQ Board also considered certain potentially material negative factors as well as certain potential conflicts of interest in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “Proposal No. 1 — The Business Combination Proposal — The SVAQ Board’s Reasons for the Approval of the Business Combination,” “Proposal No. 1 — The Business Combination Proposal — The Fairness Opinion,” as well as in the section entitled “Risk Factors — Risks Related to SVAQ and the Business Combination.”

Q:     What will happen in the Business Combination?

A:     The Business Combination is structured as follows:

(A)    The Domestication is intended to occur one business day prior to the Closing, whereby SVAQ will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation.

(B)    Immediately prior to the Domestication, (1) to the extent any SVAQ Units remain outstanding and unseparated immediately prior to the Effective Time, such SVAQ Units will automatically separate, with the holder of each such SVAQ Unit being deemed to hold one SVAQ Class A Share and one-half (1/2) of one SVAQ Warrant, without any action required by the holder; (2) SVAQ will effect the redemption of the Public Shares that are validly submitted for redemption and not withdrawn

(C)    In connection with the Domestication and immediately prior to the Effective Time, (1) SVAQ will change its name to “EigenQ Holdings, Inc.”; (2) the Class B Share Conversion will occur, whereby each holder of issued and outstanding SVAQ Class B Share will irrevocably and unconditionally elect to convert, on a one-for-one basis, each SVAQ Class B Share held by it into one SVAQ Class A Share; and (3) each outstanding SVAQ Class A Share (excluding Public Shares validly submitted for redemption, but including SVAQ Class A Shares issued upon the Class B Share Conversion) will be reclassified as one share of PubCo Common Stock.

(D)    At the Effective Time:

•        each share of EigenQ’s capital stock that is issued and outstanding as of immediately prior to the Effective Time (excluding treasury shares and dissenting shares) will automatically be canceled and converted into the right to receive a corresponding number of shares of PubCo Common Stock equal to the Exchange Ratio (as defined below).

•        each EigenQ SAR that is outstanding as of immediately prior to the Effective Time will be automatically substituted for a PubCo SAR exercisable for a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of EigenQ Common Stock issuable upon the exercise of such EigenQ SAR multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (A) the per share exercise price of such EigenQ SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio; and

•        each EigenQ Warrant to purchase shares of EigenQ Common Stock that is issued and outstanding as of immediately prior to the Effective Time, other than warrants issued to certain investors, which will be exchanged for warrants of SVAQ in accordance with their terms, will be automatically assumed by PubCo and converted into an Assumed Warrant to purchase a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of EigenQ Common Stock issuable upon the exercise of such EigenQ Warrant multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (A) the per share exercise price of such EigenQ Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(E)    Following the Effective Time, the SVAQ Units, SVAQ Class A Shares, and SVAQ Warrants will cease trading and will no longer be listed on Nasdaq.

Q:     What are the reasons for the structure and timing of the Business Combination?

A:     SVAQ was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. Following the completion of its IPO, at the direction of the SVAQ Board, SVAQ’s management and directors commenced a search for potential business combination targets, leveraging SVAQ’s and Sponsor’s network of company founders and executives, investment bankers, private equity firms and hedge funds and numerous other business relationships, as well as the prior experience and network of SVAQ’s management and directors. SVAQ conducted preliminary due diligence on, and, in some cases, entered into confidentiality agreements with, more than 25 companies from December 2025 to June 2026, including EigenQ. SVAQ management ultimately decided to focus its efforts on EigenQ because, following its preliminary review of other potential targets, SVAQ concluded that EigenQ represented the most attractive opportunity based on its alignment with SVAQ’s investment criteria and strategic objectives established at the time of its IPO.

The terms of the Business Combination Agreement are the result of extensive negotiations between the representatives of SVAQ and EigenQ, each in consultation with its advisors, which occurred between January 2026 and June 17, 2026.

As contemplated by the Business Combination Agreement, the structure and timing of the Business Combination are consistent with common practice in initial business combination transactions consummated by special purpose acquisition companies. In addition, the timing for the consummation of the Business Combination provided for in the Business Combination Agreement was determined and agreed by the parties in light of general business considerations weighing in favor of consummating the transaction promptly and the deadline for SVAQ to complete an initial business combination pursuant to the SVAQ Articles.

For more information, see “Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination.”

Q:     What will SVAQ Shareholders receive in the Business Combination?

A:     Upon the Domestication, each outstanding SVAQ Class A Share (excluding Public Shares validly submitted for redemption, but including SVAQ Class A Shares issued upon the Class B Share Conversion) will be reclassified as one share of PubCo Common Stock.

Q:     What will EigenQ Security Holders receive in the Business Combination?

A:     At the Effective Time, each share of EigenQ’s capital stock that is issued and outstanding as of immediately prior to the Effective Time (excluding treasury shares and dissenting shares) will be automatically canceled and converted into the right to receive a corresponding number of shares of PubCo Common Stock equal to the Exchange Ratio.

The Transaction Share Consideration to be issued to EigenQ Security Holders in connection with the Merger will be determined by dividing (a) the Equity Value by (b) $10.00. The Exchange Ratio is equal to the quotient obtained by dividing (x) the Transaction Share Consideration by (y) the Fully-Diluted EigenQ Shares. Accordingly, assuming that the Fully-Diluted EigenQ Shares on the Closing Date is 312,770,988 shares, which represents the EigenQ fully-diluted common stock as of March 31, 2026, the Exchange Ratio is approximately 0.9195 shares of PubCo Common Stock for every outstanding share of EigenQ capital stock on an as-converted basis.

Additionally, at the Effective Time,

•        each EigenQ SAR that is outstanding as of immediately prior to the Effective Time will be automatically substituted for a PubCo SAR exercisable for a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of EigenQ Common Stock issuable upon the exercise of such EigenQ SAR multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (A) the per share exercise price of such EigenQ SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio; and

•        each EigenQ Warrant to purchase shares of EigenQ Common Stock that is issued and outstanding as of immediately prior to the Effective Time, other than warrants issued to certain investors, which will be exchanged for warrants of SVAQ in accordance with their terms, will be automatically assumed by PubCo and converted into an Assumed Warrant to purchase a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of EigenQ Common Stock issuable upon the exercise of such EigenQ Warrant multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (A) the per share exercise price of such EigenQ Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

Following the Effective Time, the SVAQ Units, SVAQ Class A Shares, and SVAQ Warrants will cease trading and will no longer be listed on Nasdaq.

In considering the recommendation of the SVAQ Board to vote in favor of approval of the proposals set forth in this proxy statement/prospectus, the SVAQ Unaffiliated Shareholders should keep in mind that the SVAQ Insiders and entities affiliated with them, have interests in such proposals that are different from, or in addition to, those of the SVAQ Unaffiliated Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” and “Certain Relationships and Related Persons Transactions” for more information.

Q:     Will SVAQ and EigenQ obtain new financing in connection with the Business Combination and are there any arrangements to help ensure that SVAQ will have sufficient funds to consummate the Business Combination and that PubCo has sufficient funds to operate EigenQ’s business following the Closing?

A:     From time to time following the execution and delivery of the Business Combination Agreement and prior to the Closing, the Business Combination Agreement provide that SVAQ shall use its reasonable best efforts, with collaboration from EigenQ, to obtain Transaction Financing and facilitate equity or debt financing for EigenQ (“Company Pre-Closing Financing”), on such terms mutually agreed by the Company and SVAQ.

In September 2026, EigenQ and SVAQ entered into a financing arrangement with an institutional investor (the “Secured Investor”) for an aggregate principal investment amount of $44,500,000 (the “Secured Financing”).

For more information about the Secured Financing, see “Summary — Recent Developments — Secured Financing.”

Q:     What equity stake will current SVAQ Shareholders and EigenQ Stockholders hold in PubCo immediately after the Closing?

A:     The following tables illustrate estimated ownership levels in PubCo, immediately following the consummation of the Business Combination, based on varying levels of redemptions by Public Shareholders.

The following table excludes the dilutive effect of shares of PubCo Common Stock issuable upon the exercise of the PubCo Warrants and PubCo SARs and shares of PubCo Common Stock that will initially be available for issuance under the PubCo Incentive Plan. Also excluded are SPV Securities and shares of PubCo Common Stock issuable upon conversion or exercise of SPV Securities.

	Pro Forma Combined
	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		75% Redemptions Scenario		Maximum Redemptions Scenario
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SVAQ Public Shareholders(1)	21,500,000	6.9%	16,125,000	5.3%	10,750,000	3.6%	5,375,000	1.8%	0	0%
SVAQ Private Shareholders(2)	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%
Sponsor(3)	5,000,000	1.6%	5,000,000	1.6%	5,000,000	1.7%	5,000,000	1.7%	5,000,000	1.7%
EigenQ Stockholders(4)	280,732,738	90.6%	280,732,738	92.2%	280,732,738	93.8%	280,732,738	95.6%	280,732,738	97.3%
Holders of Transaction Support Shares(5)	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%
Pro forma total shares of the PubCo Common Stock outstanding at Closing	310,053,688	100%	304,678,688	100%	299,303,688	100%	293,928,688	100%	288,553,688	100%

____________

(1)      Represents Public Shares held by the Public Shareholders under the no redemption, 25% redemption, 50% redemption, 75% redemption, and 100% redemption scenarios.

(2)      Represents 230,000 shares converted from 230,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by Clear Street in the private placement and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the private placement.

(3)      Represents 5,000,000 shares of PubCo held by the Sponsor immediately following the Business Combination, excluding 2,165,950 Transaction Support Shares transferred) and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the private placement.

(4)      Represents 280,732,738 shares of PubCo Common Stock issued to EigenQ Stockholders based upon the Exchange Ratio.

(5)      Represents the holders of 2,165,950 Transaction Support Shares transferred from the Sponsor.

The following table shows possible sources of dilution and the extent of such dilution that non-redeeming Public Shareholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all PubCo Warrants for cash, which will each be exercisable for one share of PubCo Common Stock at a price of $11.50 per share, the exercise of all EigenQ Warrants for cash and settlement of all PubCo SARs. The table excludes shares of PubCo Common Stock that will initially be available for issuance under the PubCo Incentive Plan, as such shares will not be outstanding on the Closing Date. The table excludes shares of PubCo Common Stock that will be issued upon conversion of the SPV Securities, or issuable upon conversion of any Working Capital Loans. The table does not assume the consummation of any exchange of the PubCo Warrants for shares of PubCo Common Stock.

	Pro Forma Combined
	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		75% Redemptions Scenario		Maximum Redemptions Scenario
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SVAQ Public Shareholders(1)	21,500,000	6.4%	16,125,000	4.9%	10,750,000	3.3%	5,375,000	1.7%	0	0%
SVAQ Private Shareholders(2)	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%
Sponsor(3)	5,000,000	1.5%	5,000,000	1.5%	5,000,000	1.5%	5,000,000	1.6%	5,000,000	1.6%
Holders of Transaction Support Shares(4)	2,165,950	0.6%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%
EigenQ Stockholders(5)	280,732,738	81.9%	280,732,738	83.2%	280,732,738	84.6%	280,732,738	86%	280,732,738	87.4%
Public Warrants(6)	10,750,000	3.2%	10,750,000	3.3%	10,750,000	3.3%	10,750,000	3.4%	10,750,000	3.4%
Private Warrants(7)	327,500	0.1%	327,500	0.1%	327,500	0.1%	327,500	0.1%	327,500	0.1%
EigenQ Warrants(8)	7,331,550	2.1%	7,331,550	2.2%	7,331,550	2.2%	7,331,550	2.2%	7,331,550	2.3%
EigenQ SARs(9)	6,723,112	2.0%	6,723,112	2.1%	6,723,112	2.1%	6,723,112	2.1%	6,723,112	2.2%
Shares initially underlying senior Secured Financing convertible notes(10)	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.%
Shares initially underlying Secured Financing warrants(10)	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.2%
Pro forma total shares of the PubCo Common Stock outstanding at Closing	342,594,182	100%	337,219,182	100%	331,844,182	100%	326,469,182	100%	321,094,182	100%

____________

(1)      Represents Public Shares held by SVAQ’s Public Shareholders under the no redemption, 25% redemption, 50% redemption, 75% redemption, and 100% redemption scenarios.

(2)      Represents 230,000 shares converted from 230,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by Clear Street in the Private Placement and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the Private Placement.

(3)      Represents 5,000,000 shares of PubCo held by the Sponsor immediately following the Business Combination, excluding 2,165,950 Transaction Support Shares transferred) and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the Private Placement.

(4)      Represents the holders of 2,165,950 Transaction Support Shares transferred from the Sponsor.

(5)      Includes 280,732,738 shares of PubCo Common Stock issued to holder of EigenQ Common Stock based upon the Exchange Ratio.

(6)      Shares Underlying Public Warrants reflects 10,750,000 outstanding public warrants. Shares Underlying Private Warrants reflects 327,500 outstanding private placement warrants, comprising 212,500 warrants held by the Sponsor and 115,000 warrants held by Clear Street.

(7)      Shares Underlying Private Warrants reflects 327,500 outstanding private placement warrants, comprising 212,500 warrants held by the Sponsor and 115,000 warrants held by Clear Street.

(8)      EigenQ Warrants are presented as 7,331,550 SVAQ common-stock equivalents based on gross outstanding Company Warrant shares multiplied by the Exchange Ratio and rounded down in aggregate.

(9)      EigenQ SARs are presented as 6,723,112 SVAQ common-stock equivalents based on gross outstanding SARs multiplied by the Exchange Ratio and rounded down in aggregate. For the avoidance of doubt, the Transaction Share Consideration is used to determine the Exchange Ratio based on Fully-Diluted EigenQ Shares, which reflects the net incremental effect of EigenQ warrants other than the Investor Warrants and SARs, while the table above presents the gross number of PubCo shares potentially issuable upon exercise or settlement of those instruments. Accordingly, the sum of the PubCo Common Stock issued to EigenQ Stockholders at Closing and the gross underlying Assumed Warrant, Investor Warrant, and SAR equivalents may exceed the Transaction Share Consideration.

(10)    Secured Financing note-conversion shares of 3,704,166 and Secured Financing warrant shares of 3,704,166 are each based on $44.45 million of contractual principal divided by the initial $12.00 conversion or exercise price and rounded down in aggregate.

Share ownership presented in the two tables above is only presented for illustrative purposes and does not necessarily reflect what PubCo’s share ownership will be after the Closing. SVAQ and EigenQ cannot predict how many of the Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above, and therefore the ownership percentages of Public Shareholders may also differ if the actual redemptions are different from these assumptions. The Public Shareholders that do not elect to redeem their Public Shares will experience immediate dilution as a result of the Business Combination. The Public Shareholders currently represent approximately 73.3% of the total issued and outstanding SVAQ Ordinary Shares. As noted in the above table, even if no Public Shareholders redeem their Public Shares in the Business Combination, the Public Shareholders’ ownership is expected to decrease from approximately 73.3% of the total issued and outstanding SVAQ Ordinary Shares prior to the Business Combination to approximately 6.4% of the total issued and outstanding PubCo Common Stock at the Closing. As redemptions increase, the overall percentage ownership held by the Sponsor, other SVAQ Insiders, and EigenQ Stockholders will increase as compared to the overall percentage ownership held by Public Shareholders, thereby increasing dilution to Public Shareholders. For more information about the consideration to be received in the Business Combination, these scenarios, and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information.” See also “Risk Factors — Risks Related to SVAQ and the Business Combination — The SVAQ Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that SVAQ’s current shareholders have on the management of PubCo.”

Q:     What is the effective purchase price attributed to the PubCo Common Stock to be received by the Public Shareholders, the Sponsor, the other SVAQ Insiders, and the EigenQ Stockholders at Closing?

A:     Pursuant to the Business Combination Agreement, Public Shareholders who do not redeem their Public Shares will receive one share of PubCo Common Stock for each SVAQ Class A Share held by them at the Effective Time. While SVAQ cannot be certain of the price such Public Shareholders paid for their Public Shares, assuming they purchased their Public Shares for $10.00 per share, which was the price of the SVAQ Class A Shares sold in SVAQ’s IPO, the effective purchase price paid per share of PubCo Common Stock issued to each Public Shareholder at Closing would be $10.00. In connection with SVAQ’s IPO, the Initial Shareholders paid an aggregate of $25,000 for the Founder Shares, or approximately $0.003 per share. In connection with the Business Combination, an aggregate of 6,665,950 Founder Shares held by the Sponsor (500,000 of which shall be transferred to the Secured Investor at the Additional Closing and 1,165,950 of which may be transferred to prospective investors or for any other purposes related to the Business Combination as agreed by the parties) will convert at the Effective Time into an equal number of shares of PubCo Common Stock, valued at $10.00 per share. The EigenQ Security Holders will receive 293,000,000 shares of PubCo Common Stock in the Business Combination, each of which is equal to the Equity Value of $2,930,000,000 divided by $10.00 per share; including an estimated 7,832,481 shares of PubCo Common Stock issuable upon the exercise of PubCo SARs and PubCo Warrants, based upon the Exchange Ratio. As a result of the low price the Sponsor paid for the Founder Shares, the Sponsor may realize a positive rate of return on its investment in the Founder Shares even if the market price per share of PubCo Common Stock is below $10.00 per share after Closing, in which case the Public Shareholders may experience a negative rate of return on their investment. Based on the closing price of $[    ] per SVAQ Class A Share on [    ], 2026, the Sponsor may receive potential profits of approximately $[    ] per Founder Share, and accordingly may make a substantial profit on its investment in the Founder Shares at a time when shares of PubCo Common Stock may have lost significant value. On the other hand, if SVAQ liquidates without completing a business combination during the completion window, the Sponsor will lose its investment in SVAQ.

For information about conflicts of interest with respect to the Sponsor and the other SVAQ Insiders, see “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination.” For information about the compensation of the SVAQ Insiders, see “Information About SVAQ — Executive and Director Compensation.” For information about the securities owned by the Sponsor and other SVAQ Insiders, including transfer restrictions and required surrender and forfeitures, see “Beneficial Ownership of Securities” and “Certain Relationships and Related Persons Transactions.”

Q:     Who is the Sponsor?

A:     Silicon Valley Acquisition Sponsor LLC, the Sponsor, is a Delaware limited liability company. The Sponsor was formed prior to the IPO for the purpose of acting as the sponsor of SVAQ. It is responsible for organizing, directing, and managing the business and affairs of SVAQ from its incorporation, through the consummation of the IPO, the negotiation of the Business Combination Agreement, and until the consummation of the Business Combination. The Sponsor’s activities included identifying and negotiating terms with the underwriter of the IPO, other third-party service providers such as SVAQ’s auditors and legal counsel, and SVAQ’s directors and officers, and searching for and negotiating with potential business combination targets. Other than its investment in SVAQ and its work on behalf of SVAQ, the Sponsor is not engaged in any business. The Sponsor made an initial investment of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of Founder Shares, or approximately $0.003 per share. In connection with the closing of the IPO, the Sponsor purchased 425,000 SVAQ Private Units at a price of $10.00 per unit, for an aggregate purchase price of $4,250,000. Each SVAQ Private Unit consists of one SVAQ Class A Share and one-half of one SVAQ Private Warrant. Each whole SVAQ Private Warrant included in a SVAQ Private Unit entitles the holder thereof to purchase one SVAQ Class A Share at $11.50 per share, subject to adjustment as provided herein.

In September 2026, in connection with the Secured Financing, the Sponsor agreed to transfer 500,000 Transaction Support Shares to the Secured Investor as of the Initial Closing (as defined in the Purchase Agreement), and an additional 500,000 Transaction Support Shares to the Secured Investor as of the Additional Closing (as defined in the Purchase Agreement).

The SVAQ Insiders own 24.2% of our issued and outstanding SVAQ Ordinary Shares as of the Record Date. Dan Nash, SVAQ’s Chairman and Chief Executive Officer, is the sole managing member of the Sponsor. Accordingly, all shares held by the Sponsor may be deemed to be beneficially owned by Mr. Dan Nash. Mr. Nash disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

For information about conflicts of interest with respect to the Sponsor, see “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination.” For information about the compensation of the Sponsor and our officers and directors, see “Information About SVAQ — Executive and Director Compensation.” For information about the securities owned by the Sponsor, including transfer restrictions and required surrender and forfeitures, see “Beneficial Ownership of Securities” and “Certain Relationships and Related Persons Transactions.”

Q:     Did the SVAQ Board obtain a third-party opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. The SVAQ Board obtained the Fairness Opinion from Newbridge in connection with its determination to approve the Business Combination, the SVAQ Board considered the Fairness Opinion delivered by Newbridge as of June 16, 2026 to the effect that, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of review undertaken and qualifications contained in the Fairness Opinion, the Transaction Share Consideration is fair to SVAQ and the SVAQ Unaffiliated Shareholders from a financial point of view. See “Proposal No. 1 — The Business Combination Proposal — The Fairness Opinion” and Annex E.

Q:     Has the announcement of the Business Combination affected the trading price of the SVAQ Class A Shares?

A:     On June 16, 2026, the last trading day before announcement of the execution of the Business Combination Agreement, the closing price of the SVAQ Public Units, the SVAQ Class A Shares and the SVAQ Public Warrants were $10.32, $10.10, and $0.54, respectively. As of the Record Date, the closing price of the SVAQ Public Units, the SVAQ Class A Shares, and the SVAQ Public Warrants were $[    ], $[    ], and $[    ], respectively.

Q:     Are there material differences between my rights as a SVAQ Shareholder and my rights as a PubCo stockholder?

A:     Yes, there are certain material differences between your rights as a SVAQ Shareholder and your rights as a PubCo stockholder. Please read the sections entitled “Description of PubCo Securities” and “Comparison of Corporate Governance and Shareholder Rights.”

Q:     Do I have redemption rights?

A:     If you are a holder of Public Shares or if you hold Public Shares through SVAQ Public Units, and you elect to separate your SVAQ Public Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights, you have the right to demand that SVAQ redeem such shares for a pro rata portion of the cash held in SVAQ’s Trust Account (including interest earned on the Trust Account not previously released to SVAQ to pay its taxes, net of taxes payable). These rights to demand redemption of the Public Shares are sometimes referred to herein as “redemption rights.” In connection with SVAQ’s IPO, the Initial Shareholders entered into the Insider Letter with SVAQ, pursuant to which they agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by them in connection with the completion of an initial business combination. Such redemption rights waiver was provided at the time of the IPO without any separate consideration paid. Additionally, pursuant to the Sponsor Support Agreement, the SVAQ Insiders agreed not to redeem any SVAQ Ordinary Shares held by them in connection with the Business Combination.

Holders of SVAQ Public Units must elect to separate their SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants prior to exercising their redemption rights with respect to the Public Shares. If holders of SVAQ Public Units hold their SVAQ Public Units in an account at a brokerage firm or bank, such holders must notify their broker or bank that they elect to separate their SVAQ Public Units into the underlying Public Shares and SVAQ Public Units Public Warrants, or if a holder holds SVAQ Public Units registered in its own name, the holder must contact Equiniti, SVAQ’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to SVAQ in order to validly exercise its redemption rights.

The closing price of the SVAQ Class A Shares on [    ], 2026, the Record Date, was $[    ]. The cash held in the Trust Account on the Record Date was approximately $[    ] ($[    ] per Public Share). Prior to exercising redemption rights, SVAQ Shareholders should verify the market price of the SVAQ Class A Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. SVAQ cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in the SVAQ Class A Shares when Public Shareholders wish to sell their shares.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate or any other person with whom he, she or it is acting in concert or as a partnership, syndicate or other group, will be restricted from seeking redemption with respect to more than 20% of the issued and outstanding Public Shares. Accordingly, all Public Shares in excess of 20% held by a shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will not be redeemed.

Q:     Will my ability to exercise redemption rights be impacted by how I vote on the Business Combination Proposal?

A:     No. You may exercise your redemption rights irrespective of whether you vote your Public Shares for or against the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal, or any other proposal described by this proxy statement/prospectus and regardless of whether you hold Public Shares on the Record Date. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their Public Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     If you are a holder of Public Shares, or if you hold Public Shares through SVAQ Public Units, and you elect to separate your SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants, and wish to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern Time, on [    ], 2026 (two business days prior to the scheduled vote at the EGM), (A) submit a written request to Equiniti that SVAQ redeem all or a portion of your Public Shares for cash, which request must include the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, and (B) tender or deliver your Public Shares (and share certificates (if any) and other redemption forms) to Equiniti physically or electronically using the DTC’s DWAC System. Any holder of Public Shares (other than the SVAQ Insiders) will be entitled to demand that such holder’s Public Shares be redeemed for a full pro rata portion of the amount then in the Trust Account (including interest earned on the Trust Account not previously released to SVAQ to pay its taxes, net of taxes payable) (which, for illustrative purposes, was approximately $[    ], or $[    ] per Public Share, as of [    ], 2026).

Holders of SVAQ Public Units must elect to separate their SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants prior to exercising their redemption rights with respect to the Public Shares. If holders of SVAQ Public Units hold their SVAQ Public Units in an account at a brokerage firm or bank, such holders must notify their broker or bank that they elect to separate their SVAQ Public Units into the underlying Public Shares and Public Warrants, or if a holder holds SVAQ Public Units registered in its own name, the holder must contact Equiniti, SVAQ’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to SVAQ in order to validly exercise its redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SVAQ’s consent, until the Closing. If you tender or deliver your Public Shares (and share certificates (if any) and other redemption forms) for redemption to Equiniti and later decide to withdraw such request prior to the deadline for submitting redemption requests, you may request that Equiniti return the shares (physically or electronically). You may make such request by contacting Equiniti at the address listed at the end of this section.

Any written demand of redemption rights must be received by Equiniti prior to the redemption deadline. No demand for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Equiniti prior to the deadline for submitting redemption requests.

If the redemption demand is properly made as described above, then, if the Business Combination is consummated, SVAQ will redeem these Public Shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and will not be entitled to PubCo Common Stock upon consummation of the Business Combination.

Q:     Why is SVAQ proposing the Domestication?

A:     The SVAQ Board believes that it would be in the best interests of SVAQ, promptly prior to the completion of the Business Combination, to effect the Domestication.

Further, the SVAQ Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. In addition, because EigenQ principally operates within the United States, it was the view of the SVAQ Board that PubCo should be structured as a corporation organized in the United States.

The Domestication will not occur unless the SVAQ shareholders have approved the Domestication Proposal and the Business Combination Proposal and the Business Combination Agreement is in full force and effect prior to the Domestication. The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least two-thirds of the holders of issued and outstanding SVAQ Class B Shares who, being present in person or represented by proxy and entitled to vote thereon at the EGM, vote at the EGM. The holders of the SVAQ Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 50.2 of the SVAQ Articles.

Q:     What is involved with the Domestication?

A:     The Domestication will require SVAQ to file certain documents in the Cayman Islands and the State of Delaware. At the effective time of the Domestication, SVAQ will cease to be an exempted company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation. The SVAQ Articles will be replaced by the PubCo Charter and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q:     How will the Domestication affect my SVAQ Securities?

A:     Pursuant to the Domestication and without further action on the part of SVAQ’s shareholders: (i) each outstanding SVAQ Class A Share (excluding Public Shares validly submitted for redemption, but including SVAQ Class A Shares issued upon the Class B Share Conversion) will be reclassified as one share of PubCo Common Stock and (ii) each outstanding SVAQ Warrant will retain the same terms, but will be exercisable for one share of PubCo Common Stock.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities.”

If you are a holder of SVAQ Class A Shares contemplating exercising your redemption rights, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q:     What are the U.S. federal income tax consequences of the Domestication?

A:     As discussed more fully under “Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities,” the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the Domestication so qualifies, and subject to the PFIC rules discussed below and under “Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities,” U.S. Holders (as defined therein) will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. Holder whose SVAQ Class A Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of shares of SVAQ entitled to vote and less than 10% of the total value of all classes of shares of SVAQ will not recognize any gain or loss and will not be required to include any part of SVAQ’s earnings in income;

•        A U.S. Holder whose SVAQ Class A Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of SVAQ Ordinary Shares entitled to vote and less than 10% of the total value of all classes of SVAQ Ordinary Shares generally will recognize gain (but not loss) on the exchange of SVAQ Class A Shares for PubCo Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its SVAQ Class A Shares, provided certain other requirements are satisfied; and

•        A U.S. Holder who owns (actually or constructively) 10% or more of the total combined voting power of all classes of SVAQ Ordinary Shares entitled to vote or 10% or more of the total value of all classes of SVAQ Ordinary Shares generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its SVAQ Class A Shares.

As discussed more fully under “Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities,” SVAQ believes that it is classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of SVAQ Class A Shares or SVAQ Public Warrants for PubCo Common Stock or PubCo Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is not possible to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. However, U.S. Holders that make or have made certain elections discussed further under “Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities” with respect to their SVAQ Class A Shares generally are not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to the SVAQ Public Warrants, and the application of the PFIC rules to the SVAQ Public Warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities.”

Each U.S. Holder of SVAQ Class A Shares or SVAQ Public Warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of SVAQ Class A Shares and SVAQ Public Warrants for PubCo Common Stock and PubCo Public Warrants pursuant to the Domestication.

Additionally, the Domestication may cause non-U.S. Holders to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s PubCo Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities.”

Q:     Do I have appraisal or dissenters’ rights if I object to the proposed Business Combination?

A:     SVAQ Shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Cayman Companies Act. However, SVAQ Shareholders are still entitled to exercise the rights of redemption as set out in the subsection entitled “The Extraordinary General Meeting — Redemption Rights” and the SVAQ Board has determined that the redemption proceeds payable to SVAQ Shareholders who exercise such redemption rights represents the fair value of those SVAQ Ordinary Shares. See the section entitled “The Extraordinary General Meeting — Appraisal Rights and Dissenters’ Rights” for more information.

Q:     If I am a Warrant holder, can I exercise redemption rights with respect to my Warrants?

A:     No. The holders of Warrants have no redemption rights with respect to Warrants.

Q:     If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:     No. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Equiniti, our transfer agent, with written instructions to separate such Units into Public Shares, and Public Warrants. This must be completed far enough in advance to permit the mailing of the stock certificates for the Public Shares back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Equiniti, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using The Depository Trust Company’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     As of [    ], 2026, the Record Date, there was approximately $[    ] in the Trust Account. Upon consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who properly exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination and to fund PubCo’s or its subsidiaries’ working capital, growth and general corporate purposes.

Q:     What underwriting and placement agency fees are payable in connection with the Business Combination?

A:     Pursuant to the Underwriting Agreement, dated December 22, 2025 (the “Underwriting Agreement”), by and between SVAQ and Clear Street, Clear Street was paid an upfront cash underwriting discount of $0.20 per Public Share, or $4,300,000 in the aggregate, paid upon the closing of the IPO (the “Upfront Discount”). In addition, Clear Street is entitled to a deferred underwriting discount of 4.00% of the gross proceeds of the IPO remaining in the Trust Account upon the Closing, other than gross proceeds from SVAQ Units sold pursuant to the underwriter’s over-allotment option, or up to $8,600,000 in the aggregate (the “Deferred Discount”), which is payable upon the completion of the Business Combination.

Pursuant to an engagement letter by and between EigenQ and CCM, dated May 2, 2026 (the “CCM Engagement Letter”), CCM agreed to act as EigenQ’s (i) financial advisor in connection with the Business Combination for an advisory fee of $2,500,000 at the Closing (the “CCM Sale Transaction Fee”), up to 50% of which may be paid in equity at the Closing; (ii) capital markets advisor and placement agent in connection with private placement of securities and other capital raising transaction for a fee (the “CCM Offering Fee”) of 6% of the sum of the gross proceeds raised from investors, including, without limitation, investors identified by CCM and any other placement agents, investment banks, advisors or arrangers, and received by SVAQ or EigenQ simultaneously with or before the BCA Signing Date; (iii) provider of trust retention and other capital markets advisor related services (“Trust Retention and other CMA Services”) for a fee of not less than 4% of the retained trust proceeds directly attributable to investors or commitments pre-approved by EigenQ or SVAQ prior to CCM’s outreach pursuant to a non-redemption agreement, forward purchase agreement, backstop commitment or similar binding arrangement procured by CCM, and (iv) PIPE placement agent for a fee equal to at least 50% of all fees in connection with a PIPE financing transaction but in no event less than 5% of the gross proceeds raised from investors.

Any fees paid pursuant to (iii) and (iv) above will reduce the fee set forth in (ii) on a dollar for dollar basis.

The following table illustrates the effective underwriting discount on a percentage basis for Public Shares at each redemption level identified below:

	No Redemptions Scenario	25% Redemptions Scenario	50% Redemptions Scenario	75% Redemptions Scenario	Maximum Redemptions Scenario*
Unredeemed Public Shares(1)	21,500,000	16,125,000	10,750,000	5,375,000	—
Trust Proceeds to PubCo(2)	$218,979,433	164,234,575	109,489,717	54,744,858	0
Deferred Discount	$8,600,000	6,450,000	4,300,000	2,150,000	0

____________

*        The Maximum Redemptions Scenario represents the redemption of all Public Shares held by Public Shareholders.

(1)      Amount comprises the unredeemed Public Shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of zero shares under the No Redemptions Scenario, 5,375,000 shares under the 25% Redemptions Scenario, 10,750,000 shares under the 50% Redemptions Scenario, 16,125,000 shares under the 75% Redemptions Scenario, and 21,500,000 shares redeemed under the Maximum Redemptions Scenario.

(2)      Represents the product of (i) unredeemed Public Shares and (ii) the assumed Redemption Price. Uses approximately $10.19 as the assumed redemption price for the Public Shares estimated using an assumed Closing Date of June 30, 2026.

Q:     What happens if the Business Combination is not consummated?

A:     If SVAQ does not complete the Business Combination for whatever reason, SVAQ would search for another target business with which to complete a Business Combination. If SVAQ does not complete an initial business combination within the 24 months from the closing of its IPO, or by such earlier liquidation date as the SVAQ Board may approve (the “completion window”), SVAQ will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to our obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

Q:     What interests do the Sponsor and SVAQ’s officers and directors have in the Business Combination?

A:    The SVAQ Insiders have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of the SVAQ Unaffiliated Shareholders. Further, SVAQ’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information about SVAQ — Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The SVAQ Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the EGM, including the Business Combination Proposal. SVAQ Shareholders should take these interests into account in deciding whether to approve the proposals presented at the EGM, including the Business Combination Proposal. These interests include, among other things:

•        the fact that the Sponsor holds 6,665,950 Founder Shares which were initially purchased for an aggregate of $25,000, and such shares will have a significantly higher value at the time of the Business Combination, estimated at approximately $[    ] based on the closing price of $[    ] per SVAQ Class A Share on Nasdaq on [    ], 2026. SVAQ estimates that, at the Closing, the SVAQ Insiders will hold an aggregate of 5,000,000 shares of PubCo Common Stock issued upon the conversion of Founder Shares (following the transfer of 500,000 Founder Shares to the Secured Investor at the Additional Closing and 1,165,950 Founder Shares to prospective investors or for any other purposes related to the Business Combination as agreed by the parties), which if unrestricted and freely tradeable, would be valued at approximately $[    ], based on the $[    ] closing price of the SVAQ Class A Shares on [    ], 2026. However, given that such shares of PubCo Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, SVAQ believes such shares have less value;

•        the fact that, as a result of the purchase price paid for the Founder Shares, if the Business Combination is completed, the SVAQ Insiders are likely to be able to make a substantial profit on their investment in SVAQ even at a time when the PubCo Common Stock has lost significant value. On the other hand, if the Business Combination is not completed and SVAQ liquidates without completing another initial business combination, the SVAQ Insiders would lose their entire investment in SVAQ;

•        the fact that the Sponsor holds 425,000 SVAQ Private Units, initially purchased for $4,250,000 in the aggregate in a private placement that occurred simultaneously with the closing of the IPO, which will then automatically convert at the Effective Time into 425,000 shares of PubCo Common Stock and 212,500 PubCo Private Warrants. SVAQ estimates that, at the Closing, if unrestricted and freely tradeable, such shares would be valued at approximately $[    ], based on the $[    ] closing price of the Public Shares on [    ], 2026. However, given that such shares of PubCo Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, SVAQ believes such shares have less value;

•        the fact that the SVAQ Insiders who own SVAQ Ordinary Shares have each waived their right to redeem any SVAQ Ordinary Shares held by them in connection with the shareholder vote to approve the Business Combination;

•        the fact that, if SVAQ were to liquidate rather than complete the Business Combination, the Initial Shareholders will lose their entire investment in SVAQ, which totals approximately $4,275,000 as of the date of this proxy statement/prospectus, comprising the $25,000 purchase price for the Founder Shares and the $4,250,000 purchase price for the SVAQ Private Units purchased by Sponsor in a private placement concurrently with the IPO, because the Initial Shareholders have waived their redemption rights with respect to such shares. The potential loss of this investment may have incentivized the SVAQ Insiders and its affiliates to pursue the Business Combination transaction on unfavorable terms in order to avoid a liquidation;

•        the fact that, if the Trust Account is liquidated, including in the event SVAQ is unable to complete the Business Combination within the completion window, the Sponsor has agreed that it will be liable to SVAQ if and to the extent any claims by a third party for services rendered or products sold to SVAQ, or a prospective target business with which SVAQ has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable (but without deduction for any excise or similar tax that may be due or payable) and up to $100,000 of interest to pay dissolution expenses; provided that such obligation will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable), any claims by SVAQ’s independent registered public accounting firm, or any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, pursuant to the Amended Registration Rights and Lock-Up Agreement, the SVAQ Insiders and Clear Street will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Common Stock following the consummation of the Business Combination. SVAQ estimates that the SVAQ Insiders will hold an aggregate of 5,425,000 shares of PubCo Common Stock subject to registration rights, assuming the Maximum Redemptions Scenario and that all Founder Shares are transferred for Transaction Financing and no Sponsor Forfeited Shares are forfeited by the Sponsor;

•        the fact that the SVAQ Articles contain a waiver of the corporate opportunity doctrine, and there could have been business combination targets that would have been appropriate for a combination with SVAQ but were not offered due to a SVAQ director’s duties to another entity. SVAQ does not believe that the waiver of the corporate opportunity doctrine in the SVAQ Articles interfered with its ability to identify an acquisition target;

•        the fact that certain directors or officers of SVAQ may be engaged by PubCo as advisors or in other roles following the Closing; and

•        the continued indemnification of former and current directors and officers of SVAQ and SVAQ Insiders and the continuation of directors’ and officers’ liability insurance after the Business Combination.

In addition, as a result of multiple business affiliations, our directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. We believe, however, that there were no such corporate opportunities presented to our directors and officers which were not presented to SVAQ, and therefore that our directors’ and officers’ additional fiduciary, contractual, or similar legal obligations to other entities did not impact our search for a business combination target. For more information, see “Information About SVAQ — Conflicts of Interest” and “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination.”

Q:     What interests do the EigenQ directors and officers have in the Business Combination?

A:     EigenQ’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of the SVAQ Shareholders generally. These interests include, among other things, the interests listed below:

•        Upon the completion of the Business Combination, the officers and directors of EigenQ are expected to be appointed officers and directors of PubCo. For a description of these arrangements, see “Management of PubCo Following the Business Combination.”

•        In connection with the Business Combination, it is anticipated that the PubCo Board will adopt a new non-employee director compensation policy to govern PubCo effective as of the Closing. It is anticipated that the new non-employee director compensation policy may provide for annual cash retainers and certain equity awards that will be granted following the Business Combination.

•        Certain of EigenQ’s directors are holders of, and/or are affiliated with entities that are holders of, directly or indirectly, EigenQ equity interests and in such capacity will be entitled to receive the Transaction Share Consideration payable to all holders of such equity interests pursuant to the terms of the Business Combination Agreement.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation: (i) no adverse law or order having been entered into that would make the Business Combination Agreement, or the Business Combination, illegal or otherwise prevent or prohibit consummation of the Business Combination; (ii) this Registration Statement having been declared effective by the SEC under the Securities Act and remaining effective as of the Closing; (iii) the SVAQ Shareholder Approval and EigenQ Stockholder Approval having been obtained; (iv) the PubCo Common Stock having been approved for listing on a national securities exchange (“Stock Exchange”), including Nasdaq, subject to official notice of issuance; and (v) expiration of the waiting period (and any extensions thereof) under any Antitrust Laws (as defined in the Business Combination Agreement). For more information regarding these and additional conditions to the Closing, see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently expected that the Business Combination will be consummated in late 2026. This date depends, among other things, on the approval of the proposals to be put to SVAQ Shareholders at the EGM. However, such meeting could be adjourned if the Adjournment Proposal is adopted by SVAQ’s shareholders at the EGM and SVAQ elects to adjourn the EGM to a later date or dates, if necessary or desirable. If the Adjournment Proposal is not approved, and a quorum is present, the SVAQ Board will not have the ability to adjourn the EGM to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied, for example. In such event, the Business Combination would not be completed. For a description of the conditions for the completion of the Business Combination, see “Proposal No. 1 — The Business Combination Proposal.”

Q:     Following the Business Combination, will SVAQ’s securities continue to trade on a stock exchange?

A:     SVAQ will effect the Domestication from the Cayman Islands to Delaware, after which each outstanding SVAQ Class A Share (excluding Public Shares validly submitted for redemption, but including SVAQ Class A Shares issued upon the Class B Share Conversion) will be reclassified as one share of PubCo Common Stock. It is a condition to the Closing that the PubCo Common Stock be approved for listing on a Stock Exchange, subject to official notice of issuance. This condition is for the benefit of both SVAQ and EigenQ and may be waived upon mutual agreement by both parties to the Business Combination Agreement.

SVAQ has applied for listing, to be effective at Closing, of the PubCo Common Stock on the Nasdaq Global Market under the symbol “EIGQ.” SVAQ will also apply for listing of the PubCo Public Warrants on the Nasdaq Global Market under the symbol “EIGQW.” However, unlike the condition applicable to PubCo Common Stock, there is no condition to Closing that the PubCo Public Warrants be approved for listing on Nasdaq, and there can be no assurance that the PubCo Public Warrants will be listed on Nasdaq or any other national securities exchange following the Closing. If the PubCo Public Warrants are not approved for listing on Nasdaq, the PubCo Public Warrants may trade on an over-the-counter market, which would adversely affect the liquidity and value of such warrants. Following the Closing, the SVAQ Public Units will cease to be listed and will no longer trade on Nasdaq, as the SVAQ Public Units will be automatically separated at the Effective Time. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the EGM, PubCo may not have received from Nasdaq either confirmation of the listing of the PubCo Common Stock or confirmation that approval will be obtained prior to the consummation of the Business Combination, and you will not be notified prior to the deadline for submitting redemption requests or the EGM if PubCo has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without knowing whether PubCo’s securities will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Business Combination could still be consummated if such condition is waived. Please see the subsection entitled “The Business Combination — Listing of PubCo’s Common Stock on Nasdaq” for additional information.

Q:     What do I need to do now?

A:     SVAQ urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a SVAQ Shareholder. SVAQ Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     Who is entitled to vote at the EGM?

A:     SVAQ has fixed [    ], 2026 as the Record Date for the EGM. If you were a shareholder of SVAQ at the close of business on the Record Date, you are entitled to vote on matters that come before the EGM. However, a shareholder may only vote his, her or its shares if he, she or it is present in person or is represented by proxy at the EGM.

Q:     How many votes do I have?

A:     SVAQ’s shareholders are entitled to one vote at the EGM for each SVAQ Share held of record as of the Record Date. As of the close of business on the Record Date for the EGM, there were 29,320,950 SVAQ Ordinary Shares issued and outstanding, of which 21,500,000 were Public Shares.

Q:     How do I vote?

A:     The EGM will be held at [    ], Eastern Time, on [    ], 2026. The EGM will be a virtual meeting conducted via live webcast at [    ]. For the purposes of Cayman Islands law and the SVAQ Articles, the physical location of the EGM will be [    ].

If you are a holder of record of SVAQ Ordinary Shares on the Record Date, you may vote at the EGM or by submitting a proxy for the EGM. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. Any shareholder wishing to attend the EGM should register for the EGM by [    ], Eastern Time, on [    ], 2026, by contacting [            ].

Holders of SVAQ Public Units do not need to separate their SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants prior to voting such underlying Public Shares at the EGM if they do not wish to exercise redemption rights.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q:     What constitutes a quorum?

A:     A quorum of SVAQ’s shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of one or more shareholders holding one-third of the issued and outstanding SVAQ Ordinary Shares entitled to vote at such meeting constitutes a quorum at the EGM. In the absence of a quorum, the EGM shall be adjourned for seven days and will take place at the same time and location, or to such other time and place as determined by the directors. There are 29,320,950 SVAQ Ordinary Shares outstanding as of the Record Date, and therefore, as of the Record Date for the EGM, 9,773,651 SVAQ Ordinary Shares would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the EGM?

A:     The following votes are required for each proposal at the EGM:

•        The Business Combination Proposal:    Approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Domestication Proposal:    Approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least two-thirds of the holders of issued and outstanding SVAQ Class B Shares who, being present in person or represented by proxy and entitled to vote thereon at the EGM, vote at the EGM. The holders of the SVAQ Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 50.2 of the SVAQ Articles.

•        The Organizational Documents Proposal:    Approval of the Organizational Documents Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Advisory Organizational Documents Proposals:    Approval of each Advisory Organizational Documents Proposal requires an ordinary resolution on a non-binding and advisory only basis, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. The shareholder votes regarding these proposals are advisory in nature, and are not binding on SVAQ, the SVAQ Board, EigenQ or PubCo Board.

•        The Director Election Proposal:    Approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Incentive Plan Proposal:    Approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Nasdaq Proposal:    Approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Insider Letter Amendment Proposal:    Approval of the Insider Letter Amendment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Adjournment Proposal:    Approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

As of the Record Date, the SVAQ Insiders collectively own approximately 24.2% of the issued and outstanding SVAQ Ordinary Shares. The SVAQ Insiders have agreed to vote all SVAQ Ordinary Shares they own in favor of all of the proposals being presented at the EGM. The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SVAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and SVAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination.”

The Business Combination was not structured to require the approval of at least a majority of the SVAQ Unaffiliated Shareholders because such a vote is not required under Cayman Islands law.

Q:     What happens if a substantial number of the Public Shareholders vote in favor of the proposals herein and exercise their redemption rights?

A:     Public Shareholders are not required to vote in respect of the Business Combination Proposal and the Domestication Proposal in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

In the event of significant redemptions, with fewer Public Shares and Public Shareholders, the trading market for PubCo Common Stock may be less liquid than the market for SVAQ Class A Shares was prior to the Business Combination, and PubCo may not be able to meet the listing standards for Nasdaq or another national securities exchange. If the net proceeds of the Business Combination are reduced, including as a result of redemptions of Public Shares, EigenQ may need to make adjustments to its business plans in light of available capital resources and EigenQ may need to seek additional funds earlier than EigenQ anticipates. See “Risk Factors — Risks Related to EigenQ — We will require substantial additional capital to fund our operations, pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available on acceptable terms or at all.”

The table below presents the Trust Account value per share to a Public Shareholder that elects not to redeem its shares across a range of varying redemptions scenarios. This Trust Account value per share includes the per share cost of the Deferred Discount.

As of June 30, 2026
Trust Account Value	$218,979,433
Total Public Shares	21,500,000
Total Account Value per Public Share	$10.1815

	No Redemptions Scenario(1)	25% Redemptions Scenario(2)	50% Redemptions Scenario(3)	75% Redemptions Scenario(4)	Maximum Redemptions Scenario(5)
Redemptions	$0	54,744,858	109,489,717	164,234,575	218,979,433
Redemptions, shares	0	5,375,000	10,750,000	16,125,000	21,500,000
Deferred Discount	$8,600,000	6,450,000	4,300,000	2,150,000	0
Cash left in Trust Account Post Redemptions Less Deferred Discount	$210,379,433	157,784,575	105,189,717	52,594,858	0
Public Shares post-redemptions	21,500,000	16,125,000	10,750,000	5,375,000	0
Remaining Trust Proceeds Per Public Share	$9.79	9.79	9.79	9.79	N/A

____________

(1)      The No Redemptions Scenario assumes 0 Public Shares are redeemed for approximately $0. After payment of the $8,600,000 Deferred Discount, approximately $210,379,433 remains in the Trust Account for 21,500,000 Public Shares, or $9.79 per share.

(2)      The 25% Redemptions Scenario assumes 5,375,000 Public Shares are redeemed for approximately $54,744,858. After payment of the $6,450,000 Deferred Discount, approximately $157,784,575 remains in the Trust Account for 16,125,000 Public Shares, or $9.79 per share.

(3)      The 50% Redemptions Scenario assumes 10,750,000 Public Shares are redeemed for approximately $109,489,717. After payment of the $4,300,000 Deferred Discount, approximately $105,189,717 remains in the Trust Account for 10,750,000 Public Shares, or $9.79 per share.

(4)      The 75% Redemptions Scenario assumes 16,125,000 Public Shares are redeemed for approximately $164,234,575. After payment of the $2,150,000 Deferred Discount, approximately $52,594,858 remains in the Trust Account for 5,375,000 Public Shares, or $9.79 per share.

(5)      The Maximum Redemptions Scenario assumes all 21,500,000 Public Shares are redeemed for approximately $218,979,433. No Public Shares or Trust Account proceeds remain, and no Deferred Discount is payable; therefore, remaining Trust proceeds per Public Share is not applicable.

Dilution

Dilution per share to the original investors in SVAQ is determined by its net tangible book value per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on SVAQ’s net tangible book value per share, from the IPO price per share paid by original investors in SVAQ as set forth as follows under five redemption scenarios.

The following table presents the net tangible book value per share at various redemption levels assuming various material potential sources of dilution (but excluding the effects of the Business Combination transaction itself).

	No Redemptions Scenario	25% Redemptions Scenario	50% Redemptions Scenario	75% Redemptions Scenario	Maximum Redemptions Scenario
Offering Price of the Securities in the IPO price per share	$10	10	10	10	10
Net tangible book value, as adjusted, as of June 30, 2026(1)	209,167,045	154,422,187	99,677,329	44,932,470	(9,812,388)
As adjusted Shares, as of June 30, 2026(2)	29,320,950	23,945,950	18,570,950	13,195,950	7,820,950
Net tangible book value per share, as adjusted, as of June 30, 2026	$7.13	6.45	5.37	3.41	(1.25)
Dilution per share to SPAC Public Shareholders	$2.87	3.55	4.63	6.59	11.25

____________

(1)      See table below for reconciliation of net tangible book value, as adjusted

(2)      See table below for reconciliation of as adjusted shares.

	No Redemptions Scenario(1)	25% Redemptions Scenario(2)	50% Redemptions Scenario(3)	75% Redemptions Scenario(4)	Maximum Redemptions Scenario(5)
Net tangible book value per share, as adjusted, as of June 30, 2026	$7.13	$6.45	$5.37	$3.41	$(1.25)

Numerator adjustments (USD)
SPAC net tangible book value	(8,112,388)	(8,112,388)	(8,112,388)	(8,112,388)	(8,112,388)
Transaction expenses to be incurred by SPAC	(1,700,000)	(1,700,000)	(1,700,000)	(1,700,000)	(1,700,000)
Reclassification of nonredeemed public shares to permanent SVAQ equity	218,979,433	164,234,575	109,489,717	54,744,858	0
Net tangible book value, as adjusted, as of June 30, 2026	209,167,045	154,422,187	99,677,329	44,932,470	(9,812,388)

Denominator adjustments
SPAC Public Shareholders(6)	21,500,000	16,125,000	10,750,000	5,375,000	0
SPAC Private Shareholders(7)	655,000	655,000	655,000	655,000	655,000
SVAQ Class B Shares – Sponsor and transferred support shares(8)	7,165,950	7,165,950	7,165,950	7,165,950	7,165,950
As adjusted SPAC shares outstanding(9)	29,320,950	23,945,950	18,570,950	13,195,950	7,820,950

____________

(1)      Dollar-denominated adjusted net tangible book value equals SVAQ net tangible book value less estimated post June 30, 2026 SVAQ transaction expenses plus the carrying amount of nonredeemed public shares reclassified from temporary equity to permanent SVAQ equity when redemption rights lapse.

(2)      As adjusted shares equals the As adjusted SPAC shares outstanding reconciled in the table above (see note (9)).

(3)      SPAC net tangible book value equals SPAC total assets less total liabilities less redeemable Class A ordinary shares (temporary equity).

(4)      Transaction expenses to be incurred by SVAQ after June 30, 2026 through the Closing Date are estimated at approximately $1.7 million and reduce net tangible book value under each redemption scenario.

(5)      The reclassification equals the $218,979,433 temporary-equity carrying amount in dollars multiplied by the percentage not redeemed. Redeemed shares are settled directly against temporary equity for cash.

(6)      SPAC Public Shareholders equals the 21,500,000 Class A ordinary shares subject to possible redemption multiplied by the portion that is not redeemed.

(7)      SPAC Private Shareholders equals the 655,000 Class A ordinary shares issued and outstanding that are not subject to redemption.

(8)      SVAQ Class B Shares equals 7,165,950 issued Class B shares, which includes 5,000,000 retained by the Sponsor 1,000,000 Transaction Support Shares to be retained by the Secured Investor, and 1,165,950 Transaction Support Shares transferred to other investors. The transfer changes the holder only; the shares remain outstanding. Sponsor forfeiture is currently nil.

(9)      As adjusted SPAC shares outstanding equals the sum of SPAC Public Shareholders (note 6), SPAC Private Shareholders (note 7) and all issued SVAQ Class B Shares (note 8), including transferred support shares.
In addition to the dilution presented in the tables above, non-redeeming SPAC Public Shareholders may experience dilution, including due to: (i) the exercise of SVAQ’s public warrants, which are exercisable for 10,750,000 shares at an exercise price of $11.50 per share; (ii) the exercise of SVAQ’s private placement warrants, which are exercisable for 327,500 shares at an exercise price of $11.50 per share; (iii) the exercise or settlement of the EigenQ SARs substituted in connection with the Business Combination, which represent 6,723,112 SVAQ common-stock equivalents based on gross outstanding SARs multiplied by the Exchange Ratio; (iv) the exercise of the EigenQ warrants assumed in connection with the Business Combination, which represent 7,331,550 SVAQ common-stock equivalents based on gross Company Warrant shares multiplied by the Exchange Ratio; (v) the transfer of the 2,165,950 Transaction Financing Support Shares, including the 1,000,000 Sponsor Shares contemplated by the financing, which reallocates ownership among shareholders without creating incremental shares; (vi) the settlement of the $2,172,000 SPV financing obligation, which may be settled in PubCo securities, the form and number of which have not been determined; (vii) the conversion of the $44.45 million of senior secured convertible notes and the exercise of the related financing warrants, which at the initial $12.00 conversion or exercise price represent 3,704,166 potential shares each, or 7,408,332 potential shares in the aggregate, and which could result in greater dilution if contractual reset or down-round provisions apply; and (viii) the settlement of any CCM advisory fee that becomes payable, if an equity-settlement election is made, in shares issued at Closing at an issue price and share count that are not presently determined. Other than the Transaction Support Shares described in clause (v), which are already issued and included in the as adjusted share counts above, none of the foregoing potential sources of dilution is reflected in net tangible book value, as adjusted, or in the as adjusted shares presented in the tables above. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The foregoing disclosure is not a guarantee that the trading price of the PubCo Common Stock will not be below the IPO price of $10.00, nor is the disclosure a guarantee that PubCo will attain any of the levels of valuation presented. In addition, all of the relative percentages above are for illustrative purposes only and are based upon certain assumptions, including those described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary, potentially materially, from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of Item 1604(c)(1) of Regulation S-K, PubCo would have 310,053,688 shares of PubCo Common Stock outstanding after giving effect to the Business Combination under the no additional redemptions scenario. Where there are no redemptions, the company valuation is based on the IPO price of $10.00 and is therefore calculated as: $10.00 (SPAC per share IPO price) times 310,053,688 shares of PubCo Common Stock, or $3,100,536,880. The following table illustrates the valuation at the offering price of the securities at the IPO price of $10.00 per share for each redemption scenario:

	0%	25% Redemptions Scenario	50% Redemptions Scenario	75% Redemptions Scenario	Maximum Redemptions Scenario
SPAC Shares valuation based on the $10.00 IPO price, excluding Other Investor Share Recipients shown separately	$271,550,000	217,800,000	164,050,000	110,300,000	56,550,000
SPAC Shares outstanding post Business Combination, excluding Other Investor Share Recipients(1)	27,155,000	21,780,000	16,405,000	11,030,000	5,655,000
EigenQ Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$2,807,327,380	2,807,327,380	2,807,327,380	2,807,327,380	2,807,327,380
EigenQ Shares outstanding post Business Combination	280,732,738	280,732,738	280,732,738	280,732,738	280,732,738
Other shareholder shares valuation based on offering price of the securities in the IPO of $10.00 per share	$21,659,500	21,659,500	21,659,500	21,659,500	21,659,500

	0%	25% Redemptions Scenario	50% Redemptions Scenario	75% Redemptions Scenario	Maximum Redemptions Scenario
Other Investor Share Recipients outstanding post Business Combination	2,165,950	2,165,950	2,165,950	2,165,950	2,165,950
Threshold company valuation at which value per outstanding share equals the $10.00 IPO price	$3,100,536,880	3,046,786,880	2,993,036,880	2,939,286,880	2,885,536,880
Total shares outstanding post Business Combination	310,053,688	304,678,688	299,036,880	293,928,688	288,553,688

Q:     Can I vote at the EGM if I sell my SVAQ Class A Shares before the EGM?

A:     The Record Date for the EGM is earlier than the date of the EGM and earlier than the date that the Business Combination is expected to be completed. If you transfer your SVAQ Class A Shares after the applicable Record Date, but before the EGM, unless you grant a proxy to the transferee, you will retain your right to vote at the EGM.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders may send a later-dated, signed proxy card to [      ] at the address set forth at the end of this section, so that it is received prior to the vote at the EGM, or attend the EGM in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to SVAQ’s Chief Executive Officer, which must be received prior to the vote at the EGM. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the EGM?

A:     If you fail to take any action with respect to the EGM and the Business Combination is approved by shareholders and consummated, you will become a stockholder of PubCo. However, if you fail to take any action with respect to the EGM, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares. If you fail to take any action with respect to the EGM and the Business Combination Proposal is not approved, you will continue to be a shareholder of SVAQ.

Q:     What should I do with my share certificates?

A:     Those shareholders who do not elect to have their Public Shares redeemed for their pro rata share of the funds in the Trust Account should not submit their share certificates now. After the consummation of the Business Combination, PubCo will send instructions to SVAQ Shareholders regarding the exchange of their SVAQ Class A Shares for PubCo Common Stock. SVAQ Shareholders who exercise their redemption rights must deliver their share certificates to the transfer agent (either physically or electronically) prior to the deadline for submitting redemption requests described above.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your SVAQ Ordinary Shares.

Q:     What is the recommendation of the SVAQ Board?

A:     The SVAQ Board believes that the Business Combination Proposal and the other proposals to be presented at the EGM are fair, advisable, and in the best interests of SVAQ’s shareholders and recommends that SVAQ Shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval of each of the Advisory Organizational Documents Proposals, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Nasdaq Proposal, “FOR” the approval of the Insider Letter Amendment Proposal and “FOR” the approval of the Adjournment Proposal, if presented.

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SVAQ and its shareholders and what he or they may believe is best for himself or themselves. In addition, the Sponsor and SVAQ’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination.”

Q:     How do the Sponsor and SVAQ’s officers and directors intend to vote?

A:     The Sponsor has agreed to vote in favor of all the proposals being presented at the EGM. No consideration has been or will be paid by SVAQ or EigenQ to the Sponsor in connection with such agreements. The Sponsor owns approximately 24.2% of the issued and outstanding SVAQ Ordinary Shares.

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SVAQ and its shareholders and what he or they may believe is best for himself or themselves. In addition, the Sponsor and SVAQ’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination.”

Q:     Do the Sponsor and SVAQ’s officers and directors expect to purchase Public Shares from Public Shareholders or take other actions to incentivize non-redemption?

A:     The Sponsor and SVAQ’s officers and directors do not have any plans at this time to purchase Public Shares from Public Shareholders or to take any other actions to incentivize non-redemption. However, at any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding SVAQ or its securities, the Sponsor, and SVAQ’s officers and directors or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market, although they are under no obligation to do so. There is no limit on the number of Public Shares that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of SVAQ’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event the SVAQ Insiders or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such transaction could be to increase the likelihood of obtaining shareholder approval of the Business Combination, subject to the limitations on voting contained in applicable SEC interpretations of Rule 14e-5 under the Exchange Act or to increase the proceeds from the Trust Account released to PubCo, where it appears that such requirement would otherwise not be met. SVAQ expects any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of SVAQ Class A Shares and the number of beneficial holders of SVAQ Class A Shares may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of SVAQ’s securities on Nasdaq.

In the event the SVAQ Insiders or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act. To the extent that the SVAQ Insiders or their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination. See “The Extraordinary General Meeting — Potential Purchases of Public Shares” for more information.

Q:     Who will solicit and pay the costs of soliciting proxies for the EGM?

A:     SVAQ will pay the cost of soliciting proxies for the EGM. SVAQ has engaged [        ] to assist in the solicitation of proxies for the EGM. SVAQ has agreed to pay [        ] a fee of $[    ], plus disbursements. SVAQ will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SVAQ Class A Shares for their expenses in forwarding soliciting materials to beneficial owners of SVAQ Class A Shares and in obtaining voting instructions from those owners. SVAQ’s directors and officers may also solicit proxies by telephone, mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Silicon Valley Acquisition Corp.
425 Page Mill Rd., Suite 200, 2nd Floor
Palo Alto, CA 94306
Tel: (650) 206-8315

or:
[        ]

You may also obtain additional information about SVAQ from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to tender or deliver your Public Shares (and share certificates (if any) and other redemption forms), either physically or electronically, to Equiniti at the address below prior to the vote at the EGM. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Equiniti Trust Company, LLC
28 Liberty Street
53rd Floor
New York
NY 10005

Attention: [    ]
E-mail: [    ]

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be submitted for a vote at the EGM, including the Business Combination Proposal and Domestication Proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination.”

Parties to the Business Combination

Silicon Valley Acquisition Corp.

SVAQ is a blank check company incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SVAQ was incorporated on July 21, 2025 as a Cayman Islands exempted company.

SVAQ Public Units, SVAQ Class A Shares, and SVAQ Public Warrants are currently listed on Nasdaq under the symbol “SVAQU,” “SVAQ” and “SVAQW,” respectively.

The mailing address of SVAQ’s principal executive offices is 425 Page Mill Rd., Suite 200, 2nd Floor, Palo Alto, CA 94306, and its phone number is (650) 206-8315.

SVAQ Merger Sub Inc.

Merger Sub is a Delaware corporation and wholly-owned subsidiary of SVAQ. Merger Sub was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub’s principal executive offices are the same as those for SVAQ.

EigenQ

EigenQ, a U.S.-based quantum technology company developing and commercializing foundational technologies for the quantum era. The company operates at the intersection of quantum technologies, artificial intelligence, secure communications, advanced sensing, and trusted computing, with a mission to enable the next generation of intelligent, secure, and resilient digital infrastructure.

The mailing address of EigenQ’s principal executive offices is 701 Brazos Street, Suite 1600, Austin TX 78701 and its phone number is (512) 228-1739.

Background and Material Terms of the Business Combination

SVAQ was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. Following the completion of its IPO, at the direction of the SVAQ Board, SVAQ’s management and directors commenced a search for potential business combination targets, leveraging SVAQ’s and Sponsor’s network of company founders and executives, investment bankers, private equity firms and hedge funds and numerous other business relationships, as well as the prior experience and network of SVAQ’s management and directors. SVAQ conducted preliminary due diligence on, and, in some cases, entered into confidentiality agreements with, more than 25 companies from December 2025 to June 2026, including EigenQ. SVAQ management ultimately decided to focus its efforts on EigenQ because, following its preliminary review of other potential targets, SVAQ concluded that EigenQ represented the most attractive opportunity based on its alignment with SVAQ’s investment criteria and strategic objectives established at the time of its IPO.

The terms of the Business Combination Agreement are the result of extensive negotiations between the representatives of SVAQ and EigenQ, each in consultation with its advisors, which occurred between January 2026 and June 17, 2026.

As contemplated by the Business Combination Agreement, the structure and timing of the Business Combination are consistent with common practice in initial business combination transactions consummated by special purpose acquisition companies. In addition, the timing for the consummation of the Business Combination provided for in the Business Combination Agreement was determined and agreed by the parties in light of general business considerations weighing in favor of consummating the transaction promptly and the deadline for SVAQ to complete an initial business combination pursuant to the SVAQ Articles.

For more information, see “Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination.”

The Business Combination Agreement

Pursuant to the Business Combination Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, the following will occur: (1) the Domestication of SVAQ as a Delaware corporation is intended to occur one business day prior to the Closing Date, in which SVAQ will de-register from the Registrar of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the SVAQ Articles, Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (As Revised); (2) on the Closing Date, the Merger of Merger Sub with and into EigenQ, with EigenQ surviving the Merger as a wholly-owned subsidiary of SVAQ, in accordance with the Business Combination Agreement and DGCL; and (3) the other transactions contemplated by the Business Combination Agreement and documents related thereto, all as described in more detail elsewhere in this proxy statement/prospectus. In connection with the Closing, SVAQ will be renamed “EigenQ Holdings, Inc.” To the extent any SVAQ Units remain outstanding and unseparated immediately prior to the Effective Time, such SVAQ Units will automatically separate at the Effective Time, with the holder of each such SVAQ Unit being deemed to hold one SVAQ Class A Share and one-half (1/2) of one SVAQ Warrant, without any action required by the holder. The Public Shares and SVAQ Public Warrants held following the unit separation will be converted as described below in accordance with the Business Combination Agreement. Following the Effective Time, the SVAQ Units will cease trading on Nasdaq, no SVAQ Units will be in existence, and the SVAQ Units will not be listed on Nasdaq following the Closing. Holders of SVAQ Units who wish to exercise their redemption rights with respect to the underlying Public Shares must separately elect to cause the separation of their SVAQ Units prior to exercising such redemption rights and prior to the applicable deadline for submitting redemption requests. See “The Extraordinary General Meeting — Redemption Rights.”

(A)    The Domestication is intended to occur one business day prior to the Closing, whereby SVAQ will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation.

(B)    Immediately prior to the Domestication, (1) to the extent any SVAQ Units remain outstanding and unseparated immediately prior to the Effective Time, such SVAQ Units will automatically separate, with the holder of each such SVAQ Unit being deemed to hold one SVAQ Class A Share and one-half (1/2) of one SVAQ Warrant, without any action required by the holder; (2) SVAQ will effect the redemption of the Public Shares that are validly submitted for redemption and not withdrawn.

(C)    In connection with the Domestication and immediately prior to the Effective Time, (1) SVAQ will change its name to “EigenQ Holdings, Inc.”; (2) the Class B Share Conversion will occur, whereby each holder of issued and outstanding SVAQ Class B Share will irrevocably and unconditionally elect to convert, on a one-for-one basis, each SVAQ Class B Share held by it into one SVAQ Class A Share; (2) each outstanding SVAQ Class A Share (excluding Public Shares validly submitted for redemption, but including SVAQ Class A Shares issued upon the Class B Share Conversion) will be reclassified as one share of PubCo Common Stock.

(D)    At the Effective Time:

•        each share of EigenQ’s capital stock that is issued and outstanding as of immediately prior to the Effective Time (excluding treasury shares and dissenting shares) will automatically be canceled and converted into the right to receive a corresponding number of shares of PubCo Common Stock equal to the Exchange Ratio (as defined below).

•        each EigenQ SAR that is outstanding as of immediately prior to the Effective Time will be automatically substituted for a PubCo SAR exercisable for a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of EigenQ Common Stock issuable upon the exercise of such EigenQ SAR multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (A) the per share exercise price of such EigenQ SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio; and

•        each EigenQ Warrant to purchase shares of EigenQ Common Stock that is issued and outstanding as of immediately prior to the Effective Time, other than warrants issued to certain investors, which will be exchanged for warrants of SVAQ in accordance with their terms, will be automatically assumed by PubCo and converted into an Assumed Warrant to purchase a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of EigenQ Common Stock issuable upon the exercise of such EigenQ Warrant multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (A) the per share exercise price of such EigenQ Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(E)    Following the Effective Time, the SVAQ Units, SVAQ Class A Shares, and SVAQ Warrants will cease trading and will no longer be listed on Nasdaq.

For more information about the Business Combination, please see the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Structure Diagrams

The following diagrams illustrate in simplified terms the current structure of SVAQ and EigenQ, the Business Combination, and the expected structure of PubCo immediately following the Closing.

Simplified Pre-Combination Structure

The Domestication

The Merger

Simplified Post-Combination Structure

Transfer Restrictions

Pursuant to the Amended Registration Rights and Lock-Up Agreement to be entered into by and among SVAQ, EigenQ, certain SVAQ stockholders, including the Sponsor, and certain EigenQ Stockholders at the Closing, such EigenQ Stockholders and SVAQ Insiders who are holders of Lock-up Shares will be subject to restrictions on transferring such Lock-Up Shares until six months after the Closing Date (other than shares of PubCo Common Stock which result from the conversion of Private Placement Shares and underlying Private Placement Warrants, which shall be subject to a 30-day lock-up period following the Closing); provided that, with respect to 10% of the shares of PubCo Common Stock (i) issued to such EigenQ Stockholders pursuant to the Business Combination Agreement and (ii) the Founder Shares held by the holders of Founder Shares at the time of the Closing, such shares shall be released from lock-up if the closing price of the PubCo Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, sub-divisions, stock consolidations, stock capitalizations, reorganizations, recapitalizations and the like) for any 15 trading days within any 30-trading day period following the Closing. For more information, see “Proposal No. 1 — The Business Combination Proposal — Ancillary Agreements — Amended Registration Rights and Lock-Up Agreement.”

An aggregate of approximately 287,898,688 Lock-Up Shares are anticipated to be subject to such transfer restrictions, representing approximately 99.8% of the total issued and outstanding shares of PubCo Common Stock following the Business Combination, assuming the Maximum Redemptions Scenario.

Set forth below is a tabular presentation of the post-closing lock-ups, including the number of shares to be issued to the EigenQ Stockholders and the SVAQ Insiders (and their transferees) that will not be subject to such transfer restrictions:

Category of Stockholder	Shares Not Subject to 180-day Lock-Up	Lock-Up Shares subject to 180-day Lock-Up
EigenQ Stockholders	0	280,732,738
Sponsor and transferees	0	7,165,950
Total	0	287,898,688

For more information, see Proposal No. 1 — The Business Combination Proposal — Ancillary Agreements — Amended Registration Rights and Lock-Up Agreement.”

Conditions to Closing

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation: (i) no adverse law or order having been entered into that would make the Business Combination Agreement, or the Business Combination, illegal or otherwise prevent or prohibit consummation of the Business Combination; (ii) this Registration Statement having been declared effective by the SEC under the Securities Act and remaining effective as of the Closing; (iii) the SVAQ Shareholder Approval and EigenQ Stockholder Approval having been obtained; (iv) the PubCo Common Stock having been approved for listing on a national securities exchange

(“Stock Exchange”), including Nasdaq, subject to official notice of issuance; and (v) expiration of the waiting period (and any extensions thereof) under any Antitrust Laws (as defined in the Business Combination Agreement). For more information regarding these and additional conditions to the Closing, see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (i) by mutual written consent of SVAQ and EigenQ; (ii) subject to certain limited exceptions, by either SVAQ or EigenQ if the Business Combination is not consummated by June 30, 2027, subject to automatic monthly extensions with written consent of SVAQ and EigenQ (the “Outside Date”); (iii) by SVAQ for EigenQ’s uncured material breach of the Business Combination Agreement, such that the related closing condition would not be met; (iv) by EigenQ for SVAQ’s or Merger Sub’s uncured material breach of the Business Combination Agreement, such that the related closing condition would not be met; (v) by written notice by either SVAQ or EigenQ to the other if a governmental authority has issued an order prohibiting the transactions contemplated by the Business Combination Agreement, subject to certain exceptions; (vi) by either SVAQ or EigenQ if the requisite SVAQ Shareholder Approvals are not obtained after the conclusion of the meeting at which SVAQ’s shareholders voted on such matters; (vii) by SVAQ if the EigenQ Stockholders do not deliver the EigenQ Written Consent approving the Business Combination within five business days following the date on which the registration statement/proxy statement is declared effective; and (viii) by SVAQ if EigenQ does not deliver the PCAOB audited financial statements as of and for the year ended December 31, 2025, and any unaudited financial statements required to be included in the Registration Statement, by July 31, 2026.

If the Business Combination Agreement is terminated, the Business Combination Agreement will become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except for any liability on the part of any party for fraud or willful breach of the Business Combination Agreement. For more information, see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Termination; Effectiveness.”

Ancillary Agreements

In connection with the Business Combination, SVAQ and EigenQ have entered into, or intend to enter into or otherwise adopt on or prior to the Closing Date, several agreements, including the Sponsor Support Agreement, EigenQ Support Agreement, and Amended Registration Rights and Lock-Up Agreement. For additional information about each of these agreements, see “Proposal No. 1 — The Business Combination Proposal — Ancillary Agreements.”

Ownership of PubCo after the Closing

The following tables illustrate estimated ownership levels in PubCo, immediately following the consummation of the Business Combination, based on varying levels of redemptions by Public Shareholders.

The following table excludes the dilutive effect of shares of PubCo Common Stock issuable upon the exercise of the PubCo Warrants and PubCo SARs and shares of PubCo Common Stock that will initially be available for issuance under the PubCo Incentive Plan. Also excluded are SPV Securities and shares of PubCo Common Stock issuable upon conversion or exercise of SPV Securities.

	Pro Forma Combined
	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		75% Redemptions Scenario		Maximum Redemptions Scenario
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SVAQ Public Shareholders(1)	21,500,000	6.9%	16,125,000	5.3%	10,750,000	3.6%	5,375,000	1.8%	0	0%
SVAQ Private Shareholders(2)	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%
Sponsor(3)	5,000,000	1.6%	5,000,000	1.6%	5,000,000	1.7%	5,000,000	1.7%	5,000,000	1.7%
EigenQ Stockholders(4)	280,732,738	90.6%	280,732,738	92.2%	280,732,738	93.8%	280,732,738	95.5%	280,732,738	97.3%
Holders of Transaction Support Shares(5)	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%
Pro forma total shares of the PubCo Common Stock outstanding at Closing	310,053,688	100%	304,678,688	100%	299,303,688	100%	293,928,688	100%	288,553,688	100%

____________

(1)      Represents Public Shares held by the Public Shareholders under the no redemption, 25% redemption, 50% redemption, 75% redemption, and 100% redemption scenarios.

(2)      Represents 230,000 shares converted from 230,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by Clear Street in the private placement and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the private placement.

(3)      Represents 5,000,000 shares of PubCo held by the Sponsor immediately following the Business Combination, excluding 2,165,950 Transaction Support Shares transferred) and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the private placement.

(4)      Represents 280,732,738 shares of PubCo Common Stock issued to EigenQ Stockholders based upon the Exchange Ratio.

(5)      Represents the holders of 2,165,950 Transaction Support Shares transferred from the Sponsor.

The following table shows possible sources of dilution and the extent of such dilution that non-redeeming Public Shareholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all PubCo Warrants for cash, which will each be exercisable for one share of PubCo Common Stock at a price of $11.50 per share, the exercise of all PubCo EigenQ Options Warrants for cash, which will each be exercisable for one share of PubCo Common Stock and settlement of all PubCo SARs. The table excludes shares of PubCo Common Stock that will initially be available for issuance under the PubCo Incentive Plan, as such shares will not be outstanding on the Closing Date. The table excludes shares of PubCo Common Stock that will be issued upon conversion of the SPV Securities, or issuable upon conversion of any Working Capital Loans. The table does not assume the consummation of any exchange of the PubCo Warrants for shares of PubCo Common Stock.

	Pro Forma Combined
	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		75% Redemptions Scenario		Maximum Redemptions Scenario
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SVAQ Public Shareholders(1)	21,500,000	6.4%	16,125,000	4.9%	10,750,000	3.3%	5,375,000	1.7%	0	0%
SVAQ Private Shareholders(2)	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%
Sponsor(3)	5,000,000	1.5%	5,000,000	1.5%	5,000,000	1.5%	5,000,000	1.6%	5,000,000	1.6%
Holders of Transaction Support Shares(4)	2,165,950	0.6%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%
EigenQ Stockholders(5)	280,732,738	81.9%	280,732,738	83.2%	280,732,738	84.6%	280,732,738	86%	280,732,738	87.4%
Public Warrants(6)	10,750,000	3.2%	10,750,000	3.3%	10,750,000	3.3%	10,750,000	3.4%	10,750,000	3.4%
Private Warrants(7)	327,500	0.1%	327,500	0.1%	327,500	0.1%	327,500	0.1%	327,500	0.1%
EigenQ Warrants(8)	7,331,550	2.2%	7,331,550	2.2%	7,331,550	2.2%	7,331,550	2.2%	7,331,550	2.3%
EigenQ SARs(9)	6,723,112	2.0%	6,723,112	2.0%	6,723,112	2.0%	6,723,112	2.1%	6,723,112	2.1%
Shares initially underlying senior Secured Financing convertible notes(10)	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.2%
Shares initially underlying Secured Financing warrants(10)	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.2%
Pro forma total shares of the PubCo Common Stock outstanding at Closing	342,594,182	100%	337,219,182	100%	331,844,182	100%	326,469,182	100%	321,094,182	100%

____________

(1)      Represents Public Shares held by SVAQ’s Public Shareholders under the no redemption, 25% redemption, 50% redemption, 75% redemption, and 100% redemption scenarios.

(2)      Represents 230,000 shares converted from 230,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by Clear Street in the Private Placement and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the Private Placement.

(3)      Represents 5,000,000 shares of PubCo held by the Sponsor immediately following the Business Combination, excluding 2,165,950 Transaction Support Shares transferred) and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the Private Placement.

(4)      Represents the holders of 2,165,950 Transaction Support Shares transferred from the Sponsor.

(5)      Includes 280,732,738 shares of PubCo Common Stock issued to holder of EigenQ Common Stock based upon the Exchange Ratio.

(6)      Shares Underlying Public Warrants reflects 10,750,000 outstanding public warrants. Shares Underlying Private Warrants reflects 327,500 outstanding private placement warrants, comprising 212,500 warrants held by the Sponsor and 115,000 warrants held by Clear Street.

(7)      Shares Underlying Private Warrants reflects 327,500 outstanding private placement warrants, comprising 212,500 warrants held by the Sponsor and 115,000 warrants held by Clear Street.

(8)      EigenQ Warrants are presented as 7,331,550 SVAQ common-stock equivalents based on gross outstanding Company Warrant shares multiplied by the Exchange Ratio and rounded down in aggregate.

(9)      EigenQ SARs are presented as 6,723,112 SVAQ common-stock equivalents based on gross outstanding SARs multiplied by the Exchange Ratio and rounded down in aggregate.

(10)    Secured Financing note-conversion shares of 3,704,166 and Secured Financing warrant shares of 3,704,166 are each based on $44.45 million of contractual principal divided by the initial $12.00 conversion or exercise price and rounded down in aggregate.

Share ownership presented in the two tables above is only presented for illustrative purposes and does not necessarily reflect what PubCo’s share ownership will be after the Closing. SVAQ and EigenQ cannot predict how many of the Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above, and therefore the ownership percentages of Public Shareholders may also differ if the actual redemptions are different from these assumptions. The Public Shareholders that do not elect to redeem their Public Shares will experience immediate dilution as a result of the Business Combination. The Public Shareholders currently represent approximately 73.3% of the total issued and outstanding SVAQ Ordinary Shares. As noted in the above table, even if no Public Shareholders redeem their Public Shares in the Business Combination, the Public Shareholders’ ownership is expected to decrease from approximately 73.3% of the total issued and outstanding SVAQ Ordinary Shares prior to the Business Combination to approximately 6.4% of the total issued and outstanding PubCo Common Stock at the Closing. As redemptions increase, the overall percentage ownership held by the Sponsor, other SVAQ Insiders, and EigenQ Stockholders will increase as compared to the overall percentage ownership held by Public Shareholders, thereby increasing dilution to Public Shareholders. For more information about the consideration to be received in the Business Combination, these scenarios, and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information.” See also “Risk Factors — Risks Related to SVAQ and the Business Combination — The SVAQ Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that SVAQ’s current shareholders have on the management of PubCo.”

Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination

In considering the recommendation of the SVAQ Board to vote in favor of approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal, shareholders should keep in mind that SVAQ Insiders and entities affiliated with them, have interests in such proposals that are different from, or in addition to, the interests of the SVAQ Unaffiliated Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination.”

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SVAQ and its shareholders and what he or they may believe is best for himself or themselves. In addition, the Sponsor and SVAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

The financial interests of the SVAQ Insiders may have influenced their motivation in identifying and selecting EigenQ as a business combination target, completing an initial business combination with EigenQ and influencing the operation of the business following the Closing. In considering the recommendation of the SVAQ Board to vote for the proposals, the SVAQ Shareholders should consider these interests.

Further, the SVAQ Unaffiliated Shareholders should keep in mind that EigenQ officers, directors and entities affiliated with them, have interests in such proposals that are different from, or in addition to, those of the SVAQ Unaffiliated Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” and “Certain Relationships and Related Persons Transactions” for more information related to certain transactions and arrangements between EigenQ and the EigenQ Directors and Officers.

Compensation to be Received by the Sponsor and SVAQ’s Officers and Directors in Connection with the Business Combination

Set forth below is a summary of the amount of compensation and securities received or to be received by the SVAQ Insiders in connection with the Business Combination.

	Securities to be Received	Other Compensation
The Sponsor

(i) 5,000,000 shares of PubCo Common Stock upon the conversion of 5,000,000 Founder Shares, which were initially purchased prior to the IPO for approximately $0.003 per share (and assuming 2,165,950 Transaction Support Shares are transferred to prospective investors or for any other purposes related to the Business Combination as agreed by the parties), (ii) 425,000 shares of PubCo Common Stock for 425,000 SVAQ Class A Shares it acquired in the private placement consummated simultaneously with the IPO, and (iii) 212,500 PubCo Private Warrants, with (ii) and (iii) being issued upon the exchange for 425,000 SVAQ Private Units, which were initially purchased in a private placement that closed concurrently with the IPO for $10.00 per unit.

Reimbursement for loans and advances to SVAQ; no such amounts are outstanding as of the date of this proxy statement/prospectus.

$25,000 per month to an affiliate of the Sponsor through the Closing for office space and administrative services provided to members of the SVAQ management team. As of March 31, 2026, SVAQ incurred $75,000 in fees for these services.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Dan Nash	See “Sponsor” above. Mr. Nash may be deemed to control the Sponsor.

See “Sponsor” above. Mr. Nash may be deemed to control the Sponsor.

Reimbursement for out-of-pocket expenses incurred related to identifying, negotiating, investigating and completing the Business Combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

David O’Neil	Monthly payments of $8,333.33	Cash payment for services as Vice President.

The securities to be issued to the SVAQ Insiders may result in a material dilution of the equity interests of non-redeeming Public Shareholders. None of the funds in the Trust Account will be used to compensate the SVAQ Insiders. Except for administrative services fees paid or to be paid to the Sponsor and a monthly fee of $8,333.33 paid to SVAQ’s vice president, David O’Neil, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the SVAQ Insiders, or any of their respective affiliates, by SVAQ for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the SVAQ Insiders may result in a material dilution of the equity interests of non-redeeming Public Shareholders.

Certain Engagements in Connection with the Business Combination

Pursuant to the Underwriting Agreement, dated December 22, 2025, by and between SVAQ and Clear Street (as amended by that certain Amendment No. 1 to Underwriting Agreement, dated as of January 7, 2026), Clear Street was paid an Upfront Discount of $0.20 per Public Share, or $4,300,000 in the aggregate. In addition, the underwriters to the IPO are entitled to a Deferred Discount of 4.00% of the gross proceeds of the IPO remaining in the Trust Account upon the Closing, other than gross proceeds from SVAQ Units sold pursuant to the underwriter’s over-allotment option, or up to $8,600,000 in the aggregate (the “Deferred Discount”), which is payable upon the completion of the Business Combination. Clear Street will be entitled to receive at least 75% of the Deferred Discount. The Deferred Discount is not dependent on Clear Street’s involvement in the Business Combination.

Pursuant to the CCM Engagement Letter, CCM agreed to act as EigenQ’s (i) financial advisor in connection with the CCM Sale Transaction Fee, up to 50% of which may be paid in equity at the Closing; (ii) capital markets advisor and placement agent in connection with private placement of securities and other capital raising transaction for the CCM Offering Fee; (iii) provider of Trust Retention and other CMA Services for a fee of not less than 4% of the retained trust proceeds directly attributable to investors or commitments pre-approved by EigenQ or SVAQ prior to CCM’s outreach pursuant to a non-redemption agreement, forward purchase agreement, backstop commitment or similar binding arrangement procured by CCM, and (iv) PIPE placement agent for a fee equal to at least 50% of all fees in connection with a PIPE financing transaction but in no event less than 5% of the gross proceeds raised from investors.

Any fees paid pursuant to (iii) and (iv) above will reduce the fee set forth in (ii) on a dollar for dollar basis.

Fairness Opinion

The SVAQ Board obtained the Fairness Opinion from Newbridge, dated June 16, 2026, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the Transaction Share Consideration paid by SVAQ in the Business Combination was fair, from a financial point of view, to SVAQ and the SVAQ Unaffiliated Shareholders (defined as SVAQ shareholders other than SVAQ Insiders, any of their affiliates, and any Public Shareholders electing to redeem their Public Shares prior to or in connection with the Business Combination). SVAQ obtained such fairness opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — The Fairness Opinion” for additional information.

Potential Purchases of Public Shares

The Sponsor and SVAQ’s officers and directors do not have any plans at this time to purchase Public Shares from Public Shareholders or to take any other actions to incentivize non-redemption. However, at any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding SVAQ or its securities, the SVAQ Insiders or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market, although they are under no obligation to do so. There is no limit on the number of Public Shares that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of SVAQ’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the SVAQ Insiders or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such transaction could be to increase the likelihood of obtaining shareholder approval of the Business Combination, subject to the limitations on voting contained in applicable SEC interpretations of Rule 14e-5 under the Exchange Act or to increase the proceeds from the Trust Account released to PubCo, where it appears that such requirement would otherwise not be met. SVAQ expects any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of SVAQ Class A Shares and the number of beneficial holders of SVAQ Class A Shares may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of SVAQ’s securities on Nasdaq.

In the event the Sponsor and SVAQ’s officers and directors or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act. To the extent that the Sponsor and SVAQ’s officers and directors or their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination. See “The Extraordinary General Meeting — Potential Purchases of Public Shares” for more information.

SVAQ Board’s Reasons for the Approval of the Business Combination

Before reaching their decision that the Business Combination Agreement, each ancillary agreement, and the Business Combination are fair, advisable and in the best interests of SVAQ and its shareholders, the SVAQ Board each consulted with the SVAQ management team and their respective legal counsel. The SVAQ Board considered a variety of factors in connection with their evaluation of the Business Combination. It also considered the Fairness Opinion delivered by Newbridge to the effect that, as of the date of June 16, 2026, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of review undertaken and qualifications contained in the opinion, the Transaction Share Consideration is fair to SVAQ and the SVAQ Unaffiliated Shareholders from a financial point of view. In light of the complexity of those factors, the SVAQ Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors they took into account in reaching their decision. Different individual members of the SVAQ Board may have given different weight to different factors in their evaluation of the Business Combination.

The SVAQ Board determined that the Business Combination presents an attractive business opportunity in light of a variety of factors, including but not limited to the potential immediate demand for EigenQ’s products, its market positioning and platform scalability, its experienced, mission-driven management team, and its strategic fit with the SPAC platform. The SVAQ Board also considered the potential detriments of the Business Combination to SVAQ, including regulatory risks, the uncertainty of the potential benefits of the Business Combination being achieved, macroeconomic risks, the absence of possible structural protections for minority shareholders, and the risks and costs to SVAQ if the Business Combination is not consummated, including the risk that it may result in SVAQ being unable to complete a business combination and force SVAQ to liquidate.

For more information about the SVAQ Board’s reasons for the approval of the Business Combination, see “Proposal No. 1 — The Business Combination Proposal — The SVAQ Board’s Reasons for the Approval of the Business Combination” and “Proposal No. 1 — The Business Combination Proposal — The Fairness Opinion.”

The Extraordinary General Meeting

The following is a summary of the process and procedures for registering for and attending the EGM, and voting and redeeming your SVAQ Ordinary Shares in connection with the EGM. For more information, see the section entitled “Extraordinary General Meeting.”

Date, Time and Place

The EGM will be held at [    ] Eastern Time, on [    ], 2026. The EGM will be a virtual meeting conducted via live webcast at [    ]. For the purposes of Cayman Islands law and the SVAQ Articles, the physical location of the EGM will be [    ].

Proposals to be Submitted at the EGM

At the EGM, SVAQ is asking holders of Ordinary Shares to consider and vote upon:

•        the Business Combination Proposal;

•        the Domestication Proposal;

•        the Organizational Documents Proposal;

•        the Advisory Organizational Documents Proposals;

•        the Director Election Proposal;

•        the Incentive Plan Proposal;

•        the Nasdaq Proposal;

•        the Insider Letter Amendment Proposal; and

•        the Adjournment Proposal (if presented).

Registering for the EGM

Any shareholder wishing to attend EGM should register for the EGM by [    ], on [    ], 2026 by contacting [    ].

Voting Power; Abstentions and Broker Non-Votes; Record Date

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card and does not attend the EGM in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the EGM. If a valid quorum is established, any such failure to vote will have no effect on the outcome of any proposal in this proxy statement/prospectus.

Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.

SVAQ has fixed the close of business on [    ], 2026, as the “Record Date” for determining SVAQ Shareholders entitled to notice of and to attend and vote at the EGM. As of the close of business on the Record Date, there were 29,320,950 SVAQ Ordinary Shares outstanding and entitled to vote. Each share is entitled to one vote at the EGM, provided that only the SVAQ Class B Shares are entitled to vote on the Domestication Proposal.

As of the Record Date, the Sponsor held of record and was entitled to vote an aggregate of 6,665,950 SVAQ Class B Shares and 425,000 SVAQ Class A Shares, respectively. The SVAQ Ordinary Shares held by the Sponsor currently constitute approximately 22.7% and 1.5%, respectively, of the outstanding SVAQ Ordinary Shares. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any SVAQ Ordinary Shares held by it as of the Record Date in favor of the Business Combination, including voting in favor of each of the Condition Precedent Proposals. No consideration has been or will be paid by SVAQ or EigenQ to the Sponsor in connection with such agreements. To the extent that Sponsor or its affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

Quorum and Vote of SVAQ Shareholders

A quorum of SVAQ’s shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of one or more shareholders holding one-third of the issued and outstanding SVAQ Ordinary Shares entitled to vote at such meeting constitutes a quorum at the EGM. The following votes are required to approve each Proposal:

•        The Business Combination Proposal:    Approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Domestication Proposal:    Approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least two-thirds of the holders of issued and outstanding SVAQ Class B Shares who, being present in person or represented by proxy and entitled to vote thereon at the EGM, vote at the EGM. The holders of the SVAQ Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 50.2 of the SVAQ Articles.

•        The Organizational Documents Proposal:    Approval of the Organizational Documents Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Advisory Organizational Documents Proposals:    Approval of each Advisory Organizational Documents Proposal requires an ordinary resolution on a non-binding and advisory only basis, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. The shareholder votes regarding these proposals are advisory in nature, and are not binding on SVAQ, the SVAQ Board, EigenQ or PubCo Board.

•        The Director Election Proposal:    Approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Incentive Plan Proposal:    Approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Nasdaq Proposal:    Approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Insider Letter Amendment Proposal:    Approval of the Insider Letter Amendment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Adjournment Proposal:    Approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

Redemption Rights

Pursuant to the SVAQ Articles, a Public Shareholder (other than the Sponsor and the SVAQ Insiders) may request that SVAQ redeem all or a portion of his, her or its Public Shares for cash if the Business Combination is consummated. Public Shareholders who wish to exercise their redemption rights must, prior to 5:00 p.m. Eastern Time, on [    ], 2026 (which date is two business days before the scheduled vote at the EGM), (A) submit a written request to the transfer agent, which request includes the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SVAQ redeem all or a portion of their Public Shares for cash and (B) deliver their Public Shares to the transfer agent physically or electronically using the DTC’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares (other than the SVAQ Insiders) will be entitled to demand that such holder’s Public Shares be redeemed for a full pro rata portion of the amount then in the Trust Account (including interest earned on the Trust Account not previously released to SVAQ to pay its taxes, net of taxes payable) (which, for illustrative purposes, was approximately $[    ], or $[    ] per Public Share, as of [    ], 2026).

Holders of SVAQ Public Units must elect to separate their SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants prior to exercising their redemption rights with respect to the Public Shares. If holders of SVAQ Public Units hold their SVAQ Public Units in an account at a brokerage firm or bank, such holders must notify their broker or bank that they elect to separate their SVAQ Public Units into the underlying Public Shares and Public Warrants, or if a holder holds SVAQ Public Units registered in its own name, the holder must contact Equiniti, SVAQ’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to SVAQ in order to validly exercise its redemption rights.

Holders of SVAQ Public Units do not need to separate their SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants prior to voting such underlying Public Shares at the EGM if they do not wish to exercise redemption rights.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the SVAQ Class A Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. SVAQ cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in the SVAQ Class A Shares when Public Shareholders wish to sell their shares.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline to submitting redemption requests and thereafter, with SVAQ’s consent, until the Closing. If a holder delivers his, her or its Public Shares for redemption to the transfer agent and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that the transfer agent return the shares (physically or electronically).

Any written demand of redemption rights must be received by the transfer agent prior to the redemption deadline. No demand for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to the transfer agent prior to the deadline for submitting redemption requests.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate or any other person with whom he, she or it is acting in concert or as a partnership, syndicate or other group, will be restricted from seeking redemption with respect to more than 20% of the issued and outstanding Public Shares. Accordingly, all Public Shares in excess of 20% held by a shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will not be redeemed.

See the section entitled “The Extraordinary General Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash. See also “Questions and Answers about the Business Combination — Do I have redemption rights?,” “Questions and Answers about the Business Combination — Will my ability to exercise redemption rights be impacted by how I vote on the Business Combination Proposal?,” “Questions and Answers about the Business Combination — How do I exercise my redemption rights?” for additional information on the exercise of redemption rights.

As set forth in more detail elsewhere in this proxy statement/prospectus, the Public Shareholders that do not elect to redeem their Public Shares will experience immediate dilution as a result of the Business Combination. The Public Shareholders currently own approximately 73.3% of the issued and outstanding SVAQ Ordinary Shares. Even if no Public Shareholders redeem their Public Shares in the Business Combination, and assuming no exercises of SVAQ Public Warrants, SVAQ Private Warrants or any options, the Public Shareholders’ ownership will decrease from approximately 73.3% of the SVAQ Ordinary Shares prior to the Business Combination to owning approximately 6.4% of the total outstanding PubCo Common Stock at the Closing. As redemptions increase, the overall percentage ownership held by the Sponsor, other SVAQ Insiders and EigenQ Stockholders will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders. See “Risk Factors — Risks Related to SVAQ and the Business Combination — The SVAQ Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that SVAQ’s current shareholders have on the management of PubCo.”

Appraisal Rights and Dissenters’ Rights

SVAQ’s shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the DGCL. SVAQ’s shareholders do not have dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands law.

Proxy Solicitation

Proxies may be solicited by mail, telephone, on the internet, or in person. SVAQ has engaged [    ] to assist in the solicitation of proxies. SVAQ has agreed to pay [    ] a fee of [    ], plus disbursements.

If a shareholder grants a proxy, it may still vote its shares if it revokes its proxy before the EGM. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting — Proxy Solicitation.”

Regulatory Approvals

Each of SVAQ and EigenQ has agreed to use their respective reasonable best efforts, and to cooperate fully with the other party, to take all actions necessary or desirable to complete the Business Combination, including its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable authorities or other third parties prior to the Effective Time, (ii) avoid an action by any governmental authority and (iii) execute and deliver any additional instruments necessary to consummate the Business Combination. On August 26, 2026, the parties received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder. The regulatory approvals to which completion of the Business Combination are subject are described in more detail in the section of this proxy statement/prospectus entitled “The Business Combination — Regulatory Approvals.”

Stock Exchange Listing

Pursuant to the Business Combination Agreement, SVAQ agreed to use its reasonable best efforts to cause its initial listing application with a Stock Exchange, including Nasdaq, in connection with the Business Combination to have been approved, all applicable initial and continuing listing requirements of a Stock Exchange to be satisfied, and the PubCo Common Stock to be issued as Transaction Share Consideration to be approved for listing on a Stock Exchange, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of the Business Combination Agreement and in any event prior to the Effective Time. In connection with the Closing, the SVAQ Units will automatically separate and will cease trading on Nasdaq, and no SVAQ Units will be in existence and the SVAQ Units will not be listed on Nasdaq following the Closing. Holders of SVAQ Units who wish to exercise their redemption rights with respect to the underlying Public Shares must separately elect to cause the separation of their SVAQ Units prior to exercising such rights and prior to the applicable deadline for submitting redemption requests. See “The Extraordinary General Meeting — Redemption Rights.”

SVAQ has applied for listing, to be effective at Closing, of the PubCo Common Stock and the PubCo Public Warrants on the Nasdaq Global Market under the symbols “EIGQ” and “EIGQW,” respectively, upon the closing of the Business Combination. However, unlike the condition applicable to PubCo Common Stock, there is no condition to Closing that the PubCo Public Warrants be approved for listing on Nasdaq, and there can be no assurance that the PubCo Public Warrants will be listed on Nasdaq or any other national securities exchange following the Closing. If the PubCo Public Warrants are not approved for listing on Nasdaq, the PubCo Public Warrants may trade on an over-the-counter market, which would adversely affect the liquidity and value of such warrants. Following the Closing, the SVAQ Public Units will cease to be listed and will no longer trade on Nasdaq, as the SVAQ Public Units will be automatically separated in connection with the Closing. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the EGM, PubCo may not have received from Nasdaq either confirmation of the listing of the PubCo Common Stock or confirmation that approval will be obtained prior to the consummation of the Business Combination, and you will not be notified prior to the deadline for submitting redemption requests or the EGM if PubCo has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without knowing whether PubCo’s securities will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Business Combination could still be consummated if such condition is waived. Please see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Joint Covenants of EigenQ and SVAQ — Stock Exchange Listing” and “Description of PubCo Securities — Listing of Securities” for additional information.

Recommendation to the SVAQ Shareholders

After careful consideration, the SVAQ Board determined that the Business Combination is fair, advisable, and in the best interests of SVAQ and its shareholders, and approved and adopted the Business Combination Agreement, each ancillary agreement, the Business Combination and the other agreements and transactions contemplated thereby. The Business Combination was not structured to require the approval of at least a majority of the SVAQ Unaffiliated Shareholders because such a vote is not required under Cayman Islands law.

The SVAQ Board believes that each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Insider Letter Amendment Proposal and the

Adjournment Proposal (if put to a vote) is fair, advisable, and in the best interests of SVAQ and its shareholders and recommends that SVAQ Shareholders vote “FOR” each proposal being submitted to a vote of the SVAQ Shareholders at the EGM.

For a more complete description of the SVAQ Board’s reasons for the approval of the Business Combination and the recommendation of the SVAQ Board, see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — The SVAQ Board’s Reasons for the Approval of the Business Combination.”

Accounting Considerations

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP as EigenQ has been determined to be the accounting acquirer under all redemptions scenarios presented. Under this method of accounting, SVAQ, the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes, and EigenQ, the legal acquiree, will be treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities, and results of operations of EigenQ will become the historical financial statements of PubCo, and SVAQ’s assets, liabilities, and results operations will be consolidated with EigenQ’s starting from the Closing Date. For accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of EigenQ, with the Business Combination being treated as the equivalent of EigenQ issuing stock for the net assets of SVAQ, accompanied by recapitalization. The net assets of SVAQ will be stated at historical carrying values, and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of EigenQ in future final reporting of PubCo. For more information, see “Proposal No. 1 — The Business Combination Proposal — Expected Accounting Treatment for the Business Combination.”

U.S. Federal Income Tax Considerations

For a discussion summarizing material U.S. federal income tax considerations of the Domestication, the Merger, exercise of redemption rights and the ownership and disposition of PubCo Common Stock received in the Business Combination, please see “Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities.”

Controlled Company

Tikdema Trust 2025, a trust for which the trustee is the sister of Dr. Jesse Van Griensven Thé, EigenQ’s chairman, will hold over 50% of the voting power of PubCo’s voting securities for the election of directors. As a result, PubCo expects to be a controlled company within the meaning of the Nasdaq rules, and, as a result, may qualify for exemptions from certain corporate governance requirements.

Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must comply with Nasdaq’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Although PubCo will qualify as a “controlled company,” PubCo does not currently expect to rely on these exemptions and intend to fully comply with all corporate governance requirements under the listing standards of Nasdaq. However, if PubCo were to utilize some or all of these exemptions, PubCo would not comply with certain of the corporate governance standards of the Nasdaq, which could adversely affect the protections for other stockholders.

Emerging Growth Company

SVAQ is, and upon the Closing, PubCo will be, an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SVAQ has not elected, and PubCo is not expected to elect, to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as emerging growth companies, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PubCo will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the effectiveness of SVAQ’s IPO registration statement, (b) in which PubCo has total annual revenue of at least $1.235 billion, or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which PubCo has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Smaller Reporting Company

SVAQ is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

Following the Closing, PubCo will be required to re-determine its status as a smaller reporting company prior to the time it makes its first filing with the SEC (other than the Current Report on Form 8-K filed with Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act)). PubCo will be able to continue to take advantage of the smaller reporting company scaled disclosures if its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured as of a date within four business days after the consummation of the Business Combination, or EigenQ’s annual revenue is less than $100.0 million as of the most recently completed fiscal year reported in the Current Report on Form 8-K filed with Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act) and PubCo’s voting and non-voting common stock held by non-affiliates is less than $700.0 million measured as of a date within four business days after the consummation of the Business Combination. If PubCo is no longer a smaller reporting company after this initial determination, it would need to reflect its re-determined status in any filing that is due after the 45-day period following the Closing. We expect that PubCo will remain a smaller reporting company after the Closing. To the extent that PubCo takes advantage of the reduced disclosure obligations available for smaller reporting companies, it may also make comparison of PubCo’s financial statements with other public companies difficult or impossible.

Recent Developments

Secured Financing

In September 2026, EigenQ and SVAQ entered into a financing arrangement with an institutional investor (the “Secured Investor”) for an aggregate principal investment amount of $44,500,000 (the “Secured Financing”).

On September 17, 2026 (the “Agreement Date”), SVAQ and EigenQ, entered into a securities purchase agreement (the “Purchase Agreement”) with the Secured Investor, pursuant to which, at the Initial Closing (as defined in the Purchase Agreement), EigenQ issued to the Secured Investor (i) a senior secured note (the “Secured Initial Notes”) with an original principal amount of $22,225,000 and an original issue discount of 10% and (ii) warrants to purchase 1,852,083 shares of EigenQ Common Stock at an exercise price of $12.00 per share (the “Secured Initial Warrants”).

Additionally, pursuant to the Purchase Agreement, immediately prior to the Business Combination Closing and subject to certain conditions, EigenQ shall issue to the Secured Investor (i) additional senior secured notes (the “Secured Additional Notes,” and together with the Initial Notes, the “Secured EigenQ Notes”) with an original principal amount of $22,225,000 and an original issue discount of 10% and (ii) additional warrants to purchase 1,852,084 shares of EigenQ Common Stock at an exercise price of $12.00 per share (the “Secured Additional Warrants,” and together with the Secured Initial Warrants, the “Secured EigenQ Warrants”).

In connection with the Closing, the Secured EigenQ Notes and Secured EigenQ Warrants will be exchanged for senior secured convertible notes of PubCo (the “Secured PubCo Notes”) and warrants to purchase PubCo Common Stock (the “Secured PubCo Warrants”).

For more information about the Secured Financing, see ‘‘Information about EigenQ — Secured Financing.”

Risk Factors Summary

In evaluating the proposals to be presented at the EGM, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 26. In particular, such risks include, but are not limited to, the following:

Risks Related to EigenQ

•        EigenQ is a pre-revenue, early-commercialization company with a limited operating history, which makes it difficult to evaluate EigenQ’s business or forecast our future results.

•        EigenQ does not have an established history of revenue-producing products, customer demand or pricing, and EigenQ’s planned pricing and revenue models may not be accepted by customers or channel participant.

•        EigenQ’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

•        EigenQ will require substantial additional capital to fund its operations, pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances, and EigenQ cannot be sure that additional financing will be available on acceptable terms or at all.

•        The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than EigenQ expects, if it develops in a manner that does not require use of its quantum computing solutions, if it encounters negative publicity or if EigenQ’s solution do not drive commercial engagement, or if quantum computing never achieves quantum advantage the growth of EigenQ’s business will be harmed.

•        EigenQ may not be able to successfully commercialize its products, meet its forecasted growth or to do so within its anticipated cost estimates, if at all.

•        EigenQ may be unable to complete the development, validation and commercialization of its PQC+ products and related technology on the anticipated schedule, within its cost estimates or at all.

•        If EigenQ is unable to adequately fund its research and development efforts or use research and development teams effectively, EigenQ may not be able to achieve its technological goals, build sufficient systems, meet customer and market demand, or compete effectively, and its business, results of operations and financial condition may be harmed.

•        Validation of selected cryptographic algorithm implementations and alignment with industry standards do not constitute validation, certification or regulatory approval of EigenQ’s complete products and may not satisfy customer or procurement requirements.

•        Rapid changes in post-quantum standards, cybersecurity threats, customer requirements and competing technologies could require costly redesigns, shorten product lifecycles or make portions of EigenQ’s technology less competitive or obsolete.

•        If EigenQ is unable to successfully enhance its existing products and services and introduce new products and services in response to rapid technological changes and market developments as well as evolving security threats, EigenQ’s competitive position and prospects will be harmed.

•        EigenQ’s products must interoperate with third-party servers, hardware, operating systems, firmware, software and security infrastructure that EigenQ does not control, and failures or changes in those environments could delay deployments or reduce the functionality and marketability of its products.

•        EigenQ invests significantly in research and development, but its investments may not translate into commercially successful products or material enhancements, EigenQ may not fund and deploy its research and development resources effectively, and the allocation of those limited resources between near-term products and EigenQ’s speculative longer-term roadmap in Quantum AI, quantum communications, sensing and quantum information processing may never result in commercial products and could impair execution of our core strategy.

•        The markets in which EigenQ participates are intensely competitive, and competitors with greater resources, established products and customer relationships may prevent EigenQ from achieving meaningful market acceptance.

•        EigenQ depends on third-party manufacturers, hardware developers, OEMs and integration partners, and EigenQ has not secured production-scale manufacturing and fulfillment capacity for its products.

•        EigenQ relies on a limited and evolving supply base for specialized components, and shortages, allocation, quality problems or supplier changes could delay production or increase its costs.

•        EigenQ’s inability to forecast demand and manage inventory, purchase commitments and working capital could result in shortages, excess or obsolete inventory and significant cash requirements.

•        Tariffs, trade restrictions, geopolitical developments, public-health events and natural disasters could disrupt EigenQ’s supply chain, increase costs or restrict the products and components available to EigenQ.

•        EigenQ and its service providers may be targets of cyberattacks, and a compromise of EigenQ’s systems, development environment, signing credentials or confidential information could have a disproportionate effect on its business.

•        EigenQ’s public-sector commercialization strategy depends substantially on OEMs, distributors, VARs, systems integrators and prime contractors, and channel engagement does not assure that a government agency will purchase EigenQ’s products.

•        Participation in government contracting, whether as a direct contractor, subcontractor or supplier through channel participant, may subject EigenQ to complex procurement, cybersecurity, sourcing, audit and performance requirements.

•        Government post-quantum migration policies, national-security requirements and procurement priorities may be delayed, revised or implemented in ways that do not create demand for EigenQ’s products.

•        Export controls, import laws and trade and economic sanctions may restrict the development, transfer, sale, support or use of EigenQ’s products and technology and may subject EigenQ to liability for noncompliance.

•        Failure to comply with the evolving laws, regulations, standards and contractual requirements applicable to EigenQ’s business could increase costs, delay commercialization or prevent EigenQ from serving particular markets.

•        EigenQ depends materially on exclusive technology licenses from third parties, including related parties, and termination, impairment or narrowing of those rights could prevent or materially restrict its ability to develop and commercialize its products.

•        Because certain of EigenQ’s licensors are related parties, actual or perceived conflicts of interest may complicate the administration, amendment, interpretation or enforcement of EigenQ’s license arrangements.

•        EigenQ’s trade secrets and confidential know-how may be disclosed, misappropriated, independently developed or lawfully reverse engineered, and its measures to protect them may be inadequate.

•        EigenQ may be unable to detect or prevent infringement or misappropriation of its intellectual property, and enforcement may be costly, unsuccessful or commercially impractical.

•        EigenQ depends heavily on its senior leadership and a limited number of specialized technical and commercial personnel, and the loss of key individuals or inability to recruit and retain qualified personnel could materially impair EigenQ’s business.

Risks Related to SVAQ and the Business Combination

•        There may not be an active trading market for PubCo Common Stock, which may make it difficult to sell shares of PubCo Common Stock.

•        Future sales or issuances, or the perception of future sales or issuances, by PubCo or its stockholders in the public market, including through conversion of the PubCo Common Stock, could cause the market price for PubCo’s securities to decline and dilution to PubCo’s stockholders.

•        The Sponsor, SVAQ’s directors and officers and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the SVAQ Shareholders generally.

•        SVAQ Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination.

•        The ability of Public Shareholders to exercise redemption rights with respect to a large number of Public Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

•        The Fairness Opinion rendered to the SVAQ Board by Newbridge prior to the signing of the Business Combination Agreement does not reflect changes in events or circumstances occurring after the date of the opinion.

•        SVAQ may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

•        PubCo’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

•        The completion of the Business Combination is subject to certain closing conditions under the Business Combination Agreement and any such conditions may not be satisfied on a timely basis, if at all.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SVAQ

You should read the following selected historical financial data of SVAQ together with SVAQ’s audited financial statements and the related notes included elsewhere in this proxy statement/prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SVAQ” of this prospectus. SVAQ has derived the consolidated statement of operations data for the period ended June 30, 2026, and the consolidated balance sheet data as of June 30, 2026 from SVAQ’s unaudited financial statements included elsewhere in this proxy statement/prospectus. SVAQ has derived the consolidated statement of operations data for the period from July 21, 2025 (inception) through December 31, 2025, and the consolidated balance sheet data as of December 31, 2025, from SVAQ’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. SVAQ’s historical results are not necessarily indicative of the results that may be expected in the future.

(in thousand)	For the Period Ended June 30, 2026	For the Period from July 21, 2025 (Inception) Through December 31, 2025
Statements of Operations Data
Total operating expenses	$(1,145)	$(487)
Total other income	$3,955	$143
Net income (loss)	$2,811	$(344)
(in thousand)	As of June 30, 2026	As of December 31, 2025
Balance sheets Data
Total current assets	$1,330	$1,688
Total assets	$220,345	$201,880
Total shareholders’ equity (deficit)	$(8,112)	$(6,556)
Common stock subject to possible redemption	$218,979	$200,119
Total current liabilities	$878	$317
Total liabilities	$9,478	$8,317

SELECTED HISTORICAL FINANCIAL INFORMATION OF EIGENQ

You should read the following selected historical financial data of EigenQ together with EigenQ’s audited financial statements and the related notes included elsewhere in this proxy statement/prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EigenQ” of this prospectus. EigenQ has derived the consolidated statement of operations data for the period ended June 30, 2026, and the consolidated balance sheet data as of June 30, 2026 from EigenQ unaudited financial statements included elsewhere in this proxy statement/prospectus. EigenQ has derived the consolidated statement of operations data for the period ended February 13, 2025 (Inception) through December 31, 2025, and the consolidated balance sheet data as of December 31, 2025, from EigenQ audited consolidated financial statements included elsewhere in this proxy statement/prospectus. EigenQ’s historical results are not necessarily indicative of the results that may be expected in the future.

Consolidated Statements of Operations Data:

(in thousands)	For the Period Ended June 30, 2026	For the Period Ended February 13, 2025 (Inception) through December 31, 2025
Operating Expenses (Income)
General and administrative cost	$647	$4,139
Consulting expenses	1,163	1,746
Research and Development	1,434	1,530
Sales and Marketing	27	58
Depreciation and Amortization	2,103	3,500
Payroll and benefits	258	236
Total Operating Expenses	5,632	11,209

Loss from Operations	(5,632)	(11,209)

Interest expense
Other Expenses (Income)	2	—
Other income	(6)	(6)
Total Non-Operating Expenses (Income)	(4)	(6)
Loss Before Income Taxes	(5,628)	(11,203)
Income Tax Expense	—	—
Net income (loss) for the period.	$(5,628)	$(11,203)
Net Loss Per Share, Basic and Diluted	$(0.02)	$(0.04)

Consolidated Balance Sheets Data:

(in thousands)	As of June 30, 2026	As of February 13, 2025 (Inception) through December 31, 2025
Cash and Cash Equivalents	$1,059	$3,497
Total Assets	$8,586	12,640
Total Liabilities	$2,565	12,629
Total Equity	$6,021	$11

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

You should read the following selected historical financial data of SVAQ together with SVAQ’s audited financial statements and the related notes included elsewhere in this proxy statement/prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SVAQ” of this proxy statement/prospectus. SVAQ has derived the statement of operations data for the period ended June 30, 2026 and the balance sheet data as of June 30, 2026 from SVAQ’s unaudited financial statements included elsewhere in this proxy statement/prospectus. SVAQ has derived the statement of operations data for the period from July 21, 2025 (inception) through December 31, 2025 and the balance sheet data as of December 31, 2025 from SVAQ’s audited financial statements included elsewhere in this proxy statement/prospectus. SVAQ’s historical results are not necessarily indicative of the results that may be expected in the future. Defined terms included below will have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of June 30, 2026 and the unaudited pro forma condensed combined statements of operations for the period ended June 30, 2026 and the period ended February 13, 2025 (Inception) through December 31, 2025, included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of SVAQ and EigenQ, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although SVAQ will acquire all of the outstanding equity interests of EigenQ in the Business Combination, SVAQ will be treated as the “acquired” company and EigenQ will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of EigenQ issuing stock for the net assets of SVAQ, accompanied by a recapitalization. The net assets of SVAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of EigenQ.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of SVAQ’s ordinary shares:

•        No Redemptions Scenario:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares at or prior to the consummation of the Business Combination. As the Sponsor and SVAQ directors and officers party to the Insider Letter waived redemption rights with regard to the Sponsor Shares, only redemptions by Public Shareholders are considered for purposes of this presentation.

•        Maximum Redemption Scenario:    In addition to the assumptions described in the “No Redemptions” scenario, this presentation assumes that 21,500,000 Public Shares are redeemed upon consummation of the Business Combination for aggregate Redemption Payments of $218.9 million, assuming a redemption price of $10.19 per share (based on $218.9 million contained in the Trust Account as of June 30, 2026), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing. The maximum redemption scenario assumes that all Public Shares may be redeemed without impacting the closing of the Business Combination.

(in thousands, except per share information)	Pro Forma Assuming No Redemptions Scenario	Pro Forma Assuming Maximum Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Period Ended June 30, 2026
Revenue	$—	$—
Net loss for the period	$(6,725)	$(6,725)
Net loss per share	$(0.02)	$(0.02)
Weighted average shares outstanding	310,053,688	288,553,688
(in thousands, except per share information)	Pro Forma Assuming No Redemptions Scenario	Pro Forma Assuming Maximum Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
Period Ended February 13, 2025 (Inception) through December 31, 2025
Revenue	$—	$—
Net loss for the period	$(16,279)	$(16,279)
Net loss per share	$(0.05)	$(0.06)
Weighted average shares outstanding	310,053,688	288,553,688
(in thousands)	Pro Forma Assuming No Redemptions Scenario	Pro Forma Assuming Maximum Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2026
Total assets	$254,180	$36,723
Total liabilities	44,742	44,742
Total stockholders’ equity	209,438	(942)

MARKET PRICE, TICKER SYMBOL AND DIVIDENDS

SVAQ

Trading Market of SVAQ Securities

SVAQ Public Units, SVAQ Class A Shares, and SVAQ Public Warrants are currently listed on Nasdaq under the symbol “SVAQU,” “SVAQ” and “SVAQW,” respectively. The SVAQ Public Units commenced trading on Nasdaq on December 23, 2025. Commencing on February 12, 2026, the holders of the SVAQ Public Units were permitted to elect to separately trade the SVAQ Class A Shares and the SVAQ Public Warrants included in the SVAQ Units.

On June 16, 2026, the last trading day before announcement of the execution of the Business Combination Agreement, the closing price of the SVAQ Public Units, the SVAQ Class A Shares and the SVAQ Public Warrants were $10.32, $10.10, and $0.54, respectively. As of the Record Date, the closing price of the SVAQ Public Units, the SVAQ Class A Shares, and the SVAQ Public Warrants were $[    ], $[    ], and $[    ], respectively. Following the Effective Time, the SVAQ Units will automatically separate and will cease trading on Nasdaq, and no SVAQ Units will be listed on Nasdaq or otherwise in existence following the Closing. Holders of SVAQ’s securities should obtain current market quotations for the securities. The market price of SVAQ’s securities could vary at any time prior to the Closing. Market price information regarding the SVAQ Class B Shares is not provided here because there is no established public trading market for the SVAQ Class B Shares.

Holders

As of [    ], 2026, the Record Date, there was one record holder of SVAQ Class A Shares and two record holders of SVAQ Class B Shares. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose SVAQ Class A Shares are held of record by banks, brokers and other financial institutions.

Dividends

SVAQ has not paid any cash dividends to its shareholders to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

EigenQ

Trading Market of EigenQ’s Securities

Historical market price information regarding EigenQ is not provided because there is no public market for its securities.

RISK FACTORS

Risks Related to EigenQ

Unless the context otherwise requires, references in this subsection “— Risks Related to EigenQ” to “we,” “us,” and “our” generally refer to EigenQ in the present tense or PubCo from and after the Business Combination.

Risks Related to Our Business and Industry

EigenQ is a pre-revenue, early-commercialization company with a limited operating history, which makes it difficult to evaluate our business or forecast our future results.

EigenQ was incorporated in Delaware on February 13, 2025. Accordingly, our operating history consists of less than one full fiscal year, and we have only recently begun implementing our commercialization strategy for our quantum technology portfolio. We have not yet begun generating revenue and our ability to do so is largely dependent on our ability to develop and market our platform and offerings to U.S. federal and commercial customers, original equipment manufacturers (OEMs), channel participants and end users and on the further development of quantum computers and growing recognition and understanding that quantum computers represent a threat to traditional cyber security solutions. EigenQ’s business is still at the technology development and commercialization stage. Material aspects of our scalable business model have not yet been externally validated and our technology roadmap may not be realized as quickly as hoped, or even at all. We may further update our technology roadmap in the future, including with regard to anticipated milestones and the timelines for achievement thereof, if at all, and no assurances can be made that we will successfully meet such milestones as they evolve. As we receive and fulfill product orders and enter into commercial agreements with channel participants, OEMs and customers, EigenQ may face challenges executing, and may be forced to reconsider and modify, material aspects of EigenQ management’s current business plans due to a variety of factors, some of which cannot yet be identified and many of which may be outside of our control. EigenQ’s business plans, and present expectations, estimates and forecasts of EigenQ management with regard to the implementation and results we may achieve as we execute such plans may change as more information becomes available to us with respect to demand, competition and pricing, as well as the prospective timelines for, and impact of, quantum computing on present encryption and security products, protocols and systems, among other factors. We expect implementation of aspects of our scalable business model to require the incurrence of higher levels of costs than we have incurred to date, which costs may be higher than EigenQ management presently anticipates. We will continue to incur research and development (R&D) costs associated with further development of our technology and offerings from time to time and over time; we may also incur R&D costs, potentially of significance, associated with any changes we may determine to make to our platform, technology and offerings based on feedback we may, in the future, receive from OEMs, channel participants and customers. Some or all of the foregoing factors, in addition to other factors, some of which cannot be predicted in advance, may result in delays in our ability to generate revenues and potentially achieve profitability and require us to modify our plans or the manner and timelines within which we execute such plans.

Our limited operating history, together with the present lack of external validation of material components of our business model, among other factors, make it difficult to evaluate our business and reliably predict the timelines within which we may generate consistent revenue from unit sales, licensing arrangements and services arrangements, if at all. EigenQ, as of the date of this proxy statement/prospectus, has not yet entered into all of the types of commercial agreements we expect to enter into; finalized the terms of our manufacturing and supply agreements; or received binding purchase orders from, or entered into long-term agreements with, channel participant, OEM and end users; nor have we yet received end user feedback on the commercial terms and pricing of our offerings or the efficacy of our products. As a result of the foregoing, material components of our business model remain subject to external validation and may change over time and from time to time. Due to the foregoing, among other factors, current forecasts, estimates, or predictions with regard our future potential operating and financial results are speculative in nature and subject to change and any financial results we achieve in future periods should not be considered indicative of our performance for periods subsequent to those periods. Further, in future periods, our performance and growth could slow or decline for a number of reasons, including but not limited to, slowing demand for our quantum security solutions, increased competition, changes to technology, inability to scale up or improve the performance of our technology, decreases in the growth of the markets in which we operate, or our failure, for any reason, to continue to take advantage of growth opportunities.

The market for post-quantum security and encryption solutions is relatively new and rapidly developing. Until quantum computing technology advances and quantum-based cybersecurity threats become more prevalent, we will not have complete information about, among other matters, technological advancements that may materialize as quantum computing technology progresses; competition; the compatibility of our offerings with existing and future-developed products, infrastructures and systems; the adaptability and efficacy of our offerings across different sectors and contexts; and the needs and preferences of end users relative to post-quantum security and encryption products and protocols. Because of this, EigenQ management may have under- or over-estimated potential demand for our offerings and our offerings may also be less or more attractive in the marketplace than management presently anticipates.

Our limited operating history also means that we have limited historical financial and operating data on which we may evaluate our business. As a result, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Further, we have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties and our future growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer. Additionally, we may encounter unforeseen expenses, delays and complications as we move from development and proof-of-concept activities toward broader commercial deployment. The amount of time and capital required to establish a repeatable commercial model may be materially greater than we currently anticipate.

Our principal commercialization thesis is based on the expected need for enterprises, government organizations and other infrastructure operators to migrate toward post-quantum cryptography, hardware-rooted trusted systems, stronger entropy and crypto-agile security architectures before cryptographically relevant quantum computers become available. The timing, scope and pace of that migration remain uncertain. Customers may delay investment because they do not perceive the threat as immediate, because they prioritize other security or infrastructure initiatives, because applicable standards and mandates evolve or are delayed, or because they prefer software-only, internally developed or competing alternatives. Even if the market for quantum-safe infrastructure develops substantially, there can be no assurance that customers will select our products or that we will capture a meaningful share of that market.

We do not have an established history of revenue-producing products, customer demand or pricing, and our planned pricing and revenue models may not be accepted by customers or channel participant.

We have not generated product-sales revenue and therefore do not have a historical basis for determining optimal pricing of our solutions. Our assessments of competitive pricing may not be accurate and we could be underpricing or overpricing our platform and services. Our limited history of security products and services means we do not have long-term market data on the optimal method of pricing our services and maximizing the opportunities they represent. In addition, if the offerings on our platform or our services change, we may need to revise our pricing strategies. Any such changes to our pricing strategies or our ability to efficiently price our offerings could adversely affect our business, results of operations and financial condition.

Our current pricing assumptions are based in part on management estimates rather than a history of completed customer transactions. There is no guarantee that the market participants in the markets in which we operate will accept our proposed pricing or commercial terms. Moreover, larger organizations, which are a primary focus of our direct sales efforts, may demand substantial price concessions. As a result, we may be required to price below our targets in the future, which could adversely affect our revenue, gross margin, profitability, cash flows and financial condition. In addition, as we continue to expand internationally, we also must determine the appropriate pricing strategy to enable us to compete effectively internationally. Pricing pressures and decisions could result in reduced sales, reduced margins, losses or the failure of our platform to achieve or maintain more widespread market acceptance, any of which could negatively impact our overall business, results of operations and financial condition.

We have incurred net losses and negative cash flows from operations since inception, and we may continue to incur losses or fail to achieve or maintain profitability. In addition, we have never generated any revenue from product sales and may never be profitable.

For the period from February 13, 2025, our inception date, through December 31, 2025, we incurred a net loss of approximately $11.2 million and used approximately $1.5 million of cash in operating activities. As of December 31, 2025 and June 30, 2026, we had an accumulated deficit of approximately $11.2 million and $16.8 million, respectively. We have never generated any revenues, and there is no guarantee we will be able to generate revenue, achieve the growth contemplated by our illustrative forecasts or become profitable in the future.

We expect to incur significant expenses as we continue product development and testing; pursue certifications and customer validations; develop and maintain manufacturing, integration and supply-chain relationships; establish inventory and working-capital capacity; expand channel and customer-enablement activities; hire personnel; protect our intellectual property; build finance, legal, compliance, cybersecurity and information-technology functions; and incur the costs associated with the Business Combination and operating as a public company. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. If we are unable to achieve and/or sustain profitability, or if we are unable to achieve the growth that we expect from these investments, it could have a material adverse effect on our business, financial condition or results of operations. Our business model is unproven and may never allow us to cover our costs.

We currently generate no revenue and we may never be able to develop our technology or a marketable product. Our ability to generate meaningful revenue, remains uncertain. Many factors could affect any future profitability, including but not limited to costs of development, consumer reception to our products, unpredictable market conditions, as well as unforeseen events. There is a possibility that we may never generate revenue or generate adequate revenue to operate profitably or continue as a going concern. As a result, we may be forced to delay or reduce planned expenditures, seek additional financing on unfavorable terms, discontinue product or market initiatives or curtail operations, any of which could materially and adversely affect our business and the value of PubCo Common Stock.

Substantial doubt exists about our ability to continue as a going concern, and we will require additional capital to fund our operations and execute our commercialization strategy.

As of June 30, 2026, we had cash of approximately $1.1 million, net loss of $5.6 million and accumulated deficit of $16.8 million. Our existing cash resources are not expected to be sufficient to fund our operations for the twelve months following the date as of which our independent registered public auditor issued the audit report for the year ended December 31, 2025. While we currently expect proceeds from the Secured Financing, together with proceeds, if any, delivered to us at the Closing of the proposed Business Combination from the SVAQ Trust Account and any additional Financing Transactions that SVAQ and EigenQ may identify, pursue and consummate, if any, to fund at least a majority, if not all, of our near-term working capital and other needs, we cannot, at this time be certain that such proceeds will, in fact, be sufficient to execute our business and growth plans, as further described elsewhere in this proxy statement/prospectus, as the actual aggregate amount of the foregoing proceeds cannot yet be determined and because there may be variability, relative to management’s current expectations, with respect to the amount and timing of our capital requirements, given that our business that has not yet reached a sustained commercialization stage. As a result, our management has concluded that substantial doubt exists about our ability to continue as a going concern within one year after the date the financial statements for the year ended December 31, 2025 were issued and that management’s plans do not alleviate that substantial doubt. Our continuation as a going concern is dependent upon our ability to obtain additional debt or equity financing, generate sufficient cash flows from operations, and otherwise execute our business plan. There is no assurance that we will be able to do so on acceptable terms, or at all. If we are unable to continue as a going concern, we may be required to curtail or cease operations, and investors could lose all or part of their investment.

We will require substantial additional capital to fund our operations, pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available on acceptable terms or at all.

For us to execute our business and expansion plans will require us to have access to capital and the specific timing of cash inflows and outflows from sales of our products and other revenue sources may fluctuate substantially from period to period. Our operating plans may also change from time to time and over time because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity, debt financings or other sources, such as strategic collaborations, subject to the terms of our governing documents, the agreements we entered into in connection with the Secured Financing and other considerations. While Company management currently believes that proceeds from the Secured Financing, together with additional proceeds from the proposed Business Combination and associated transactions, if any, will facilitate execution of key aspects of our business plans, we also believe additional funding will be required as our business continues to develop and grow. The transactions comprising the Secured Financing and other financing transactions we may identify or pursue prior to, at or following consummation of the proposed Business Combination transaction, if any, will (with respect to the Secured Financing) and, with respect to additional financing transactions that may be identified and pursued, may, result in dilution to our stockholders, issuance of securities with priority as to liquidation and dividends and other rights more favorable than the rights of holders of PubCo Common Stock, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. Weakness and volatility in capital markets and the economy, in general or as a result of bank failures or macroeconomic conditions such as high inflation and interest rates, could limit our access to capital markets and increase our costs of borrowing. Further, aspects of the terms of the Secured Financing, as further described elsewhere in this proxy statement/prospectus, may limit our availability to obtain additional financing on terms acceptable to us or at all. There can be no assurance that additional financing will be available to us on favorable terms, or at all, or that, even if financing transactions on acceptable terms are available in the marketplace, that we will be permitted to engage in such transactions without violating terms, covenants or restrictions under the terms of the agreements we entered into in connection with the Secured Financing or other agreements into which we may enter in the future. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans.

While we have entered into a Secured Financing transaction with an institutional investor and received initial funding thereunder, there can be no assurances that we will receive the remaining funding or that our the terms of the Secured Financing will not be modified, challenged or impaired in the future, any of which could potentially have material and adverse effects on our business, prospects, financial condition and results of operations, particularly if we are not able to raise other financing on terms acceptable to us. Furthermore, our ability to recover any remaining funds the Secured Financing investor is required to deliver to us under the Secured Financing agreements if the second Secured Financing closing does not occur or in the event of another breach of such agreements by the Secured Financing investor, may be limited.

While we have received funds associated with the initial closing of the Secured Financing transaction into which we have entered (further information about which appears elsewhere in this proxy statement/prospectus), there is no assurance that we will receive the funds associated with the further Secured Financing closing contemplated by the Secured Financing agreements. In the event that we do not receive the remaining contemplated funds, we may be limited in our ability to pursue our business and growth plans on the timelines and in the manner currently envisioned by Company management and there is a possibility that we could be forced to delay, forgo or alter such plans or that we would not be able to continue operating absent having access to supplemental capital, which may not be available on terms acceptable to us or at all. If our business plans, including our commercialization strategy and deployment of products and offerings are delayed, restricted or impaired, or we do not have access to funds sufficient to pursue on-going and anticipated research and development projects, our ability to attract customers, generate revenue, develop our products and operate our business may be materially and adversely harmed. In addition, any delays in the development of our products, services and platforms could allow potential competitors to solidify market share with our customers and end-users that might otherwise have become customers or end-users of our products and offerings. The terms of our Secured Financing agreements provide us with limited remedies against the Secured Financing investor and are limited to remedies at law (with any such remedies being subject to the terms of the Secured Financing agreements), as opposed to equitable remedies, such as specific performance. Accordingly, if the Secured Financing investor breaches its agreements with us, including, for instance, by failing to fund the second Secured Financing closing contemplated by the Secured Financing agreements, we would have limited avenues for attempting to recover any damages we may suffer. If a breach occurs and we attempt to pursue judicial remedies to enforce our rights under the Secured Financing agreements, to the extent permitted thereunder, any such process is likely to be costly and time-consuming and may divert our attention from the operation of our business and the implementation of our planned activities; further, there can be no assurances that the outcome of any such process would be favorable to us or, in the event of a breach resulting from a failure to fund the second tranche of the Secured Financing investment, would result in our recouping the remaining funds the Secured Financing investor is required to deliver to us pursuant to the Secured Financing agreements.

The terms of our Secured Financing and future indebtedness, if incurred by us, may limit our flexibility in obtaining additional financing and in pursuing other business opportunities or operating activities.

The terms of the Secured Financing, including our senior secured indebtedness obligations thereunder, our pledge of assets as collateral in respect of such obligations, commitments to maintain certain cash reserves and, if certain circumstances or events occur in the future, contingent responsibility for certain other cash payments to the Secured Investor may limit our ability to engage in certain transactions until we have repaid our obligations to the Secured Investor in full. If we do not have sufficient available cash to pursue business opportunities we identify or are forced to curtail, delay or limit aspects of our planned business and operations, our operating and financial results may suffer. We may, in the future, seek to or actually incur additional indebtedness (subject to the terms of the Secured Financing) and the terms and level of such additional debt financing transactions, if any, could also have important consequences to us, including relative to the following:

•        our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•        if we incur a significant amount of debt, we may need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for investment in operations and future business opportunities;

•        if we incur a significant amount of debt, our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•        if we incur a significant amount of debt, our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service indebtedness that we incur will depend, among other things, upon our future financial and operating performance, restrictions and requirements under the Secured Financing agreements and the terms of any other financing or capital raise transactions in which me may engage in the future, and may also be affected by numerous other conditions which may include, without limitation, market acceptance of our products and offerings, technological developments, U.S. federal mandates, governmental and other commercial end user needs and preferences, prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond PubCo’s and EigenQ’s control). If our operating results are not sufficient to meet our existing obligations and service any future indebtedness, to the extent applicable, and we do not have access to other capital to pay our debts as they come due, we may be forced to take actions such as reducing or delaying our business activities, investments or capital expenditures; selling assets; restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on terms satisfactory to us or at all.

The terms of the Secured Financing restrict our ability to engage in certain types of financing transactions while the Secured EigenQ Notes or Secured PubCo Notes are outstanding, which may limit our financing flexibility.

Under the terms of the Purchase Agreement, we have agreed not to enter into any variable rate transactions without the prior written consent of the Secured Financing investor. A “variable rate transaction”, in this context, includes any transaction in which we issue equity or equity-linked securities at prices that are based upon or vary with trading prices of shares of Pubco common stock or are subject to “reset” at future dates or upon the occurrence of future events, circumstances or contingencies and also includes any equity lines of credit or continuous offerings (other than certain permitted “at-the-market” (ATM) offerings) whereby shares may be sold at future determined prices. While certain types of ATM programs and variable rate transactions with funds, accounts or entities controlled or managed by the Secured Financing investor are excluded from the foregoing restrictions, such restrictions may nevertheless limit our ability to raise additional capital through certain financing transactions involving the issuance of equity or equity-linked securities while the Secured EigenQ Notes and Secured Pubco Notes are outstanding, which could have a material adverse effect on our business and financial condition if we require additional capital and are unable to obtain the consent of the Secured Financing investor to enter into such alternative financings and cannot identify other capital sources on reasonable terms or at all.

It is not possible to predict the actual number of shares we will issue under the Purchase Agreement to the Secured Investor, or the actual gross proceeds resulting from conversion and exercises of the Secured EigenQ Notes and Secured EigenQ Warrants, respectively.

On September 17, 2026, we entered into the Purchase Agreement with the Secured Investor, pursuant to which, among other things, we issued the Secured Initial Notes, which along with the Secured Additional Notes, will be exchanged for Secured PubCo Notes, and will be convertible into shares of PubCo Common Stock. We also issued the Secured Initial Warrants, which along with the Secured Additional Warrants, will be exchanged for Secured PubCo Warrants, and be initially exercisable for 3,704,167 shares of PubCo Common Stock. Upon the Closing, the PubCo Warrants will have an initial exercise price of $12.00 per share of PubCo Common Stock, subject to certain adjustments which may increase the number of shares of PubCo Common Stock issuable pursuant to the Secured PubCo Warrants. The Secured PubCo Notes will have an initial conversion price of $12.00, which is also subject to certain adjustments that may decrease the conversion price over time. Given that both the exercise price of the Secured PubCo Warrants and conversion price of the Secured PubCo Notes are both subject to adjustment, we cannot predict the actual number of shares we will issue to the Secured Investor. As a result of these adjustments, the PubCo Common Stock may be subject to significant and unpredictable dilution resulting from the exercise or conversion of the Secured PubCo Warrants and the Secured PubCo Notes, respectively, which could have a material adverse effect on the price of the Secured PubCo Common Stock.

Furthermore, the Secured Investor generally has the right to control the timing and amount of conversions and exercises of the Secured PubCo Notes and Secured PubCo Warrants, respectively. Sales of PubCo Common Stock, if any, by the Secured Investor will depend upon, among other things, market conditions and other factors to be determined by the Secured Investor. The Secured Investor may ultimately decide to sell all, some or none of the shares of PubCo Common Stock that may be available for potential resale. Depending on market liquidity at the time, resales of those shares by the Secured Investor may cause the public trading price of the PubCo Common Stock to decrease.

Because the adjustments contained within the Secured PubCo Warrants and Secured PubCo Notes are a function of the price of the PubCo Common Stock, it is not possible for us to predict, as of the date of this prospectus and prior to any such exercises, the number of shares of PubCo Common Stock that we will issue to the Secured Investor under the Purchase Agreement, the exercise price per share that the Secured Investor will pay for shares upon exercise of the Secured EigenQ Warrants, or following the Closing, the Secured PubCo Notes or Secured PubCo Warrants or the aggregate gross proceeds that we will receive from those exercises by the Secured Investor under the Purchase Agreement, if any.

The issuances of PubCo Common Stock to the Secured Investor upon conversion of PubCo Notes or exercise of PubCo Warrants will cause dilution to our existing stockholders, and the sale of the shares of PubCo Common Stock acquired by the Secured Investor, or the perception that such sales may occur, could cause the price of the PubCo Common Stock to fall.

The number of shares that we may issue to the Secured Investor under the Secured PubCo Notes or Secured PubCo Warrants will fluctuate based on, among other things, the price of the Pubco Common Stock. Depending on market liquidity at the time, issuances and any subsequent sales of such shares may cause the trading price of the PubCo Common Stock to fall. As a result, the number of shares of PubCo Common Stock for which the Secured PubCo Warrants and Secured PubCo Notes will be exercisable and convertible for, respectively, may increase dramatically.

If and when the Secured Investor converts its Secured PubCo Notes and/or exercise its Secured PubCo Warrants and have acquired the shares, they may resell all, some, or none of those shares at any time or from time to time in their discretion. Therefore, issuances to the Secured Investor upon conversion of the Secured PubCo Notes or exercise of the Secured PubCo Warrants could result in substantial dilution to the interests of other holders of PubCo Common Stock. Additionally, the issuance of a substantial number of shares of PubCo Common Stock to the Secured Investor, or the anticipation of such issuances, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales, which may result in further increasing the number of shares subject to issuance pursuant to the Secured PubCo Notes and Secured PubCo Warrants.

While the Secured PubCo Notes and Secured PubCo Warrants are issued and outstanding, investors who buy shares at different times may experience different levels of dilution.

If and when the Secured Investor elect to sell shares of PubCo Common Stock upon conversion of the Secured PubCo Notes and/or exercise of the Secured PubCo Warrants, the Secured Investor may resell all, some or none such shares at any time or from time to time at their discretion and at different prices. As a result, investors who purchase shares after the closing of the Business Combination may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Furthermore, investors may experience a decline in the value of their PubCo Common Stock as a result of future sales made by the Secured Investor at prices lower than the prices the Secured Investor paid for its shares. In addition, if the Secured Investor convert or exercise a significant number of the Secured PubCo Notes or Secured PubCo Warrants, or if investors expect that the Secured Investor will do so, the actual sales of PubCo Common Stock by the Secured Investor or the mere existence of the Secured PubCo Notes and Secured PubCo Warrants may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from shares of PubCo Common Stock issued to the Secure Investor following its conversion of Secured PubCo Notes or exercise of Secured PubCo Warrants for cash, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

If and when the Secured Investor elects to convert its Secured PubCo Notes or exercise its Secured PubCo Warrants for cash, our management team will have broad discretion as to the use of the net proceeds resulting from such conversion or exercise and we could use such proceeds for purposes other than those contemplated at the time of the Business Combination. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and/or cash flows.

Our ability to enter into additional financial or capital raise transactions is limited by certain Secured Financing terms, which may impede our ability to secure additional financing on terms acceptable to us or at all.

As part of the Secured Financing, we have, among other things, entered into senior secured indebtedness obligations, pledged assets, committed to maintain certain cash reserves and, if certain circumstances or events occur in the future, could become responsible for certain other cash payments to the Secured Investor. The foregoing, together with other covenants, restrictions and terms of the Secured Financing may affect our ability to raise capital prior to, upon or after the consummation, if any, of the proposed Business Combination transaction while such agreements and obligations remain in effect. If we are unable to access sufficient capital on acceptable terms or at all, we may not be able to pursue our business plans and our financial and operating results may suffer. We may also, as a result of the foregoing terms and obligations, be less able to respond flexibly and be more vulnerable than our competitors to changes in market conditions, demand and technological developments than companies that are not subject to similar restrictions and obligations.

Future indebtedness, if incurred by us, may limit our flexibility in obtaining additional financing and in pursuing other business opportunities or operating activities.

We may, in the future, incur indebtedness (subject to the terms of the Secured Financing) and the terms and level of such additional debt financing transactions, if any, could have important consequences to us, including the following:

•        our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•        if we incur a significant amount of debt, we may need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for investment in operations and future business opportunities;

•        if we incur a significant amount of debt, our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•        if we incur a significant amount of debt, our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service any future debts will depend, among other things, upon, our future financial and operating performance; restrictions and requirements pursuant to the Secured Financing (while such agreements and associated obligations remain in effect) and the terms other financing or capital raise transactions in which me may engage in the future which may affect our ability to access additional sources of capital and our ability to respond to changing conditions pursuant to the foregoing which, in turn, may also be affected by numerous other conditions which may include, without limitation, market acceptance of our products and offerings, technological developments, U.S. federal mandates, governmental and other commercial end user needs and preferences, by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond PubCo’s and/or EigenQ’s control. If our operating results are not sufficient to service any future indebtedness and we do not have access to other capital to pay our debts as they come due, we may be forced to take actions such as reducing or delaying our business activities, investments or capital expenditures; selling assets; restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on terms satisfactory to us or at all.

The parties to the proposed Business Combination may discuss, negotiate and enter into financing transactions in accordance with the terms of the Business Combination Agreement, or after the Business Combination is consummated, which create obligations, risks and liabilities on the part of EigenQ and PubCo.

In connection with, before or after the consummation, if any, of the proposed Business Combination, EigenQ, SVAQ or PubCo may discuss, negotiate and enter into financing arrangements which create obligations, risks and liabilities for PubCo and EigenQ in order for EigenQ to obtain access to capital to execute EigenQ’s business plans. Such financing arrangements, if identified and consummated may require PubCo and EigenQ to incur costs, pay penalties and other fees (in some instances, even if the applicable financing transactions are not, themselves, pursued or consummated), result in significant dilution and create other obligations, risks and liabilities for EigenQ and its business, if capital sources are available to EigenQ at all. Further, even if financing transactions into which the parties may enter may not, upon adoption, have terms that are particularly deleterious to EigenQ, the terms of such transactions may become more onerous from time to time or over time in the event defaults arise, extensions or amendments are sought or other events and circumstances, some of which cannot be predicted in advance, occur. Certain financing transactions may include rights and preferences for applicable investors upon future changes of control or liquidation events, anti-dilution rights, conversion and exercise price adjustments and other provisions that adversely affect the rights of PubCo stockholders, including rights, preferences and privileges that are senior to those of other stockholders, including holders of PubCo Common Stock, in terms of the payment of distributions or in upon qualifying liquidation events. Additionally, in order to consummate any such financings and obtain the benefit of such financings, prospective investors may also require preemptive rights to participate in future issuances of securities to maintain their relative ownership interests or certain termination rights or damages if we do not consummate any preliminary contemplated offerings with such investors. In addition, debt financing, if available, could include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures, entering into licensing arrangements, or declaring dividends and may require us to grant security interests in some or all of our assets, and we may be required to accept these or other terms, potentially including accepting terms that require us to maintain specified liquidity or other ratios that could otherwise not be in the interests of our stockholders in order for EigenQ to obtain access to working capital and other funding to execute EigenQ’s business plans, invest in growth strategies, and satisfy other obligations of PubCo and EigenQ. Any such restrictions or provisions could adversely impact our ability to conduct our operations and execute our business plan or limit the degree to which other investors are interested in buying or holding PubCo securities, all of which may have negative effectives on our business and the trading prices of PubCo securities.

Our estimates of market opportunity may prove to be inaccurate.

This proxy statement/prospectus contained certain estimates of a U.S. channel-enabled server market opportunity (as further described under the sections of this proxy statement/prospectus entitled “Information About EigenQ” and “Background of the Business Combination — Certain Unaudited Illustrative EigenQ Forecasts), assumptions with respect to which are also incorporated into illustrative penetration rate assumptions utilized by EigenQ management to prepare the illustrative Forecasts delivered to EigenQ prior to the BCA Signing Date, as further described in the section of this proxy statement/prospectus entitled “Background of the Business Combination — Certain Unaudited Illustrative EigenQ Forecasts, all of which estimates, as further described herein, are based on third-party data and management analyses and estimates developed based on professional experience. Estimates of market opportunities or the potential future market for particular products from time to time or at any time, including the EigenQ management U.S. channel-enabled server market opportunity estimates and estimated illustrative future penetration rates described herein, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Particularly as EigenQ’s business, as of the date hereof, is only recently moving to a commercialization stage and EigenQ has not yet fulfilled product orders or generated revenues from Unit Sales, it is difficult to reliably predict which federal, commercial and other customers and end users will ultimately find the Company’s products attractive or regard EigenQ’s offerings as satisfactory relative to U.S. federal and commercial enterprise needs in the near or longer term, making it difficult, also, to be certain how to estimate the U.S. channel-enabled server market opportunity and whether there are components of broadest swath of potential future EigenQ customers that should be excluded from such an analysis, and conversely, to reliably identify all of the potential use cases and applications for EigenQ platform offerings presently or as may be developed in the future.

If some or all of EigenQ management’s estimates of the potential U.S. channel-enabled server market opportunity for EigenQ’s platform and product offerings or management’s illustrative estimates of potential future penetration rates EigenQ may be able to achieve within such market opportunity prove inaccurate, other analyses, estimates and components of management’s illustrative Forecasts may also prove inaccurate and EigenQ’s future operating results may not reflect product sales in line with EigenQ management’s current expectations.

Variables included in management’s estimates of EigenQ’s potential market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of federal and commercial enterprises covered by our market opportunity estimates will purchase our products, services and solutions at all or generate any particular level of revenue for us. In addition, alternatives to our solutions may present themselves that may be more attractive in the marketplace than EigenQ’s products; further, quantum computing may not represent as meaningful a threat to classical systems and solutions as EigenQ and other professionals operating in similar sectors predict, which could substantially undermine or reduce the market for our products, services and solutions. Any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with our solutions, as well as the perceived security threats posed by quantum computers.

Further, the methodology used by EigenQ management to estimate future potential U.S. channel-enabled market opportunities may differ materially from the manner in which other companies or professionals estimate the size and scope of total addressable, serviceable addressable and other market estimates; nor is there consistency across industries and sectors, or within industries and sectors, to varying extends, or over time, with regard to the various potential components of market opportunity or addressable market estimates. To estimate the size of our market opportunities and our growth rates, we have relied on market reports by various research and consulting firms, coupled with EigenQ management’s professional knowledge, as applied to applicable market trends, analyses and observations, estimates and data. Our estimates of the U.S. channel-enabled market opportunity, and associated forward-looking illustrative potential penetration rates, are subject to significant uncertainty, are based on assumptions and estimates that may not prove to be accurate and are based, to various extends and degrees, on data published by third parties that we have not independently verified. Advances in classical computing, including AI and machine learning, could potentially reduce the addressable market for our solutions or delay widespread adoption of our products, services and solutions. In addition, many existing classical computing architectures, applications, and cybersecurity measures are deeply integrated, highly optimized, and difficult to re-architect, re-factor, or transition to incorporate our solutions into, which may further slow customer adoption and increase switching costs. Moreover, certain customers may have internal IT governance standards or policies that may prohibit or restrict them from purchasing or integrating our products, services and solutions offerings within their IT infrastructure environment absent compliance with such standards and policies. This could adversely affect the timing of any quantum advantage being achieved, if at all.

The EigenQ management illustrative Forecasts described in this proxy statement/prospectus are speculative in nature and based on various assumptions that may not be accurate and our actual results may differ, perhaps materially and adversely, from the illustrative estimates reflected in the Forecasts.

EigenQ management’s illustrative Forecasts (as defined in the section of this proxy statement/prospectus entitled “Proposal No. 2 — the Business Combination Proposal — Background of the Business Combination — Certain Unaudited Illustrative Forecasts”), as described in this proxy statement/prospectus are not based on EigenQ historical operating or financial results and are purely speculative in nature. EigenQ’s actual future operating and financial results may be materially different from, either negatively or positively, the estimates reflected in such illustrative Forecasts. As of the date of this proxy statement/prospectus, our business is at a development stage relative to commercialization and we have not entered into all of the types of agreements into which EigenQ expects to enter, nor have we received binding purchase orders or entered into binding manufacturing, core channel participant or other agreements or begun fulfilling product orders. Accordingly, the assumptions underlying the illustrative Forecasts themselves are speculative in nature, as we did not, as of the Forecast Dates, yet have access to the terms of our future commercial arrangements, including, without limitation, relative to pricing, freight/delivery and COGS, among other material terms and features. EigenQ does not, at present, know whether such assumptions will prove correct and some or all of the illustrative estimates comprising the Forecasts may turn out to be wrong. Forward-looking estimates, including the illustrative Forecasts, can be adversely affected by inaccurate assumptions as well as by known or unknown risks and uncertainties, many of which are beyond EigenQ’s, SVAQ and PubCo’s control. Many factors discussed in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Note Regarding Forward-Looking Statements,” will be important in determining EigenQ’s and PubCo’s future results. As a result of these contingencies, actual future results may vary materially from the estimates reflected in EigenQ’s illustrative Forecasts.

In view of these uncertainties, the inclusion of EigenQ’s illustrative Forecasts in this proxy statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved within the timelines or at the levels reflected in such Forecasts, if at all. Further, any forward-looking statement speaks only as of the date on which it is made, and EigenQ and SVAQ undertake no obligation, other than as required by applicable law, to update the financial forecasts included in this proxy statement/prospectus to reflect events or circumstances after the dates those financial forecasts were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. Investors and other readers are cautioned not to place undue reliance on forward-looking information, including the illustrative Forecasts, and should be aware that investors in SVAQ, PubCo and EigenQ may lose the full amount of their investments.

Even if the market for quantum security and encryption solutions develops as presently predicted, our business could fail to grow at similar rates, if at all.

EigenQ’s success will depend upon our ability to successfully commercialize our platform and product offerings and, over the medium- to longer-term, scale and expand our business. Even if the market for post-quantum security and encryption solutions develops as predicted, there can be no guarantees that EigenQ will achieve the brand awareness, attract and maintain customers, sell our products or enter into anticipated licensing agreements with OEMs and other end users at the levels or within timelines EigenQ management presently believes we may, or at all. As a result, while the sector in which we operate may grow, perhaps significantly, EigenQ’s business plans may not be executed and we may not succeed and grow at similar rates, if at all.

EigenQ’s ability to carry out management’s current business plans is dependent upon our ability to successfully commence, and thereafter, scale up, our anticipated channel participant relationships and distribution channels, and enter into binding agreements with, and receive purchase orders and other binding contracts from, manufacturers, OEMs and U.S, federal and commercial counterparties. Unforeseen issues associated with manufacturers, suppliers, customers, end users, OEMs, VARs, distributors, and other commercial and channel participant counterparties may impact the timeline within which we can deploy products and generate revenues, which could negatively impact our business, results of operations and financial condition. Furthermore, it may be some time before EigenQ receives sufficient input from OEMs and end users to determine what types of technology or technology implementation support OEMs and end users may need relative to our products and bundles and to understand the extent to which our offerings meet customers’ needs. If we experience delays in deploying our products, the timeline within which we receive market feedback regarding our product offerings and can react and address any challenges end users may experience relative to accessing, implementing or successfully utilizing our products will also be delayed and we may miss opportunities to establish brand awareness or become exclusive partners to OEMs or certain key U.S. federal and commercial enterprise customers, which may impair our ability to effectively compete within the industry.

Similarly, the longer it takes for us to receive and fulfill product orders, the longer it will take for EigenQ to determine the extent to which our platform offerings are (or are not) attractive in the marketplace and to make any necessary adjustments to our offerings, technology and channel-enabled deployment strategy or to our pricing or sales strategies, among other attributes of our current business plans. If we do not achieve brand awareness, fail to offer products customers want to purchase or do not price the products we sell competitively, we will not achieve the potential results EigenQ management presently predicts the Company may be capable of and may not be able to execute management’s business plans within the currently-predicted timelines or at the levels reflected in the illustrative Forecasts delivered to SVAQ as part of due diligence prior to the BCA Signing Date, if at all. If our product offerings are not attractive in the marketplace, we may need to devote more of our resources, over the immediate-, near- or longer-term to research and development activities, may need to make adjustments to management’s current business plans, or both, and present estimates with regard to future potential results may prove inaccurate.

The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than we expect, or if it develops in a manner that does not require use of our cybersecurity solutions and services, our business, financial condition, reputation, and profitability may be negatively affected. In part, this will depend on advances in technology by other companies and academic institutions if those advances do not materialize, some of our products may not be successfully commercialized.

The nascent market for quantum computers is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing customer demands and behaviors. Our success will depend to a substantial extent on our potential customers recognizing that quantum-based cybersecurity threats represent a meaningful threat to their business or operations. If these threats do not materialize or develop in a way that our products and services are not capable of responding to, or develops more slowly than expected, our business, results of operations and financial condition could be harmed.

In addition, delays in future generations of quantum computers or technical failures of quantum computers could limit market demand of our products, services and solutions, and reduce the perception of quantum-based cybersecurity threats as a threat to classical computing systems. Negative publicity concerning our products, services and solutions or the quantum computing industry as a whole could limit market acceptance of our products, services and solutions. It is expected that quantum computing will pose a threat to classical computing systems. However, such threats may never materialize from quantum computing technology. If our customers and partners do not perceive the benefits of our products, services and solutions, or if our products, services and solutions do not adequately respond to threats, then our market may not develop at all, or it may develop slower than we expect. If any of these events occur, it could have an adverse effect on our business, results of operations and financial condition. If progress towards quantum advantage ever slows relative to expectations, it could adversely impact revenues, inhibit customer confidence and willingness to continue to pay for our products, services and solutions. This could harm or even eliminate revenues in the period before quantum advantage.

We may not be able to successfully commercialize our products, meet our forecasted growth or do so within our anticipated cost estimates, if at all.

Our future results depend on our ability to convert licensed and internally developed technology into products, systems and solutions that meet customer and market participant demands. Furthermore, successful commercialization will require us to overcome numerous design and logistical hurdles to effectively sell our product. Failure to overcome these hurdles and commercialize our product could have a material adverse effect on our business and financial condition. Any delays to our timeline may result in significant delays in achieving our growth opportunities and other aspects of our business plans. Numerous factors may affect the timeline for us to complete our planned commercialization efforts. If we cannot complete our plans in the timeline expected, we also may not be able to generate expected financial results as anticipated or at all. We cannot guarantee we will complete our commercialization and any future strategic growth initiatives on time or within our cost estimates, if at all, due in part to timing of government mandates, which may be delayed or not imposed, and other factors within our intended markets. Our ability to achieve our illustrative forecasted growth depends on a number of factors, many of which are outside our control, including, but not limited to:

•        success and timing of development activity;

•        customer acceptance of our cybersecurity solutions;

•        breakthroughs in classical computing or other computing technologies that could eliminate or reduce the threat of quantum computing based cyber-attacks to classical computing systems;

•        competition, including from established and future competitors;

•        the regulatory environment, including whether governmental authorities permit or restrict the use or distribution of our solutions;

•        whether we can obtain sufficient capital to sustain and grow our business;

•        our ability to manage our growth;

•        our ability to expand our sales into international markets;

•        our ability to retain existing key management, integrate recent hires and attract, train, retain and motivate qualified personnel; and

•        the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, many of which are beyond our control, could materially and adversely affect our business, results of operations and financial condition.

If we are unable to complete our planned commercialization on schedule and within our anticipated cost estimates, our ability to execute our business plan may be impaired, which could affect our competitiveness and our results of operations, which could have a material adverse effect on our financial condition and the market price for our securities.

Our business could be harmed if we fail to manage growth effectively.

If our commercialization strategy is successful, we may need to rapidly expand our operations and capabilities. If we fail to manage growth effectively, our business, results of operations and financial condition could be harmed. We anticipate that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on our management, operational and financial resources. Expansion will require significant cash investments and management resources. Such investments may not result in additional sales of our products or services, and we may not be able to avoid cost overruns or be able to hire additional or sufficiently skilled personnel as required. In addition, we will also need to ensure our compliance with regulatory requirements in various jurisdictions applicable to the marketing, sale, installation and servicing of our products, services and solutions.

To manage growth, we must establish scalable policies, procedures and controls throughout our business, including our operational and financial systems. Our current processes were developed for an early-stage private company and may not be adequate for a larger public company with more complex and expansive operations growth may also expose weaknesses in our business model that are not apparent at our current scale. If we fail to manage growth effectively, our costs may increase without a corresponding increase in revenue, our operations and controls may be disrupted, and our business and financial results could be materially harmed.

We will have broad discretion in the use of capital available following the Business Combination, and we may not use that capital effectively.

Following the Closing, management expects to use available capital for general corporate and working-capital purposes. Our executive officers have limited experience with managing capital similar in amount to the gross proceeds contemplated in the Business Combination, and as a result it is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The amounts and timing of these expenditures may change materially as our business develops. However, management will have broad flexibility and discretion in applying the net proceeds of the Business Combination for working capital. Our stockholders will be relying on the judgment of management with regard to the use of these proceeds, and they will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used in a way they approve. If we do not use available capital efficiently, our cash runway may be shorter than expected, we may require additional financing sooner, and we may fail to achieve the commercial and operational milestones underlying our business plan. Any ineffective use of capital could materially and adversely affect our business, financial condition, results of operations and the market price of PubCo Common Stock.

We may be exposed to liabilities if it is determined that our compensation arrangements do not comply with, or are not exempt from, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 409A of the Code, sets forth the rules governing non-qualified deferred compensation arrangements. Section 409A contains many technical, complicated and ambiguous rules and regulations, including proposed but not yet finalized regulations that do not currently have the force of law, all of which make compliance with Section 409A difficult to assess and to ensure. While we believe we have structured our compensation arrangements (including our equity incentive awards) so that they either comply with, or are exempt from, Section 409A, it is possible that some of these compensation arrangements will be later determined to be not exempt or compliant. In some instances, we have determined that amendments to certain of our compensation arrangements were advisable in order to mitigate or eliminate potential Section 409A non-compliance risk, though there can be no assurance that such amendments will mitigate or eliminate any such risk. If it is determined that any of our compensation arrangements are neither compliant with, nor exempt from, Section 409A, we may be subject to significant liabilities and costs, including penalties for failing to properly report deferred compensation arrangements under Section 409A and to withhold taxes payable by our service providers, including our employees, and we may be required to pay to the applicable governmental authorities the amount of taxes we should have withheld and related interest and penalties. In addition, our service providers, including our employees, that participate in such arrangements may experience significant adverse tax consequences under Section 409A, including a 20% federal penalty tax imposed on the amount of compensation involved (plus, as applicable, similar excise taxes under state law or foreign law). These liabilities may be significant, and the imposition of such liabilities may materially affect our employee relations. In addition, in the event any such liabilities were imposed on our service providers, including our employees, we could decide to take remedial action, including making cash payments to adversely affected service providers, including our employees. Any amounts so paid by us could materially and adversely affect our results of operations, financial condition, business and prospects.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

We have incurred losses during our history, do not expect to become profitable in the near future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2025, we had U.S. federal net operating loss carryforwards of approximately $2.1 million.

Under the Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act, (the “CARES Act”), U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Code, our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of EigenQ. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability and our future cash flows could be adversely affected. We have recorded a valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Our financial statements rely on significant estimates and judgments, including the valuation and useful lives of intangible assets and the valuation and classification of warrant and share-based payment obligations, and changes in those estimates could materially affect our results.

The preparation of our financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect reported amounts and disclosures. Significant areas of estimation include the valuation and useful lives of licensed technology and other intangible assets and the fair value and accounting classification of obligations to issue warrants. These estimates are based on information available at the time and may change as additional facts become known or market conditions change.

As of December 31, 2025, our balance sheet included approximately $10.5 million of intangible assets, net, arising from quantum technology licenses acquired from related parties, and a $12.6 million obligation to issue warrant instruments. The fair value of the warrant obligation was estimated using a market-based approach and significant unobservable inputs, including an assumed value of our common stock in the absence of an active trading market. Changes in the estimated share value, exercise terms, grant-date determination, classification or other assumptions could have produced materially different financial-statement amounts.

In May 2026, definitive settlement agreements established the grant date and resulted in the reclassification of $10.2 million to additional paid-in capital and $2.4 million to a financial liability payable in cash over 24 months. Future modifications, settlements, valuations or accounting conclusions concerning warrants, stock appreciation rights or other equity-linked instruments could result in material expenses, liabilities, dilution or changes in our reported equity. The accounting for these instruments is complex and may be subject to differing interpretations by management, auditors or regulators.

Our licensed intangible assets are amortized over estimated useful lives and must be reviewed for impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Any changes in significant estimates or judgments could cause our reported results to differ materially from expectations, require revisions to prior analyses or adversely affect investor confidence.

As a private company, EigenQ has not endeavored to establish and/or maintain public company-quality internal control over financial reporting. If it fails to establish and maintain proper and effective internal control over financial reporting as a public company, its ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in its financial reporting and the trading price of its shares may decline.

Pursuant to Section 404, following consummation of the Business Combination, management will be required to report PubCo’s internal control over financial reporting, and if and when PubCo becomes an accelerated filer or large accelerated filer (and ceases to be an emerging growth company), an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, PubCo may need to upgrade its legacy information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff or retain additional outside consultants.

As a recently formed private company, EigenQ has identified material weaknesses in its internal control over financial reporting and cannot guarantee that there will be none in the future. Any failure to maintain internal control over financial reporting could severely inhibit EigenQ’s ability to accurately report its financial condition, results of operations or cash flows. If PubCo is unable to conclude that its internal control over financial reporting is effective, or if its independent registered public accounting firm determines that PubCo has a material weakness in its internal control over financial reporting, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its common stock could decline, and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in PubCo’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict its future access to the capital markets.

We may identify material weaknesses or other deficiencies in our internal control over financial reporting, and if we fail to establish and maintain effective internal controls and disclosure controls, our financial reporting and public-company compliance could be adversely affected.

As a recently formed private company, we have operated with limited accounting, finance, legal, compliance and information-technology resources. Portions of our management, operational, research and development and strategic activities have been performed through consulting arrangements, including arrangements with entities owned or controlled by officers, directors and other related parties. As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. We will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the PubCo Common Stock could be negatively affected. We could also face delayed filings, regulatory investigations, litigation, exchange consequences and increased financing and compliance costs. Any of these outcomes could materially and adversely affect our business and the market price of PubCo Common Stock.

Operating as a public company will require substantial management attention and result in significant costs, and our current resources may be insufficient to meet these obligations.

Following the consummation, if any, of the proposed Business Combination, PubCo will be subject to extensive reporting and governance requirements and disclosures obligations, compliance with which will require us to build and maintain an extensive system of internal control and procedures to navigate our regulatory and legal requirements. These obligations will be substantially more complex and costly than those applicable to us as a private company.

We expect to incur significant expenses that were not historically incurred at comparable levels as a result of becoming a public company with securities trading on a U.S. national exchange. The actual cost of compliance may be different from, and higher than, EigenQ management’s present expectations, particularly if we are required to respond to litigation, remediate disclosure deficiencies or respond to a cyberattack. These expenses may require significant cash resources and have a material adverse effect on our financial condition and results of operations.

If we are unable to build an appropriate public-company infrastructure while continuing to execute our commercialization strategy, our operating expenses may increase without corresponding business benefits, our reporting may be delayed or inaccurate and our business, financial condition and results of operations could be materially and adversely affected.

Our results of operations may fluctuate significantly, which could make our future results difficult to predict and could cause our results of operations to fall below expectations.

Our results of operations may vary significantly from period to period, which could adversely affect our business, financial condition and results of operations. Our results of operations have varied significantly from period to period, and we expect that our results of operations will continue to vary as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

•        our ability to attract customers;

•        the budgeting cycles, seasonal buying patterns, and purchasing practices of customers;

•        economic difficulties confronting our customers, which may impact the number of modules or endpoint deployments they are willing or able to purchase;

•        insolvency or credit difficulties confronting our customers, affecting their ability to purchase or pay for our solutions;

•        the timing and length of our sales cycles;

•        changes in customer or channel participant requirements or market needs;

•        any disruption in our relationship with channel participant;

•        changes in the growth rate of quantum cybersecurity solutions market;

•        the timing and success of new product and service introductions by us or our competitors or any other competitive developments, including consolidation among our customers or competitors;

•        decisions by organizations to purchase security solutions from larger, more established security vendors or from their primary IT equipment vendors;

•        changes in our pricing policies or those of our competitors;

•        the level of awareness of quantum cybersecurity threats, particularly advanced quantum cyberattacks, and the market adoption of our solutions;

•        significant security breaches of, technical difficulties with or interruptions to, the use of our solutions;

•        negative media coverage or publicity;

•        our ability to successfully expand our business domestically and internationally;

•        the amount and timing of operating costs (including new hires), tightening of labor markets and capital expenditures related to the expansion of our business;

•        extraordinary expenses such as litigation or other dispute-related settlement payments or outcomes;

•        increases or decreases in our expenses caused by fluctuations in foreign currency exchange rates;

•        future accounting pronouncements or changes in our accounting policies or practices;

•        deteriorating or volatile conditions in the global economy and financial markets, including as a result of weak or negative gross domestic product growth, uncertainty or disruptions in the capital and credit markets, changing interest rates, inflation, bank failures or adverse conditions impacting financial institutions, and supply-chain disruptions; and

•        political events, geopolitical unrest or tension, acts of war and terrorism.

In addition, we may experience seasonal fluctuations in our financial results as is typical of certain companies in our industry with similarities to our business model. For example, potential renewal orders from future customers may tend to increase during the second half of the fiscal year as compared to the first half of the year due to annual budget approval processes of many of the companies that may become our customers. In addition, we also may experience seasonality in our future operating and profit margins, potentially resulting in lower margins during the first half of our fiscal year relative to the second half of the year due to higher margins associated with renewal orders. Any of the above factors, individually or in the aggregate, may result in significant fluctuations in our financial and other results of operations from period to period, making it difficult to reliably compare results over certain periods with results during other periods. Moreover, this variability and unpredictability could result in our failure to meet our operating plan or the expectations of investors or analysts for any period. If we fail to meet such expectations for these or other reasons, our stock price could fall substantially, and we could face costly lawsuits, including securities class action suits.

Future indebtedness, if incurred by us, may limit our flexibility in obtaining additional financing and in pursuing other business opportunities or operating activities.

We may, in the future, incur indebtedness and the terms and level of such debt could have important consequences to us, including the following:

•        our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•        if we incur a significant amount of debt, we may need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for investment in operations and future business opportunities;

•        if we incur a significant amount of debt, our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•        if we incur a significant amount of debt, our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service any future debts will depend, among other things, upon, our future financial and operating performance, and may also be influenced by our ability to access additional sources of capital, which, in turn, will be affected numerous other conditions which may include, without limitation, market acceptance of our products and offerings, technological developments, U.S. federal mandates, governmental and other commercial end user needs and preferences, by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond PubCo’s and EigenQ’s. If our operating results are not sufficient to service any future indebtedness and we do not have access to other capital to pay our debts as they come due, we may be forced to take actions such as reducing or delaying our business activities, investments or capital expenditures; selling assets; restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on terms satisfactory to us or at all.

If we engage in acquisitions, divestitures, strategic investments, or strategic partnerships and fail to achieve favorable results, our business, financial condition and operating results could be harmed.

We may in the future make acquisitions, divestitures, or certain investments. Any transactions that we enter into could be material to our financial condition and results of operations. The process of acquiring and integrating another company or technology could create unforeseen operating difficulties and expenditures. Acquisitions and investments involve a number of risks, such as:

•        use of resources that are needed in other areas of our business;

•        in the case of an acquisition, implementation or remediation of controls, procedures and policies of the acquired company;

•        in the case of an acquisition, difficulty integrating the accounting systems and operations of the acquired company, including potential risks to our corporate culture;

•        in the case of an acquisition, coordination of product, engineering and selling and marketing functions, including difficulties and additional expenses associated with supporting legacy services and products and hosting infrastructure of the acquired company, as applicable, difficulties associated with supporting new products or services, difficulty converting the customers of the acquired company onto our platform and difficulties associated with contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

•        in the case of an acquisition, retention and integration of employees from the acquired company;

•        in the case of an acquisition, past intellectual property infringement or data security issues arising from the acquired company;

•        unforeseen costs or liabilities;

•        adverse effects on our then-existing business relationships with customers as a result of the acquisition or investment;

•        the possibility of adverse tax consequences;

•        litigation or other claims arising in connection with the acquired company or investment; and in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations. Acquisitions and investments may also result in dilutive issuances of equity securities, which could adversely affect our share price, or result in issuances of securities with superior rights and preferences to our common shares or the incurrence of debt with restrictive covenants that limit our future uses of capital in pursuit of business opportunities.

Risks Related to Our Products, Technology and Commercialization

We may be unable to complete the development, validation and commercialization of our PQC+ products and related technology on the anticipated schedule, within our cost estimates or at all.

Our near-term product portfolio includes integrated PQC+ server configurations, PQU/QMA Peripheral Component Interconnect Express, or PCIe, hardware accelerators, M.2 and other embedded modules, the EigenQ Quantum Encryption Module, or QEM, and related software, firmware and application programming interfaces. These products are at different stages of development and commercialization. As of the date of this proxy statement/prospectus, our PQC+ server configuration was in early commercialization and OEM and channel integration; our PQU/QMA PCIe accelerator remained in prototype and validation activities; our M.2 and embedded modules remained in development; and our QEM software and APIs were engaged in integration and commercialization activities. None of these descriptions assures general availability, production-scale capacity, customer acceptance or revenue.

Furthermore, testing or customer evaluation may reveal that products we had previously believed to be fully commercialized require further refinement. We may spend substantial amounts on product development without completing a marketable product or generating sufficient revenue to recover those expenditures. Our development schedules also depend on a number of factors outside of our control. If we do not complete commercialization activities when anticipated, customers or partners may defer or cancel evaluations, competitors may establish stronger positions, our forecasts may not be achieved and our business, financial condition and results of operations could be materially adversely affected.

If we are unable to adequately fund our research and development efforts or use research and development teams effectively, we may not be able to achieve our technological goals, build sufficient systems, meet customer and market demand, or compete effectively, and our business, results of operations and financial condition may be harmed.

To remain competitive, we must continue to develop new product offerings and reach technological milestones, as well as add features and enhancements to our existing platform, products, services and solutions. Developing scalable computing hardware is highly capital-intensive and uncertain, and we may underestimate the funding, time or resources (including talent) required to achieve our technological objectives. Maintaining adequate research and development personnel and resources to meet the demands of the market is essential. If we experience high employee or management turnover, face challenges in recruiting or retaining highly specialized talent, or a lack of other research and development resources, we may miss market opportunities. The success of our business is dependent on our research and development teams developing roadmaps that allow us to achieve technical milestones, retaining and increasing the spending of our future customers and attracting new customers. The quantum computing and cyber security industries are quickly evolving and we may invest significantly in particular functionality or integrations that may become obsolete in the future, and any future product offerings, features or enhancements that we develop may be unsuccessful. The success of any new product, service and solutions offerings, enhancements or features depends on several factors, including our understanding of market demand, timely execution, successful introduction and market acceptance. We may not successfully develop new features or enhance our existing products, services and solutions to meet customer needs or our new products, services, features or enhancements may not achieve adequate acceptance in the market. Additionally, our improvements and enhancements may not result in our ability to recoup our investments in a timely manner, or at all. We may make significant investments in new offerings, features or enhancements that may not achieve expected returns. Further, many of our competitors may expend a considerably greater amount of funds on their research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs. Our failure to maintain adequate research and development resources, to use our research and development resources efficiently or to compete effectively with the research and development programs of our competitors could materially and adversely affect our business.

Furthermore, a key element of our strategy is to invest significantly in our research and development efforts to develop new offerings and enhance our existing offerings to address additional applications and markets. In fiscal year 2025, our research and development expenses were 17.5% of our operating expenses. If we do not spend our research and development budget efficiently or effectively on compelling innovation and technologies, our business could be harmed, and we may not realize the expected benefits of our strategy. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling cybersecurity solutions or products and generate revenue, if any, from such investment. Additionally, anticipated customer demand for an offering we are developing could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such offering. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of offerings that are competitive in our current or future markets, it could harm our business and results of operations.

Our products may contain defects, design errors, vulnerabilities or performance limitations, and their actual or perceived failure to provide reliable quantum-safe security could harm our customers, reputation and business.

Real or perceived defects, errors or vulnerabilities in our products and solutions, the failure of our solutions to detect or prevent incidents, including advanced and newly developed quantum attacks, misconfiguration of our solutions, or the failure of customers to take action on attacks identified by our solutions could harm our reputation and adversely affect our business, financial position and results of operations. Our products combine a number of complex technologies at the intersection of quantum and classical computing, the interaction among these components is complex. Defects or errors may exist in our products and solutions that may not be discovered until after deployment or use in a particular operating environment.

We cannot assure you that our products will detect all quantum cyberattacks, especially in light of the rapidly changing security threat landscape that our solution seeks to address. Due to a variety of both internal and external factors, including, without limitation, defects or misconfigurations of our or third-party solutions, our solutions could be or become vulnerable to security incidents (both from intentional attacks and accidental causes) that cause them to fail to secure endpoints and detect and block attacks. Furthermore, cryptographic and security products are subject to heightened vulnerabilities because an implementation flaw, weak or biased entropy, key-management error, insecure update process, firmware vulnerability, incorrect attestation result, improper policy configuration or hardware failure may undermine the security of a system that relies on the product. In addition, because the techniques used by computer hackers to access or sabotage networks and endpoints change frequently and generally are not recognized until launched against a target, there is a risk that an advanced attack could emerge that our cloud native security platform is unable to detect or prevent until after some of our customers are affected. Remedies may require patches, firmware updates, replacement hardware, revised documentation, additional testing or revalidation, any of which may be costly and disruptive.

Moreover, as our security solutions are adopted by an increasing number of enterprises and governments, individuals and organizations behind advanced quantum cyberattacks may intensify their efforts to defeat our security platform. If this happens, our systems and customers could be specifically targeted by attackers and could result in vulnerabilities in our platform or undermine the market acceptance of our products and solutions and could adversely affect our reputation as a provider of security solutions. Because we host customer data on our cloud platform, which in some cases may contain personally-identifiable information or potentially confidential information, a security compromise, or an accidental or intentional misconfiguration or malfunction of our platform or third-party platforms could result in personally-identifiable information and other customer data being accessible such as to attackers or to other customers. Further, if a high profile security breach occurs with respect to another next-generation or cloud-based security system, our customers and potential customers may lose trust in our solutions generally. Organizations are increasingly subject to a wide variety of quantum attacks on their networks, systems, and endpoints. No security solution, including ours, can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. If any of our customers experiences a successful quantum cyberattack while using our solutions or services, such customer could be disappointed with our products, regardless of whether our solutions or services blocked the theft of any of such customer’s data, if the customer failed to protect its own credentials, or if the attack would have otherwise been mitigated or prevented if the customer had fully deployed aspects of our solutions. Similarly, if our solutions detect attacks against a customer but the customer does not address the vulnerability, customers and the public may erroneously believe that our solutions were not effective. Security breaches against customers that use our solutions may result in customers and the public believing that our solutions failed. Our products and solutions do not detect or prevent non-quantum cybersecurity threats such as malware, viruses, worms or similar threats for any number of reasons, the perception that they may could cause harm in the event these attacks occur. Real or perceived security breaches of our customers’ networks could cause disruption or damage to their networks or other negative consequences and could result in negative publicity to us, damage to our reputation, and other customer relations issues, and may adversely affect our revenue and results of operations.

If we are not able to maintain and enhance the EigenQ brand and reputation as a provider of high-efficacy security solutions, our business and results of operations may be adversely affected.

We believe that maintaining and enhancing the EigenQ brand and reputation as a provider of high-efficacy quantum security solutions is critical to our relationship with future customers, channel participant, and technology alliance partners and our ability to attract new customers and partners. The successful promotion of the EigenQ brand will depend on a number of factors, including our marketing efforts, our ability to continue to develop additional products and features for our platform, our ability to successfully differentiate our solutions and products from competitive quantum cybersecurity companies or legacy security solutions and, ultimately, our ability to detect and stop breaches. Although we believe it is important for our growth, our brand promotion activities may not be successful or yield increased revenue.

In addition, independent industry or financial analysts and research firms often test cybersecurity solutions and may provide reviews of our products and solutions, as well as the products of our competitors, and perception of our products and solutions in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors’ products, our brand may be adversely affected. Our products and solutions may fail to detect or prevent threats in any particular test for a number of reasons that may or may not be related to the efficacy of our solutions in real world environments. To the extent potential customers, industry analysts or testing firms believe that the occurrence of a failure to detect or prevent any particular threat is a flaw or indicates that our solutions or services do not provide significant value, we may lose customers, and our reputation, financial condition and business would be harmed. Additionally, the performance of our channel partners may affect our brand and reputation if customers do not have a positive experience with these partners. In addition, negative publicity about us, including about our management, the efficacy and reliability of our solutions, our products offerings, our professional services, and the future customers we work with, even if inaccurate, could adversely affect our reputation and brand.

Validation of selected cryptographic algorithm implementations and alignment with industry standards do not constitute validation, certification or regulatory approval of our complete products and may not satisfy customer or procurement requirements.

NIST’s Cryptographic Algorithm Validation Program (or “CAVP”) database lists specified versions of our QEM software implementation and QRNG-DRBG hardware implementation in identified operating environments. These listings provide evidence that the specified algorithm implementations performed in accordance with the applicable testing requirements. However, they do not constitute validation or assurance that our products and solutions are secure against every attack.

Future customers may require further certification, assessment and internal testing with requirements that extend beyond algorithm validation to purchase our products and solutions. We may be unable to obtain a required certification, may obtain it later than expected or may incur significant costs in doing so. A change to hardware, firmware, software, component sourcing or operating environment may require additional testing or may affect the applicability of an existing validation. Failure to maintain our existing certifications, obtain new certifications and satisfy our anticipated customers’ internal requirements could result in our failure to successfully sell our products and solutions, which could have a material adverse effect on our business and financial condition.

Our use of terms such as “NIST-aligned,” “quantum-ready,” “CNSA 2.0 readiness” or similar descriptions must be understood in the context of the specific functions and configurations described. Customers or market participants may misunderstand these statements as broader certification or compliance claims. If our product descriptions, partner materials or sales communications are inaccurate, incomplete or perceived as overstating validation or readiness, our reputation could be harmed and we could face contract, advertising, regulatory or other claims.

Standards, validation programs and procurement requirements continue to evolve. Even if a product satisfies current requirements, later guidance or customer policies may require changes, additional controls or new validation. Our inability to maintain accurate claims and current validation evidence could delay commercialization or reduce demand.

Rapid changes in post-quantum standards, cybersecurity threats, customer requirements and competing technologies could require costly redesigns, shorten product lifecycles or make portions of our technology less competitive or obsolete.

The markets for post-quantum cryptography, quantum random number generation, trusted computing, secure hardware and infrastructure security are evolving rapidly. NIST, the National Security Agency and other governmental and standards bodies may revise algorithms, parameters, transition guidance, implementation requirements or approved use cases. Our competitors may also introduce native post-quantum cybersecurity solutions and product capabilities that change customer expectations or reduce the need for separate products.

Our platform is designed to support crypto-agility, but crypto-agility does not eliminate the cost or complexity of change. Replacing or making changes in our anticipated customer’s existing system infrastructure may require engineering, testing, documentation, customer coordination and revalidation. Changes may also create incompatibilities with previously deployed products or require us to support multiple versions for different customers. These changes could make it more costly and result in delays in delivering our products which could have a material adverse effect on our business and financial condition.

Advances in classical cryptography, software-only post-quantum tools, hardware security modules, trusted-platform technologies, processor security, cloud key-management services or other security architectures may offer customers lower-cost or easier alternatives. Conversely, new vulnerabilities or accelerated migration requirements may require us to invest before our products and organization are prepared. We may allocate resources to features or architectures that customers do not adopt or that become superseded before we recover our investment.

If we do not anticipate and respond to technological and standards changes in a timely and cost-effective manner, our products may fail to satisfy customer requirements, our sales cycles may lengthen, our development costs may increase and our competitive position and financial results could be harmed.

If we are unable to successfully enhance our existing products and services and introduce new products and services in response to rapid technological changes and market developments as well as evolving security threats, our competitive position and prospects will be harmed.

Our ability to recognize and increase revenue from existing partners and new customers will depend in significant part on our ability to anticipate and respond effectively to rapid technological changes and market developments as well as evolving security threats. The success of our products and solutions depends on our ability to take such changes into account and invest effectively in our research and development organization to increase the reliability, availability and scalability of our existing solutions and introduce new solutions. If we fail to effectively anticipate, identify or respond to such changes in a timely manner, or at all, our business could be harmed. Even if we adequately fund our research and development efforts there is no guarantee that we will realize a return on such efforts.

Success in delivering enhancements and new solutions depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or new solution, the risk that such enhancement or new solution may have quality or other defects or deficiencies, especially in the early stages of introduction, as well as our ability to seamlessly integrate all of our product and service offerings and develop adequate sales capabilities in new markets. Failure to effectively deliver, integrate, and manage perceptions with respect to enhancements and new solutions may erode our competitive position, significantly impair our revenue growth, and negatively impact our operating results.

If we cannot successfully execute our strategy, including in response to changing customer needs and new technologies and other market requirements, or achieve our objectives in a timely manner, our business, financial condition and results of operations could be harmed.

The quantum cybersecurity market is characterized by rapid technological change, changing user requirements, uncertain product lifecycles and evolving industry standards. We believe that the pace of innovation will continue to accelerate as technology changes and different quantum cybersecurity threats materialize on a broad range of factors, including system architecture, advances in quantum cryptography, error correction, performance and scale, ease of programming, types of data processed, and data governance and regulatory compliance. Our future success depends on our ability to continue to innovate and increase customer adoption of our cybersecurity solutions. If we are unable to enhance our cybersecurity products and solutions to keep pace with these rapidly evolving customer requirements and threats, or if new technologies emerge that are able to deliver competitive products at lower prices, more efficiently, with better functionality, more conveniently, or more effectively than our products and solutions, our business, financial condition and results of operations could be adversely affected.

Our products must interoperate with third-party servers, hardware, operating systems, firmware, software and security infrastructure that we do not control, and failures or changes in those environments could delay deployments or reduce the functionality and marketability of our products.

Our products are intended to operate in existing server, data-center, private-cloud, edge, embedded and secure-communications environments. A deployment may depend on compatibility with our anticipated customer’s existing hardware and software infrastructure. These environments vary by vendor, model, version and customer configuration.

Furthermore, third-party vendors may modify their existing hardware and software products and services without considering our needs. It is also possible vendors may discontinue a product, restrict access to technical information, prioritize its own competing technology, decline to support an integration or introduce an update that causes incompatibility. In response, we may need to redesign our current products and services for compatibility with new or existing systems, these redesigns may be costly or delay our product which could negatively impact our business.

Integration difficulties may be particularly significant in legacy, regulated or mission-critical environments, where customers may restrict changes, require lengthy testing or lack current hardware and software. Our goal of enabling deployment without a wholesale “rip and replace” program may not be achievable for every customer or configuration. If we are not permitted or able to integrate with these and other third-party applications in the future, demand for our offerings could decline and our business and results of operations could be harmed.

We cannot assure that our products will support all third-party environments requested by customers or that updates will be available when needed. Inability to maintain interoperability could result in failed evaluations, delayed acceptance, increased support costs, reduced renewals or loss of customers and partners.

Demand for our products may not be as robust as currently anticipated, which may impede our ability to achieve our commercialization goals, limit our ability to generate revenues and inhibit our growth.

As of the date of this proxy statement/prospectus, we have not yet commenced product sales or received sustained customer feedback regarding our platform, products and technology. Demand for our products may be materially higher or lower than anticipated. If we underestimate demand, we may lack components, manufacturing capacity, trained personnel or working capital, resulting in delayed deliveries, lost sales, customer dissatisfaction and reputational harm. If we overestimate demand, we may purchase excessive components, make outsized commitments to manufacturers, commit to unnecessary capacity, hire personnel before they are needed or incur noncancelable obligations, which could result in write-downs, reduced margins and increased cash usage. Because certain components may have long lead times or limited sources, we may need to make purchasing decisions before we have binding customer orders.

For our commercialization efforts to be successful, we will need to develop a favorable reputation in the markets we intend to serve and develop a level of brand awareness that permits us to expand our reach and grow. If our technologies and product offerings are not attractive in the marketplace, because of our technologies, our deployment strategies, our pricing or other terms of sale, or for other reasons, we will not generate revenues or be able to grow our business within the timelines or at the levels EigenQ management presently believes may be possible and we may not succeed as a business at all.

Our products are expected to operate within complex customer and partner environments involving servers, firmware, operating systems, networking, security tools, management software and legacy infrastructure developed by third parties. Changes to those environments, incompatibilities, performance limitations or policy restrictions could require engineering work, delay deployments or make our products less competitive. We may also need to maintain multiple configurations and support standards that evolve over time. The cost and complexity of integration may increase as we expand to additional platforms, products, customers and, over time, geographies.

If we fail to attract customers or fail to retain and further increase the spending of future customers, our revenue, business, results of operations, financial condition and growth prospects could be harmed.

Even if the quantum computing and cybersecurity industries achieve their forecasted growth, our business could fail to grow at similar rates, if at all. Our success will depend upon our ability to expand our platform’s capabilities, scale our operations, build and increase our sales capability, and successfully complete professional services projects, and quantum computers being recognized as a threat that traditional cybersecurity solutions cannot mitigate. Unforeseen issues associated with scaling up and access to quantum computing technology at commercially viable levels could negatively impact our business, financial condition and results of operations.

Our growth is dependent upon our ability to successfully market and sell cybersecurity solutions and tools. We plan to utilize various methods to attract prospective users of our development platform and services. These unpaid or paid efforts may not attract a sufficient volume and quality of traffic to our development platform and services, in the future, we may be required to increase our marketing spending to achieve our volume and quality of traffic targets.

Demonstrations, proof-of-concept activities, laboratory installations, channel training and other commercial-development activities may not result in customer orders, repeatable deployments or revenue.

We have undertaken and expect to continue undertaking product demonstrations, reseller and technical training, proof-of-concept activities, laboratory installations, account mapping, product and stock-keeping-unit discussions and other partner-enablement activities. These efforts can require hardware, engineering support, travel, installation, customization and management attention before a customer has made a binding purchase commitment.

A VAR, systems integrator, distributor or other partner may install equipment in a demonstration laboratory to evaluate our technology or to show it to potential end users. Such installation does not establish that the partner or an end user has agreed to purchase products, that a procurement vehicle is available, that a product is approved for production deployment or that the evaluation will be successful. A potential customer may use a demonstration to compare competing technologies, identify additional requirements or conclude that no purchase is necessary.

Even a successful proof of concept may require further product development, certification, pricing approval, contract negotiation, supply-chain review and budget authorization before revenue can be recognized. Customer-specific work may not be reusable for other deployments, which could reduce scalability and margins. Partners and customers may also delay projects because of personnel changes, budget constraints, competing priorities, changes in policy or dissatisfaction with performance.

If commercial-development activities do not convert into orders at the rate or within the period we expect, we may incur substantial sales and engineering costs without corresponding revenue, our forecasts may not be achieved and our relationships and reputation could be harmed.

The markets in which we participate are intensely competitive, and competitors with greater resources, established products and customer relationships may prevent us from achieving meaningful market acceptance.

We compete across post-quantum cybersecurity, cryptographic migration, quantum random number generation and entropy, trusted computing, hardware security, key management, server and infrastructure security, secure communications and trusted AI infrastructure. Competitors include specialized startups and established cybersecurity, hardware-security-module, server, semiconductor, cloud, telecommunications and quantum-technology companies, as well as internal customer-development teams. Some of our competitors have also made acquisitions to offer a more comprehensive product or service offering, which may allow them to compete more effectively with our offerings. We expect this trend to continue as companies attempt to strengthen or maintain their market positions in an evolving industry. Following such consolidations, companies may create more compelling product offerings and be able to offer more attractive pricing options, making it more difficult for us to compete effectively.

Many of our current and potential competitors have greater resources than we do, with established marketing relationships, larger enterprise sales forces, access to larger customer bases, pre-existing customer relationships, and major distribution agreements with consultants, system integrators, and resellers. Our own distributors may also carry competing product lines, and our sales could be affected if they promote competing products over our products. Our competitors, particularly our competitors, with greater financial and operating resources, may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements. With the adoption of new technologies, including AI, and new market entrants, we expect competition to intensify in the future. For example, our competitors may develop more effective AI products, more successfully incorporate AI into their offerings and sales strategy, gain or leverage superior access to certain AI technologies, or achieve higher market acceptance of their AI solutions. In addition, as we continue to expand our focus into new use cases or other offerings beyond software development teams, we expect competition to increase. Pricing pressures and increased competition generally could result in reduced sales, reduced margins, losses, or the failure of our offerings to achieve or maintain more widespread market acceptance, any of which could harm our business, results of operations, and financial condition. Additionally, some potential customers, particularly large organizations, have elected, and more may in the future elect, to develop or acquire their own internal collaboration and productivity software tools that would reduce or eliminate the demand for our solutions.

Software-only vendors may offer lower-cost and faster deployment. Established hardware-security and key-management providers may add post-quantum capabilities to products customers already use. Server, processor and cloud providers may integrate cryptographic, secure-boot, attestation or entropy functions directly into their platforms. Customers may also delay migration or develop internal solutions. These alternatives could reduce the perceived value of our integrated hardware-and-software architecture. If customers do not value our hardware-rooted approach, or if software-only vendors provide adequate functionality at lower cost or with less deployment complexity, our market opportunity may be materially reduced.

Our offerings seek to serve multiple markets, and we are subject to competition from a wide and varied field of competitors. Some competitors, particularly new and emerging companies with sizeable venture capital investment, could focus all their energy and resources on one product line or use case and, as a result, any one competitor could develop a more successful product or service in a particular market we serve which could decrease our market share in that market and harm our brand recognition and results of operations. For all of these reasons and others we cannot anticipate today, we may not be able to compete successfully against our current and future competitors, which could harm our business, results of operations, and financial condition.

If we are unable to successfully enhance our existing products and services and introduce new products and services in response to rapid technological changes and market developments as well as evolving security threats, our competitive position and prospects will be harmed. Our failure to compete effectively would harm our results of operations.

Our ability to attract customers will depend in significant part on our ability to anticipate and respond effectively to rapid technological changes and market developments as well as evolving security threats. The success of our solutions depends on our ability to take such changes into account and invest effectively in our research and development organization to increase the reliability, availability and scalability of our existing solutions and introduce new solutions. If we fail to effectively anticipate, identify or respond to such changes in a timely manner, or at all, our business could be harmed. Even if we adequately fund our research and development efforts there is no guarantee that we will realize a return on such efforts.

Additionally, delivering enhancements to our products and expanding our offered solutions depends on several factors, including the timely completion, introduction and market acceptance of the enhancement or new solution, the risk that such enhancement or new solution may have quality or other defects or deficiencies, especially in the early stages of introduction, as well as our ability to seamlessly integrate all of our product and service offerings and develop adequate sales capabilities in new markets. Failure to effectively deliver, integrate, and manage perceptions with respect to enhancements and new solutions may erode our anticipated competitive position, significantly impair our revenue growth, and negatively impact our operating results.

Furthermore, some of our competitors may be better situated to meet changing customer needs. Increasing competition in the markets in which we operate may negatively impact our revenue and gross margins. For example, competitors with greater financial resources may be able to offer lower prices than us, or they may offer additional products, services or other incentives that we may not be able to match.

In addition, many of our competitors operate and maintain their own fabrication facilities and have longer operating histories, greater name recognition, larger customer bases, and greater sales, marketing and distribution resources than we do.

Our channel-first commercialization model depends on OEMs, distributors, VARs, systems integrators and other partners that we do not control, and these relationships may not produce the sales, support or market access we expect.

We intend to commercialize a substantial portion of our products through OEM relationships, distributors, value-added resellers, systems integrators and selected technology partners. These parties may assist with demand generation, procurement access, account relationships, product configuration, integration, installation, support and customer billing. Our ability to scale may therefore depend on their willingness and ability to invest personnel, training, laboratory capacity, inventory, sales attention and customer credibility in our offerings.

Unless expressly provided in a definitive agreement, a partner is not obligated to purchase minimum quantities, achieve sales targets, provide forecasts, dedicate personnel or continue marketing our products. Partners may have competing priorities, carry products that compete with ours, experience turnover or financial difficulty, lack the technical capability to support our technology or conclude that anticipated customer demand does not justify further investment. They may request exclusivity, pricing concessions, marketing funds, credit support, return rights or other terms that reduce our margins or flexibility.

We generally do not control a partner’s customer or end-user relationships, sales process, procurement timing, representations, pricing or support quality. Inaccurate statements or poor performance by a partner may be attributed to us. Channel conflict may arise among direct sales, OEM structures, distributors, VARs and systems integrators, particularly if multiple parties pursue the same customer or expect different economics. We may also be unable to recruit or retain enough qualified partners in the markets or geographies we target.

If our partners do not perform as expected, we may need to build additional direct sales, integration and support capabilities, which would require time and capital. The loss or underperformance of a material partner could delay commercialization, reduce customer confidence and materially harm our revenue and growth.

Our business and growth are dependent on the success of our strategic relationships with third parties.

We depend on, and anticipate that we will continue to depend on, various third-party suppliers in order to sustain and grow our business. Failure of any of these suppliers to continue to provide products and services to maintain, support or secure their technology platforms or our integrations, or errors or defects in their technologies, products or services, could adversely affect our relationships with our potential customers, damage our brand and reputation and result in delays or difficulties in our ability to provide our platform. Shortages or supply interruptions in any of these components will adversely impact our financial performance.

Our platform and products depend on the ability to access and integrate with third-parties and OEMs. Currently, our hardware integrates with a number of legacy systems; should we lose the ability to integrate with a number of these systems, our business would be adversely harmed. We also depend on the cloud-based quantum services of providers to advance our research and development efforts. Any disruption or failure to maintain these relationships, or any significant changes to the technologies they provide, would directly impact our ability to deliver our platform and services.

We have entered into, and may enter into, strategic partnerships to develop and commercialize our current and future research and development programs with other companies to accomplish one or more of the following:

•        obtain expertise in relevant markets;

•        obtain sales and marketing services or support;

•        obtain equipment and facilities;

•        develop relationships with potential future customers; and

•        generate revenue.

We may not be successful in establishing or maintaining suitable partnerships, and we may not be able to negotiate collaboration agreements having terms satisfactory to us, or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could harm our business and financial condition.

Our relationship with HPE does not obligate HPE to purchase, resell or generate demand for our products and may not result in meaningful revenue. The loss of this relationship would limit our ability to commercialize our product in the near term, if at all, and have a negative impact on our business.

On August 8, 2025, we entered into an OEM agreement with Hewlett Packard Enterprise Company, or HPE, that provides a framework under which we may procure eligible HPE products for development, testing, manufacture, creation and demonstration of EigenQ OEM solutions and may supply integrated solutions to end users directly or through authorized resellers, subject to the agreement.

Moreover, while the agreement may support an integration pathway and public technical positioning, it does not constitute a purchase order, nor does it contemplate the sale of any of our products and solutions. HPE is not required to resell EigenQ products or to devote any minimum sales, engineering, marketing or support resources to our solution. The availability and terms of any direct, authorized-supplier or virtual-OEM delivery structure depend on the applicable product, customer, HPE program documentation and ordering process.

We are responsible for integrating and supporting the EigenQ portions of the solution, including Level 1 support and applicable software or firmware updates, while HPE support applies to eligible HPE products under applicable terms. If we do not meet integration, quality, support, ordering, trade-compliance or other requirements, the relationship may not produce a commercially viable offering. Changes to HPE products, firmware, support policies, pricing, program terms or strategic priorities could require redesign, increase costs or limit the configurations available to us.

In the event this relationship were to deteriorate or terminate, our ability to commercialize our product would be limited and we would need to seek additional pathways to distribution and commercialization. The identification of these pathways could be both costly and time consuming, if they are identified at all.

Our public-sector distribution and VAR strategy, including our work with TD SYNNEX and its DLT business, may not provide access to procurement vehicles or end-customer demand and may expose us to long, uncertain and costly sales cycles.

We work with TD SYNNEX and its DLT business on public-sector channel enablement, including VAR introductions, training, laboratory and demonstration planning, account mapping, product and stock-keeping-unit discussions and route-to-market development. Distributors and VARs generally sell many vendors’ products and may prioritize offerings that are easier to procure, have greater existing demand, provide better economics or are supported by larger vendors. Unless documented in a definitive agreement, these relationships do not create minimum purchases, guaranteed customer demand or a commitment to pursue any specific end customer. A distributor or reseller may discontinue an initiative, change personnel, fail to obtain an expected supplier designation or be unable to support the technical and compliance requirements of our products.

Public-sector and regulated-industry sales may require multiple levels of approval. These approvals may be costly and time consuming, if there is significant delay in selling our products and services to the public sector it could negatively affect our gross margins and revenues, which could have a material adverse effect on our business and financial condition.

We will rely on revenue from subscription and support offerings, and because we will recognize revenue from subscription and support over the term of the relevant service period, downturns or upturns in sales or renewals of these subscription and support offerings are not immediately reflected in full in our operating results.

We anticipate subscription and support revenue to account for a portion of our anticipated revenue. Future sales and renewals of subscription and support contracts may decline and fluctuate as a result of a number of factors, including end-customers’ level of satisfaction with our products and subscriptions, the frequency and severity of subscription outages, our product uptime or latency, the prices of our products and subscriptions, and reductions in our end-customers’ spending levels.

In order for us to maintain or improve our results of operations, it is important that our future customers renew their licenses or subscriptions when existing contract terms expire. Our future customers have no obligation to renew their licenses or subscriptions, and they may not renew licenses or subscriptions with a similar contract duration or with the same or greater number of users. Our future customers may elect not to renew their agreements with us, and it is difficult to accurately predict long-term customer retention.

In the future, our future customer retention and expansion rates may decline or fluctuate quarter over quarter as a result of a number of factors, including but not limited to our customers’ satisfaction with our offerings, releases, support and pricing, customer awareness and adoption of the benefits and features of our offerings, changes to the packaging of our product offerings, competing software and hardware products, new market entrants, our customers’ ability to continue their operations and spending levels, mergers and acquisitions affecting our customer base, or the effects of global economic conditions on us or our customers, partners and suppliers. Additionally, we may be unable to timely address any retention issues with specific future customers, which could harm our results of operations. If our future customers do not purchase additional licenses or renew their subscriptions, renew on less favorable terms, or fail to add more users, our revenue may decline or grow less quickly, which could harm our future results of operations and prospects.

Our ability to sell our products and subscriptions is dependent on the quality of our technical support services and those of our channel participant, and the failure to offer high-quality technical support services could have a material adverse effect on our end-customers’ satisfaction with our products and subscriptions, our sales, and our operating results.

After our products and subscriptions are deployed within our end-customers’ networks, our end-customers depend on our technical support services, as well as the support of our channel participants, to resolve any issues relating to our products. Many larger enterprise, service provider, and government entity end-customers have more complex networks and require higher levels of support than smaller end-customers. If our channel participants do not effectively provide support to the satisfaction of our end-customers, we may be required to provide direct support to such end-customers, which would require us to hire additional personnel and to invest in additional resources. If we are not able to hire such resources fast enough to keep up with unexpected demand, support to our end-customers will be negatively impacted, and our end-customers’ satisfaction with our products and subscriptions will be adversely affected. Additionally, to the extent that we may need to rely on our sales engineers to provide post-sales support while we are ramping up our support resources, our sales productivity will be negatively impacted, which would harm our revenues. Accordingly, our failure, or our channel participants’ failure, to provide and maintain high-quality support services could have a material adverse effect on our business, financial condition, and operating results.

We depend on third-party technology, components, contractors, testing resources and research collaborators, and their failure to perform or changes in their availability, terms or rights could delay our products or impair their functionality.

Our products and development programs depend on third-party technology providers who provide key infrastructure, development, and research services to our Company. We also use employees, contractors, advisors, related-party service providers, academic researchers and other collaborators to access specialized expertise.

Moreover, we may have limited alternatives for a particular component, technical specialist, software dependency, testing environment or integration pathway. If we experience delays or disruptions to the good and services provided by our third-party suppliers we may be forced to either replace or adapt our business, products or services. Replacing or adapting our existing business may be extremely costly and/or cause significant delays in our ability to generate revenues, which may have a material adverse effect on our business and financial condition.

Failures by third parties may be difficult to detect before they affect our products or schedules, and contractual remedies may be limited or insufficient to compensate us. These failures could result in the delivery of a defective product, outages in our services or setback to our research and development, each of which could cause delays in our ability to generate revenues and harm our reputation for attracting new customers.

Our long-term technology roadmap is speculative, is not a current principal source of revenue and may never result in commercial products. The development of these products and services could be costly and fail to generate meaningful returns.

Our current commercial focus is hardware-rooted post-quantum cybersecurity infrastructure. Our longer-term roadmap is intended to apply capabilities in cryptography, entropy, identity and trusted execution to selected opportunities in quantum-secure communications, trusted and quantum-enabled AI, sensing and quantum information processing. Our efforts to develop products and services are currently in the research and development phase and are not expected to be material near-term revenue sources. Additionally, it is also possible we are never able to successfully develop any of the technologies on our roadmap even after significant capital investment.

The technical and commercial path for these programs is highly uncertain. Progress may depend on third-parties such as governments, academic institutions and private enterprises, each of which will present different challenges, costs, and restrictions to use their technology and resources. We may not be able to effectively gain access to these technologies and recourses to develop our roadmap, which could cause us to modify or abandon existing and anticipated research and development efforts.

Quantum AI and other AI-related offerings may produce inaccurate, inconsistent or non-reproducible results, depend on incomplete or biased data, contain software vulnerabilities or fail to provide value relative to classical methods. AI laws, standards and customer-governance requirements are evolving and may restrict use cases or require controls, disclosures and testing that we have not developed. Questions regarding ownership of AI-assisted inventions, code, model outputs and training material may create intellectual-property or contractual risk.

We may defer, modify or discontinue roadmap programs based on capital availability, technical results, partner interest, customer demand or strategic priorities. Failure of longer-term programs could reduce the perceived value of our broader platform and result in the loss of research investments, opportunities and reputation.

We use third-party artificial-intelligence tools in product development or business operations, those tools may introduce errors, vulnerabilities, confidentiality breaches and intellectual-property risks.

Artificial-intelligence and automated software-development tools can assist with coding, documentation, analysis, testing and business processes. To the extent we use such tools, their output may be inaccurate, incomplete, insecure or unsuitable for a cryptographic or high-assurance product. Generated code may contain vulnerabilities, reproduce proprietary or open-source code, fail to comply with license terms or be difficult to audit and maintain. Reliance on AI-generated material without appropriate review could introduce defects and errors into our products, records and our operations as a whole.

Use of hosted AI services may require information to be transmitted to a third party. Employees, contractors or collaborators could inadvertently disclose source code, trade secrets, customer information, security findings, personal information or export-controlled material. Provider terms may permit retention or use of inputs or outputs, disclaim responsibility, restrict ownership rights or change without notice. Additionally, a provider may discontinue a service, raise prices, experience an outage, security incident or make a model change that alters output quality. If this were to occur, it could have material adverse effects on our business through the loss of records, code or other irreplaceable documents and resources.

Policies, technical controls and human review may not prevent every inappropriate use or error. If our use of AI tools compromises product quality, security, confidentiality, intellectual property or compliance, we could face development delays, rework, claims, loss of customer trust and reputational harm.

Use of AI Technologies in connection with ongoing product development and commercialization is subject to significant uncertainty, including with respect to the reliability of such AI Technologies and the ownership of related intellectual property rights, any of which could have an adverse effect on our reputation and ability to prevent others from interfering with the commercialization of our products, services and solutions.

We are in varying stages of development in relation to our products and internal business processes involving AI Technologies. The continuous development, maintenance and operation of our AI Technologies is expensive and complex, and may involve unforeseen difficulties including material performance problems, undetected defects or errors. We may not be successful in our ongoing development and maintenance of these technologies in the face of novel and evolving technical, reputational and market factors.

A number of aspects of intellectual property protection in the field of AI and ML are currently under development, and there is uncertainty and ongoing litigation in different jurisdictions as to the degree and extent of protection warranted for AI and ML systems and relevant system input and outputs, and the law is uncertain across jurisdictions regarding the copyright ownership of content that is produced in whole or in part by generative AI tools. If we fail to obtain protection for the intellectual property rights concerning our AI Technologies, or our intellectual property rights invalidated or otherwise diminished, our competitors may be able to take advantage of our research and development efforts to develop competing products which could adversely affect our business, reputation and financial condition.

We may use AI Technologies, including tools provided by third parties, to develop or assist in the development of our own software code. While use of such tools makes our development process more efficient, AI Technologies have sometimes generated content that is “substantially similar” to proprietary or open-source code on which the AI tool was trained. If the AI Technologies we use generate code that is too similar to other proprietary code, or to software processes that are protected by patent, we could be subject to intellectual property infringement claims. We may also not be able to anticipate and detect security vulnerabilities in such AI generated software code. If our tools generate code that is too similar to open-source code, we risk losing protection of our own proprietary code that is commingled with such code. Finally, to the extent we use third-party AI Technologies to develop software code, the terms of use of these tools may state that the third-party provider retains rights in the generated code.

Advances in artificial intelligence could disrupt our business model and materially adversely affect our results of operations and financial condition.

Rapid advances in AI and ML technologies, including generative AI, could fundamentally alter the semiconductor industry and disrupt our business model and operations. AI-driven tools and platforms are increasingly being deployed across the integrated circuit (“IC”) development lifecycle, including in chip architecture design, electronic design automation (“EDA”), layout optimization, verification, testing, and process node development. If AI-enabled efficiencies substantially reduce the complexity, cost, or time required to design, develop, and manufacture semiconductor products, our competitive position could be materially and adversely affected.

AI-driven design tools may lower traditional barriers to entry in the semiconductor industry by enabling new market participants, including technology companies that have not historically engaged in chip design, to develop high-performance, custom semiconductor solutions in-house with reduced reliance on third-party chip suppliers. This trend toward internal chip development, sometimes referred to as “insourcing” or “vertical integration,” could reduce demand for our products and erode our market share. In particular, large cloud computing providers, automotive original equipment manufacturers, and other technology-focused enterprises have already begun investing in proprietary chip design capabilities, and advancements in AI may accelerate this trend.

AI and ML technologies may enable our existing competitors to achieve design and manufacturing efficiencies that we are unable to match, thereby diminishing or eliminating our current technological or cost advantages. Competitors that more effectively integrate AI into their IC development workflows may be able to bring products to market faster, at lower cost, or with superior performance characteristics compared to our offerings. If we fail to adopt and integrate AI technologies into our own design and development processes at a pace consistent with or faster than our competitors, our products could become less competitive, which would have a material adverse effect on our revenue and profitability.

AI-generated efficiencies may compress product development cycles across the industry, which could shorten the useful commercial life of our existing products and reduce the return on our research and development investments. As AI tools enable more rapid iteration and optimization of chip designs, customers may expect faster product refresh cycles, placing additional pressure on our research and development resources and potentially leading to accelerated inventory obsolescence.

Our investment in AI-related capabilities may not yield the anticipated benefits. Developing, acquiring, or integrating AI-driven tools and talent into our operations will require significant capital expenditures and operational resources, and there is no assurance that these investments will generate a return sufficient to justify their cost. Additionally, the deployment of AI technologies in our design and manufacturing processes may introduce new and unforeseen risks, including design errors, security vulnerabilities, intellectual property concerns, and regulatory compliance challenges that could increase our costs, expose us to liability, or delay product launches.

AI technologies may disrupt the broader semiconductor supply chain and ecosystem in ways that are difficult to predict. For example, AI-driven advances in chiplet-based architectures, advanced packaging, or novel materials science could render certain of our existing product lines, manufacturing processes, or intellectual property less valuable or obsolete. Furthermore, the increasing use of AI in semiconductor design raises complex and evolving questions around intellectual property ownership, patentability, and trade secret protection, and the legal frameworks governing these issues remain uncertain and may develop in ways that are unfavorable to our business. See also, “We may be unable to protect our intellectual property, which would negatively affect our ability to compete” for additional information.

We cannot predict the pace or trajectory of AI development or the extent to which AI-driven disruption will affect the semiconductor industry. If we are unable to anticipate and adapt to these changes in a timely and effective manner, our business, financial condition, results of operations, and competitive position could be materially and adversely affected.

Our future growth and success depend on our ability to sell effectively to large customers.

Our potential customers tend to be large enterprises and government entities. Therefore, our future success will depend on our ability to effectively sell our products to such large customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our solutions.

Additionally, large enterprises and government entities often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

We may enter into fixed fee arrangements with certain customers, which may limit our ability to recover costs and could adversely affect our margins and financial results.

We may enter into fixed fee arrangements with certain customers. If we underestimate the amount of effort required to deliver on a contract, our profitability could be reduced. Any cost overruns on projects have not had a significant impact on our operations or profitability. However, if the actual costs of completing the contract exceed the agreed upon fixed price, we would incur a loss on the arrangement.

If we do not effectively expand and train our direct sales force, we may be unable to add new customers or increase sales to our future customers, and our business will be adversely affected.

We will depend on our sales force to obtain customers. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel. There is significant competition for sales personnel with the skills and technical knowledge that we require. New hires require significant training and may take significant time before they achieve full productivity, and this delay is accentuated by our long sales cycles. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, a large percentage of our sales force is new to our company and selling our solutions, and therefore this team may be less effective than our more seasoned sales personnel. Furthermore, hiring sales personnel in new countries, or expanding our existing presence, requires upfront and ongoing expenditures that we may not recover if the sales personnel fail to achieve full productivity. We cannot predict whether, or to what extent, our sales will increase as we expand our sales force or how long it will take for sales personnel to become productive. If we are unable to hire and train a sufficient number of effective sales personnel, or the sales personnel we hire are not successful in obtaining new customers or increasing sales to our existing customer base, our business and results of operations will be adversely affected.

Risks Related to Our Operations, Supply Chain and Regulatory Matters

We depend on third-party manufacturers, hardware developers, OEMs and integration partners, and we have not secured production-scale manufacturing and fulfillment capacity for our products.

Our commercialization strategy requires us to convert prototypes, development boards, software and product concepts into repeatable commercial configurations that can be manufactured, integrated, tested, delivered and supported at acceptable cost and quality. We do not currently own or operate a manufacturing facility and expect to depend on third parties for board design, component sourcing, assembly, integration, testing, logistics and, in certain configurations, installation or deployment support. We therefore may have limited influence over the capacity, production schedules, quality systems, personnel, financial condition and business priorities of those parties. As a result, we could experience disruptions in our ability to deliver our products and services to our customers and may be forced to establish new relationships under less favorable terms to us.

Wistron NeWeb Corporation (“WNC”), where Chun-Tsung Lee, EigenQ’s director and PubCo’s director nominee serves as a special assistant to the president, has supported board design, prototype and sample activity for our hardware. As of the date of this proxy statement/prospectus, this work had produced development and sample hardware, but product-specific design-for-manufacture review, final bills of materials, component qualification, production test and acceptance procedures, commercial pricing, lead-time and warranty terms and confirmation of volume-production capacity had not been completed. We therefore do not yet have an established operating history demonstrating that WNC or any alternative pathway is able to manufacture our products in commercial quantities on the schedule, at the cost or with the quality we require.

Our integrated server configurations may also require coordination among us, an OEM, an authorized integration or manufacturing channel, component suppliers, resellers, systems integrators and the end customer. Responsibility for board integration, firmware, software images, labeling, secure configuration, testing, shipping, acceptance and support may differ by configuration and may not be fully documented until a specific commercial arrangement is completed. Delays or disagreements among these parties could prevent us from delivering a complete solution even if the individual components are available.

If a manufacturer or integration partner cannot meet our requirements, we may need to redesign a product, qualify a new supplier, repeat testing or validation, obtain customer approval for a changed configuration or delay delivery. Alternative providers may not be available on acceptable terms or may require substantial nonrecurring engineering expenditures, minimum purchase commitments or transfer of confidential technical information. Any inability to establish and maintain reliable manufacturing and integration capacity could materially delay commercialization, increase our costs and harm our customer and partner relationships.

We rely on a limited and evolving supply base for specialized components, and shortages, allocation, quality problems or supplier changes could delay production or increase our costs.

Our products may require specialized processors, programmable logic, quantum entropy components, detectors, trusted-platform or secure-element components, printed circuit boards, memory, connectors, power-management components and other electronic parts. Certain components may only be available from a limited number of suppliers, may be single- or sole-sourced for a particular design or may have long qualification and procurement lead times. Because our product designs and supply arrangements are still developing, we have not established a long operating history demonstrating the availability, cost, yield or reliability of these components at commercial scale.

Suppliers may discontinue or modify components, allocate capacity to larger customers, increase prices, impose minimum order quantities, require noncancelable commitments, reduce technical support or fail to satisfy our quality, security or documentation requirements. Components purchased through brokers or alternative sources may be counterfeit, altered, obsolete or otherwise unsuitable. A supplier change may require hardware redesign, firmware or driver changes, new testing, recertification or customer requalification and could affect the applicability of an existing validation or product representation.

Our direct suppliers may themselves depend on foundries, assembly and test providers, logistics providers and suppliers of specialized materials located in multiple jurisdictions. Disruption at any level of this upstream supply chain may be difficult for us to identify or control. Even when a technically acceptable substitute exists, we may be unable to obtain it in the required quantity or on the required schedule, and substitution may increase costs or reduce performance.

If components are unavailable, delayed or defective, we may be unable to complete customer evaluations, POCs, commercial production or replacement obligations. We may lose anticipated sales, incur expedite and redesign costs, accept lower margins or damage our reputation. Contractual remedies against suppliers may be limited and may not compensate us for lost opportunities, customer claims or reputational harm.

Our inability to forecast demand and manage inventory, purchase commitments and working capital could result in shortages, excess or obsolete inventory and significant cash requirements.

We have no historical product-sales base from which to forecast unit demand, product mix, geographic demand, component usage, customer acceptance or return rates. Our forecasts depend on uncertain channel conversion, procurement schedules, product readiness, pricing, customer-specific configurations and the timing of government and enterprise budgets. Actual demand may differ materially from forecasts supplied to manufacturers and component vendors.

To obtain capacity or acceptable pricing, we may need to purchase components or finished products, make deposits, place noncancelable orders or commit to minimum volumes before we receive binding customer orders. Long lead times may require us to carry inventory well in advance of delivery. These commitments would consume cash and may increase more rapidly than revenue, particularly if customers require extended payment terms or if channel participants do not pay us until after end-customer acceptance.

If demand exceeds available supply, we may be unable to deliver products on time and may allocate limited inventory among customers or channel participants. If demand is lower or later than expected, we may hold excess inventory, incur storage and carrying costs, negotiate cancellations, sell products at reduced prices or record write-downs. Rapid changes in components, cryptographic standards, hardware platforms or product configurations may make inventory obsolete before it is sold.

Inventory and working-capital requirements may therefore be substantially greater than contemplated in our forecasts or use-of-proceeds plans. Failure to finance and manage these requirements could constrain growth, while overcommitting capital to inventory could reduce the funds available for product development, compliance, personnel and other operating needs.

Manufacturing defects, integration errors, quality-control failures, logistics disruptions or inability to satisfy delivery, acceptance and warranty requirements could harm our commercialization efforts.

Commercial deployment requires more than the availability of individual hardware and software components. We and our partners must maintain accurate bills of materials, approved suppliers, secure software and firmware images, configuration controls, manufacturing and test instructions, serialization and traceability, packaging, shipping, installation and customer acceptance procedures. We have limited experience operating these processes at scale.

A manufacturing or integration error may result in incorrect components, weak or inconsistent entropy, firmware or software mismatches, configuration errors, failure to meet performance specifications, unreliable operation or a security vulnerability. Defects may affect only certain lots, revisions, operating environments or customer configurations and may be difficult to diagnose. Corrective action may require rework, field replacement, recalls, revised firmware or software, additional testing or suspension of deliveries.

We may depend on OEMs, manufacturers, distributors, VARs and systems integrators to perform portions of quality control, logistics, installation and customer support. Their procedures may differ from ours, and we may not have direct visibility into every process. Products can also be lost, damaged, delayed or improperly handled in transit, particularly where specialized security or chain-of-custody requirements apply.

Future contracts may include delivery milestones, acceptance criteria, warranty obligations, service credits, indemnification, replacement requirements or termination rights. We do not yet have sufficient operating experience to predict these costs accurately. Quality or fulfillment failures could delay revenue recognition, reduce gross margins, result in claims or credits and damage relationships with customers, OEMs and channel partners.

Tariffs, trade restrictions, geopolitical developments, public-health events and natural disasters could disrupt our supply chain, increase costs or restrict the products and components available to us.

Electronic components and manufacturing services are supplied through global networks that may be affected by tariffs, import restrictions, export controls, sanctions, quotas, customs delays, port congestion, labor disruptions, regional conflict, political instability, pandemics and other events. Measures adopted by one country may lead to retaliatory measures by another. These developments may increase component and freight costs, lengthen lead times or make a supplier or component unavailable.

Geopolitical tension involving jurisdictions that relate to or are significant with respect to semiconductor, electronics or board manufacturing could disrupt the operations of our suppliers or their upstream providers. Restrictions on advanced semiconductors, encryption technology, quantum-related technology, design tools or manufacturing equipment could affect components used in our current or future products. Suppliers may also change their products, locations or customer priorities in response to government policy.

Natural disasters, severe weather, power or telecommunications outages, public-health emergencies and other catastrophic events may affect manufacturing sites, laboratories, data centers, transportation routes, employees, contractors and channel participants. Because we are early in commercialization and may rely on a small number of people and providers, a disruption at a single location or provider could have a disproportionate effect.

We may be unable to obtain insurance or contractual protection sufficient to cover resulting losses. If we cannot develop and maintain qualified alternatives, appropriate inventory buffers and effective continuity plans, these events could delay product development and delivery, increase costs and materially harm our business.

Interruptions, failures or loss of access to our internal information-technology, cloud, development, communications and third-party service infrastructure could disrupt our operations.

We use third-party information-technology and cloud services, source-code and document repositories, identity and access-management systems, communications and collaboration tools, development and testing environments, financial and administrative systems and other hosted services to conduct our business. Our principal products are intended for deployment in customer, OEM or partner infrastructure, but our internal operations and any hosted product-management, update, support or demonstration functions remain dependent on systems that we or third parties operate.

These systems may become unavailable or perform inadequately because of software or hardware errors, capacity constraints, provider changes, internet or power outages, misconfiguration, natural disasters, cyberattacks or other events. A provider may discontinue a service, increase prices, change terms, restrict our use or fail financially. Migrating to an alternative may require significant time, data transfer, reconfiguration, validation and employee or customer retraining.

An outage or data loss could impair product development, secure build and release processes, testing, customer support, order processing, financial reporting, regulatory compliance and communications with customers and partners. We may be unable to recover current source code, technical records, financial records or security logs promptly if backup, replication or recovery procedures fail.

We have limited operating history with business-continuity and disaster-recovery processes at the scale expected of a public security-technology company. Improvements may require substantial investment, and controls that appear adequate in testing may fail during an actual incident. Prolonged or repeated disruptions could delay commercialization and reporting, create contractual or regulatory exposure and harm our reputation.

We and our service providers may be targets of cyberattacks, and a compromise of our systems, development environment, signing credentials or confidential information could have a disproportionate effect on our business.

Companies developing cybersecurity, cryptographic and quantum-related technology may attract sophisticated threat actors seeking source code, product vulnerabilities, signing keys, cryptographic material, research, customer information or access to downstream environments. We may also experience phishing, social engineering, credential theft, ransomware, malware, denial-of-service attacks, supply-chain compromise, insider activity, human error or unauthorized access arising from misconfiguration or inadequate controls.

A compromise of our development, build or release environment could allow an attacker to alter source code, firmware, software packages, documentation or updates. Theft or misuse of code-signing or administrative credentials could undermine customer trust even if no customer system is directly affected. An incident involving a contractor, manufacturer, cloud provider, code repository, communications provider or other vendor could affect us without first compromising a system we control.

Cybersecurity controls, access restrictions, monitoring, backups, vulnerability management, incident-response planning and employee training cannot eliminate all risk. We have a distributed workforce and depend on contractors, advisors and third parties, which increases the number of systems, devices and individuals that may require access to confidential information. We may not detect an incident promptly or may not be able to determine its scope, preserve evidence or restore operations within the period expected by customers, regulators or investors.

A real or perceived cyber incident could require investigation, remediation, customer notification, regulatory disclosure, product changes, credential replacement and substantial professional fees. It could expose us to contractual claims, litigation, government investigation, loss of intellectual property and reputational damage. Particularly because our products are intended to improve security and trust, a cybersecurity failure affecting us may have a greater adverse effect on customer confidence than a similar incident at a company outside the security industry.

Our products and support activities may involve personal information, customer technical information and security-sensitive data, and failure to comply with privacy, cybersecurity and data-handling obligations could expose us to liability and delay sales.

Depending on product configuration, customer engagement and support activities, we may process or access customer contact information, device identity, system configuration, technical logs, telemetry, security events, credentials, cryptographic metadata, vulnerability information or other sensitive data. We do not need to operate a large-scale customer cloud platform to incur privacy and cybersecurity obligations. Remote support, demonstrations, software updates, diagnostic logs and integration work may provide access to data stored in or generated by customer environments.

Applicable obligations may arise from contracts, federal and state privacy and security laws, breach-notification requirements, sector-specific requirements, international data-protection laws and customer policies. The requirements may differ based on the type of data, the customer, the location of individuals and systems, our role as controller, processor, service provider, contractor or subcontractor and whether data is transferred across borders.

Customers may require data-processing terms, security assessments, penetration testing, audit rights, retention and deletion commitments, localization, restrictions on subcontractors and prompt incident reporting. We may be unable to satisfy these requirements or may incur significant costs to do so. Our practices, product architecture and contractual commitments may need to change as laws and customer interpretations evolve.

Unauthorized access, loss, misuse, inaccurate disclosure or failure to delete data could result in investigation, fines, contractual liability, remediation costs, litigation and loss of customer trust. Even when an incident occurs in a customer or service-provider environment, we may be blamed if our products or personnel were involved. Privacy and security concerns may lengthen sales cycles or prevent deployment in sensitive environments.

Our public-sector commercialization strategy depends substantially on OEMs, distributors, VARs, systems integrators and prime contractors, and channel engagement does not assure that a government agency will purchase our products.

Our federal and public-sector strategy currently relies substantially on OEM, distributor, VAR, systems-integrator and prime-contractor pathways. These parties may provide contract vehicles, customer relationships, sales coverage, integration, procurement support and technical laboratories that we do not possess independently. We may also pursue direct contracting where appropriate, but we have not yet established a history of direct agency sales or government receivables.

We have engaged in meetings, nondisclosure agreements, reseller training, technical demonstrations, POCs, lab installations and references to agencies served by a channel participants, though such activities do not mean that a government agency has selected or will select EigenQ, approved a configuration, allocated funds or committed to purchase our products. A VAR may decide not to pursue an opportunity, may promote a competing solution, may lack the required contract vehicle or may be unable to obtain end-customer approval.

Government procurement frequently involves multiple technical, security, legal, budget and contracting stakeholders and may extend over several fiscal periods. Opportunities may be delayed or cancelled because of changes in administration, policy or mission priorities, appropriations, continuing resolutions, government shutdowns, protests, changes to contract vehicles or the failure of a prime contractor or channel participants to win or retain an award.

We may incur substantial engineering, demonstration, proposal, compliance and channel costs without receiving an order. Even after an apparent selection, contract execution, funding, delivery, acceptance and payment may be delayed. If our partners do not convert federal-facing activity into binding customer agreements, the public-sector revenue reflected in our plans and forecasts may not materialize.

Participation in government contracting, whether as a direct contractor, subcontractor or supplier through channel participants, may subject us to complex procurement, cybersecurity, sourcing, audit and performance requirements.

Government sales may require vendor registration, access to a suitable contract vehicle, representations and certifications, cost or pricing information, secure-software attestations, supply-chain documentation, domestic or approved-country sourcing, cybersecurity controls, incident reporting, records retention, audit rights and compliance with clauses under the Federal Acquisition Regulation, the Defense Federal Acquisition Regulation Supplement and agency-specific requirements. These obligations may be imposed on us directly or through flow-down provisions from an OEM, distributor, VAR, systems integrator or prime contractor.

Government requirements may differ from commercial practices and may change during a procurement or contract period. A customer may require additional product testing, security authorization support, bills of materials, software-component information, provenance records, personnel screening, facility controls or restrictions on foreign components and foreign-person access. We may be unable to provide the required documentation or may discover that a supplier, contractor or product configuration is ineligible.

Government contracts may contain fixed prices, funding limitations, termination for convenience or default, intellectual-property and data-rights provisions, inspection and acceptance rights, indemnification, warranty, most-favored pricing, audit and repayment provisions and restrictions on organizational conflicts of interest. We have limited experience estimating and administering these obligations, and a fixed-price or milestone arrangement could become unprofitable if integration or compliance costs exceed our estimates.

Noncompliance by us or a third party may result in delayed payment, withholding, disallowed costs, contract termination, damages, civil or criminal investigation, suspension, debarment or liability under statutes addressing false statements or claims. Government customers may also obtain broad rights to review our systems and records. The cost and operational burden of government contracting could reduce margins or make certain opportunities uneconomic.

Opportunities involving national security systems, classified information or sensitive government programs may require security clearances and controls that we do not currently possess or may be unable to obtain or maintain.

Some of our target use cases involve defense, intelligence, national security systems, mission systems or critical infrastructure. These engagements or contracts may require facility or personnel security clearances, compliance with the National Industrial Security Program, restrictions on ownership, control or foreign influence, approved information systems, secure facilities, controlled communications and additional cybersecurity or supply-chain requirements.

Our federal-facing channel activity and target-market descriptions should not be interpreted as evidence that we currently hold a facility clearance, perform a classified contract or have been approved for access to classified information. We have not yet generated revenue from the performance of classified contracts. If a future opportunity requires capabilities that we or a partner do not possess, we may be unable to bid, may need to work through a qualified prime contractor or may experience substantial delay and expense.

Eligibility can be affected by the citizenship and location of personnel, foreign ownership or investment, relationships with foreign licensors, suppliers, contractors or collaborators, changes in management or control and the adequacy of security policies and facilities. Obtaining a clearance is discretionary, can take substantial time and may require mitigation arrangements or operational restrictions, and all clearances may be suspended or revoked even after initial approval.

If we pursue sensitive or classified opportunities without the required organizational maturity, controls or qualified partners, we may divert resources from more attainable commercial opportunities and expose ourselves to compliance or reputational risk. Failure to obtain or maintain required approvals could materially limit our ability to serve certain government and defense markets.

Government post-quantum migration policies, national-security requirements and procurement priorities may be delayed, revised or implemented in ways that do not create demand for our products.

Federal civilian and national-security policies are important catalysts for customer planning, cryptographic inventory, pilot activity and infrastructure modernization, as they establish transition objectives and technical expectations. However, these policies do not require an agency or contractor to purchase an EigenQ product, provide funding for our products or make our products automatically compliant, certified or procurement-eligible. National Security Systems are governed separately from federal civilian systems, and the applicable requirements can vary by mission, classification, acquisition and implementation. Customer interpretations of CNSA 2.0, NIST standards, FIPS requirements, secure-software obligations and supply-chain rules may differ from our expectations. A requirement that appears favorable to our technology may also impose certifications, sourcing or integration conditions that we cannot meet on time.

Implementation of quantum migration depends on appropriations, agency priorities, system inventories, acquisition strategy, legacy-system constraints, technical guidance, customer risk assessments and the availability of qualified products. Agencies may satisfy requirements through software updates, incumbent vendors, internal development, different hardware architectures or procurement vehicles that do not include us. Migration deadlines, standards or acquisition requirements may be extended, narrowed, revised or enforced differently across agencies and systems. We may invest in product development, inventory, demonstrations, certifications and channel activity based on anticipated government demand that is delayed or does not develop. Changes in policy or implementation could reduce our market opportunity, extend sales cycles and cause actual results to differ materially from our forecasts.

Export controls, import laws and trade and economic sanctions may restrict the development, transfer, sale, support or use of our products and technology and may subject us to liability for noncompliance.

Our cryptographic software, hardware, source code, firmware, technical data and quantum-related technology may be subject to the U.S. Export Administration Regulations, U.S. customs and import requirements, sanctions administered by the U.S. Department of the Treasury and other U.S. and non-U.S. trade controls. Encryption items may require export classification, reporting, license-exception analysis, licenses, end-use and end-user diligence or restrictions on access by foreign persons. Certain quantum technologies and technical data may be subject to additional or changing controls, and defense-related products, services or modifications may require analysis under the International Traffic in Arms Regulations.

Export-control obligations can arise from physical shipments, software downloads, remote technical support, demonstrations, cloud access, source-code access, deemed exports to foreign persons in the United States, reexports by distributors and partners and research or development collaboration. Determining the classification and authorization applicable to a product, component, technology or transaction can be complex, and regulators may disagree with our conclusions.

We must also screen customers, distributors, suppliers, contractors, collaborators, investors and other parties and evaluate prohibited end uses, diversion and ownership by sanctioned or restricted persons. Channel participants may resell, reexport or provide access to technology in a manner that violates applicable law or our agreements. Our compliance procedures may not identify every restricted party, end user, destination or use, particularly where the immediate counterparty is not the ultimate user.

Violations may result in fines, denial of export privileges, seizure, contract termination, investigation, criminal liability and reputational harm. License requirements or uncertainty may delay transactions, prevent us from supporting global customers, restrict hiring or collaboration and reduce the availability of components. Changes in export controls, sanctions or foreign countermeasures could materially limit our international and domestic opportunities.

National-security, foreign-investment, ownership and supply-chain reviews may restrict our financing, strategic relationships, technology access or eligibility for sensitive customers.

Cryptography, advanced computing and certain quantum technologies may be treated as critical or sensitive technologies by U.S. and foreign governments. Investments, acquisitions, joint ventures, licenses, technology transfers, governance rights and other arrangements involving foreign persons may be reviewed or restricted under foreign-investment, national-security, export-control, industrial-security or government-procurement regimes.

A transaction or relationship may be subject to review by the Committee on Foreign Investment in the United States (“CFIUS”) or a foreign counterpart, may require a filing or mitigation measures or may be prohibited. Government customers or prime contractors may conduct separate reviews of ownership, control, foreign influence, suppliers, manufacturing locations, personnel and access to technical information. Even a lawful relationship may create a perception of national-security risk or affect eligibility for a particular program.

Quantum migration requirements may impose restrictions on board or observer rights, information access, voting, data location, personnel, supply sources or business relationships. These measures could reduce the attractiveness of financing or partnership opportunities, increase costs and create operational complexity. Failure to identify a required review or comply with mitigation could result in penalties, unwinding of a transaction, loss of contracts or limitations on technology access.

Because we depend on external capital and international suppliers, licensors, contractors and collaborators, national-security considerations may constrain relationships that would otherwise be commercially beneficial. They may also cause prospective partners or investors to decline to engage with us.

International expansion and reliance on foreign suppliers, licensors, contractors, collaborators and prospective customers expose us to additional legal, operational and financial risks.

As of March 31, 2026, we had no foreign operations and our transactions have all been denominated in U.S. dollars. Nevertheless, our supply, licensing, contractor, research and prospective commercial relationships may involve parties located outside the United States, and we may seek customers, distributors, manufacturers or other partners in additional jurisdictions as our business develops.

International activities may expose us to unfamiliar legal systems, import and export controls, sanctions, encryption regulation, data-protection and localization requirements, employment and contractor rules, tax and permanent-establishment risk, currency fluctuations, payment delays, withholding taxes, customs requirements, local certification, intellectual-property enforcement risk and restrictions on repatriating funds or terminating relationships. Requirements may apply even if we do not form a foreign subsidiary.

We may use distributors, consultants, agents, contractors and other intermediaries whose conduct we cannot fully control. U.S. and foreign anti-bribery, anti-corruption, anti-money-laundering and books-and-records laws may impose liability for actions taken by personnel or third parties, including interactions with government officials and state-owned enterprises. Screening, diligence, training, contractual controls and monitoring may not prevent all violations.

Political instability, conflict, changes in government, discriminatory regulation, local-content requirements, expropriation, civil unrest or negative perceptions of our relationships with U.S. or foreign governments could limit an international opportunity. International expansion may require substantial management attention and compliance investment and may not generate sufficient revenue to justify the cost and risk.

Failure to comply with the evolving laws, regulations, standards and contractual requirements applicable to our business could increase costs, delay commercialization or prevent us from serving particular markets.

Our business may be subject to laws and requirements concerning cybersecurity, privacy, secure software, product safety, environmental and electronic-waste matters, employment, anti-corruption, import and export controls, sanctions, government procurement, critical infrastructure, artificial intelligence, securities, tax and other matters. The applicability of a requirement may depend on product functionality, customer type, data processed, deployment location, supply chain and contractual role.

These regimes are complex and change frequently, and regulators, standards bodies, agencies, customers and prime contractors may interpret them differently. We may need to change product designs, documentation, sourcing, software-development practices, data-handling processes, contracts, personnel access and governance controls. Compliance may require specialized personnel, external advisors, audits, certifications, testing and ongoing monitoring that we have not yet fully implemented.

Our distributed workforce and reliance on contractors, channel participants, suppliers and other third parties increase the risk that a person acting for or with us will not follow applicable requirements or our policies. We may be responsible for certain third-party conduct or may suffer commercial consequences even when legal liability rests with another party. A customer may impose requirements more stringent than applicable law or terminate an opportunity based on a perceived compliance deficiency or reputational matters.

Actual or alleged noncompliance may result in investigation, enforcement, fines, injunctions, contract termination, loss of licenses or approvals, suspension or debarment from government contracting, required remediation and reputational harm. Compliance costs and delays could materially affect our margins, commercialization schedule, financial condition and ability to compete.

Risks Related to Our Intellectual Property

We depend materially on exclusive technology licenses from third parties, including related parties, and termination, impairment or narrowing of those rights could prevent or materially restrict our ability to develop and commercialize our products.

Our platform and product roadmap rely on a combination of licensed technology, internally developed technology and confidential know-how. In February 2025, we entered into exclusive license agreements covering quantum computing software, post-quantum cryptography, quantum random-number generation, quantum communications, quantum sensing and related technologies. The scope, territory, field of use, exclusivity, sublicensing, improvement, prosecution, commercialization and termination provisions vary by agreement and may not provide every right required for every current or future product, integration, customer, geography or business model. In September 2026, we entered into amendments to the exclusive license agreements which amended provisions of the exclusive licenses to clarify that all intellectual property developed by EigenQ after the date of the exclusive license agreements are the property of EigenQ, permit EigenQ to sublicense or pledge the licenses without the consent of the licensor and provide that the license agreements and associated licenses will not revert in the event of bankruptcy or payment default.

Our ability to use in-licensed technology depends on the validity and enforceability of the underlying rights, the authority of each licensor to grant those rights, our compliance with contractual obligations and, in some cases, continuing cooperation by a licensor. A licensor may allege that we have exceeded the permitted field, failed to satisfy a development or payment obligation, disclosed confidential information, or otherwise breached an agreement. Ownership changes, disputes among a licensor and its stakeholders or competing claims to the technology could also impair our rights.

The exclusive license agreements may only be terminated by EigenQ in its sole discretion. If a material license terminates, is rescinded, is found invalid, is narrowed or becomes nonexclusive, we may lose access to technology important to existing or planned products. We may be unable to obtain substitute rights on acceptable terms, may need to redesign products or discontinue features and may lose investments in development, certification, manufacturing and commercialization. The carrying value assigned to licensed intangible assets in our financial statements does not establish the legal sufficiency, market value or future revenue potential of the licensed rights.

Because certain of our licensors are related parties, actual or perceived conflicts of interest may complicate the administration, amendment, interpretation or enforcement of our license arrangements.

Certain of the licensors of our material licenses are affiliated with or otherwise related to members of our management, directors or other key personnel. Related-party relationships may create actual or perceived conflicts concerning license scope, consideration, amendments, settlements, ownership of improvements, prosecution and enforcement decisions, sublicensing, commercial priorities and the allocation of opportunities between us and a licensor or its affiliates.

Even where a transaction has been approved under applicable corporate procedures, investors, regulators, counterparties or other stockholders may question whether its terms were negotiated on an arm’s-length basis or are in the best interests of all stockholders. An interested director, officer or stockholder may have duties, economic interests or contractual rights that differ from those of PubCo or its stockholders. Conflicts may require recusal, independent review, committee action, valuation work or other procedures that delay decisions and increase costs.

Disputes may arise regarding the meaning of license provisions, the ownership of inventions or improvements, rights to prosecute and enforce patents, responsibility for fees and maintenance, rights to grant sublicenses, confidentiality and the consequences of termination. An adverse interpretation could narrow our rights or increase our obligations and could materially harm our business, financial condition and results of operations.

Our pending patent applications may not result in issued patents, planned filings may not be completed, and any patents that issue may provide limited protection or may be challenged, narrowed, invalidated or designed around.

As of the date of this proxy statement/prospectus, our patent-side portfolio included eight filed utility patent applications and nine filed provisional patent applications, for a total of 17 active filings, together with 22 planned filing concepts. Our applications were pending, and we did not have granted patents. Planned concepts may not be filed, provisional applications may not be converted within the required period and utility applications may be abandoned, rejected or substantially narrowed during prosecution.

Patent prosecution is costly, time-consuming and uncertain. Patent offices may determine that claimed inventions are not patentable, and prior art, inventorship, written-description, enablement, subject-matter eligibility or procedural issues may limit the claims available to us. Even if patents issue, claims may not cover commercially important implementations, may not prevent competitors from achieving similar results through alternative designs and may not provide protection in every jurisdiction in which we operate or plan to operate.

Issued patents may be opposed, reexamined, reviewed, challenged in litigation, found unenforceable or invalidated. Competitors may design around our claims or obtain patents that restrict our freedom to operate. We may decide not to pursue foreign protection because of cost, disclosure, enforcement or strategic considerations. Failure to obtain and maintain meaningful patent protection could reduce our ability to deter competition, license technology, support valuation or protect investments in product development.

Our trade secrets and confidential know-how may be disclosed, misappropriated, independently developed or lawfully reverse engineered, and our measures to protect them may be inadequate.

As of the date of this proxy statement/prospectus, our internal intellectual-property materials identified over 100 trade secrets and confidential technical assets, including algorithms, source code, firmware methods, hardware designs, schematics, entropy-processing methods, cryptographic implementation details, attestation and key-release workflows, integration methods, testing procedures, manufacturing know-how and product configurations. The number of items in an internal register does not establish that each item qualifies for trade-secret protection or will remain protectable.

We seek to protect confidential information through nondisclosure, invention-assignment, consulting, employment, collaboration and license agreements; access controls; secure repositories; need-to-know restrictions; and internal review. These measures may be incomplete, inconsistently implemented or unenforceable. Personnel, contractors, licensors, manufacturers, research collaborators, channel participants and customers may intentionally or inadvertently disclose information, retain copies, use it outside the permitted purpose or fail to follow required security measures.

Trade-secret law generally does not prevent independent development or lawful reverse engineering. Information may lose protection if it becomes public, is inadequately identified or is disclosed without sufficient safeguards. Enforcing trade-secret rights may require costly litigation and proof that reasonable secrecy measures were maintained. Loss or unauthorized use of confidential know-how could allow competitors to replicate our technology, reduce our differentiation and impair our licensing and commercialization strategy.

We may not have obtained or maintained complete and enforceable ownership, assignment and invention records for intellectual property developed by employees, consultants, licensors, collaborators or other third parties.

Our technology has been and is expected to be developed through a combination of executive and technical leadership, employees, consultants, entities affiliated with personnel, related-party licensors, manufacturers, advisors and research or commercial collaborators. We must ensure that inventions, software, firmware, documentation, designs, data and other work product are assigned or licensed to us under enforceable agreements and that inventors and contributors are correctly identified.

An agreement may be missing, executed after work began, limited by local law, inconsistent with another agreement or insufficient to transfer all rights. A contributor may assert ownership, co-ownership, moral rights, shop rights, compensation rights or a continuing license. Former employers, academic institutions, government sponsors, customers or other third parties may allege that a contributor used confidential information or technology owned by them. Correcting chain-of-title or inventorship defects may require assignments, consents, payments or litigation and may not be possible.

Uncertainty regarding ownership can delay patent prosecution, licensing, customer diligence, financing, partnerships and enforcement. It may also prevent us from providing representations, warranties or indemnities requested by OEMs, customers or investors. An adverse determination could result in loss of exclusivity, co-ownership by a third party, invalidation or unenforceability of rights, additional payment obligations or restrictions on commercialization.

We may be unable to detect or prevent infringement or misappropriation of our intellectual property, and enforcement may be costly, unsuccessful or commercially impractical.

Competitors and other parties may copy, reverse engineer, misuse or disclose our patented or confidential technology. Infringement may be difficult to detect where technology is embedded in firmware, hardware, manufacturing processes, cloud infrastructure or private customer systems. We may not have access to sufficient evidence to determine whether another party is using our technology or whether a claim is economically worthwhile.

Enforcement may require technical analysis, discovery, expert testimony and litigation in multiple jurisdictions. We may not have the financial resources to pursue a well-funded adversary, and enforcement could trigger counterclaims, challenges to our patents or licenses, negative publicity or disruption of commercial relationships. Courts may deny injunctive relief or award damages insufficient to compensate us.

Intellectual-property protection and remedies vary by jurisdiction, and some countries provide less effective protection for patents, trade secrets, software or contractual restrictions. We may decide not to enforce a right because of cost, uncertainty, strategic relationships or risk of disclosure. Inability to prevent unauthorized use could reduce our competitive advantage and the value of our owned and licensed portfolio.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.

The fields of cryptography, secure hardware, random-number generation, trusted computing, firmware integrity, identity, communications, semiconductors, artificial intelligence and quantum technology include numerous patents, pending applications, copyrights, trade secrets and other rights owned by established companies, startups, research institutions, individuals and patent-assertion entities. We may not identify all relevant rights through freedom-to-operate analysis, and unpublished or later-issued applications may cover aspects of our products or roadmap.

We are not aware of any third party proprietary rights that our planned products will infringe or misappropriate, but we have not conducted any freedom to operate study as we are in the earliest stages of development. We thus cannot guarantee that our products will not infringe third-party intellectual property. Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including developing or selling our products. Intellectual-property disputes are expensive and divert management and technical resources regardless of merit. Some of these third parties may be better capitalized and have more resources than us. There is a risk that a court would decide that we are infringing the third party’s intellectual property and would order us to stop the activities covered by the intellectual property. In that event, we may not have a viable way around the patent and may need to halt commercialization of our products. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s intellectual property.

If we are sued for intellectual property infringement, we would need to demonstrate that our product candidates or methods either do not infringe the intellectual property, and we may not be able to do this. Proving invalidity of patents is difficult. For example, in the U.S., proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and diversion of management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the intellectual property rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Intellectual property litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than us or the third parties from whom we license intellectual property because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful.

In addition to the possibility of litigation relating to infringement claims asserted against us, we may become a party to other patent litigation and other proceedings, including inter partes review proceedings, post-grant review proceedings, derivation proceedings declared by the USPTO and similar proceedings in foreign countries, regarding intellectual property rights with respect to our current or future products. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial.

Competitors may infringe or otherwise violate our intellectual property, including patents that may issue to or be licensed by us. As a result, we may be required to file claims in an effort to stop third-party infringement or unauthorized use. Any such claims could provoke these parties to assert counterclaims against us, including claims alleging that we infringe their patents or other intellectual property rights, and/or that any of our intellectual property, including licensed intellectual property, is invalid and/or unenforceable. This can be prohibitively expensive, particularly for a company of our size, and time-consuming, and even if we are successful, any award of monetary damages or other remedy we may receive may not be commercially valuable. In addition, in an infringement proceeding, a court may decide that our asserted intellectual property is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our intellectual property does not cover its technology. An adverse determination in any litigation or defense proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

If the breadth or strength of our patent or other intellectual property rights is compromised or threatened, it could allow third parties to exploit and, in particular, commercialize our technology or products or result in our inability to exploit and/or commercialize our technology and products without infringing third-party intellectual property rights. Further, third parties may be dissuaded from collaborating with us.

Interference or derivation proceedings brought by the USPTO or its foreign counterparts may be necessary to determine the priority of inventions with respect to our patent applications, and we may also become involved in other proceedings, such as re-examination proceedings, before the USPTO or its foreign counterparts. Due to the substantial competition in our industry, the number of such proceedings may increase. This could delay the prosecution of our pending patent applications or impact the validity and enforceability of any future patents that we may obtain. In addition, any such litigation, submission or proceeding may be resolved adversely to us and, even if successful, may result in substantial costs and distraction to our management.

Our use of open-source software, third-party code and artificial-intelligence-assisted development may subject us to unanticipated license, disclosure, security and ownership obligations.

We use or may use open-source software, commercial libraries, firmware, development tools, sample code, models and other third-party materials in product development and internal operations. Applicable licenses may require attribution, source-code disclosure, distribution of modifications, reciprocal licensing or other obligations. License terms can be ambiguous or change, and components may be incorporated without complete review or accurate records.

Use of artificial-intelligence tools to generate, modify, test or document code may introduce code or content with uncertain provenance, incompatible license terms, errors, vulnerabilities or third-party confidential information. Providers may retain prompts or outputs, use them for training or disclaim ownership, confidentiality and noninfringement. The legal treatment of AI-generated content and inventorship is evolving.

If we fail to comply with applicable terms, we may be required to release proprietary code, replace components, seek licenses, suspend distribution or defend claims. Remediation may be costly and could delay certification, integration or customer acceptance. Third-party and open-source components may also contain vulnerabilities, maintenance gaps or malicious code for which we have limited recourse.

Risks Related to Our Personnel, Compensation and Legal Matters

We depend heavily on our senior leadership and a limited number of specialized technical and commercial personnel, and the loss of key individuals or inability to recruit and retain qualified personnel could materially impair our business.

Our strategy and operations depend substantially on the experience, relationships and institutional knowledge of Dr. José R. Rosas-Bustos, our Chief Executive Officer, Dr. Jesse Van Griensven Thé, our Chief Technology Officer, and other members of our executive, engineering, cryptography, product, channel and public-company-readiness teams. We do not have key-man insurance for any of our officers. Our early-stage organization has limited redundancy, and the loss, incapacity, reduced availability or distraction of one or more key individuals could delay product development, financing, regulatory work, partner activity and commercialization.

Competition for personnel with expertise in cryptography, secure hardware, firmware, semiconductor systems, quantum technologies, government procurement, channel sales, public-company finance, accounting and internal controls is intense. Candidates may prefer larger or better-funded employers, may require compensation we cannot afford or may be subject to contractual restrictions. Recruiting and onboarding specialized personnel may take significant time, and new personnel may not become productive as quickly as expected.

The substantial doubt regarding our ability to continue as a going concern, our early-stage compensation structure, transaction uncertainty, demanding workload and reliance on future equity value may make retention more difficult. We may also experience conflicts among personnel, role changes, departures after the Business Combination or difficulty integrating new leaders. Failure to maintain a capable and cohesive team could materially harm our ability to execute our plans.

Our reliance on consultants, contractors, advisors and entities affiliated with officers and key personnel creates continuity, classification, intellectual-property, control and conflict-of-interest risks.

For the period ended June 30, 2026, our operations were primarily managed through consulting arrangements with entities owned or controlled by officers, directors and key management personnel. We also use independent contractors, advisors and external technical contributors for management, research and development, operations and strategic services. These arrangements provide flexibility and access to specialized expertise but may provide less continuity, supervision and exclusivity than traditional employment relationships.

A consultant or contractor may devote time to other clients, terminate an arrangement, become unavailable or fail to perform as expected. We may have limited control over work practices, cybersecurity, recordkeeping, confidentiality and use of subcontractors. Applicable authorities may determine that a contractor should have been classified as an employee, which could result in wage, tax, benefit, social-security, immigration, penalty and other liabilities.

Where service providers are affiliated with management or other related parties, actual or perceived conflicts may arise regarding compensation, expense reimbursement, allocation of personnel and opportunities, approval procedures and performance oversight. We may also be unable to demonstrate that all work product and inventions have been properly assigned. Transitioning functions to employees or new providers may be expensive and disruptive.

Related-party transactions and overlapping relationships may create conflicts of interest, expose us to scrutiny and result in terms or decisions that are less favorable than those available from independent parties.

We have entered into technology licenses, consulting arrangements, expense-reimbursement arrangements and other transactions with entities affiliated with officers, directors, key personnel or other related parties. Related parties may also hold equity, warrants, SARs or other economic interests and may participate in decisions concerning compensation, licensing, financing, strategic relationships and the Business Combination.

Although related-party transactions may be reviewed and approved under applicable governance procedures, those procedures may be inadequate, may not identify every conflict or may be challenged. Terms may be difficult to benchmark because of the specialized services or technology involved. Related-party arrangements may be perceived as favoring insiders, may discourage prospective investors or partners and may draw regulatory, auditor or stockholder scrutiny.

After the Business Combination, PubCo will be subject to enhanced exchange, SEC and corporate-governance requirements concerning related-party transactions, director independence, disclosure and approvals. Failure to identify, disclose, document or appropriately approve a relationship could result in restatement, litigation, enforcement, reputational harm or loss of confidence in management and the Board.

We may become involved in litigation, investigations, audits or regulatory proceedings that are costly, distracting and uncertain, even if the claims lack merit.

As of June 30, 2026, we were not subject to material litigation or material pending litigation claims. As our business, workforce, channel relationships, financing activity and public profile expand, we may face claims involving contracts, intellectual property, products, employment and contractor matters, compensation, privacy and cybersecurity, government procurement, securities, taxes, related-party transactions and other matters.

Proceedings may be initiated by customers, suppliers, licensors, personnel, stockholders, competitors, government authorities or other parties. They may require extensive document production, technical analysis, testimony and management attention and may expose confidential information. Interim orders or investigations can delay transactions or commercialization before liability is determined.

We cannot predict outcomes or reliably estimate exposure at an early stage. A settlement, judgment, fine, injunction, consent decree, debarment, license restriction or other remedy could materially affect our operations and finances. Even a favorable result may not reimburse our costs or repair reputational harm.

Indemnification, warranty and other contractual liability provisions may expose us to obligations that are difficult to estimate and may exceed the value of the applicable contract.

In the ordinary course, we may agree to indemnify customers, OEMs, channel participants, suppliers, licensors, landlords, officers, directors and other parties for specified losses, including intellectual-property claims, confidentiality or security breaches, violations of law, product failures, bodily injury, property damage or other matters. These provisions may survive termination, may not be subject to an effective cap and may require us to fund a defense before responsibility is determined.

Future product, support and government-related contracts may include warranties, acceptance obligations, service levels, replacement obligations, credits, liquidated damages or termination rights. The interaction among our obligations and those of OEMs, manufacturers, resellers and systems integrators may be unclear, and we may bear liability for conduct or defects outside our direct control. A significant claim could consume cash, disrupt customer relationships and materially harm our business.

Our insurance coverage may be unavailable, insufficient, subject to exclusions or too costly to protect us against the risks of our business and public-company operations.

Insurance products relevant to our business may include general liability, product and technology errors and omissions, cyber, property, directors and officers, employment-practices, workers’ compensation, crime, cargo and other coverage. We may not maintain every type of coverage, and limits, retentions and exclusions may not reflect the magnitude or nature of a claim involving cybersecurity products, cryptographic failure, intellectual property, government contracting, related-party matters or securities litigation.

Insurers may deny coverage, reserve rights, dispute allocation among policies, become insolvent or require substantial premiums, deductibles and restrictive terms. Certain losses, penalties, intentional acts, contractual liabilities, export-control matters, recalls or business interruption may be uninsurable. Coverage available to a private early-stage company may be inadequate for a listed public company.

If we suffer a loss that is uninsured or exceeds available coverage, we would bear the resulting costs. Obtaining additional coverage in connection with the Business Combination may require substantial cash and may still leave material gaps. Insurance does not prevent operational, reputational or customer harm.

Tax laws, audits, ownership changes, valuation allowances and the tax treatment of our compensation, licensing and transaction arrangements could adversely affect our financial condition.

We are subject to U.S. federal, state and local tax rules and may become subject to foreign taxes as our relationships and operations expand. Tax authorities may disagree with our classification, valuation, sourcing, deductibility, withholding, transfer-pricing or reporting positions, including positions concerning related-party consulting and licensing arrangements, warrants, SARs, equity compensation, intangible assets and transaction costs.

As of December 31, 2025, we had approximately $2.1 million of U.S. federal net operating loss carryforwards and recorded a full valuation allowance against our net deferred tax assets because realization was not considered more likely than not. Our ability to use net operating losses and other attributes may be limited by taxable income, statutory rules, the Business Combination or future ownership changes. Changes in estimates may result in tax expense without corresponding cash benefits.

Tax laws and interpretations change, and compliance may require significant professional resources. Audits or disputes may result in additional tax, interest and penalties. The tax consequences of the Business Combination, future financing, equity plans or international expansion may differ from expectations and may adversely affect us or our stockholders.

Risks Related to SVAQ and the Business Combination

Unless the context otherwise requires, references in this subsection “— Risks Related to SVAQ and the Business Combination” to “we,” “us,” and “our” generally refer to SVAQ in the present tense or PubCo from and after the Business Combination.

Risks Related to Operating as a Public Company Following the Business Combination

There may not be an active trading market for PubCo Common Stock, which may make it difficult to sell shares of PubCo Common Stock.

An active trading market for PubCo Common Stock may not develop or be sustained following the closing of the Business Combination. If an active trading market for PubCo Common Stock does not develop or is not sustained, you may not be able to sell your shares at an attractive price or at all. Furthermore, an inactive market may also impair PubCo’s ability to raise capital by selling shares of PubCo Common Stock in the future, and may impair PubCo’s ability to enter into strategic collaborations or acquire companies or products by using shares of PubCo’s common stock as consideration.

Future sales or issuances, or the perception of future sales or issuances, by PubCo or its stockholders in the public market could cause the market price for PubCo’s securities to decline and dilution to PubCo’s stockholders.

The sale or issuance of PubCo’s securities in the public market, or the perception that such sales or issuances could occur could harm the prevailing market price of PubCo’s securities and cause dilution to PubCo’s stockholders. These sales, issuances or conversions, or the possibility that these sales, issuances or conversions may occur, also might make it more difficult for PubCo to sell equity securities in the future at a time and at a price that EigenQ deems appropriate. As described elsewhere in this proxy statement/prospectus, the Amended Registration Rights and Lock-Up Agreement will provide that the Sponsor and certain EigenQ Stockholders will be prohibited from transferring (except for certain permitted transfers) Lock-Up Shares held by such holder for 180 days after the Closing Date (subject to certain conditions) (other than shares of PubCo Common Stock which result from the conversion of Private Placement Shares and underlying Private Placement Warrants, which shall be subject to a 30-day lock-up period following the Closing); provided that, with respect to 10% of the shares of PubCo Common Stock (i) issued to such EigenQ Stockholders pursuant to the Business Combination Agreement and (ii) the Founder Shares held by the holders of Founder Shares at the time of the Closing, such shares shall be released from lock-up if the closing price of the PubCo Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, sub-divisions, stock consolidations, stock capitalizations, reorganizations, recapitalizations and the like) for any 15 trading days within any 30-trading day period following the Closing. The sale of the Lock-Up Shares upon release, or the possibility that these sales may occur, could have an adverse effect on the market price of the PubCo Common Stock.

Shares of PubCo Common Stock reserved for future issuance under the PubCo Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The compensation committee of the PubCo Board may determine the exact number of shares to be reserved for future issuance under PubCo’s equity incentive plans at its discretion. PubCo expects to file registration statements on Form S-8 under the Securities Act to register shares of common stock or securities convertible into or exchangeable for shares of common stock issued pursuant to its equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, PubCo may also issue its securities in connection with investments or acquisitions, such as the SPV Securities which are convertible into PubCo Common Stock. The number of shares of PubCo’s common stock issued in connection with an investment or acquisition could constitute a material portion of PubCo’s then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to PubCo’s stockholders.

The market price of PubCo Common Stock may be volatile, and investors could lose all or part of their investment.

The trading price of SVAQ Class A Ordinary Shares has been, and PubCo Common Stock is likely to be, highly volatile and subject to wide fluctuations in response to various factors, many of which PubCo cannot control. The stock market in general, and emerging technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Broad market and industry factors may negatively affect the market price of PubCo’s common stock, regardless of its actual operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this proxy statement/prospectus, these factors include, without limitation:

•        the success of competitive products or announcements by potential competitors of their product development efforts;

•        regulatory actions with respect to EigenQ’s products or EigenQ’s competitors’ products or product candidates;

•        actual or anticipated changes in EigenQ’s growth rate relative to its competitors;

•        regulatory or legal developments in the United States and other countries;

•        developments or disputes concerning EigenQ’s patent applications, issued patents, or other proprietary rights;

•        the recruitment or departure of key personnel;

•        announcements by EigenQ or its competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;

•        actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•        fluctuations in the valuation of companies perceived by investors to be comparable to EigenQ;

•        share price and volume fluctuations attributable to inconsistent trading volume levels of PubCo Common Stock;

•        announcement or expectation of additional financing efforts;

•        sales of PubCo Common Stock by PubCo, its insiders or its other stockholders;

•        expiration of market stand-off or lock-up agreements;

•        the impact of any public health emergencies, natural disasters, or geopolitical events, including civil or political unrest or military conflicts; and

•        general economic, political, industry and market conditions.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of PubCo Common Stock.

The Fairness Opinion rendered to the SVAQ Board by Newbridge prior to the signing of the Business Combination Agreement does not reflect changes in events or circumstances occurring after the date of the opinion.

The opinion of Newbridge was delivered to SVAQ on and dated June 16, 2026. This opinion does not reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of SVAQ or EigenQ, changes in general market and economic conditions or other changes. Any of these changes may alter the relative value of SVAQ or EigenQ or the prices of SVAQ Ordinary Shares or EigenQ Shares by the time the Business Combination is completed. The opinion does not speak as of the date the Business Combination will be completed or as of any date other than the date of the opinion. For a description of the opinion of Newbridge, please see “Proposal No. 1 — The Business Combination Proposal — Fairness Opinion.”

Because the valuation attributable to EigenQ in the proposed Business Combination was based, in part, on forward-looking illustrative forecasts and estimates prepared by EigenQ management, selected public company comparables which were not identical to EigenQ, and the financial analyses underlying Newbridge’s Fairness Opinion considered by the SVAQ Board, each of which inherently involves assumptions, estimates, judgments and limitations, the valuation attributable to EigenQ in the proposed Business Combination may not accurately reflect EigenQ’s fair value.

Relative to its decision-making and, ultimately, approval of the proposed Business Combination and its terms, including, without limitation, the securities to be delivered to EigenQ security holders as consideration in the transaction, the SVAQ Board relied, in part, on forward-looking illustrative forecasts and estimates prepared by EigenQ’s management as described in the section titled “Proposal No. 2 — the Business Combination Proposal — Background of the Business Combination — Certain Unaudited Illustrative Forecasts,” and information included in Newbridge’s Fairness Opinion in which Newbridge opined on the fairness, from a financial point of view, of the Transaction Share Consideration. Accordingly, investors in SVAQ will be relying on both the judgement of SVAQ’s Board and the Newbridge Fairness Opinion when making investment decisions. The valuation attributable to EigenQ in the Business Combination may not accurately reflect EigenQ’s current stage of development, risk profile, commercial viability or market position.

Furthermore, the SVAQ Board considered and relied, in part, on the forward-looking illustrative Forecasts (as described in the section of this proxy statement/prospectus entitled “Proposal No. 2 — the Business Combination Proposal — Background of the Business Combination — Certain Unaudited Illustrative Forecasts”) which were prepared by EigenQ management based on internal scenario-based models not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts.

These illustrative Forecasts are inherently based on various estimates and assumptions of EigenQ’s management that are subject to the judgment of those preparing them. The illustrative Forecasts are purely speculative in nature and not tied to EigenQ’s historical operating or financial results. The illustrative Forecasts were prepared as of dates when the nature, structure and terms of the key commercial agreements into which EigenQ expects to enter as the Company’s business develops were not known and the assumptions incorporated into the estimates comprising the illustrative Forecasts are therefore subject to external validation and may not be accurate.

The illustrative Forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of EigenQ, SVAQ and PubCo. There can be no assurance that EigenQ’s actual future financial condition, cash flows, or results of operations will be consistent with those set forth in the illustrative Forecasts, which could have an effect on the market price of EigenQ PubCo Common Stock or the financial condition of PubCo following the Business Combination. See the risk factor “— Risks Related to Our Business and Industry — The EigenQ management illustrative Forecasts described in this proxy statement/prospectus are speculative in nature and based on various assumptions that may not be accurate and our actual results may differ, perhaps materially and adversely, from the illustrative estimates reflected in the Forecasts.”

Additionally, the SVAQ Board also considered certain qualitative factors in approving the Business Combination, as detailed in “Proposal No. 2 — the Business Combination Proposal — Background of the Business Combination — the SVAQ Board’s Reasons for the Approval of the Business Combination.” These events and circumstances may never occur, and as a result the valuation attributable to EigenQ in the proposed Business Combination may not accurately reflect EigenQ’s current stage of development, risk profile, or market position. If the valuation attributable to EigenQ did not appropriately capture the unique characteristics or risks associated with EigenQ, investors’ assessment of the potential benefits of the Business Combination may be inaccurate. In addition, should the actual value of EigenQ ultimately prove to be significantly lower than the value determined by SVAQ’s valuation based upon the forward-looking illustrative Forecasts prepared by EigenQ management, the selected public company comparables, and the financial analyses underlying Newbridge’s Fairness Opinion, such an outcome could materially adversely affect PubCo’s financial results, and the market price of PubCo securities.

PubCo’s management has limited experience in operating a public company.

Some of PubCo’s executive officers have limited experience in the management of a publicly traded company. As a public company, PubCo is subject to significant regulatory oversight and reporting obligations under federal securities laws, and certain executives’ limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of PubCo. Additionally, PubCo may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States.

PubCo will incur significant expenses and administrative burdens as a public company, which could have an adverse effect on PubCo’s business, financial condition, and results of operations.

As a public company, PubCo will incur significant legal, accounting and other expenses. PubCo will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including those related to climate change and other environmental, social and governance focused disclosures, are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. PubCo will have to hire additional accounting, finance, and other personnel in connection with becoming a public company. PubCo’s management and other personnel will devote a substantial amount of time to these compliance initiatives and PubCo cannot accurately predict or estimate the amount or timing of additional costs we may incur to respond to these requirements.

In addition, as a public company, we will be required to incur additional costs and obligations in order to comply with SEC rules that implement Section 404. Under these rules, we will be required to maintain effective disclosure and financial controls and to make a formal assessment of the effectiveness of our internal control over financial reporting.

PubCo will be required to develop and maintain proper and effective internal control over financial reporting.

As a private company, EigenQ was not required to perform an evaluation of internal control over financial reporting as of December 31, 2025 in accordance with the provisions of the Sarbanes-Oxley Act of 2002. Nevertheless, EigenQ identified a material weakness, as described above. Had such an evaluation been performed, control deficiencies may have been identified by EigenQ’s management, and those control deficiencies could have represented one or more additional material weaknesses. See “— Risks Related to EigenQ — Risks Related to Our Business and Industry — As a private company, EigenQ has not endeavored to establish and/or maintain public company-quality internal control over financial reporting. If it fails to establish and maintain proper and effective internal control over financial reporting as a public company, its ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in its financial reporting and the trading price of its shares may decline” and “— Risks Related to EigenQ — Risks Related to Our Business and Industry — We may identify material weaknesses or other deficiencies in our internal control over financial reporting, and if we fail to establish and maintain effective internal controls and disclosure controls, our financial reporting and public-company compliance could be adversely affected.”

As of the date of this proxy statement/prospectus, management plans to begin remediation actions with respect to the identified material weakness. However, the remediation process is ongoing, and we cannot assure that it will be completed within this timeframe or that additional remediation costs will not be incurred. In addition, in connection with its transition to becoming a public company, EigenQ intends to take certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement its internal resources, and to enhance its internal control environment. EigenQ cannot assure you that the measures it takes will be sufficient to prevent or avoid potential future material weaknesses.

If PubCo is not able to maintain effective internal control over financial reporting and disclosure controls and procedures, or if material weaknesses are discovered in future periods, it may be unable to accurately and timely report its financial position, results of operations, cash flows or key operating metrics, which could result in late filings of annual or quarterly reports under the Exchange Act, restatements of financial statements or other corrective disclosures, an inability to access equity or debt capital or commercial lending markets, or other material adverse effects on its business, reputation, results of operations, financial condition or liquidity. PubCo’s investors could lose confidence in PubCo’s reported financial information, the market price of the PubCo Common Stock could decline, and PubCo could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

Following the Business Combination, PubCo will become a “controlled company” within the meaning of the Nasdaq rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. As a result, you may not have the same protections afforded to shareholders of companies that are subject to such requirements.

PubCo will be a “controlled company” as defined under the Nasdaq rules, because Tikdema Trust 2025, a trust for which the trustee is the sister of Dr. Jesse Van Griensven Thé, will beneficially own over 50% of the voting power of PubCo’s voting securities for the election of directors following the Business Combination.

PubCo will qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, specifically director nominees be selected or recommended to the board by independent directors. PubCo does not expect to rely on any of the controlled company exemptions. However, PubCo may rely on the corporate governance exemptions only so long as it qualifies as a controlled company. To the extent PubCo relies on any of these exemptions in the future, holders of shares of PubCo Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq, and PubCo cannot predict the impact this may have on the price of the PubCo Common Stock.

PubCo will be controlled or substantially influenced by the a single stockholder, whose interests may conflict with other stockholders.

Upon the completion of the Business Combination, a single stockholder will own approximately 98% of the outstanding PubCo Common Stock, assuming that none of SVAQ’s outstanding Public Shares are redeemed in connection with the Business Combination or approximately 95% of the outstanding PubCo Common Stock, assuming that all of SVAQ’s outstanding Public Shares are redeemed in connection with the Business Combination. See “— Risks Related to Operating as a Public Company Following the Business Combination — Following the Business Combination, PubCo will become a “controlled company” within the meaning of the Nasdaq rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. As a result, you may not have the same protections afforded to shareholders of companies that are subject to such requirements.”

Risks Related to SVAQ and the Business Combination

Unless the context otherwise requires, references in this subsection “— Risks Related to SVAQ and the Business Combination” to “we,” “us,” and “our” generally refer to SVAQ in the present tense or PubCo from and after the Business Combination.

SVAQ Insiders and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the SVAQ Shareholders generally.

When you consider the recommendation of the SVAQ Board in favor of approval of the Business Combination Proposal and the other proposals included herein, you should keep in mind that the SVAQ Insiders have interests in such proposals that are different from, in addition to and/or in conflict with, those of the SVAQ Shareholders generally. These interests include, among other things:

•        the fact that the Sponsor holds 6,665,950 Founder Shares which were initially purchased for an aggregate of $25,000, and such shares will have a significantly higher value at the time of the Business Combination, estimated at approximately $[    ] based on the closing price of $[    ] per SVAQ Class A Share on Nasdaq on [    ], 2026. SVAQ estimates that, at the Closing, the SVAQ Insiders will hold an aggregate of 5,000,000 shares of PubCo Common Stock issued upon the conversion of Founder Shares (following the transfer of 500,000 Founder Shares to the Secured Investor at the Additional Closing and 1,165,950 Founder Shares to prospective investors or for any other purposes related to the Business Combination as agreed by the parties), which if unrestricted and freely tradeable, would be valued at approximately $[    ], based on the $[    ] closing price of the SVAQ Class A Shares on [    ], 2026. However, given that such shares of PubCo Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, SVAQ believes such shares have less value;

•        the fact that, as a result of the purchase price paid for the Founder Shares, if the Business Combination is completed, the SVAQ Insiders are likely to be able to make a substantial profit on their investment in SVAQ even at a time when the PubCo Common Stock has lost significant value. On the other hand, if the Business Combination is not completed and SVAQ liquidates without completing another initial business combination, the SVAQ Insiders would lose their entire investment in SVAQ;

•        the fact that the Sponsor holds 425,000 SVAQ Private Units, initially purchased for $4,250,000 in the aggregate in a private placement that occurred simultaneously with the closing of the IPO, which will then automatically convert at the Effective Time into 425,000 shares of PubCo Common Stock and 212,500 PubCo Private Warrants. SVAQ estimates that, at the Closing, if unrestricted and freely tradeable, such shares would be valued at approximately $[    ], based on the $[    ] closing price of the Public Shares on [    ], 2026. However, given that such shares of PubCo Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, SVAQ believes such shares have less value;

•        the fact that the SVAQ Insiders who own SVAQ Ordinary Shares have each waived their right to redeem any SVAQ Ordinary Shares held by them in connection with the shareholder vote to approve the Business Combination;

•        the fact that, if SVAQ were to liquidate rather than complete the Business Combination, the Initial Shareholders will lose their entire investment in SVAQ, which totals approximately $4,275,000 as of the date of this proxy statement/prospectus, comprising the $25,000 purchase price for the Founder Shares and the $4,250,000 purchase price for the SVAQ Private Units purchased by Sponsor in a private placement concurrently with the IPO, because the Initial Shareholders have waived their redemption rights with respect to such shares. The potential loss of this investment may have incentivized the SVAQ Insiders and its affiliates to pursue the Business Combination transaction on unfavorable terms in order to avoid a liquidation;

•        the fact that, if the Trust Account is liquidated, including in the event SVAQ is unable to complete the Business Combination within the completion window, the Sponsor has agreed that it will be liable to SVAQ if and to the extent any claims by a third party for services rendered or products sold to SVAQ, or a prospective target business with which SVAQ has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable (but without deduction for any excise or similar tax that may be due or payable) and up to $100,000 of interest to pay dissolution expenses; provided that such obligation will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable), any claims by SVAQ’s independent registered public accounting firm, or any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, pursuant to the Amended Registration Rights and Lock-Up Agreement, the SVAQ Insiders and Clear Street will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Common Stock following the consummation of the Business Combination. SVAQ estimates that the SVAQ Insiders will hold an aggregate of 5,425,000 shares of PubCo Common Stock subject to registration rights, assuming the Maximum Redemptions Scenario and that all Founder Shares are transferred for Transaction Financing and no Sponsor Forfeited Shares are forfeited by the Sponsor;

•        the fact that the SVAQ Articles contain a waiver of the corporate opportunity doctrine, and there could have been business combination targets that would have been appropriate for a combination with SVAQ but were not offered due to a SVAQ director’s duties to another entity. SVAQ does not believe that the waiver of the corporate opportunity doctrine in the SVAQ Articles interfered with its ability to identify an acquisition target;

•        the fact that certain directors or officers of SVAQ may be engaged by PubCo as advisors or in other roles following the Closing; and

•        the continued indemnification of former and current directors and officers of SVAQ and SVAQ Insiders and the continuation of directors’ and officers’ liability insurance after the Business Combination.

As a result of the foregoing interests, the SVAQ Insiders will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders.

In addition, as a result of multiple business affiliations, our directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. We believe, however, that there were no such corporate opportunities presented to our directors and officers which were not presented to SVAQ, and therefore that our directors’ and officers’ additional fiduciary, contractual, or similar legal obligations to other entities did not impact our search for a business combination target. For more information, see “Information About SVAQ — Conflicts of Interest.”

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SVAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves. The financial and personal interests of the SVAQ Insiders may have influenced their motivation in identifying and selecting EigenQ as the Business Combination target, completing the Business Combination with EigenQ and influencing the operation of the business following the initial business combination. In considering the recommendation of the SVAQ Board to vote in favor of approval of the proposals set forth in this proxy statement/prospectus, the SVAQ Unaffiliated Shareholders should keep in mind that the Initial Shareholders, and SVAQ’s directors and officers and entities affiliated with them, have interests in such proposals that are different from, or in addition to, those of the SVAQ Unaffiliated Shareholders.

SVAQ Insiders have agreed to vote in favor of the Business Combination and related transactions, regardless of how our Public Shareholders vote.

SVAQ Insiders have agreed to vote in favor of all the proposals being presented at the EGM, regardless of how the Public Shareholders vote. No consideration has been or will be paid by SVAQ or EigenQ to SVAQ Insiders in connection with such agreements. As of [    ], 2026, SVAQ Insiders owned 7,090,950 SVAQ Ordinary Shares, which represented approximately 24.2% of our issued and outstanding SVAQ Ordinary Shares. SVAQ Insiders also may from time to time purchase SVAQ Class A Ordinary Shares prior to the Closing.

The SVAQ Articles provide that the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal require approval pursuant to an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. As a result, in addition to Founder Shares held by the SVAQ Insiders, we would need [    ] shares, or approximately [    ]%, of the [    ] Public Shares sold in the IPO to be voted in favor of the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Insider Letter Amendment Proposal, and the Adjournment Proposal in order to approve each such proposal, assuming all outstanding SVAQ Ordinary Shares are present and cast a vote at the EGM. Assuming that only the holders of [    ] of our issued and outstanding SVAQ Ordinary Shares, representing a quorum under the SVAQ Articles, vote at the EGM, we will not need any Public Shares in addition to the SVAQ Ordinary Shares held by SVAQ Insiders to be voted in favor of the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Insider Letter Amendment Proposal, and the Adjournment Proposal in order to approve each such proposal.

The SVAQ Articles provide that the Domestication Proposal requires approval pursuant to a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the issued and outstanding SVAQ Class B Shares who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. Holders of SVAQ Class A Ordinary Shares are not entitled to vote on the Domestication Proposal pursuant to the SVAQ Articles. Given the SVAQ Insiders are the sole holders of SVAQ Class B Shares and, pursuant to the Sponsor Support Agreement, have agreed to vote their shares in favor of all of the Condition Precedent Proposals, including the Domestication Proposal, will be approved.

The SVAQ Articles provide that the Organizational Documents Proposal requires approval pursuant to a special resolution under Cayman Islands law, which requires the affirmative vote of at least a majority of two-thirds of the issued and outstanding SVAQ Ordinary Shares who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. As a result, in addition to Founder Shares and the SVAQ Private Warrants held by the SVAQ Insiders, we would need [    ] shares, or approximately [    ]% of the [    ] Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to approve each such proposal, assuming all outstanding SVAQ Ordinary Shares are present and cast a vote at the EGM. Assuming that only the holders of [    ] of our issued and outstanding SVAQ Ordinary Shares, representing a quorum under the SVAQ Articles, vote at the EGM, in addition to Founder Shares held by the SVAQ Insiders, we would need [    ], or approximately [    ]%, of the Public Shares sold in the IPO to be voted in favor of the Organizational Documents Proposal in order to approve each such proposal.

Past performance by our management team and their affiliates may not be indicative of future performance of an investment in us or in the future performance of the post-Business Combination entity.

Information regarding performance by, or businesses associated with, our management team or businesses associated with them is presented for informational purposes only. You should not rely on the historical record of the performance of our management team or businesses associated with them as indicative of our future performance of an investment in SVAQ or PubCo or the returns we will, or are likely to, generate going forward.

SVAQ Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that SVAQ’s current shareholders have on the management of PubCo.

Under the Business Combination Agreement, the number of shares of PubCo Common Stock issuable to EigenQ Stockholders in connection with the Merger is estimated to be approximately 97.3% of the issued and outstanding shares of PubCo Common Stock immediately following the consummation of the Business Combination, assuming the Maximum Redemptions Scenario. Therefore, SVAQ Shareholders will experience immediate dilution. Currently, the Public Shareholders own approximately 73.3% of the issued and outstanding SVAQ Ordinary Shares. As described in more detail below, assuming that none of SVAQ’s outstanding Public Shares are redeemed in connection with the Business Combination, and without giving effect to any dilutive instruments, such as the exercise of the PubCo Warrants, it is expected that immediately after the consummation of the Business Combination, the Public Shareholders will hold approximately 6.4% of the issued and outstanding shares of PubCo Common Stock.

SVAQ’s outstanding warrants will become exercisable for shares of PubCo Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Prior to the Closing, the parties intend to, applying good faith efforts, seek support and, if practicable, approval from the significant holders of the SVAQ Public Warrants to amend the SVAQ Warrant Agreement to provide for the replacement of the SVAQ Public Warrants and the SVAQ Private Warrants with PubCo Common Stock. If such efforts to receive support are unsuccessful and the Business Combination is completed, outstanding SVAQ Warrants to purchase an aggregate of 10,312,500 shares of PubCo Common Stock will become exercisable in accordance with the terms of the warrant agreements governing those securities. The SVAQ Public Warrants would become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants would be $11.50 per share. The SVAQ Private Warrants would become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants would be $11.50 per share. To the extent such SVAQ Warrants are exercised, additional shares of PubCo Common Stock would be issued, which would result in dilution to the holders of PubCo Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market, or the fact that such warrants may be exercised, could adversely affect the market price of PubCo Common Stock. However, there is no guarantee that the SVAQ Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the funds held in our Trust Account in connection with the approval of the Business Combination. The Business Combination Agreement does not contain a limit on the number of Public Shares that may be redeemed. We do not know how many Public Shareholders may exercise their redemption rights. If a larger number of Public Shares are submitted for redemption than we initially expected, the amount of cash remaining in the Trust Account following such redemptions would be reduced, which could make it more difficult for us to satisfy certain closing conditions under the Business Combination Agreement, including the requirement that the PubCo Common Stock be approved for listing on Nasdaq and that we satisfy applicable Nasdaq initial listing requirements immediately following the consummation of the Business Combination, and there may be a less liquid trading market for the shares of PubCo Class A Common Stock following the Closing. If we are unable to satisfy the applicable closing conditions and the Business Combination is not consummated, you would not receive your pro rata portion of the funds in the Trust Account unless and until we liquidate the Trust Account, and Public Shareholders would be entitled to receive only their pro rata portion of the funds in the Trust Account (net of applicable taxes and permitted expenses). If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time, our shares may trade at a discount to the pro rata amount per share in the Trust Account or there may be insufficient trading volume to sell all of your shares. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights until we liquidate or you are able to sell your shares in the open market.

The Sponsor and other SVAQ Insiders may elect to purchase shares or warrants from Public Shareholders, which may influence a vote on the Business Combination and reduce the public “float” of our SVAQ Class A Ordinary Shares or SVAQ Public Warrants.

At any time prior to the EGM, subject to applicable securities laws (including with respect to material non-public information), the SVAQ Insiders or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares or SVAQ Public Warrants, vote their Public Shares in favor of the Business Combination or not redeem their Public Shares or SVAQ Public Warrants. However, the SVAQ Insiders and their affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or SVAQ Public Warrants in such transactions.

The purpose of any such transactions could be to increase the likelihood of obtaining shareholder approval of the Business Combination, subject to the limitations on voting contained in applicable SEC interpretations of Rule 14e-5 under the Exchange Act or to increase the proceeds from the Trust Account released to PubCo, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our shares on a national securities exchange. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the SVAQ Insiders or their affiliates were to purchase Public Shares or SVAQ Public Warrants from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        if the SVAQ Insiders or their affiliates were to purchase Public Shares or SVAQ Public Warrants from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•        the SVAQ Insiders and their affiliates would not possess any redemption rights with respect to our Public Shares or SVAQ Public Warrants or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we would disclose in a Form 8-K, before the EGM to approve the Business Combination, the following material items:

•        the amount of our Public Shares and/or SVAQ Public Warrants purchased outside of the redemption offer by the SVAQ Insiders or their affiliates, along with the purchase price;

•        the purpose of the purchases by the SVAQ Insiders or their affiliates;

•        the impact, if any, of the purchases by the SVAQ Insiders or their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of our security holders who sold to the SVAQ Insiders or their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the SVAQ Insiders or their affiliates; and

•        the number of our Public Shares or SVAQ Public Warrants for which we have received redemption requests pursuant to our redemption offer.

If a shareholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its shares, such shares may not be redeemed.

If a shareholder fails to receive our proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, proxy materials that we will furnish to Public Shareholders in connection with the Business Combination will describe the various procedures that must be complied with in order to validly tender or submit Public Shares for redemption. For example, in this proxy statement/prospectus, we require our Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to deliver their shares to Equiniti electronically prior to the date set forth in the proxy materials, which is two business days prior to the scheduled vote on the proposal to approve the Business Combination. In addition, we require a Public Shareholder seeking redemption of his, her or its Public Shares to also submit a written request for redemption to Equiniti two business days prior to the scheduled vote in which the name of the beneficial owner of such shares is included. In the event that a shareholder fails to comply with these or any other procedures disclosed in the proxy statement/prospectus, its shares may not be redeemed.

Public Shareholders may not know prior to the redemption deadline or prior to the EGM whether the conditions to closing the Business Combination will be satisfied.

If SVAQ receives valid redemption requests from holders of Public Shares prior to the redemption deadline, SVAQ may, at its sole discretion, following the redemption deadline and until the Closing Date, seek and permit withdrawals by one or more of such holders of their redemption requests. SVAQ may select which holders to seek such withdrawals of redemption requests from based on any factors SVAQ may deem relevant. The purpose of seeking such withdrawals may be to increase the funds remaining in the Trust Account following redemptions and to improve the likelihood that the closing conditions in the Business Combination Agreement are satisfied (including, for example, conditions related to the approval of the PubCo Common Stock for listing on Nasdaq and satisfaction of applicable Nasdaq initial listing requirements immediately following the consummation of the Business Combination). There may be a period of time after the EGM and before the Closing when shareholders do not know whether this closing condition is satisfied. Accordingly, Public Shareholders may be required to make redemption and voting decisions without knowing whether all of the conditions to closing the Business Combination will be satisfied.

A Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

The price at which a shareholder may be able to sell its PubCo Common Stock in the future following the completion of the Business Combination is not determinable as of the date of this proxy statement/prospectus. Certain events following the consummation of the Business Combination may cause an increase in PubCo’s share price and may result in a lower value realized now than a Public Shareholder might realize in the future had the shareholder redeemed their Public Shares. Similarly, if a Public Shareholder does not redeem their Public Shares, the shareholder will bear the risk of ownership of PubCo Common Stock after the consummation of the Business Combination, and a shareholder may not be able to sell its PubCo Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult, and rely solely upon, the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If you or a “group” of shareholders are deemed to hold in excess of 20% of the outstanding SVAQ Class A Ordinary Shares, you will lose the ability to redeem all such shares in excess of 20% of the outstanding SVAQ Class A Ordinary Shares.

The SVAQ Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the Public Shares, which we refer to as the “Excess Shares.” However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And as a result, you will continue to hold that number of shares exceeding 20% of the outstanding Public Shares and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

If the net proceeds of the IPO and simultaneous private placement not being held in the Trust Account are insufficient to allow us to operate until the completion of the Business Combination, we will depend on loans from the Sponsor or management team to complete the Business Combination.

As of March 31, 2026, $1,416,533 was available to us outside of the Trust Account to fund our working capital requirements. While we believe that the funds available to us outside of the Trust Account will be sufficient to allow us to operate until at least the completion of the Business Combination, we cannot assure you that our estimate is accurate.

Neither the Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon the Closing. Up to $1,500,000 of any loans may be convertible into units of the post business combination company at a price of $10.00 per unit at the option of the lender. Such units would be identical to the SVAQ Private Units purchased in a private placement, which occurred simultaneously with SVAQ’s IPO. Prior to the Closing, we do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. If we are unable to complete the Business Combination within the required time period because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, our Public Shareholders may only receive an estimated $10.10 per share (based on the Trust Account balance as of March 31, 2026), or possibly less, on our redemption of our Public Shares.

The net cash available to PubCo from the Trust Account in respect of each Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement to the PubCo Common Stock to be issued to EigenQ Stockholders.

In recent litigation following the closing of other “deSPAC” transactions, plaintiffs have alleged that it was a material omission for the SPAC not to have disclosed in its proxy statement/prospectus that the “net cash per public share” of the SPAC was materially below the price per share ascribed to the combined company’s shares to be issued to the target shareholders in the business combination. While such litigation has been brought against Delaware SPACs in Delaware courts (and SVAQ is a Cayman Islands exempted company), and without acknowledging the relevance of the net cash per share information or the merits of any such claim, Public Shareholders should be aware that the net cash available to PubCo from the Trust Account in respect of each Public Share that is not redeemed will be materially less than the assumed approximately $[    ] per share ascribed in the Business Combination Agreement to the PubCo Common Stock to be issued to EigenQ Stockholders (which is equal to the assumed Redemption Price for the Public Shares estimated using an assumed Closing Date of [    ], 2026) due to expenses attributable to SVAQ and EigenQ and dilution from the Founder Shares that will remain outstanding upon the Closing.

For illustrative purposes, using an assumed Redemption Price of approximately $[    ] per share, (1) under the No Redemptions Scenario, such amount would be equal to $[    ] per share, which is the quotient of (a) $[    ] million, including (i) approximately $[    ] in cash from the Trust Account (as of March 31, 2026, assuming no redemptions at $[    ] per share), plus (ii) 212,500 (which is the number of shares underlying the SVAQ Private Warrants held by the Initial Shareholders), and (2) under the Maximum Redemptions Scenario, such amount would be equal to $[    ] per share, which is the quotient of (a) $[    ] million, including (i) approximately $[    ] million in cash remaining in the Trust Account (after redemptions of $[    ] million under the Maximum Redemptions Scenario at $[    ] per share), less (ii) the amount of estimated transaction expenses of $[    ], divided by (b) [    ], which is the sum of (i) zero (which is the number of Public Shares that remain outstanding assuming the Maximum Redemptions Scenario), plus (ii) [    ] (which is the number of Founder Shares that will remain outstanding upon the Closing, held by the Initial Shareholders), plus (iii) 212,500 (which is the number of shares underlying the SVAQ Private Warrants held by the Initial Shareholders). In either case, such “net cash per public share” would be less than the assumed approximately $[    ] price per share ascribed to the PubCo Common Stock to be issued to EigenQ Stockholders in the Business Combination Agreement. This calculation does not take into account that, upon the Closing, EigenQ will be part of PubCo along with the cash from the Trust Account, and all stockholders of PubCo — not just the Public Shareholders — will bear the dilutive impact of the transaction expenses, the Founder Shares and the SVAQ Private Warrants.

The nominal purchase price paid by the Sponsor for the Founder Shares are lower than the implied value of the PubCo Shares at the completion of the Business Combination. In addition, upon completion of the Business Combination, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Business Combination causes the trading price of the PubCo Shares to materially decline.

In connection with SVAQ’s IPO, the Initial Shareholders paid an aggregate of $25,000 for the Founder Shares, or approximately $0.003 per share. In connection with the Business Combination, an aggregate of 7,165,950 Founder Shares will be converted into an equal number of shares of PubCo Common Stock, valued at approximately $10.00 per share, which is the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement.

Additionally, Sponsor is likely to earn a substantial profit on their investment in us upon disposition of PubCo Shares even if the trading price of PubCo Shares declines after we complete the Business Combination. Sponsor may therefore be economically incentivized to complete on the Business Combination, even if its terms are not in the best interests of the Public Shareholders, rather than liquidating SVAQ. This dilution would increase to the extent that Public Shareholders seek redemptions from the trust account for their Public Shares.

If we are unable to consummate the Business Combination within the completion window, our Public Shareholders may be forced to wait beyond the end of the completion window before redemption from our Trust Account.

If we are unable to complete the Business Combination within the completion window, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), will be used to fund the redemption of our Public Shares, as further described herein. Any redemption of Public Shareholders from the Trust Account will be effected automatically by function of the SVAQ Articles prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, investors may be forced to wait beyond the end of the completion window before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate the Business Combination prior thereto and only then in cases where investors have sought to redeem their SVAQ Class A Ordinary Shares. Only upon our redemption or any liquidation will Public Shareholders be entitled to distributions if we are unable to complete the Business Combination and do not amend certain provisions of the SVAQ Articles prior thereto.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

Our independent registered public accounting firm has included in its report to our financial statements as of and for the year ended December 31, 2025 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We may not have sufficient liquidity to meet our anticipated obligations over the next year from the issuance of such financial statements. In connection with our assessment of going concern considerations in accordance with Accounting Standards Codification (ASC) 205-40, “Presentation of Financial Statements — Going Concern,” our management has determined that if SVAQ is unable to complete an initial business combination by December 24, 2027, then SVAQ will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about SVAQ’s ability to continue as a going concern. Management plans to consummate the Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should SVAQ be required to liquidate after December 24, 2027. Accordingly, our management has determined that the mandatory liquidation, should the Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, we may have to change our operations, or register as an investment company under the Investment Company Act. Our activities may be restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

•        In addition, we may have imposed upon us burdensome requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, a company must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

The SEC recently provided guidance that the determination of whether a SPAC, like us, is an “investment company” under the Investment Company Act is a facts and circumstances determination requiring individualized analysis and depends on a variety of factors, including a SPAC’s duration, asset composition, business purpose and activities, and “is a question of facts and circumstances” requiring individualized analysis. When applying these factors to us we do not believe that our principal activities will subject us to the Investment Company Act. To this end, SVAQ was incorporated for the purpose of completing an initial business combination with one or more businesses, such as the Business Combination with EigenQ. Since our inception, our business has been and will continue to be focused on identifying and completing an initial business combination, and thereafter, operating the post-transaction business or assets for the long term. In addition, the proceeds held in the Trust Account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds in this manner, and by focusing our directors’ and officers’ time toward, and operating our business for the purpose of, acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund or investing in assets for the purpose of achieving investment returns on such assets), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Further, investing in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. Instead, the Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, our return of the funds held in the Trust Account to our Public Shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as described above, we may be deemed to be subject to the Investment Company Act.

If we were deemed to be an investment company for purposes of the Investment Company Act, we would need to register as such under the Investment Company Act and compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete the Business Combination. We may also be forced to abandon our efforts to complete the Business Combination and instead be required to liquidate the Trust Account. In which case, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction. For illustrative purposes, in connection with the liquidation of our Trust Account, our Public Shareholders may receive only approximately $[    ] per Public Share, which is based on an assumed Closing Date of [    ], 2026, or less in certain circumstances. Further, under the subjective test of a “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, there is a risk that we could be deemed an investment company and subject to the Investment Company Act based on the length of time such funds are invested in such assets.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we may, at any time, instruct the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of securities in the Trust Account, the interest earned on the funds held in the Trust Account may be materially reduced, which would reduce the dollar amount our Public Shareholders would receive upon any redemption or liquidation of SVAQ.

We intend to initially hold the funds in the Trust Account in U.S. government treasury obligations with a maturity of 185 days or less, or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act, and in cash or cash like items (including demand deposit accounts) at a bank. U.S. government treasury obligations are considered “securities” for purposes of the Investment Company Act, while cash is not. As noted above, one of the factors the SEC identified as relevant to the determination of whether a SPAC which holds securities could potentially be deemed an “investment company” under the Investment Company Act is the SPAC’s duration. To mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we may, at any time, instruct Equiniti, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank until the earlier of the consummation of our initial business combination or liquidation of SVAQ. Following such liquidation, the rate of interest we receive on the funds held in the Trust Account may be materially decreased. However, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash or in an interest-bearing demand deposit account at a bank could reduce the dollar amount our Public Shareholders would receive upon any redemption or liquidation of SVAQ.

Notwithstanding the measures set forth above, we may still be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that we may be deemed to be an unregistered investment company, in which case we may be required to liquidate. If our facts and circumstances change over time, we will update our disclosure to reflect how those changes impact the risk that we may be considered to be operating as an unregistered investment company. As disclosed above, we may determine, in our discretion, to liquidate the securities held in the Trust Account at any time and instead hold all funds in the Trust Account in an interest bearing demand deposit account or as cash or cash items at a bank, which could further reduce the dollar amount our public shareholders would receive upon any redemption or liquidation of SVAQ as compared to what they would have received had the investments not been so liquidated. Were we to liquidate SVAQ, the SVAQ Warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the target company with which we could have consummated an initial business combination. In addition, upon moving the funds from the Trust Account to a deposit account, we would maintain the cash items in bank accounts which, at times, may exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (“FDIC”). While we would intend to place our deposits in high-quality banks, only a small portion of the funds in our trust account would be guaranteed by the FDIC.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete the Business Combination, and results of operations.

We are subject to rules and regulations by various national, regional and local governing bodies, including, for example, the SEC, and to new and evolving regulatory measures under applicable law. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time-consuming and costly and our efforts to comply with such new and evolving laws and regulations have resulted in and are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention. In addition, these changes could have a material adverse effect on our business, investments and results of operations.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. For example, on January 24, 2024, the SEC issued final rules and guidance relating to SPACs, like us, regarding, among other things, disclosure in SEC filings in connection with initial business combination transactions; the financial statement requirements applicable to transactions involving shell companies; the use of financial projections in SEC filings in connection with proposed initial business combination transactions; and the potential liability of certain participants in proposed initial business combination transactions. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. A failure to comply with applicable laws or regulations and any subsequent changes, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares, potentially at a loss.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of the Business Combination, and then only in connection with those SVAQ Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the SVAQ Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with the Business Combination or to redeem 100% of our Public Shares if we do not complete the Business Combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Closing activity, and (iii) the redemption of our Public Shares if we are unable to complete the Business Combination within the completion window, subject to applicable law and as further described herein. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or SVAQ Public Warrants, potentially at a loss.

We intend to issue shares to investors in connection with the Business Combination at a price which may be less than the prevailing market price of our shares at the Closing.

In connection with the Closing, we may issue shares to potential PIPE investors in Transaction Financing in order to complete the Business Combination and provide sufficient liquidity and capital to PubCo. The purchase price may be less than the market price for our shares at and after the Closing. This may dilute the interests of the existing SVAQ Shareholders in a manner that would not ordinarily occur in a traditional initial public offering and could result in both a reduction in the trading price of our shares and fluctuations in the net tangible book value per share of PubCo’s securities following the Closing.

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete the Business Combination, subject to EigenQ’s consent, which may adversely affect our leverage and financial condition and thus negatively impact the value of our shareholders’ investment in us.

Although we have no commitments as of the date of this proxy statement/prospectus to issue any notes or other debt securities, or to otherwise incur outstanding debt following the IPO, we may choose to incur substantial debt to complete the Business Combination, subject to EigenQ’s consent, pursuant to the covenants set forth in the Business Combination Agreement. The incurrence of debt could have a variety of negative effects, including:

•        default and foreclosure on our assets if our operating revenues after the Business Combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

In order to effectuate an initial business combination, SPACs have, in the recent past, amended various provisions of their charters and other governing instruments. We cannot assure you that we will not seek to amend the SVAQ Articles or governing instruments in a manner that will make it easier for us to complete the Business Combination that our shareholders may not support.

In order to effectuate a business combination, SPACs have, in the recent past, amended various provisions of their charters and governing instruments, including their warrant agreements. For example, SPACs have extended the time to consummate an initial business combination and, with respect to their warrants, amended their warrant agreements to require the warrants to be exchanged for cash and/or other securities. Amending the SVAQ Articles requires a special resolution under Cayman Islands law, which requires the affirmative vote of at least two-thirds (or, in the scenarios described below, 90%) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of SVAQ, and amending the SVAQ Warrant Agreement requires a vote of holders of at least 50% of SVAQ Public Warrants and, solely with respect to any amendment to the terms of SVAQ Private Warrants or any provision of the SVAQ Private Warrants Purchase Agreements (including, for the avoidance of doubt, the forfeiture or cancellation of any SVAQ Private Warrants), 50% of the then-outstanding SVAQ Private Warrants (including the vote in favor or written consent of Clear Street). In addition, the SVAQ Articles requires us to provide our Public Shareholders with the opportunity to redeem their Public Shares, regardless of whether they abstain, vote for, or vote against, the Business Combination, for cash if we propose an amendment to SVAQ Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with the Business Combination or to redeem 100% of our Public Shares if we have not consummated the Business Combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. To the extent any of such amendments would be deemed to fundamentally change the nature of the securities offered through this registration statement, we would register, or seek an exemption from registration for, the affected securities. We cannot assure you that we will not seek to amend the SVAQ Articles or extend the time to consummate an initial business combination in order to effectuate our initial business combination.

The provisions of the SVAQ Articles that relate to our pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from our Trust Account) may be amended with the approval of holders of not less than two-thirds of our ordinary shares which are represented in person or by proxy and are voted at a general meeting of SVAQ, which is a lower amendment threshold than that of some other SPACs. It may be easier for us, therefore, to amend the SVAQ Articles to facilitate the completion of an initial business combination that some of our shareholders may not support.

The SVAQ Articles provide that any of its provisions related to pre-business combination activity (including the requirement to deposit proceeds of the IPO and the private placement of units into the Trust Account and not release such amounts except in specified circumstances, and to provide redemption rights to Public Shareholders as described herein, and other than amendments relating to the provisions regulating the appointment and removal of directors and continuing the company in a jurisdiction outside the Cayman Islands, which require a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of our initial business combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of SVAQ) may be amended if approved by special resolution under Cayman Islands law. Except as specified above with respect to matters requiring a 90% majority, a special resolution requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of SVAQ. Corresponding provisions of the trust agreement governing the release of funds from our Trust Account may be amended if approved by the affirmative vote of at least two-thirds of our ordinary shares which are represented in person or by proxy and are voted at a general meeting of SVAQ. Our Initial Shareholders, who will beneficially own approximately 20% of SVAQ Ordinary Shares upon the Record Date, will participate in any vote to amend the SVAQ Articles and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the SVAQ Articles which govern our pre-business combination behavior more easily than some other SPACs, and this may increase our ability to complete a business combination with which you do not agree. Our shareholders may pursue remedies against us for any breach of the SVAQ Articles.

Our Initial Shareholders, officers and directors have agreed, pursuant to the Insider Letter, that they will not propose any amendment to the SVAQ Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we have not consummated an initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, in each case unless we provide our Public Shareholders with the opportunity to redeem their SVAQ Class A Ordinary Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable, but without deduction for any excise or similar tax that may be due or payable), divided by the number of then-outstanding Public Shares. Our Public Shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against our Initial Shareholders, officers or directors for any breach of these agreements. In the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.

We may be unable to obtain additional financing to complete the Business Combination or to fund the operations and growth of EigenQ which could compel us to restructure or abandon the Business Combination.

If the funds retained in the Trust Account, net of redemptions, are not sufficient to complete the Business Combination, PubCo could be required to make adjustments to its business plans in light of available capital resources. For example, PubCo could elect not to pursue or to delay some of EigenQ’s current strategic objectives or may be required to raise additional capital earlier than anticipated. We cannot assure you that such financing will be available on acceptable terms, if at all. If we are unable to complete the Business Combination, our Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders. None of our officers, directors or shareholders is required to provide any financing to us in connection with or after the Business Combination.

We may not be able to complete the Business Combination since such initial business combination may be subject to regulatory review and approval requirement, including foreign investment regulations and review by government entities such as CFIUS, or may be ultimately prohibited.

The Business Combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties choose not to file voluntarily. In the case that CFIUS determines an investment to be a threat to national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. While the Sponsor is a limited liability company formed in the Cayman Islands, it is not controlled by, nor does it have substantial ties with, a non-U.S. person; however, investments that result in “control” of a U.S. business by a foreign person are always subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations that became effective on February 13, 2020 further includes investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

While the Sponsor is exclusively “controlled” for CFIUS purposes by U.S. citizens, has no substantial ties with a non-U.S. person, and thus we do not believe that the Sponsor is a “foreign person” as defined in the CFIUS regulations, it is possible that non-U.S. persons could be involved in our initial business combination (e.g., as existing shareholders of a target company or as PIPE investors), which may increase the risk that our initial business combination becomes subject to regulatory review, including review by CFIUS. If the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the transaction without notifying CFIUS and risk CFIUS intervention, before or after closing the transaction. If CFIUS were to review the Business Combination, CFIUS may decide to block or delay the Business Combination, impose conditions with respect to the Business Combination, recommend that the President of the United States order us to divest all or a portion of the U.S. target business of the Business Combination that we acquired without first obtaining CFIUS approval, or impose penalties if CFIUS believes that a mandatory notification requirement applied and was not met. In addition, certain federally licensed businesses may be subject to rules or regulations that limit foreign ownership.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete the Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate the Business Combination within the completion window, including as a result of extended regulatory review of the Business Combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, but without deduction for any excise or similar tax that may be due or payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment. Additionally, SVAQ Public Warrants may be worthless.

SVAQ and EigenQ will incur significant transaction and transition costs in connection with the Business Combination.

SVAQ and EigenQ have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination, and PubCo will experience recurring costs related to operating as a public company following the consummation of the Business Combination. PubCo may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

SVAQ may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on SVAQ’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected time frame, which may adversely affect SVAQ’s and EigenQ’s respective businesses, financial condition and results of operation.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of SVAQ Class A Ordinary Shares and/or PubCo Common Stock may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of SVAQ Class A Ordinary Shares prior to the Closing may decline. The market values of these securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which SVAQ Shareholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement is based on the Redemption Price of the Public Shares and will not be adjusted to reflect any changes in the market price of SVAQ Class A Ordinary Shares, the market value of PubCo Common Stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, the PubCo Common Stock will not have any redemption rights like the Public Shares had and fluctuations in the price of PubCo Common Stock could contribute to the loss of all or part of your investment. The trading price of PubCo Common Stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond SVAQ’s, EigenQ’s, or PubCo’s control. Inflationary pressures, increases in interest rates and other adverse economic and market forces may contribute to potential downward pressures in market value of SVAQ Class A Ordinary Shares and PubCo Common Stock. Additionally, any of the risk factors discussed in this proxy statement/prospectus could have a material adverse effect on your investment in SVAQ Class A Ordinary Shares and PubCo Common Stock, and such securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of SVAQ Class A Ordinary Shares or PubCo Common Stock may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of PubCo Common Stock irrespective of PubCo’s operating performance. The stock market in general, and Nasdaq specifically, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to PubCo could depress PubCo’s share price regardless of PubCo’s business, prospects, financial conditions or results of operations. A decline in the market price of PubCo’s securities also could adversely affect PubCo’s ability to issue additional securities and PubCo’s ability to obtain additional financing in the future.

PubCo’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what PubCo’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future consolidated results of operations or financial position of PubCo. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of SVAQ under the circumstances. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriters of SVAQ’s IPO will not execute agreements with us waiving such claims to the monies held in the Trust Account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Insider Letter, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for SVAQ’s independent auditors), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of taxes payable, other than excise taxes, if any, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of SVAQ. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.00 per Public Share.

The completion of the Business Combination is subject to certain closing conditions under the Business Combination Agreement, and, if such conditions are not satisfied or waived, any definitive agreement with respect to the Business Combination may be terminated in accordance with its terms and the Business Combination may not be completed.

The completion of the Business Combination is subject to a number of conditions, including those in the Business Combination Agreement. The timing and completion of the Business Combination is not assured and is subject to risks, including the risk that SVAQ Shareholder Approval is not obtained, and the failure to obtain approval for listing of PubCo Common Stock on Nasdaq, in each case subject to certain terms specified in the Business Combination Agreement (as described under “Proposal No. 1 — the Business Combination Proposal — The Business Combination Agreement — Conditions to Closing”), or that other closing conditions are not satisfied.

Either SVAQ or EigenQ may agree to waive, in whole or in part, the conditions to its obligations to consummate the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement, to the extent permitted by each of the parties’ organizational documents and applicable laws.

If the parties do not complete the Business Combination, SVAQ could be subject to various risks, including:

•        the parties may be liable for damages to one another for the willful breach of contract or fraud pursuant to the Business Combination Agreement;

•        negative reactions from the financial markets, including declines in the price of the Public Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•        the attention of SVAQ management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

The exercise of SVAQ management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the SVAQ Shareholders’ best interest.

In the period leading up to the Closing, events may occur that may require SVAQ to agree to amend the Business Combination Agreement, to consent to certain actions taken by EigenQ, or to waive rights that SVAQ is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of EigenQ’s business, a request by EigenQ to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on EigenQ’s business. In any of such circumstances, it would be at SVAQ’s discretion, acting through the SVAQ Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for SVAQ and SVAQ Shareholders and what he or she or they may believe is best for himself or herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SVAQ does not believe there will be any changes or waivers that SVAQ management would be likely to make after SVAQ Shareholder Approval has been obtained. While certain changes could be made without further SVAQ Shareholders’ approval, SVAQ will circulate a new or amended proxy statement/prospectus and re-solicit SVAQ Shareholders if changes to the terms of the transaction that would have a material impact on SVAQ Shareholders are required prior to the vote on the Business Combination Proposal.

During the pendency of the Business Combination, SVAQ will not be able to enter into an agreement with another party because of restrictions in the Business Combination Agreement. If the Business Combination is not completed, those restrictions may make it harder for SVAQ to complete an alternate business combination before its liquidation date.

While the Business Combination Agreement is in effect, neither SVAQ nor EigenQ may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other Business Combination, with any third party, even though any such alternative acquisition could be more favorable to their respective shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult for SVAQ to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

SVAQ (or PubCo) will not have any right to make damage claims against EigenQ for the breach of any representation, warranty or covenant made by EigenQ in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing and then only with respect to breaches occurring after Closing. As a result, SVAQ (or PubCo) will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by EigenQ at the time of the Business Combination.

We may not have sufficient funds to satisfy indemnification claims of the Sponsor and our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate the Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or a bankruptcy or other court could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to us or our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and SVAQ to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine up to approximately $18,300 and to imprisonment for five years in the Cayman Islands, or both.

Members of our management team and board of directors have significant experience as founders, board members, officers, executives or employees of other companies. As a result, certain of those persons have been, may be, or may become, involved in proceedings, investigations and litigation relating to the business affairs of the companies with which they were, are, or may in the future be, affiliated. This may have an adverse effect on us, which may impede our ability to consummate the Business Combination.

During the course of their careers, members of our management team and board of directors have had significant experience as founders, board members, officers, executives or employees of other companies. As a result of their involvement and positions in these companies, certain of those persons were, are now, or may in the future become, involved in litigation, investigations or other proceedings relating to the business affairs of such companies or transactions entered into by such companies. Any such litigation, investigations or other proceedings may divert our management team’s and board’s attention and resources away from identifying and selecting a target business or businesses for our initial business combination and may negatively affect our reputation, which may impede our ability to complete an initial business combination.

Members of our management team and affiliated companies may have been, and may in the future be, involved in civil disputes or governmental investigations unrelated to our business.

Members of our management team have been (and intend to be) involved in a wide variety of businesses. Such involvement has, and may lead to, media coverage and public awareness. As a result, members of our management team and affiliated companies may have been, and may in the future be, involved in civil disputes or governmental investigations unrelated to our business. Any such claims or investigations may be detrimental to our reputation and could negatively affect our ability to identify and complete an initial business combination and may have an adverse effect on the price of our securities.

Nasdaq may delist our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants from trading on its exchange, or may not approve the listing of PubCo Common Stock or PubCo Public Warrants, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants are listed on Nasdaq. We cannot assure you that our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants will continue to be listed on Nasdaq prior to the Closing or that, in connection with the Business Combination, we will be able to satisfy Nasdaq’s requirements for initial listing on the Nasdaq Global Market. Nasdaq listing standards are quantitative and qualitative, and Nasdaq has broad discretion in applying and interpreting these standards. If we fail to satisfy applicable listing standards or Nasdaq determines that we do not meet the requirements for continued or initial listing, Nasdaq may delist our securities.

To remain listed prior to the Closing, we must continue to satisfy Nasdaq’s continued listing requirements, including (among other things) maintaining a minimum bid price and meeting applicable distribution and financial standards. For example, companies listed on the Nasdaq Global Market must maintain, among other requirements, a $1.00 minimum bid price, at least 500,000 publicly held shares, and $1.0 million market value of publicly held shares, and must satisfy at least one ongoing financial standard (e.g., $2.5 million stockholders’ equity, $35 million market value of listed securities, or $500,000 net income from continuing operations, as applicable).

In connection with the Business Combination, we expect to apply to list our securities on the Nasdaq Global Market. Nasdaq will require us to demonstrate compliance with the Nasdaq Global Market initial listing requirements, which may be more rigorous than continued listing requirements and are subject to Nasdaq’s review in the context of the transaction. Under Nasdaq rules, an applicant for initial listing on the Nasdaq Global Market must meet all of the applicable initial listing requirements and at least one of the specified initial financial standards. These requirements include, among other things:

•        a minimum bid price of $4.00 per share, or an alternative minimum closing price (generally $3.00 or, in certain cases, $2.00) if specified additional criteria are met, with the applicable price requirement satisfied for at least five consecutive business days prior to approval;

•        at least 1,000,000 unrestricted publicly held shares;

•        at least 300 round lot holders (with additional requirements regarding holders of unrestricted securities in specified circumstances);

•        at least three registered and active market makers; and

•        satisfaction of one of the initial listing standards (which include thresholds relating to stockholders’ equity, market value of unrestricted publicly held shares, market value of listed securities, and/or net income, as applicable).

We cannot assure you that we will meet these initial listing requirements at the time Nasdaq evaluates our application in connection with the Business Combination, including as a result of redemptions, insufficient public float, insufficient distribution, an insufficient trading price, or our inability to satisfy the applicable financial standards.

If Nasdaq delists our SVAQ Units, SVAQ Class A Ordinary Shares or SVAQ Public Warrants from trading on its exchange and we are not able to list our SVAQ Units, SVAQ Class A Ordinary Shares or SVAQ Public Warrants on another national securities exchange, we expect our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants;

•        reduced liquidity for our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants;

•        a determination that our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants are a “penny stock” which would require brokers trading in our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants to adhere to more stringent rules and could result in a reduced level of trading activity in the secondary trading market for our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants are listed on Nasdaq, our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants qualify as covered securities under the statute. Although the states are preempted from regulating the sale of our SVAQ Units, SVAQ Class A Ordinary Shares and SVAQ Public Warrants, the federal statute allows states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not qualify as covered securities under the statute and we would be subject to regulation in each state in which we offer our securities.

In addition, SVAQ has applied for listing of the PubCo Common Stock and the PubCo Public Warrants on the Nasdaq Global Market under the symbols “EIGQ” and “EIGQW,” respectively, to be effective at Closing. Unlike the condition applicable to PubCo Common Stock, there is no condition to Closing that the PubCo Public Warrants be approved for listing on Nasdaq, and there can be no assurance that the PubCo Public Warrants will be listed on Nasdaq or any other national securities exchange following the Closing. Unlike the PubCo Common Stock listing condition, there is no closing condition requiring that the PubCo Public Warrants be approved for listing on Nasdaq. Accordingly, it is possible that the Business Combination could be consummated even if the PubCo Public Warrants are not approved for listing on Nasdaq. If the PubCo Public Warrants are not approved for listing on Nasdaq or another national securities exchange, the PubCo Public Warrants may trade on an over-the-counter market or not be traded at all. An over-the-counter market generally provides less liquidity than a national securities exchange and may result in holders of PubCo Public Warrants receiving less consideration than they would receive if the PubCo Public Warrants were traded on a national securities exchange. In addition, if the PubCo Public Warrants are not listed on Nasdaq or another national securities exchange, PubCo’s ability to call and redeem the PubCo Public Warrants pursuant to the terms of the Warrant Agreement may be impaired, and the exercise price adjustment provisions applicable to the warrants in connection with certain transactions may not function as intended. There can be no assurance that the PubCo Common Stock or the PubCo Public Warrants will be approved for listing on Nasdaq or any other national securities exchange, or that if initially listed, the PubCo Common Stock and the PubCo Public Warrants will continue to meet the applicable listing standards.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, we note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If it is conclusively determined that the exclusive forum provision applies to claims under the Securities Act, we will notify investors of such update in future SEC filings (which notification will include clarification that the exclusive forum provision does not apply to claims under the Exchange Act).

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the amended and restated warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder. This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our amended and restated warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Risks Related to the Domestication

The Domestication may result in adverse tax consequences for holders of SVAQ Class A Shares, including holders exercising redemption rights with respect to the SVAQ Class A Shares.

As discussed more fully under “Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities,” the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

If the Domestication fails to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, a U.S. Holder of SVAQ Class A Shares or SVAQ Public Warrants may be required to recognize taxable gain with respect to its SVAQ Class A Shares or SVAQ Public Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding PubCo Common Stock or PubCo Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its SVAQ Class A Shares or SVAQ Public Warrants surrendered.

Assuming that the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose SVAQ Class A Shares have an aggregate fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of SVAQ Ordinary Shares entitled to vote and less than 10% of the total value of all classes of SVAQ Ordinary Shares generally will not recognize any gain or loss and will not be required to include any part of SVAQ’s earnings in income as a result of the Domestication. A U.S. Holder whose SVAQ Class A Shares have an aggregate fair market value of $50,000 or more and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of SVAQ Ordinary Shares entitled to vote and less than 10% or more of the total value of all classes of SVAQ Ordinary Shares, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its SVAQ Class A Shares for PubCo Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by SVAQ the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the SVAQ Class A Shares held directly by such U.S. Holder. A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SVAQ Ordinary Shares entitled to vote or 10% or more of the total value of all classes of SVAQ stock, generally will be required to include in income as a deemed dividend deemed paid by SVAQ the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the SVAQ Class A Shares held directly by such U.S. Holder as a result of the Domestication.

Additionally, even if the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging SVAQ Public Warrants for newly issued PubCo Public Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. SVAQ believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of SVAQ Class A Shares to recognize gain under the PFIC rules on the exchange of SVAQ Class A Shares for PubCo Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s SVAQ Class A Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges SVAQ Public Warrants for newly issued PubCo Public Warrants; currently, however, the elections mentioned above cannot be made with respect to SVAQ Public Warrants (for discussion regarding the application of the PFIC rules to the SVAQ Public Warrants, see the section entitled “Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of SVAQ. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

Although the Domestication is expected to occur on the same date as the redemption of U.S. Holders that exercise redemption rights with respect to SVAQ Class A Shares, the Domestication is expected to be completed prior to cash payments in respect of a U.S. Holder’s redemption. Therefore, U.S. Holders exercising such redemption rights may be subject to the potential tax consequences of the Domestication.

Additionally, non-U.S. Holders may become subject to withholding tax on any amounts treated as dividends paid on PubCo Common Stock after the Domestication (including withholding tax with respect to amounts treated as a dividend in connection with a redemption of SVAQ Class A Shares). More generally, the Domestication may require a holder of SVAQ Class A Shares or SVAQ Public Warrants to recognize taxable income in the jurisdiction in which such holder (or a beneficial owner of such holder) is tax resident.

There is a risk that the 1% U.S. federal excise tax may be imposed on us in connection with redemptions of PubCo Common Stock.

On August 16, 2022, the Inflation Reduction Act of 2022 became law, which, among other things, imposes a 1% excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased by the repurchasing corporation during the same taxable year. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year (the “netting rule”).

The U.S. Department of Treasury has published regulations clarifying many aspects of the excise tax, including that where a non-U.S. corporation transfers its assets or is treated as transferring its assets to a U.S. corporation in a Reorganization (as defined below in “Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities”), the corporation is not treated as a U.S. corporation until the day after the reorganization. Therefore, depending upon the timing of the redemption of PubCo Common Stock, the excise tax may apply to any redemptions of the PubCo Common Stock in connection with the Business Combination, unless an exemption is available. In the event the excise tax applies, issuances of stock in connection with the Business Combination and any other equity issuances (whether in connection with the Business Combination or otherwise) issued in the same taxable year of a redemption may reduce the amount of the excise tax in connection with redemptions at such time under the netting rule.

Upon consummation of the Business Combination, the rights and obligations of a PubCo stockholder will be governed by Delaware law and may differ from the rights and obligations of SVAQ Shareholders under Cayman Islands law.

Following the Domestication, domesticated SVAQ, which we refer to herein as “PubCo,” will be a Delaware corporation. Accordingly, its corporate structure as well as the rights and obligations of the holders of PubCo Common Stock may be less favorable to the rights of holders of SVAQ Class A Ordinary Shares arising under Cayman Islands law and the SVAQ Articles. For a more detailed description of the rights of holders of PubCo Common Stock and how they may differ from the rights of holders of SVAQ Class A Ordinary Shares, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” The forms of the PubCo Organizational Documents are attached as Annex B and Annex C to this proxy statement/prospectus, and you are urged to read them.

Anti-takeover provisions in the PubCo Charter and PubCo Bylaws that will be in effect following the Business Combination and Delaware law might discourage, delay or prevent a change in control of EigenQ or changes in EigenQ’s management and, therefore, depress the market price of PubCo Common Stock.

The PubCo Charter and PubCo Bylaws that will be in effect following the Business Combination contain provisions that could depress the market price of PubCo Common Stock by acting to discourage, delay or prevent a change in control of PubCo or changes in PubCo’s management that the stockholders of PubCo may deem advantageous. These provisions, among other things, include:

•        a requirement that special meetings of stockholders be called only by the PubCo Board and may not be called by any other person or persons;

•        advance notice requirements for stockholder proposals and nominations for election to the PubCo Board;

•        a requirement that no member of the PubCo Board may be removed from office by PubCo’s stockholders except whether for cause or without cause and, upon the affirmative vote of at least two-thirds the holders of at least two-thirds of PubCo’s of the voting power of the then-outstanding shares of capital stock of PubCo entitled to vote generally in the election of directors voting together as a single class;

•        a requirement of approval of not less than two-thirds of all outstanding shares of PubCo’s voting stock to amend any bylaws by stockholder action; and

•        the authority of the PubCo Board to issue preferred stock on terms determined by PubCo Board without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates and associates, owns, or within the last three years has owned, 15% or more of PubCo’s voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Any provision of the PubCo Charter, PubCo Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for PubCo’s stockholders to receive a premium for their shares of PubCo capital stock and could also affect the price that some investors are willing to pay for PubCo Common Stock.

The PubCo Charter that will be in effect following the Business Combination will designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by PubCo’s stockholders, which could limit PubCo’s stockholders’ ability to obtain a favorable judicial forum for disputes with PubCo or PubCo’s directors, officers, or employees.

The PubCo Charter that will be in effect following the Business Combination will provide that, unless PubCo consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on PubCo’s behalf, (ii) any action asserting a claim of breach of, or a claim based on, fiduciary duty owed by any of PubCo’s current or former directors, officers, and employees to PubCo or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the PubCo Charter or the PubCo Bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein (the “Delaware Forum Provision”). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. The PubCo Charter further provides that, unless PubCo consents in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the sole and exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act (the “Federal Forum Provision”). In addition, the PubCo Charter will provide that any person or entity purchasing or otherwise acquiring any interest in shares of PubCo Common Stock is deemed to have notice of and consented to the foregoing provisions; provided, however, that stockholders cannot and will not be deemed to have waived PubCo’s compliance with the federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision that will be in the PubCo Charter may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, the forum selection clauses that will be in the PubCo Charter may limit PubCo’s stockholders’ ability to bring a claim in a forum that they find favorable for disputes with PubCo or PubCo’s directors, officers or employees, which may discourage such lawsuits against PubCo and its directors, officers and employees even though an action, if successful, might benefit PubCo’s stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce PubCo’s Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, PubCo may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the U.S. may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to PubCo than PubCo’s stockholders.

Risks Related to the Post-Business Combination Company

Subsequent to our Closing, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

Although SVAQ has conducted due diligence on EigenQ, we cannot assure you that this diligence revealed all material issues that may be present in EigenQ, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of SVAQ’s or PubCo’s control will not later arise. As a result, PubCo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SVAQ’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that PubCo reports charges of this nature could contribute to negative market perceptions about PubCo or its securities. In addition, charges of this nature may cause PubCo to violate net worth or other covenants to which it may be subject. Accordingly, any SVAQ Shareholder who chooses to remain a stockholder of PubCo following the Business Combination could suffer a reduction in the value of their shares.

Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by SVAQ’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

The Business Combination and our structure thereafter may not be tax-efficient to our shareholders. As a result of our business combination, our tax obligations may be more complex, burdensome and/or uncertain.

Although we are attempting to structure the Business Combination in a tax-efficient manner, tax structuring considerations are complex, the relevant facts and law are uncertain and may change, and we may prioritize commercial and other considerations over tax considerations. For example, in connection with the Business Combination, we intend to effect the Domestication of SVAQ to Delaware. We do not intend to make any cash distributions to shareholders to pay taxes in connection with the Business Combination or thereafter. Accordingly, a shareholder may need to satisfy any liability resulting from the Business Combination with cash from its own funds or by selling all or a portion of the shares received. In addition, shareholders may also be subject to additional income, withholding or other taxes with respect to their ownership of us after the Business Combination.

Following the consummation of the Business Combination, PubCo’s only significant asset will be its ownership interest in EigenQ and such ownership may not be sufficient to pay dividends or make distributions or loans to enable PubCo to pay any dividends on PubCo Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, PubCo will have no direct operations and no significant assets other than its ownership of EigenQ. PubCo will depend on EigenQ for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to PubCo Common Stock. The financial condition and operating requirements of EigenQ may limit PubCo’s ability to obtain cash from EigenQ. The earnings from, or other available assets of, EigenQ may not be sufficient to pay dividends or make distributions or loans to enable PubCo to pay any dividends on PubCo Common Stock or satisfy its other financial obligations. This lack of diversification may subject PubCo to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which PubCo may operate subsequent to the Business Combination.

There are risks to Public Shareholders of becoming stockholders of PubCo through the Business Combination rather than acquiring securities of PubCo directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of securities in connection therewith, investors will not receive the benefit of an outside independent review of PubCo’s, EigenQ’s and SVAQ’s respective finances and operations typically performed in an initial public securities offering. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for material misstatements or omissions in a registration statement filed with the SEC in connection with the public offering. As no such review has been or will be conducted in connection with the Business Combination, SVAQ Shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in a public securities offering.

Furthermore, the Initial Shareholders and SVAQ’s officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of the SVAQ Unaffiliated Shareholders. Such interests may have influenced SVAQ’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See the section entitled “Proposal No. 1 — the Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination.”

The process of taking a company public by means of a Business Combination with a SPAC is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the Registration Statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the target company’s business, financial condition and results of operations. Going public via a Business Combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a Business Combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the target company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the Business Combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve one or more Condition Precedent Proposals, the SVAQ Board will not have the ability to adjourn the EGM to a later date in circumstances where such adjournment is necessary or desirable.

If, at the EGM, the SVAQ Board determines that it would be necessary or desirable to adjourn the EGM to give SVAQ more time to consummate the Business Combination for whatever reason (such as if a Condition Precedent Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the SVAQ Board will seek approval to adjourn the EGM to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present, the SVAQ Board will not have the ability to adjourn the EGM to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied, for example. In such event, the Business Combination would not be completed.

General Risk Factors

We are currently in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by a new U.S. presidential administration and accompanying regulatory activities and economic policies and events related thereto, ongoing military conflicts and geopolitical instability and inflation and interest rates.

U.S. and global markets have recently been experiencing volatility and disruption caused by economic uncertainty, including as a result of international trade disputes and ongoing military disputes and related geopolitical uncertainty. International trade disputes, including threatened or implemented tariffs by the Trump administration and threatened or implemented tariffs by foreign countries in retaliation, could adversely impact EigenQ’s business. Trade disputes could also adversely impact supply chains which could now or in the future increase costs for EigenQ or delay delivery of key inventories and supplies. Trade disputes can also be highly disruptive to global financial markets. The length and impact of the ongoing trade disputes and military conflicts are highly unpredictable. EigenQ and SVAQ are continuing to monitor the trade disputes, inflation, interest rates and the military conflicts and the impacts to global capital markets, to EigenQ’s business, and to the parties’ ability to complete the Business Combination.

The 1% excise tax included in the Inflation Reduction Act of 2022 may decrease the value of our securities following the Business Combination, hinder our ability to consummate the Business Combination, and decrease the amount of funds available for distribution.

On August 16, 2022, the Inflation Reduction Act of 2022 became law, which, among other things, imposes a 1% excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations. The excise tax applies only to stock repurchases occurring in 2023 and beyond. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased (although it may reduce the amount of cash distributable in a current or subsequent redemption). The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased by the repurchasing corporation during the same taxable year. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. The U.S. Department of Treasury has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax.

On December 27, 2022, the U.S. Department of the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax.

As provided in the Business Combination Agreement, the redemption of SVAQ Class A Ordinary Shares in connection with the Business Combination will take place at a time when we are a Cayman Islands exempted company. Furthermore, on April 12, 2024, the U.S. Department of Treasury published proposed regulations clarifying many aspects of the excise tax, including that where a non-U.S. corporation transfers its assets or is treated as transferring its assets to a U.S. corporation in an F reorganization (as defined below in “Material U.S. Federal Income Tax Considerations for Holders of SVAQ Ordinary Shares — The Domestication”), the corporation is not treated as a U.S. corporation until the day after the reorganization. Therefore, subject to the timing of the redemption of SVAQ Class A Ordinary Shares, we believe that the excise tax will not apply given that we will not be a “covered corporation” within the meaning of the Inflation Reduction Act at the time of the redemption of SVAQ Class A Ordinary Shares. Although these proposed regulations are not final, taxpayers generally may rely on them until final regulations are issued.

However, the U.S. Department of Treasury has been given authority to provide proposed and final regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. If our interpretation related to the existing provision of the excise tax is not correct or if future guidance were to treat us as a covered corporation for purposes of the excise tax, then it is possible that the excise tax will apply to any redemptions of the SVAQ Class A Ordinary Shares after December 31, 2022, including redemptions in connection with the Business Combination or any other initial business combination, unless an exemption is available. Consequently, the value of your investment in our securities may decrease as a result of the excise tax. In the event the excise tax applies, issuances of stock in connection with the Business Combination and any other equity issuances (whether in connection with the Business Combination or otherwise) issued in the same taxable year of a redemption may reduce the amount of the excise tax in connection with redemptions at such time under the netting rule.

SVAQ is, and we expect that PubCo will be, an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

SVAQ is, and we expect that PubCo will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Accordingly, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our SVAQ Class A Ordinary Shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, SVAQ is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

Following the Closing, PubCo will be required to re-determine its status as a smaller reporting company prior to the time it makes its first filing with the SEC (other than the Current Report on Form 8-K filed with Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act)). PubCo will be able to continue to take advantage of the smaller reporting company scaled disclosures if its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured as of a date within four business days after the consummation of the Business Combination, or EigenQ’s annual revenue is less than $100.0 million as of the most recently completed fiscal year reported in the Current Report on Form 8-K filed with Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act) and PubCo’s voting and non-voting common stock held by non-affiliates is less than $700.0 million measured as of a date within four business days after the consummation of the Business Combination. If PubCo is no longer a smaller reporting company after this initial determination, it would need to reflect its re-determined status in any filing that is due after the 45-day period following the Closing. We expect that PubCo will remain a smaller reporting company after the Closing. To the extent that PubCo takes advantage of the reduced disclosure obligations available for smaller reporting companies, it may also make comparison of our financial statements with other public companies difficult or impossible.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the U.S. courts against our directors or officers.

Until the Domestication, our corporate affairs will be governed by the SVAQ Articles, the Cayman Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. We will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder’s derivative action in a federal court of the United States.

We have been advised by Appleby (Cayman) Ltd, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a U.S. company.

The SVAQ Articles provide that the courts of the Cayman Islands will be the exclusive forum for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for complaints against us or our directors, officers or employees.

The SVAQ Articles provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the SVAQ Articles or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former director, officer or other employee to us or our shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or the SVAQ Articles; or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the SVAQ Articles will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

The SVAQ Articles also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

This choice of forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of our shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in the SVAQ Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business and financial performance.

We employ a mail forwarding service, which may delay or disrupt our ability to receive mail in a timely manner.

Mail addressed to SVAQ and received at its registered office will be forwarded unopened to the forwarding address supplied by the company to be dealt with. None of SVAQ, its directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address, which may impair your ability to communicate with us.

THE EXTRAORDINARY GENERAL MEETING

SVAQ is furnishing this proxy statement/prospectus to SVAQ’s shareholders as part of the solicitation of proxies by the SVAQ Board for use at the EGM to be held at [    ], Eastern Time on [    ], 2026, and at any adjournment thereof. This proxy statement/prospectus provides SVAQ’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the EGM.

Date, Time and Place

The EGM will be held at [    ] Eastern Time, on [    ], 2026. The EGM will be a virtual meeting conducted via live webcast at [    ]. For the purposes of Cayman Islands law and the SVAQ Articles, the physical location of the EGM will be [    ].

Purpose of the EGM

At the EGM, SVAQ is asking holders of SVAQ Ordinary Shares to consider and vote upon the following proposals:

•        the Business Combination Proposal;

•        the Domestication Proposal;

•        the Organizational Documents Proposal;

•        the Advisory Organizational Documents Proposals;

•        the Director Election Proposal;

•        the Incentive Plan Proposal;

•        the Nasdaq Proposal;

•        the Insider Letter Amendment Proposal; and

•        the Adjournment Proposal (if presented).

Recommendation of the SVAQ Board of Directors

After careful consideration, the SVAQ Board determined that the Business Combination is fair, advisable, and in the best interests of SVAQ and its shareholders, and approved and adopted the Business Combination Agreement, each ancillary agreement, the Business Combination and the other agreements and transactions contemplated thereby. The Business Combination was not structured to require the approval of at least a majority of the SVAQ Unaffiliated Shareholders because such a vote is not required under Cayman Islands law.

The SVAQ Board believes that each of Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal (if put to a vote) is fair, advisable, and in the best interests of SVAQ and its shareholders and recommends that SVAQ Shareholders vote “FOR” each proposal being submitted to a vote of the SVAQ Shareholders at the EGM.

For a more complete description of the SVAQ Board’s reasons for the approval of the Business Combination and the recommendation of the SVAQ Board, see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — The SVAQ Board’s Reasons for the Approval of the Business Combination.”

Registering for the EGM

Any shareholder wishing to attend EGM should register for the EGM by 5:00 p.m., Eastern Time, on [    ], 2026 by contacting [    ].

Record Date; Who is Entitled to Vote

SVAQ has fixed [    ], 2026 as the Record Date for the EGM. Shareholders of SVAQ at the close of business on the Record Date are entitled to vote on matters that come before the EGM. Each share is entitled to one vote. The shareholder may only vote his, hers, or its shares of he, she, or it is present in person or is represented by proxy at the EGM.

As of the Record Date, the Initial Shareholders held of record and were entitled to vote an aggregate of 24.2% of the SVAQ Ordinary Shares. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any SVAQ Ordinary Shares held by it as of the Record Date in favor of the Business Combination, including voting in favor of each Condition Precedent Proposal. No consideration has been or will be paid by SVAQ or EigenQ to the Sponsor in connection with such agreements. To the extent that Sponsor or its affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

Quorum

A quorum of SVAQ’s shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of one or more shareholders holding one-third of the issued and outstanding SVAQ Ordinary Shares entitled to vote at such meeting constitutes a quorum at the EGM.

Voting Power; Abstentions and Broker Non-Votes; Record Date

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card and does not attend the EGM in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the EGM. If a valid quorum is established, any such failure to vote will have no effect on the outcome of any other proposal in this proxy statement.

Abstentions will be counted in connection with the determination of whether a valid quorum is established but will not constitute votes cast at the EGM and therefore will have no effect on any of the proposals as a matter of Cayman Islands law.

Vote Required for Approval

The following votes are required to approve each Proposal:

•        The Business Combination Proposal:    Approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Domestication Proposal:    Approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least two-thirds of the holders of issued and outstanding SVAQ Class B Shares who, being present in person or represented by proxy and entitled to vote thereon at the EGM, vote at the EGM. The holders of the SVAQ Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 47.2 of the SVAQ Articles.

•        The Organizational Documents Proposal:    Approval of the Organizational Documents Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Advisory Organizational Documents Proposals:    Approval of each Advisory Organizational Documents Proposal requires an ordinary resolution on a non-binding and advisory only basis, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. The shareholder votes regarding these proposals are advisory in nature, and are not binding on SVAQ, the SVAQ Board, EigenQ or PubCo Board.

•        The Director Election Proposal:    Approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Incentive Plan Proposal:    Approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Nasdaq Proposal:    Approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Insider Letter Amendment Proposal:    Approval of the Insider Letter Amendment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

•        The Adjournment Proposal:    Approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM.

Voting Your Shares

Shareholders of Record

If you are a shareholder of record, you may vote by mail or at the EGM. Each SVAQ Share that you own in your name entitles you to one vote on each of the proposals on which you are entitled to vote at the EGM. Your one or more proxy cards show the number of SVAQ Ordinary Shares that you own.

Voting by Mail.    You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing and dating the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the EGM in the manner you indicate. We encourage you to sign, date and return the proxy card even if you plan to attend the EGM so that your shares will be voted if you are unable to attend the EGM. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our Board. The SVAQ Board recommends voting “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval of the Advisory Organizational Documents Proposals, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Incentive Plan Proposal, FOR” the approval of the Nasdaq Proposal, “FOR” the approval of the Insider Letter Amendment Proposal and “FOR” the approval of the Adjournment Proposal, if presented, to the EGM. Votes submitted by mail must be received by the close of business, New York City time, on [    ], 2026.

Voting at the EGM.    If you attend the EGM, you may also submit your vote at the EGM via the EGM website at [    ], in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the EGM.

Beneficial Owners

Beneficial owners of shares held in street name may instruct their bank, broker, or other nominee how to vote their shares. Beneficial owners should refer to the materials provided to them by their bank, broker, or other nominee for information on communicating these voting instructions. Beneficial owners may not vote their shares in person at the EGM unless they obtain a legal proxy from the shareholder of record, present it to the inspector of election at the EGM, and produce valid identification. Beneficial owners should contact their bank, broker, or other nominee for instructions regarding obtaining a legal proxy.

Who Can Answer Your Questions About Voting Your Shares

If you have questions about the EGM or how to vote your shares, you should contact:

Silicon Valley Acquisition Corp.
425 Page Mill Rd., Suite 200, 2nd Floor
Palo Alto, CA 94306
Attention: [    ]
Email: [    ]

or:

[    ]

You may also obtain additional information about SVAQ from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to tender or deliver your Public Shares (and share certificates (if any) and other redemption forms), either physically or electronically, to Equiniti at the address below prior to the vote at the EGM. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Equiniti Trust Company, LLC
28 Liberty Street
53rd Floor
New York
NY 10005

Attention: [    ]
E-mail: [    ]

Proxy Solicitation

Proxies may be solicited by mail, telephone, on the internet, or in person. SVAQ has engaged [    ] to assist in the solicitation of proxies. SVAQ has agreed to pay [    ] a fee of [    ], plus disbursements.

If a shareholder grants a proxy, it may still vote its shares if it revokes its proxy before the EGM. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “— Revoking Your Proxy.”

Revoking Your Proxy

If you are a SVAQ Shareholder of record, you may revoke your proxy at any time before it is voted at the EGM by:

•        timely delivering a written revocation letter to [    ];

•        signing and returning by mail a proxy card with a later date so that it is received prior to the EGM; or

•        attending the EGM and voting electronically by visiting the website established for that purpose at [    ] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the EGM will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) SVAQ Shareholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Redemption Rights

Pursuant to the SVAQ Articles, a Public Shareholder (other than the SVAQ Insiders) may request that SVAQ redeem all or a portion of his, her or its Public Shares for cash if the Business Combination is consummated. Holders of Public Shares who wish to exercise their redemption rights must, prior to [    ], on [    ], 2026 (which date is two business days before the scheduled vote at the EGM), (A) submit a written request to the transfer agent, which request includes the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SVAQ redeem all or a portion of their Public Shares for cash and (B) deliver their Public Shares to the transfer agent physically or electronically using the DTC’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of Public Shares (other than the SVAQ Insiders) will be entitled to demand that such holder’s Public Shares be redeemed for a full pro rata portion of the amount then in the Trust Account (including interest earned on the Trust Account not previously released to SVAQ to pay its taxes, net of taxes payable) (which, for illustrative purposes, was approximately $[    ], or $[    ] per Public Share, as of [    ], 2026).

Holders of SVAQ Units must elect to separate their SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants prior to exercising their redemption rights with respect to the Public Shares. If holders of SVAQ Public Units hold their SVAQ Public Units in an account at a brokerage firm or bank, such holders must notify their broker or bank that they elect to separate their SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants, or if a holder holds SVAQ Public Units registered in its own name, the holder must contact Equiniti, SVAQ’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to SVAQ in order to validly exercise its redemption rights.

Holders of SVAQ Public Units do not need to separate their SVAQ Public Units into the underlying Public Shares and SVAQ Public Warrants prior to voting such underlying Public Shares at the EGM if they do not wish to exercise redemption rights.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the SVAQ Class A Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. SVAQ cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in the SVAQ Class A Shares when Public Shareholders wish to sell their shares.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SVAQ’s consent, until the Closing. If a holder delivers his, her or its Public Shares for redemption to Equiniti and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that Equiniti return the shares (physically or electronically).

Any written demand of redemption rights must be received by Equiniti prior to the redemption deadline. No demand for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Equiniti prior to the deadline for submitting redemption requests.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate or any other person with whom he, she or it is acting in concert or as a partnership, syndicate or other group, will be restricted from seeking redemption with respect to more than 20% of the issued and outstanding Public Shares. Accordingly, all Public Shares in excess of 20% held by a shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will not be redeemed.

As set forth in more detail elsewhere in this proxy statement/prospectus, the Public Shareholders that do not elect to redeem their Public Shares will experience immediate dilution as a result of the Business Combination. The Public Shareholders currently own approximately 73.3% of the issued and outstanding SVAQ Ordinary Shares. Even if no Public Shareholders redeem their Public Shares in the Business Combination, and assuming no exercises of SVAQ Public Warrants, SVAQ Private Warrants or any options, the Public Shareholders’ ownership will decrease from approximately 73.3% of the SVAQ Ordinary Shares prior to the Business Combination to owning approximately 6.3% of the total outstanding PubCo Common Stock at the Closing. As redemptions increase, the overall percentage ownership held by the Sponsor, other SVAQ Insiders and EigenQ Stockholders will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders. See “Risk Factors — Risks Related to SVAQ and the Business Combination — The SVAQ Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that SVAQ’s current shareholders have on the management of PubCo.”

Appraisal Rights and Dissenters’ Rights

SVAQ’s shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the DGCL. SVAQ’s shareholders do not have dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands law.

Potential Purchases of Public Shares

At any time prior to the EGM, subject to applicable securities laws (including with respect to material non-public information), the SVAQ Insiders or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares or SVAQ Public Warrants, vote their Public Shares in favor of the Business Combination or not redeem their Public Shares or SVAQ Public Warrants. However, the SVAQ Insiders and their affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or SVAQ Public Warrants in such transactions.

The purpose of any such transactions could be to increase the likelihood of obtaining shareholder approval of the Business Combination, subject to the limitations on voting contained in applicable SEC interpretations of Rule 14e-5 under the Exchange Act or to increase the proceeds from the Trust Account released to PubCo, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our shares may be reduced and the number of beneficial holders of our shares may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our shares on a national securities exchange. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the SVAQ Insiders or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        if the SVAQ Insiders or their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•        if the SVAQ Insiders or their affiliates were to purchase Public Shares from Public Shareholders, such shares would not be voted in favor of approving the Business Combination;

•        the SVAQ Insiders and their affiliates would not possess any redemption rights with respect to our Public Shares or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we would disclose in a Form 8-K, before the EGM to approve the Business Combination, the following material items:

•        the amount of our Public Shares purchased outside of the redemption offer by the SVAQ Insiders or their affiliates, along with the purchase price;

•        the purpose of the purchases by the SVAQ Insiders or their affiliates;

•        the impact, if any, of the purchases by the SVAQ Insiders or their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of our security holders who sold to the SVAQ Insiders or their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the SVAQ Insiders or their affiliates; and

•        the number of our Public Shares for which we have received redemption requests pursuant to our redemption offer.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Structure of the Business Combination

General Overview

On June 17, 2026, SVAQ entered into the Business Combination Agreement with EigenQ and Merger Sub. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein which include, but are not limited to, obtaining the required shareholder approval, following the Domestication, Merger Sub will merge with and into EigenQ, with EigenQ surviving as a wholly-owned subsidiary of SVAQ.

Domestication

Prior to and as a condition of the Closing, pursuant to the Domestication, SVAQ will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the SVAQ Articles, Section 388 of the DGCL, and Part XII of the Cayman Islands Companies Act (As Revised). For more information, see the subsection of this proxy statement/prospectus entitled “Proposal No. 2 — The Domestication Proposal.”

Immediately prior to the Domestication, (1) to the extent any SVAQ Units remain outstanding and unseparated immediately prior to the Effective Time, such SVAQ Units will automatically separate, with the holder of each such SVAQ Unit being deemed to hold one SVAQ Class A Share and one-half (1/2) of one SVAQ Warrant, without any action required by the holder; (2) SVAQ will effect the redemption of the Public Shares that are validly submitted for redemption and not withdrawn

For more information, see the subsection of this proxy statement/prospectus entitled “Proposal No. 2 — The Domestication Proposal.”

Class B Share Conversion

In connection with the Domestication and immediately prior to the Effective Time, (1) SVAQ will change its name to “EigenQ Holdings, Inc.”; (2) the Class B Share Conversion will occur, whereby each holder of issued and outstanding SVAQ Class B Share will irrevocably and unconditionally elect to convert, on a one-for-one basis, each SVAQ Class B Share held by it into one SVAQ Class A Share; and (3) each outstanding SVAQ Class A Share (excluding Public Shares validly submitted for redemption, but including SVAQ Class A Shares issued upon the Class B Share Conversion) will be reclassified as one share of PubCo Common Stock.

Closing

Following the Domestication, Merger Sub will be merged with and into EigenQ, as a result of which EigenQ will be the surviving company and a wholly-owned subsidiary of SVAQ.

The following diagrams illustrate in simplified terms the current structure of SVAQ and EigenQ, the Merger and the expected structure of EigenQ immediately following the Closing.

Simplified Pre-Combination Structure

The Domestication

The Merger

Simplified Post-Combination Structure

Ownership of PubCo after the Closing

The following tables illustrate estimated ownership levels in PubCo, immediately following the consummation of the Business Combination, based on varying levels of redemptions by Public Shareholders.

The following table excludes the dilutive effect of shares of PubCo Common Stock issuable upon the exercise of the PubCo Warrants and PubCo SARs and shares of PubCo Common Stock that will initially be available for issuance under the PubCo Incentive Plan. Also excluded are SPV Securities and shares of PubCo Common Stock issuable upon conversion or exercise of SPV Securities.

	Pro Forma Combined
	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		75% Redemptions Scenario		Maximum Redemptions Scenario
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SVAQ Public Shareholders(1)	21,500,000	6.9%	16,125,000	5.3%	10,750,000	3.6%	5,375,000	1.8%	0	0%
SVAQ Private Shareholders(2)	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%
Sponsor(3)	5,000,000	1.6%	5,000,000	1.6%	5,000,000	1.7%	5,000,000	1.7%	5,000,000	1.7%
EigenQ Stockholders(4)	280,732,738	90.6%	280,732,738	92.2%	280,732,738	93.8%	280,732,738	95.6%	280,732,738	97.3%
Holders of Transaction Support Shares(5)	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%
Pro forma total shares of the PubCo Common Stock outstanding at Closing	310,053,688	100%	304,678,688	100%	299,303,688	100%	293,928,688	100%	288,553,688	100%

____________

(1)      Represents Public Shares held by the Public Shareholders under the no redemption, 25% redemption, 50% redemption, 75% redemption, and 100% redemption scenarios.

(2)      Represents 230,000 shares converted from 230,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by Clear Street in the private placement and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the private placement.

(3)      Represents 5,000,000 shares of PubCo held by the Sponsor immediately following the Business Combination, excluding 2,165,950 Transaction Support Shares transferred) and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the private placement.

(4)      Represents 280,732,738 shares of PubCo Common Stock issued to EigenQ Stockholders based upon the Exchange Ratio.

(5)      Represents the holders of 2,165,950 Transaction Support Shares transferred from the Sponsor.

The following table shows possible sources of dilution and the extent of such dilution that non-redeeming Public Shareholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes the exercise of all PubCo Warrants for cash, which will each be exercisable for one share of PubCo Common Stock at a price of $11.50 per share, the exercise of all EigenQ Warrants

for cash, which will each be exercisable for one share of PubCo Common Stock at a price of approximately $[    ] per share (based on the Exchange Ratio) and settlement of all PubCo SARs. The table excludes shares of PubCo Common Stock that will initially be available for issuance under the PubCo Incentive Plan, as such shares will not be outstanding on the Closing Date. The table excludes shares of PubCo Common Stock that will be issued upon conversion of the SPV Securities, or issuable upon conversion of any Working Capital Loans. The table does not assume the consummation of any exchange of the PubCo Warrants for shares of PubCo Common Stock.

	Pro Forma Combined
	No Redemptions Scenario		25% Redemptions Scenario		50% Redemptions Scenario		75% Redemptions Scenario		Maximum Redemptions Scenario
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
SVAQ Public Shareholders(1)	21,500,000	6.4%	16,125,000	4.9%	10,750,000	3.3%	5,375,000	1.7%	0	0%
SVAQ Private Shareholders(2)	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%
Sponsor(3)	5,000,000	1.5%	5,000,000	1.5%	5,000,000	1.5%	5,000,000	1.6%	5,000,000	1.6%
Holders of Transaction Support Shares(4)	2,165,950	0.6%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%
EigenQ Stockholders(5)	280,732,738	81.9%	280,732,738	83.2%	280,732,738	84.6%	280,732,738	86%	280,732,738	87.4%
Public Warrants(6)	10,750,000	3.2%	10,750,000	3.3%	10,750,000	3.3%	10,750,000	3.4%	10,750,000	3.4%
Private Warrants(7)	327,500	0.1%	327,500	0.1%	327,500	0.1%	327,500	0.1%	327,500	0.1%
EigenQ Warrants(8)	7,331,550	2.2%	7,331,550	2.2%	7,331,550	2.2%	7,331,550	2.2%	7,331,550	2.3%
EigenQ SARs(9)	6,723,112	2.0%	6,723,112	2.0%	6,723,112	2.0%	6,723,112	2.1%	6,723,112	2.1%
Shares initially underlying senior Secured Financing convertible notes(10)	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.2%
Shares initially underlying Secured Financing warrants(10)	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.2%
Pro forma total shares of the PubCo Common Stock outstanding at Closing	342,594,182	100%	337,219,182	100%	331,844,182	100%	326,469,182	100%	321,094,182	100%

____________

(1)      Represents Public Shares held by SVAQ’s Public Shareholders under the no redemption, 25% redemption, 50% redemption, 75% redemption, and 100% redemption scenarios.

(2)      Represents 230,000 shares converted from 230,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by Clear Street in the Private Placement and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the Private Placement.

(3)      Represents 5,000,000 shares of PubCo held by the Sponsor immediately following the Business Combination, excluding 2,165,950 Transaction Support Shares transferred) and 425,000 shares converted from 425,000 SVAQ Class A Shares underlying certain SVAQ Private Units acquired by the Sponsor in the Private Placement.

(4)      Represents the holders of 2,165,950 Transaction Support Shares transferred from the Sponsor.

(5)      Includes 280,732,738 shares of PubCo Common Stock issued to holder of EigenQ Common Stock based upon the Exchange Ratio.

(6)      Shares Underlying Public Warrants reflects 10,750,000 outstanding public warrants. Shares Underlying Private Warrants reflects 327,500 outstanding private placement warrants, comprising 212,500 warrants held by the Sponsor and 115,000 warrants held by Clear Street.

(7)      Shares Underlying Private Warrants reflects 327,500 outstanding private placement warrants, comprising 212,500 warrants held by the Sponsor and 115,000 warrants held by Clear Street.

(8)      EigenQ Warrants are presented as 7,331,550 SVAQ common-stock equivalents based on gross outstanding Company Warrant shares multiplied by the Exchange Ratio and rounded down in aggregate.

(9)      EigenQ SARs are presented as 6,723,112 SVAQ common-stock equivalents based on gross outstanding SARs multiplied by the Exchange Ratio and rounded down in aggregate. For the avoidance of doubt, the Transaction Share Consideration is used to determine the Exchange Ratio based on Fully-Diluted EigenQ Shares, which reflects the net incremental effect of EigenQ warrants other than the Investor Warrants and SARs, while the table above presents the gross number of PubCo shares potentially issuable upon exercise or settlement of those instruments. Accordingly, the sum of the PubCo Common Stock issued to EigenQ Stockholders at Closing and the gross underlying Assumed Warrant, Investor Warrant, and SAR equivalents may exceed the Transaction Share Consideration.

(10)    Secured Financing note-conversion shares of 3,704,166 and Secured Financing warrant shares of 3,704,166 are each based on $44.45 million of contractual principal divided by the initial $12.00 conversion or exercise price and rounded down in aggregate.

Share ownership presented in the two tables above is only presented for illustrative purposes and does not necessarily reflect what PubCo’s share ownership will be after the Closing. SVAQ and EigenQ cannot predict how many of the Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above, and therefore the ownership percentages of Public Shareholders may also differ if the actual redemptions are different from these assumptions. The Public Shareholders that do not elect to redeem their Public Shares will experience immediate dilution as a result of the Business Combination. The Public Shareholders currently represent approximately 73.3% of the total issued and outstanding SVAQ Ordinary Shares. As noted in the above table, even if no Public Shareholders redeem their Public Shares in the Business Combination, the Public Shareholders’ ownership is expected to decrease from approximately 73.3% of the total issued and outstanding SVAQ Ordinary Shares prior to the Business Combination to approximately 6.9% of the total issued and outstanding PubCo Common Stock at the Closing. As redemptions increase, the overall percentage ownership held by the Sponsor, other SVAQ Insiders, and EigenQ Stockholders will increase as compared to the overall percentage ownership held by Public Shareholders, thereby increasing dilution to Public Shareholders. For more information about the consideration to be received in the Business Combination, these scenarios, and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information.” See also “Risk Factors — Risks Related to SVAQ and the Business Combination — The SVAQ Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that SVAQ’s current shareholders have on the management of PubCo.”

Background of the Business Combination

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement.

SVAQ is a special purpose acquisition company incorporated in the Cayman Islands on July 21, 2025, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. The proposed Business Combination between SVAQ and EigenQ is the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of SVAQ’s management team and the SVAQ Board. The terms of the Business Combination are the result of extensive negotiations between SVAQ’s management team and representatives of EigenQ, each in consultation with its advisors. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

Beginning in October 2025, the EigenQ Board evaluated several potential paths to becoming a public company, including a traditional underwritten initial public offering, a direct listing, a non-SPAC reverse takeover, and a business combination with a SPAC. In connection with this process, EigenQ held discussions with various capital markets participants, advisers and service providers to evaluate the relative advantages, disadvantages and economics of these approaches.

The EigenQ Board’s objective was not simply to obtain a public listing, but to identify a path that would support EigenQ’s anticipated capital requirements for product development and commercialization, manufacturing readiness, working capital and expansion of its OEM and distribution relationships, while also providing a public-company platform to facilitate future financing opportunities and strategic initiatives.

In evaluating the available alternatives, the EigenQ Board considered, among other factors, the amount and timing of potential capital available to EigenQ, transaction costs and dilution, time to becoming a public company, execution risk, suitability for EigenQ’s stage of development, vehicle and sponsor considerations, and flexibility for subsequent financing. Based on these considerations, the EigenQ Board determined to pursue a business combination with a SPAC rather than the other alternatives it evaluated.

Prior to the consummation of SVAQ’s IPO, SVAQ had not selected any specific business combination target and had not, nor had anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with SVAQ.

On December 24, 2025, SVAQ consummated the IPO of 20,000,000 SVAQ Public Units. The SVAQ Public Units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $200,000,000. On January 5, 2026, the underwriters notified SVAQ of their partial exercise of the over-allotment option and purchased 1,500,000 additional units at $10.00 per unit upon the closing of the over-allotment option, generating gross proceeds of $15,000,000. Simultaneously with the closing of the IPO, SVAQ consummated the sale of an aggregate of 625,000 SVAQ Private Units at a price of $10.00 per unit in the private placement to the Sponsor and Clear Street, generating gross proceeds of $6,250,000. Simultaneously with the closing of the over-allotment option on January 7, 2026, SVAQ consummated the private placement of 30,000 additional SVAQ Private Units to Clear Street at a price of $10.00 per unit, generating additional gross proceeds of $300,000.

Following the completion of its IPO, at the direction of the SVAQ Board, SVAQ’s management and directors commenced a search for potential business combination targets, leveraging SVAQ’s and Sponsor’s network of company founders and executives, investment bankers, private equity firms and hedge funds and numerous other business relationships, as well as the prior experience and network of SVAQ’s management and directors. As part of the search process, they were also contacted by a number of individuals and entities with respect to business combination opportunities.

Consistent with SVAQ’s business strategy and the search criteria described in SVAQ’s IPO prospectus, SVAQ’s management and directors sought to identify prospective target businesses that, among other potential attributes, are led by experienced, mission-driven management teams; have proprietary technologies and competitive advantages; operate in high-growth sectors undergoing transformations, including relative to allocation of capital; present investors with potential for attractive risk-adjusted returns; appear well-positioned to benefit from access to public equity markets and alternative capital sources and may be able to glean advantages from collaborating with SVAQ on such companies’ transition to become public entities. The search criteria identified in SVAQ’s IPO prospectus were not exclusive and SVAQ was not constrained by such criteria in its target search and evaluation process, but rather evaluated numerous potential opportunities across multiple geographies and industries as further described below.

From the closing of the IPO through the date the parties entered into Business Combination Agreement (the “BCA Signing Date”), members of SVAQ’s management reviewed self-generated ideas and contacted, and were contacted by, numerous individuals and entities regarding potential business combination opportunities, including opportunities with attributes consistent with the criteria described in SVAQ’s IPO prospectus and other opportunities. During this period, SVAQ was introduced to more than 50 companies across more than 15 industry subsectors through a combination of (i) proactive outreach by SVAQ’s management team directors, and advisors, (ii) inbound inquiries from potential partners and (iii) referrals from SVAQ’s network of industry contacts, private equity sponsors, investment banks and other sources, including introductions from approximately 15 different sources and partners. Representatives of SVAQ held at least one discussion with more than 25 potential targets, engaged in detailed business and valuation discussions with approximately 20 potential targets, entered into non-disclosure agreements with more than 20 potential targets and held multiple discussions with approximately 12 potential targets. Ultimately, the only opportunity relative to which SVAQ submitted a non-binding letter of intent was EigenQ.

SVAQ did not pursue discussions with targets other than EigenQ to a point of submitting letters of intent to such other potential target opportunities because, following initial due diligence and other evaluation processes, SVAQ concluded, for various reasons, including, without limitation, SVAQ’s views of industry, sector and/or business prospects, divergent expectations relative to optimal timing and/or valuation and the target companies’ preparedness to become publicly listed.

SVAQ ultimately decided to pursue a business combination with EigenQ because SVAQ determined EigenQ to represent a compelling opportunity based upon, among other things, the vast addressable market for post-quantum cybersecurity and encryption products; SVAQ’s perception of the potential business advantages of EigenQ, including the post-quantum encryption solutions EigenQ’s products are intended to provide at a critical juncture in the development of the quantum computing sector; SVAQ determined that EigenQ represents the potential for attractive risk-adjusted equity returns for SVAQ’s shareholders; EigenQ management’s knowledge of the sector within which the Company operates; the backgrounds and experience of the key personnel of EigenQ and the potential growth profile of EigenQ and its business. For additional information regarding the foregoing considerations, see “ — The Business Combination Proposal — The SVAQ Board’s Reasons for the Approval of the Business Combination.”

On January 19, 2026, Mr. Justin Rasekh, an investment banker at Arcstone Securities and Investments (“Arcstone”) with whom Mr. Dan Nash, SVAQ’s Chief Executive Officer, had a pre-existing business relationship and who was also, as of such date, providing certain consulting services to EigenQ as a designated representative of Dellovesting Consulting Inc. (“Dellovesting”) pursuant to a business development-related consulting agreement between EigenQ and Dellovesting that has since been terminated, introduced Mr. Nash by email to Dr. Jesse Van Griensven Thé, Chairman of EigenQ’s board of directors (the “EigenQ Board”), and Dr. José Rosas-Bustos, EigenQ’s

Chief Executive Officer. In connection with that introduction, Mr. Nash suggested that SVAQ and EigenQ enter into a confidentiality agreement to facilitate further discussions. No remuneration or other benefits were provided to Mr. Rasekh, Arcstone or Dellovesting by SVAQ, EigenQ or their respective affiliates in connection with or as a result of such introduction, other than 500,000 Transaction Support Shares that Arcstone will receive upon closing of the Business Combination. Neither Mr. Rasekh nor Arcstone played any role with regard to discussions or negotiations of the potential business combination transaction beyond the initial introduction described in this paragraph.

On January 27, 2026, SVAQ and EigenQ executed a confidentiality agreement, following which EigenQ provided SVAQ a copy of an EigenQ presentation containing background information about the company and its business plans.

On February 11, 2026, Mr. Nash, Mr. Martin Zinny, SVAQ’s Chief Financial Officer, and Mr. David O’Neil, Vice President of SVAQ, together with Dr. Van Griensven Thé and Dr. Rosas-Bustos of EigenQ, participated in an introductory telephonic meeting. During such meeting, the parties discussed EigenQ’s goals in considering the possibility of engaging in a business combination transaction with a special purpose acquisition company (“SPAC”) such as SVAQ, as well as the background and management professional biographies of representatives of SVAQ and SVAQ’s potential fit as a partner for EigenQ’s potential go-public strategy.

After such meeting, SVAQ discussed further the possibility of pursuing an initial business combination with EigenQ and, on March 5, 2026, SVAQ followed up with EigenQ by email to provide a brief overview of the strategic options and processes for EigenQ to become a public company

On March 11, 2026, Messers. Nash, Zinny, and O’Neil of SVAQ, Dr. Van Griensven Thé and Dr. Rosas-Bustos of EigenQ, together with representatives of Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“CCM”), who participated in such meeting in an introductory and business-development capacity and were not acting as financial advisors to either SVAQ or EigenQ at that time, held a telephonic meeting to discuss the possibility of a business combination transaction between SVAQ and EigenQ, including potential transaction timing, process planning, certain public-company transaction considerations, as well as initial potential valuation frameworks, including, potentially, a comparable companies comparative framework.

Between March 15, 2026, and March 16, 2026, representatives of SVAQ and EigenQ exchanged multiple emails and participated in telephonic meetings to discuss the feasibility and strategic advantages in the parties potentially collaborating to pursue a potential business combination transaction together, including potential activities and processes for securing transaction financing, as well as topics related to corporate governance and public-company readiness. Among such communications was a March 17, 2026, email from Dr. Rosas-Bustos of EigenQ to members of SVAQ management requesting that (i) SVAQ provide EigenQ with a term sheet or letter of intent setting forth SVAQ’s initial proposal relative to certain high-level terms for a business combination transaction between the parties, if such a transaction were to be pursued, in order for EigenQ and the EigenQ Board to evaluate and further discuss internally whether EigenQ would be interested in the possibility of pursuing a transaction with SVAQ, and (ii) SVAQ schedule a meeting with members of EigenQ management and the EigenQ Board to present SVAQ’s initial proposal and engage in a question-and-answers style dialog to facilitate EigenQ’s evaluation thereof.

On March 18, 2026, EigenQ provided SVAQ with a copy of a draft presentation (“Initial Draft Presentation”) prepared by EigenQ management reflecting certain information about EigenQ for discussion with SVAQ as the parties continued to consider the possibility of pursuing a business combination transaction together. SVAQ reviewed such Initial Draft Presentation in preparation for SVAQ’s upcoming meeting, as further described below, with the EigenQ Board, scheduled for March 20, 2026. As further described below, the Initial Draft Presentation included certain EigenQ management-generated initial illustrative estimates and information (“initial illustrative forecast information”) regarding EigenQ’s potential ability to generate revenues and achieve profitability, taking into account the Company’s business model and then-existing business plans, subject, in all respects, to the accuracy of numerous underlying assumptions and information incorporated into such initial illustrative forecast information regarding, among other matters, future EigenQ commercial arrangements, demand, marketplace acceptance of EigenQ’s offerings and many other conditions, events and circumstances, which were also reviewed by SVAQ management. As further described below, elements of such initial illustrative forecast information reflected in the Initial Draft Presentation, and the assumptions incorporated therein, subject to certain modifications pertinent to different business case scenarios, were subsequently developed by EigenQ into the illustrative Forecasts provided by EigenQ management to SVAQ prior to the BCA Signing Date, as further described below under the section entitled “Certain Unaudited Illustrative EigenQ Forecasts”.

Based, in part, on such initial illustrative forecast and other information included in the Initial Draft Presentation shared by EigenQ management with SVAQ, and also utilizing certain preliminary potential public comparables, including a blend of next-generation infrastructure platforms and cybersecurity companies regarded by SVAQ (based on the limited information made available to SVAQ as of mid-March 2026) as having certain similarities to EigenQ and the Company’s future potential commercialized business (which group of comparable companies was later refined as the Business Combination Agreement negotiation process continued, as further described below), SVAQ management developed a preliminary estimated valuation multiple range for the commercialized business of EigenQ of 25.0x to 40.0x illustrative forward-estimated 2027 revenues of $45 million (as reflected in the initial illustrative forecast information provided to SVAQ by EigenQ, which information was speculative in nature, not prepared with a view towards public disclosure, and incorporated numerous assumptions with regard to, among other matters, the future potential terms of EigenQ commercial agreements that had not been entered into as of the date the aforementioned initial illustrative forecast information was prepared by EigenQ and utilized by SVAQ for purposes of SVAQ’s preliminary valuation analysis described herein).

Based on SVAQ’s preliminary valuation analysis, informed by due diligence conducted by SVAQ to date, SVAQ’s initial evaluation of attributes of EigenQ and EigenQ’s outsourced manufacturing channel-enabled business model, industry relationships and near-term product offerings and SVAQ’s initial views of strong commercialization traction with large partners in the ecosystem and capital efficient model with profit forecasts that compared favorably to quantum technology peers, informed by proprietary financial and industry database and platforms, of the potential U.S. market for post-quantum encryption security solutions, on March 20, 2026, shortly before the meeting between SVAQ management and the EigenQ Board described below, SVAQ management presented EigenQ management with a proposed initial draft letter of intent (the “Initial LOI”). The Initial LOI reflected an illustrative valuation range (the “illustrative valuation range”) of approximately $980 million to $1.28 billion, with the associated PubCo shares deliverable to EigenQ equity holders at the Closing to be valued at $10.00 per share, representing a forward-looking enterprise value/revenue multiple of 21.7x to 28.4x of an estimated $45M and 9.8x-12.8x multiple on 2028 revenue of $100M, illustrative forward-looking estimated total revenues, based on information included in the initial illustrative forecast information provided to SVAQ by EigenQ management, as further described above (which information was purely illustrative and subject, in all respects, to the accuracy of the assumptions underlying such information), with an additional 30 million earnout shares to be delivered to EigenQ Stockholders in the event certain post-closing PubCo trading price-based thresholds are satisfied during a time period to be defined in the definitive transaction agreements, if any. The Initial LOI also proposed: a mutual exclusivity period of 60 days, during which period the parties would agree to engage in exclusive discussions regarding a potential business combination transaction with each other; that the parties would mutually consider and cooperate with respect to the possibility of a $25 million financing transaction to be entered into and announced concurrent with the public announcement of the parties’ business combination, if any; and that, post-closing, certain Founder Shares would be subjected to post-closing vesting restrictions lifting upon the achievement, if any, of certain trading price-based thresholds post-consummation of the business combination, if pursued and consummated. Additionally, the Initial LOI contemplated the adoption by PubCo of a post-closing incentive plan with an associated share reserve equal to, or in the range of, 8% of the total number of shares issued and outstanding as of immediately after the closing and a post-closing board of directors with seven members, a majority of whom would qualify as independent under applicable stock exchange listing requirements, with SVAQ designating Mr. Nash to be either a member of, or an advisor to, the post-closing PubCo Board.

On March 20, 2026, at the invitation of Dr. Rosas-Bustos, Dan Nash traveled to meet in person with EigenQ management and the members of the EigenQ Board. At this meeting, Mr. Nash, in person, and other members of the SVAQ management team, attending virtually, shared information with EigenQ regarding SVAQ and its business combination strategy, summarized the parties’ discussions to date regarding a potential business combination and discussed the potential opportunities that SVAQ management believed a business combination with SVAQ could present for the growth and development of EigenQ’s business.

Between March 21, 2026 and March 25, 2026, representatives of SVAQ and EigenQ exchanged emails and participated in meetings regarding EigenQ’s internal scenario-based financial model and various assumptions incorporated therein, which the parties continued to discuss through the date that EigenQ management presented SVAQ with the illustrative 36-month revenues and earnings Forecasts further described under the section entitled “Certain Unaudited Illustrative EigenQ Forecasts” below, which EigenQ management continued to refine through May 2026 and delivered to SVAQ on the Initial Forecast Date (as defined below). During the meetings and calls taking place during such period, SVAQ management and EigenQ management also continued to engage in a series of high-level discussions regarding the structure of a potential business combination, EigenQ’s anticipated capital requirements and the proposed earnout structures. EigenQ, during such discussions, raised certain questions with SVAQ regarding the size and composition of the post-closing PubCo Board and also indicated that EigenQ needed to continue considering an appropriate share reserve size for a post-business combination incentive plan, taking into account, among other factors, the Company’s hiring and retention goals, as well as EigenQ’s existing stock appreciation rights program (as further described elsewhere in this proxy statement/prospectus). After further discussion and analysis, the parties determined to simplify the terms of the proposed transaction by removing the earnout component entirely and replacing the previous illustrative valuation range with a more precise consideration structure. Following those discussions, SVAQ developed an updated valuation framework for EigenQ’s business of approximately $1.13 billion, which represented approximately 25.0x illustrative estimated 2027 revenue of $45 million and 11.3x illustrative estimated 2028 revenue of $100 million, in each case as reflected in the illustrative initial forecast information provided by EigenQ to SVAQ, subject, in all events, to numerous assumptions and information incorporated into such initial illustrative forecast information, as further described above.

On March 26, 2026, SVAQ management discussed the EigenQ opportunity with the SVAQ Board, including the valuation framework proposed in the Initial LOI shared by SVAQ management with EigenQ, as subsequently refined as described in the preceding paragraph.

On March 27, 2026, Mr. Nash sent representatives of EigenQ a follow-up proposal from the March 20, 2026, meeting in the form of a board presentation. The follow-up proposal eliminated from the proposed transaction terms reflected in the Initial LOI the previously discussed 30 million earnout shares and revised the proposed terms of a post-closing Company incentive plan to include an “evergreen” feature whereby the number of shares available for issuance under such plan, if adopted upon a future potential closing, if any, would automatically increase on an annual basis under specified circumstances.

On March 30, 2026, SVAQ circulated an updated draft letter of intent (“Updated LOI”) and related board presentation materials to the SVAQ Board in advance of a further meeting between SVAQ management and the SVAQ Board pertaining to the possibility of SVAQ pursuing an initial business combination transaction with EigenQ and the potential terms of such a transaction, if pursued. The Updated LOI reflected proposed revised consideration terms, valuing the Company at approximately $1.13 billion on a pro forma enterprise value basis, and excluding the earnout shares included in the Initial LOI. The Updated LOI also reflected greater flexibility relative to the amount and form of a potential private placement transaction SVAQ or EigenQ might seek to identify and pursue, if the parties determined to enter into definitive agreements for a proposed business combination transaction, a larger post-closing incentive plan share reserve and associated evergreen feature, as well as a post-closing initial PubCo Board size of seven to eight members.

During the week of April 6, 2026, Mr. Nash exchanged calls and emails with Dr. Rosas-Bustos and Dr. Van Griensven Thé to discuss EigenQ’s and SVAQ’s respective perceptions regarding recent improvements in the market for quantum companies going public through transactions with SPACs and the continued improvement in the trading performance of publicly traded quantum companies observed since the parties began discussing the possibility of engaging in a business combination transaction together.

Among the topics discussed, and about which information was exchanged during such period, were certain developments Dr. Rosas-Bustos and Dr. Van Griensven Thé relayed with respect to EigenQ’s ongoing commercialization work related to the Company’s PQC+ server bundles, PCIe accelerator and retrofit solution, QEM software and compact M.2 solution, together with its anticipated route-to-market activities involving HPE, TD SYNNEX/DLT, WNC and participating VARs; additionally, EigenQ and SVAQ further discussed guidance from the U.S. government, including CNSA 2.0 and updated CNSSP 15, which provide that, beginning January 1, 2027 (referred to herein as the “January 2027 CNSA 2.0 acquisition milestone”), new acquisitions for National Security Systems generally must be CNSA 2.0 compliant, subject to the qualifications in applicable guidance, and the implications of such guidance, in EigenQ management’s view, with regard to the timing and urgency of the market opportunity for post-Quantum readiness solutions. During related discussions, EigenQ also indicated to SVAQ that EigenQ management had revised its initial illustrative financial forecast estimates upward to reflect the latest market and business developments, as the prior estimates were determined to be stale, which updated illustrative management forecast information was subsequently provided by EigenQ to SVAQ for review and consideration as further described below.

The updated illustrative forecast information provided by EigenQ management to SVAQ on April 13, 2026, reflected, at the low end of Company management’s internal scenario-based illustrative forecast model, forward-looking illustrative estimated 2027 revenues comfortably above $100 million and forward-looking illustrative estimated

2028 revenue above $250 million under all scenarios presented. All of the foregoing updated preliminary illustrative forecast information was developed by EigenQ management based on numerous assumptions regarding, among other matters, prospective unit sales, margins and costs relative to EigenQ’s future commercialization-stage business and the prospective associated results and performance EigenQ might achieve if the foregoing assumptions, which were made at a pre-sales stage of EigenQ’s business, prove accurate, taking into account management’s views regarding the commercial implications of the January 2027 CNSA 2.0 acquisition milestone described in the preceding paragraph, as well as the following changes relative to the assumptions underlying the then-outdated preliminary assumptions incorporated into the initial forecast information shared with SVAQ at an earlier stage of discussions between the parties: (i) a broader product and revenue mix, including PQC+ server bundles, PCIe retrofit products, QEM renewals, M.2 modules and potential OEM licensing; (ii) broader modeled channel-accessible server opportunity across relevant OEM ecosystems, rather than a narrower initial market view; (iii) increasing visibility by EigenQ management into the contemplated OEM — distributor — VAR route to market and the expected timing of reseller activation; (iv) anticipated improvements in Company management’s illustrative estimates of channel productivity and customer conversion as product availability, training, POCs and reseller enablement progresses, relative to management’s prior, more preliminary estimates, with all of the updated assumptions described in clauses (i)-(iv) reflecting among other things, information Company management gleaned from the further, more in-depth discussions Company management had with prospective channel participants and OEMs during the second half of March and early April 2026, as described above, which revised assumptions, in turn, resulted in higher estimated unit sales volumes and a faster-than-previously-estimated commercialization ramp timeline than were reflected in the preceding illustrative estimates incorporated into the initial illustrative forecast information included in the Initial Investor Presentation EigenQ shared with SVAQ, as further described above. Further information regarding the illustrative Forecasts further developed by EigenQ management and delivered to SVAQ prior to the BCA Signing Date appears under the section below entitled “ — Certain Unaudited Illustrative EigenQ Forecasts” below.

Following SVAQ’s discussions with Dr. Rosas-Bustos and Dr. Van Griensven Thé during the week of April 6, 2026, and delivery by EigenQ management to SVAQ management of the updated illustrative forecast information described in the preceding paragraphs, SVAQ conducted its own further diligence and analyses of the potential estimated post-quantum cybersecurity market, the then-current trading prices of certain other quantum computing companies that had recently gone public through SPAC business combinations, as well as the market capitalization, performance and attributes (including similarities, as well as differences, to EigenQ’s business) of a broader set of public company comparables including cybersecurity and other AI technology companies than SVAQ management had considered at earlier stages of SVAQ’s financial analyses, such as were carried out prior to the dates SVAQ prepared and shared the Initial LOI and Updated LOI with EigenQ, when less information about EigenQ’s business plans, the timelines within which U.S. federal agencies will be required to implement post-quantum encryption and data security protocols, the post-closing trading price-based performance of post-SPAC listing and other quantum businesses, as well as the similarities between elements of EigenQ’s potential commercialized business and the businesses of other US-listed quantum technology companies, had been made available to, or identified by, SVAQ. Thereafter, SVAQ and EigenQ discussed an updated valuation framework for EigenQ’s future commercialized business that SVAQ believed to be appropriate in light of EigenQ’s aforementioned updated initial illustrative forecast information, the assumptions underlying which appeared reasonable in view of EigenQ and U.S. federal agency developments since the parties’ initial discussions regarding potentially pursuing a business combination transaction together, SVAQ’s updated comps-based analyses and the then-current market environment.

Based on the information and discussions described above, SVAQ prepared, and on April 13, 2026, shared with EigenQ, an updated draft letter of intent (“Second Updated LOI”) reflecting, among other terms, a proposed $3.03 billion pro forma enterprise value for EigenQ, reflecting a revised revenue multiple and valuation construct relative to the prior SVAQ’s proposals (as set forth in the Initial LOI and Updated LOI), based on the previously-described information, developments, market observations and updated illustrative EigenQ management forecast information, which SVAQ regarded as supporting the upward revision to certain EigenQ management assumptions incorporated into the Company’s updated illustrative forecasts. The Second Updated LOI also reflected, based on such $3.03 billion enterprise value, the anticipated issuance to EigenQ security holders of an aggregate of 293 million SVAQ shares, valued at $10.00 per share, at the closing, if any, of a business combination transaction between the parties. This revised valuation represented multiples below 30.3x estimated 2027 revenues (assuming illustrative estimated 2027 revenues above $100 million) and below 12.1x estimated 2028 revenues (assuming illustrative estimated 2028 revenues above $250 million). The Second Updated LOI also reflected that EigenQ and SVAQ may collaboratively pursue one or more financing transactions involving the issuance of shares exchangeable, at closing, if any, for up to 5.925 million public company shares, with a possibility that certain SVAQ founders shares might be utilized to incentivize partners and investors associated with the potential business combination (if any), if any such transactions were to be identified and pursued by the parties. The Second Updated LOI also reflected that the parties mutually contemplated SVAQ delivering approximately $100 million in gross cash proceeds to EigenQ upon consummation of a business combination from a combination of funds remaining in SVAQ’s trust account, if any, after satisfaction of required redemption payments, and proceeds, if any, from business combination-related financing transactions, if any such transactions are identified and pursued and if the business combination, if pursued, is consummated. The Second Updated LOI also reflected that certain EigenQ shareholders would be subject to a post-closing contractual lock-up period of six months with regard to PubCo shares to be delivered to such holders in connection with the business combination.

On April 14, 2026, SVAQ circulated the proposed final execution version of the letter of intent and related term sheet (the “Final LOI”), reflecting a 30-day mutual exclusivity period and no other changes relative to the terms set forth in the Second LOI other than minor changes to correct scrivener’s errors. Each of EigenQ and SVAQ executed the Final LOI on the same date.

On April 15, 2026, Greenberg Traurig (“GT”) was engaged as counsel to SVAQ in connection with the proposed Business Combination.

On April 24, 2026, Ellenoff Grossman & Schole LLP (“EGS”) was engaged as U.S. counsel to EigenQ in connection with the proposed Business Combination.

On May 2, 2026, EigenQ engaged CCM to act as EigenQ’s financial advisor in connection with the potential Business Combination and related potential financing transactions, if any.

On May 13, 2026, SVAQ and EigenQ extended the exclusivity period set forth in the Final LOI to June 15, 2026, in order for the parties to continue discussing and negotiating the terms of the proposed Business Combination.

From May 12, 2026, to May 22, 2026, EigenQ management continued to update the Company’s illustrative revenues forecasts, as well as illustrative earnings forecast, incorporating assumptions believed by EigenQ management to be reasonable as of the date such illustrative forecasts were prepared until it finalized and delivered the Forecasts referred to in the sub-section below entitled “Certain Unaudited Illustrative EigenQ Forecasts” to SVAQ on May 22, 2026 (the “Initial Forecast Date”) to incorporate certain refinements of EigenQ management’s views regarding the market opportunity, the potential efficacy of EigenQ’s business model relative to the channel participants, VAR and distributor networks and contacts and other relevant factors. The information reflected in such illustrative Forecasts was based on numerous assumptions, including, among other matters, with regard to the terms, structure and other attributes of future commercial arrangements into which EigenQ may enter in the future but which had not been entered into as of the date such Forecasts were prepared, all as further described below under the section below entitled “ — Certain Unaudited Illustrative EigenQ Forecasts”. On May 28, 2026, GT circulated an initial draft of the Business Combination Agreement.

On May 28, 2026, SVAQ engaged Dr. Javad Shabani, a Professor of Physics at New York University and the Director of the Center for Quantum Information Physics and the NYU Quantum Institute, as a technical consultant to perform technical due diligence with respect to EigenQ’s post-quantum cryptography and quantum security model. The consultant did not have any prior relationships with any of SVAQ’s or EigenQ’s directors and officers for which he received compensation. The consultant reviewed written materials and conducted calls with EigenQ’s management to assess, among other matters, (i) the technical basis for EigenQ’s entropy and randomness-generation claims, (ii) EigenQ’s cryptographic implementation and security model, (iii) the anticipated performance impact and complexity of various deployment configurations, (iv) product maturity, testing, reliability and the anticipated certification path, (v) technical feasibility and deployability, (vi) EigenQ’s competitive positioning relative to existing solutions based on publicly available information and (vii) potential growth and compliance considerations under downside and upside scenarios.

On June 9, 2026, at EigenQ’s request, CCM entered into a broker-to-broker agreement with Bradley Woods & Co. Ltd. (“SSG”) whereby CCM and SSG agreed to collaborate in connection with transaction financing efforts to be undertaken on behalf of EigenQ in connection with the potential Business Combination transaction.

On June 9, 2026, EGS delivered a revised draft of the Business Combination Agreement to GT. The revisions incorporated into such draft included, among other things, (i) Sponsor’s forfeiture of a certain portion of its promote shares if not used to incentivize transaction financing, (ii) proposing that EigenQ’s existing stock appreciation rights and warrants would roll over and be assumed by SVAQ, and that such securities would participate in the shares that comprise the merger consideration payable to EigenQ’s shareholders, and (iii) increasing the size of the equity incentive plan pool from 8% to 10% of the public company’s fully diluted shares.

On June 10, 2026, Newbridge Securities Corporation (“Newbridge”) was engaged by the SVAQ Board as a financial advisor to SVAQ to conduct certain analyses pertinent to Newbridge reviewing and providing an opinion with regard to the fairness, from a financial point of view, of the proposed Business Combination to SVAQ Shareholders, as further described below.

Over the course of a multi-week period ending shortly before the BCA Signing Date, the parties collaborated with CCM on the development of information and slides comprising an investor presentation, a copy of which was ultimately furnished to the SEC in connection with the announcement of the parties’ entry into the Business Combination Agreement. As part of such process, the parties discussed, and EigenQ management ultimately prepared and delivered to SVAQ prior to the BCA Signing Date (on the “Supplemental Forecast Date”) a version of the illustrative Forecasts delivered on the Initial Forecast Date reflecting modifications to certain, limited assumptions incorporated into the Year 1 illustrative Earnings Forecasts (as such terms are defined and further described below) relating to the potential receipt of funds by EigenQ as proceeds from a potential private placement transaction early in the potential Business Combination process, if any such financing transactions on reasonable terms were to be identified and pursued by the Business Combination parties. Detailed information about such supplemental scenario and about the illustrative Forecasts and assumptions incorporated into such illustrative, forward-looking information appears under the section entitled “ — Certain Unaudited Illustrative EigenQ Forecasts” below.

On June 12, 2026, GT circulated a revised draft of the Business Combination Agreement as well as initial drafts of the Sponsor Support Agreement and the EigenQ Support Agreement. GT’s revisions to the Business Combination Agreement included, among other things, (i) the addition of a provision regarding certain pre-Closing working capital loans that affiliates of SVAQ may provide to SVAQ, as described in SVAQ’s IPO prospectus, (ii) modifications to the Business Combination Agreement terms related to financing transactions in which the parties may engage during the interim period between the BCA Signing Date and the date the proposed Business Combination is consummated, if any; (iii) termination rights for SVAQ if EigenQ’s audited financial statements are not delivered by a certain date; and (iv) a break fee payable by EigenQ to SVAQ if SVAQ terminates the Business Combination Agreement pursuant to certain provisions and, within the period and ending twelve months after such termination, enters into a definitive agreement with respect to a Company Acquisition Proposal.

Also on June 12, 2026, SVAQ and EigenQ further extended the mutual exclusivity period set forth in the Final LOI until July 15, 2026, in order for the parties to continue discussing and negotiating the terms of the proposed Business Combination.

On June 15, 2026, EGS delivered revised drafts of the Business Combination Agreement, the Sponsor Support Agreement and the EigenQ Support Agreement to GT. EGS’s revisions to the Business Combination Agreement included, among other things, (i) specification of a proposed “outside date,” following which date, if the proposed Business Combination has not been consummated, either SVAQ or EigenQ would have a right to terminate the Business Combination Agreement, subject to certain exceptions; and (ii) removal of the concept of the termination fee payable (solely) by EigenQ, if EigenQ terminates the Business Combination Agreement, as previously proposed by SVAQ.

On June 15, 2026, GT circulated a revised draft of the Business Combination Agreement, the Sponsor Support Agreement and the EigenQ Support Agreement. GT’s revisions to the Business Combination Agreement included, among other things, (i) specifying a deadline for delivery by EigenQ of the Company audited financial statements required to be included in the registration statement to be filed with the SEC in connection with the proposed Business Combination, (ii) certain refinements to employment and labor-related representations and warranties and (iii) adjustments to provisions contained in the Business Combination Agreement concerning the treatment of EigenQ’s existing stock appreciation rights and warrants in the context of the proposed Business Combination.

Between June 15, 2026, and June 16, 2026, GT and EGS exchanged drafts of the Business Combination Agreement with minor edits, as well as drafts of disclosure schedules corresponding to the representations and warranties made by each of EigenQ and SVAQ in the Business Combination Agreement.

On June 16, 2026, the SVAQ Board held a teleconference to discuss and approve the proposed Business Combination with EigenQ. Representatives from Newbridge and GT were present on the call. Dr. Shabani, whom SVAQ had engaged to conduct technical due diligence regarding EigenQ’s post-quantum cryptography and quantum security model, also attended the meeting at SVAQ’s invitation. At the beginning of such meeting, SVAQ management provided a general overview of EigenQ’s business, the Business Combination negotiation process, and the positive and negative considerations for SVAQ to enter into the Business Combination, as further described under the section entitled “— The SVAQ Board’s Reasons for the Approval of the Business Combination” below. Dr. Shabani also presented the findings of his technical due diligence review to the SVAQ Board and responded to questions from members of the SVAQ Board regarding the matters covered by his review. Thereafter, a representative from Newbridge presented a summary of Newbridge’s analyses of information about EigenQ undertaken in connection with the provision of Newbridge’s opinion with regard to the fairness, from a financial point of view, of the proposed Business Combination to SVAQ Shareholders. Thereafter, Newbridge rendered its oral opinion to the SVAQ Board, which was confirmed in writing by delivery of Newbridge’s written opinion dated June 16, 2026, that the consideration to be paid by SVAQ in connection with the Business Combination was fair to the SVAQ Unaffiliated Shareholders from a financial point of view, and confirmed that the proposed Business Combination satisfies the 80% fair market value test required under SVAQ’s governing documents. The full text of the Fairness Opinion of Newbridge, which describes, among other things, the assumptions, qualifications, limitations and other matters considered by Newbridge in connection with the preparation of its opinion is attached to this proxy statement/prospectus as Annex E. While representatives of Newbridge were present, members of the SVAQ Board discussed with such Newbridge representatives a number of questions with regard to the fairness opinion and Newbridge’s analyses in connection therewith, pertaining to, among other topics, the methodology and analyses Newbridge employed in its assessment of the fairness, from a financial point of view, of proposed Business Combination to SVAQ Shareholders, including the consideration deliverable to EigenQ equity holders pursuant to the terms of the Business Combination Agreement. Specific discussions with Newbridge included the scope of the illustrative Forecasts prepared by EigenQ management and how the valuation being attributed to EigenQ in the Business Combination compares with market capitalization and trading prices of similar public companies. Newbridge informed the SVAQ Board members that Newbridge’s fairness opinion analysis focused on the forward-looking illustrative Forecasts information for Year 2 of the Forecast Period (i.e., calendar year 2027), as further described in the section below entitled “— Certain Unaudited Illustrative EigenQ Forecasts” and primarily used a forward-looking revenues-based multiple metric for SVAQ. Additionally, Newbridge noted that, in Newbridge’s view, the valuation attributed to EigenQ in the proposed Business Combination is reasonable, given Newbridge’s comparable company analyses and market conditions.

Following the presentation, GT provided a summary of the SVAQ Board’s fiduciary duties under Cayman Islands law based on general information regarding fiduciary duties under Cayman Islands law received by GT from Appleby, SVAQ’s Cayman Islands counsel. GT then provided a summary of the transactions, the Business Combination Agreement and the material ancillary documents. Prior to the meeting, representatives of GT provided the SVAQ Board with the latest draft of the Business Combination Agreement and a summary of the key terms in the Business Combination Agreement and ancillary documents. GT also provided a brief overview of GT’s legal due diligence review of EigenQ. After considering the proposed terms of the Business Combination Agreement, and the related ancillary documents (i.e. Sponsor Support Agreement and the EigenQ Support Agreement), and taking into account the other factors described below under the section entitled “— The SVAQ Board’s Reasons for the Approval of the Business Combination,” the SVAQ Board unanimously approved the Business Combination Agreement and the Business Combination.

None of the SVAQ Board members abstained or voted against the Business Combination Agreement. In addition to the Business Combination Agreement, the SVAQ Board specifically approved the Sponsor Support Agreement and the EigenQ Support Agreement, each of which was attached as an exhibit to the Business Combination Agreement and each of which would be signed concurrently with the Business Combination Agreement.

On June 17, 2026, SVAQ, EigenQ, and the other parties executed the Business Combination Agreement and certain Business Combination-related ancillary agreements, including the Sponsor Support Agreement and EigenQ Support Agreement, as further described elsewhere in this proxy statement/prospectus. The transactions were publicly announced prior to the market opening on June 17, 2026.

On June 23, 2026, SVAQ filed the press release, the Business Combination Agreement, the Sponsor Support Agreement and the EigenQ Support Agreement with the SEC as exhibits to a Current Report on Form 8-K.

The SVAQ Board’s Reasons for the Approval of the Business Combination

The members of the SVAQ Board considered a wide variety of factors in connection with their evaluation of the Business Combination. In light of the complexity of those factors, the SVAQ Board, as a whole, did not consider it practicable to, nor did they attempt to, quantify or otherwise assign relative weights to the specific factors they took into account in reaching their decision. Rather, the SVAQ Board based their evaluation and recommendation of the Business Combination for approval by SVAQ’s shareholders on the totality of the information presented or otherwise available to, and considered by, the SVAQ Board. The SVAQ Board considered all of these factors as a whole and, on balance, concluded that the SVAQ Board supported a favorable determination that the terms of the Business Combination Agreement and the proposed Business Combination with EigenQ are in the best interests of SVAQ and its shareholders. The SVAQ Board evaluated the reasons described below with the assistance of SVAQ management and SVAQ’s outside advisors. Individual members of the SVAQ Board may have given different weight to different factors. This explanation of the reasons for the SVAQ Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The SVAQ Board also obtained the Fairness Opinion from Newbridge, as further described above, in connection with their evaluation and, ultimately, determination to approve, the proposed Business Combination (including the consideration to be delivered to EigenQ equity holders pursuant to the terms of the Business Combination Agreement). SVAQ management and members of the SVAQ Board have extensive experience evaluating the financial merits of companies across a variety of industries, including, without limitation, the technology sector (including internet, enterprise software, semiconductors, digital infrastructure, cybersecurity, artificial intelligence and other emerging technologies) and the financial services sector (including financial technology and capital markets), and the SVAQ Board concluded that this experience and background enabled SVAQ to make the necessary analyses and determinations regarding the Business Combination and its terms. The independent directors of the SVAQ Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated SVAQ Unaffiliated Shareholders to negotiate the terms of the Business Combination or prepare a report concerning the approval of the Business Combination.

Before reaching their decision, the SVAQ Board was made aware of the results of due diligence efforts conducted by SVAQ’s management, which diligence included, without limitation:

•        meetings with EigenQ’s management team to understand and analyze EigenQ’s business and prospects;

•        legal due diligence conducted by GT, including, without limitation, with regard to material contracts, intellectual property and certifications relevant to EigenQ’s business;

•        technical due diligence, including as conducted by Dr. Shabani, the independent technical expert engaged by SVAQ for such purpose as further described above;

•        review and analyses of illustrative Forecasts (and preceding preliminary illustrative forecast information) provided by EigenQ management prior to the BCA Signing Date, and discussion of such information and the assumptions incorporated therein with EigenQ; and

•        review of the proposed structure of the Business Combination and drafts of definitive documents

At the conclusion of this process, the SVAQ Board determined that while, like all business deals, the proposed transaction with EigenQ presents potential risks, nevertheless pursuing the Business Combination with EigenQ would overall be an attractive opportunity for SVAQ and its shareholders. Based on its review of information about EigenQ and its business plans, the factors considered by the SVAQ Board that supported their decision that the transactions comprising the proposed Business Combination are in the best interests of SVAQ and its shareholders included, but were not limited to, the following material factors (which are not weighted or in any order of significance):

•        Reasonable Valuation Following Arm’s-Length Negotiations.    The SVAQ Board believes the Equity Value reflects a fair valuation of EigenQ, particularly in light of the Company’s current stage of development, market opportunities and growth prospects. In the SVAQ Board’s view, the valuation may undervalue EigenQ relative to its long-term potential, while appropriately taking into account the risks, uncertainties and potential upside associated with EigenQ’s business in the near term. The agreed valuation was the result of arm’s-length negotiations between SVAQ and EigenQ, supported by reasonable financial diligence and analysis conducted by SVAQ and its advisors, including the Fairness Opinion. Accordingly, the SVAQ Board determined that the Transaction Share Consideration is fair, from a financial point of view, to SVAQ and the SVAQ Unaffiliated Shareholders.

•        Fairness Opinion:    The fairness opinion from Newbridge, dated June 16, 2026, to the SVAQ Board to the effect that, as of that date and qualified by the assumptions, qualifications and limiting conditions therein, the consideration to be paid by SVAQ in the Business Combination is fair, from a financial point of view to SVAQ and its shareholders, as more fully described below.

•        EigenQ Products are Designed to Solve Immediate Needs of a Significant Management-Estimated Addressable Channel-Enabled U.S. Server Market Opportunity:    Based on third-party data, market information and management estimates, including as further described under the section entitled “Target Markets” in the section of this proxy statement/prospectus entitled “Information About EigenQ,” informed, also, by U.S. federal government agency directives, policies, standards and transition timelines relating to post-quantum cryptography and cybersecurity requirements in effect as of the BCA Signing Date, there appears to be a vast and immediate need for U.S. federal and commercial end users in need of quantum computing-ready encryption and cybersecurity solutions, which is the exact “problem” EigenQ’s products, which are designed to be integrated with the products of major OEMs that are already in use, are intended to address, with an even larger potential market opportunity on a global scale. Due to the scale of such estimated U.S. channel-enabled server market opportunity, and assuming the accuracy of management’s estimates thereof, EigenQ would only need to achieve modest penetration rates of up to 0.800% of EigenQ management’s estimated channel-enabled U.S. server market during an illustrative three-year forward-looking period to potentially generate significant revenues within a multi-year period, taking into account numerous assumptions, as further detailed in the subsection below entitled “— Certain Unaudited Illustrative Forecasts,” including with regard to product pricing, market acceptance and other material matters requiring external validation.

•        Market Positioning:    EigenQ’s platform is differentiated from other offerings in the market identified as of the BCA Signing Date due to EigenQ’s hardware-rooted architecture, which embeds quantum-safe security directly into server infrastructure rather than relying solely on software-based solutions. EigenQ has also aligned its technology with recognized standards such as NIST and ETSI and plans to employ an OEM-focused, channel-enabled deployment strategy across enterprise and government environments, which EigenQ management also regards as key differentiators in a rapidly developing market for post-quantum security solutions.

•        Platform Scalability:    EigenQ’s outsourced manufacturing and channel participant-enabled business model is expected to provide a scalable foundation for growth.

•        Experienced, Mission-Driven Management Team:    EigenQ is led by a management team with extensive experience across cybersecurity, quantum technologies, enterprise infrastructure, and public markets. EigenQ’s leadership includes executives and advisors with backgrounds at organizations such as AWS, Oracle, BlackBerry, NVIDIA, SAP and Accenture, providing a combination of technical expertise and commercialization experience. EigenQ’s management is focused on addressing an approaching critical national-security and enterprise challenge: protecting digital infrastructure from emerging quantum-era cyber threats.

•        Capital Efficiencies:    Though currently a pre-revenue company, EigenQ anticipates generating revenues from a combination of hardware sales, recurring software renewals, and OEM licensing opportunities, some or all of which may, if implemented successfully in accordance with Company management’s plans result, over time, in high-margin proceeds to EigenQ to be deployed in support of ongoing core channel sales, product research and development and other purposes. EigenQ’s channel-enabled outsourced manufacturing business model underscores its focus on efficient deployment of capital.

•        Path to Future Self-Sustaining Growth:    While EigenQ’s business, at the BCA Signing Date, is pre-revenue, between the anticipated high-margin sales and licensing arrangements Company management anticipates achieving and EigenQ’s outsourced manufacturing and channel-enabled deployment strategies, EigenQ’s business model may position EigenQ to grow and become self-sustaining over time.

•        Potential for Commercial Expansion Opportunities.    During the course of SVAQ’s due diligence and discussions with EigenQ management, the SVAQ Board became aware that EigenQ was actively engaged in strategic discussions with multiple participants across the broader technology ecosystem, including original equipment manufacturers (OEMs), telecommunications providers, infrastructure companies, channel participants and other strategic technology participants regarding potential commercial collaborations, product integrations, licensing arrangements and other go-to-market initiatives. While these opportunities, as of the BCA Signing Date, had not yet led to binding purchase orders or long-term license, service or supply agreements, and all such prospective opportunities remain subject to ongoing discussions, negotiation, technical integration, customer adoption and other uncertainties, SVAQ regarded the depth and breadth of such discussions between EigenQ and key industry participants across a variety of industries and contexts as representative of the vastness of the potential applications for the solutions represented by EigenQ products across many contexts, signaling expansion opportunities well beyond, for instance, U.S. federal customer-focused initiatives. Furthermore, while the illustrative Forecasts prepared by EigenQ management and delivered to SVAQ focus principally on U.S.-focused federal and potential commercial sales, the market opportunity may well expand globally, particularly with respect some of the Company’s planned product, licensing and other platform offerings, and, potentially — considering the potential ubiquitousness of the need to prepare for the anticipated disruption quantum computing may bring relative to current cybersecurity and encryption protocol — permeating a myriad of industries, customers and contexts, all of which SVAQ regarded as providing potential additional upside to EigenQ’s long-term business plan beyond the assumptions and estimates reflected in the illustrative Forecasts, while, at the same time, recognizing that there can be no assurance that any such opportunities will ultimately result in commercial agreements or generate future revenues.

•        EigenQ’s Desire to Engage in the Business Combination:    EigenQ’s desire to pursue a go-public transaction, including, without limitation, to obtain access to capital on reasonable terms to support channel readiness and growth, as a result of which EigenQ is engaging in public company readiness and other efforts intended to support EigenQ’s transition to become a public company.

•        Strategic Fit with the SPAC Platform:    EigenQ combines differentiated technology, a large estimated addressable market, and favorable industry tailwinds, which are characteristics often sought by public-market investors. Unlike many quantum-related companies that are dependent on future quantum-computing adoption, EigenQ is targeting a more immediate cybersecurity and compliance need.

•        Attractive Risk-Adjusted Returns:    EigenQ appears positioned to benefit from government-driven post-quantum cryptography migration requirements and increasing cybersecurity spending. The Company’s growth strategy is supported by identifiable regulatory and procurement catalysts, including federal migration timelines beginning in 2027. EigenQ’s combination of future hardware, software, and licensing revenue streams appears to provide multiple opportunities for growth and margin expansion as EigenQ commences selling and licensing products and generating revenues, such that if EigenQ’s business plans are successfully implemented in accordance with management’s expectations, EigenQ may represent an attractive risk-adjusted opportunity.

•        Investment Thesis:    EigenQ offers a differentiated, hardware-rooted platform designed to address the growing need for post-quantum cybersecurity infrastructure. EigenQ combines experienced leadership, a business model conducive to potential high-margin and recurring revenue opportunities, and favorable regulatory tailwinds. If EigenQ successfully executes its OEM, government, and enterprise commercialization strategy, it has the potential to become a leading provider of post-quantum security infrastructure.

•        Management Continuity:    EigenQ’s experienced management team is expected to continue to manage EigenQ’s business immediately after the Closing.

•        Terms and Conditions of the Business Combination Agreement:    The terms and conditions of the Business Combination Agreement and the proposed Business Combination were, in the opinion of the SVAQ Board, the product of arm’s-length negotiations between the parties.

•        Continued Ownership by EigenQ Shareholders.    EigenQ shareholders are converting ownership interests in EigenQ into ownership interests in PubCo in the proposed Business Combination and certain of such shares, after the Closing, will be subject to lock-up restrictions as well as other restrictions on trading described elsewhere in this proxy statement/prospectus.

In the course of its deliberations, the SVAQ Board also considered a variety of uncertainties, risks and other challenges relevant to the Business Combination, including, but not limited to, the following material factors (which are not weighted or in any order of significance):

•        Commercialization and Customer Adoption Risk.    EigenQ’s growth plans depend on EigenQ’s ability to bring its products to market, secure OEM integrations, and gain customers across government, critical infrastructure, and enterprise markets. These goals may not be achieved.

•        Execution Risk Around OEM Partnerships.    A material component of EigenQ’s business model is selling products through OEMs, distributors, and value-added resellers. If EigenQ cannot secure or maintain mutually beneficial collaborations with OEMs, distributors and VARs, its expected growth could be significantly affected.

•        Capital Requirements and Financial Risk.    The likelihood that EigenQ will require significant additional capital to fund continued research and development, manufacturing scale-up and commercialization efforts, and the risk that such capital may not be available on acceptable terms, which could delay or prevent the execution of EigenQ’s business plans.

•        Valuation.    The SVAQ Board may not have properly valued EigenQ’s business.

•        Reliance on Government and Regulatory Tailwinds.    Much of EigenQ’s expected near-term growth depends on government-driven migration to post-quantum cryptography, especially under NSA CNSA 2.0 January 2027 CNSA 2.0 acquisition milestone requirements. If implementation is delayed, requirements change, or enforcement is slower than expected, demand may grow more slowly than EigenQ management presently anticipates.

•        Technology and Competitive Risk.    The post-quantum cybersecurity market is highly competitive and is changing quickly. Larger cybersecurity, server, infrastructure, or technology companies that have access to greater capital and other resources than EigenQ does currently may develop competing products, which could make it harder for EigenQ to become a market leader. Although EigenQ highlights its hardware-rooted approach, customers may prefer software-based alternatives.

•        Intellectual Property.    EigenQ’s competitive position depends heavily on its proprietary technology and intellectual property, including intellectual property rights that the Company licenses from third parties. EigenQ’s patents and other intellectual property may not be enforceable, and EigenQ could face claims asserting infringement of third-party rights. EigenQ’s R&D functions and the scope of the Company’s business plans could be adversely affected if EigenQ’s third-party inbound licensing arrangements were to be terminated or narrowed in scope.

•        Manufacturing & Supply Chain Risk.    EigenQ’s anticipated unit sales, pursuant to the Company’s outsourced manufacturing channel-enabled business model, faces supply chain, manufacturing, fulfillment, and deployment risks.

•        Readiness to be a Public Company.    As EigenQ has not previously operated as a public company, EigenQ will need to continue expanding its finance, accounting, internal-control, compliance and reporting capabilities in order to be prepared to timely and accurately prepare financial statements and reports in accordance with SEC rules and requirements.

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within a reasonable timeframe.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination and the potential impact of such expenses on PubCo and the cash available at Closing.

•        Redemptions.    The risk that holders of Public Shares exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account after satisfaction (or waiver, as applicable) of other conditions to consummating the Business Combination.

•        Interests of Certain Persons.    The SVAQ Board was also aware that the Sponsor and SVAQ’s officers and directors may have interests in the Business Combination that are in addition to, and that may be different from, the interests of SVAQ Unaffiliated Shareholders. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders. Such interests are described in more detail under the section entitled “— Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination.”

•        Public Shareholders Will Have a Minority Ownership Interest in PubCo.    The fact that current Public Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Common Stock as consideration in the Business Combination and, as a result, such Public Shareholders will collectively own a minority interest in PubCo after the Closing. As redemptions increase, the overall percentage ownership and voting percentage held by EigenQ equity holders will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders. Having a minority ownership interest may reduce the influence that current Public Shareholders have on the management of PubCo. For more information, see “— Ownership of PubCo after the Closing.”

•        Absence of Possible Structural Protections for Minority Shareholders.    The SVAQ Board took several steps to mitigate potential conflicts of interest. However, other possible structural protections were not put in place. For example, the SVAQ Board obtained a Fairness Opinion from Newbridge to the effect that, as of June 16, 2026, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of review undertaken and qualifications contained in the opinion (as further described under the section below entitled “— Dilution Fairness Opinion” below), the Transaction Share Consideration is fair to SVAQ and the SVAQ Unaffiliated Shareholders from a financial point of view. However, the Business Combination was not structured in a way that would require approval of a majority of unaffiliated security holders, and the SVAQ Board did not retain an unaffiliated representative to act solely on behalf of the SVAQ Unaffiliated Shareholders for purposes of negotiating the terms of the Business Combination or to prepare a report concerning the approval of the Business Combination.

•        Other Risks.    Various other risks associated with the Business Combination, the business of SVAQ and the business of EigenQ as described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the SVAQ Board also considered that the Sponsor and certain officers and directors of SVAQ may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of SVAQ Shareholders (such interests are described in more detail under the section entitled “— Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination”). In evaluating the conflicts of interest referenced above, the SVAQ Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for the IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by SVAQ with any other target business or businesses, and (iii) the Sponsor will hold equity interests in PubCo with value that, after the Closing, will be based on the future performance of PubCo’s stock.

The SVAQ Board concluded that the potential benefits that they expected SVAQ and its shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the SVAQ Board determined that the Business Combination Agreement and the Business Combination were in the best interests of SVAQ and its shareholders.

The Fairness Opinion

On June 10, 2026, SVAQ retained Newbridge to provide a fairness opinion to the SVAQ Board in connection with the proposed Business Combination with EigenQ. Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, related-party transactions, private transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. SVAQ selected Newbridge as the fairness opinion provider in connection with the Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community. Newbridge is not, and has never been, affiliated with SVAQ, the Sponsor, or any of their respective affiliates, and it did not participate in or serve any role in connection with the proposed Business Combination other than providing a fairness opinion to the SVAQ Board.

On June 16, 2026, at a meeting of the SVAQ Board held to evaluate the Business Combination Agreement, Newbridge delivered to the SVAQ Board a presentation and an opinion, and such opinion was confirmed by delivery of a written opinion (the “Fairness Opinion”), dated June 16, 2026, to the effect that, as of the date of the Fairness Opinion and based on and subject to various assumptions and limitations described in its written opinion, (i) the total pre-money consideration of $2,930,000,000 to be paid by SVAQ in the Business Combination is fair, from a financial point of view, to the SVAQ Unaffiliated Shareholders, and (ii) the Business Combination has an aggregate fair market value equal to at least eighty percent (80.0%) of the value of the assets held by SVAQ in its Trust Account for the benefit of holders of SVAQ’s Public Shares (excluding any deferred underwriting fees and taxes payable on the income earned on the Trust Account) as of the BCA Signing Date.

The full text of Newbridge’s Fairness Opinion, as delivered to the SVAQ Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is contained in Annex E to this proxy statement/prospectus. The following summary of Newbridge’s Fairness Opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the SVAQ Board for the benefit and use of the SVAQ Board (in its capacity as such) in connection with and for the purposes of its evaluation of the fairness of the transactions reflected in the Business Combination Agreement from a financial point of view. Newbridge’s opinion does not address the relative merits of entering into the Business Combination Agreement as compared to any alternative business strategies or transactions that might exist for SVAQ, or the underlying business decision of SVAQ whether to proceed with the proposed Business Combination with EigenQ.

In connection with rendering the Fairness Opinion, Newbridge, among other things:

•        considered its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed documents related to the Business Combination, including a draft of the Business Combination Agreement materially the same as the final Business Combination Agreement;

•        reviewed SVAQ’s historical financial results of the last three quarters (Q3-2025 through Q1-2026) that are publicly available;

•        reviewed publicly available financial information of SVAQ filed with the SEC, including the registration statement on Form S-1 relating to its IPO, its annual report on Form 10-K for the period from its inception through December 31, 2025, its quarterly reports on Form 10-Q and its current reports on Form 8-K filed between December 23, 2025 and June 15, 2026;

•        conducted discussions with SVAQ’s management team to understand its evaluation of EigenQ’s business;

•        conducted discussions with EigenQ’s management team to better understand its business, recent business history, corporate presentation, drivers of future growth, and assumptions and information incorporated into the illustrative Forecasts (the “Forecasts”, as further described under the section entitled “Certain Unaudited Illustrative EigenQ Forecasts” below) prepared by EigenQ management and delivered to SVAQ as part of due diligence prior to the BCA Signing Date;

•        reviewed EigenQ’s illustrative estimated Total Revenues, Adjusted EBITDA and other illustrative forecasted financial metrics as of and for the calendar year beginning January 1, 2026, and ending December 31, 2026 (“FY-2026E”) and for the calendar year beginning January 1, 2027, and ending December 31, 2027 (“FY-2027E”), as reflected in the illustrative Forecasts prepared by EigenQ management;

•        performed a public company comparable analysis of companies with business models bearing similarities to the business and business plans of EigenQ, including companies trading on a major U.S. stock exchange with businesses in the “advanced security infrastructure and quantum-safe technologies” sector, to derive estimated FY-2027E enterprise value and revenue multiples; and

•        performed a comparable private market and M&A transaction analysis of companies to bearing similarities to EigenQ operating globally in the “advanced security infrastructure and quantum-safe technologies” sector to derive certain implied historical enterprise value and revenue multiples (“Equity Value/Revenue Multiples”).

In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon the information Newbridge reviewed, as described above, being accurate and complete in all material respects. Newbridge further relied upon assurances provided by the SVAQ management team that SVAQ management is not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. With respect to the illustrative Forecasts and information and analyses derived therefrom relating to the future potential business and prospects of EigenQ and PubCo, assuming the consummation, if any, of the proposed Business Combination, Newbridge assumed that such illustrative forward-looking information was reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of SVAQ and EigenQ as to the future financial performance of each party as of the dates such forecasts, information and analyses were prepared. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of SVAQ or EigenQ, nor has Newbridge been furnished with any such valuation or appraisal. Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of SVAQ or EigenQ.

The issuance of Newbridge’s Fairness Opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of EigenQ or PubCo following consummation of the Business Combination. Further, Newbridge expressed no opinion as to what the value of shares of PubCo Common Stock actually will be when the Business Combination is consummated or the prices at which such shares will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analyses reviewed by the SVAQ Board and performed by Newbridge in connection with the Fairness Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses

Newbridge employed various methods to analyze the range of implied equity values (“Implied Equity Values”) of EigenQ.

1.      Comparable Public Company Analysis

To calculate an estimated Implied Equity Value of EigenQ, Newbridge obtained Enterprise Value/Revenue Multiples from selected comparable publicly traded companies in the advanced security infrastructure and quantum-safe technologies sector and applied the average of such multiples to illustrative estimated Total Revenues for FY-2027E reflected the Forecasts. Newbridge focused on estimated illustrative FY-2027E Total Revenues as the primary basis of valuation, consistent with Newbridge’s standard practice of giving credit to target companies for one year forward forecasts.

The public company comparables utilized by Newbridge for purposes of its analyses were selected using the following criteria: (i) listed on a major U.S. stock exchange; (ii) operates in the advanced security infrastructure and quantum-safe technologies sector; and (iii) had established FY-2027E revenue estimates. The comparable companies Newbridge selected for such purpose span multiple subsectors including quantum security & quantum ecosystem, hardware anchored security & secure semiconductors, and cybersecurity software.

The average FY-2027E Enterprise Value/Revenue Multiple for the selected comparable public companies was 24.6x. This multiple was applied to EigenQ’s forward-looking estimated illustrative FY-2027E revenue of approximately $138.4 million to derive an estimated FY-2027E enterprise value (“Enterprise Value”) for EigenQ of approximately $3.41 billion. EigenQ’s estimated net cash position (cash of approximately $3.50 million and debt of $0.0 million (based on EigenQ estimated net cash as of December 31, 2025)) was added to the Enterprise Value to obtain an Implied Equity Value for EigenQ of approximately $3.41 billion under this analysis.

The table below summarizes the observed trading multiples of the selected comparable public companies, sourced from S&P Capital IQ data as of June 15, 2026.

Comparable Public Company Analysis	6/15/2026	Balance Sheet			Income Statement	Valuation Multiples
Company Name	Stock Symbol	Stock Price	Market Capitalization	Enterprise Value	Revenue	EV/Revenue
					2027E	2027E
Advanced Security Infrastructure & Quantum-Safe Technology
Quantum Security & Quantum Ecosystem

IonQ, Inc.	NYSE:IONQ	$61.2	$22,836.7	$20,847.4	$388.8	53.6x
Infleqtion, Inc.	NYSE:INFQ	$14.8	$3,233.7	$2,795.0	$50.6	55.2x
SEALSQ Corp	NasdaqGS:LAES	$3.4	$670.7	$251.0	$41.9	6.0x
Arqit Quantum Inc.	NasdaqCM:ARQQ	$17.9	$297.1	$270.4	$7.8	34.7x

Hardware-Anchored Security and Secure Semiconductors

Curtiss-Wright Corporation	NYSE:CW	$762.6	$28,171.0	$28,975.9	$4,079.3	7.1x
Lattice Semiconductor Corporation	NasdaqGS:LSCC	$149.0	$20,410.1	$20,310.0	$919.8	22.1x
Rambus Inc.	NasdaqGS:RMBS	$143.3	$15,494.9	$14,732.2	$986.5	14.9x

High-Growth Cybersecurity Software

Palo Alto Networks, Inc.	NasdaqGS:PANW	$284.5	$231,900.1	$230,919.1	$13,777.0	16.8x
CrowdStrike Holdings, Inc.	NasdaqGS:CRWD	$692.9	$176,390.6	$172,700.5	$5,943.3	29.1x
Cloudflare, Inc.	NYSE:NET	$235.7	$83,315.5	$82,676.2	$3,589.4	23.0x
Rubrik, Inc.	NYSE:RBRK	$69.8	$14,364.8	$13,762.1	$1,644.2	8.4x
						24.6x

2.      Comparable Private Market and M&A Transactions Analysis

Newbridge analyzed approximately five years of private market financing and M&A transaction data in sectors overlapping with the sectors in which EigenQ operates to identify transactions involving operating companies whose businesses most closely resembled the business and business plans of EigenQ. The universe of transactions involving companies with sufficient similarities to EigenQ’s business model to be included in such analyses relative to which financial data was also recorded for the transaction value, was generally limited, as is customarily the case relative to private company and M&A comparables.

The criteria used to select transactions included: (i) targets that operate in the “advanced security infrastructure and quantum-safe technologies” sector; (ii) no geographical restrictions; and (iii) transactions with identified Enterprise Value/Revenue Multiples.

The historical average Enterprise Value/Revenue Multiple derived from the selected private market and M&A transactions was 23.5x. This multiple was applied to EigenQ’s illustrative estimated FY-2027E Total Revenues of $138.4 million (as reflected in the illustrative Forecasts further described under the heading “Certain Unaudited Illustrative EigenQ Forecasts”) to derive an estimated Enterprise Value for EigenQ of approximately $3.26 billion. EigenQ’s illustrative estimated net cash position (cash of approximately $3.5 million and debt of $0.0 million (based on estimated EigenQ net cash as of December 31, 2025) was added to the Enterprise Value to obtain an Implied Equity Value for Eigen Q of approximately $3.26 billion under this analysis.

The table below summarizes the selected private market and M&A transactions, sourced from S&P Capital IQ and PitchBook data as of June 15, 2026.

Private Market and M&A Comparables Analysis (2021 – Present) | Industry: Advanced Security Infrastructure & Quantum-Safe Technology
M&A Closed Date	Transaction Type	Target/Issuer	Transaction Value (USD Millions)	Selected Buyers/Investors	Implied Enterprise Value/Revenue (x)	Geographic Region
Quantum-Security & Quantum-Ecosystem Pure Plays
07/02/2024	Later Stage VC	Oxford Quantum Circuits	$10.9	Chevron Technology Ventures	25.3x	Europe
08/12/2024	Later Stage VC	Riverlane	$82.1	National Security Strategic I.F.	79.7x	Europe
04/04/2025	Later Stage VC	SandboxAQ	$450.0	Alphabet, Avant Global	57.5x	USA
04/30/2025	Later Stage VC	Infleqtion (NYSE: INFQ)	$99.0	Axial Partners, Counterpoint Global	24.4x	USA
08/15/2025	Later Stage VC	IQM Finland	$372.5	55 North, Bayern Kapital	28.3x	Europe
09/01/2025	Later Stage VC	Qunnect	$11.5	Airbus Ventures, Cisco Investments	18.9x	USA

Hardware-Anchored Security & Secure Semiconductors

08/06/2021	Merger/Acquisition	Smoothwall Limited	$104.7	Linewize Limited	4.6x	Europe
05/01/2022	Buyout/LBO	Utimaco	$454.1	ACE & Company, Bain Capital Credit	3.9x	Europe

High-Growth Cybersecurity Software

01/18/2021	Merger/Acquisition	Fulanke Information Security	$2.9	DBAPPSecurity (SHG: 688023)	16.7x	Asia
02/03/2021	Later Stage VC	Sansec (SHG: 688489)	$15.5	China Internet Investment Fund	6.3x	Asia
08/12/2021	Later Stage VC	Fortanix	$14.3	In-Q-Tel, Quiet Capital	23.8x	USA
01/22/2024	Later Stage VC	Skyflow	$30.0	Khosla Ventures, Mouro Capital	13.3x	USA
07/30/2024	Merger/Acquisition	Sendrcrypt Technologies	$3.0	eMudhra Inc, USA	6.0x	USA
10/01/2024	Merger/Acquisition	Venafi	$1,660.0	CyberArk Software	20.8x	USA
				AVERAGE	23.5x

Source: S&P Capital IQ and PitchBook as of June 15, 2026

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the SVAQ Board in connection with Newbridge’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion.

The estimates of the future performance of SVAQ, EigenQ and PubCo, after the closing, if any, of the proposed Business Combination, in or underlying Newbridge’s analyses are not necessarily indicative of the actual values or actual future results EigenQ or Pubco will or may achieve, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the valuations resulting from, the analyses described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual value of EigenQ.

Conclusion

The values derived from the various analyses utilized by Newbridge in connection with the fairness opinion, as described above, show a value range for EigenQ between approximately $3.26 billion and $3.41 billion, with an average of approximately $3.34 billion across the various valuation methodologies utilized. The Equity Value of $2.93 billion on which the Transaction Share Consideration to be received by the EigenQ security holders under the terms of the Business Combination Agreement was based is below the average of the valuation analyses.

Based upon and subject to the foregoing, it is Newbridge’s opinion that, as of June 16, 2026, (i) the Equity Value of $2,930,000,000 to be paid by SVAQ in the Business Combination is fair, from a financial point of view, to the SVAQ Unaffiliated Shareholders, and (ii) the Business Combination has an aggregate fair market value equal to at least eighty percent (80.0%) of the value of the assets held by SVAQ in its Trust Account for the benefit of holders of SVAQ’s public shares (excluding any deferred underwriting fees and taxes payable on the income earned on the Trust Account) as of the BCA Signing Date.

The type and amount of consideration deliverable to EigenQ security holders in the Business Combination was determined through negotiations between SVAQ and EigenQ and was approved by the SVAQ Board. The decision to enter into the Business Combination Agreement was solely that of the SVAQ Board. As described above, Newbridge’s opinion and analyses were only one of many factors considered by the SVAQ Board in its evaluation of the Business Combination Agreement and should not be viewed as determinative of the views of SVAQ’s or EigenQ’s management with respect to entering into the Business Combination Agreement.

Fees and Expenses

As compensation for Newbridge’s services in connection with the delivery of its Fairness Opinion to the SVAQ Board, SVAQ agreed to pay Newbridge a total fee of $75,000, payable in the following installments: (i) $10,000 as a non-refundable initial retainer upon execution of the engagement agreement; (ii) an additional $55,000, non-refundable, upon delivery of the signed Fairness Opinion in a form reasonably acceptable to the SVAQ Board; and (iii) a final $10,000 upon delivery of the text of a disclosure insert concerning the Fairness Opinion for inclusion in this proxy statement/prospectus to SVAQ and its legal counsel. No portion of Newbridge’s fee is contingent upon the conclusion reached in the Fairness Opinion or the consummation of the Business Combination. In addition, SVAQ has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering and delivery of this Fairness Opinion. SVAQ has also agreed to reimburse Newbridge for any pre-approved expenses incurred in connection with Newbridge’s engagement by SVAQ to carry out the analyses described herein in connection with the proposed Business Combination.

Certain Unaudited Illustrative EigenQ Forecasts

EigenQ has not, as a matter of course, made public forecasts as to the Company’s future financial or operating results. However, in connection with SVAQ’s due diligence and consideration of the potential Business Combination transaction prior to the BCA Signing Date, EigenQ management provided SVAQ with the Forecasts over a thirty-six-month period (the Forecast Period incorporating a variety of assumptions, as further described below. As further detailed in the preceding section entitled “Background of the Business Combination” as well as below, the illustrative Forecasts were originally prepared by EigenQ management in May 2026 and delivered to SVAQ as of the Initial Forecast Date except with regard to the modified Earnings Forecasts case referred to and further described below as the FP Yr 1 Pre-Closing Funded Case, which was prepared by EigenQ management and delivered to SVAQ as of the Supplemental Forecast Date (as defined above, with the Initial Forecast Date and the Supplemental Forecast Date together referred to as the “Forecast Dates”) in connection with discussions with SVAQ held prior to the BCA Signing Date.

The illustrative Forecasts were derived from EigenQ internal market scenario models and not with a view toward public disclosure or adherence to U.S. GAAP (“GAAP”) presentation and requirements, as further described below. The Forecasts were prepared in good faith by EigenQ management based on information available to EigenQ management as of the Forecast Dates and incorporate assumptions, estimates, beliefs and predictions that EigenQ management then-considered to be reasonable, based on professional experience and industry information, but which, as also described below, are not based on historical EigenQ operating or financial results, and incorporate numerous assumptions which, as of the Forecast Dates remain subject to external validation. Because, as of the date of this proxy statement/prospectus and as of the Forecast Dates, EigenQ is a development-stage company that has not yet begun selling products or generating revenue, many of EigenQ management’s predictions, beliefs and estimates incorporated into the illustrative Forecasts and the assumptions on which such Forecasts are based are speculative in nature, including with regard to, among other matters, customers and end users, demand, pricing, product mix, terms and conditions of channel participant and federal and commercial end user and other agreements, costs, timelines, personnel requirements and expenses, among other matters. Readers are urged not to rely on the information set forth in the illustrative Forecasts when making investment decisions.

The Forecasts prepared by EigenQ management and provided to SVAQ prior to the BCA Signing Date cover a thirty-six-month Forecast Period because, taking into account numerous assumptions with regard to, among other matters, customer demand; the terms of future agreements with OEMs, distributors and VARs that may purchase, distribute or resell EigenQ products; attractiveness of the Company’s products in the marketplace; penetration rates; competition; manufacturing, distribution and freight costs; required capital expenditures, operating expenses, working capital needs; access to and the terms of prospective financing arrangements, as well as the timing and consummation, if any, of, and proceeds from, the proposed Business Combination and related financing transactions that SVAQ and EigenQ may pursue and consummate, if any, among other factors, 36 months is a timeline within which Company management, as of the Forecast Dates, provisionally believes that, subject to the accuracy of all of the foregoing and other material assumptions incorporated into the illustrative Forecasts, the Company could generate revenues and potentially achieve earnings generally in line with the estimates reflected in the illustrative Forecasts; provided, however, that as of the Forecast Dates and the date of this proxy statement/prospectus, numerous aspects of the assumptions incorporated into the illustrative Forecasts are subject to external validation and may not be reflective of actual results, information, events and circumstances. The illustrative Forecasts should not be interpreted as a guarantee or prediction on the part of EigenQ, SVAQ or any other person that EigenQ may or will be able to achieve results similar to or in line with the illustrative estimates reflected in the Forecasts within a particular timeline or at all.

The illustrative Forecasts prepared by EigenQ management are not based on, nor are they reflective of, the Company’s historical operating and financial results. The illustrative Forecasts should be considered in conjunction with other information regarding EigenQ contained in this proxy statement/prospectus, including, without limitation, the EigenQ financial statements and the sections entitled “Information about EigenQ”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EigenQ” and “Risk Factors”. Investors in SVAQ, EigenQ and PubCo may lose the entire amounts of their investments.

The illustrative Forecasts delivered to SVAQ as part of due diligence prior to the BCA Signing Date include Revenues Forecasts and Earnings Forecasts, each as further described below. The Forecasts prepared and delivered to SVAQ as of the Initial Forecast Date include EigenQ estimates and assumptions collectively referred to as the “Management Conservative Base Case”; provided, that, subsequent to the Initial Forecast Date, EigenQ management and SVAQ also discussed modifications to certain assumptions incorporated into the Forecast Period Year 1 Earnings Forecasts, resulting in the preparation by EigenQ management of a modified FP Yr 1 forecast scenario affecting illustrative Year 1 estimated Adjusted EBITDA, Adjusted EBITDA Margin and Post-CapEx EBITDA which is referred to, for purposes of this section entitled “Background of the Business Combination” as the “FP Yr 1 Pre-Closing Funded Case”, as further described below. All of the foregoing Forecasts and Forecast cases and scenarios are entirely illustrative in nature and the financial and operating results of EigenQ and, after the Closing, PubCo, are likely to be different from the estimates incorporated therein due to a variety of factors, including, without limitation, that, as of the Forecast Dates, material assumptions incorporated into the illustrative Forecasts, including, without limitation, those relating to channel activation; the terms of future agreements with channel participants, customers and end users, including with regard to pricing, among other terms; future unit sales, renewals and licensing revenues and the potential timeline within which the Company may generate and recognize revenues from each; costs of goods sold, including manufacturing, freight/distribution and other costs; personnel, vendor, sales and marketing and other expenses; as well as working capital needs and the timeline and terms on which reasonably-priced capital may be available to the Company, if at all, are not yet determinable or are subject to external validation and, once validated, as EigenQ’s business develops and grows, may be materially different from the information, estimates and analyses incorporated into the assumptions underlying the illustrative Forecasts. The Forecasts include certain non-GAAP measures and metrics, as further described under the section below entitled “— Use of Non-GAAP Measures and Metrics.”

The SVAQ Board reviewed the illustrative Forecasts and utilized the information contained therein in its evaluation and decision-making regarding EigenQ and the proposed Business Combination. As described below, the Forecasts were also provided to Newbridge, the fairness opinion provider engaged by SVAQ, for purposes of Newbridge’s analyses related to such opinion, as discussed in the section above entitled “— The Fairness Opinion.” Investors in SVAQ, EigenQ and PubCo are cautioned not to place undue reliance on EigenQ management’s illustrative Forecasts and should be aware of the potential to lose the full amount of their investments.

By providing the Forecasts to SVAQ as described herein, EigenQ management did not make any representations, warranties or guarantees that EigenQ will, in fact, achieve any of the illustrative results reflected in the Forecasts, nor should the inclusion of the Forecasts, and information derived therefrom or assumptions incorporated therein, in this proxy statement/prospectus be construed as a guarantee, representation or warranty of any kind about the current or future business of EigenQ, SVAQ or PubCo after the Closing. The estimates incorporated into the Forecasts delivered to SVAQ are based on numerous assumptions, which assumptions, and, consequently, the Forecasts, as well information incorporated therein and analyses derived therefrom, are subject to a variety of risks and contingencies, including risks that may not be foreseeable and may be outside the parties’ control, as further described elsewhere in this proxy statement/prospectus (including, without limitation, in the section entitled “Risk Factors”), which include, without limitation, that demand for the Company’s product offerings may be lower, slower to materialize, or unsustainable relative to management’s present expectations; that the Company is not able to establish or maintain the channel participant relationships EigenQ management anticipates facilitating future potential revenue generation on terms consistent with those incorporated into the illustrative Forecasts; that OEMs, distributors and VARs and other parties expected to purchase, distribute or resell EigenQ products do not engage in such activities to the extent, within the timelines or on pricing and other terms consistent with EigenQ management’s expectations, as incorporated into assumptions underlying the Forecasts; that costs of goods sold are higher than estimates thereof incorporated into the illustrative Forecasts; that the expenses associated with the proposed Business Combination with SVAQ and with becoming a public company are higher than predicted; that proceeds from the Business Combination and financing transactions, if any, in which the parties engage in connection therewith are received later, are lower in amount, or have more onerous terms than expected, and that for any number of reasons, including events, circumstances and other factors that cannot be predicted and are outside of the parties’ control, EigenQ’s business does not develop in the manner, on the timeline or at the levels predicated and incorporated into the assumptions underlying the Forecasts prepared as of the Forecast Dates.

The Forecasts should not be viewed as public guidance. The Forecasts were not prepared with a view toward public disclosure or complying with the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial or operating information. Accordingly, Company management’s illustrative potential future revenues and earnings forecasts and metrics and measures derived therefrom included in such Forecasts are not intended to represent GAAP-recognized revenue, backlog, bookings, contracted revenue, or a customer-by-customer forecast. EigenQ’s management believes the assumptions included in the illustrative Forecasts to be reasonable, based on information available as of dates such Forecasts were prepared and professional judgement and experience, however the assumptions and information incorporated into the Forecasts relate to future events, circumstances and conditions which are inherently uncertain and difficult to predict and many of which are beyond EigenQ’s, SVAQ’s and PubCo’s control. The illustrative Forecasts are not intended to represent an Accounting Standards Codification (“ASC”) 606 analysis as promulgated by the Financial Accounting Standards Board (“FASB”) and the timing and amounts of revenues EigenQ ultimately recognizes, if any, will be determined under GAAP based on the terms of applicable contracts and other commercial arrangements, once identified and entered into. Actual reported results will depend, among other factors, on the structure and terms of binding customer, channel and licensing arrangements and the application of GAAP to those arrangements.

The Forecasts are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments provided, however, that EigenQ does not intend to update such Forecasts unless and to the extent legally required as further detailed below. The Forecasts also reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and with respect to the industries in which EigenQ operates. Changes to any of the foregoing, or other changes, will impact EigenQ’s business, all of which are difficult to predict and many of which are beyond the control of SVAQ and EigenQ. Neither SVAQ management, EigenQ management, nor any of their respective affiliates, advisors or representatives has made or makes any representations to any person regarding the ultimate performance of EigenQ relative to the Forecasts. The Forecasts are illustrative forward-looking statements that are inherently subject to significant uncertainties and contingencies and actual results may be different, perhaps materially. The various risks and uncertainties include those set forth in the sections of this proxy statement/prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EigenQ” and “Cautionary Note Regarding Forward-Looking Statements” and risks and uncertainties inherent in the assumptions further described below.

The inclusion of the illustrative Forecasts in this proxy statement/prospectus should not be regarded as an indication that any of the SVAQ Board, SVAQ management team or their respective affiliates, advisors or other representatives considered, or now considers the Forecasts necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the proposed Business Combination. None of SVAQ, EigenQ, PubCo, or any of their respective affiliates, advisors or other representatives intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the illustrative Forecasts to reflect circumstances existing or arising after the Forecast Dates or to reflect the occurrence of future events, even if any or all of the assumptions underlying the Forecasts are shown to be in error or any of the illustrative Forecasts otherwise would not be realized. EigenQ and PubCo will not refer back to the Forecasts in future periodic reports filed under the Exchange Act.

Material Assumptions Underlying Illustrative Forecasts

The following is further information regarding the illustrative Forecasts prepared by EigenQ management and the material assumptions incorporated therein. The illustrative Forecasts reflect:

•        a 36-month Forecast Period determined as of the Initial Forecast Date, with “Year 1” of the Forecast Period (“FP Yr 1”) modelled as the 12-month period beginning January 1, 2026, and ending December 31, 2026; “Year 2” of the Forecast Period (“FP Yr 2”) modelled as the 12-month period beginning January 1, 2027, and ending December 31, 2027; and “Year 3” of the Forecast Period (“FP Yr 3”) modelled as the 12-month period beginning January 1, 2028, and ending December 31, 2028; provided, however, that the actual timeline for EigenQ to achieve brand and product awareness, establish commercial relationships, attract customers, fulfil purchase orders from which revenues may be generated, and ultimately achieve the estimated profits and margins reflected in the illustrative Forecasts, if the Company achieves such results at all, may be longer, perhaps materially, than the estimates incorporated into the illustrative Forecasts;

•        estimated Forecast Period revenues comprised of: (a) “Core Channel Revenues,” defined as revenues from product sales, including sales of (i) PQC + server bundles, (ii) PCIe retrofit boards, and (iii) M.2 PQC + edge modules (any of the foregoing, “Units” and “Unit Sales”), and, beginning in FP Yr 2, (iv) “QEM Renewals,” defined as customer renewals of the software, firmware and API layer collectively referred to as EigenQ’s “quantum encryption module” beyond the initial one-year QEM term included in modelled hardware and platform deployments; and (b) beginning in FP Yr 2, “OEM Licensing Revenues,” representing an illustrative additional revenue source EigenQ may pursue as a complement to core channel hardware sales if future OEM/platform licensing arrangements are secured. Further information about EigenQ’s products and anticipated future revenue streams can be found in the section of this proxy statement/prospectus entitled “Information About EigenQ”); further information regarding assumptions incorporated into the illustrative Revenues Forecasts appears under the section entitled “EigenQ Management Illustrative Revenues Forecasts” below;

•        illustrative estimated Core Channel Revenues being generated through “channel participants,” including OEMs, distributors and VARs that purchase, distribute or resell EigenQ offerings to “federal end users,” referring to U.S. federal agencies and other federal users that may deploy EigenQ products, and “commercial end users,” referring to private-sector and other non-federal users that may deploy EigenQ products, with differentiation by end user type incorporated into the assumptions underlying the illustrative Forecasts relative to, for example, costs of goods sold, to take into account manufacturing, distribution and other requirements specific to products manufactured for ultimate deployment by federal end users that do not apply to commercial end users;

•        assumed penetration rates (as further described below) applied to an EigenQ management-estimated addressable channel-enabled U.S. server market opportunity of $8.1BN for 2026, $11.7BN for 2027 and $15.2BN for 2028, assuming active OEM channel engagement throughout such period by major relevant OEMs (e.g., HPE/Aruba, Dell Supermicro, and Lenovo ISG, as of the Forecast Dates, in addition to other eligible server OEMs) which estimates were developed by EigenQ management, based on professional experience, from data and information gathered from third party sources further described under the section entitled “Information about EigenQ – Target Markets”), informed, also, by EigenQ management perceptions, as of the Forecast Dates, informed by industry knowledge and publicly available information, of certain U.S. federal government and governmental agency directives, policies, standards and transition timelines relating to post-quantum cryptography and cybersecurity in effect as of the Forecast Dates, and which represent what EigenQ management at the Forecast Dates believed to be reasonable estimates of such market opportunity based, among other information, on the Goldman Sachs, Morgan Stanley and U.S. federal government reports and data identified under “Information About EigenQ”, as well as the aforementioned U.S. federal government directives, constrained, for EigenQ management’s modelling purposes, by the fact that, at the Forecast Dates, EigenQ had not yet begun selling products, fulfilment readiness, capital access and other factors;

•        EigenQ management’s belief, as of the Forecast Dates, that, assuming the accuracy of the vast number of assumptions underlying the illustrative Forecasts (as well as the non-occurrence of other events, circumstances or developments that could, if they occur, impact the Company’s future financial and operating results), the Company could potentially approach or achieve penetration rates of or approaching 0.053% in FP Yr 1, 0.500% in FP Yr 2 and 0.800% by FP Year 3 (assuming that by Year 3 of the Forecast Period, EigenQ has established a fuller channel cycle and expanded its channel participants to reach broader bases of end users) of the estimated addressable channel-enabled U.S. server market opportunity described in the preceding paragraph and further detailed in the section entitled “Information About EigenQ”, which EigenQ management, at the Forecast Dates, regarded as reasonable, subject to numerous risks and contingencies, some of which cannot be predicted and are outside of EigenQ’s, SVAQ’s and PubCo’s control, given that EigenQ’s near-term product offerings (as further described in the section entitled “Information About EigenQ”), including, without limitation, the Company’s PQC+ integrated server solution, have been designed to meet federal and commercial end users’ post-quantum security needs through a hardware-rooted, quantum-safe trust infrastructure intended to be integrated with existing server and infrastructure environments and deployed through OEM and U.S. federal government-compliant channel relationships. EigenQ management utilized the foregoing penetration rate estimates, together with publicly-available manufacturer revenue data as scale context, to derive the illustrative estimated Forecast Period Unit Sales reflected in the Revenues Forecasts further described below under the section entitled “EigenQ Management Illustrative Revenues Forecasts” below;

•        that EigenQ has identified or will be able to identify and maintain relationships with the manufacturers and suppliers, channel participants, vendors and other commercial partners EigenQ will require to carry out Company management’s business plans on terms, relative to purchase/supply, pricing, freight/distribution, inventory, order fulfillment and otherwise, that are not materially different than the assumptions with respect thereto incorporated into the illustrative Forecasts, which management considered reasonable based on certain channel participant relationships and arrangements in effect at the Forecast Dates, as well as management’s professional experience and industry information;

•        that, although as of the Forecasts Dates, EigenQ did not have binding customer purchase orders, backlog or committed sales volumes supporting forecasted sales, the pricing and other commercial terms of Unit Sales and QEM Renewals, as well as estimated Forecast Period product mix, are generally in line with EigenQ management’s estimates thereof incorporated into the Forecast assumptions, and that demand for EigenQ product offerings, as well as attractiveness of EigenQ products to channel participants and end users, exists and is sustained during the Forecast Period at the levels estimated for purposes of preparing the Forecasts, which EigenQ management believed reasonable, as of the Forecast Dates, based on professional experience, industry information and discussions with channel participants, among other sources;

•        that, during or prior to Year 2 of the Forecast Period, the Company enters into OEM or platform intellectual property out-licensing agreements on pricing and other terms enabling EigenQ to potentially generate the future OEM Licensing Revenues reflected in the illustrative Forecasts, which EigenQ management considers reasonable due to existing relationships between EigenQ and certain OEMs and because EigenQ has developed certain near-term product offerings with design features and attributes intended to facilitate ease of integration with existing OEM products (including as further described under the section entitled “Information About EigenQ — Products and Solutions”); and

•        that, EigenQ has access to the necessary capital to carry out its business plans during the Forecast Period in the manner reflected in the illustrative Forecasts and the assumptions incorporated therein, at costs which are generally not reflected in the illustrative Forecasts, as further described under the section below entitled “— EigenQ Management Illustrative Earnings Forecasts”;

provided, however, that, as of the Forecast Dates and the date of this proxy statement/prospectus, (i) EigenQ has not yet begun generating revenues, nor has it achieved profitability, and there are components of the Company’s future business plans and operations that are likely to change from time to time and over time, which could cause actual results to be different, perhaps materially, from information reflected in the illustrative Forecasts; (ii) numerous aspects of the assumptions underlying the illustrative Forecasts have not been externally validated by relevant third parties and, once validated, may cause events, circumstances and information to be different, perhaps materially, from estimates incorporated into the illustrative Forecasts, including, without limitation, with regard to demand, pricing, product mix, and the terms of commercial agreements with manufacturers, suppliers, VARs, distributors, vendors, service-providers, customers and end users; (iii) neither the proposed Business Combination with SVAQ, nor financing transactions, if any, that may be identified and pursued in connection with the Business Combination have yet been consummated and, if such transactions do close, the timelines therefor, and proceeds to the Company therefrom, may be different from the assumptions with respect to the foregoing which are incorporated into the illustrative Forecasts, as further described below; (iv) the actual timing and manner for EigenQ to recognize revenues, as well as other aspects of the Company’s future accounting policies and practices will only be refined and developed as the terms and nature of EigenQ’s commercial arrangements are determined; (v) at the Forecast Dates, EigenQ did not have binding customer purchase orders, backlog or committed sales volumes supporting the unit sales assumptions incorporated into the illustrative Forecast scenarios and it is possible that binding customer product orders and committed sales volumes, if any, may be lower or slower to materialize than the related estimates incorporated into assumptions underlying the Forecasts and that the terms of binding customer agreements and volume sales commitments may be less remunerative and more costly to EigenQ to fulfill than EigenQ management currently anticipates, which may impact the Company’s future financial and operating results; (vi) a significant portion of the potential estimated revenues EigenQ management believes the Company can achieve are expected to be derived from federal end users and there can be no assurance that these (or any other) sales and renewals will occur or that the Company will achieve the results reflected in the illustrative Forecasts associated with such future sales, as federally-oriented and compliant configurations change over time and from time to time, which may impact, among other things, the future earnings, profits and margins; (vii) end user requirements, security encryption and other technical and systems integration specifications and protocols of customers, OEMs and end users are subject to change from time to time and over time; (viii) if customers, end users and other key channel participants opt to enter into exclusive arrangements with companies other than EigenQ or otherwise limit the extent to which such persons and parties order or rely upon EigenQ products, the Company’s future operating and financial results, or the timelines within which the Company may be able to achieve anticipated results, if at all, may differ from Forecast Date expectations; (ix) the market for post-quantum cybersecurity products, technologies and solutions is new and rapidly evolving and EigenQ’s current offerings may not continue to be attractive over a 36-month Forecast Period or at all, and research and development costs and timelines, or the manufacturing, distribution and other costs of manufacturing and selling novel or replacement products may be higher than the estimated costs of goods sold incorporated into the illustrative Forecasts, which may affect revenues, margins and profits and (x) new and better-funded competitors, or competitive products, may emerge from time to time or over time that are more attractive in the marketplace than EigenQ’s offerings and the Company may need to spend more time and resources on research and development of novel or substantive offerings than is currently reflected in the assumptions underlying the illustrative Forecasts.

EigenQ Management Illustrative Revenues Forecasts

The following are illustrative unaudited forward-looking estimated Core Channel and OEM Licensing Revenues (“Revenues Forecasts”) prepared by EigenQ management as of the Initial Forecast Date and delivered to SVAQ at the Forecast Dates, incorporating numerous assumptions, as further described below:

	Year 1	Year 2	Year 3
Est. Total Revenues ($)*
Illustrative Est. Core Channel revenues
PQC+ server bundles	$8.70	$117.60	$245.20
QEM renewals	$0.00	$0.90	$13.60
PCIe retrofit boards	$1.20	$16.70	$34.70
M.2 PQC+ edge modules	$0.00	$0.40	$0.70
Total Est. Core Channel revenue*	$10.00	$135.60	$294.20
Illustrative Est. OEM licensing revenue	—	$2.90	$5.30
Est. Total Revenue	$10.00	$138.40	$299.50

____________

*        Totals calculated utilizing unrounded figures.

For purposes of preparing the illustrative Revenues Forecasts set forth above, EigenQ management assumed the following with regard to potential estimated Company results during the Forecast Period:

a.      Unit Sales Volumes; Product Mix — that, relative to estimated Unit Sales, the Company is able to achieve the estimated penetration rates of EigenQ management’s estimated channel-enabled U.S. server market opportunity further described under the section entitled “Material Assumptions Underlying Illustrative Forecasts” and in the sections of this proxy statement/prospectus entitled “Information about EigenQ,” resulting (after also taking into account Forecast Period Year 1 assumptions regarding federal: commercial deployments for PQC + server bundles, which, in turn, were used by EigenQ management to determine blended average estimated sales prices) in estimated Unit Sales by product mix of (i) PQC + server bundles increasing from approximately 175 units in FP Yr 1 to 4,875 units in FP Yr 3; (ii) PCIe retrofit boards increasing from approximately 130 units in FP Yr 1 to 3,655 units in FP Yr and (iii) M.2 PQC + edge modules increasing from approximately 20 units in FP Yr 1 to 490 units in FP Yr 3, which EigenQ considered reasonable estimates of potential Forecast Period Unit Sales based on professional experience, industry information and pre-Forecast Date discussions with potential channel participants, informed by management’s expectations, as of the Forecast Dates, that federal and regulated-market adoption of the types of EigenQ products may precede broader commercial adoption and that end users globally need to adopt post-quantum readiness plans and associated hardware, software and integration solutions.

b.      QEM Renewal Fees — a 90% year-over-year renewal rate for QEM Renewals, which are modeled as commencing in FP Yr 2, following an initial one-year QEM term included in the modeled initial hardware and platform deployments, which renewal rate EigenQ management regards as reasonable given that management envisions offering QEM renewals at price points the Company considers relatively modest and believes end users will find attractive and because of the perceived likelihood (given that end users will be utilizing EigenQ products and integrating such products with other systems for the first time, or at early integration stages) that many end users will determine to extend the benefits encompassed in QEM modules for future periods.

c.      Product Pricing — that Forecast Period product pricing will be generally consistent with product-mix weighted average selling prices (ASPs) developed based on management experience, industry comparables for security appliances, anticipated value-stack positioning, and estimated federal-oriented sourcing, manufacturing, compliance and fulfillment cost and pricing impacts, including Trade Agreements Act (TAA) and Buy American Act (BAA)-related considerations where applicable; provided, however that actual product pricing may be different from the assumptions incorporated in the Revenues Forecasts and will be informed by, among other things, the terms of executed contracts, purchase orders and binding price commitments, as well as product performance, technical federal and commercial end user requirements and exogenous developments in a novel and quickly development industry, and provided, further, that product pricing may also be adjusted from time to time and over time in the ordinary course of the Company’s business and as the market for post-quantum cybersecurity and encryption products and solutions evolves.

d.      OEM Licensing Revenues — that potential future revenues EigenQ may generate from OEM or platform intellectual-property licensing arrangements (referred to as “OEM Licensing Revenues”) commence during FP Yr 2 of the illustrative Forecast Period, have license/royalty fee structures, and have pricing, durations and other contractual terms generally consistent with the assumptions with regard thereto incorporated into the illustrative Forecasts based on management’s professional experience and industry information, which EigenQ management considered to be reasonable, at the Forecast Dates, based upon, among other inputs and information, analogues Company management drew, solely for modelling methodology purposes, to publicly-available information regarding the licensing and per-chip royalty fee structure utilized by a major semiconductor company and a strategic IP licensing and royalty fee arrangement between two other well-known and established companies bearing similarities to the business model for potential future OEM and platform intellectual property licensing arrangements, if EigenQ offers and is able to attract customers for, these types of arrangements in the future, together with other estimates and inputs based on management’s professional experience; provided, however, that none of the foregoing estimates or assumed licensing fee structures are reflective of arrangements or contractual terms in effect at the Forecast Dates, and provided, further, that the manner(s) in which EigenQ actually structures fees with regard to, and recognizes revenues from, potential future IP licensing arrangements may be different, perhaps materially, from the related assumptions incorporated by EigenQ management into the illustrative Forecasts.

While EigenQ management believes the assumptions incorporated into the illustrative Revenues Forecasts to be reasonable, based on the information available to the Company as of the Forecast Dates, EigenQ, at the Forecast Dates and as of the date of this proxy statement/prospectus, has not yet begun selling products and generating revenues such that many aspects of EigenQ’s business plans and the implementation thereof, including, without limitation, relative to product offerings and pricing, sales, revenues, costs and expenses, as well as resulting earnings, profits and margins, are subject to change as EigenQ, among other things, enters into binding agreements, receives pricing commitments and product orders and fulfils orders and delivers products to end users, some or all of such information and actual operating results may differ from the estimates and illustrative potential future results reflected in the Forecasts, perhaps materially. Additional important factors may also affect actual results and cause the results reflected in the illustrative Forecasts not to be achieved, including, among other things, risks and uncertainties relating to EigenQ’s business, industry performance, federal and commercial end user requirements and preferences and general business and economic conditions and political and macroeconomic factors. The Forecasts also reflect assumptions as to certain business decisions and strategy that are subject to change. There can be no assurance that the illustrative estimated Forecast Period revenues reflected in the Forecasts will be realized or that actual results will not be significantly lower than projected. Readers are cautioned to read the information regarding illustrative Forecasts contained in this proxy statement/prospectus in parallel with other information contained herein, including, without limitation, as set forth in the sections of this proxy statement/prospectus entitled “Information about EigenQ”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EigenQ”, and “Risk Factors”, in addition to the financial statements and information regarding EigenQ and SVAQ included herein and are also cautioned not to place undue reliance on the forward-looking, illustrative estimates comprising such Forecasts.

EigenQ management also utilized the illustrative forward-looking Revenues Forecasts described above to prepare the illustrative Earnings Forecasts, including certain supplemental illustrative earnings, profits and margins Forecasts reflected in the FP Yr 1 Pre-Closing Funded Case scenario, as further described below.

EigenQ Management Illustrative Gross Profits, Adjusted EBITDA, Costs and Expenditures Forecasts

The following are illustrative unaudited forward-looking estimated Gross Profit, Gross Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Costs of Goods Sold (COGS), Baseline Operating Expenses (OpEx) and Capital Expenditures (CapEx) forecasts (collectively referred to as illustrative “Earnings Forecasts”) prepared by EigenQ management as of the Forecast Dates and delivered to SVAQ prior to the BCA Signing Date incorporating numerous assumptions, as further described below. While, as also further described below, the Earnings Forecasts shared with SVAQ at the Initial Forecast Date reflected assumptions based on a scenario model referred to herein as the “Management Conservative Base Case”, EigenQ supplementally discussed with, and ultimately provided to, SVAQ a supplemental Earnings Forecast scenario model referred to as the “FP Year 1 Pre-Closing Funded Case”, incorporating assumptions with regard to EigenQ’s identification and consummation of one or more potential illustrative financing transactions prior to the consummation, if any, of the proposed Business Combination, as further described below, that are not included in the Management Conservative Base Case forecasts and which impact EigenQ management’s illustrative estimates of Adjusted EBITDA, Adjusted EBITDA Margin and Post-CapEx EBITDA for Year 1 of the Forecast Period, as described in further detail below, in each case taking into account numerous assumptions as also further described below. The illustrative Earnings Forecasts include non-GAAP measures and metrics, as further described under the section below entitled “— Use of Non-GAAP Measures and Metrics.”

Readers are reminded that the illustrative estimates of potential future EigenQ results reflected in the Earnings Forecasts are purely speculative, in that, at the dates such Forecasts were prepared, EigenQ did not have binding purchase orders, backlogs, committed sales volumes or executed OEM licensing commitments supporting the forecasted amounts and has not, therefore, tested or validated management’s estimates of the timelines for, costs of or capital needs with regard to product order fulfillment, freight and delivery costs and other material assumptions underlying EigenQ management’s illustrative Earnings Forecasts, making management’s views and predictions at the Forecast Dates regarding potential future costs, operating expenses and working capital needs preliminary in nature and subject to change. The Company’s actual results are likely to be different, perhaps materially, from the assumptions underlying and estimates reflected in the illustrative Earnings Forecasts. Investors should not place undue reliance on forward-looking financial and operating forecasts, including EigenQ management’s illustrative Forecasts included in this proxy statement/prospectus, as actual results may differ and you may lose your entire investment.

	Year 1	Year 2	Year 3
Est. Total Revenues ($M)
Total Revenues	$10.0	$138.4	$299.5

Illustrative Est. Gross Profits, Gross Margin, Adj. EBITDA, Adj. EBITDA Margin ($M)
Gross Profits	$6.8	$86.7	$194.9
Gross Margin	68.3%	63.8%	65.1%
Adjusted EBITDA
Management Conservative Base Case	$3.6	$35.9	$105.9
FP Year 1 Pre-Closing Funded Case	$(5.0)	$35.9	$105.9
Adj. EBITDA Margin
Management Conservative Base Case	36.0%	26.0%	35.0%
FP Year 1 Pre-Closing Funded Case	(50.0)%	26.0%	35.0%
Post-CapEx EBITDA
Management Conservative Base Case	$0.6	$25.9	$93.9
FP Year 1 Pre-Closing Funded Case	$(8.0)	$25.9	$93.9

Illustrative Est. COGS, Operating Expenses and Capital Expenditures ($M)
COGS	$(3.2)	$(50.1)	$(104.6)
Baseline Operating Expenses (excluding incremental FP Year 1 Funding spend)	$(3.3)	$(52.5)	$(89.0)
Capital Expenditures	$(3.0)	$(10.0)	$(12.0)

The following is further information regarding the illustrative Earnings Forecasts set forth in the table above and EigenQ management’s assumptions incorporated therein:

a.      Earnings Forecasts — The illustrative estimated Gross Profits, Gross Margin, Adj. EBITDA, Adj. EBITDA Margin, COGS, Baseline Operating Expense and Capital Expenditures information included in the Earnings Forecasts are based on, and take into account all of the assumptions underlying, the illustrative Revenues Forecasts further described under the section above entitled “EigenQ Management Illustrative Revenues Forecasts”, none of which information is based on Company historical results and which was prepared based on assumptions which are subject to third party validation as of the Forecast Dates. If actual results are different from the information reflected in the Revenues Forecasts or the assumptions incorporated therein, the information reflected in the Earnings Forecasts, or the material assumptions upon which such forecasts are based, may also prove inaccurate. The illustrative Earnings Forecasts include multiple non-GAAP measures and metrics, as further described under the section below entitled “— Use of Non-GAAP Measures and Metrics.” Furthermore, readers should be aware that the illustrative Earnings Forecasts were provided to SVAQ as part of due diligence prior to the BCA Signing Date in part to highlight the potential estimated margins the Company may be able to achieve, given EigenQ’s channel-enabled and outsourced-manufacturing model, assuming the accuracy of underlying assumptions, which margins may be favorably regarded when compared, for example, with companies that own manufacturing facilities, distribute their products to end users directly or that otherwise have higher sales, storage or other aspects of costs of goods sold than EigenQ anticipates having based on the Company’s business plans as of the dates the illustrative Forecasts were prepared, but which are, again, subject to validation. Notwithstanding the foregoing, at the Forecast Dates and the date of this proxy statement/prospectus, EigenQ has not yet entered into all of the manufacturing, channel participant and other agreements it expects to enter into as EigenQ’s business develops, nor has EigenQ externally validated levels of customer demand, market acceptance of products or material pricing, COGS and other assumptions incorporated into such Forecasts, making aspects of the illustrative Earnings Forecasts and the assumptions underlying such Forecasts speculative in nature and subject to change. EigenQ’s actual future profits, earnings, margins, operating expenses and capital requirements, among other matters, may be different, perhaps materially, from the information included in the illustrative Forecasts, and readers are cautioned not to place undue reliance on such Forecasts and reminded that investors in SVAQ, EigenQ and PubCo, after the Closing, if any, may lose their entire investments.

The illustrative Forecasts also assume access by EigenQ to sufficient capital on acceptable terms during the Forecast Period, enabling the Company to execute management’s business plans, which may also prove to be an inaccurate assumption. If proceeds, if any, from the proposed Business Combination and any associated financing transactions in which the parties may engage in accordance with the terms of the Business Combination, are not sufficient to cover Business Combination-related transaction expenses, together with other operating costs, required capital expenditures and general Company working capital needs during and after the Forecast Period, EigenQ will need to raise additional capital to pursue its business plans, which capital, if available at all, may take time to secure and be costly or, if not available on acceptable terms or if only available at levels lesser than executing the Company’s business plans requires, may cause delays or necessitate adjustments relative to business plan implementation that could cause actual Company results to differ from the information reflected in the illustrative Forecasts, which assume access to capital without incorporating estimates of the costs of procuring such financing arrangements or addressing the specific manner in which expenses associated with the proposed Business Combination and associated financing transactions, if any such transactions are identified and consummated, will be addressed if SVAQ experiences high redemption levels prior to or at Closing or if other sources of capital do not become available to the Company in connection with, or prior to the consummation of, the Business Combination or afterwards.

b.      Illustrative Estimated Gross Profits and Gross Margins — Illustrative Estimated Gross Profits (calculated as estimated Total Revenues less estimated COGS) and Estimated Gross Margin (calculated as estimated Gross Profits/estimated Total Revenues), as shown in the table above reflect, in addition to the assumptions incorporated into the illustrative Revenues Forecasts, information that, at the Forecast Dates, is subject to third party verification and reflects EigenQ management estimates, based on professional experience and industry information, regarding, among other material inputs, prospective product pricing, OEM licensing fees, end user and other customer purchase orders and contract terms, COGs per product line/unit sold, and estimated freight, warranty and fulfillment charges, which estimates were developed in good faith by EigenQ management based on information available to the Company as of the Forecast Dates but are not intended to be, nor should they be considered, representative of actual, future-determined inputs and values. Illustrative Gross Margin estimates were included in the Earnings Forecasts shared with SVAQ prior to the BCA Signing Date in part to highlight the potential estimated margins the Company may be able to achieve relative to its planned business activities, given EigenQ’s channel-enabled and outsourced-manufacturing model, assuming the accuracy of underlying assumptions. As the differing assumptions incorporated into the FP Year 1 Pre-Closing Funded Case did not modify the assumptions underlying the forward-looking estimates of Total Revenues, COGS, Gross Profit or Gross Margins reflected in the Management Conservative Base Case, separate funded-case scenarios were not prepared for those measures.

c.      Illustrative Estimated Adjusted EBITDA and Adjusted EBITDA Margins

(i)     General/Management Conservative Base Case — As further described above and below, the illustrative Forecasts provided to SVAQ as of the Forecast Dates reflect “Management Conservative Base Case” assumptions, which are the assumptions underlying the illustrative Forecasts described in this section entitled “— Certain Unaudited Illustrative EigenQ Forecasts” (though, as further described under the section entitled “FP Year 1 Pre-Closing Funded Case”, EigenQ management also provided SVAQ with a supplemental modified assumptions Earnings Forecasts scenario for Forecast Period Year 1 affecting a limited number of metrics presented in the illustrative FP Yr 1 Earnings Forecasts, details about which appear below). In all cases, EigenQ management’s illustrative Earnings Forecasts include illustrative estimated Adjusted EBITDA (calculated as Gross Profit less Total Est. EBITDA-impacting Operating Expenses, before interest, taxes, depreciation and amortization, excluding certain cash uses described below) and illustrative estimated Adjusted EBITDA Margin (calculated as Adjusted EBITDA/Total Revenues) information, estimates of which were prepared by EigenQ management taking into account the illustrative Revenues Forecasts further described above, including all of the assumptions underlying such Revenues Forecasts, together with additional assumptions based on certain preliminary inputs from potential future channel participants with whom EigenQ engaged in discussions prior to the Forecast Dates, informed by management professional experience and then-current industry information, all of which inputs, estimates and assumptions are subject to external validation and change as EigenQ commences product sales and revenue generation. The illustrative Adj. EBITDA estimates included in the Forecasts do not address certain cash uses, such as non-recurring transaction expenses, costs associated with inventory/deposits and capital expenditures, aspects and estimates of which are, as of the Forecast Dates and as of the date of this proxy statement/prospectus, subject to ongoing review by Company management, in collaboration with accounting and other professionals.

(ii)    FP Year 1 Pre-Closing Funded Case — Relative solely to Year 1 of the Forecast Period, as further noted above and further described below, EigenQ management, following discussions with SVAQ, also prepared and provided to SVAQ at the Supplemental Forecast Date a modified “FP Yr 1 Pre-Closing Funded Case” scenario incorporating modified assumptions (“FP Year 1 Pre-Closing Funded Case Assumptions”) impacting the presentation of estimated Year 1 Adjusted EBITDA, Adjusted EBITDA Margin and Post-CapEx EBITDA solely in Year 1 of the illustrative Earnings Forecasts). As the FP Year 1 Pre-Closing Funded Case Assumptions did not modify the illustrative Revenues Forecasts or the assumptions underlying the illustrative estimates of COGS, gross profit or gross margins incorporated into the Management Conservative Base Case Earnings Forecasts, separate funded-case scenarios were not prepared for those measures.

The FP Yr 1 Pre-Closing Funded Case is a modified scenario presentation of the illustrative Earnings Forecasts which incorporates all of assumptions incorporated into the Management Conservative Base Case model, as further described in this section entitled “— Certain Unaudited Illustrative EigenQ Forecasts,”, subject to the limited modifications to assumptions underlying components of the illustrative Earnings Forecasts, as further described below, impacting the three aforementioned illustrative Earnings Forecasts metrics relative solely Year 1 of the Forecast Period.

The FP Year 1 Pre-Closing Funded Case was prepared by EigenQ management, following discussions with SVAQ management prior to the BCA Signing Date, to model the potential implications, if any, to EigenQ’s future potential operating and financial results during the first year of the illustrative Forecast Period if EigenQ were to identify and consummate one or more illustrative financing transactions prior to the consummation, if any, of the proposed Business Combination with SVAQ. For this purpose, EigenQ management did not attempt to incorporate into the FP Yr 1 Pre-Closing Funded Case Assumptions all of the terms of one or more potential future illustrative financing transactions in which SVAQ or EigenQ may engage prior to the Closing in accordance with the terms of the Business Combination Agreement or the potential costs to EigenQ of consummating any such transactions, if such transactions were to be identified on terms acceptable to the Company, as no such information was available as of the Forecast Preparation Dates; rather, EigenQ management, following discussion with SVAQ, determined, for purposes of the FP Yr 1 Pre-Closing Funded Case, to model and incorporate into the FP Yr 1 Pre-Closing Funded Case Assumptions an illustrative scenario in which EigenQ identifies, pursues and consummates an assumed illustrative transaction resulting in EigenQ receiving $25M in proceeds to EigenQ by July 2026, $8.6M of which proceeds are modeled, in the FP Yr 1 Pre-Closing Funded Case, as being deployed by the Company within Year 1 of the Forecast Period to fund research and development costs and to support channel and sales enablement, customer fulfillment readiness and costs associated with EigenQ’s anticipated transition to become a public company. The numerical modifications comprising the FP Yr 1 Pre-Closing Funded Case Assumptions can be understood to impact the illustrative estimated FP Yr 1 Adjusted EBITDA and Adjusted EBITDA Margin estimates included in the Earnings Forecasts as follows: beginning from estimated FP Yr 1 Adjusted EBITDA of $3.6M under the Management Conservative Base Case (MCBC) assumptions and applying the FP Year 1 Pre-Closing Funded Case Assumptions, FP Yr 1 estimated Adjusted EBITDA of $3.6M less: estimated product R&D funded-acceleration spend: $(3.5M), less: estimated channel & sales enablement spend: $(3.0M), less: estimated customer fulfillment readiness spend: $(1.5M), less: estimated public-company readiness spend: $(0.6M) => results in estimated FP Yr 1 Pre-Closing Funded Adjusted EBITDA of $(5.0M), representing a more negative Forecast Period Year 1 Adjusted EBITDA estimate under the FP Year 1 Pre-Closing Funded Case than under the MCBC assumption, with proportionate corresponding impacts on the illustrative Adjusted EBITDA Margin estimate for FP Yr 1, which changes from approximately 36% under the Management Conservative Base Case to (50%) under the FP Yr 1 Pre-Closing Funded Case. Further information regarding the impacts of modifications represented by the FP Year 1 Pre-Closing Funded Case Assumptions relative to illustrative estimated Post-CapEx EBITDA appears under the section below entitled “Illustrative Estimated COGS, Operating Expenses and Capital Expenditures”). As further described below, while the initial closing of the Secured Financing transaction occurred on September 18, 2026 (as opposed to July 2026, which was the assumed illustrative financing transaction closing date utilized for purposes of the FP Year 1 Pre-Closing Funded Case Assumptions), resulting in aggregate gross proceeds to EigenQ of approximately $20M (as opposed to $25M, as was assumed for purposes of the FP Year 1 Pre-Closing Funded Case Assumptions), EigenQ management has, prior to the date of this proxy statement/prospectus, reviewed and considered the assumptions incorporated into the FP Yr 1 Pre-Closing Funded Case and determined that the slight differential in timing and proceeds actually received from the Company from the initial closing of the Secured Financing, as compared with the assumptions with regard to an illustrative financing transaction included in the FP Year 1 Pre-Closing Funded Case Assumptions, do not materially impact the illustrative information reflected in the FP Yr 1 Pre-Closing Funded Case, including because the approximately $20M in gross proceeds to EigenQ from the first closing of the Secured Financing Transaction provides the Company with sufficient funds to still deploy an illustrative estimated $8.6M in proceeds from the initial closing of the Secured Financing transactions for the purposes described above and the timeline differential between the closing of the first Secured Financing relative to a July 2026 closing assumption is also not impactful in terms of EigenQ’s ability to carry out its business plans in the manner and on the illustrative timelines incorporated into the FP Year 1 Pre-Closing Funded Case Assumptions (the foregoing, collectively, the “September Secured Financing Updates”) .

If EigenQ consummates one or more financing transactions in accordance with the terms of the Business Combination Agreement prior to the Closing, if any, of the proposed Business Combination with SVAQ which transaction(s) are consummated at dates later than July 2026 or result in proceeds less than $25M (subject to the analyses and statements comprising the September Secured Financing Updates described above), the incremental EBITDA-impacting expenditures incorporated into the FP Yr 1 Pre-Closing Funded Case Assumptions may also be less and estimated FP Yr 1 Pre-Closing Funded Case Adjusted EBITDA may be less negative than the estimated value reflected in the illustrative FP Yr 1 Pre-Closing Funded Case Earnings Forecasts; provided, however, that if the Company does not have access to capital on timelines or in amounts similar to the assumptions incorporated into the FP Yr 1 Pre-Closing Funded Case forecasts, there may be delays in EigenQ’s ability to carry out or complete certain activities related to order fulfillment preparations, channel development and penetration and aspects of business plan and public company readiness execution on the part of EigenQ, the Company’s future operating and financial results, as well as the terms and nature of other financing or capital raise efforts in which EigenQ may engage and other aspects of Company management’s business plan execution strategy may be impacted (such as, for example, because hardware and associated renewal revenues would be shifted into later periods, potentially requiring EigenQ management to reassess the illustrative penetration, unit sales, deployment-timing and other components of the assumptions incorporated into, and resulting estimated future potential revenues and profits reflected in the illustrative Forecasts over Forecast Period), subject, in each case, to the analyses and statements comprising the September Secured Financing Updates), which, in turn, could impair EigenQ’s ability to achieve management’s anticipated potential revenue generation and earnings goals or the timeline or levels at which such objectives can be fulfilled, if at all, and may have other negative consequences on future Combined Company trading prices or create or amplify other risks, including risks and uncertainties further described in the section of this proxy statement/prospectus entitled “Risk Factors”. As of the date of this proxy statement/prospectus, while EigenQ has engaged in certain preliminary discussions regarding potential financing transactions and received proceeds from the SPV Investment transaction further described elsewhere in this proxy statement, except for the Secured Financing, of which the initial tranche close on September 18, 2026, the Company has not consummated, nor has it entered into binding transaction agreements with regard to, potential pre-Closing or other financing transactions. If any financing transactions associated with the proposed Business Combination are identified and pursued and documented by binding agreements in the future, more information about such transactions and the terms and risks associated therewith, if any, will be made public through subsequent disclosure and public filings by SVAQ and EigenQ. If the Company consummates one or more pre-Closing financing transactions in addition to the initial tranche of the Secured Financing in accordance with the terms of the Business Combination Agreement but the timing to consummate such transactions, if any, or the proceeds to the Company therefrom, if any, are different from the illustrative dates and amounts reflected in the FP Yr 1 Pre-Closing Funded Case Assumptions or such financing transactions have other attributes, costs or terms that are not reflected in the FP Yr 1 Pre-Closing Funded Case Assumptions utilized by EigenQ management to prepare the modified FP Yr 1 Pre-Closing Funded Case scenario described herein, the impacts of such transactions and associated deployment of funds, if any, by the Company on EigenQ management’s illustrative estimates of FP Year 1 Adjusted EBITDA, Adjusted EBITDA Margin and Post-CapEx EBITDA included in the Earnings Forecasts may also be different from the information reflected in the illustrative FP Year 1 Pre-Closing Funded Case provided to SVAQ as of the Supplemental Forecast Date. Readers are cautioned not to place undue reliance on forward-looking estimates in making investment decisions and are reminded that the Forecasts provided by EigenQ management to SVAQ prior to the BCA Signing Date are purely illustrative nature and actual results may be different, perhaps materially, from the estimates reflected in such Forecasts (provided, however, that prior to the date of this proxy statement/prospectus, EigenQ management has reviewed and assessed the actual timeline of the initial Secured Financing closing and the proceeds the Company received therefrom and reached the conclusions, relative to the illustrative FP Yr 1 Pre-Closing Funded Case scenario identified as “September Secured Financing Updates” above).

d.      Illustrative Estimated COGS, Baseline Operating Expenses and Capital Expenditures

(i)     Estimated COGS — Estimated costs of goods sold (COGS) included in EigenQ management’s illustrative Earnings Forecasts are product-line based, with hardware/channel lines carrying higher costs (estimated, for modeling purposes, as follows: COGs for PQC + server bundles are modeled as varying between 31% and 37% over the Forecast Period; COGs for PCIe retrofit boards are modeled at 31% for each Forecast Period year and COGs for M.2 modules are modeled at 25% for each Forecast Period year; freight and warranty expenses are estimated to be .7% of estimated Forecast Period core channel revenues) than other potential future revenue sources included in EigenQ management’s illustrative Forecasts (e.g., QEM renewals are modeled at 12% direct COGS and OEM licensing revenues are modeled at 8% direct COGs throughout the Forecast Period). The foregoing estimates were developed by EigenQ management incorporating management-developed product-specific estimates of anticipated direct hardware, manufacturing, assembly and integration, freight, warranty, fulfillment, channel-specific and compliance-related costs, where applicable, based, in each case, on EigenQ management experience and industry information, subject to validation as bills of materials, supplier pricing, manufacturing capacity, lead times, purchase quantities and other commercial terms are finalized. The Forecast methodology employed by EigenQ relative to estimated COGS reflects that, as estimated Unit Sales increase, manufacturing/inventory, freight/distribution costs also increase; the illustrative Forecasts also assume that proceeds from Unit Sales and other revenue sources are used for working capital and that the Company has a 60-day customer payment cycle and 90-day inventory availability, all of such assumptions are subject to validation as the Company enters into applicable commercial agreements and begins generating consistent revenues.

(ii)    Estimated Baseline Operating Expenses — EigenQ management’s illustrative estimated Forecast Period “Baseline Operating Expenses” are modeled as scaling materially during later Forecast Period years to fund research and development, channel enablement, deployment support, audit/legal/SEC readiness and public company infrastructure needs. Excluded from estimated Baseline Operating Expenses are separately identified cash uses not reflected in estimated Forecast Period Adjusted EBITDA, including estimated business combination and other related transaction expenses, costs associated with inventory/deposits, capital expenditures, working capital and cash reserves, all of which, as of the Forecast Dates, remain subject to further review by EigenQ management, accounting support personnel and input from other relevant professionals. Also excluded from estimated illustrative Baseline Operating Expenses under the Management Conservative Base Case Scenario is the assumed $8.6M in incremental FP Yr 1 spend reflected in the FP Yr 1 Pre-Closing Funded Case Assumptions, as further described above.

(iii)   Estimated Capital Expenditures, Post-CapEx EBITDA — EigenQ management’s illustrative Forecast Period CapEx requirements are modeled as scaling as EigenQ’s business grows, taking into account the Company’s channel-enabled and outsourced-manufacturing model, with modeled CapEx requirements reflecting management’s estimates, informed by professional experience and industry information, regarding estimated spending on lab/testing equipment, production/quality assurance (QA) tooling, software/internal systems/demo units/channel enablement assets and other uses. EigenQ management’s illustrative Forecast Period CapEx estimates also assume depreciation and amortization rates for pre-existing assets consistent with management professional experience with relevant equipment, assets and software systems and estimated product updates costs (though actual depreciation and amortization rates, as well as product updates costs, may well be different, and are subject to change from time to time and over time, as EigenQ’s assets, products and business evolves). The FP Yr 1 Pre-Closing Funded Case Assumptions account for the difference between the estimated $.6M of FP Year 1 Management Conservative Base Case Post-CapEx EBITDA relative to estimated FP Year 1 Post-CapEx EBITDA under the FP Year 1 Pre-Closing Funded Case ($8.0M). All of Company management’s forward-looking estimates of future potential capital needs, expenditures and resulting Forecast Period Year 1 Post-CapEx EBITDA are, at the Forecast Dates and as of the date of this proxy statement/prospective, purely illustrative; actual results may be different, perhaps materially, from the assumptions and illustrative estimates incorporated into the illustrative Earnings Forecasts.

Neither EigenQ’s nor SVAQ’s independent registered public accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the illustrative Forecasts above, nor have they expressed any opinion or any other form of assurance on such information or their achievability. Nonetheless, the Forecasts are included in this proxy statement/prospectus because they were made available to SVAQ and the SVAQ Board in connection with their review of the Business Combination Agreement and related transactions, as well as to Newbridge, in connection with analyses related to the Fairness Opinion, as further described below.

In addition, except as expressly set forth in this section entitled “— Background of the Business Combination,”, the Forecasts were prepared and provided to SVAQ prior to the announcement of the proposed Business Combination, treating EigenQ on a standalone basis, without giving effect to, and as if EigenQ never contemplated, the Business Combination, including, without limitation, the impact of negotiating or executing the transactions, expenses that may be incurred in connection with consummating such transactions, the effect of any business or strategic decision or action that has been or will be taken as a result of the Business Combination Agreement being executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Business Combination Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transactions. EigenQ has affirmed to SVAQ that the illustrative Forecasts, read together with the assumptions incorporated therein (as described in this disclosure section) and subject to the qualifications and limitations also described in this section, reflect the views of EigenQ’s management and board of directors regarding EigenQ’s potential future performance as of late September 2026 (on or about September 28, 2026), which is the most recent practicable date prior to the date of this proxy statement/prospectus. The Forecasts were prepared as illustrative scenario-based analyses, not as public guidance, and do not represent guarantees or constitute assurances that the potential future results reflected in the forecasts will be achieved within the illustrative timelines presented in the forecasts or at all. Actual results may differ materially.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE ILLUSTRATIVE EIGENQ FORECASTS, NEITHER EIGENQ NOR SVAQ UNDERTAKES ANY OBLIGATION AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FORECASTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE FORECASTS SHOULD NOT BE VIEWED AS AN INDICATOR OF PUBCO, SVAQ’S OR EIGENQ’S FUTURE PERFORMANCE. THE FORECASTS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORECASTS SET FORTH BELOW. NONE OF EIGENQ, SVAQ, PUBCO, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY COMPANY SECURITY HOLDER, SVAQ SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE FORECASTS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The illustrative Forecasts provided to SVAQ by EigenQ management were reviewed and considered by the SVAQ Board in connection with its evaluation of the business combination. If updated Forecasts are delivered prior to the consummation of the transaction, the SVAQ Board does not intend to reconvene or vote again unless such updates are deemed material to its evaluation or the shareholders’ understanding of the transaction. This approach reflects the SVAQ Board’s judgment that forward-looking forecasts are inherently subject to change, and that routine or non-material adjustments are unlikely to impact the merits of the transaction or the structure of the business combination.

Use of Non-GAAP Measures and Metrics

The illustrative Forecasts, financial analyses and other information derived therefrom, as described in this section entitled “— Certain Unaudited Illustrative EigenQ Forecasts”, contain certain non-GAAP metrics (including Adjusted EBITDA, Adjusted EBITDA Margin and Post-CapEx EBITDA) briefly described below, together, to the extent applicable, with such measures’ closest GAAP measures. These non-GAAP metrics are presented in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP and may differ from similarly titled non-GAAP metrics used by other companies.

•        EBITDA refers to earnings before interest, taxes, depreciation, and amortization. The closest GAAP comparable to EBITDA and Adjusted EBITDA is net income/(loss).

•        Adjusted EBITDA, a non-GAAP metric utilized in the illustrative Earnings Forecasts prepared by EigenQ management, represents, for purposes of such EigenQ illustrative Forecasts, estimated Gross Profit less estimated EBITDA-impacting Operating Expenses, before interest, taxes, depreciation and amortization, and excludes certain cash uses such as non-recurring transaction expenses, inventory and deposits, capital expenditures, working capital and cash reserves.

•        Adjusted EBITDA Margin, a non-GAAP metric utilized in the illustrative Earnings Forecasts prepared by EigenQ management, represents, for purposes of such EigenQ illustrative Forecasts, estimated Adjusted EBITDA divided by estimated Total Revenues.

•        Post-CapEx EBITDA, a non-GAAP metric utilized in the illustrative Earnings Forecasts prepared by EigenQ management, represents, for purposes of such EigenQ illustrative Forecasts, estimated Adjusted EBITDA less estimated Capital Expenditures, including estimated spending on lab/testing equipment, production/QA tooling, software/internal systems/demo units/channel enablement assets and other uses further described above.

The illustrative Forecasts provided to SVAQ were prepared by EigenQ management, and EigenQ management determined to utilize the foregoing non-GAAP metrics for purposes of preparing such forecasts and estimates, instead of their closest GAAP measures, because the Company, as of the dates the Forecasts were prepared, lacked information about certain material inputs and components (including as further described below, with regard to the terms and structure of future potential commercial and financing arrangements, if any, into which the Company anticipates entering as product sales commence and EigenQ’s business grows) necessary to prepare GAAP measures and also making efforts to attempt to reconcile the aforementioned non-GAAP metrics to their closest GAAP measures both unreasonably burdensome as well as unlikely to be able to be undertaken reliably as of the Forecast Dates.

As also further described above, the illustrative Forecasts are not based on EigenQ historical operating or financial results, were not prepared as public guidance and are not intended to constitute an ASC 606 analysis. As of the dates the illustrative Forecasts were prepared, EigenQ has not entered into all of the manufacturer, channel participant, OEM licensing, customer and end user agreements into which the Company expects to enter, nor has EigenQ received binding purchase orders or other fixed sales arrangements or begun generating revenues. The timing and amount of revenue ultimately recognized by the Company and resulting profits, if any, the Company may derive therefrom are expected to be determined under GAAP based on, among other factors, the structure and terms of applicable commercial arrangements (including, without limitation, relative to-be-identified performance obligations, delivery and acceptance provisions, bundled hardware and software terms, renewal terms, variable consideration and principal-versus-agent considerations), once entered into by the Company. The manner in which the Company ultimately recognizes revenues, as well as EigenQ’s and PubCo’s anticipated accounting practices, policies and procedures, once determined, will impact the Company’s future financial and operating results and the presentation of such information in future PubCo financial statements, post-Closing reports and public disclosure, which revenue recognition and other material accounting policies, protocols and procedures are likely to be different from certain of the assumptions incorporated into EigenQ management’s internal scenario-based models used to prepare the illustrative Forecasts described in this proxy statement/prospectus, which Forecasts are included herein because the illustrative Forecasts were provided to SVAQ as part of the due diligence process preceding the BCA Signing Date, as further described above.

Benefits and Detriments of the Business Combination

The following describes the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination:

•        SVAQ:    The SVAQ Board determined that the Business Combination presents an attractive business opportunity in light of a variety of factors, including but not limited to the potential immediate demand for EigenQ’s products, its market positioning and platform scalability, its experienced, mission-driven management team, and its strategic fit with the SPAC platform. The SVAQ Board also considered the potential detriments of the Business Combination to SVAQ, including regulatory risks, the uncertainty of the potential benefits of the Business Combination being achieved, macroeconomic risks, the absence of possible structural protections for minority shareholders, and the risks and costs to SVAQ if the Business Combination is not consummated, including the risk that it may result in SVAQ being unable to complete a business combination and force SVAQ to liquidate. For more information about the factors the SVAQ Board considered in its decision-making regarding the proposed Business Combination, see “— The SVAQ Board’s Reasons for the Approval of the Business Combination,” and various risks described under the section entitled “Risk Factors.”

•        Sponsor:    The Sponsor expects to receive substantial consideration in the Business Combination, including the following securities: (i) 5,425,000 shares of PubCo Common Stock upon the exchange of 5,000,000 Founder Shares and 425,000 SVAQ Private Shares in the Domestication, and (ii) 212,500 PubCo Private Warrants issued upon the exchange of 212,500 SVAQ Private Warrants, which were initially purchased as part of the SVAQ Private Units in the private placement for $10.00 per unit. The Sponsor is also entitled to the repayment at Closing of any out-of-pocket expenses, advances or loans made by the Sponsor that have not previously been repaid (though, as of the date of this proxy statement/prospectus, there no material expenses have been incurred that are expected to be reimbursable at or prior to the Closing) and to the payment of $25,000 per month by SVAQ for providing office space, utilities, secretarial and administrative support services pursuant to the Administrative Services Agreement dated December 22, 2025, by and between SVAQ and the Sponsor (approximately $75,000 of which fees, in the aggregate, have been accrued as expense but remain unpaid as of March 31, 2026). For more information, see “— Compensation to be Received by the Sponsor and SVAQ’s Officers and Directors in Connection with the Business Combination.” The Sponsor will only be able to realize a return on their equity in SVAQ (which may be materially higher than the return realized by Public Shareholders) if SVAQ completes a business combination. In addition, the Sponsor faces potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or the Sponsor’s role in the Business Combination, and the risk that if the Business Combination is not achieved, SVAQ may be unable to consummate a business combination and be forced to liquidate, resulting in the Sponsor’s investment being worthless.

•        The SVAQ Unaffiliated Shareholders:    The SVAQ Unaffiliated Shareholders have the opportunity to evaluate and consider whether or not to redeem their Public Shares in connection with the consummation of the Business Combination. Non-redeeming Public Shareholders will have the opportunity to participate in the potential future growth of EigenQ, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the SVAQ Board described more fully in “— The SVAQ Board’s Reasons for Approval of the Business Combination,” the various other risks associated with the Business Combination, the business of SVAQ and the business of EigenQ, as described further under the section entitled “Risk Factors,” the potential conflicts of interest described under “— Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination.” Public Shareholders who elected to redeem their Public Shares have the opportunity to receive their pro rata share of the aggregate amount on deposit in the Trust Account, less taxes paid and payable, calculated as of two business days prior to the consummation of the Business Combination. However, redeeming Public Shareholders face the potential of not realizing any future growth in value of EigenQ following the Business Combination.

•        EigenQ and its Affiliates:    The EigenQ Board determined that the Business Combination presents an attractive business opportunity for EigenQ in light of certain factors, including, among other factors, that the Business Combination may potentially expand access to capital for EigenQ to fund the ongoing development and commercialization of its products, the terms of this particular potential Business Combination and the successful track record in prior business combinations of SVAQ’s and the Sponsor’s management team. For EigenQ’s shareholders and their affiliates, the listing and trading of their PubCo Common Stock is expected to make their holdings more liquid. The EigenQ Board also considered the potential detriments of the Business Combination to EigenQ and its affiliates, including, among other factors, the possibility that the Business Combination might not be completed in a timely manner or at all, the uncertainty of the potential benefits of the Business Combination being achieved, the costs involved in connection with completing the Business Combination, the additional costs and dedication of EigenQ management’s time and effort required to operate as a public company and the time and effort of EigenQ management required to complete the Business Combination. For more information, see “— EigenQ’s Reasons for the Business Combination” and various risks described under the section entitled “Risk Factors.”

Satisfaction of 80% Test

It is a requirement under Nasdaq rules that SVAQ completes one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of SVAQ’s signing a definitive agreement in connection with its initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $218,661,411, plus taxes payable on the income earned on the Trust Account, and 80% thereof was approximately $174,929,129. Based on the implied pre-money equity value of EigenQ of approximately $2.93 billion, the SVAQ Board determined that such requirement was met. In light of the financial background and experience of the members of SVAQ’s management team and SVAQ Board, the SVAQ Board believes that the members of SVAQ’s management team and the SVAQ Board are qualified to determine whether the Business Combination meets the 80% test.

Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination

In considering the recommendation of the SVAQ Board to vote in favor of approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the Insider Letter Amendment Proposal and the Adjournment Proposal, shareholders should keep in mind that the Sponsor, and SVAQ’s directors and executive officers, and entities affiliated with them, have interests in such proposals that are different from, or in addition to, the interests of the SVAQ Unaffiliated Shareholders. Further, SVAQ’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information about SVAQ — Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The SVAQ Board was aware of and considered these interests, among other matters, in evaluating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the EGM, including the Business Combination Proposal. SVAQ Shareholders should take these interests into account in deciding whether to approve the proposals presented at the EGM, including the Business Combination Proposal. These interests include, among other things:

•        the fact that the Sponsor holds 6,665,950 Founder Shares which were initially purchased for an aggregate of $25,000, and such shares will have a significantly higher value at the time of the Business Combination, estimated at approximately $[    ] based on the closing price of $[    ] per SVAQ Class A Share on Nasdaq on [    ], 2026. SVAQ estimates that, at the Closing, the SVAQ Insiders will hold an aggregate of 5,000,000 shares of PubCo Common Stock issued upon the conversion of Founder Shares (following the transfer of 500,000 Founder Shares to the Secured Investor at the Additional Closing and 1,165,950 Founder Shares to prospective investors or for any other purposes related to the Business Combination as agreed by the parties), which if unrestricted and freely tradeable, would be valued at approximately $[    ], based on the $[    ] closing price of the SVAQ Class A Shares on [    ], 2026. However, given that such shares of PubCo Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, SVAQ believes such shares have less value;

•        the fact that, as a result of the purchase price paid for the Founder Shares, if the Business Combination is completed, the SVAQ Insiders are likely to be able to make a substantial profit on their investment in SVAQ even at a time when the PubCo Common Stock has lost significant value. On the other hand, if the Business Combination is not completed and SVAQ liquidates without completing another initial business combination, the SVAQ Insiders would lose their entire investment in SVAQ;

•        the fact that the Sponsor holds 425,000 SVAQ Private Units, initially purchased for $4,250,000 in the aggregate in a private placement that occurred simultaneously with the closing of the IPO, which will then automatically convert at the Effective Time into 425,000 shares of PubCo Common Stock and 212,500 PubCo Private Warrants. SVAQ estimates that, at the Closing, if unrestricted and freely tradeable, such shares would be valued at approximately $[    ], based on the $[    ] closing price of the Public Shares on [    ], 2026. However, given that such shares of PubCo Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, SVAQ believes such shares have less value;

•        the fact that the SVAQ Insiders who own SVAQ Ordinary Shares have each waived their right to redeem any SVAQ Ordinary Shares held by them in connection with the shareholder vote to approve the Business Combination;

•        the fact that, if SVAQ were to liquidate rather than complete the Business Combination, the Initial Shareholders will lose their entire investment in SVAQ, which totals approximately $4,275,000 as of the date of this proxy statement/prospectus, comprising the $25,000 purchase price for the Founder Shares and the $4,250,000 purchase price for the SVAQ Private Units purchased by Sponsor in a private placement concurrently with the IPO, because the Initial Shareholders have waived their redemption rights with respect to such shares. The potential loss of this investment may have incentivized the SVAQ Insiders and its affiliates to pursue the Business Combination transaction on unfavorable terms in order to avoid a liquidation;

•        the fact that, if the Trust Account is liquidated, including in the event SVAQ is unable to complete the Business Combination within the completion window, the Sponsor has agreed that it will be liable to SVAQ if and to the extent any claims by a third party for services rendered or products sold to SVAQ, or a prospective target business with which SVAQ has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable (but without deduction for any excise or similar tax that may be due or payable) and up to $100,000 of interest to pay dissolution expenses; provided that such obligation will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable), any claims by SVAQ’s independent registered public accounting firm, or any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that, pursuant to the Amended Registration Rights and Lock-Up Agreement, the SVAQ Insiders and Clear Street will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Common Stock following the consummation of the Business Combination. SVAQ estimates that the SVAQ Insiders will hold an aggregate of 5,425,000 shares of PubCo Common Stock subject to registration rights, assuming the Maximum Redemptions Scenario and that all Founder Shares are transferred for Transaction Financing and no Sponsor Forfeited Shares are forfeited by the Sponsor;

•        the fact that the SVAQ Articles contain a waiver of the corporate opportunity doctrine, and there could have been business combination targets that would have been appropriate for a combination with SVAQ but were not offered due to a SVAQ director’s duties to another entity. SVAQ does not believe that the waiver of the corporate opportunity doctrine in the SVAQ Articles interfered with its ability to identify an acquisition target;

•        the fact that certain directors or officers of SVAQ may be engaged by PubCo as advisors or in other roles following the Closing; and

•        the continued indemnification of former and current directors and officers of SVAQ and SVAQ Insiders and the continuation of directors’ and officers’ liability insurance after the Business Combination.

In addition, as a result of multiple business affiliations, our directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. We believe, however, that there were no such corporate opportunities presented to our directors and officers which were not presented to SVAQ, and therefore that our directors’ and officers’ additional fiduciary, contractual, or similar legal obligations to other entities did not impact our search for a business combination target. For more information, see “Information About SVAQ — Conflicts of Interest.”

Compensation to be Received by the Sponsor and SVAQ’s Officers and Directors in Connection with the Business Combination

Set forth below is a summary of the amount of compensation and securities received or to be received by the SVAQ Insiders in connection with the Business Combination.

	Securities to be Received	Other Compensation
The Sponsor

(i) [5,000,000] shares of PubCo Common Stock upon the conversion of [5,000,000] Founder Shares, which were initially purchased prior to the IPO for approximately $0.003 per share (and assuming 2,165,950 Transaction Support Shares are transferred to prospective investors or for any other purposes related to the Business Combination as agreed by the parties), (ii) 425,000 shares of PubCo Common Stock for 425,000 SVAQ Class A Shares it acquired in the private placement consummated simultaneously with the IPO, and (iii) 212,500 PubCo Private Warrants, with (ii) and (iii) being issued upon the exchange for 425,000 SVAQ Private Units, which were initially purchased in a private placement that closed concurrently with the IPO for $10.00 per unit.

Reimbursement for loans and advances to SVAQ; no such amounts are outstanding as of the date of this proxy statement/prospectus.

$25,000 per month to an affiliate of the Sponsor through the Closing for office space and administrative services provided to members of the SVAQ management team. As of March 31, 2026, SVAQ incurred $75,000 in fees for these services.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Dan Nash	See “Sponsor” above. Mr. Nash may be deemed to control the Sponsor.

See “Sponsor” above. Mr. Nash may be deemed to control the Sponsor.

Reimbursement for out-of-pocket expenses incurred related to identifying, negotiating, investigating and completing the Business Combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

The securities issued to the SVAQ Insiders may result in a material dilution of the equity interests of non-redeeming Public Shareholders. None of the funds in the Trust Account will be used to compensate our officers or directors. Except for administrative services fees paid or to be paid to the Sponsor and a monthly fee of $8,333.33 paid to SVAQ’s vice president, David O’Neil, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, officers and directors, or any of their respective affiliates, by SVAQ for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the SVAQ Insiders may result in a material dilution of the equity interests of non-redeeming Public Shareholders.

Certain Engagements in Connection with the Business Combination

Pursuant to the Underwriting Agreement, dated December 22, 2025, by and between SVAQ and Clear Street, Clear Street was paid an Upfront Discount of $0.20 per Public Share, or $4,300,000 in the aggregate. In addition, the underwriters to the IPO are entitled to a Deferred Discount of 4.00% of the gross proceeds of the IPO held in the Trust Account, other than gross proceeds from SVAQ Units sold pursuant to the underwriter’s over-allotment option, or $8,600,000 in the aggregate. Clear Street will be entitled to receive at least 75% of the Deferred Discount. The Deferred Discount is not dependent on Clear Street’s involvement in the Business Combination.

Pursuant to the CCM Engagement Letter, CCM agreed to act as EigenQ’s (i) financial advisor in connection with the Business Combination for the CCM Sale Transaction Fee, up to 50% of which may be paid in equity at the Closing; (ii) capital markets advisor and placement agent in connection with private placement of securities and other capital raising transaction for the CCM Offering Fee; (iii) provider of Trust Retention and other CMA Services for a fee of not less than 4% of the retained trust proceeds directly attributable to investors or commitments pre-approved by EigenQ or SVAQ prior to CCM’s outreach pursuant to a non-redemption agreement, forward purchase agreement, backstop commitment or similar binding arrangement procured by CCM, and (iv) PIPE placement agent for a fee equal to at least 50% of all fees in connection with a PIPE financing transaction but in no event less than 5% of the gross proceeds raised from investors.

Any fees paid pursuant to (iii) and (iv) above will reduce the fee set forth in (ii) on a dollar for dollar basis.

EigenQ’s Reasons for the Business Combination

The EigenQ Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including, among other factors, that the Business Combination will expand the access to capital for EigenQ, taking into account EigenQ’s expected cash resources and need for additional capital to fund the development and commercialization of its products, as the negotiated transaction will result in the infusion of capital from any proceeds of the Trust Account disbursed to PubCo after satisfaction of redemptions and expenses. Additionally, the terms of this particular potential Business Combination and successful track records of SVAQ’s and the Sponsor’s management team were favorably assessed by the EigenQ Board, as it seeks further recognition of its products and potential connections to capital sources and business relationships. For EigenQ’s stockholders and their affiliates, the public listing and trading of their PubCo Common Stock is expected to make their holdings more liquid.

Interests of EigenQ’s Directors and Officers

When EigenQ Stockholders and other interested persons consider the recommendation of the EigenQ Board in favor of approval of the Business Combination, such persons should keep in mind that the directors and executive officers of EigenQ may have interests in the Business Combination and other proposals that may be different from, or in addition to, those of EigenQ security holders generally. These interests include, among other things, the interests listed below:

•        Upon the completion of the Business Combination, the officers and directors are expected to be appointed officers and directors of PubCo. For a description of these arrangements see “Executive Compensation of EigenQ.”

•        In connection with the Business Combination, it is anticipated that the PubCo Board will adopt a new non-employee director compensation policy to govern PubCo effective as of the Closing. It is anticipated that the new non-employee director compensation policy will provide for annual cash retainers and certain equity awards that will be granted following the Business Combination.

•        Certain of EigenQ’s directors are holders of, and/or are affiliated with entities that are holders of, directly or indirectly, EigenQ equity interests and in such capacity will be entitled to receive the Transaction Share Consideration payable to all holders of such equity interests pursuant to the terms of the Business Combination Agreement.

Expected Accounting Treatment for the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP as EigenQ has been determined to be the accounting acquirer under all redemptions scenarios presented. Under this method of accounting, SVAQ, the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes, and EigenQ, the legal acquiree, will be treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities, and results of operations of EigenQ will become the historical financial statements of PubCo, and SVAQ’s assets, liabilities, and results operations will be consolidated with EigenQ’s starting from the Closing Date. For accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of EigenQ, with the Business Combination being treated as the equivalent of EigenQ issuing stock for the net assets of SVAQ, accompanied by recapitalization. The net assets of SVAQ will be stated at historical carrying values, and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of EigenQ in future final reporting of PubCo.

EigenQ was determined to be the accounting acquirer under all of the redemptions scenarios presented based on the evaluation of the following facts and circumstances:

•        EigenQ is the larger entity based on the presence of substantive operations and employee base and will assume the ongoing operations of the PubCo;

•        EigenQ Stockholders will have the greatest voting interest that ranges from 90.6% to 97.3% in PubCo under various redemptions scenarios;

•        EigenQ’s existing stockholders will have the greatest ability to influence decisions regarding the election and removal of the PubCo Board;

•        EigenQ will appoint all of the PubCo Board;

•        EigenQ’s operations prior to the acquisition will comprise the only ongoing operations of PubCo;

•        EigenQ’s senior management will comprise the senior management of PubCo;

•        PubCo will assume EigenQ’s name;

•        EigenQ’s headquarters will become PubCo headquarters; and

•        SVAQ does not meet the definition of a business.

The final allocation of consideration payable to EigenQ equity holders will be determined upon the completion of the Business Combination and related events and could differ materially from the four scenarios presented.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties thereto made to each other as of the date of the Business Combination Agreement and/or other specific dates. The assertions and obligations embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules of EigenQ (the “EigenQ Disclosure Schedules”) and the disclosure schedules of SVAQ (the

“SVAQ Disclosure Schedules” and, jointly with the EigenQ Disclosure Schedules, the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about the SVAQ, EigenQ, or any other matter.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of SVAQ and EigenQ, certain of which are qualified by materiality and material adverse effect and knowledge and, as applicable, are further modified and limited by the Disclosure Schedules. The representations and warranties of SVAQ are also qualified by information included in SVAQ’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of EigenQ

The Business Combination Agreement contains representations and warranties made by EigenQ to SVAQ relating to a number of matters pertaining to EigenQ, including the following, in each case subject to certain specified exceptions or qualifications set forth in the Business Combination Agreement and EigenQ Disclosure Schedules:

•        organization, existence, qualification and governing documents of EigenQ and its subsidiaries;

•        capitalization of EigenQ and its subsidiaries, including outstanding shares of capital stock, equity awards, warrants, convertible notes and other rights to acquire equity interests;

•        authority, due authorization, execution and enforceability of the Business Combination Agreement and the ancillary agreements;

•        approval of the transaction, including board approval, recommendation of the transaction to stockholders and receipt of the required stockholder approvals;

•        financial statements, including the preparation of historical financial statements in accordance with GAAP, and absence of undisclosed liabilities;

•        compliance with laws and possession of required governmental permits, approvals and authorizations;

•        material contracts;

•        absence of certain changes since a specified date;

•        litigation and governmental proceedings;

•        employee matters and employee benefit plans;

•        environmental matters;

•        intellectual property;

•        real and personal property;

•        tax matters;

•        data privacy and data security;

•        insurance;

•        compliance with anti-corruption, sanctions and international trade laws;

•        related-party transactions;

•        brokers’ fees and expenses;

•        information supplied by EigenQ for inclusion in the proxy statement/prospectus; and

•        investigation and reliance matters.

Representations and Warranties of SVAQ and Merger Sub

The Business Combination Agreement contains representations and warranties made by SVAQ and Merger Sub to EigenQ relating to a number of matters pertaining to SVAQ and Merger Sub, including the following, in each case subject to certain specified exceptions or qualifications set forth in the Business Combination Agreement and SVAQ Disclosure Schedules:

•        organization, existence and qualification of the SVAQ Parties;

•        authority, due authorization, execution and enforceability of the Business Combination Agreement and the ancillary agreements;

•        consents, approvals and governmental authorizations, and the absence of violations of governing documents, contracts or applicable law as a result of entering into or consummating the transactions contemplated by the Business Combination Agreement;

•        brokers’ fees and expenses;

•        information supplied by the SVAQ Parties for inclusion in the registration statement/proxy statement;

•        capitalization of SVAQ and Merger Sub, including issued and outstanding equity securities;

•        SEC filings, including compliance with applicable federal securities laws;

•        trust account matters, including compliance with the trust agreement and restrictions on the use of trust funds;

•        transactions with affiliates;

•        litigation and governmental proceedings;

•        compliance with applicable law;

•        business activities, including limitations on activities outside those related to a business combination;

•        internal controls, disclosure controls and procedures, Nasdaq listing matters and SVAQ financial statements;

•        employee matters and employee benefit plans;

•        tax matters;

•        investigation and reliance matters; and

•        compliance with international trade, sanctions and anti-corruption laws.

EigenQ Material Adverse Effect

Under the Business Combination Agreement, certain of the representations and warranties of EigenQ are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of EigenQ and its subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Merger in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to:

(i)     general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally,

(ii)    any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism,

(iii)   changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries,

(iv)   changes in any applicable laws or the interpretation or enforcement thereof by any governmental entity,

(v)    any change, event, effect or occurrence that is generally applicable to the industries or markets in which EigenQ or any of its subsidiaries operates,

(vi)   the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of EigenQ or any of its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties),

(vii)  any failure by EigenQ or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii) through (x)),

(viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing,

(ix)   any actions taken or omitted to be taken by EigenQ or any of its subsidiaries at the written request or with the written consent of SVAQ,

(x)    any changes in GAAP or other applicable accounting standards or the interpretation thereof,

(xi)   any loss of employees, customers, suppliers, distributors, licensors, licensees or other business partners to the extent resulting from the public announcement or pendency of the transactions contemplated by the Business Combination Agreement, or

(xii)  any litigation arising from or relating to the Business Combination Agreement or the transactions contemplated thereby;

provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) through (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on EigenQ and its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which EigenQ or any of its subsidiaries operate.

SVAQ Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of SVAQ are qualified in whole or in part by a material adverse effect standard on the ability of SVAQ and Merger Sub to consummate the Business Combination for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, “SVAQ Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of SVAQ and/or Merger Sub to consummate the Merger in accordance with the terms of the Business Combination Agreement; provided, however, that none of the following shall be taken into account in determining whether a SVAQ Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to:

(i)     general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally,

(ii)    any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism,

(iii)   changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries,

(iv)   changes in any applicable laws,

(v)    any change, event, effect or occurrence that is generally applicable to the industries or markets in which SVAQ and/or Merger Sub operates, or

(vi)   the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of SVAQ and/or Merger Sub with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties);

provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a SVAQ Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on SVAQ relative to other similarly situated SPACs operating in the industries or markets in which SVAQ operates.

Survival of Representations and Warranties

Except as expressly provided the Business Combination Agreement or in the case of a fraud claim against a person, none of the representations and warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any other certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part after at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.

Covenants and Agreements

Conduct of Business of EigenQ

EigenQ has agreed that from the date of the Business Combination Agreement through the earlier of the termination of the Business Combination Agreement or the Closing Date (the “Interim Period”), it will, subject to certain specified exceptions, including as set forth on EigenQ Disclosure Schedules of the Business Combination Agreement or by obtaining prior consent of SVAQ (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law:

(a)     operate the business of EigenQ and its subsidiaries (each, a “Group Company”) in the ordinary course in all material respects; and

(b)    use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

During the Interim Period, EigenQ also agreed not to, subject to certain specified exceptions, including as set forth on EigenQ Disclosure Schedules of the Business Combination Agreement or by obtaining prior consent of SVAQ (which consent will not be unreasonably withheld, conditioned or delayed, and provided) or as required by applicable law:

(a)     declare, set aside, make or pay any dividend or other distribution in respect of, or repurchase, redeem or otherwise acquire, any equity securities of any Group Company, other than dividends or distributions by a wholly owned subsidiary to EigenQ or another direct or indirect wholly owned subsidiary of EigenQ;

(b)    (i) merge, consolidate, combine or amalgamate any Group Company with any other person, or (ii) acquire (whether by merger, consolidation, equity purchase, asset purchase or otherwise) any corporation, partnership, association or other business entity or organization or division;

(c)     amend, restate, supplement or otherwise modify any governing documents of any Group Company;

(d)    (i) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Group Companies, other than inventory or obsolete equipment in the ordinary course of business, or (ii) subject any material assets or properties of the Group Companies to any lien, subject to certain exceptions;

(e)     transfer, issue, sell, grant or otherwise directly or indirectly dispose of or subject to a lien (i) any equity securities of any Group Company or (ii) any options, warrants, convertible securities or other rights to acquire equity securities of any Group Company, other than issuances pursuant to EigenQ SARs or EigenQ Warrants outstanding as of the date hereof in accordance with their terms;

(f)     incur, create, assume or guarantee any Indebtedness in excess of $250,000 or otherwise become liable for any liabilities of any person, other than ordinary-course trade payables;

(g)    make any loan, advance, capital contribution or investment in any person, or guarantee any obligations of any person, other than (i) intercompany loans or capital contributions among EigenQ and its wholly owned subsidiaries or (ii) reimbursements or expense advancements to employees in the ordinary course of business consistent with past practice;

(h)    except as required under any employee benefit plan set forth in the EigenQ Disclosure Schedules, pursuant to any existing key person employment agreement, or in the ordinary course of business consistent with past practice: (i) materially increase compensation or benefits of any current or former director, manager, officer, employee, individual independent contractor or service provider; (ii) accelerate the payment, right to payment, vesting or funding of any compensation or benefits payable or to become payable to any of the foregoing persons; (iii) waive or release any restrictive covenant obligation applicable to any of the foregoing persons; or (iv) adopt, amend, enter into or terminate any material Employee Benefit Plan or other material compensation or benefit arrangement;

(i)     make, change or revoke any material tax election, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the statute of limitations with respect to any material taxes, other than in the ordinary course of business;

(j)     enter into any settlement, conciliation or similar agreement requiring aggregate payments in excess of $500,000 or imposing any material non-monetary obligations on any Group Company (or on SVAQ or its affiliates following the Closing);

(k)    authorize, recommend, propose or announce an intention to adopt or otherwise effect a plan of liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company, other than the transactions expressly contemplated by the Business Combination Agreement;

(l)     make any material change in accounting methods, principles or practices, other than changes that are made in accordance with PCAOB standards;

(m)   enter into any agreement with any broker, finder, investment banker or similar person for fees or commissions in connection with the transactions contemplated by the Business Combination Agreement or by any Ancillary Document (as defined in the Business Combination Agreement);

(n)    make any change of control payment or enter into or make any payment under any related party transaction, subject to certain exceptions;

(o)    (i) amend, modify or terminate any material contract, (ii) waive any material right or benefit under any material contract, or (iii) enter into any contract that would constitute a material contract if in effect as of the date hereof; or

(p)    enter into any agreement, arrangement or commitment to do any of the foregoing.

Conduct of Business of SVAQ

SVAQ has agreed that, during the Interim Period, it will not, and will cause its subsidiaries not to, subject to certain specified exceptions, including as set forth on the SVAQ Disclosure Schedules of the Business Combination Agreement or by obtaining prior consent of EigenQ (which consent will not be unreasonably withheld, conditioned or delayed, and provided) or as required by applicable Law:

(a)     amend, supplement, restate or otherwise modify the Trust Agreement or the governing documents of SVAQ or Merger Sub (each, a “SVAQ Party”);

(b)    declare, set aside, make or pay any dividend or other distribution or payment in respect of, or repurchase, redeem or otherwise acquire (or offer to repurchase, redeem or otherwise acquire), any equity securities of any SVAQ Party;

(c)     split, combine, subdivide, consolidate or reclassify any capital stock or other equity securities of any SVAQ Party, or issue any security in respect of, in lieu of or in substitution for shares of its capital stock, except for the conversion of SVAQ Class B Shares to SVAQ Class A Shares permitted under the SVAQ Articles;

(d)    incur, create or assume any indebtedness or other liability in excess of $250,000 (including regarding any Working Capital Loans);

(e)     make any loan, advance or capital contribution to, any person, other than loans, advances or capital contributions among the SVAQ Parties;

(f)     issue any equity securities or grant any options, warrants, stock appreciation rights or other equity-based awards with respect to any equity securities of any SVAQ Party;

(g)    enter into, renew, amend, modify or revise any related party transactions, other than expirations, automatic extensions or renewals in accordance with existing terms or working capital loans;

(h)    engage in any business or activities other than (i) those related to its organization, incorporation or continuing corporate existence, (ii) those contemplated by, or incident or related to, the Business Combination Agreement or any Ancillary Document or the performance of the covenants hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or (iii) administrative or ministerial activities;

(i)     make, change or revoke any material tax election, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the statute of limitations with respect to any material taxes, other than extensions or waivers obtained in the ordinary course of business;

(j)     authorize, recommend, propose or announce any plan of complete or partial liquidation or dissolution of any SVAQ Party;

(k)    enter into any agreement with any broker, finder, investment banker or other person pursuant to which such person would be entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by the Business Combination Agreement or any Ancillary Document; or

(l)     enter into any agreement, arrangement or commitment to take, or cause to be taken, any of the actions prohibited by the foregoing.

Additional Covenants of EigenQ

Financial Statements and other Financial Information

Pursuant to the Business Combination Agreement, EigenQ agreed to provide to SVAQ the audited financial statements as of and for the year ended December 31, 2025, and any unaudited financial statements required to be included in the Registration Statement, by July 31, 2026, and to promptly provide to SVAQ such financial information as is either required by the federal securities laws or reasonably requested by SVAQ for inclusion the registration statement of which this proxy statement/prospectus forms a part.

EigenQ also agreed to use its reasonable best efforts to promptly provide SVAQ with additional financial information reasonably requested by SVAQ for inclusion in this proxy statement/prospectus and any other filings to be made by SVAQ with the SEC, and to reasonably cooperate with SVAQ in connection with the preparation for inclusion in this proxy statement/prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the registration statement of which this proxy statement/prospectus forms a part.

Additional Covenants of SVAQ

The PubCo Incentive Plan

According to the Business Combination Agreement, upon Closing, SVAQ Board will approve and adopt the PubCo Incentive Plan, the form of which will be mutually agreed between SVAQ and EigenQ. The PubCo Incentive Plan will have such number of shares available for issuance equal to ten percent (10%) of the then issued SVAQ Ordinary Shares on a fully-diluted basis, determined as of immediately after the Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the PubCo Incentive Plan equal to one percent (1%) of the PubCo Common Stock on a fully-diluted basis.

Trust Account

SVAQ agreed to cause the funds in the Trust Account to be disbursed in accordance with the trust agreement, including for the payment of (a) all amounts payable to Public Shareholders in connection with the exercise of redemption rights, (b) deferred underwriting compensation and the other transaction expenses to the third parties to which they are owed, and (c) immediately thereafter the remaining monies in the Trust Account to PubCo after the Closing.

Joint Covenants of EigenQ and SVAQ

Exclusivity

Pursuant to the Business Combination Agreement, during the Interim Period, neither EigenQ, on the one hand, nor SVAQ, on the other hand, will, and each agreed to cause each of their respective representatives not to, directly or indirectly, (i) solicit, initiate, induce, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or that could reasonably be expected to lead to, an Alternative Transaction; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an Alternative Transaction; (iii) enter into any contract or other arrangement or understanding regarding an Alternative Transaction; (iv) prepare or take any steps in connection with a public offering of any equity securities of any SVAQ Party or EigenQ, as applicable, or any of their subsidiaries; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

An “Alternative Transaction” means any of the following transactions (in a single transaction or series of transactions) involving EigenQ, on the one hand, or SVAQ, on the other hand, as applicable and in each case other than the Business Combination: (a) any transaction or series of related transactions under which SVAQ or EigenQ or any of their respective controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s) or a majority of the voting power of equity securities of such person(s), (ii) in the case of SVAQ, engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in SVAQ or EigenQ or any of their respective controlled affiliates, in each case, other than as contemplated by the Business Combination Agreement or any other Ancillary Documents.

Further, in the event that there is an inquiry, proposal or offer for, or an indication of interest in entering into, an Alternative Transaction, communicated to any Group Company, any SVAQ Party, or any of their respective representatives (each, an “Alternative Proposal”), such party will as promptly as practicable advise the other party of such Alternative Proposal and the material terms and conditions thereof in reasonable detail (including the identity of the person making any such Alternative Proposal. Such party will keep the other party informed on a reasonably current basis of modifications to any such Alternative Proposal.

Directors’ and Officers’ Indemnifications and Liability Insurance

Each of EigenQ and SVAQ agreed that for a period of six (6) years from the Closing Date, they will, and will cause PubCo and EigenQ after the Merger (the “Surviving Corporation”) to, maintain in effect, in favor of any individual who, at or prior to the Closing, was a director or officer of SVAQ, Merger Sub or EigenQ, as the case may be (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”), the exculpation, indemnification and advancement of expenses provisions of SVAQ’s, Merger Sub’s and EigenQ’s respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of SVAQ, Merger Sub or EigenQ, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the parties to the Business Combination Agreement will, and will cause PubCo and the Surviving Corporation to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

Stock Exchange Listing

Pursuant to the Business Combination Agreement, SVAQ and EigenQ agreed to use their reasonable best efforts and to cooperate in good faith to cause (i) SVAQ’s initial listing application with a Stock Exchange, including Nasdaq, in connection with the Business Combination to have been approved; (ii) all applicable initial and continuing listing requirements of the Stock Exchange to be satisfied; and (iii) the PubCo Common Stock to be issued as Transaction Share Consideration to be approved for listing on the Stock Exchange, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of the Business Combination Agreement and in any event prior to the Effective Time.

Transaction Financing

From time to time following the execution and delivery of the Business Combination Agreement and prior to the Closing, SVAQ shall use its reasonable best efforts, with collaboration from EigenQ, to engage in capital raising transactions structured as one or a combination of common equity, preferred equity, convertible equity or debt or non-redemption with respect to the Trust Account, in each case, whether such investment is into SVAQ or the Company (the “Transaction Financing”) and facilitate equity or debt financing for EigenQ, on such terms mutually agreed by EigenQ and SVAQ.

Conditions to Closing

The Closing is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of Each Party

The Closing is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things:

(a)     the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) and any other applicable antitrust law relating to the transactions contemplated by the Business Combination Agreement, and any agreement between a party to the Business Combination Agreement with any governmental entity not to consummate transactions contemplated by the Business Combination Agreement, shall have expired or been terminated or obtained (or deemed, by applicable law, to have been obtained), as applicable;

(b)    no order or law or other legal restraint or prohibition issued by any court of competent jurisdiction or other Governmental Entity enjoining, prohibiting or preventing the consummation of the transactions contemplated by the Business Combination Agreement (including the Domestication and the Merger) shall be in effect;

(c)     the registration statement of which this proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the registration statement of which this proxy statement/prospectus forms a part, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)    the EigenQ Written Consent shall have been obtained;

(e)     the SVAQ Shareholder Approval shall have been obtained; and

(f)     SVAQ’s initial listing application with a Stock Exchange in connection with the transactions contemplated by the Business Combination Agreement shall have been approved and, immediately following the Merger, SVAQ shall have satisfied any applicable initial and continuing listing requirements of the Stock Exchange, and SVAQ shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Merger, and the PubCo Common Stock (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the SVAQ Ordinary Shares to be issued pursuant to the Merger) shall have been approved for listing on the Stock Exchange.

Conditions to the Obligations of EigenQ

The obligations of EigenQ to consummate the Business Combination are subject to the satisfaction all of the following further conditions at or prior to the Closing, any one or more of which may be waived (where permissible) in writing exclusively by EigenQ (in its sole discretion):

(a)     all of the representations and warranties of the SVAQ Parties set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of SVAQ pursuant thereto will be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), (ii) de minimis inaccuracies with respect to certain representations and warranties, and (iii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or SVAQ Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a SVAQ Material Adverse Effect;

(b)    SVAQ and Merger Sub have each performed or complied with, in all material respects all of its respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)     no SVAQ Material Adverse Effect will have occurred with respect to SVAQ since the date of the Business Combination Agreement that is continuing;

(d)    the PubCo Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.15 of the Business Combination Agreement;

(e)     the Domestication shall have been consummated prior to the Effective Time; and

(f)     SVAQ will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by SVAQ (as applicable).

Conditions to the Obligations of SVAQ and Merger Sub

The obligations of SVAQ and Merger Sub to consummate the Business Combination are subject to the satisfaction of all of the following further conditions any one or more of which may be waived (where permissible) in writing by SVAQ (in its sole and absolute discretion):

(a)     all of the representations and warranties of EigenQ set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of EigenQ pursuant thereto will be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), (ii) de minimis inaccuracies with respect to certain representations and warranties, and (iii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or a Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b)    EigenQ will have duly performed in all material respects all of its respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)     No Company Material Adverse Effect will have occurred with respect to EigenQ since the date of the Business Combination Agreement that is continuing; and

(d)    EigenQ will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, including the EigenQ Support Agreement, duly executed by EigenQ (as applicable).

Termination; Effectiveness

EigenQ and SVAQ will be able to terminate the Business Combination Agreement by mutual written consent. Additionally, the Business Combination Agreement may be terminated under the following circumstances:

(a)     by written notice by either SVAQ or EigenQ if any of the conditions to the Closing set forth in the Business Combination Agreement have not been satisfied or waived by the Outside Date; provided, however, the right to terminate the Business Combination Agreement will not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the proximate cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(b)    by written notice by either SVAQ or EigenQ if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; and

(c)     by written notice by either SVAQ or EigenQ if the SVAQ Shareholder Approval is not obtained at the EGM (subject to any adjournment or postponement thereof).

(d)    by written notice by EigenQ if (i) SVAQ has breached any of its covenants, agreements, representations, and warranties contained in the Business Combination Agreement, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement impossible; and (ii) such breach cannot be cured or is not be cured by the earlier of the Outside Date and thirty (30) days following receipt by SVAQ of a written notice from EigenQ describing in reasonable detail the nature of such breach.

(e)     by written notice by SVAQ if EigenQ shall have breached any representation, warranty, agreement or covenant contained in the Business Combination Agreement which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) of the Business Combination Agreement impossible and (y) such breach cannot be cured or is not be cured by the earlier of the Outside Date and thirty (30) days following receipt by EigenQ of a written notice from SVAQ describing in reasonable detail the nature of such breach;

(f)     by written notice by SVAQ if the EigenQ Written Consent is not obtained or is not delivered to SVAQ by EigenQ Written Consent Deadline in accordance with Section 5.13(b) of the Business Combination Agreement; or

(g)    by written notice by SVAQ if EigenQ does not deliver the audited financial statements as of and for the year ended December 31, 2025, and any unaudited financial statements required to be included in the registration statement of which this proxy statement/prospectus forms a part, by July 31, 2026.

Waiver and Amendments

The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by EigenQ and SVAQ.

Expenses

If the Closing does not take place, each party to the Business Combination Agreement will be responsible for its own expenses. Upon the Closing, (i) all expenses incurred by SVAQ will be paid or reimbursed by SVAQ from the Trust Account, the Transaction Financing, or other cash sources available to SVAQ at the Closing, (ii) all fees, costs and expenses in connection with or arising under the HSR Act will be shared equally between the Parties, (iii) all fees, costs and expenses in connection with or arising from SEC filings and the Stock Exchange listing application will be shared equally between the Parties.

Ancillary Agreements

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and EigenQ entered into the Sponsor Support Agreement, pursuant to which the Sponsor, as a holder of the SVAQ Class B Shares, has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Business Combination; (ii) waive any adjustment to the conversion ratio set forth in the SVAQ Articles (as defined below) or any other anti-dilution or similar protection with respect to the SVAQ Class B Shares; (iii) be bound by certain other covenants and agreements related to the Business Combination; (iv) be bound by certain transfer restrictions with respect to the Founder Shares prior to the Closing; and (v) waive redemption rights with respect to the Founder Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

In addition, immediately prior to the Closing, the Sponsor has agreed to transfer, directly or constructively up to 2,165,950 Transaction Support Shares, to potential investors, if needed, to support the Transaction Financing or for any other purposes related to the Business Combination as agreed by the parties. However, in the case that any such Transaction Support Shares are not so transferred to other parties, fifty percent (50%) of such non-transferred Transaction Support Shares shall be retained by the Sponsor and the remaining fifty percent (50%) of such non-transferred Transaction Support Shares shall be forfeited as the Sponsor Forfeited Shares, and the Sponsor shall not have any further rights with respect to such Sponsor Forfeited Shares. In accordance with the Insider Letter Amendment No. 1 and subject to the approval by the Public Shareholders, any Transaction Support Shares held by the Secured Investor shall not be subject to the lock-up restrictions, and the Sponsor, may at its discretion, release any additional Transaction Support Shares transferred to other investors or third parties, from the lock-up restrictions upon the consummation of the Business Combination, subject to restrictions under federal securities laws.

EigenQ Stockholder Consent and EigenQ Support Agreement

Within five business days following the date on which this Registration Statement is declared effective under the Securities Act, EigenQ will obtain and deliver to the EigenQ Written Consent, which shall be signed by holders of a sufficient number of shares of EigenQ Common Stock as is required to approve the Business Combination Agreement, each ancillary agreement to which EigenQ is a party, and the Business Combination.

In addition, in connection with the signing of the Business Combination Agreement, SVAQ, EigenQ, and a certain EigenQ Supporting Stockholder entered into the EigenQ Support Agreement. Pursuant to the EigenQ Support Agreement, the EigenQ Supporting Stockholder has agreed to, among other things, (i) at any Special Meeting, and in any action by written consent of the EigenQ Stockholders, vote all shares of EigenQ Common Stock held by such EigenQ Supporting Stockholder at such time in favor of the Business Combination Agreement and the Business Combination, and against any action, agreement or transaction or proposal that would result in a breach of the Business Combination Agreement, (ii) take such actions and execute and deliver such documents reasonably necessary to support the Business Combination, and (iii) appoint each of SVAQ and EigenQ or any individual designated by each of them (acting jointly) as such EigenQ Supporting Stockholder’s proxy to attend on behalf of such EigenQ Supporting Stockholder at any Special Meeting relating to the Business Combination.

The EigenQ Support Agreement also restricts the EigenQ Supporting Stockholder from, among other things, directly or indirectly, (i) selling, assigning, transferring (including by operation of law), creating any lien or pledge, disposing of, or otherwise encumbering any of the shares or otherwise, or agreeing to do any of the foregoing, except if pursuant to the Business Combination Agreement or to another stockholder bound by the terms of the EigenQ Support Agreement; (b) depositing any shares into a voting trust or entering into a voting agreement or arrangement or granting any proxy or power of attorney with respect thereto that is inconsistent with the EigenQ Support Agreement; and (c) entering into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any shares, except as set forth in the Business Combination Agreement or the EigenQ Support Agreement.

Amended Registration Rights and Lock-Up Agreement

Prior to the Closing, PubCo, the Sponsor and certain stockholders of EigenQ will enter into the Amended Registration Rights Agreement, which will amend and restate the registration rights agreement entered into at the time of SVAQ’s initial public offering.

Pursuant to its term, certain security holders of PubCo identified therein will agree not to sell, for a period of 180 days following the Closing (subject to certain exceptions), the shares of PubCo Common Stock held by such holder immediately after the Closing (other than shares of PubCo Common Stock which result from the conversion of Private Placement Shares and underlying Private Placement Warrants, which shall be subject to a 30-day lock-up period following the Closing), on the terms and subject to the conditions set forth in the Registration Rights and Lock-Up Agreement. PubCo will also agree that, within 45 calendar days following the Closing Date, PubCo will file with the SEC (at PubCo’s sole cost and expense) a Resale Registration Statement, and PubCo will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands.

The Registration Rights and Lock-Up Agreement assumes, amends and restates the registration rights agreement and the Insider Letter, in each case, that was entered into by SVAQ, Clear Street, the Sponsor, and certain parties thereto, in connection with the IPO. The Registration Rights and Lock-Up Agreement will terminate, with respect to any holder party thereto, on the date that such holder no longer holds any Registrable Securities (as defined therein). SVAQ estimates that approximately 288,935,000 shares of PubCo Common Stock will be subject to registration rights pursuant to the Amended Registration Rights and Lock-Up Agreement immediately following the Closing (not including shares underlying warrants), representing approximately 98.3% of the total issued and outstanding shares of PubCo Common Stock following the Business Combination, assuming the Maximum Redemptions Scenario.

Regulatory Approvals

Each of SVAQ and EigenQ has agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Business Combination Agreement in the most expeditious manner practicable and to obtain in the most expeditious manner practicable all actions, waivers, consents, approvals, orders and authorizations necessary to be obtained from any third party or any governmental entity in order to complete the transactions contemplated by the Business Combination Agreement.

The parties have determined that the Business Combination is reportable under the HSR Act, and the rules and regulations promulgated thereunder. On August 26, 2026, the parties received early termination of the waiting period under the HSR Act.

Vote Required for Approval

The Closing is conditioned on approval of the Business Combination Proposal. Additionally, each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposals. If any one of these proposals is not approved by SVAQ Shareholders, the Business Combination shall not be consummated.

Approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the holders of issued and outstanding SVAQ Ordinary Shares present in person or by proxy at the EGM and entitled to vote on such matter, who vote at the EGM. Failure to vote by proxy or to vote in person at the EGM or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

The Sponsor and the other SVAQ Insiders have agreed to vote any SVAQ Ordinary Shares owned by them in favor of the Business Combination.

As of the Record Date, the Sponsor held of record and was entitled to vote an aggregate of 6,650,950 SVAQ Class B Shares and 425,000 SVAQ Class A Shares, respectively. The SVAQ Class A Shares and SVAQ Class B Shares held by the Sponsor currently constitute approximately 22.7% and 1.5%, respectively, of the outstanding SVAQ Ordinary Shares. Accordingly, we will need [    ] Public Shares to vote in favor of the Business Combination Proposal to approve it if all SVAQ Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the entry of SVAQ into the Business Combination Agreement, dated June 17, 2026 (as amended, restated, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among SVAQ, Merger Sub, and EigenQ (in the form attached to the proxy statement/prospectus as Annex A), the consummation of the transactions contemplated by the Business Combination Agreement and the performance by SVAQ of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.”

Recommendation of the SVAQ Board

THE SVAQ BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SVAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and SVAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL

Overview

SVAQ is asking its shareholders to approve, by special resolution, a change of SVAQ’s jurisdiction of incorporation by de-registering as an exempted company from the Cayman Registrar and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the SVAQ Articles, Section 388 of the DGCL, and Part XII of the Cayman Islands Companies Act (As Revised). To effect the Domestication, SVAQ will (i) file an application of de-registration with the Cayman Registrar, together with the necessary accompanying documents, (ii) file a Certificate of Domestication with the Secretary of State of the State of Delaware, together with the PubCo Charter, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, and (iii) obtain a certificate of de-registration from the Cayman Registrar, pursuant to which SVAQ will be de-registered as an exempted company and domesticated and continue as a Delaware corporation.

Immediately prior to the Domestication, (1) to the extent any SVAQ Units remain outstanding and unseparated immediately prior to the Effective Time, such SVAQ Units will automatically separate, with the holder of each such SVAQ Unit being deemed to hold one SVAQ Class A Share and one-half (1/2) of one SVAQ Warrant, without any action required by the holder; (2) SVAQ will effect the redemption of the Public Shares that are validly submitted for redemption and not withdrawn.

In connection with the Domestication and immediately prior to the Effective Time, (1) SVAQ will change its name to “EigenQ Holdings, Inc.”; (2) the Class B Share Conversion will occur, whereby each holder of issued and outstanding SVAQ Class B Share will irrevocably and unconditionally elect to convert, on a one-for-one basis, each SVAQ Class B Share held by it into one SVAQ Class A Share; and (3) each outstanding SVAQ Class A Share (excluding Public Shares validly submitted for redemption, but including SVAQ Class A Shares issued upon the Class B Share Conversion) will be reclassified as one share of PubCo Common Stock.

In accordance with applicable law, the Certificate of Domestication will provide that at the Effective Time, by virtue of the Domestication, and without any action on the part of any shareholder, each then issued and outstanding SVAQ Class A Share will convert automatically, on a one-for-one basis, into one share of PubCo Common Stock.

The Domestication Proposal, if approved, will approve a change of SVAQ’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SVAQ is currently governed by the Cayman Companies Act, upon the Domestication, PubCo will be governed by the DGCL. SVAQ encourages shareholders to carefully consult the information in “Comparison of Corporate Governance and Shareholder Rights.”

Reasons for Domestication

The SVAQ Board believes that it would be in the best interests of SVAQ, promptly prior to the completion of the Business Combination, to effect the Domestication.

Further, the SVAQ Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. In addition, because EigenQ principally operates within the United States, it was the view of the SVAQ Board that PubCo should be structured as a corporation organized in the United States.

The SVAQ Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of SVAQ and its shareholders. These additional reasons can be summarized as follows:

•        Prominence, Predictability and Flexibility of Delaware Law.    For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as EigenQ’s.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. SVAQ believes such clarity would be advantageous to PubCo, the PubCo Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for PubCo’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. PubCo’s incorporation in Delaware may make PubCo more attractive to future candidates for the PubCo Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, SVAQ has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The SVAQ Board therefore believes that providing the benefits afforded directors by Delaware law will enable PubCo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for SVAQ’s stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, SVAQ believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, SVAQ believes that the corporate environment afforded by Delaware will enable PubCo to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for Name Change

The SVAQ Board believes that it would be in the best interests of SVAQ to, in connection with the Domestication and the Business Combination, change its corporate name to “EigenQ Holdings, Inc.” to more accurately reflect the business purpose and activities of EigenQ.

Regulatory Approvals; Third-Party Consents

SVAQ is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication is intended to occur one business day prior to the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described under “Proposal No. 1 — The Business Combination Proposal.” SVAQ must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon SVAQ and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Anticipated Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of SVAQ as a result of Domestication. The business, capitalization, assets and liabilities and financial statements of SVAQ immediately following the Domestication will be the same as those of SVAQ immediately prior to the Domestication.

Tax Consequences to Holders of Ordinary Shares Who Receive Common Stock as a Result of the Domestication

If the Proposals described in this proxy statement/prospectus are approved, then holders of SVAQ Ordinary Shares who do not elect to exercise their redemption rights will receive shares of PubCo Common Stock as a result of the Domestication. For a description of the material U.S. federal income tax consequences of the Domestication, see the section entitled “— Material U.S. Federal Income Tax Considerations for SVAQ and Holders of SVAQ Securities.”

Vote Required for Approval

Approval of the Domestication Proposal requires a special resolution, being the affirmative vote of at least two-thirds of the holders of issued and outstanding SVAQ Class B Shares who, being present in person or represented by proxy and entitled to vote at the EGM, vote at the EGM. The holders of the SVAQ Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 50.2 of the SVAQ Articles. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on the Domestication Proposal because the Domestication Proposal requires the affirmative vote of two-thirds of votes cast and an abstention and broker non-vote is not a vote cast.

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of SVAQ Ordinary Shares.

The outstanding SVAQ Class B Shares are exclusively owned by the SVAQ Insiders. Accordingly, the SVAQ Insiders will be able to approve the Domestication Proposal without the vote of any other SVAQ Shareholder.

Resolution to be Voted Upon

“RESOLVED, as a special resolution, that SVAQ be de-registered in the Cayman Islands pursuant to article 50 of the amended and restated memorandum and articles of association of SVAQ and Part XII of the Cayman Islands Companies Act (As Revised) and transferred by way of continuation to Delaware as a corporation under the laws of the State of Delaware, and the registered office of SVAQ make all applicable filings with the Registrar of Company.”

Recommendation of the SVAQ Board

THE SVAQ BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SVAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and SVAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” for more information.

PROPOSAL NO. 3 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

If the Business Combination is to be consummated, the PubCo Charter and PubCo Bylaws will be in the form attached to this proxy statement/prospectus as Annex B and Annex C, effective as so declared by the Secretary of State of Delaware, which is necessary to adequately address the needs of PubCo. Please see “Comparison of Corporate Governance and Shareholder Rights” for a summary of the principal proposed changes and the differences between the Current Charter and the PubCo Charter which is qualified by reference to the complete text of the PubCo Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders and other interested parties are encouraged to read the PubCo Charter and PubCo Bylaws in their entirety for a more complete description of its terms.

Reasons for the Organizational Documents Proposal

In the judgment of the SVAQ Board, the Organizational Documents Proposal is desirable because it provides flexibility for future issuances of PubCo securities if determined by its board of directors to be in the best interests of PubCo without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Vote Required for Approval

Approval of the Organizational Documents Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of SVAQ Ordinary Shares.

The Sponsor and the other SVAQ Insiders have agreed to vote any SVAQ Ordinary Shares owned by them in favor of the Business Combination.

As of the Record Date, the Sponsor held of record and was entitled to vote an aggregate of 6,665,950 SVAQ Class B Shares and 425,000 SVAQ Class A Shares, respectively. The SVAQ Class A Shares and SVAQ Class B Shares held by the Sponsor currently constitute approximately 22.7% and 1.5%, respectively, of the outstanding SVAQ Ordinary Shares. Accordingly, we will need [    ] Public Shares to vote in favor of the Organizational Documents Proposal to approve it if all SVAQ Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

Resolution to be Voted Upon

“RESOLVED, as a special resolution, that the SVAQ Articles be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new PubCo Charter and the PubCo Bylaws (in the form attached to the proxy statement/prospectus as Annex B and Annex C, respectively) including, without limitation, the authorization of the change in authorized share capital as indicated therein, in each case effective upon the effectiveness of the Domestication.”

Recommendation of the SVAQ Board

THE SVAQ BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SVAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and SVAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” for more information.

PROPOSAL NO. 4 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

In connection with the Business Combination, SVAQ is asking its shareholders to vote, on a nonbinding advisory basis, upon the Organizational Documents Proposal to approve and adopt certain governance provisions contained in the PubCo Charter and the PubCo Bylaws. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Organizational Documents Proposal, but, pursuant to SEC guidance, SVAQ is required to submit these provisions to its shareholders separately for approval, allowing shareholders the opportunity to present their separate views on important governance provisions. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on SVAQ or the SVAQ Board (separate and apart from the approval of the Organizational Documents Proposal). In the judgment of the SVAQ Board, these provisions are necessary to adequately address the needs of the post-Business Combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals (separate and apart from approval of the Organizational Documents Proposal).

Advisory Organizational Documents Proposals

The following table sets forth a summary of the governance provisions applicable to the Advisory Organizational Documents Proposals. This summary is qualified by reference to the complete text of the PubCo Charter and PubCo Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the PubCo Charter in its entirety for a more complete description of its terms.

Advisory Governing Documents Proposal	SVAQ Articles	PubCo Charter

Proposal No. 4A — Authorized Shares: A proposal to amend the SVAQ Articles to authorize the change in the authorized capital stock of SVAQ from 200,000,000 SVAQ Class A Shares, 20,000,000 SVAQ Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to [    ] shares of PubCo Common Stock, par value $0.0001 per share, and [    ] shares of designated preferred stock, par value $0.0001 per share.

The SVAQ Articles authorizes the issuance of up to 200,000,000 SVAQ Class A ordinary shares, 20,000,000 SVAQ Class B ordinary shares, and 1,000,000 SVAQ Preference Shares.

The PubCo Charter will authorize the issuance of up to [    ] shares of PubCo Common Stock, par value $0.0001 per share, and [    ] shares of PubCo preference stock, par value $0.0001 per share, in connection with the Closing.

Proposal No. 4B — Exclusive Forum Provision: A proposal to amend the SVAQ Articles to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.	The SVAQ Articles provides the Cayman Islands as the exclusive forum for certain shareholder litigation.	The PubCo Charter provides the Court of Chancery of Delaware as the exclusive forum for certain stockholder litigation.

Proposal No. 4C — Adoption of Supermajority Vote Requirement to Amend the proposed PubCo Organizational Documents: A proposal to amend the SVAQ Articles to approve provisions providing that any amendment to the PubCo Charter will generally require approval by holders of at least a majority of PubCo’s then outstanding common stock (except where a lower threshold is provided by the DGCL).

Under the SVAQ Articles, subject to applicable law and the provisions of the SVAQ Articles in regards to matters to be dealt with by ordinary resolution, SVAQ may, by special resolution, alter or add to the SVAQ Articles.

The PubCo Charter provides that any amendment to the PubCo Charter will generally require approval by holders of at least two-thirds (2/3) of the voting power of all of PubCo’s then outstanding shares of the capital stock (except where a lower threshold is provided by the DGCL).

Advisory Governing Documents Proposal	SVAQ Articles	PubCo Charter

Proposal No. 4D — Removal of Directors: A proposal to amend the SVAQ Articles to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, subject to the rights, if any, of any series of preferred stock.

The SVAQ Articles provide that, prior to the consummation of a business combination, only holders of the Class B Shares may vote on the appointment and removal of directors; following the business combination, directors may be appointed or removed by ordinary resolution of the shareholders.

The PubCo Charter permits the removal of a director only for cause and only by the affirmative vote of not less than two-thirds (2/3) of the voting power of all of PubCo’s then outstanding shares of the capital stock entitled to vote at an election of directors, subject to the rights, if any, of any series of preferred stock.

Proposal No. 4E — Action by Written Consent of Stockholders: A proposal to amend the SVAQ Articles to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

The SVAQ Articles permit shareholder action by written consent in lieu of a meeting only if the written resolution is signed by all members entitled to vote.

The PubCo Charter provides that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken (i) by a vote of stockholders at a meeting of stockholders duly noticed and called in accordance with the Bylaws and the DGCL or (ii) without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of PubCo having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Proposal No. 4F — Other Changes in Connection with Adoption of the proposed PubCo Organizational Documents: A proposal to amend the SVAQ Articles to authorize (1) changing the corporate name from “Silicon Valley Acquisition Corp.” to “EigenQ Holdings, Inc.,” (2) making PubCo’s corporate existence perpetual, and (3) removing certain provisions related to SVAQ’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

The SVAQ Articles contains various provisions applicable only to blank check companies.

The PubCo Charter would (i) change the post-Business Combination company’s corporate name from “Silicon Valley Acquisition Corp.” to “EigenQ Holdings, Inc.” and make the post-Business Combination company’s corporate existence perpetual and (ii) remove certain provisions related to SVAQ’s status as a blank check company that will no longer apply upon consummation of the business combination.

Reasons for Approval of the Advisory Organizational Documents Proposals

Advisory Proposal 4A — Changes in Authorized Share Capital

The principal purpose of this proposal is to provide for an authorized capital structure of PubCo that will enable it to continue as an operating company governed by the DGCL and provide adequate authorized share capital to, among other things, (i) accommodate the issuance of shares of PubCo Common Stock as stock consideration in the Business Combination, (ii) accommodate the issuance of shares of PubCo Class A common stock under any equity plans PubCo may adopt following the consummation of the Business Combination (which authorize the issuance of shares of PubCo Class A common stock) as we determine from time to time is necessary to attract and retain talented employees, and (iii) provide flexibility for future issuances of shares of PubCo Common Stock if determined by the PubCo Board to be in the best interests of PubCo after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval to increase the authorized share capital.

The SVAQ Board believes that it is important for PubCo to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, for employee compensation, financings and/or acquisitions).

Advisory Proposal 4B — Exclusive Forum Provision

The SVAQ Board believes that it is desirable to select the Court of Chancery of the State of Delaware for certain stockholder litigation because the judges’ expertise in Delaware corporate law and its well-developed body of precedent promotes predictable and consistent outcomes, helping efficient resolutions of disputes.

Advisory Proposals 4C and 4D — Adoption of Supermajority Vote Requirement to Amend the proposed PubCo Organizational Documents; Removal of Directors

The SVAQ Board believes that the voting standards reflected in Advisory Organizational Documents Proposals 4.C and 4.D appropriately balance stockholder rights with effective corporate governance following the consummation of the Business Combination. In particular, the PubCo Charter and PubCo Bylaws provide that (i) amendments to the PubCo Charter require approval by holders of at least two-thirds (2/3) of the voting power of all of PubCo’s then outstanding shares of the capital stock (except where a lower threshold is provided by the DGCL), and (ii) directors may be removed by the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote. The SVAQ Board believes these voting thresholds promote accountability to stockholders while preserving sufficient flexibility for PubCo to operate efficiently as a public company, particularly in light of the PubCo’s anticipated ownership structure following the Business Combination.

Advisory Proposal 4E — Action by Written Consent of Stockholders

The SVAQ Board believes that it is desirable to permit stockholder action by written consent as a prudent corporate governance measure to reduce delay or expenses associated with convening a stockholder meeting, while still requiring approval by the same vote that would be necessary if such action were taken at a meeting at which all shares entitled to vote were present and voted.

Advisory Proposal 4F — Other Changes in Connection with Adoption of the proposed PubCo Organizational Documents

The SVAQ Board believes that changing the post-Business Combination corporate name from “Silicon Valley Acquisition Corp.” to “EigenQ Holdings, Inc.” and making the post-Business Combination company’s corporate existence perpetual is desirable to reflect the Business Combination with EigenQ and to clearly identify the post-Business Combination company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and the SVAQ Board believes that it is the most appropriate period for the company following the Business Combination.

Furthermore, the SVAQ Board has determined it is in the best interest of SVAQ to eliminate provisions specific to its status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the business combination. For example, these proposed amendments remove the requirement to dissolve SVAQ and allow SVAQ to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for corporations, and the SVAQ Board believes it is the most appropriate period for the company following the Business Combination.

Required Vote and Recommendation of the SVAQ Board

The approval of the Advisory Organizational Documents Proposal does not require the passing of a resolution under the SVAQ Articles or Cayman Islands law. Notwithstanding this, the SVAQ Board is asking SVAQ Shareholders to vote on the Advisory Organizational Documents Proposal on a non-binding advisory basis, being a non-binding advisory resolution passed by the affirmative vote of the holders of a majority of the issued and outstanding SVAQ

Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Sponsor and the other SVAQ Insiders have agreed to vote any SVAQ Ordinary Shares owned by them in favor of the proposal.

As of the Record Date, the Sponsor held of record and was entitled to vote an aggregate of 6,665,950 SVAQ Class B Shares and 425,000 SVAQ Class A Shares, respectively. The SVAQ Class A Shares and SVAQ Class B Shares held by the Sponsor currently constitute approximately 22.7% and 1.5%, respectively, of the outstanding SVAQ Ordinary Shares. Accordingly, we will need [    ] Public Shares to vote in favor of the Advisory Organizational Documents Proposal to approve it if all SVAQ Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as six separate ordinary resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Governing Documents be and are hereby approved and adopted:

•        Proposal No. 4A — Authorized Shares:    to amend the SVAQ Articles to authorize the change in the authorized capital stock of SVAQ from 200,000,000 SVAQ Class A Shares, 20,000,000 SVAQ Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to [    ] shares of PubCo Common Stock, par value $0.0001 per share, and [    ] shares of designated preferred stock, par value $0.0001 per share.

•        Proposal No. 4B — Exclusive Forum Provision:    to amend the SVAQ Articles to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•        Proposal No. 4C — Adoption of Supermajority Vote Requirement to Amend the proposed PubCo Organizational Documents:    to amend the SVAQ Articles to approve provisions providing that any amendment to the PubCo Charter will generally require approval by holders of at least two-thirds (2/3) of the voting power of all of PubCo’s then outstanding shares of the capital stock (except where a lower threshold is provided by the DGCL).

•        Proposal No. 4D — Removal of Directors:    to amend the SVAQ Articles to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds (2/3) of the voting power of all of PubCo’s then outstanding shares of the capital stock entitled to vote at an election of directors, subject to the rights, if any, of any series of preferred stock.

•        Proposal No. 4E — Action by Written Consent of Stockholders:    to amend the SVAQ Articles to approve that stockholders will be permitted to take action by written consent in lieu of a meeting.

•        Proposal No. 4F — Other Changes in Connection with Adoption of the proposed PubCo Organizational Documents:    to amend the SVAQ Articles to authorize (1) changing the corporate name from “Silicon Valley Acquisition Corp.” to “EigenQ Holdings, Inc.,” (2) making PubCo’s corporate existence perpetual, and (3) removing certain provisions related to SVAQ’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

THE SVAQ BOARD UNANIMOUSLY RECOMMENDS THAT SVAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SVAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and SVAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” for more information.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL

Overview

The Director Election Proposal allows the SVAQ Board to submit a proposal to approve, by ordinary resolution, the PubCo Board will consist of nine (9) individuals to serve on the PubCo Board, a majority of whom will be independent directors in accordance with the requirements of Nasdaq.

Director Nominees

At the EGM, it is proposed that nine (9) directors will be elected to be the directors of PubCo to take office upon the Closing. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Except as otherwise required by applicable law, and subject to any rights of the holders of any series of preferred stock to elect directors under specified circumstances, any vacancies on the PubCo Board, including vacancies resulting from the expansion of the PubCo Board or the resignation, removal or death of any director, may be filled by a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. A director appointed to fill a vacancy will serve for the remainder of the term of the director being replaced and until his or her successor is duly elected and qualified.

Information regarding each nominee is set forth in the section titled “Management of PubCo Following the Business Combination.”

Required Vote and Recommendation of the SVAQ Board

Approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Sponsor and the other SVAQ Insiders have agreed to vote any SVAQ Ordinary Shares owned by them in favor of the proposal.

As of the Record Date, the Sponsor held of record and was entitled to vote an aggregate of 6,665,950 SVAQ Class B Shares and 425,000 SVAQ Class A Shares, respectively. The SVAQ Class A Shares and SVAQ Class B Shares held by the Sponsor currently constitute approximately 22.7% and 1.5%, respectively, of the outstanding SVAQ Ordinary Shares. Accordingly, we will need [      ] Public Shares to vote in favor of the Director Election Proposal to approve it if all SVAQ Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

Resolution to be Voted Upon:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the PubCo board of directors until their respective successors are duly elected and qualified, effective upon the consummation of the Business Combination.”

Name of Director
1.	Dr. Jesse Van Griensven Thé
2.	Dr. José R. Rosas-Bustos
3.	Natan Aronshtam
4.	Eduardo Guimarães
5.	Michael Johnson
6.	Ademir Karisik
7.	Chun-Tsung Lee
8.	Mark Pecen
9.	Cristiane Thé

THE SVAQ BOARD UNANIMOUSLY RECOMMENDS THAT SVAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SVAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and SVAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” for more information.

PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL

At the EGM, our shareholders will be asked to consider and vote upon a proposal to approve the EigenQ Holdings, Inc. 2026 Equity Incentive Plan, which is referred to herein as the “2026 Plan,” a copy of which is attached to this Proxy Statement as Annex D.

On [________], 2026, the SVAQ Board adopted and approved the 2026 Plan, subject to shareholder approval. The 2026 Plan will become effective on the Closing Date. If the 2026 Plan is not approved by our stockholders, it will not become effective, and no awards will be granted thereunder.

Reasons for the Adoption of the 2026 Plan

The SVAQ Board has determined that it is in the best interests of PubCo to adopt the 2026 Plan, pursuant to which we will be able to grant awards of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent awards, and other stock- and cash-based awards.

Summary of Material Terms of the 2026 Plan

The following is a summary of the material features of the 2026 Plan. This summary is qualified in its entirety by the full text of the 2026 Plan, a copy of which is included as Annex DH to this Proxy Statement.

Purpose

The purpose of the 2026 Plan is to enhance the ability of PubCo to attract, retain and motivate persons who make important contributions to PubCo by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to assist in further aligning the interests of directors, employees, and consultants with those of our stockholders.

Eligibility

The Administrator may grant awards to any director, employee or consultant of PubCo. Only employees are eligible to receive incentive stock options. As of the date of this Proxy Statement, approximately [__] individuals will be eligible to participate in the 2026 Plan, which includes approximately [__] non-employee directors, [__] employees, and [__] consultants.

Administration

The 2026 Plan will be administered by the PubCo Board or one or more committees or subcommittees of the Board, which will be comprised, unless otherwise determined by the PubCo Board, solely of not less than two members who will be non-employee directors (a “Committee”), or any officer that has been delegated administrative authority pursuant to the 2026 Plan for the duration such delegation is in effect (collectively, the “Administrator”). The Administrator will have full power to (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares, other securities, other awards or other property, or canceled, forfeited, or suspended, and the method or methods by which awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares, other securities, other awards or other property and other amounts payable with respect to an award shall be made; (vii) interpret, administer, reconcile any inconsistency in, settle any controversy regarding, correct any defect in and/or complete any omission in the 2026 Plan and any instrument or agreement relating to, or award granted under, the 2026 Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the administrator shall deem appropriate for the proper administration of the 2026 Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards; (x) to reprice existing awards or to grant awards in connection with or in consideration of the cancellation of an outstanding award with a higher price (subject to certain limitations); and (xi) make any other determination and take any other action that the administrator deems necessary or desirable for the administration of the 2026 Plan.

Share Reserve

The maximum aggregate number of shares of our common stock (the “Shares”) that may be issued under the 2026 Plan is the sum of (A) ten percent (10%) of the fully diluted Shares as of immediately following the Closing, plus (B) an increase commencing on January 1, 2027 and continuing annually on each anniversary thereof through and including January 1, 2036, equal to the lesser of (i) one percent (1%) of the fully diluted Shares on the applicable January 1st and (ii) such smaller number of Shares as determined by the PubCo Board or the Committee.

No more than twenty percent (20%) of the fully diluted Shares as of immediately following the Closing may be issued upon the exercise of incentive stock options.

Shares issuable under the 2026 Plan may be authorized, but unissued, or reacquired Shares. Shares underlying any awards under the 2026 Plan that are settled in cash, forfeited, canceled, repurchased, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2026 Plan, although shares shall not again become available for issuance as incentive stock options. Additionally, Shares issued as “substitute awards” (as defined in the 2026 Plan) will not count against the 2026 Plan’s share limit, except substitute awards that are incentive stock options will count against the incentive stock option limit.

The share reserve described herein may be subject to certain adjustments in the event of certain changes in the capitalization of the PubCo (see Equitable Adjustments below).

Annual Limitation on Awards to Non-Employee Directors

The 2026 Plan contains a limitation whereby the value of all awards under the 2026 Plan and all other cash compensation paid by the PubCo to any non-employee director may not exceed $1,000,000 for the first calendar year a non-employee director is initially appointed to the PubCo Board, and $750,000 in any other calendar year.

Types of Awards

The 2026 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent awards, and other stock- or cash-based awards (collectively, “awards”).

Stock Options.    The 2026 Plan permits the granting of both options intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2026 Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the PubCo and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the 2026 Plan.

The exercise price of each option will be determined by the Administrator, but such exercise price may not be less than 100% of the fair market value of one Share on the date of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such Share’s fair market value. The term of each option will be set by the Administrator and may not exceed ten (10) years from the date of grant (or five (5) years for an incentive stock option granted to a 10% or greater stockholder). The Administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of an option, the exercise price must be paid in full either in cash, check or, with approval of the Administrator, by surrender of other Shares that meet the conditions established by the Administrator to avoid adverse accounting consequences to the PubCo, by broker-assisted cashless exercise, by delivery of a notice of “net exercise” to the PubCo, such other consideration and method of payment to the extent permitted by applicable law, or any combination of the foregoing methods of payment.

Stock Appreciation Rights.    The Administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to Shares or cash, equal to the value of the appreciation in the PubCo’s stock price over the exercise price, as set by the Administrator and which will be at least equal to the fair market value of a Share on the grant date. The term of each stock appreciation right will be set by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

Restricted Stock.    A restricted stock award is an award of Shares that vest in accordance with the terms and conditions established by the Administrator. The Administrator will determine the persons to whom grants of restricted stock awards are made, the number of restricted shares to be awarded, the price (if any) to be paid for the restricted shares, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of restricted stock awards. Unless otherwise provided in the applicable award agreement, a participant generally will have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive cash dividends, if applicable.

Restricted Stock Units.    Restricted stock units are the right to receive Shares at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with the PubCo or its subsidiaries, the passage of time or other restrictions or conditions. The Administrator determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted stock unit awards. The value of the restricted stock units may be paid in Shares, cash, other securities, other property, or a combination of the foregoing, as determined by the Administrator.

The holders of restricted stock units will have no voting rights. Prior to settlement or forfeiture, restricted stock units awarded under the 2026 Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents.

Performance Awards.    The Administrator has the authority to grant stock options, stock appreciation rights, restricted stock, or restricted stock units as a performance award, which means that such awards vest at least in part upon the attainment of one or more specified performance criteria. For each performance period, the Administrator will have the sole authority to select the length of such performance period, the types of performance award to be granted, the performance criteria that will be used to establish the performance goals, and the level(s) of performance which shall result in a performance award being earned. At any time, the Administrator may adjust or modify the calculation of a performance goal for a performance period, to appropriately reflect any circumstance or event that occurs during a performance period and that in the Administrator’s sole discretion, warrants adjustment or modification. Depending on the type of performance award granted, the previously discussed terms and conditions will also apply to a performance award.

Performance criteria for a performance award may be based on the attainment of specific levels of performance of the PubCo (and/or one or more subsidiaries, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the PubCo’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the PubCo and/or one or more subsidiaries as a whole or any business unit(s) of the PubCo and/or one or more subsidiaries or any combination thereof, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Administrator deems appropriate, or as compared to various stock market indices.

Dividend Equivalents.    An award of dividend equivalents entitles the holder to be credited with an amount equal to all dividends paid on one Share while the holder’s tandem award is outstanding. Dividend equivalents may be paid currently or credited to an account for the participant, settled in cash or Shares, and subject to the same restriction on transferability and forfeitability as the award with respect to which the dividend equivalents are granted.

Other Stock- or Cash-Based Awards.    Other stock-based awards may be granted either alone, in addition to, or in tandem with, other awards granted under the 2026 Plan and/or cash awards made outside of the 2026 Plan. The Administrator shall have authority to determine the service providers to whom and the time or times at which other stock-based awards shall be made, the amount of such other stock-based awards, and all other conditions of the other stock-based awards including any dividend and/or voting rights. The Administrator may grant cash awards in such amounts and subject to such performance or other vesting criteria and terms and conditions as the Administrator may determine.

Repricing

Notwithstanding anything to the contrary in the 2026 Plan, unless a repricing is approved by shareholders, in no case may the Administrator (i) amend an outstanding option or stock appreciation right to reduce the exercise price of the award, (ii) cancel, exchange, or surrender an outstanding option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (iii) cancel, exchange, or surrender an outstanding option or stock appreciation right in exchange for an option or stock appreciation right with an exercise price that is less than the exercise price of the original award.

Tax Withholding

Participants in the 2026 Plan are responsible for the payment of any federal, state, or local taxes that the PubCo or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Without limitation, the Administrator may, in its sole discretion, permit a participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of Shares (which are not subject to any pledge or other security interest) owned by the participant having a fair market value equal to such withholding liability, (B) having the PubCo withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the award a number of Shares with a fair market value equal to such withholding liability, (C) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a participant, (D) accepting a payment from the participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the PubCo, or (E) if there is a public market for shares at the time the withholding obligation for a tax obligation is to be satisfied, selling Shares issued pursuant to the award creating the withholding obligation. The amount withheld pursuant to any of the foregoing payment forms will be determined by the PubCo and may be up to (but not in excess of) the aggregate amount of such obligations based on the maximum statutory withholding rates in the participant’s jurisdiction for all tax obligations that are applicable to such taxable income.

Equitable Adjustments

In the event of a merger, consolidation, recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, combination, repurchase or other change in corporate structure affecting the Shares, the Administrator will adjust (i) the number and class of shares which may be delivered under the 2026 Plan (or number and kind of other securities or other property); (ii) the number, class and price (including the exercise or strike price of options and stock appreciation rights) of shares subject to outstanding awards, (iii) any applicable performance criteria, performance period, and other terms and conditions of outstanding performance awards, and (iv) the 2026 Plan’s numerical limits.

Change in Control

In the event of a change in control (as defined in the 2026 Plan), any outstanding award will be treated in accordance with the applicable award agreement. If the applicable award agreement does not specify the treatment of the award in a change in control, the award will be treated as determined by the Administrator in its sole discretion, and the Administrator will not be obligated to treat all outstanding awards similarly.

Transferability of Awards

Unless determined otherwise by the Administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, except to a participant’s estate or legal representative, and may be exercised, during the lifetime of the participant, only by the participant.

Term

The 2026 Plan will become effective when approved by our shareholders, and, unless terminated earlier, the 2026 Plan will continue in effect for a term of ten (10) years.

Amendment and Termination

The PubCo Board may amend, alter, suspend or terminate the 2026 Plan at any time. No amendment or termination of the 2026 Plan will materially impair the rights of any participant, unless mutually agreed otherwise between the participant and the PubCo. Approval of the stockholders shall be required for any amendment, where required by applicable law, as well as (i) to increase the number of Shares available for issuance under the 2026 Plan and (ii) to change the persons or class of persons eligible to receive awards under the 2026 Plan.

Recoupment Policy

All awards granted under the 2026 Plan, all amounts paid under the 2026 Plan, and all Shares issued under the 2026 Plan shall be subject to reduction, recoupment, clawback, or recovery by the PubCo in accordance with applicable laws and with Company policy.

Form S-8

The PubCo intends to file with the SEC a registration statement on Form S-8 covering the Shares issuable under the 2026 Plan.

Material United States Federal Income Tax Considerations

The following is a general summary under current law of the material U.S. federal income tax considerations related to awards and certain transactions under the 2026 Plan, based upon the current provisions of the Code and regulations promulgated thereunder. This summary deals with the general federal income tax principles that apply and is provided only for general information. It does not describe all federal tax consequences under the 2026 Plan, nor does it describe state, local, or foreign income tax consequences or federal employment tax consequences. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The 2026 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The PubCo’s ability to realize the benefit of any tax deductions described below depends on the PubCo’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the PubCo’s tax reporting obligations.

Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such Shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither the PubCo nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If the Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the option exercise price thereof, and (ii) the PubCo or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering Shares.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Nonqualified Options.    No income is generally realized by the optionee at the time a nonqualified option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the Shares issued on the date of exercise, and the PubCo or its subsidiaries receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value of the Shares over the exercise price of the option.

Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Awards and Other Stock- and Cash-Based Awards.    The current federal income tax consequences of other awards authorized under the 2026 Plan generally follow certain basic patterns: (i) stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified options; (ii) nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the Shares over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (iii) restricted stock units, dividend equivalents, and other stock- or cash-based awards are generally subject to tax at the time of payment. The PubCo or its subsidiaries generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired from a stock appreciation right, restricted stock, restricted stock unit, dividend equivalent award, or other stock-based award will be the amount paid for such shares plus any ordinary income recognized when the shares were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Performance Awards.    The tax consequences of performance awards will generally mirror those of the underlying award type, each of which is discussed above.

Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either the PubCo or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award under the 2026 Plan. In general, stock options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. Restricted stock awards are not generally subject to Section 409A. Restricted stock units are subject to Section 409A unless they are settled within two and one-half months after the end of the later of (1) the end of the PubCo’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax and premium interest in addition to the federal income tax at the participant’s usual marginal rate for ordinary income.

New Plan Benefits

No awards have been previously granted under the 2026 Plan and no awards have been granted that are contingent on stockholder approval of the 2026 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this Proxy Statement because participation and the types of awards that may be granted under the 2026 Plan are subject to the discretion of the Administrator. Consequently, no new plan benefits table is included in this Proxy Statement.

Votes Required

Approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Sponsor and the other SVAQ Insiders have agreed to vote any SVAQ Ordinary Shares owned by them in favor of the proposal.

As of the Record Date, the Sponsor held of record and was entitled to vote an aggregate of 6,665,950 SVAQ Class B Shares and 425,000 SVAQ Class A Shares, respectively. The SVAQ Class A Shares and SVAQ Class B Shares held by the Sponsor currently constitute approximately 22.7% and 1.5%, respectively, of the outstanding SVAQ Ordinary Shares. Accordingly, we will need [      ] Public Shares to vote in favor of the Incentive Plan Proposal to approve it if all SVAQ Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the EigenQ Holdings, Inc. 2026 Equity Incentive Plan be approved.”

Recommendation of the SVAQ Board

THE SVAQ BOARD RECOMMENDS THAT SVAQ SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SVAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and SVAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” for more information.

PROPOSAL NO. 7 — THE NASDAQ PROPOSAL

Overview

The Nasdaq Proposal allows the SVAQ Board to submit a proposal to approve, by ordinary resolution, the issuance of Transaction Share Consideration, the reservation of additional shares of PubCo Common Stock pursuant to the 2026 Plan, the reservation of additional shares of PubCo Common Stock pursuant to the Secured Financing and the reservation of additional shares of PubCo Common Stock issuable upon the exercise of the PubCo SARs.

Reasons for the Approval for Purposes of Nasdaq Rule 5635

Under Nasdaq Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares); or (ii) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the share or securities.

Under Nasdaq Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control.

Under Nasdaq Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the Minimum Price, which is the lower of: (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Upon the Closing, PubCo expects to issue, in the aggregate, up to an estimated [_] shares of PubCo Common Stock and to reserve for issuance [_] shares of PubCo Common Stock underlying awards that may be issued pursuant to the 2026 Plan. For further details, see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement” and “Proposal No. 6 — The Incentive Plan Proposal.”

Accordingly, the [_] shares of PubCo Common Stock to be issued as Transaction Share Consideration and up to [_] shares of PubCo Common Stock underlying awards that may be issued pursuant to the 2026 Plan will, in the aggregate, exceed 20% of both the voting power and the number of SVAQ ordinary shares outstanding before such issuance and will result in a change of control of SVAQ. For these reasons, SVAQ is seeking the approval of SVAQ Shareholders for the issuance of the shares of PubCo Common Stock in connection with the Business Combination pursuant to the applicable provisions of Nasdaq Rules 5635.

For further details, see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.” In addition, in the future, PubCo may issue additional shares of PubCo Common Stock reserved for issuance under the 2026 Plan (assuming the 2026 Plan is adopted in connection with the Closing).

Vote Required for Approval

Approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Sponsor and the other SVAQ Insiders have agreed to vote any SVAQ Ordinary Shares owned by them in favor of the proposal.

As of the Record Date, the Sponsor held of record and was entitled to vote an aggregate of 6,665,950 SVAQ Class B Shares and 425,000 SVAQ Class A Shares, respectively. The SVAQ Class A Shares and SVAQ Class B Shares held by the Sponsor currently constitute approximately 22.7% and 1.5%, respectively, of the outstanding SVAQ Ordinary Shares. Accordingly, we will need [      ] Public Shares to vote in favor of the Nasdaq Proposal to approve it if all SVAQ Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Rule 5635, the issuance of up to [_] shares of PubCo Common Stock, be approved.”

Recommendation of the SVAQ Board

THE SVAQ BOARD RECOMMENDS THAT SVAQ SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SVAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and SVAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 8 — THE INSIDER LETTER AMENDMENT PROPOSAL

Background and Overview

On September 17, 2026, SVAQ, the Sponsor, and the directors and officers of SVAQ entered into Amendment No. 1 (the “Insider Letter Amendment No. 1”) to the Insider Letter, which provides that any Transaction Support Shares held by the Secured Investor shall not be subject to the lock-up restrictions, and that the Sponsor may, at its discretion, release any additional Transaction Support Shares transferred to other investors or third parties, from the lock-up restrictions upon the consummation of the Business Combination, subject to restrictions under federal securities laws.

A copy of the Insider Letter Amendment is attached to this proxy statement/prospectus as Annex [G].

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the Insider Letter Amendment No. 1, be approved.”

Vote Required for Approval

Approval of the Insider Letter Amendment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Sponsor and the other SVAQ Insiders have agreed to vote any SVAQ Ordinary Shares owned by them in favor of the proposal.

As of the Record Date, the Sponsor held of record and was entitled to vote an aggregate of 6,665,950 SVAQ Class B Shares and 425,000 SVAQ Class A Shares, respectively. The SVAQ Class A Shares and SVAQ Class B Shares held by the Sponsor currently constitute approximately 22.7% and 1.5%, respectively, of the outstanding SVAQ Ordinary Shares. Accordingly, we will need [      ] Public Shares to vote in favor of the Adjournment Proposal to approve it if all SVAQ Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

Recommendation of the SVAQ Board

THE SVAQ BOARD RECOMMENDS THAT SVAQ SHAREHOLDERS VOTE “FOR” THE INSIDER LETTER AMENDMENT PROPOSAL.

PROPOSAL NO. 9 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows the SVAQ Board to submit a proposal to approve, by ordinary resolution, the adjournment of the EGM to a later date or dates, if necessary or desirable. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the parties to consummate the Business Combination.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the EGM and is not approved by SVAQ’s shareholders, the SVAQ Board may not be able to adjourn the EGM to a later date or dates, if necessary or desirable. In such events, the Business Combination may not be completed.

Vote Required for Approval

Approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Sponsor and the other SVAQ Insiders have agreed to vote any SVAQ Ordinary Shares owned by them in favor of the proposal.

As of the Record Date, the Sponsor held of record and was entitled to vote an aggregate of 6,665,950 SVAQ Class B Shares and 425,000 SVAQ Class A Shares, respectively. The SVAQ Class A Shares and SVAQ Class B Shares held by the Sponsor currently constitute approximately 22.7% and 1.5%, respectively, of the outstanding SVAQ Ordinary Shares. Accordingly, we will need [      ] Public Shares to vote in favor of the Adjournment Proposal to approve it if all SVAQ Ordinary Shares are present and cast votes, and no Public Shares to approve it if only a minimum quorum is present.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the EGM be adjourned to a later date or dates, if the SVAQ Board deems it necessary or desirable, be approved.”

Recommendation of the SVAQ Board

THE SVAQ BOARD RECOMMENDS THAT SVAQ SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of SVAQ’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SVAQ and its shareholders and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and SVAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and SVAQ’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR SVAQ AND HOLDERS OF SVAQ SECURITIES

The following discussion is a summary of the material U.S. federal income tax considerations (i) for U.S. Holders and non-U.S. Holders (each as defined below, and collectively, “Holders”) of SVAQ Class A Shares and SVAQ Public Warrants (each, a “SVAQ security”) as a result of the Domestication and the Merger, (ii) for Holders of SVAQ Class A Shares that elect to have the PubCo Common Stock that they receive in connection with the Domestication redeemed for cash if the Business Combination is completed, (iii) for non-U.S. Holders relating to the ownership and disposition of PubCo Common Stock and PubCo Public Warrants (each, a “PubCo security”) after the Domestication, and (iv) for SVAQ as a result of the Domestication and the Merger. This section applies only to Holders that hold their SVAQ securities or PubCo securities, as applicable, as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. Additionally, this discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the special accounting rules under Section 451(b) of the Code, the “Medicare” tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        the Sponsor, or any holders of SVAQ Class B Shares or SVAQ Private Warrants;

•        dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of SVAQ or PubCo (except to the limited extent provided below);

•        partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities or arrangements;

•        persons holding SVAQ securities or PubCo securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons whose functional currency is not the U.S. dollar;

•        persons that received SVAQ securities or will hold PubCo securities as compensation for services;

•        qualified foreign pension funds or entities wholly owned by one or more qualified foreign pension funds; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds SVAQ securities or PubCo securities, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding SVAQ securities or PubCo securities, you are urged to consult your tax advisor regarding the tax consequences to you of a redemption, the Domestication, and/or the ownership and disposition of PubCo securities by the partnership or other pass-through entity.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. SVAQ has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a U.S. Holder. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of SVAQ securities or PubCo securities, as the case may be, that is, for U.S. federal income tax purposes:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

The Domestication

In General

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, SVAQ will change its jurisdiction of incorporation from the Cayman Islands to Delaware.

In the opinion of Greenberg Traurig, LLP, counsel to SVAQ, the Domestication should qualify as an F Reorganization, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. However, because there is no authority directly addressing the treatment of the particular facts of the Domestication for U.S. federal income tax purposes, such treatment is not entirely free from doubt. Moreover, an opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. SVAQ has not requested a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Domestication.

If the Domestication qualifies as an F Reorganization, U.S. Holders of SVAQ securities generally should not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the headings “Effects of Section 367” and “PFIC Considerations.” The aggregate adjusted tax basis of the PubCo securities received in the Domestication by a U.S. Holder should be equal to the adjusted tax basis of the SVAQ securities surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and the holding period of the PubCo securities should include U.S. Holder’s holding period of the SVAQ securities surrendered in the Domestication in exchange therefor.

If the Domestication does not qualify as an F Reorganization, it is not clear how the Domestication would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the Domestication to U.S. Holders may depend, among other things, on whether the Domestication would otherwise qualify for tax-free treatment under Section 368 or Section 351 of the Code, and U.S. Holders might be required to recognize any gain realized on the exchange of SVAQ securities for PubCo securities, although possibly not any loss realized.

Although the Domestication is expected to occur on the same date as the redemption of U.S. Holders that exercise redemption rights with respect to SVAQ Class A Shares, the Domestication is expected to be completed prior to cash payments in respect of a U.S. Holder’s redemption. Therefore U.S. Holders exercising such redemption rights may be subject to the potential tax consequences of the Domestication, including the rules of Section 367 of the Code and the PFIC rules described below. All U.S. Holders considering exercising redemption rights with respect to SVAQ Class A Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

The remainder of this discussion assumes that the Domestication qualifies as an F Reorganization.

Effects of Section 367

Section 367 of the Code applies to certain transactions involving foreign (i.e., non-U.S.) corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as “reorganizations” within the meaning of Section 368 of the Code. Section 367(b) of the Code will apply to U.S. Holders on the date of the Domestication.

“U.S. Shareholders” of SVAQ

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of SVAQ stock entitled to vote or 10% or more of the total value of all classes of SVAQ stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the SVAQ stock it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to the particular tax consequences applicable to them of these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its SVAQ stock is the net positive earnings and profits of SVAQ attributable to such SVAQ stock (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such SVAQ stock. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

PubCo intends to provide on the investor relations section of its website information regarding SVAQ’s cumulative net earnings and profits through the date of the Domestication once the information is available.

U.S. Holders That Own Less Than 10 Percent of SVAQ Stock

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) SVAQ stock with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its SVAQ stock in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such holder’s SVAQ stock as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder must recognize gain (but not loss) in an amount equal to the excess of the fair market value of the PubCo stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the SVAQ stock surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its SVAQ stock under Treasury Regulations under Section 367(b). This election must comply with applicable Treasury Regulations and must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from SVAQ establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s SVAQ stock and (B) a representation that the U.S. Holder has notified SVAQ (or PubCo) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached to the U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to SVAQ (or PubCo) Inc. no later than the date such tax return is filed. As mentioned above, PubCo intends to provide on the investor relations section of its website information regarding SVAQ’s cumulative net earnings and profits through the date of the Domestication once the information is available.

U.S. Holders That Own SVAQ Stock with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) SVAQ stock with a fair market value less than $50,000 and is not a U.S. Shareholder will not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and will not be required to include any part of the “all earnings and profits” amount in income.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In General

In addition to the discussion under the heading “Effects of Section 367” above, even if the Domestication qualifies as an F Reorganization, the Domestication could be a taxable event to U.S. Holders under the passive foreign investment company, or PFIC, provisions of the Code.

A foreign corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, cash generally is considered to be a passive asset.

The application of the PFIC rules to warrants is uncertain. The Code provides that, to the extent provided in Treasury Regulations, if any person has an option to acquire shares of a PFIC, the shares will be considered as owned by that person for purposes of the PFIC rules. Under proposed Treasury Regulations that have a retroactive effective date, an option to acquire shares of a PFIC is generally treated as ownership of those PFIC shares. The remainder of this discussion assumes that the PFIC rules will apply to SVAQ Public Warrants if SVAQ were a PFIC. However, U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to SVAQ Public Warrants prior to the finalization of the proposed Treasury Regulations.

If non-U.S. corporation is treated as a PFIC during a U.S. Holder’s holding period, it will, with respect to such U.S. Holder, always be treated as a PFIC, regardless of whether it satisfied either of the qualification tests in subsequent years, subject to certain exceptions (such as upon making a “deemed sale” election).

The adverse impact of the PFIC rules on a U.S. Holder that holds shares in a PFIC may generally be mitigated if the U.S. Holder makes a timely qualified electing fund (“QEF”) election or mark-to-market election for the PFIC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) shares, or a QEF election along with an applicable purging election (each, a “PFIC Election”).

PFIC Status of SVAQ

Because SVAQ is a blank check company with no current active business (as determined for purposes of the PFIC rules), SVAQ believes that it has been a PFIC since its first taxable year and that it will be a PFIC for its current taxable year.

Application of the PFIC Rules to the Domestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, those proposed Treasury Regulations may require gain recognition to U.S. Holders of SVAQ securities upon the Domestication if (i) SVAQ were classified as a PFIC at any time during such U.S. Holder’s holding period in such SVAQ securities; and (ii) the U.S. Holder had not timely made a PFIC Election with respect to such SVAQ securities. Currently, however, a PFIC Election cannot be made with respect to SVAQ Public Warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SVAQ. Under these rules:

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SVAQ securities;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SVAQ was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “Effects of Section 367” above) would be treated as gain subject to these rules.

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of SVAQ securities that have not made a timely PFIC Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their SVAQ securities.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE DOMESTICATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

The Merger

The Merger is not expected to result in any material U.S. federal income tax consequences to U.S. Holders of SVAQ securities.

Tax Consequences of Exercising Redemption Rights

Although the Domestication is expected to occur on the same date as the redemption of U.S. Holders that exercise redemption rights, the Domestication is expected to be completed prior to cash payments in respect of a U.S. Holder’s redemption. Therefore, U.S. Holders exercising redemption rights may be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (as discussed further above).

The U.S. federal income tax consequences to a U.S. Holder of SVAQ Class A Shares that exercises its redemption rights with respect to its SVAQ Class A Shares will depend on whether the redemption qualifies as a sale of SVAW Class A Shares under Section 302 of the Code. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of SVAQ stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of, among other things, owning warrants) relative to all outstanding shares of SVAQ stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. Holder, results in a “complete termination” of the U.S. Holder’s interest in SVAQ or is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only SVAQ stock actually owned by the U.S. Holder but also shares of SVAQ stock that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which generally would include stock that could be acquired pursuant to the exercise of warrants.

In order to meet the substantially disproportionate test, the percentage of SVAQ’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption must, among other requirements, be less than 80% of the percentage of SVAQ’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Because, prior to the Business Combination, the SVAQ Class A Shares may not be considered voting stock, it is unclear whether this test could be satisfied by a U.S. Holder. There will be a complete termination of a U.S. Holder’s interest if either all the shares of SVAQ stock actually and constructively owned by the U.S. Holder are redeemed or all the shares of SVAQ stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other SVAQ stock. The redemption of the SVAQ Class A Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SVAQ. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in SVAQ will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of redemption of SVAQ Class A Shares.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the SVAQ Class A Shares redeemed. Such gain or loss should be treated as capital gain or loss and generally would be long-term capital gain or loss if the U.S. Holder’s holding period for such SVAQ Class A Shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. Holder with respect to the SVAQ Class A Shares may suspend the running of the applicable holding period for this purpose. If the running of the holding period is suspended, then non-corporate U.S. Holders may not be able to satisfy the one year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the SVAQ Class A Shares would be subject to short-term capital gain treatment. Net short-term capital gains generally are taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from SVAQ’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s SVAQ Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the SVAQ Class A Shares. Special rules apply to dividends received by U.S. Holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. Holder in the redeemed SVAQ Class A Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Non-U.S. Holders

This section applies to you if you are a non-U.S. Holder. For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of SVAQ securities or PubCo securities, as the case may be, that is, for U.S. federal income tax purposes:

•        a nonresident alien individual, other than certain former citizens and residents of the United States;

•        a foreign corporation; or

•        a foreign estate or trust estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of a disposition of SVAQ securities or PubCo securities. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of SVAQ securities or PubCo securities.

The Domestication

The Domestication is not expected to result in any material U.S. federal income tax consequences to non-U.S. Holders of SVAQ securities.

The Merger

The Merger is not expected to result in any material U.S. federal income tax consequences to non-U.S. Holders of SVAQ securities.

Tax Consequences of Exercising Redemption Rights

The characterization for U.S. federal income tax purposes to a non-U.S. Holder of SVAQ Class A Shares that exercises its redemption rights with respect to its SVAQ Class A Shares will generally correspond to the U.S. federal income tax characterization of such a redemption by a U.S. Holder, as described under “U.S. Holders — Tax Consequences of Exercising Redemption Rights,” above. However, regardless of such characterization, any redeemed non-U.S. Holder is not expected to be subject to U.S. federal income tax (other than potential withholding tax, as described below) on any gain recognized or dividend received as a result of such redemption unless the gain or dividend is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder).

Although the Domestication is expected to occur on the same date as the redemption of non-U.S. Holders that exercise redemption rights, the Domestication is expected to be completed prior to cash payments in respect of a non-U.S. Holder’s redemption. Further, because it may not be certain at the time a non-U.S. Holder is redeemed whether such non-U.S. Holder’s redemption will be treated as a sale or a distribution constituting a dividend, and because such determination will depend in part on a non-U.S. Holder’s particular circumstances, PubCo or the applicable withholding agent may not be able to determine whether (or to what extent) a non-U.S. Holder is treated as receiving a divided for U.S. federal income tax purposes. As described under “Ownership of PubCo Securities — Distributions on PubCo Stock” below, a distribution on PubCo Common Stock that constitutes a dividend to a non-U.S. Holder generally is subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Therefore, PubCo or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. Holder in redemption of such non-U.S. Holder’s SVAQ Class A Shares, unless (i) PubCo or the applicable withholding agent has established special procedures allowing non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such non-U.S. Holders certify that they meet the requirements of such exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the tests in Section 302 of the Code described under “U.S. Holders — Tax Consequences of Exercising Redemption Rights” above). However, there can be no assurance that PubCo or any applicable withholding agent will establish such special certification procedures. If PubCo or an applicable withholding agent withholds excess amounts from the amount payable to a non-U.S. Holder, such non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Ownership of PubCo Securities

Distributions on PubCo Common Stock

The gross amount of any distribution on PubCo Common Stock to a non-U.S. Holder will, to the extent paid out of PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), constitute a dividend and will be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States), or (ii) such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds PubCo’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the non-U.S. Holder’s tax basis in its PubCo Common Stock, and thereafter as gain realized from the sale of PubCo Common Stock, the tax consequences of which would be the same as the consequences of recognizing gain on a sale or other disposition of PubCo Common Stock as described below under the heading “— Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities.”

Dividends paid by PubCo to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to regular U.S. income tax as if the non-U.S. Holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Sale, Exchange, Redemption or Other Taxable Disposition of PubCo Securities

Subject to the discussion below under “Information Reporting and Backup Withholding” and “FATCA,” non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of PubCo securities, unless either:

•        the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder); or

•        PubCo is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. Holder’s holding period for the applicable PubCo security, except, in the case where shares of the PubCo Common Stock are “regularly traded on an established securities market” (within the meaning of applicable U.S. Treasury regulations, referred to herein as “regularly traded”), (i) the non-U.S. Holder is disposing of PubCo Common Stock and has owned at all times, whether actually or based on the application of constructive ownership rules, 5% or less of the total shares of PubCo Common Stock outstanding within the shorter of the five-year period preceding such disposition of PubCo Common Stock or such non-U.S. Holder’s holding period for such PubCo Common Stock or (ii) the non-U.S. Holder is disposing of PubCo Public Warrants and has owned at all times, whether actually or based on the application of constructive ownership rules, 5% or less of the total fair market value of PubCo Public Warrants (provided PubCo Public Warrants are considered to be regularly traded) within the shorter of the five-year period preceding such disposition of such PubCo Public Warrants or such non-U.S. Holder’s holding period for such PubCo Public Warrants.

Gain described in the first bullet point above will be subject to U.S. federal income tax as if the non-U.S. Holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. Holder may also be subject to an additional “branch profits tax” at a rate of 30% (or a lower treaty rate).

With respect to the second bullet point above, it is not expected that PubCo will be a USRPHC immediately after the Business Combination. However, because the determination of whether PubCo is a USRPHC depends on the fair market value of its “United States real property interests,” relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance as to PubCo’s USPRHC status in the future. If the second bullet point above applies to a non-U.S. Holder, gain recognized by such holder will be subject to U.S. federal income tax as if the non-U.S. Holder were a U.S. resident. In addition, the transferee in the sale, exchange, redemption or other taxable disposition may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such sale, exchange, redemption or other taxable disposition if such shares of PubCo are not treated as “regularly traded on an established securities market.”

Possible Constructive Distributions

The terms of each PubCo Warrant may provide for an adjustment to the number of shares of PubCo Common Stock for which the PubCo Warrant may be exercised or to the exercise price of the PubCo Warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. A non-U.S. Holder of a PubCo Warrant would, however, be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases the holder’s proportionate interest in PubCo’s assets or earnings and profits (e.g., through an increase in the number of shares of PubCo Common Stock that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the PubCo Common Stock that is taxable to the non-U.S. Holders of such shares as described under “— Distributions on PubCo Common Stock” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the non-U.S. Holder of such warrant received a cash distribution from PubCo equal to the fair market value of such increased interest.

SVAQ

The Domestication

The Domestication should be treated for U.S. federal income tax purposes as if SVAQ (a) transferred all of its assets and liabilities to PubCo in exchange for all of the outstanding stock and warrants of PubCo; and (b) then distributed such shares of stock and warrants of PubCo to the holders of SVAQ securities in liquidation of SVAQ. SVAQ should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Domestication. The taxable year of SVAQ will be deemed to end on the date of the Domestication.

The Merger

The Merger is not expected to result in any material U.S. federal income tax consequences to SVAQ.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of PubCo Common Stock, dividends received or deemed received with respect to SVAQ securities or PubCo securities, and the proceeds received on the disposition of SVAQ securities or PubCo securities effected within the United States (and, in certain cases, outside the United States), in each case other than in the case of U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent) or is otherwise subject to backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. Holders may be subject to backup withholding on amounts received in respect of their SVAQ securities or PubCo securities, in transactions effected in the United States or through certain U.S.-related financial intermediaries, unless the non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

FATCA

Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of U.S.-source dividends (including amounts treated as dividends received pursuant to a redemption of stock or a constructive distribution), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a sale, exchange or other taxable disposition of stock (including a redemption treated as a sale), in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, certain non-U.S. Holders may be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. Holders located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders should consult their tax advisers regarding the possible implications of FATCA to the sale, exchange, or other taxable disposition of, or distribution (including constructive distribution) with respect to, the PubCo securities.

The IRS has released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds from the sale, exchange or other taxable disposition of stock (including a redemption treated as a sale). In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR EIGENQ AND HOLDERS OF EIGENQ SECURITIES

The following discussion is a summary of the material U.S. federal income tax considerations for U.S. Holders and non-U.S. Holders of EigenQ Common Stock as a result of the Merger. This section applies only to Holders that hold their EigenQ Common Stock as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). The following discussion, including without limitation the discussion set forth below under the headings “— U.S. Federal Income Tax Consequences if the Merger Qualifies as a Reorganization”, is the opinion of Ellenoff Grossman & Schole LLP, subject to the assumptions, qualifications and limitations set forth herein and in the opinion included as Exhibit 8.2 hereto.

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. Additionally, this discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, estate tax, the special accounting rules under Section 451(b) of the Code, the “Medicare” tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;

•        qualified foreign pension funds and entities wholly owned by one or more qualified foreign pension funds banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of EigenQ or PubCo;

•        partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities or arrangements;

•        persons holding EigenQ securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons whose functional currency is not the U.S. dollar;

•        persons that received EigenQ stock or securities or will hold EigenQ stock or securities as compensation for services; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds EigenQ Common Stock, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding EigenQ securities, you are urged to consult your tax advisor regarding the tax consequences to you of the Merger.

This discussion is based on the Code, the Treasury Regulations, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. EigenQ has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein.

Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of EigenQ Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia

•        an estate the income of which is subject to U.S. federal income tax purposes regardless of its source; or

•        a trust, if (A) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (B) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes

U.S. Federal Income Tax Consequences if the Merger Qualifies as a Reorganization.    It is the opinion of Ellenoff Grossman & Schole LLP that the Merger should qualify as a reorganization within the meaning of Section 368 of the Code and will have no tax consequences on EigenQ. However, an opinion of counsel is not binding on the IRS or any court, and there can be no assurance that the IRS or any court will agree with this position. There can be no assurance that the IRS will not successfully assert an alternative characterization of the Merger.

Alternatively, depending on the level of redemptions by holders of SVAQ Class A Ordinary Shares, the Merger may, as part of an integrated transaction, qualify as a tax-deferred exchange under Section 351 of the Code, even if it does not qualify as a reorganization under Section 368(a) of the Code. Section 351 of the Code generally applies where one or more persons transfer cash or property to a corporation solely in exchange for its stock and, immediately after the exchange, such persons are in “control” of the corporation within the meaning of Section 368(c) of the Code. To the extent that redemptions by holders of SVAQ Class A Ordinary Shares result in holders of EigenQ Common Stock, together with other participants in the transactions contemplated by the Business Combination Agreement treated as transferors of property to PubCo for purposes of Section 351 of the Code (including possibly by PIPE investors, if any), collectively owning at least 80% of the total combined voting power and total number of shares of PubCo Common Stock immediately after the Closing, the Merger could alternatively qualify as a tax-deferred exchange under Section 351 of the Code, regardless of whether it qualifies as a reorganization under Section 368(a) of the Code. Due to the factual uncertainties, including as to the level of redemptions by holders of SVAQ Class A Ordinary Shares, Ellenoff Grossman & Schole LLP expresses no opinion as to whether the Merger may, as part of an integrated transaction, qualify as a tax-deferred exchange under Section 351 of the Code.

The remainder of this section assumes that the Merger qualifies as a reorganization within the meaning of Section 368 of the Code. Therefore, the following U.S. federal income tax consequences would result to U.S. Holders who exchange EigenQ Common Stock for PubCo Common Stock:

•        U.S. Holders will not recognize gain or loss on the exchange of EigenQ Common Stock for PubCo Common Stock in the Merger.

•        The holding period of PubCo Common Stock received in the Merger by a U.S. Holder will include the holding period of the EigenQ Common Stock that it surrendered in exchange therefor

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” For purposes of this subsection entitled “Material U.S. Federal Income Tax Considerations for EigenQ and Holders of EigenQ Common Stock,” a Non-U.S. Holder is a beneficial owner of EigenQ Common Stock who or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder;

but does not include an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the Merger.

U.S. Federal Income Tax Consequences if the Merger Qualifies as a Reorganization.    If the Merger qualifies as a reorganization under Section 368(a) of the Code, it is generally expected that the U.S. federal income tax consequences of the Merger to Non-U.S. Holders will correspond to the U.S. federal income tax consequences described under the subsection entitled “U.S. Holders — U.S. Federal Income Tax Consequences if the Merger Qualifies as a Reorganization.”

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that he, she, or it is subject to backup withholding (and such notification has not been withdrawn). Each U.S. Holder should properly complete and sign, and deliver, an IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding, or otherwise establish an applicable exemption in a manner acceptable to the paying agent. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of his, her, or its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against a U.S. Holder’s federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

FATCA

Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of U.S.-source dividends (including amounts treated as dividends received pursuant to a redemption of stock or a constructive distribution), and subject to the discussion of certain proposed Treasury Regulations below, on the gross proceeds from a sale, exchange or other taxable disposition of stock (including a redemption treated as a sale), in each case if paid to “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, certain non-U.S. Holders may be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Non-U.S. Holders located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders should consult their tax advisers regarding the possible implications of FATCA to them.

The IRS has released proposed Treasury Regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds from the sale, exchange or other taxable disposition of stock (including a redemption treated as a sale). In its preamble to such proposed Treasury Regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Introduction

The following unaudited pro forma condensed combined financial statements of PubCo were provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined financial statements have been prepared based on the SVAQ historical financial statements and the EigenQ Inc. historical financial statements as adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026, and for the period from February 13, 2025 (Inception) through December 31, 2025, give effect to the Business Combination as if it had occurred on February 13, 2025, the inception date of EigenQ. Although SVAQ was incorporated as a Cayman Islands exempted company on July 21, 2025, for purposes of unaudited pro forma condensed combined statements of operation for the six months ended June 30, 2026 and the period ended February 13, 2025 through December 31, 2025, the business combination and other events contemplated by the Business Combination Agreement have been given effect as if they had been consummated as of February 13, 2025 (Inception).

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what PubCo’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of PubCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical unaudited condensed financial statements of SVAQ as of and for the six months ended June 30, 2026;

•        the historical unaudited condensed financial statements of EigenQ as of and for the six months ended June 30, 2026;

•        the historical audited financial statements of SVAQ as of and for the fiscal year ended December 31, 2025;

•        the historical audited financial statements of EigenQ as of and for the period from February 13, 2025 (Inception) through December 31, 2025; and

•        other information relating to SVAQ and EigenQ included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof and the financial and operational condition of SVAQ and EigenQ.

Description of the Transaction

Pursuant to the Business Combination Agreement and the related agreements, and upon the terms and subject to the conditions set forth therein, the Business Combination consists of (a) the transfer of the registration of SVAQ by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (b) following the Domestication, the merger of Merger Sub with and into EigenQ, with EigenQ continuing as the surviving corporation, and as a wholly owned subsidiary of SVAQ. Subject to the terms and conditions of the Business Combination Agreement, the value of the aggregate consideration to be paid to the holders of EigenQ capital stock, stock appreciation rights and warrants will be determined by dividing (a) $2,930,000,000 (“Equity Value”) by (b) $10.00 (together, “Transaction Share Consideration”).

At the Effective Time, each share of EigenQ common stock issued and outstanding immediately prior to the Effective Time (excluding treasury shares and dissenting shares) will be automatically cancelled and converted into the right to receive a number of shares of PubCo Common Stock equal to the Exchange Ratio. The Exchange Ratio is obtained by dividing (a) the Transaction Share Consideration, by (b) the number of fully-diluted shares which is equal to (a) the aggregate number of Company Shares and any other shares of capital stock of the Company that are issued and outstanding as of immediately prior to the Effective Time calculated on a fully-diluted basis, plus (b) the aggregate Company Shares issuable upon the exercise of the Company SARs that are outstanding immediately prior to the Effective Time, treating such outstanding Company SARs as having been exercised in full (calculated using the treasury stock method of accounting), plus (c) the aggregate number of Company Shares issuable upon the full exercise, exchange or conversion of Company Warrants, other than the Investor Warrants, that are outstanding as of immediately prior to the Effective Time, treating such outstanding Company Warrants as having been exercised in full (calculated using the treasury stock method of accounting) (“Fully-Diluted Shares”). Subject to the assumptions described herein, as of the date of this proxy statement/prospectus,

Additionally, at the Effective Time,

•        each stock appreciation right of EigenQ (“EigenQ SARs”) that is outstanding immediately prior to the Effective Time will be automatically substituted for a stock appreciation right exercisable for a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of EigenQ Common Stock issuable upon the exercise of such EigenQ SARs multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such EigenQ SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio; and

•        each warrant of EigenQ to purchase shares of EigenQ Common Stock that is issued and outstanding immediately prior to the Effective Time will be automatically canceled and assumed by PubCo and converted into a PubCo Warrant to purchase a number of shares of PubCo Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of EigenQ Common Stock issuable upon the exercise of such EigenQ Warrants multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such EigenQ Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

Transaction Support and Forfeiture Shares

Prior to the Business Combination, Sponsor is the beneficial and record owner of 6,665,950 shares of SVAQ Class B Common Stock (the “Founder Shares”). Pursuant to the terms of the Sponsor Support Agreement entered into concurrently with the execution of the Business Combination Agreement, immediately prior to the Closing, the Sponsor has agreed to transfer, directly or constructively up to 2,165,950 Sponsor Shares (such transferred Sponsor Shares, the “Transaction Support Shares”), to potential investors, if needed, to support the Transaction Financing or for any other purposes related to the Business Combination as agreed by the parties. The current pro forma presentation assumes that the entire 2,165,950 Sponsor Shares will be transferred as Transaction Support Shares. However, in the case that any such Transaction Support Shares are not so transferred to other parties, fifty percent (50%) of such non-transferred Transaction Support Shares shall be retained by the Sponsor and the remaining fifty percent (50%) of such non-transferred Transaction Support Shares shall be forfeited by the Sponsor and surrendered to the SPAC (such forfeited shares, the “Sponsor Forfeited Shares”), and the Sponsor shall not have any further rights with respect to such Sponsor Forfeited Shares.

Accounting for the Business Combination

The Business Combination represents a reverse acquisition and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SVAQ, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and EigenQ will be treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities and results of operations of EigenQ will become the historical financial statements of PubCo, and SVAQ’s assets, liabilities and results of operations will be consolidated with EigenQ’s beginning on the acquisition date. For accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of EigenQ with the business combination being treated as the equivalent of EigenQ issuing stock for the net assets of SVAQ, accompanied by a recapitalization.

The net assets of SVAQ will be stated at historical costs, which are expected to approximate fair value, and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of EigenQ in future reports of PubCo.

EigenQ is determined to be the accounting acquirer under both the redemption scenarios presented based on evaluation of the following facts and circumstances:

•        EigenQ Stockholders will comprise a relative majority of greater than 90.6% of the voting power of PubCo under both the redemption scenarios;

•        EigenQ will have the ability to nominate a majority of the members of the board of directors of PubCo;

•        EigenQ’s operations prior to the Business Combination comprise the only ongoing operations of PubCo;

•        EigenQ’s senior management will comprise the senior management of PubCo;

•        The ongoing operations of EigenQ will become the operations of PubCo; and

•        PubCo will continue to carry on business under the “EigenQ” name and utilize EigenQ’s current headquarters.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which EigenQ will issue shares for the net assets of SVAQ, accompanied by a recapitalization.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments of Financial Disclosures about Acquired and Disposed Business.” Release No. 33-10786 replaces the historical pro forma adjustment criteria with simplified requirements to depict the accounting for the Business Combination (“Transaction Accounting Adjustments”) and present the reasonable estimate synergies and other effects related to the Business Combination that have occurred or are reasonably expected to occur (“Management’s Adjustments”). EigenQ and SVAQ have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of PubCo upon consummation of the Business Combination.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026, is derived from the unaudited historical balance sheet of EigenQ as of June 30, 2026, and the unaudited historical balance sheet of SVAQ as of June 30, 2026, and gives effects to the Business Combination as if it had been consummated on June 30, 2026. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026, combines the unaudited historical statement of operations of EigenQ for the six months ended June 30, 2026 and the unaudited historical statement of operations of SVAQ for the six months ended June 30, 2026, and gives effect to the Business Combination as if it had been consummated on February 13, 2025 (Inception). The unaudited pro forma condensed combined statement of operations for the period from February 13, 2025 (Inception) through December 31, 2025, gives effect to the Business Combination as if it had been consummated on February 13, 2025 (inception) and is derived from the audited historical statement of operations of EigenQ for the period from February 13, 2025 (Inception) through December 31, 2025, and the audited historical statement of operations of SVAQ for the year ended December 31, 2025.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that EigenQ and SVAQ believe are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Both EigenQ and SVAQ believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Business

Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. EigenQ and SVAQ have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•        Assuming No Redemptions:    This scenario, which we refer to as the “No Redemption Scenario,” assumes that no SVAQ Public Shareholders exercise their right to redeem their SVAQ Public Shares for a pro rata portion of the cash held in SVAQ’s Trust Account; and

•        Assuming Maximum Redemptions:    This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that all 21,500,000 shares of SVAQ are redeemed for a pro rata portion of the cash held in SVAQ’s Trust Account, resulting in an aggregate payment of approximately $218.9 million out of the Trust Account. The Maximum Redemption Scenario includes all adjustments contained in the No Redemption Scenario and presents additional adjustments to reflect the effect of the maximum redemption.

The foregoing scenarios are for illustrative purposes as SVAQ does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by public shareholders that may occur.

Included in the shares outstanding and weighted average shares outstanding as presented in the unaudited pro forma condensed combined financial statements are the shares of PubCo Common Stock to be issued to EigenQ Stockholders under No Redemption Scenario and Maximum Redemption Scenario on the Closing Date, the PubCo Common Stock held by existing SVAQ shareholders (as adjusted, where applicable, for the Maximum Redemption Scenario) and the PubCo Common Stock held by the holders of the Founder Shares.

Upon the consummation of the Business Combination, shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the following:

	Pro Forma Combined
	Scenario 1		25%		50%		75%		Scenario 2
	No Redemption								Maximum Redemption
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
EigenQ Common Stockholders	280,732,738	90.6%	280,732,738	92.2%	280,732,738	93.8%	280,732,738	95.6%	280,732,738	97.3%
SPAC Public Shareholders	21,500,000	6.9%	16,125,000	5.3%	10,750,000	3.6%	5,375,000	1.8%	0	0.0%
SPAC Private Shareholders⁽¹⁾	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%
Sponsor	5,000,000	1.6%	5,000,000	1.6%	5,000,000	1.7%	5,000,000	1.7%	5,000,000	1.7%
Holders of Transaction Support Shares⁽²⁾	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.8%
Total SVAQ Common Stock outstanding following the Business Combination	310,053,688	100%	304,678,688	100%	299,303,688	100%	294,928,688	100%	288,553,688	100%

____________

(1)      SPAC Private Shareholders includes 425,000 Sponsor private placement shares and 230,000 Clear Street private placement shares.

(2)      Other Investor Share Recipients reflects the full 2,165,950-share Transaction Financing Support Share pool transfer assumption. No untransferred support shares or related Sponsor forfeiture are assumed.

Shares outstanding on a fully diluted basis include the following:

	Scenario 1		25%⁽²⁾		50%⁽³⁾		75%⁽⁴⁾		Scenario 2
	No Redemption								Maximum Redemption
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
EigenQ Common Stockholders	280,732,738	81.9%	280,732,738	83.2%	280,732,738	84.6%	280,732,738	86.0%	280,732,738	87.4%
SPAC Public Shareholders	21,500,000	6.3%	16,125,000	4.8%	10,750,000	3.32%	5,375,000	1.6%	0	0.0%
SPAC Private Shareholders⁽¹⁾	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%	655,000	0.2%
Sponsor	5,000,000	1.5%	5,000,000	1.5%	5,000,000	1.5%	5,000,000	1.5%	5,000,000	1.6%
Other Investor Share Recipients⁽²⁾	2,165,950	0.6%	2,165,950	0.76%	2,165,950	0.7%	2,165,950	0.7%	2,165,950	0.7%
Shares Underlying Public Warrants⁽³⁾	10,750,000	3.21%	10,750,000	3.2%	10,750,000	3.2%	10,750,000	3.3%	10,750,000	3.3%
Shares Underlying Private Warrants⁽³⁾	327,500	0.1%	327,500	0.1%	327,500	0.1%	327,500	0.1%	327,500	0.1%
SVAQ common-stock equivalents underlying assumed EigenQ Warrants⁽⁴⁾	7,331,550	2.1%	7,331,550	2.2%	7,331,550	2.3%	7,331,550	2.2%	7,331,550	2.3%
Shares initially underlying senior secured convertible notes⁽⁶⁾	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.2%
SVAQ common-stock equivalents underlying assumed EigenQ Warrants⁽⁴⁾	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.1%	3,704,166	1.2%
Shares initially underlying financing warrants⁽⁶⁾	6,723,112	2.0%	6,723,112	2.0%	6,723,112	2.0%	6,723,112	2.1%	6,723,112	2.1%
Total SVAQ Common Stock outstanding following the Business Combination	342,594,182	100%	337,219,182	100%	331,844,182	100%	326,469,182	100%	321,094,182	100%

____________

(1)      SPAC Private Shareholders includes 425,000 Sponsor private placement shares and 230,000 Clear Street private placement shares.

(2)      Other Investor Share Recipients reflects the full 2,165,950-share Transaction Financing Support Share pool transfer assumption. No untransferred support shares or related Sponsor forfeiture are assumed.

(3)      Shares Underlying Public Warrants reflects 10,750,000 outstanding public warrants. Shares Underlying Private Warrants reflects 327,500 outstanding private placement warrants, comprising 212,500 warrants held by the Sponsor and 115,000 warrants held by Clear Street.

(4)      EigenQ Warrants are presented as 7,333,550 SVAQ common-stock equivalents based on gross outstanding Company Warrant shares multiplied by the Exchange Ratio and rounded down in aggregate.

(5)      EigenQ SARs are presented as 6,723,112 SVAQ common-stock equivalents based on gross outstanding SARs multiplied by the Exchange Ratio and rounded down in aggregate. For the avoidance of doubt, the Transaction Share Consideration is used to determine the Exchange Ratio based on Fully-Diluted EigenQ Shares, which reflects the net incremental effect of EigenQ warrants other than the Investor Warrants and SARs, while the table above presents the gross number of PubCo shares potentially issuable upon exercise or settlement of those instruments. Accordingly, the sum of the PubCo Common Stock issued to EigenQ Stockholders at Closing and the gross underlying Assumed Warrant, Investor Warrant, and SAR equivalents may exceed the Transaction Share Consideration.

(6)      Secured Financing note-conversion shares and Secured Financing warrant shares are each based on $44.45 million of contractual principal divided by the initial $12.00 conversion or exercise price and rounded down in aggregate. The instruments are excluded from basic EPS and are anti-dilutive in the pro forma loss periods; actual shares may change under contractual reset and adjustment provisions.

The unaudited pro forma condensed combined financial statements are for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of PubCo.

The Public Warrants and the Private Warrants of SVAQ will be reported as equity-classified instruments. The EigenQ Warrants will be liability-classified as an obligation to issue warrants instruments until such a time that the grant date is established in accordance with ASC 718.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2026
(in thousands, except share and per share amounts)

	EigenQ Inc. As of June 30, 2026	Silicon Valley Acquisition Corp. As of June 30, 2026	Scenario 1: No redemptions			Scenario 2: Maximum redemptions
			Transaction Accounting Adjustments		Pro Forma Balance Sheet: As of June 30, 2026	Transaction Accounting Adjustments			Pro Forma Balance Sheet: As of June 30, 2026
Total Assets
Current Assets:
Cash and cash equivalents	$1,059	$1,181			$246,468		$(218,979)	(f)	$36,088
			218,979	(a)
			(8,600)	(b)
			38,005	(j)
			(6,328)	(e)
			2,172	(i)
Prepaid Expenses and other current assets	486	75			561				561
Prepaid insurance	—	74			74				74
Total current assets	1,544	1,330	244,228		247,103		(218,979)		36,723
Long-term prepaid insurance	—	36	—		36				36
Investments held in Trust Account	—	218,979	(218,979)	(a)	—				—
Equipment, net	15	—	—		15				15
Intangible assets, net	7,026	—	—		7,026				7,026
Total Assets	$8,586	$220,345	$25,249		$254,180		$(218,979)		$43,800

Liabilities and Shareholders’ Equity
Current Liabilities:
Insurance premium financing liability	$235	$—			$235	$			$235
Accounts payable and accrued liabilities	30	—			30				30
Accrued offering costs		75	(75)	(e)	—				—
Accrued expenses	—	774	(774)	(e)	—				—
Due to sponsor	—	29	(29)	(e)	—				—
Obligation to issue PubCo securities	—	—	2,172	(i)	2,172				2,172
Warrant liability, at fair value	—	—	8,426	(j)	8,426				8,426
Current portion of license settlement obligation	1,200	—			1,200				1,200
Total current liabilities	1,465	878	9,720		12,063				12,063
License settlement obligation, net of current portion	1,100				1,100				1,110
Senior secured convertible note liability, at fair value, net of current portion			31,579	(j)	31,579				31,579
Deferred underwriting fee payable	—	8,600	(8,600)	(b)	—		(8,600)	(b)	—
Total liabilities	$2,565	$9,478	$32,699		$44,742		$(8,600)		$44,742
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 21,500,000 shares at a redemption value of $10.19 per share	—	218,979	(218,979)	(h)	—		—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026 — (Continued)

(in thousands, except share and per share amounts)

	EigenQ Inc. As of June 30, 2026	Silicon Valley Acquisition Corp. As of June 30, 2026	Scenario 1: No redemptions			Scenario 2: Maximum redemptions
			Transaction Accounting Adjustments		Pro Forma Balance Sheet: As of June 30, 2026	Transaction Accounting Adjustments		Pro Forma Balance Sheet: As of June 30, 2026
Shareholders’ Equity
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 655,000 and 625,000 shares issued and outstanding, excluding 21,500,000 shares subject to possible redemption as of June 30, 2026	—	0.1	(0.1)	(h)	—			—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,165,950 shares issued and outstanding as of June 30, 2026	—	1	(1)	(g)	—			—
Common shares, $0.00001 par value, 2.5 billion shares authorized, 305,298,732 shares issued and outstanding at June 30, 2026	3	—	(3)	(d)	—			—
SVAQ Common Stock, $0.0001 par value	—	—	28	(d)	28			28
		—	2	(h)	2	(2)	(h)	—
		—	0	(h)	0			0
		—	1	(g)	1			1
Additional paid-in capital	22,849	—	(22,849)	(d)	230,676	8,600	(b)	20,298
		—	218,977	(h)		(218,977)	(h)
			(8,113)	(c)
			22,824	(d)
			(5,330)	(e)
			2,318	(k)
Accumulated deficit	(16,831)	(8,113)	8,113	(c)	(21,699)			(21,699)
			(120)	(e)
			(2,400)	(j)
			(2,318)	(k)
Total shareholders’ equity	6,021	(8,112)	(7,450)		209,438	(210,379)		(942)
Total liabilities and shareholders’ equity	$8,586	$220,345	$25,249		$254,180	$(218,979)		$43,800

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2026
(in thousands, except share and per share amounts)

	EigenQ Inc. – For the three months ended June 30, 2026		Silicon Valley Acquisition Corp. – For the three months ended June 30, 2026	Scenario 1: No redemption				Scenario 2: Maximum redemption
				Transaction Accounting Adjustments		Pro Forma IS: Three Months Ended June 30, 2026		Transaction Accounting Adjustments	Pro Forma IS: Three Months Ended June 30, 2026
Operating Expenses:
General and administrative costs	$647		$1,145			$1,792			$1,792
Consulting expenses	1,163		—	(139)	(dd)	1,024			1,024
Research and development	1,434		—	156	(dd)	1,589			1,589
Sales and marketing	27		—			27			27
Depreciation and amortization	2,103		—			2,103			2,103
Payroll and benefits	258		—	(65)	(dd)	193			193
Total operating expenses	5,632		1,145	48		6,729			6,729

Other income (expenses):
Other income	6		—			6			6
Interest expense		(2)				(2)			(2)
Unrealized gain from fair value changes of over-allotment liability	—		95	(95)	(aa)	—			—
Bank interest income	—		—			—			—
Interest earned in investments held in Trust Account	—		3,860	(3,860)	(aa)	—			—
Total other income	4		3,955	(3,955)		4			4
Income tax expense (benefit)	—
Net income (loss) for the period	$(5,628)		$2,811	$(3,907)		$(6,725)			$(6,725)
Net income (loss) per share, basic and diluted	$(0.02)		$0.10			$(0.02)	(cc)		$(0.02)	(cc)
Basic and Diluted weighted average shares outstanding, Class A ordinary shares outstanding			21,441,989
Basic and Diluted net income per share, redeemable Class A ordinary shares outstanding			0.10
Basic weighted average shares outstanding Class A and Class B ordinary shares outstanding			7,800,455
Basic net income per share, non-redeemable Class A and Class B ordinary shares			0.10
Weighted average shares used in computing net loss per share, basic and diluted	305,236,232			4,910,866		310,053,688		(21,500,000)	288,553,688
Diluted weighted average shares outstanding, Class A and Class B ordinary shares outstanding			7,820,950
Diluted net income per share, non-redeemable Class A and Class B ordinary shares			0.10

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED FEBRUARY 13, 2025 (INCEPTION) TO DECEMBER 31, 2025
(in thousands, except share and per share amounts)

	EigenQ Inc. – For the period from February 13, 2025 (Inception) through December 31, 2025	Silicon Valley Acquisition Corp. – For the period from July 21, 2025 (Inception) through December 31, 2025	Scenario 1: No redemption				Scenario 2: Maximum redemption
			Transaction Accounting Adjustments		Pro Forma IS: Period Ended February 13, 2025 (Inception) through December 31, 2025		Transaction Accounting Adjustments	Pro Forma IS: Period Ended February 13, 2025 (Inception) through December 31, 2025
Expenses
General and administrative costs	$4,139	$140	$120	(bb)	$4,398			$4,398
Consulting expenses	1,746	—	828	(dd)	2,574			2,574
Research and development	1,530	—	1,341	(dd)	2,871			2,871
Sales and marketing	58	—			58			58
Depreciation and amortization	3,500	—			3,500			3,500
Payroll and benefits	236	—	300	(dd)	536			536
Financing cost			2,000	(j)	2,400			2,400
Share-based compensation expense	—	347			347			347
Total operating expenses	11,209	487	4,589		16,285			16,285

Other income (expenses):
Other income	6	—			6			6
Unrealized gain from fair value changes of over-allotment liability	—	24	(24)	(aa)	—			—
Bank interest income	—	—			—			—
Interest earned in investments held in Trust Account	—	119	(119)	(aa)	—			—
Total other income	6	143	(143)		6			6
Income tax expense (benefit)
Net loss and net comprehensive loss	$(11,203)	$(343)	$(4,732)		$(16,279)			$(16,279)
Net loss per share, basic and diluted	$(0.04)	$(0.05)			$(0.05)	(cc)		$(0.06)	(cc)
Basic and Diluted weighted average shares outstanding, Class A ordinary shares outstanding	—	858,896
Basic and Diluted net income per share, redeemable Class A ordinary shares outstanding	—	(0.05)
Basic weighted average shares outstanding, Class A and Class B ordinary shares outstanding	—	6,692,840
Basic net income per share, non-redeemable Class A and Class B ordinary shares	—	(0.05)
Weighted average shares used in computing net loss per share, basic and diluted	292,234,969				310,053,688		(21,500,000)	288,553,688
Diluted weighted average shares outstanding, Class A and Class B ordinary shares outstanding		6,692,840
Diluted net income per share, non-redeemable Class A and Class B ordinary shares		(0.05)

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2026

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments:

(a)     Reflects the reclassification of the cash and investments held in the Trust Account to cash and cash equivalents, assuming no SVAQ Public Shareholders exercise their right to have their SVAQ Public Shares redeemed for their pro rata share of the Trust Account.

(b)    Reflects the cash settlement of deferred underwriting commissions incurred during SVAQ’s initial public offering. Under the No Redemption Scenario, the full $8.6 million deferred underwriting fee is paid in cash. Under the Maximum Redemption Scenario, the underwriters receive no cash payment, and the $8.6 million of the historical deferred underwriting fee payable is derecognized with an offset to additional paid-in capital. The transaction is not expected to have a recurring impact.

(c)     Reflects the elimination of SVAQ’s historical accumulated deficit.

(d)    Reflects the recapitalization of EigenQ through the exchange of all outstanding EigenQ Shares for PubCo Shares at an Exchange Ratio of 0.9195 under both the No Redemption Scenario and the Maximum Redemption Scenario. As a result of the exchange, approximately $22.8 million of EigenQ common stock and additional paid-in capital was derecognized. The PubCo Common Stock issued to EigenQ common stockholders was recorded as common stock of approximately $0.03 million and additional paid-in capital of approximately $22.8 million under both scenarios.

(e)     Reflects the pro forma adjustment to record the payment of estimated transaction costs that are expected to be incurred by SVAQ and EigenQ for legal, financial advisory, accounting, auditing, and other professional fees. Estimated unpaid transaction costs directly attributable to the Business Combination amount to approximately $6.3 million. Of these costs, approximately $5.3 million is recorded as a reduction to additional paid-in capital, and approximately $0.1 million is recorded as an expense. Approximately $0.4 million was accrued by EigenQ as of June 30, 2026, while approximately $0.3 million was accrued by SVAQ as of June 30, 2026. Additionally, the adjustment reflects the reduction of approximately $0.2 million of accrued offering costs recorded by SVAQ. This estimate may change as additional information becomes known, and there may also be increased costs not directly related to the Business Combination. The transaction is not expected to have a recurring impact.

(f)     Reflects the assumption that SVAQ’s shareholders (excluding the Sponsor) exercise their redemption rights with respect to a maximum of 21,500,000 SVAQ Class A Shares prior to the consummation of the Business Combination at a redemption price of approximately $10.19 per share, or approximately $218.9 million in cash. Under the Maximum Redemption Scenario, after giving effect to the redemptions and other transaction accounting adjustments, cash is negative and is presented as a bank overdraft for pro forma presentation purposes. This presentation is not indicative of the expected post-closing liquidity position of the combined company. If redemptions were to occur at or near the Maximum Redemption Scenario, the combined company would expect to fund the resulting cash shortfall through one or more financing sources, including Transaction Financing contemplated by the Business Combination Agreement (which may consist of equity, preferred equity, convertible equity, debt financing or non-redemption arrangements) and/or other financing arrangements available to the combined company. Accordingly, the combined company does not expect to operate with a negative cash balance following the closing of the Business Combination.

(g)    Reflects the assumed transfer of all 2,165,950 Transaction Support Shares to other parties, which changes ownership but results in no issuer or Sponsor forfeiture, and the one-for-one conversion of the remaining 5,000,000 Sponsor Class B shares into PubCo Common Stock through a $717 par-value reclassification.

(h)    Reflects the Domestication of SVAQ and the reclassification of nonredeemed SVAQ Public Shares from temporary equity to permanent equity upon consummation of the Business Combination. Each outstanding SVAQ Class A Share converts one-for-one into SVAQ Common Stock. Under the No Redemption Scenario, all 21,500,000 SVAQ Public Shares remain outstanding and their carrying amount is reclassified to SVAQ Common Stock and additional paid-in capital. The 655,000 existing nonredeemable SVAQ Class A Shares are reclassified at historical par only under the No Redemption Scenario and Maximum Redemption Scenario.

(i)     Reflects the receipt of cash proceeds of $2.2 million from the SPV financing pursuant to the Investment Framework Agreement. Under the arrangement, investor funds are released by the SPV to EigenQ and EigenQ becomes obligated to issue PubCo securities to the SPV for the benefit of the participating investors. As the PubCo securities have not yet been issued as of the pro forma balance sheet date, the adjustment records an increase to cash and cash equivalents for the proceeds received and a corresponding obligation to issue securities.

(j)     Reflects the Secured Financing comprising two tranches of senior secured notes, each with a principal amount of $22.2 million, issued at a 10% original issue discount for aggregate gross proceeds of $40.0 million, together with related warrants. The notes bear interest at 8% per annum if paid in cash or 10% per annum if paid in kind. After deducting the $2 million placement fee, the financing results in net cash proceeds of approximately $38 million. The note and warrant liabilities are initially recorded at estimated fair values of $31.5 million and $8.4 million, respectively. In connection with the Secured Financing, the Sponsor will transfer 1,000,000 Transaction Support Shares to the Secured Investor. The transfer reallocates shares already outstanding, please refer to pro forma balance sheet adjustment (g) above.

(k)    Reflects the acceleration of equity-classified EigenQ SARs upon Closing. At June 30, 2026, the remaining unrecognized grant-date compensation cost of $2.3 million is recorded as an increase in accumulated deficit and additional paid-in capital. The adjustment assumes nil incremental modification-date fair value. impact. Refer to the pro forma statements of operations adjustment (dd) below for details of the related period-specific operating expense presentation.

Adjustments to Unaudited Pro Forma Condensed Statements of Operations for the six months ended June 30, 2026, and for the period February 13, 2025 (Inception) through December 31, 2025

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments:

(aa)   Reflects the pro forma adjustments to eliminate the interest earned in investments held in Trust Account and the unrealized gain from fair value changes of over-allotment liability.

(bb)  Reflects the transaction costs that are expected to be expensed. The transaction is not expected to have a recurring impact. Refer to the pro forma balance sheet adjustment (e) above for details.

(cc)   Reflects the pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statements of operations based on the weighted-average shares outstanding for each applicable period, after giving effect to the Business Combination as if it had occurred on February 13, 2025. The shares outstanding at the pro forma balance-sheet date are presented separately from the weighted-average shares used for the period ended February 13, 2025 (Inception), through December 31, 2025 and the six months ended June 30, 2026. As the unaudited pro forma combined statements of operations are in a net loss position, potentially dilutive instruments that are contingently issuable or anti-dilutive have been excluded from diluted weighted-average shares outstanding.

(dd)  Reflects the period-specific pro forma effects of the acceleration of eligible equity-classified EigenQ SARs on Closing, assumed to accelerate no earlier than their grant dates.

Pro Forma weighted average common shares outstanding — basic and diluted is calculated as follows:

The table below presents pro forma weighted average common shares outstanding for the applicable statement of operations period. Shares outstanding at the pro forma balance-sheet date are presented separately in the capitalization table above and should not be read as the weighted-average share count used to calculate pro forma net loss per share for the period ended February 13, 2025 (Inception) through December 31, 2025 or the six months ended June 30, 2026.

For the six months ended June 30, 2026:

	Six Months Ended June 30, 2026
	No Redemptions	Maximum Redemptions
(In thousands, except share data)
Numerator:
Pro forma net loss	$(6,725)	$(6,725)

Denominator:
EigenQ Common Stockholders	280,732,738	280,732,738
SPAC Public Shareholders	21,500,000	0
SPAC Private Placement Shareholders	655,000	655,000
Other Investor Share Recipients	2,165,950	2,165,950
Sponsor shares	5,000,000	5,000,000
Pro forma weighted average shares outstanding, basic and diluted	310,053,688	288,553,688
Pro forma basic and diluted net income (loss) per share(1)	$(0.02)	$(0.02)

____________

(1)      Because the combined pro forma entity reports a net loss, basic and diluted weighted-average shares are the same. Diluted EPS excludes 10,750,000 Public Warrants and 327,500 Private Warrants of SPAC, 6,723,112 SVAQ common-stock equivalents underlying substituted EigenQ SARs based on gross SARs multiplied by the Exchange Ratio, 7,331,550 SVAQ common-stock equivalents underlying assumed EigenQ Warrants based on gross warrant shares multiplied by the Exchange Ratio and Secured Financing note-conversion shares of 3,704,166 and related Secured Financing warrant shares of 3,704,166, because including them would be anti-dilutive. The denominator assumes the entire 2,165,950-share Sponsor support pool is transferred, leaving 5,000,000 Sponsor shares and no forfeiture.

For the period ended February 13, 2025 (Inception) through December 31, 2025:

	Period Ended February 13, 2025 (Inception) Through December 31, 2025
	No Redemptions	Maximum Redemptions
(In thousands, except share data)
Numerator:
Pro forma net loss	$(16,279)	(16,279)

Denominator:
EigenQ Common Stockholders	280,732,738	280,732,738
SPAC Public Shareholders	21,500,000	0
SPAC Private Placement Shareholders	655,000	655,000
Other Investor Share Recipients	2,165,950	2,165,950
Sponsor shares	5,000,000	5,000,000
Pro forma weighted average shares outstanding, basic and diluted	310,053,688	288,553,688
Pro forma basic and diluted net income (loss) per share(1)	$(0.05)	$(0.06)

___________

(1)     Because the combined pro forma entity reports a net loss for the year ended December 31, 2025, basic and diluted weighted-average shares are the same. Diluted EPS excludes 10,750,000 Public Warrants and 327,500 Private Warrants of SPAC, 6,723,112 SVAQ common-stock equivalents underlying substituted EigenQ SARs based on gross SARs multiplied by the Exchange Ratio, and 7,331,550 SVAQ common-stock equivalents underlying assumed EigenQ Warrants based on gross warrant shares multiplied by the Exchange Ratio and Secured Financing note-conversion shares of 3,704,166 and related Secured Financing warrant shares of 3,704,166, because including them would be anti-dilutive. The denominator assumes the entire 2,165,950-share Sponsor support pool is transferred, leaving 5,000,000 Sponsor shares and no forfeiture.

Potentially dilutive instruments excluded from diluted weighted-average shares outstanding because they are contingently issuable or anti-dilutive include EigenQ SARs and valid issued and outstanding EigenQ Warrants, as follows based on an Exchange Ratio of 0.9195 under the No Redemption Scenario, and the Maximum Redemption Scenario. Vesting or earning of a EigenQ SAR does not create present exercisability, and no SAR has been exercised or settled.

	Scenario 1 No Redemptions	Scenario 2 Maximum Redemptions
SVAQ common-stock equivalents underlying substituted EigenQ SARs	6,723,112	6,723,112
SVAQ common-stock equivalents underlying assumed EigenQ Warrants	7,331,550	7,331,550
Total SVAQ common-stock equivalents for substituted/assumed EigenQ instruments	14,054,662	14,054,662

SVAQ’s anti-dilutive pro forma Warrants are as follows:

	Scenario 1 No Redemptions	Scenario 2 Maximum Redemptions
SVAQ Public Warrants	10,750,000	10,750,000
SVAQ Private Warrants	327,500	327,500
Total SVAQ warrants (anti-dilutive)	11,077,500	11,077,500

INFORMATION ABOUT SVAQ

References in this section to “we,” “our,” “us,” the “Company,” or “SVAQ” generally refer to SVAQ and Merger Sub, collectively.

General

We are a SPAC incorporated in the Cayman Islands on July 21, 2025, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. We have neither engaged in any operations nor generated any operating revenue to date. Based on our business activities, SVAQ is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

SVAQ’s IPO

On August 7, 2025, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of our offering and formation costs in exchange for 7,665,900 Founder Shares. In connection with our IPO, the Sponsor held 7,165,950 Founder Shares, exclusive of 499,950 Founder Shares which were forfeited following the expiration of the remaining portion of the underwriters’ over-allotment option on February 7, 2026. On September 17, 2026, pursuant to the Purchase Agreement and the Founder Shares Transfer Agreement, the Sponsor agreed to transfer 500,000 Founder Shares (Transaction Support Shares) to the Secured Investor as of the Initial Closing (as defined in the Purchase Agreement), and an additional 500,000 Founder Shares (Transaction Support Shares ) to the Secured Investor as of the Additional Closing (as defined in the Purchase Agreement).

On December 24, 2025, we consummated the IPO of 20,000,000 SVAQ Public Units. The SVAQ Public Units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $200,000,000. On January 5, 2026, the underwriters notified us of their partial exercise of the over-allotment option and purchased 1,500,000 additional units at $10.00 per unit upon the closing of the over-allotment option, generating gross proceeds of $15,000,000.

Simultaneously with the closing of the IPO, we consummated the sale of an aggregate of 625,000 SVAQ Private Units at a price of $10.00 per unit in a private placement (the “private placement”) to the Sponsor and Clear Street, generating gross proceeds of $6,250,000. Simultaneously with the closing of the over-allotment option on January 7, 2026, we consummated the private placement of an aggregate of 30,000 SVAQ Private Units to Clear Street at a price of $10.00 per unit, generating gross proceeds of $300,000.

A total of $215,000,000 comprised of the net proceeds from the IPO and a portion of the net proceeds from the private placement was placed in the Trust Account, located in the United States with Equiniti Trust Company, LLC, acting as trustee. The funds held in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds in the Trust Account that may be released to SVAQ to pay its taxes and up to $100,000 of interest to pay dissolution expenses, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of an initial business combination and (ii) the distribution of the funds in the trust account to our shareholders.

Effecting SVAQ’s Initial Business Combination

On May 17, 2026, we entered into a Business Combination Agreement with EigenQ and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, the following will occur: (i) the Domestication of SVAQ as a Delaware corporation is intended to occur one business day prior to the Closing Date, in which SVAQ will de-register from the Registrar of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the SVAQ Articles, Section 388 of the DGCL and the Cayman Companies Act; (ii) on the Closing Date, the Merger of Merger Sub with and into EigenQ, with EigenQ surviving the Merger as a wholly-owned subsidiary of SVAQ, in accordance with the Business Combination Agreement and DGCL; and (iii) SVAQ will consummate the other transactions contemplated by the Business Combination Agreement, all as more fully described elsewhere in this proxy statement/prospectus. See “Proposal No. 1 — The Business Combination Proposal” for more information.

We are not presently engaged in, and we will not engage in, any operations until the consummation of the Business Combination. We intend to effectuate the Business Combination using cash held in the Trust Account.

If not all of the funds released from the Trust Account are used for redemptions of SVAQ Class A Ordinary Shares, we may use the balance of the cash released to us from the Trust Account for general corporate purposes, including to pay transaction expenses and for EigenQ’s working capital.

Fair Market Value of EigenQ’s Business; 80% test

Pursuant to the SVAQ Articles and Nasdaq listing rules, SVAQ’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the definitive agreement to enter into the business combination. SVAQ will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The SVAQ Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of the Business Combination

Under the SVAQ Articles, because SVAQ is seeking shareholder approval in connection with the Business Combination, it may only complete such the Business Combination if it receives an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding SVAQ Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the EGM, vote at the EGM. Further, pursuant to the SVAQ Articles, in connection with such shareholder approval, SVAQ must provide its Public Shareholders with the opportunity to redeem their Public Shares. For more information, please see the section entitled “The Extraordinary General Meeting.”

Potential Purchases of Public Shares

The SVAQ Insiders do not have any plans at this time to purchase Public Shares from Public Shareholders or to take any other actions to incentivize non-redemption. However, at any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding SVAQ or its securities, the SVAQ Insiders or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market, although they are under no obligation to do so. There is no limit on the number of Public Shares that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of SVAQ’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

In the event that the SVAQ Insiders or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such transaction could be to increase the likelihood of obtaining shareholder approval of the Business Combination, subject to the limitations on voting contained in applicable SEC interpretations of Rule 14e-5 under the Exchange Act or to increase the proceeds from the Trust Account released to PubCo, where it appears that such requirement would otherwise not be met. SVAQ expects any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of SVAQ Class A Ordinary Shares and the number of beneficial holders of SVAQ Class A Ordinary Shares may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of SVAQ’s securities on Nasdaq.

In the event the SVAQ Insiders or their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act. To the extent that the SVAQ Insiders or their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination. See “The Extraordinary General Meeting — Potential Purchases of Public Shares” for more information.

Liquidation if No Business Combination

The SVAQ Articles provide that we will have 24 months from the closing of the IPO or by such earlier liquidation date as the SVAQ Board may approve (the “completion window”) to complete an initial business combination. If we are unable to complete an initial business combination within such completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable, other than excise taxes, if any, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board of Directors, liquidate and dissolve, subject (in the case of (ii) and (iii) above) to our obligations under the Cayman Islands laws to provide for claims of creditors and the requirements of other applicable law.

In connection with the IPO, the SVAQ Insiders entered into the Insider Letter with SVAQ, pursuant to which they have waived their redemption rights with respect to the completion of an initial business combination or extension of the completion window, as well as their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and any Public Shares held by them if we fail to complete an initial business combination within the completion window, although they will be entitled to liquidating distributions from assets outside the Trust Account. Such redemption rights waiver was provided at the time of the IPO without any separate consideration paid. Additionally, pursuant to the Sponsor Support Agreement, the Sponsor agreed not to redeem any SVAQ Ordinary Shares held by it in connection with the Business Combination. Such redemption rights waiver was provided without any separate consideration paid in connection with providing such waiver.

The IPO underwriter has agreed to waive its rights to its deferred underwriting commission held in the Trust Account in the event we do not complete an initial business combination within the completion window and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of our Public Shares.

The Sponsor, officers, and directors have agreed, pursuant to the Insider Letter, that they will not propose any amendment to the SVAQ Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with an initial business combination or to redeem 100% of our Public Shares if we do not complete an initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity (although the SVAQ Insiders shall be entitled to redemption and liquidation rights with respect to any SVAQ Ordinary Shares it or they hold if we fail to consummate a Business Combination or liquidate within the time prescribed in the SVAQ Articles).

SVAQ expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from proceeds held outside the Trust Account, although SVAQ cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, SVAQ may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

Without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by Public Shareholders upon SVAQ’s dissolution would be approximately $[        ] as of the Record Date. The proceeds deposited in the Trust Account could, however, become subject to the claims of SVAQ’s creditors who would have higher priority than the claims of Public Shareholders. SVAQ cannot assure you that the actual per-share redemption amount received by Public Shareholders will not be substantially less than $[        ]. While SVAQ intends to pay such amounts, if any, SVAQ cannot assure you that SVAQ will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of SVAQ under the circumstances. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriters of the IPO will not execute agreements with us waiving such claims to the monies held in the Trust Account. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete an initial business combination within the completion window, or upon the exercise of a redemption right in connection with an initial business combination, including the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Insider Letter, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for SVAQ’s independent auditors), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) such lesser amount per share of the IPO Shares held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the PubCo’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. This liability shall apply in the event that SVAQ is unable to complete an initial business combination within the completion window. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our Company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.00 per Public Share.

SVAQ seeks, and will seek, to reduce the possibility the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which SVAQ does business execute agreements with SVAQ waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under SVAQ’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

If SVAQ files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against SVAQ that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of SVAQ’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, SVAQ cannot assure you it will be able to return $10.00 per Public Share to its Public Shareholders. Additionally, if SVAQ files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against SVAQ that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by SVAQ’s shareholders. Furthermore, the SVAQ Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and SVAQ to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. SVAQ cannot assure you that claims will not be brought against it for these reasons.

The Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein, (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the SVAQ Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with an initial business combination or to redeem 100% of our Public Shares if we do not complete an initial business combination within the completion window or (B) with respect to any provision relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination within the completion window, subject to applicable law and as further described herein. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares, potentially at a loss.

Facilities

We maintain executive offices at 425 Page Mill Rd., Suite 200, 2nd Floor, Palo Alto, CA 94306 provided by the Sponsor as our executive offices at a cost of $25,000 per month. We consider our current office space, combined with the office space otherwise available to our executive officers, adequate for our current operations.

Employees

We currently have three officers: Dan Nash, our Chief Executive Officer, Martin Zinny, our Chief Financial Officer and David O’Neil, our Vice President. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of an initial business combination.

The Sponsor

Silicon Valley Acquisition Sponsor LLC, the Sponsor, is a Delaware limited liability company. The Sponsor was formed prior to the IPO for the purpose of acting as the sponsor of SVAQ. It is responsible for organizing, directing, and managing the business and affairs of SVAQ from its incorporation, through the consummation of the IPO, the negotiation of the Business Combination Agreement, and until the consummation of the Business Combination. The Sponsor’s activities included identifying and negotiating terms with the underwriter of the IPO, other third-party service providers such as SVAQ’s auditors and legal counsel, and SVAQ’s directors and officers, and searching for and negotiating with potential business combination targets. Other than its investment in SVAQ and its work on behalf of

SVAQ, the Sponsor is not engaged in any business. The Sponsor made an initial investment of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of Founder Shares, or approximately $0.003 per share. In connection with the closing of the IPO, the Sponsor purchased 425,000 SVAQ Private Units at a price of $10.00 per unit, for an aggregate purchase price of $4,250,000. Each private placement unit consists of one private placement share and one-half of one private placement warrant. Each whole private placement warrant included in a private placement unit entitles the holder thereof to purchase one SVAQ Class A Ordinary Share at $11.50 per share, subject to adjustment as provided herein.

The Initial Shareholders own 25% of our issued and outstanding SVAQ Class A Ordinary Shares as of the date of this proxy statement/prospectus. Dan Nash, our Chairman and Chief Executive Officer, is the sole managing member of the Sponsor. Accordingly, all shares held by the Sponsor may be deemed to be beneficially owned by Mr. Dan Nash. Mr. Nash disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Past Experience with SPACs

Below are the SPACs and business combinations in which certain members or affiliates of our Sponsor, directors and officers have participated, along with certain other information:

Columbus Circle Capital Corp I

Dan Nash, our Chief Executive Officer, served as Chief Operating Officer of Columbus Circle Capital Corp I (Nasdaq: CCCM) and Matthew Murphy, our director, served as its director. On May 15, 2025, Columbus Circle Capital Corp I consummated an initial public offering of 25,000,000 units, which included the partial exercise of the underwriters’ option, and received gross proceeds of $250,000,000. On June 23, 2025, Columbus Circle Capital Corp I and ProCap Financial, Inc. entered into a business combination agreement. In connection with the business combination, the parties raised $516.5 million of preferred units and $235 million of convertible notes. On December 3, 2025, the shareholders of Columbus Circle Capital Corp I approved the business combination, and in connection with that vote holders of 23,434,229 Class A ordinary shares elected to have their shares redeemed, representing approximately 93.7% of the public shares, at a redemption price of approximately $10.21 per share. The business combination was consummated on December 5, 2025, upon which Columbus Circle Capital Corp I changed its name to ProCap Financial, Inc., whose common stock trades on Nasdaq under the symbol “BRR.”

DP Cap Acquisition Corp I

Mr. Zinny, our Chief Financial Officer, served as Chief Executive Officer, Chief Financial Officer and Director of DP Cap Acquisition Corp I (Nasdaq: DPCS). On November 12, 2021, DP Cap Acquisition Corp I consummated an initial public offering of 23,000,000 units and received gross proceeds of $230,000,000, which included the full exercise of the underwriters’ option. On September 2, 2022, Mr. Zinny and DP Cap Acquisition Corp I agreed that Mr. Zinny would no longer serve as the company’s Chief Executive Officer, Chief Financial Officer and Director, effective as of such date. In November 2024, Nasdaq delisted DP Cap Acquisition Corp I’s securities from trading on the exchange because the company was not able to complete a business combination within 36 months of the effectiveness of its IPO registration statement. DP Cap Acquisition Corp I is currently in discussions regarding various business combination opportunities.

Freedom Metals Acquisition Corp.

Dan Nash, our Chief Executive Officer, has served as an advisor to Freedom Metals Acquisition Corp. (Nasdaq: FDMM) since July 2026 and Martin Zinny, our Chief Financial Officer, has served as Chief Financial Officer of Freedom Metals Acquisition Corp. since March 2026. Freedom Metals Acquisition Corp. is a $275 million SPAC focused on mining and critical minerals that has not yet completed a business combination. The closing price of Freedom Metals Acquisition Corp.’s Class A ordinary shares as of September 25, 2026 was $9.84.

Silicon Valley Acquisition Corp. II

Silicon Valley Acquisition Corp. II (“SVAT”) is a special purpose acquisition company incorporated for purposes similar to those of our company. The company filed its registration statement on Form S-1 on September 18, 2026, and is in the process of preparing for its initial public offering. SVAT was sponsored by Silicon Valley Acquisition Sponsor II LLC, an entity for which Mr. Dan Nash serves as the sole managing member and holds voting and investment discretion with respect to its securities. Each of Messrs. Nash, Zinny and O’Neil serve in the same respective roles with SVAT as SVAQ. In addition, Mr. Dan Nash serves a director of SVAT, while each of Messrs. Adam Nash, Murphy, Fu and Shah have been nominated as members of the board of SVAT.

The past performance of our management team is not a guarantee to the success of any business combination we may consummate. You should not rely on the historical record of our management teams’ or our board’s performance as indicative of our future performance.

Directors and Executive Officers; Biographies

Name	Age	Position
Dan Nash	49	Chief Executive Officer and Director
Martin Zinny	54	Chief Financial Officer
David O’Neil	34	Vice President
Adam Nash	51	Director
Matthew Murphy	46	Independent Director
Jackson Fu	46	Independent Director
Pankaj Shah	52	Independent Director

Daniel “Dan” Nash, our Chief Executive Officer and Director, is a seasoned investment banker and entrepreneur with over 25 years of experience spanning capital markets, corporate finance, and operational leadership. Mr. Nash is also Founder and Managing Partner of Silicon Valley Capital Advisors, an investment banking and strategic advisory firm, where securities-related services are offered through Finalis Securities LLC, Member FINRA/SIPC. Since July 2026, Mr. Nash has served as an advisor to Freedom Metals Acquisition Corp (Nasdaq: FDMM), a $275 million SPAC focused primarily on the mining and critical minerals sectors. From June 2025 to December 2025, Mr. Nash served as Chief Operating Officer at Columbus Circle Capital Corp I (Nasdaq: BRR), which completed its business combination with ProCap Financial, Inc. in December 2025. Previously, from February 2021 to June 2025, Mr. Nash served as the Co-Founder and Head of Investment Banking at Cohen & Company Capital Markets (“CCM”), a full-service investment bank with differentiated product and capital markets expertise across multiple industries, where he led the firm’s investment banking and SPAC practice. At CCM, Mr. Nash oversaw 113 announced or closed transactions, 55 announced or closed business combinations, and executed over $48 billion in M&A and over $14 billion in financing transactions. Prior to CCM, from June 2014 to November 2018 and from November 2019 to February 2021, Mr. Nash served as Global Head of Internet Investment Banking at Wells Fargo Securities, where he advised leading technology companies on IPOs, M&A, SPAC mergers, private placements, and debt financings. His leadership helped scale Wells Fargo’s tech banking franchise, with deals including Carvana’s IPO (NYSE: CVNA) and Shift’s business combination and PIPE financing. Earlier in his career, Mr. Nash served as Chief Financial Officer of Machine Zone, a leading global mobile gaming company recognized for developing multi-billion-dollar franchises including Game of War and Mobile Strike. Prior to that, Mr. Nash served as Director of Internet Investment Banking at Bank of America, where he contributed to high-profile IPOs including LinkedIn, Facebook, ACTIVE Network and Zynga. Since June 2026, Mr. Nash has served as Chief Executive Officer and director of SVAT. Mr. Nash holds a BA in Economics from the University of Pennsylvania, completed a General Course in Mathematics from the London School of Economics, and an MBA from the Haas School of Business at UC Berkeley.

Martin Zinny, our Chief Financial Officer, brings over two decades of public and private market investment experience with a focus on deep fundamental company and industry analysis across the consumer and tech-enabled consumer subsectors. He has served as Chief Financial Officer of Silicon Valley Acquisition Corp. (Nasdaq: SVAQ) since December 2025 and Chief Financial Officer of Freedom Metals Acquisition Corp. (Nasdaq: FDMMU) since March 2026. Prior to that, Mr. Zinny was the Head of Corporate Access and Research Sales globally for Point72, a global investment firm, from September 2022 until July 2024. In this role, Mr. Zinny led the buildout of a new corporate access process, a proprietary technology platform, and an analytics engine, and he played a leading role in managing relationships with major investment banks. Over his career as an equity analyst and portfolio manager, Mr. Zinny successfully led investment management teams through various business and market cycles. Additionally, over this time he evaluated and participated in several initial public offerings. During 2020, Mr. Zinny was involved in the preparatory process for DP Cap Acquisition Corp. I’s (Nasdaq: DPCS) initial public offering and was appointed as its CEO and director in April 2021 in connection with its incorporation. Mr. Zinny also served as CFO of DP Cap Acquisition Corp. I, leading the company through its initial public offering in November 2021, prior to stepping down in September 2022. After receiving his MBA, Mr. Zinny joined Fidelity Investments, where he rose to be the Head of the Consumer Team. He left Fidelity Investments to join Whale Rock Capital Management, and has also worked at Omega Advisors, Point72, and Millennium Management LLC. Since June 2026, Mr. Zinny has served as the Chief Financial Officer of SVAT. Mr. Zinny received a B.S. in Accounting from the Carroll School of Management at Boston College and an MBA from the University of Chicago.

David O’Neil, our Vice President, is an investment professional with experience sourcing, structuring, and executing credit and equity investments and business combination transactions involving founder-led technology companies. Since February 2026, he has served as Vice President of Silicon Valley Acquisition Corp., where he is responsible for financial analysis and diligence for potential business combinations, the development of financial models and valuation analyses for prospective target companies, the preparation of transaction and marketing materials, and support for target sourcing, business development, and transaction execution. Since October 2025, Mr. O’Neil has also been a Consultant with Bridgewest Capital Management, LLC, a global investment group engaged in private equity/venture investing, real estate investing, and private lending. He previously served as a Senior Associate at Crescent Cove Advisors, LP, where he was responsible for investment sourcing, diligence, transaction execution, and portfolio monitoring. Before Crescent Cove, David held investing roles at Koch Industries, Inc. and Digital Alpha Advisors, LLC, where he focused on executing investments in technology and digital infrastructure businesses. Earlier in his career, David worked as an investment banker in the Global Technology Group at Citigroup Global Markets Inc., advising enterprise software and semiconductor clients, and began his career in the Financial Institutions Group at Goldman Sachs & Co. Since June 2026, Mr. O’Neil has served as the Vice President of SVAT. David holds dual Master’s and B.B.A. degrees in Accounting from The University of Texas at Austin’s McCombs School of Business.

Adam Nash, our Director, is a seasoned executive, investor, and advisor with a record of helping build some of Silicon Valley’s successful technology companies. Since October 2020, he has been the co-founder and CEO of Aside, Inc, a fast-growing fintech platform modernizing charitable giving through accessible, technology-enabled donor-advised funds at Daffy.org. Daffy was named one of Fast Company’s Most Innovative Companies of 2024. Prior to this role, Mr. Nash was the Vice President of Product and Growth at Dropbox, Inc., a cloud storage and file-sharing service, from August 2018 until February 2020. Previously from January 2013 to October 2016, Mr. Nash served as COO and then CEO of Wealthfront, where he pioneered automated investing and scaled up the company and the firm’s assets under management, establishing Wealthfront as a leader in consumer fintech. He has also held senior leadership and technical roles at LinkedIn, eBay, and Apple, bringing deep operational expertise across global consumer technology platforms. As an angel investor, Mr. Nash has backed more than 150 companies, including early investments in Firebase (acquired by Google), Opendoor (Nasdaq: OPEN), Figma (NYSE: FIG), and category-defining companies such as Gusto, Acorns, Bitwise Investments, Boom Supersonic, Colossal Biosciences, and Loyal Animal Health. He also serves as an Adjunct Lecturer at Stanford University, where he teaches “Personal Finance for Engineers.” Mr. Nash has been nominated as a director of SVAT. Mr. Nash holds BS and MS degrees in Computer Science from Stanford University, as well as an MBA from Harvard.

Matthew Murphy, our Independent Director, is a fintech-focused entrepreneur and strategic investor with deep expertise in venture formation, financial markets, and technology innovation. Since March 2018, Mr. Murphy has served as General Partner at Montage Ventures, a venture capital firm building and investing in companies across financial services, healthcare and commerce innovation with a focus on vertical applications. Mr. Murphy plays a central role in identifying scalable solutions that address systemic challenges in financial services, construction, insurance and payments, while working closely with founders to launch and grow businesses that integrate advanced technologies with novel capital structures, with a goal of enabling measurable financial impact and long-term value creation. Mr. Murphy has served as a director of Columbus Circle Capital Corp III (Nasdaq: CCCT) since July 2026, and as a director of Columbus Circle Capital Corp II (Nasdaq: CMII), which is currently in business combination with

Elroy Air, a U.S. drone developer, since February 2026. From May 2025 until completion of its business combination with ProCap Financial, Inc. in December 2025, Mr. Murphy also served as a director at Columbus Circle Capital Corp I (Nasdaq: BRR). Mr. Murphy had served as Managing Partner at Unwritten Wines from June 2014 to May 2025. Previously, Mr. Murphy served as Global Vice President of RenRen, where he led the company’s U.S. Innovation Lab, Appsurdity, a venture studio that operated and scaled multiple technology platforms, including TruckerPath, a software solution for the trucking industry; Sindeo, a modern mortgage origination platform; and Chime/Lofty, a CRM system serving the real estate sector. Prior to that, Mr. Murphy served as Chief Marketing Officer and Co-Founder at Lemon.com, and Chief Marketing Officer at Chegg. Mr. Murphy has been nominated as a director of SVAT. Mr. Murphy holds a BC in Finance from Santa Clara University. We believe Mr. Murphy is well qualified to serve on our board of directors due to his extensive investing expertise in public and private companies across multiple industries.

Jackson Fu, our Independent Director, is a seasoned entrepreneur, investor, and venture strategist with a distinguished track record in blockchain innovation, quantitative finance, and global real estate. Since January 2023, Mr. Fu has been serving as the Founder and Chief Executive Officer of Promontory Technologies, Ltd., where he leads initiatives at the intersection of digital assets, AI, and financial infrastructure. Mr. Fu is also the Co-Founder of Toggee.ai, a consumer wealthtech company offering both traditional financial wealth management and crypto financial products to families and kids. Since May 2018, Mr. Fu has served as Co-Founder and Managing Partner at Deepcubation, formally known as CREAM Labs, a blockchain-focused investment and incubation platform that leverages distributed ledger technology and tokenization to unlock scalable growth for early-and late-stage companies worldwide. In addition, Mr. Fu co-founded Qilin Investment Management, and he served as its Chairman and CEO from June 2015 through September 2017, when he oversaw the management of approximately $7 billion in assets, establishing the firm as a leader in quantitative fund strategies in Asia. He currently serves as non-executive chairman. His early conviction in blockchain technology led to early investments and strategic advisory positions in platforms such as VeChain, Binance, NEO, Enjin, Axie Infinity and others, helping shape their market positioning and growth trajectories. Earlier in his career, Mr. Fu worked at Fosun International, where he served as Head of Real Estate Funds, managing a $12 billion portfolio, at Starwood Capital within the acquisition team. Mr. Fu started his career at Bank of America Merrill Lynch, where he was an Investment Banking Analyst. Mr. Fu has been nominated as a director of SVAT. Mr. Fu holds a BA in Economics and Chinese Language from University of California, Berkeley. We believe Mr. Fu is well qualified to serve on our board of directors, as he is a seasoned entrepreneur and investment professional with extensive experience in the cross-section of various innovative sectors.

Pankaj Shah, our Independent Director, is a seasoned entrepreneur, investor, and strategic advisor with a distinguished track record in venture development, consumer technology, and early-stage investing. Since March 2024, Mr. Shah has served as Co-Founder and Chief Treasure Hunter at Sankhara Management LLC, where he leads initiatives collecting the human experience and creating joy, wonder and awe. At Sankhara, he is building an alternative asset fund filled with rare collectibles to uncover, protect and preserve artifacts that define human achievement. Mr. Shah has also been Managing Director at Finches, LLC, a Palo Alto based investment and advisory firm, where he has played a pivotal role in backing and guiding high-growth startups, and his portfolio includes early involvement with breakout companies such as Addepar, Kiwi Crate, OpenGov, Pair Eyewear, Ripple, ThirdLove, Zanbato, ZBiotics and Wish since August 2017. Throughout his career, Mr. Shah has held advisory roles with leading early stage venture capital firms, including OVO Fund, Montage Ventures, Streamlined Ventures and Tuesday Capital. He has served on the Smithsonian Council of the Center for Astrophysics and a Director for Girls, Inc. Mr. Shah has been a guest speaker at Columbia University, Harvard University, and Stanford University, and has also served as an advisor to the NBA on numerous projects. Mr. Shah has been nominated as a director of SVAT. We believe Mr. Shah is well qualified to serve on our board of directors due to his established career as a business strategist and advisor across various industries.

Executive and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. We pay the Sponsor $25,000 per month for office space and general and administrative services. The Sponsor and the officers and directors shall be entitled to reimbursement from the Company for their out-of-pocket expenses incurred and advisory fees shall be paid to the directors and advisors in connection with certain activities on the Company’s behalf.

Except as set forth above and in this paragraph, no compensation will be paid to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of our initial business combination. Additionally, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our Board of Directors may also approve the payment of advisory fees to directors in connection with such activities, including board committee service, and extraordinary administrative and analytical services. Our independent directors will review on a quarterly basis all payments that were made to the Sponsor, executive officers, directors or our or their affiliates.

After the completion of our initial business combination, members of our management team who remain with us, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to our officers will be determined, or recommenced, to the Board of Directors for determination, either by a committee constituted solely of independent directors or by a majority of the independent directors on our Board of Directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Set forth below is a summary of the amount of compensation and securities received or to be received by the SVAQ Insiders in connection with the Business Combination.

	Securities to be Received	Other Compensation
The Sponsor

(i) [5,000,000] shares of PubCo Common Stock upon the conversion of [5,000,000] Founder Shares, which were initially purchased prior to the IPO for approximately $0.003 per share (and assuming 2,165,950 Transaction Support Shares are transferred to prospective investors or for any other purposes related to the Business Combination as agreed by the parties), (ii) 425,000 shares of PubCo Common Stock for 425,000 SVAQ Class A Shares it acquired in the private placement consummated simultaneously with the IPO, and (iii) 212,500 PubCo Private Warrants, with (ii) and (iii) being issued upon the exchange for 425,000 SVAQ Private Units, which were initially purchased in a private placement that closed concurrently with the IPO for $10.00 per unit.

Reimbursement for loans and advances to SVAQ; no such amounts are outstanding as of the date of this proxy statement/prospectus.

$25,000 per month to an affiliate of the Sponsor through the Closing for office space and administrative services provided to members of the SVAQ management team. As of March 31, 2026, SVAQ incurred $75,000 in fees for these services.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Dan Nash	See “Sponsor” above. Mr. Nash may be deemed to control the Sponsor.

See “Sponsor” above. Mr. Nash may be deemed to control the Sponsor.

Reimbursement for out-of-pocket expenses incurred related to identifying, negotiating, investigating and completing the Business Combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

The securities issued to the Sponsor may result in a material dilution of the equity interests of non-redeeming Public Shareholders. None of the funds in the Trust Account will be used to compensate our officers or directors. Except for administrative services fees paid or to be paid to the Sponsor and a monthly fee of $8,333.33 paid to SVAQ’s vice president, David O’Neil, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, officers and directors, or any of their respective affiliates, by SVAQ for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the SVAQ Insiders may result in a material dilution of the equity interests of non-redeeming Public Shareholders.

Number and Terms of Office of Officers and Directors

The SVAQ Board consists of five members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. Prior to our initial business combination, only holders of our SVAQ Class B Ordinary Shares will have the right to vote on the appointment and removal of directors. Holders of our public shares will not be entitled to vote on the appointment of directors during such time. Further, prior to the closing of our initial business combination, only holders of our SVAQ Class B Ordinary Shares will be entitled to vote on transferring the Company by way of continuation in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the company, in each case, as a result of the company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands) and, as a result, our Initial Shareholders will be able to approve any such proposal without the vote of any other shareholder. The provisions of our amended and restated memorandum and articles of association governing the appointment of directors prior to our initial business combination and our continuation in a jurisdiction outside the Cayman Islands prior to our initial business combination may only be amended by a special resolution passed by holders representing at least two-thirds of our outstanding SVAQ Class B Ordinary Shares. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, which consists of Matthew Murphy and Pankaj Shah, will expire at our first annual general meeting. The term of office of the second class of directors, which consists of Jackson Fu and Adam Nash will expire at the second annual general meeting. The term of office of the third class of directors, which consists of Dan Nash, will expire at the third annual general meeting.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to vote to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.

Director Independence

Nasdaq rules require that a majority of the SVAQ Board be independent within one year of our initial public offering. An “independent director” is defined generally as a person who, in the opinion of the SVAQ Board, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We currently have three “independent directors” as defined in Nasdaq rules and applicable SEC rules. The SVAQ Board has determined that Jackson Fu, Matthew Murphy and Pankaj Shah are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the SVAQ Board of Directors

The SVAQ Board has established two standing committees: an audit committee and a compensation committee. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each committee operates under a charter approved by our board and will have the composition and responsibilities described below.

Audit Committee

The SVAQ Board has established an audit committee of the board of directors. Jackson Fu, Matt Murphy and Pankaj Shah serve as members of our audit committee. Mr. Murphy serves as the chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Each of Mr. Fu, Mr. Murphy and Mr. Shah are independent.

Mr. Murphy serves as the chair of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Murphy qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm have with us in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SVAQ”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The SVAQ Board has established a compensation committee of our board of directors. The members of our compensation committee consist of Jackson Fu and Pankaj Shah. Mr. Shah serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have a compensation committee of at least two members, all of whom must be independent. Jackson Fu and Pankaj Shah are each independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•        reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the SVAQ Board. The SVAQ Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Mr. Fu, Mr. Murphy and Mr. Shah. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The SVAQ Board will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for appointment to our board of directors should follow the procedures set forth in the SVAQ Articles.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to the SVAQ Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees (if any). We have filed a copy of our Code of Ethics as an exhibit to the IPO registration statement. You will be able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us at 425 Page Mill Rd., Suite 200, 2nd Floor, Palo Alto, CA 94306. If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into the registration statement of which this prospectus forms a part or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Clawback Policy

We have adopted a compensation recovery policy that is compliant with Nasdaq listing rules as required by the Dodd-Frank Act.

Insider Trading Policy

We have adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees and their respective immediate family members, which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards while they are in possession of material nonpublic information (the “Insider Trading Policy”).

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        duty to not improperly fetter the exercise of future discretion;

•        duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings. Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. The SVAQ Articles provide that, to the fullest extent permitted by law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or the presentation of which would breach an existing legal obligation of a director or officer to any other entity. As a result, the fiduciary duties or contractual obligations of our officers or directors could materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business
Dan Nash	Silicon Valley Capital Advisors, LLC	Investment Management and Advisory
	Silicon Valley Acquisition Corp. II	SPAC
	Freedom Metals Acquisition Corp	SPAC
Martin Zinny	Freedom Metals Acquisition Corp.	SPAC
	Silicon Valley Acquisition Corp. II	SPAC
David O’Neil	Bridgewest Capital Management, LLC	Private Equity
	Silicon Valley Acquisition Corp. II	SPAC
Adam Nash	Aside, Inc.	Financial Technology Platform
	Daffy Charitable Fund	Philanthropy
	Stanford University	Education
Matthew Murphy	Montage Ventures	Investment Firm
	Woodside Elementary School	Education
	Columbus Circle Capital Corp II	SPAC
	Columbus Circle Capital Corp III	SPAC
Jackson Fu	Promontory Technologies, Ltd.	Investment Firm
	Toggee.ai	Wealthtech
	Deepcubation	Blockchain Platform
	Qilin Investment Management	Investment Firm
Pankaj Shah	Sankhara	Private Equity
	Finches LLC	Investment Firm

In addition, the Sponsor and our officers and directors may sponsor or form other SPACs similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. As a result, the Sponsor, officers and directors could have conflicts of interest in determining whether to present business combination opportunities to us or to any other SPAC with which they may become involved. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination target, which could materially affect our ability to complete our initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

•        Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and the Business Combination and their other businesses. We do not intend to have any full-time employees prior to the completion of the Business Combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs.

•        The Sponsor holds 6,665,950 Founder Shares, and such shares will have a significantly higher value at the time of the Business Combination. The Sponsor also holds 425,000 SVAQ Private Units in connection with the IPO, which will automatically convert at the Effective Time into PubCo Private Units, which includes 212,500 SVAQ Private Warrants to purchase an equal number of shares of PubCo Common Stock. Our Initial Shareholders, officers and directors have entered into the Insider Letter with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the completion of the Business Combination. Additionally, our Initial Shareholders, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within the prescribed time frame, although they will be entitled to liquidating distributions from assets outside the trust account. If we do not complete the Business Combination within the prescribed time frame, the SVAQ Warrants will expire worthless. Furthermore, our Initial Shareholders, officers and directors have agreed not to transfer, assign or sell any of their respective Founder Shares (except with regard to certain Transaction Support Shares as provided in the Insider Letter), private placement shares, private placement warrants or any securities underlying the private placement warrants that they hold until the date that is (i) in the case of the Founder Shares, the earlier of (A) 180 days after the date of the consummation of our initial business combination or (B) subsequent to our initial business combination, (x) the date on which the last sale price of our public shares equals or exceeds $11.50 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination, or (y) the date on which we consummate a liquidation, merger, share exchange or other similar transaction after our initial business combination which results in all of our shareholders having the right to exchange their public shares for cash, securities or other property, and (ii) in the case of the SVAQ Private Units or any securities underlying the SVAQ Private Units, until 30 days after the completion of our initial business combination. The SVAQ Warrants (including the PubCo Common Stock issuable upon exercise of the SVAQ Warrants) will not be transferable until 30 days following the completion of the Business Combination. Accordingly, our officers and directors who directly or indirectly own our securities may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Business Combination. In accordance with the Insider Letter Amendment No. 1 and subject to approval by the Public Shareholders, any Transaction Support Shares held by the Secured Investor shall not be subject to the lock-up restrictions, and the Sponsor may, at its discretion, release any additional Transaction Support Shares transferred to other investors or third parties, from the lock-up restrictions upon the consummation of the Business Combination, subject to restrictions under federal securities laws.

•        Our Initial Shareholders and members of our management team will directly or indirectly own our securities following consummation of the Business Combination, and accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Upon consummation of the Business Combination, our Initial Shareholders will have invested in us an aggregate of $4,275,000, comprising the $25,000 purchase price for the Founder Shares (or approximately $0.003 per share) and the $4,250,000 purchase price for the SVAQ Private Units (or $10.00 per unit, and excluding SVAQ Private Units to be acquired by Clear Street), which may be exercised on a cashless basis and result in material dilution to our Public Shareholders. Accordingly, our management team or our Initial Shareholders may be more willing to pursue a business combination with a riskier or less-established target business than would be the case if our Initial Shareholders had paid the same per share price for the Founder Shares as our public shareholders paid for their Public Shares or if the SVAQ Warrants could not be exercised on a cashless basis.

•        Certain members of our management team may receive compensation upon consummation of our initial business combination, and accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as such compensation will not be received unless we consummate such business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        In the event the Sponsor or an affiliate of the Sponsor or certain of our officers and directors provide loans to us to finance transaction costs and/or incur expenses on our behalf in connection with an initial business combination, such persons may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as such loans may not be repaid and/or such expenses may not be reimbursed unless we consummate such business combination.

•        Similarly, if we agree to pay our Initial Shareholders, officers or directors, or our or their affiliates, a finder’s fee, advisory fee, consulting fee or success fee in order to effectuate the completion of our initial business combination, such persons may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as any such fee may not be paid unless we consummate such business combination.

•        We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Initial Shareholders, officers or directors, or any of their respective affiliates, or completing the business combination through a joint venture or other form of shared ownership with our Initial Shareholders, officers or directors, or any of their respective affiliates; accordingly, such affiliated person(s) may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as such affiliated person(s) would have interests different from our Public Shareholders and would likely not receive any financial benefit unless we consummated such business combination.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Initial Shareholders, officers or directors, or any of their respective affiliates, or completing the business combination through a joint venture or other form of shared ownership with our Initial Shareholders, officers or directors, or any of their respective affiliates. In the event we seek to complete our initial business combination with a company that is affiliated (as defined in the SVAQ Articles) with our Initial Shareholders (including their respective members), officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by us in such an initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Prior to or in connection with the completion of our initial business combination, there may be payment by the company to our initial shareholders, officers or directors, or our or their affiliates, of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of our initial business, which, if made prior to the completion of our initial business combination, will be paid from funds held outside the trust account.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public shareholders for a vote, our Initial Shareholders, officers and directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the Business Combination in favor of our initial business combination, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect and fraud or the consequences of committing a crime. The SVAQ Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed, and any persons who may become officers or directors prior to the initial business combination have agreed, to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

As of the date of this proxy statement/prospectus, to the knowledge of our management, there was no material litigation, arbitration or governmental proceeding pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding.

Periodic Reporting and Audited Financial Statements

SVAQ has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, SVAQ’s annual reports contain consolidated financial statements audited and reported on by SVAQ’s independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SVAQ

The following discussion and analysis of the financial condition and results of operations of Silicon Valley Acquisition Corp. (for purposes of this section, “SVAQ,” “we,” “us” and “our”) should be read in conjunction with our audited and unaudited financial statements and the notes related thereto, contained elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on July 21, 2025, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses. We intend to effectuate our business combination using cash derived from the proceeds of the initial public offering and the sale of the SVAQ Private Units, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Initial Public Offering

On December 24, 2025, we consummated the initial public offering of 20,000,000 units at $10.00 per unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of an aggregate of 625,000 SVAQ Private Units to the Sponsor and Clear Street LLC (“Clear Street”), as representative of the underwriters in the initial public offering, at a price of $10.00 per private placement unit, generating gross proceeds of $6,250,000. On January 7, 2026, we consummated the closing of an additional 1,500,000 Units sold pursuant to the underwriters’ over-allotment option, generating gross proceeds of $15,000,000. Simultaneously with the consummation of the over-allotment option on January 7, 2026, we also consummated the sale of an additional 30,000 SVAQ Private Units to Clear Street at a price of $10.00 per private placement unit, generating gross proceeds of $300,000.

Business Combination Agreement with EigenQ

On June 17, 2026, Silicon Valley Acquisition Corp., a Cayman Islands exempted company (which will transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“SVAQ”), entered into a Business Combination Agreement (as amended by that certain Amendments Nos. 1, 2, and 3, and as it may be further amended, restated, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among SVAQ, SVAQ Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of SVAQ (“Merger Sub”), and EigenQ, Inc., a Delaware corporation (the “EigenQ”), pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into EigenQ (the “Merger”), with EigenQ continuing as the surviving company (EigenQ, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”). After giving effect to the Merger, EigenQ will be a wholly-owned subsidiary of SVAQ. The transactions contemplated by the Business Combination Agreement are referred to herein collectively as the “Business Combination.” The EigenQ, Merger Sub, and SVAQ are referred to herein individually as a “Party” and, collectively, as the “Parties.” The combined company’s business will continue to operate through EigenQ. In accordance with the Insider Letter Amendment, and subject to the approval by the Public Shareholders, upon closing of the Business Combination, any Transaction Support Shares held by the Secured Investor shall not be subject to the lock-up restrictions, and the Sponsor may, at its discretion, release any additional Transaction Support Shares transferred to other investors or third parties, from the lock-up restrictions upon the consummation of the Business Combination, subject to restrictions under federal securities laws.

Simultaneously with the execution and delivery of the Business Combination Agreement, SVAQ, EigenQ and Silicon Valley Acquisition Sponsor LLC, the sponsor of SVAQ’s initial public offering (the “Sponsor”), have executed the Sponsor Support Agreement, dated June 17, 2026 (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Business Combination; (ii) waive any adjustment to the conversion ratio set forth in the governing documents of SVAQ or any other anti-dilution or similar protection with respect to the SVAQ Class B Shares, par value $0.0001 per share held by the Sponsor (the “Founder Shares”); (iii) be bound by certain other covenants and agreements related to the Business Combination; (iv) be bound by certain transfer restrictions with respect to its shares in SVAQ prior to the Closing; and (v) waive redemption rights with respect to the Founder Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.

In addition, immediately prior to the Closing, the Sponsor has agreed to transfer, directly or constructively up to 2,165,950 Founder Shares (such transferred Founder Shares, the “Transaction Support Shares”), to potential investors, if needed, to support the Transaction Financing or for any other purposes related to the Business Combination as agreed by the parties. However, in the case that any such Transaction Support Shares are not so transferred to other parties, fifty percent (50%) of such non-transferred Transaction Support Shares shall be retained by the Sponsor and the remaining fifty percent (50%) of such non-transferred Transaction Support Shares shall be forfeited by the Sponsor and surrendered to the SPAC (such forfeited shares, the “Sponsor Forfeited Shares”), and the Sponsor shall not have any further rights with respect to such Sponsor Forfeited Shares.

Simultaneously with the execution and delivery of the Business Combination Agreement, SVAQ, EigenQ and a certain stockholder of EigenQ, which has the right to the votes sufficient to approve the Business Combination at a special meeting (the “Special Meeting”) of EigenQ’s stockholders (the “EigenQ Supporting Stockholder”), have executed the EigenQ Support Agreement, dated June 17, 2026 (the “EigenQ Support Agreement”), pursuant to which the EigenQ Supporting Stockholder has agreed, among other things, (a) at any Special Meeting, and in any action by written consent of EigenQ stockholders (which written consent shall be delivered promptly after EigenQ requests such delivery, and in any event within five (5) Business Days following the date on which the Registration Statement has become effective), vote all shares of EigenQ Common Stock held by such EigenQ Supporting Stockholder at such time in favor of the Business Combination Agreement and the Business Combination, and against any action, agreement or transaction or proposal that would result in a breach of the Business Combination Agreement, (b) take such actions and execute and deliver such documents reasonably necessary to support the Business Combination, and (c) appoint each of SVAQ and EigenQ or any individual designated by each of them (acting jointly) as such EigenQ Supporting Stockholder’s proxy to attend on behalf of such EigenQ Supporting Stockholder at any Special Meeting relating to the Business Combination.

The EigenQ Support Agreement restricts the EigenQ Supporting Stockholder from, among other things, directly or indirectly, (a) selling, assigning, transferring (including by operation of law), creating any lien or pledge, disposing of, or otherwise encumbering any of the shares or otherwise, or agreeing to do any of the foregoing, except if pursuant to the Business Combination Agreement or to another stockholder bound by the terms of the EigenQ Support Agreement; (b) depositing any shares into a voting trust or entering into a voting agreement or arrangement or granting any proxy or power of attorney with respect thereto that is inconsistent with the EigenQ Support Agreement; and (c) entering into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any shares, except as set forth in the Business Combination Agreement or the EigenQ Support Agreement.

The EigenQ Supporting Stockholder also agreed to waive any appraisal rights under Delaware law.

Secured Financing

On September 17, 2026 (the “Agreement Date”), SVAQ and EigenQ, entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Secured Investor”), for an aggregate principal investment amount of $44,500,000 (the “Secured Financing”). Specifically, pursuant to the Purchase Agreement, at the Initial Closing (as defined in the Purchase Agreement), EigenQ issued to the Secured Investor (i) a senior secured note (the “Secured Initial Notes”) with an original principal amount of $22,225,000 and an original issue discount of 10% and (ii) warrants to purchase 1,852,083 shares of EigenQ Common Stock at an exercise price of $12.00 per share (the “Secured Initial Warrants”).

Additionally, pursuant to the Purchase Agreement, immediately prior to the Business Combination Closing and subject to certain conditions, EigenQ shall issue to the Secured Investor (i) additional senior secured notes (the “Secured Additional Notes,” and together with the Initial Notes, the “Secured EigenQ Notes”) with an original principal amount of $22,225,000 and an original issue discount of 10% and (ii) additional warrants to purchase 1,852,084 shares of EigenQ Common Stock at an exercise price of $12.00 per share (the “Secured Additional Warrants,” and together with the Secured Initial Warrants, the “Secured EigenQ Warrants”).

In connection with the Closing, the Secured EigenQ Notes and Secured EigenQ Warrants will be exchanged for senior secured convertible notes of PubCo (the “Secured PubCo Notes”) and warrants to purchase PubCo Common Stock (the “Secured PubCo Warrants”).

Amendment to Letter Agreement

On September 17, 2026, SVAQ, the Sponsor, and the directors and officers of SVAQ entered into Amendment No. 1 (the “Insider Letter Amendment No. 1”) to the insider letter agreement, dated as of December 22, 2025 (the “Original Letter Agreement” and, together with Insider Letter Amendment No. 1, the “Amended Letter Agreement”), whereby the parties thereto agreed, among other things, that any Transaction Support Shares (as defined in the Sponsor Support Agreement, dated June 17, 2026 (as amended by certain amendment as of August 6, 2026), by and among the Sponsor, EigenQ and SVAQ) transferred to the Secured Investor (namely the Transferred Founder Shares) and, at the sole discretion of the Sponsor, any additional Transaction Support Shares transferred to other investors or third parties after the date thereof, shall be released from the lock-up restrictions contained in the Original Letter Agreement upon the Business Combination Closing, subject to restrictions under federal securities laws.

Founder Share Transfer Agreement

In connection with the Secured Financing, SVAQ, the Sponsor, and the Secured Investor, entered into a founder shares transfer agreement (the “Founder Shares Transfer Agreement”), dated as of September 17, 2026, pursuant to which, the Sponsor agreed to transfer up to 1,000,000 Founder Shares (the “Transferred Founder Shares”) of SVAQ to the Secured Investor, with 500,000 shares to be transferred as of the Initial Closing (as defined in the Purchase Agreement) and 500,000 Founder Shares to be transferred as of the Additional Closing (as defined in the Purchase Agreement). The Transferred Founder Shares shall continue to be subject to lock-up and transfer restrictions as provided in the Original Letter Agreement, until the consummation of the Business Combination, and shall be registered in the registration statement which this proxy statement/prospectus forms a part, and be freely tradable after consummation of the Business Combination.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from July 21, 2025 (inception) through June 30, 2026 were organizational activities, and those necessary to prepare for the initial public offering, described below, and, after our initial public offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. Subsequent to the initial public offering, we generate non-operating income in the form of interest income on cash held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2026, we had a net income of $1,141,643, which consist of interest earned on investments held in Trust Account of $1,921,278, partially offset by general and administrative costs of $779,635.

For the six months ended June 30, 2026, we had a net income of $2,810,623, which consist of interest earned on investments held in Trust Account of $3,860,252 and unrealized gain from fair value changes of overallotment liability of $95,150, partially offset by general and administrative costs of $1,144,779.

For the period from July 21, 2025 (inception) through December 31, 2025, we had a net loss of $343,073, which consist of compensation expense $346,500 and formation, general, and administrative costs of $139,654, partially offset by interest earned on investments held in Trust Account of 119,181 and unrealized gain from fair value changes of overallotment liability of $23,900.

Liquidity and Capital Resources

On December 24, 2025, we consummated the initial public offering of 20,000,000 units at $10.00 per unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of an aggregate of 625,000 SVAQ Private Units to the sponsor and Clear Street, as representative of the underwriters in the initial public offering, at a price of $10.00 per private placement unit, generating gross proceeds of $6,250,000. On January 7, 2026, we consummated the closing of an additional 1,500,000 Units sold pursuant to the underwriters’ over-allotment option, generating gross proceeds of $15,000,000. Simultaneously with the consummation of the over-allotment option on January 7, 2026, we also consummated the sale of an additional 30,000 SVAQ Private Units to Clear Street at a price of $10.00 per private placement unit, generating gross proceeds of $300,000.

Following the initial public offering, the private placement and the partial exercise of the over-allotment option, a total of $215,000,000 was placed in the trust account. We incurred total transaction costs amounting to $13,402,955, consisting of $4,300,000 of cash underwriting fees, $8,600,000 of deferred underwriting fees, and $502,955 of other offering costs.

For the six months ended June 30, 2026, net cash used in operating activities was $381,095. Net income of $2,810,623 was affected by interest earned on investments held in Trust Account of $3,860,252, change in fair value of overallotment liability of $95,150. Changes in operating assets and liabilities provided $763,684 cash for operating activities.

For the period from July 21, 2025 (inception) through December 31, 2025, net cash used in operating activities was $214,299. Net loss of $343,073 was affected by share-based compensation expenses of $346,500, payment of formation, general, and administrative costs through promissory note — related party of $46,140, payment of formation, general, and administrative costs through issuance of SVAQ Class B ordinary shares of $25,000, interest earned on investments held in Trust Account of $119,181, unrealized gain from fair value changes of overallotment liability of $23,900. Changes in operating assets and liabilities of used $145,785 cash in operating activities.

As of June 30, 2026, we had investment held in the trust account of $218,979,433 consisting of money market funds. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of any permitted withdrawals and excluding deferred underwriting commissions), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2025, we had cash held in the trust account of $200,119,181 consisting of money market funds. We may withdraw interest from the trust account as described above. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of any permitted withdrawals and excluding deferred underwriting commissions), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2026, we had cash and cash equivalents of $1,180,511. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

As of December 31, 2025, we had cash of $1,600,031. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we will repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. A portion of such Working Capital Loans may be convertible into private placement units of the post business combination entity at the option of the lender. The units would be identical to the private placement units.

In connection with our assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern,” the management believes that we currently do not have adequate liquidity to sustain operations, which consist solely of completing a business combination.

While we expect to have sufficient access to additional sources of capital, if necessary, there is no current commitment on the part of any financing source to provide additional capital, and no assurances can be provided that such additional capital will ultimately be available. This condition raises substantial doubt about our ability to continue as a going concern for a period within one year after the date that the unaudited condensed financial statements are issued. There is no assurance that our plans to raise additional capital (to the extent ultimately necessary) or to consummate a business combination will be successful or successful by December 24, 2027 (the “Completion Window”). The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. As it is customary for a special purpose acquisition company, if we are not able to consummate a business combination during the Completion Window, we will cease all operations and redeem the public shares. Management plans to continue its efforts to consummate a business combination during the Completion Window.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2026.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the sponsor an aggregate of $25,000 per month for office space, administrative and shared personnel support services.

We granted the underwriters a 45-day option to purchase up to 3,000,000 additional units to cover any over-allotments, at the initial public offering price less the underwriting discounts. On January 7, 2026, the underwriters purchased an additional 1,500,000 units pursuant to the partial exercise of the over-allotment option. On February 7, 2026, the over-allotment option to purchase the remaining 1,500,000 units expired.

The underwriters were paid in cash an underwriting discount of $0.20 per unit sold in the initial public offering and the partial exercise by the underwriters of their over-allotment option, or $4,300,000 in the aggregate ($4,000,000 from the base units sold and $300,000 from the additional units sold), which included a $500,000 cash reimbursement for offering expenses, upon the closing of the initial public offering. In addition, the underwriters are entitled to $0.40 per unit sold in the initial public offering and the partial exercise by the underwriters of their over-allotment option, $8,600,000 in the aggregate ($8,000,000 from the base units sold and $600,000 from the additional units sold), and is payable to the underwriters based on the percentage of funds remaining in the trust account after redemptions of public shares, for deferred underwriting commissions to be placed in a trust account located in the United States and released to the underwriters only upon the completion of an initial business combination.

Critical Accounting Estimates

The preparation of the financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could materially differ from those estimates. As of June 30, 2026, we have the following critical accounting estimates to be disclosed.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to its short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in hierarchy based on the lowest level input that is significant to the fair value measurement.

The over-allotment option was accounted for as a liability in accordance with ASC 815-40 and was presented within liabilities on the condensed consolidated balance sheets. The over-allotment option liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within changes in fair value of over-allotment option liability in the unaudited condensed consolidated statements of operations.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed consolidated financial statements.

INFORMATION ABOUT EIGENQ

Unless the context otherwise requires, all references in this section to “EigenQ,” “the Company,” “we,” “us,” or “our” refer to EigenQ, Inc. and its consolidated subsidiaries prior to the Business Combination and to PubCo and its consolidated subsidiaries, following the Closing.

Company Overview and Mission

EigenQ is a quantum technology company developing hardware-rooted, quantum-safe trust infrastructure designed to help protect critical digital systems against emerging quantum-computing threats. Our mission is to enable governments, enterprises and operators of critical systems to protect data, devices and workloads as they transition from classical public-key cryptography to post-quantum security architectures. Our initial commercial focus is practical cybersecurity infrastructure that combines post-quantum cryptography, quantum-derived entropy, hardware-rooted trust, secure boot, attestation, key-lifecycle controls and integration with existing server and infrastructure environments. Our signature commercial configuration is the EigenQ PQC+ integrated server solution, which is designed to combine these capabilities with compatible enterprise server infrastructure.

Existing public-key cryptography is expected to become increasingly vulnerable as quantum computing advances, creating a long-term cybersecurity challenge across governments, enterprises and critical infrastructure. We believe migration to post-quantum security requires more than replacing vulnerable algorithms. High-assurance systems also depend on reliable entropy, secure generation and storage of cryptographic keys, trusted device identity, verification of firmware and execution state, and the ability to update cryptographic implementations as standards and threats evolve. We are developing these capabilities as an integrated infrastructure layer rather than as isolated point products.

Our near-term product portfolio includes the PQC+ integrated server configuration, Post-Quantum Unit/Quantum Merlin Arthur (“PQU/QMA”) Peripheral Component Interconnect Express (“PCIe”) hardware accelerators, M.2 and other embedded modules, the EigenQ Quantum Encryption Module (“QEM”) and related software, firmware and application programming interfaces (“APIs”). We intend to commercialize these products through a combination of direct engagement, original equipment manufacturer (“OEM”), relationships, distributors, VARs, systems integrators and selected technology partners.

We were incorporated in Delaware on February 13, 2025. We have not established a material or predictable revenue base, and our ability to execute our strategy depends on product readiness, customer adoption, manufacturing and supply-chain execution, compliance and validation activities, access to capital and continued development of our operating organization.

The Quantum Cybersecurity Transition

The global cybersecurity landscape is undergoing what we believe may be one of the most significant architectural transitions since the commercialization of the Internet. Advances in quantum computing are expected to fundamentally change the security assumptions underlying many of today’s widely deployed cryptographic systems. Although large-scale quantum computers capable of breaking commonly used public-key cryptographic algorithms are still under development, governments, standards organizations and commercial enterprises are increasingly recognizing that migration to quantum-resistant security architectures requires significant planning, testing and implementation, solutions for which need to be implemented in the immediate term to prepare for quantum computing’s seismic impending effects, as further described below.

Organizations responsible for protecting sensitive information increasingly face not only future quantum computing risks, but also the potential for adversaries to capture encrypted information today with the intention of decrypting it when sufficiently capable quantum computers become available. As a result, governments, defense organizations, financial institutions, healthcare providers, cloud infrastructure operators and other enterprises have begun evaluating long-term migration strategies toward post-quantum cybersecurity while also identifying nearer-term, practical solutions that can be integrated with existing infrastructures.

We believe this transition represents substantially more than an upgrade to cryptographic algorithms. Rather, it requires organizations to establish trusted hardware foundations capable of securely generating, storing and managing cryptographic keys, authenticating devices and protecting communications across increasingly distributed computing environments. We have designed our platform and product offerings to address these evolving requirements through an integrated hardware-rooted cybersecurity architecture.

Corporate History and Development Stage

We were formed to commercialize and further develop a portfolio of quantum-related technologies, with an initial emphasis on quantum-safe cybersecurity infrastructure. Following our formation, we entered into exclusive technology license arrangements covering post-quantum cryptography, quantum random number generation, quantum communications, quantum sensing and related technologies intended to support a long-term quantum-security platform, which are further described under the subheading entitled “Material License Arrangements.” We also began developing an owned patent and trade-secret portfolio intended to protect platform-level capabilities in cryptography, entropy, identity, attestation, trusted execution and secure communications.

During 2025 and the first half of 2026, our principal activities included product architecture and engineering, validation of selected cryptographic algorithm implementations under the National Institute of Standards and Technology (“NIST”) Cryptographic Algorithm Validation Program (“CAVP”), development of hardware prototypes and software, engagement with manufacturing and integration partners, establishment of OEM and channel relationships, preparation of demonstration environments and reseller labs, and development of public-company financial, legal and governance processes. On August 8, 2025, we entered into an OEM agreement with Hewlett Packard Enterprise Company (“HPE”), that provides a framework for procuring eligible HPE products and integrating them into EigenQ OEM solutions. On June 17, 2026, HPE published a co-branded solution brief describing the EigenQ PQC+ security bundle for HPE ProLiant Compute infrastructure. We also work with TD SYNNEX and its DLT business on public-sector channel enablement.

We have entered into executed manufacturing arrangements supporting hardware design, prototype production, sample assembly, component sourcing, integration and preparation for commercial production. Under arrangements involving WNC, WNC has supported board design, prototype and sample activity for our hardware, and these activities are being implemented as part of our commercialization program. As of the date of this proxy statement/prospectus, the agreement with WNC had produced development and sample hardware, while product-specific activities required for volume commercial production remained in process, including design-for-manufacture review, final bills of materials, component qualification, production test and acceptance procedures, commercial pricing, lead-time and warranty terms, and confirmation of production capacity.

As of the date of this proxy statement/prospectus, we remain a pre-revenue company and had not established material backlog or bookings. For the period from inception through December 31, 2025, we incurred operating losses and used cash in operating activities, as we continued the development of our commercialization plan.

Origins of Platform and Industry Leadership

Although our corporation was organized in 2025, the origins of our technology platform and strategic vision extend over a far longer period spanning multiple professional careers. Long before the recent acceleration in industry focus on post-quantum cybersecurity, Dr. Jesse Van Griensven Thé and our principal founders were developing technologies intended to address what they believed would become one of the defining cybersecurity challenges of the coming decades: protecting digital infrastructure against the emerging capabilities of quantum computing.

Dr. Van Griensven Thé, who has held senior academic and research leadership roles at the University of Waterloo — an institution widely recognized for its contributions to quantum computing, cryptography and advanced engineering research — and who has authored multiple books and publications relating to cybersecurity, trusted computing and emerging technologies, believed that the commercial need for hardware-rooted post-quantum security would emerge significantly sooner than much of the broader technology industry anticipated. Guided by that vision, Dr. Van Griensven Thé with Dr Jose R. Rosas-Bustos, along with other company providers, devoted years to the research, development and refinement of the hardware architectures, cryptographic technologies and system designs that now form the foundation of our platform.

Prior to our current legal organization, these efforts were conducted through other entities owned or operated by current management and members of EigenQ’s board of directors, collaborative research initiatives and affiliated development activities. As the commercial opportunity became more apparent and the market matured, our founders consolidated these technologies, intellectual property and development activities into EigenQ to create a company fully focused on commercializing a comprehensive hardware-rooted post-quantum cybersecurity platform.

We believe that this continuity of technical leadership, combined with years of technology development, provides EigenQ with a meaningful competitive advantage. Rather than beginning development in response to recent market interest in post-quantum security, our platform reflects years of focused research, engineering and intellectual property development undertaken in anticipation of a market transition that we believe is now beginning to accelerate.

Current Commercial Focus

Our commercial strategy centers on helping organizations integrate quantum-safe capabilities into existing infrastructure with limited operational disruption. Rather than requiring wholesale replacement of servers and network infrastructure, our products are designed to be introduced during normal refresh cycles, infrastructure-modernization projects or targeted retrofits. We are prioritizing products that can operate with compatible servers, data centers, private-cloud environments, edge systems and secure communications infrastructure.

Our initial platform combines standardized post-quantum cryptographic algorithms with quantum-derived entropy, secure key generation, hardware-rooted identity, secure boot, firmware integrity, remote attestation, policy-based key release and software interfaces. The platform is designed to support crypto-agility — the ability to replace or update cryptographic algorithms, parameters and policies as standards, implementation guidance and customer requirements evolve.

Our commercial activities have included product integration and validation, preparation of procurement-ready configurations, channel and reseller training, technical demonstrations, proof-of-concept (“POC”), and lab-installation activities, customer education and sales engineering. These activities are intended to create a repeatable deployment model, but they do not constitute purchase commitments, backlog, bookings or recognized revenue. We are pursuing initial customer contracts, evaluations and deployments during 2026, subject to completion of customer-specific configuration, procurement, delivery, acceptance and support requirements.

Competitive Strengths

We believe the following attributes support our competitive position:

•        Log-term development.    Rather than acting in response to current trends, our founders have been engaged in focused research, engineering and intellectual property development in the quantum space in order to create a platform that proactively addresses real-world problems.

•        Integrated hardware-and-software trust architecture.    Rather than addressing only cryptographic algorithms, our platform combines post-quantum cryptography, quantum-derived entropy, hardware root of trust, secure boot, attestation and key-lifecycle management into a coordinated infrastructure layer.

•        Validated algorithm implementations.    NIST’s CAVP database lists version 1.0.0 of our QEM software implementation and version 1.0.0 of our QRNG-DRBG hardware implementation. These listings provide independent evidence that specified algorithm implementations performed in accordance with NIST testing requirements in the identified operating environments. However, CAVP validation is not equivalent to validation of an entire product or cryptographic module under NIST’s Federal Information Processing Standards (“FIPS”) No. 140-3.

•        Infrastructure-first deployment model.    Our products are designed for server, data-center, edge and embedded deployment and can be introduced through integrated server configurations, PCIe retrofit modules, embedded hardware or software-led implementations.

•        Documented OEM integration framework.    Our executed HPE OEM agreement and the co-branded solution brief published by HPE on June 17, 2026, though not providing for any revenue commitments, provide a contractual framework and public technical positioning for combining EigenQ’s PQC+ stack with HPE ProLiant Compute environments.

•        Channel-oriented go-to-market strategy.    Our work with TD SYNNEX, DLT, VARs and systems integrators is intended to provide access to established public-sector and enterprise procurement, integration and support channels.

•        Support for migration and compliance workflows.    Our products are designed to implement standardized post-quantum algorithms, cryptographic agility and hardware-rooted controls that can support customer migration, validation and procurement requirements. We do not represent that our products automatically provide regulatory compliance or procurement eligibility.

•        Layered intellectual-property strategy.    As of the date of this proxy statement/prospectus, our intellectual-property program includes eight filed utility patent applications, nine filed provisional patent applications and over 100 identified trade secrets and confidential technical assets, together with licensed technology rights. None of the pending applications represents an issued patent, and all applications remain subject to prosecution and may not issue.

Growth Strategy

Our initial growth strategy is focused on establishing a commercially repeatable quantum-safe infrastructure business before materially expanding investment in longer-term quantum technology opportunities. The principal elements of this nearer-term strategy include:

•        Expand commercial deployments.    Complete customer- and configuration-specific integration, documentation, compatibility testing, validation and procurement packaging for our principal server, PCIe, embedded and software products.

•        Activate the channel ecosystem.    Convert OEM, distributor, VAR and systems-integrator relationships into qualified end-customer opportunities, customer evaluations and deployments.

•        Scale manufacturing and fulfillment.    Complete and formalize product-specific sourcing, manufacturing, quality, inventory, deployment and support processes so they can scale with demand.

•        Expand lifecycle revenue.    Develop software maintenance, updates, support and other lifecycle offerings that can complement hardware-enabled product sales.

•        Scale the organization.    Increase engineering, sales and marketing, customer success, finance, legal, compliance and public-company capabilities while continuing to use specialized contractors and collaborators where efficient.

•        Pursue selected partnerships and licensing opportunities.    Enter research collaborations, technology licenses and strategic relationships that strengthen the core platform or accelerate commercialization, while maintaining discipline regarding longer-term roadmap investment.

Over the medium term, we intend to expand deployments across federal/governmental sectors and commercial deployments, including cloud infrastructure, financial services, healthcare, telecommunications and industrial markets while broadening its portfolio of hardware and software security offerings.

Longer term, we believe that our technologies may be deployed across AI infrastructure, edge computing, connected devices and additional embedded computing environments as hardware-rooted security becomes an increasingly important component of enterprise cybersecurity architectures. Additionally, we are developing a number of quantum technologies, focused on various commercial opportunities in the ecosystem.

Industry Background and Market Opportunity

Quantum Computing Risk to Public-Key Cryptography

Modern digital infrastructure relies on public-key cryptography to establish secure connections, authenticate users and devices, sign software and firmware, protect transactions and manage digital identities. Widely used public-key systems include implementations based on RSA, elliptic-curve cryptography and related key-establishment and digital-signature algorithms. A sufficiently capable cryptographically relevant quantum computer (“CRQC”), could use quantum algorithms to compromise many of these systems.

No CRQC is currently known to exist, and the timing of a system capable of breaking widely deployed public-key cryptography is uncertain. The risk is nevertheless relevant before such a system exists because sensitive encrypted information can be collected today and retained for later decryption, a threat commonly described as “harvest now, decrypt later.” Data with long confidentiality periods, including government, defense, health, financial, identity, infrastructure and proprietary information, may be exposed if migration from quantum-vulnerable cryptographic systems occurs only after a quantum attack becomes practical.

The threat also extends beyond confidentiality. Compromise of digital signatures and authentication protocols could allow an attacker to impersonate users or devices, sign malicious code, alter firmware, undermine certificate-based trust or interfere with operational systems. Because public-key cryptography is embedded in network protocols, certificates, software signing, identity systems, cloud services, devices and operational technology, the transition affects a broad installed base rather than a narrow category of cybersecurity products.

Why Hardware Matters

While software-based cryptographic protections remain an important component of modern cybersecurity architectures, many sophisticated attacks originate below the operating system or application layer. Hardware-rooted security intends to establish a trusted foundation within the computing platform itself by enabling secure device identity, protected cryptographic key generation and storage, trusted boot processes and hardware-enforced isolation of sensitive security functions.

We believe that as organizations migrate toward post-quantum cryptography, hardware-based trust will become increasingly important because the security of cryptographic algorithms ultimately depends upon protecting the hardware environments in which those algorithms operate. Our architecture is intended to complement software-based post-quantum cryptography by integrating trusted hardware, secure identity, entropy generation and cryptographic acceleration into a unified platform capable of supporting enterprise, government and critical infrastructure deployments.

Post-Quantum Migration and Crypto-Agility

Post-quantum cryptography (“PQC”) uses algorithms designed to protect information against attacks using both classical computers and future quantum computers. PQC runs on classical computing systems and can therefore be introduced before a CRQC exists. Migration is complex because cryptography is embedded across operating systems, applications, networks, public-key infrastructure, virtual private networks, cloud services, hardware security modules, identity systems, software-update processes, firmware, embedded devices and operational technology. This complexity applies broadly across the market and is not unique to EigenQ products.

A practical migration program generally requires an organization to discover and inventory cryptographic dependencies, prioritize systems and data by risk, coordinate with technology suppliers, test new algorithms, address interoperability, update certificates and protocols, plan for hybrid classical/PQC deployments where appropriate, and establish governance for future cryptographic changes. Legacy systems may not support new algorithms without hardware or software replacement. Migration may therefore occur over multiple budget and infrastructure-refresh cycles.

Crypto-agility is the ability to change cryptographic algorithms, parameters, certificates and policies without redesigning an entire system. We believe crypto-agility is important because PQC standards and implementation guidance will continue to evolve and because cryptographic vulnerabilities can arise independently of quantum computing. Our platform is designed to support configurable and updateable cryptographic functions across hardware, firmware and software layers.

Hardware-Rooted Trust and Secure Entropy

Replacing an algorithm does not, by itself, establish that the device or workload using the algorithm is trustworthy. High-assurance systems may also need to verify the identity and state of the hardware, protect keys from a compromised operating system, confirm that approved firmware is executing, control when secrets are released and produce evidence for audit and policy enforcement. These requirements support the use of hardware roots of trust, secure boot, measured boot, attestation, protected key storage and trusted-execution controls.

Secure entropy is another foundational requirement. Cryptographic keys, nonces, salts, initialization values and authentication tokens depend on randomness. Weak, biased or predictable entropy can undermine otherwise strong algorithms. Quantum random number generation (“QRNG”) seeks to derive randomness from quantum physical processes. Our architecture combines a quantum entropy source with deterministic random-bit generation and health-monitoring functions, then makes that entropy available to cryptographic and provisioning workflows.

We believe integrated entropy and trust controls are particularly relevant to government, defense, critical infrastructure and regulated enterprises that require higher assurance, supply-chain transparency and lifecycle controls. Compared with software-only PQC libraries, these capabilities can provide additional controls below the operating-system layer but also require hardware integration, testing, support and customer-specific validation.

Regulatory and Standards Catalysts

Government standards and migration policies are creating concrete planning and implementation requirements for the PQC market. In August 2024, NIST published FIPS 203, which specifies ML-KEM for key establishment, FIPS 204, which specifies ML-DSA for digital signatures, and FIPS 205, which specifies SLH-DSA for digital signatures. NIST describes these standards as ready for implementation and as mandatory for applicable federal systems. The standards define algorithms and implementation requirements; they do not, by themselves, validate a particular vendor’s complete product or cryptographic module.

On June 22, 2026, Executive Order 14412 directed an accelerated federal migration to PQC. Among other actions, the order requires federal civilian agencies to transition high-value and high-impact systems to PQC for key establishment by December 31, 2030 and for digital signatures by December 31, 2031, directs NIST to conduct a federal pilot by December 31, 2027 and directs the Federal Acquisition Regulatory Council to propose requirements for covered contractors.

OMB Memorandum M-26-15, issued June 24, 2026, requires federal civilian agencies to execute a prioritized migration, submit PQC migration plans within 120 days, integrate PQC into governance and modernization, identify systems that cannot support PQC, engage vendors and execute a phased migration extending through 2035. The memorandum does not apply to National Security Systems, which are governed separately, including under NSA and Committee on National Security Systems policy.

These requirements are driving federal agencies to inventory vulnerable cryptography, prepare migration plans, evaluate vendor capabilities and incorporate PQC into modernization and refresh schedules. We believe EigenQ is positioned to participate in this transition because our products are designed to combine standardized PQC implementations with server-integrated entropy, hardware-rooted trust and multiple deployment models. These requirements do not guarantee demand for our products or make our products automatically eligible for any procurement.

Selected federal post-quantum migration milestones

Sources: NIST FIPS 203, 204 and 205; Executive Order 14412; OMB Memorandum M-26-15. Dates and requirements may change and National Security Systems are governed separately.

Target Markets

Our initial target markets are environments in which long-lived data, infrastructure integrity, regulated operations or national-security requirements create a need for quantum-safe trust controls. These markets include:

•        Federal, defense and national security:    national security systems, high-value assets, mission systems, secure communications, government data centers and prime-contractor infrastructure;

•        Critical infrastructure and public sector:    energy, telecommunications, transportation, public safety, utilities, industrial control and other essential systems;

•        Financial services and regulated enterprises:    private-cloud environments, certificate authorities, key-service nodes, secure transaction infrastructure and long-lived regulated data;

•        Healthcare:    regulated care-delivery environments, health-information systems and high-value application servers;

•        Data centers, AI infrastructure and service providers:    AI training and inference infrastructure, high-performance computing, private cloud, managed-service nodes and secure data-center environments; and

•        Edge and embedded infrastructure:    secure edge, embedded, mobility and connected-device environments that require device identity, provisioning, key management and attestation.

These markets typically require technical evaluation, security review, compatibility testing, procurement approval, supply-chain documentation, customer acceptance and ongoing support. Our market opportunity depends on our ability to meet those requirements and demonstrate value relative to incumbent software, hardware and platform-security solutions.

The market for server infrastructure — the hardware layer into which EigenQ’s products are designed to be embedded — is large and, based on third-party industry sources, is expected to continue growing. According to 2026 Goldman Sachs and Morgan Stanley reports, in 2025, the global server market represented approximately $449 billion, including approximately 16.4 million units shipped. Based on the average trailing percentage of worldwide server value for each quarter of 2024 and the first three quarters of 2025, the U.S. server market represented approximately $268 billion of the global total in 2025, and is estimated to grow to approximately $637 billion by 2028, representing a compound annual growth rate of approximately 33% and an approximately 2.4x increase over the period.

Our initial intended market, government security has a large projected market for servers. Based on management estimates derived from the U.S. federal government’s self-reported spend for fiscal year 2025, U.S. federal government server spend was approximately $22 billion.

Selected U.S. Server-Market Metrics by End-Market

EigenQ has identified the following additional priority end-markets based on third-party estimates of 2025 U.S. server-market spend, in each case as reported by the sources indicated:

Sector	Approximate 2025 Server Spend ($USD billions)
Financial Institutions(1)	$54
Broad Commercial & Enterprise(2)	$97
Healthcare(3)	$30
Industrials & IoT(3)	$27
Critical Infrastructure(3)	$24

____________

(1)      Fortune Business Insights, Data Center Server Market Size, Share & Growth Report (Report Date: May 4, 2026)

(2)      Market Data Forecast 2025 (Report Date: January 2026).

(3)      Mordor Intelligence, North America Data Center Server Market & Share Analysis-Growth Trends and Forecast (2026-2031), (Report Date: January 21, 2026)

Our Technology Platform

Rather than offering a collection of standalone cybersecurity products, We are developing an integrated security platform designed to establish trusted computing environments across enterprise infrastructure. Our technologies are intended to work together to provide secure hardware identity, cryptographic acceleration, quantum-resistant encryption, entropy generation, trusted communications and device integrity across servers, networking equipment and embedded computing environments.

We believe this platform-based approach enables customers to deploy multiple security capabilities through a unified architecture rather than integrating numerous independent point solutions.

How the Platform Works

The EigenQ platform is designed to establish a chain of trust from the generation of cryptographic randomness through the identity and approved state of a device to the authorization of sensitive operations. In a hardware-enabled deployment, an EigenQ hardware component supplies local quantum-derived entropy and can provide device-level trust functions. QEM software makes approved cryptographic and entropy functions available to the server, application or security infrastructure through software interfaces.

Before protected keys or cryptographic services are used, secure-boot, firmware-integrity and attestation functions can verify that the hardware and software are in an approved state. Policy controls can then authorize or restrict the release and use of keys. Software and firmware interfaces are designed to allow supported algorithms and policies to be updated as standards and customer requirements change.

In our commercial plan, customers may not necessarily deploy every platform component. The selected configuration depends on whether the customer requires local quantum-derived entropy, hardware-bound identity, controls below the operating-system layer, a turnkey server configuration, an installed-base retrofit, an embedded form factor or only software-based access to supported cryptographic functions.

How the EigenQ hardware-and-software architecture works

EigenQ>
WNC
CODE IS CORE
QEM
EigenQ>
PCIe QUANTUM SECURITY

Illustrative server and EigenQ PCIe hardware configuration

1. **Generate entropy**
   Local hardware supplies quantum-derived randomness.
2. **Create keys**
   QEM uses approved algorithms to create and manage keys.
3. **Verify state**
   Secure boot and attestation check hardware and firmware.
4. **Authorize use**
   Policies release protected keys only to approved workloads.
5. **Update**
   Software and firmware support algorithm and policy updates.

Customers can deploy the architecture as an integrated server configuration, a PCIe retrofit, an embedded module or a software-led implementation, depending on assurance and integration requirements.

Illustrative operation of the EigenQ hardware-and-software architecture

The figure is illustrative. Available functions depend on the specific hardware, software, operating environment and customer configuration.

Post-Quantum Cryptography Capabilities

Our PQC capabilities implement standardized post-quantum algorithms for secure key establishment, authentication and digital signatures and expose those capabilities through QEM software, firmware and APIs. Our current QEM implementation includes ML-KEM and ML-DSA functions as well as SHA-3 and SHAKE functions used by those algorithms. Potential uses include secure key establishment, digital signatures, software and firmware signing, device identity and secure communications.

NIST’s CAVP database lists EigenQ Quantum Encryption Module version 1.0.0 as a validated software implementation in an Ubuntu 22.04 operating environment on an Intel Xeon server platform. The listed capabilities include ML-KEM key generation and encapsulation/decapsulation, ML-DSA key generation, signature generation and signature verification, SHA3-256, SHA3-512, SHAKE-128 and SHAKE-256. The implementation was first validated on April 14, 2025.

CAVP validation confirms testing of specified algorithm implementations in the listed operating environment. It does not constitute validation of an entire product or cryptographic module under FIPS 140-3. We are designing the PQC layer for cryptographic agility and potential hybrid deployment, allowing supported classical and post-quantum algorithms to be combined during transition periods when appropriate, allowing early adoption for customers prior to mandated migrations and enabling us to target customers even while they utilize classical computing systems.

Quantum Random Number Generation and Entropy

Our QRNG and entropy capabilities are designed to provide a hardware-based source of quantum-derived entropy and process that entropy for use in cryptographic applications. The architecture includes an entropy source, health and integrity checks, deterministic random-bit generation and interfaces that make randomness available to QEM and other authorized functions. The design supports key generation, device provisioning, identity, attestation and other security operations.

NIST’s CAVP database lists EigenQ Quantum Random Number Generator (QRNG-DRBG) version 1.0.0 as a validated hardware implementation. The listing describes a hardware random-number generator based on HMAC-DRBG that uses a quantum entropy source and identifies the EigenQ PQU PCIe x4 QMA Board revision 3 as the operating environment. The listed capabilities include HMAC-DRBG, HMAC-SHA2-256 and SHA2-256. The implementation was first validated on April 10, 2025. This algorithm validation does not, by itself, establish entropy-source validation under every applicable standard or FIPS 140-3 module validation.

Hardware Root of Trust, Secure Boot and Attestation

Our hardware-rooted trust architecture is designed to establish a verifiable identity and integrity baseline below the application layer. Depending on the configuration, the architecture can use trusted-platform or secure-element functions, firmware measurements, protected key storage and signed policy artifacts to determine whether a device or workload is in an approved state.

Secure-boot and firmware-integrity functions are designed to prevent or detect unauthorized code during startup. Attestation functions provide evidence regarding hardware identity, firmware measurements, configuration and execution state. Policy controls can then restrict access to keys or sensitive functions unless required trust conditions are met. These capabilities complement, rather than replace, customer identity, access-management, endpoint-security and monitoring systems.

QEM Software, Firmware and APIs

QEM is the principal software layer through which customers and integration partners access EigenQ cryptographic and entropy functions. QEM is designed as a cross-platform library with APIs for key generation, key establishment, digital signatures, entropy access and related operations. The software stack also includes or is expected to include firmware, drivers, command-line and administrative tools, configuration controls, logging, update mechanisms, developer documentation and software development kits.

A software-led QEM deployment is appropriate when a customer primarily needs PQC functions in an application or server environment and can rely on existing hardware trust anchors and entropy sources. A hardware-enabled deployment is appropriate when the customer requires local quantum-derived entropy, device-bound keys, trust functions below the operating-system layer, separation from the host processor or a retrofit path for existing infrastructure. An integrated server configuration is appropriate when the customer prefers a standardized, supported hardware-and-software package.

We expect to maintain QEM and related software through security updates, algorithm updates, compatibility releases and customer support. We are implementing secure-development, version-control, code-review, signing, testing, vulnerability-management and release processes to support this lifecycle.

Integration and Deployment Architecture

Our products support several intended deployment models. A customer may acquire an integrated server configuration that combines compatible HPE ProLiant Compute hardware with the EigenQ PQC+ stack; add a PCIe accelerator to an existing compatible server; integrate an M.2 or other embedded module into an edge device; or use QEM and related interfaces in a software-led deployment. The appropriate model depends on the customer’s architecture, assurance requirements, procurement process, performance needs and lifecycle constraints.

The integrated-server model is intended to provide a standardized platform for entropy, PQC, secure boot, attestation and key controls. The retrofit model is intended to extend the useful life of compatible infrastructure. The embedded model is intended for smaller form factors and devices requiring local identity and entropy. Customer deployments may require operating-system and firmware compatibility testing, customer-specific policies, network and key-management integration, security review, installation, acceptance testing and ongoing updates.

Principal EigenQ deployment models

The availability and maturity of each deployment model differ and, further, deployment models may change from time to time and over time. Further information about deployment models can be found under the section entitled “Products and Solutions — Product Development and Commercialization Status.”

Products and Solutions

PQC+ Integrated Server Configurations

PQC+ is our signature integrated quantum-safe server solution. A PQC+ configuration is intended to combine a compatible server platform with EigenQ hardware and software components that provide post-quantum cryptography, quantum-derived entropy, hardware-rooted trust, secure boot, attestation, key-lifecycle controls and crypto-agility. The configuration may be offered as a secure server, appliance, private-cloud node or infrastructure component, depending on customer requirements.

Our current HPE-oriented PQC+ architecture is designed for HPE ProLiant Compute environments. On June 17, 2026, HPE published a co-branded solution brief identifying an EigenQ PQC+ security bundle built on HPE ProLiant Compute and EigenQ’s hardware-rooted trust stack. The materials describe components including QEM software, a QMA PCIe quantum-entropy module, hardware-rooted trust, secure boot, firmware-integrity controls and trusted-execution concepts, and identify potential use cases in federal, defense, critical infrastructure, financial services, healthcare and service-provider environments.

The PQC+ server solution is our principal near-term commercial configuration and is in commercialization and OEM/channel integration. We have completed product architecture, selected algorithm validation, public HPE solution positioning and initial channel-enablement activities. Customer-specific configuration, ordering, compatibility, installation, acceptance and support processes remain subject to continued execution.

PQU/QMA PCIe Hardware Accelerators

Our PQU/QMA PCIe hardware accelerator is designed to add quantum-derived entropy and related hardware-enabled security functions to compatible server environments. The PCIe form factor supports both retrofit deployment in existing compatible server fleets and integration into new server configurations. The hardware interfaces with QEM and related software and is designed to support local key generation, entropy services and platform-trust workflows.

The PQU PCIe x4 QMA Board revision 3 is identified as the operating environment for our CAVP-listed QRNG-DRBG implementation. Pursuant to executed manufacturing arrangements, WNC has supported board design, prototype and sample activity, as we prepare for broad commercial deployment, which will require completion of product-specific design-for-manufacture review, final bills of materials, component qualification, production and quality validation, documentation and field-support processes.

M.2 and Embedded Modules

We are developing M.2 and other embedded modules intended to provide selected entropy, identity, secure-boot, key-management and post-quantum functions in edge, embedded, mobility, tactical and connected-device environments. The smaller form factor is intended for environments where a full PCIe card or integrated server configuration is not practical.

Potential applications include industrial gateways, secure edge nodes, communications devices, autonomous systems and other compact computing platforms. These products require form-factor, electrical, firmware, thermal and device-level integration and are at an earlier development stage than our principal server and PCIe offerings. They are not currently a material revenue-generating product line.

Software, Firmware and Platform Services

QEM and related software and firmware are intended to support both standalone and hardware-enabled use cases. The software layer will include cryptographic APIs, entropy access, device and workload attestation, secure provisioning, administrative tools, logging, updates and integration support. We expect to provide maintenance, security updates, compatibility releases and technical support for deployed products.

Over time, we may develop recurring offerings such as software maintenance, API access, managed entropy, attestation, key-management or compliance-support services. These services remain subject to further product definition, service-level design, cybersecurity controls, customer contracts and accounting analysis. As of the date of this proxy statement/prospectus, we have not established a mature renewal or subscription-revenue base.

Product Development and Commercialization Status

The following table summarizes the status of our principal product categories as of as of the date of this proxy statement/prospectus. The table distinguishes completed milestones and current activities from the work that remains before broader commercial availability.

Product or solution	Principal function	Current status as of September 28, 2026	Principal remaining activities
PQC+ server configuration	Integrated server-based PQC, quantum-derived entropy, hardware-rooted trust, attestation and key controls	Signature commercial configuration; HPE co-branded solution brief published June 17, 2026; early commercialization and OEM/channel integration	Customer-specific configuration, ordering, compatibility testing, installation, acceptance and support
PQU/QMA PCIe accelerator	Local quantum-derived entropy and hardware-enabled security for compatible servers	Prototype and validation; board revision 3 is the operating environment for the CAVP-listed QRNG-DRBG implementation	Design-for-manufacture review, final bill of materials, component qualification, production validation, quality documentation and field support
M.2 and embedded modules	Selected entropy, identity and security functions for edge and embedded platforms	Development stage	Form-factor engineering, device integration, testing, sourcing and customer validation
QEM software and APIs	PQC, entropy access, key establishment, digital signatures and integration functions	CAVP-listed implementation; integration and commercialization activities	Secure packaging and release processes, documentation, customer integration and lifecycle support
Longer-term technology roadmap	Application of core trust technology to selected communications, AI, sensing and computing opportunities	Research and intellectual-property roadmap	Technical feasibility, product definition, partnerships, funding and market validation

Product samples, prototypes, algorithm validations, demonstrations, partner materials, POCs and lab installations are important development and commercialization milestones, but they do not establish general availability, production-scale capacity, customer acceptance or revenue. Product timing may change based on testing, component availability, customer requirements, financing and manufacturing execution.

Longer-Term Technology Roadmap

Our longer-term roadmap is intended to apply our core capabilities in cryptography, entropy, identity and trusted execution to selected adjacent opportunities in quantum-secure communications, trusted AI infrastructure, sensing and quantum information processing. We expect to pursue these areas selectively through licensed technology, owned intellectual property, sponsored and academic research, government or commercial collaborations and potential future technology acquisitions.

As these roadmap areas are not expected to be material near-term revenue sources, we may defer, modify or discontinue roadmap programs based on capital availability, technical results, customer demand and strategic priorities.

Business Model

Our business model is designed to generate revenue through multiple complementary commercialization channels while increasing recurring customer relationships over time. Revenue opportunities include sales of hardware products, embedded OEM solutions, software licensing, maintenance and support services, subscription-based software offerings, technology licensing and professional services associated with deployment and integration. Management believes this diversified model can provide multiple opportunities for customer expansion while reducing reliance upon any single product category or end market. The Company also plans to maintain a lean, outsourced manufacturing business model intended to promote efficient deployment of capital, as further described under the section entitled “Commercialization and Go-to-Market Strategy” below.

Hardware-Enabled Product Sales

Assuming our current business plans are successfully implemented, we anticipate hardware-enabled product sales representing an important initial revenue source for EigenQ. Products may include integrated PQC+ server configurations, PCIe accelerators, M.2 or embedded modules and related hardware components. Sales may be made directly, through OEM and distributor channels, or through VARs and systems integrators.

Our hardware-enabled sales model is intended to include EigenQ hardware and software and, depending on the arrangement, installation, integration, maintenance or support. Under certain delivery models, the customer may purchase compatible server hardware directly from an OEM or authorized supplier and purchase the EigenQ components and services separately.

Software, Support and Renewal Revenue

We expect deployed products to create opportunities for software maintenance, QEM updates, firmware releases, technical support, extended support, API or software-development-kit access and other lifecycle offerings. Certain offerings are designed to generate recurring revenue through annual or multi-year contractual terms. Recurring revenue may also arise from managed entropy, attestation or key-management services if those offerings are developed and adopted.

In many initial customer arrangements, we intend on bundling one or two years of software, maintenance, support or related services with the initial hardware product or server sale and included in the initial contract price. A separately contracted renewal opportunity would generally arise after expiration of the included term.

OEM and Platform Licensing

We plan to license software, firmware, reference designs, APIs, implementation rights or other technology to OEMs, platform providers and strategic partners where commercially appropriate. Potential arrangements may include fixed license fees, integration fees, per-unit royalties, usage-based fees, maintenance and support. Licensing may allow our technology to reach customers through larger platforms while reducing some manufacturing and distribution requirements.

Additional Commercial Expansion Opportunities

In addition to the commercialization initiatives reflected in our current business plans, as described herein, we continue to evaluate strategic opportunities with participants across the broader technology ecosystem. These discussions include potential collaborations with original equipment manufacturers, telecommunications providers, semiconductor companies, cloud infrastructure providers, networking companies and other strategic technology partners regarding embedded security solutions, platform integrations, licensing opportunities and broader commercial relationships.

We believe these opportunities, if executed, can demonstrate the flexibility of our platform architecture and the applicability of its technology across multiple end markets. Because these discussions remain subject to ongoing technical validation, commercial negotiations, customer adoption and execution, management has not included any potential revenues, margins or other financial contributions associated with these opportunities in the illustrative Forecasts used in connection with the proposed Business Combination as further described in the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal,” under the heading “Background of the Business Combination” under the subheading “Certain Unaudited Illustrative EigenQ Forecasts.” If successfully commercialized, however, such initiatives could provide additional long-term growth opportunities beyond those reflected in our more immediate term operating plans.

Integration and Professional Services

We expect integration, installation, training, testing and configuration services to accompany many initial deployments, particularly for government, defense, critical-infrastructure and regulated-enterprise customers. POCs and customer-funded development may also be used when a customer requires a new configuration, integration or validation activity. These services support adoption and product feedback but can be project-based and labor-intensive.

Our objective is to standardize deployment packages, documentation and support so that professional services become a limited component of a scalable product model rather than a custom-services business. Customer-specific engineering will be accepted selectively where it supports a repeatable configuration, a strategic account or compensated development activity.

Customers and Target Markets

Federal, Defense and National Security

We expect federal, defense, intelligence-related and national-security customers and contractors to be important initial target markets. Potential use cases include high-assurance server refreshes, protection of long-lived sensitive data, secure communications, key and certificate infrastructure, firmware and software integrity, trusted compute, mission systems and infrastructure supporting national-security programs.

Applicable agencies and covered contractors are required or are expected to account for announced PQC migration requirements as those requirements are implemented. These customers also require agency-specific architecture, testing, procurement, supply-chain, security and support processes.

Critical Infrastructure and Public Sector

Our targeted critical-infrastructure and broader public-sector customers include energy, telecommunications, transportation, utilities, public safety, healthcare, state and local government and other operators of essential services. Potential use cases include trusted servers and appliances, secure private-cloud nodes, cryptographic modernization, secure remote access, identity and key infrastructure, operational-technology gateways and protection of high-value systems.

These organizations often operate long-lived infrastructure and mixed legacy environments. We believe ability to deploy our product will through normal refresh cycles, compatible server configurations or retrofit hardware will be attractive in these sectors, as this deployment will reduce disruption relative to wholesale replacement.

Financial Services, Healthcare and Regulated Enterprises

Financial institutions, healthcare organizations and other regulated enterprises manage sensitive data, identity, transactions and infrastructure that can remain valuable for many years. Potential use cases include secure key generation, certificate and key-service nodes, private-cloud security, protected application servers, software and firmware signing, workload attestation and long-lived data protection.

These customers generally require vendor diligence, cybersecurity review, interoperability testing and contract protections. We intend to address these requirements through standardized products, documented integration, channel and OEM support, selected validation activities and lifecycle-support offerings.

Data Centers, AI Infrastructure and Service Providers

Data-center, cloud, managed-service, high-performance-computing and AI infrastructure operators are potential customers, as they operate large server fleets, process valuable data and require strong identity, key management, firmware integrity and workload trust. Our integrated-server and PCIe models are intended to place quantum-safe functions at the infrastructure layer where server security is purchased, deployed and maintained.

We believe these customers would value a hardware-enabled approach when local entropy, device-bound identity, workload attestation or separation from the host operating system is required, and a software-led QEM deployment when application-level PQC functions are sufficient. These customers prioritize performance, availability, automation, scale and integration with existing management systems and we believe our products will demonstrate that the security benefits can be achieved without unacceptable operational or performance costs.

Commercialization and Go-to-Market Strategy

Our commercialization strategy is designed to leverage strategic ecosystem partners rather than relying exclusively upon a traditional direct sales model. We believe this approach can allow EigenQ to accelerate customer adoption while maintaining a relatively capital-efficient operating structure.

We intend to commercialize its technologies through multiple channels, including direct enterprise engagements, OEM integrations, strategic technology alliances, global distributors, systems integrators and value-added resellers. By integrating into existing enterprise infrastructure and leveraging established partner relationships, we believe that EigenQ can expand its market reach while reducing customer acquisition costs and accelerating product deployment.

Current Commercialization Status

Our activities since inception have progressed from formation and technology licensing to product architecture, algorithm validation, prototype development, executed OEM and manufacturing arrangements, reseller training, lab installations and POC planning. As of the date of this proxy statement/prospectus, we have not yet established a material base of completed customer deployments, recurring revenue, backlog or bookings.

Our current priorities are finalizing product configurations and documentation, validating compatibility, developing procurement-ready stock-keeping units and pricing, completing demonstration and partner-lab environments, implementing production and quality processes under our manufacturing arrangements, and supporting customer-specific evaluations. We are presently pursuing initial customer contracts, commercial sales and deployments, though the timing and amount of any sales depend on successful completion of these activities and customer procurement and acceptance.

Channel-First Go-to-Market Model

Our go-to-market strategy relies substantially on OEMs, distributors, VARs and systems integrators because many target customers purchase servers and cybersecurity infrastructure through established procurement and support channels. Under this model, we will provide product architecture, EigenQ hardware and software, technical enablement and Level 1 support for integrated OEM solutions. OEM and supplier partners provide compatible infrastructure and product-specific support, while distributors, VARs and systems integrators can support quoting, procurement, installation and customer-facing integration.

We also expect selected direct engagement for strategic customers, POCs, technical evaluation and product definition. The route to market will vary by product and customer, and channel access does not guarantee that partners will prioritize our products or that customer opportunities will convert into sales.

Illustrative commercial delivery and support model

The precise flow varies by product and customer. Named counterparties are described only to the extent supported by applicable arrangements

VAR and Systems-Integrator Enablement

As of the date of this proxy statement/prospectus, we had engaged with 31 VARs through introductions involving TD SYNNEX and DLT. Fourteen engagements had resulted in non-disclosure agreements, and seven opportunities had progressed to POC activity or requests for shipping and installation of EigenQ technologies at VAR cybersecurity labs. We also completed in-person sales and technical training for 25 attendees representing 15 VARs on April 16, 2026 at DLT’s training facility in Herndon, Virginia.

These metrics demonstrate active partner recruitment, confidential technical engagement, lab evaluation and sales enablement. We expect continued enablement to include training, demonstration systems, pricing, technical documentation, opportunity qualification, account mapping and sales-engineering support.

Sales Cycle and Customer Conversion

Our anticipated sales cycle will begin with customer or partner education and discovery, followed by technical and security review, confidential information exchange, demonstration or lab evaluation, and definition of the customer’s use case and required product configuration. A qualified opportunity then proceeds through pricing, proposal or quotation, procurement review, contract negotiation, delivery, installation, acceptance and support.

Government and regulated customers may require additional steps, including contract-vehicle access, supply-chain review, validation evidence, authority-to-operate support, budget approval or prime-contractor involvement. We intend to improve conversion by developing standardized configurations, documented evaluation criteria and repeatable deployment packages.

Customer Success and Lifecycle Support

Customer success begins with configuration, installation, onboarding and acceptance and continues through software and firmware updates, technical support, vulnerability response, warranty coordination and renewal management. We expect EigenQ to provide Level 1 support for integrated OEM solutions and direct support for EigenQ hardware and software components. OEMs and suppliers provide support for their own products under applicable terms.

A reliable support model is important to customer retention and the development of lifecycle revenue. We are developing support documentation, escalation processes, release management, diagnostics, replacement procedures, customer communications and renewal tracking as part of commercialization readiness.

Strategic Relationships and Ecosystem

We believe that one of our competitive strengths is the breadth of our developing commercial ecosystem. Beyond existing commercial relationships, we engage with additional technology companies across the semiconductor, server, telecommunications, networking, cloud infrastructure and cybersecurity industries regarding potential integration and commercialization opportunities.

We believe these prospective strategic relationships may create opportunities for additional product distribution, embedded deployments, joint development initiatives and technology licensing arrangements over time. While many of these opportunities remain subject to future commercial agreements, we believe that the relationships cam expand our long-term addressable opportunity beyond its initial product deployments.

HPE OEM Relationship and Delivery Model

On August 8, 2025, we entered into an OEM agreement with HPE. The agreement and an accepted OEM profile statement govern the purchase of eligible HPE products for inclusion in EigenQ OEM solutions. The agreement permits us to use eligible HPE products for development, testing, manufacture, creation and demonstration of OEM solutions and to supply those solutions to end users directly or through authorized resellers. The PQC+ integrated server configuration is our signature commercial use of this OEM framework.

The agreement also contemplates procurement through HPE or authorized OEM distribution or integration partners. EigenQ is responsible for the integration and support of the OEM solution, including Level 1 support and distribution of applicable software or firmware updates. HPE support applies to eligible HPE products under applicable terms. The agreement does not provide for minimum purchases, committed sales volumes or revenue.

On June 17, 2026, HPE published on HPE.com a co-branded solution brief describing the EigenQ PQC+ security bundle for HPE ProLiant Compute infrastructure. The brief identifies the integrated product concept, principal components, target use cases and the HPE channel/virtual-OEM delivery model. It provides public technical positioning and route-to-market support, but it does not constitute a purchase order, backlog, booking, committed volume, executed royalty arrangement or guarantee of customer adoption.

Depending on the product, customer, supplier designation and ordering process, customer delivery under the HPE model may involve an EigenQ-integrated configuration or a virtual-OEM structure in which the customer purchases eligible HPE hardware from HPE or an authorized supplier and purchases the EigenQ technology and support separately.

Distribution and Public-Sector Channel Relationships

We work with TD SYNNEX and its DLT business on public-sector channel enablement. Activities have included VAR introductions, training, lab and demonstration planning, account mapping, product and stock-keeping-unit discussions and public-sector route-to-market development. TD SYNNEX and DLT provide access to established reseller and public-sector procurement ecosystems, while EigenQ remains responsible for product readiness, technical enablement and converting partner activity into customer-specific opportunities.

Distributor, reseller and systems-integrator relationships do not currently provide revenue generation. We expect to enter product-specific distributor, reseller, quotation, order and support arrangements as commercial opportunities mature.

Manufacturing and Hardware-Integration Relationships

We have entered into executed manufacturing arrangements supporting hardware board design, prototype production, sample assembly, component sourcing, integration and preparation for commercial production. WNC has supported board design, prototype and sample activity and is a planned commercial manufacturing pathway for applicable product configurations. Development samples and board work support product engineering and the HPE-oriented architecture. As of the date of this proxy statement/prospectus, the arrangements were being implemented, while product-specific activities required for volume commercial production remained in process.

The remaining activities include completing product-specific designs, bills of materials, component qualification, production and acceptance testing, quality documentation, commercial pricing, lead times, warranty responsibilities, capacity arrangements and related work orders, purchase orders, statements of work or quality documentation. We may use different suppliers for different products or customer requirements.

Research and Development

R&D Strategy

Our R&D strategy prioritizes work that advances near-term quantum-safe cybersecurity products while preserving selected longer-term opportunities. Near-term priorities include PQC implementation, QRNG and entropy integration, secure hardware, QEM software and APIs, firmware, secure boot, attestation, key management, server integration, product testing and validation. Longer-term research is pursued selectively based on technical relevance, intellectual-property value, partner interest and available capital.

Led internally by our Chief Technology Officer, we use a distributed R&D model that combines employees, contractors, advisors, research collaborators, related-party service providers, academic relationships and strategic partners to realize our R&D strategy.

Hardware Engineering

Hardware engineering includes PQU/QMA PCIe board design, M.2 and embedded form factors, integration of quantum-entropy components, programmable logic, secure elements, trusted-platform functions, server interfaces, power and thermal requirements, firmware and drivers. Work also includes prototype assembly, laboratory testing, component evaluation, failure analysis, design-for-manufacture review and coordination with suppliers and OEM platforms.

Hardware changes can affect performance, entropy characteristics, security, operating-system compatibility and validation status. We therefore expect product-specific design control, approved bills of materials, revision management and regression testing to be important parts of commercial readiness.

Software, Cryptography and Firmware

Software and cryptography R&D includes implementation and optimization of ML-KEM, ML-DSA and supporting hash functions; QEM APIs and libraries; entropy interfaces; secure provisioning; key-management workflows; firmware signing; secure boot; attestation; policy-based key release; drivers; logging; updates and administrative tools.

Cryptographic and software development is continuous. Changes to NIST or NSA guidance, operating systems, server platforms, customer requirements and discovered vulnerabilities can require patches, algorithm updates or revised configurations. We are implementing secure software-development, code-review, testing, signing, release and vulnerability-management processes to support this lifecycle.

QRNG and Entropy Development

Our QRNG and entropy work includes integration of quantum entropy sources, entropy conditioning, health testing, HMAC-DRBG functions, delivery to QEM and other authorized consumers, device integrity and performance evaluation. We also evaluate distributed entropy concepts for environments that cannot include a local hardware source.

Entropy quality and reliability must be maintained across operating conditions and hardware lifecycles. Customer or validation requirements may require independent testing, documentation, monitoring and fail-safe behavior. We may modify components or processing methods as standards and test guidance evolve.

Certification and Validation Roadmap

Our validation strategy distinguishes among standards alignment, algorithm validation, entropy assessment, product testing and cryptographic-module validation. We have CAVP-listed implementations for QEM and the QRNG-DRBG, but those listings are not FIPS 140-3 cryptographic-module validations. Product-specific customers may require additional algorithm, module, entropy, security, interoperability, supply-chain or independent laboratory testing.

Future work can include additional CAVP testing, FIPS 140-3 and Cryptographic Module Validation Program planning, entropy-source assessment, penetration testing, secure-development review, server and operating-system qualification, reliability testing and customer-specific validation. Validation generally applies only to a defined legal entity, product version, operating environment and configuration, and material changes can require revalidation.

Research Ecosystem and Academic Collaborations

As of the date of this proxy statement/prospectus, our broader research ecosystem includes more than 50 external researchers supported through sponsorships, academic collaborations, research-center relationships or other technical collaborations. These researchers are generally not employees and are not ordinarily paid directly through our payroll or standard contractor arrangements.

The scope and continuity of participation vary by project and institution. Research relationships can support technical evaluation, invention development and longer-term roadmap work, but these relationships do not mean that all participants work exclusively for EigenQ or that EigenQ owns resulting work without specific contractual rights. We use or expect to use collaboration, confidentiality, publication and intellectual-property terms appropriate to the applicable relationship.

Manufacturing, Supply Chain and Deployment

Manufacturing Strategy

We do not operate an internal manufacturing facility. Our manufacturing strategy combines internal control over product architecture, cryptographic and security design, approved components, firmware, software, test requirements and product acceptance with executed third-party manufacturing arrangements supporting board fabrication, prototype and sample assembly, component sourcing, integration and testing. The applicable manufacturer, OEM supplier and channel-partner roles vary by product configuration and customer deployment model.

Third-party manufacturing reduces fixed-capital requirements and provides access to established engineering and supply-chain resources. Our executed arrangements provide a framework for manufacturing execution, but commercial scale still requires product-specific production documentation, quality controls, working capital, supplier capacity and applicable work orders, purchase orders or statements of work.

Contract Manufacturing and Supplier Coordination

Pursuant to executed manufacturing arrangements, WNC has supported printed-circuit-board design, prototype and sample assembly and related engineering for our hardware. We have also purchased prototype and sample components from third parties. These activities provide a foundation for development, testing and preparation for commercial production, but do not by themselves establish validated unit cost, general commercial availability or volume-production capacity.

Our remaining manufacturing-readiness work included final product-specific design and bills of materials, alternative-source analysis, component qualification, production-test procedures, quality and acceptance criteria, yield and reliability validation, packaging and logistics, commercial pricing, minimum-order quantities, lead times, warranty allocation and capacity planning. The executed manufacturing framework may be supplemented by product-specific purchase orders, statements of work, quality agreements or equivalent documentation as commercial configurations are released.

For customers with domestic or trusted-supply-chain requirements, we will evaluate qualified manufacturing and component-sourcing pathways based on customer specifications, applicable procurement requirements and completed commercial arrangements.

Components and Supply Chain

Our current hardware designs use specialized printed circuit boards, quantum-entropy components, programmable logic devices, controllers, memory, secure elements or trusted-platform components, connectors, power and thermal components, server interfaces, firmware tools, operating-system drivers and third-party software libraries. Certain components are specialized, limited-source or subject to long lead times.

Government, defense and critical-infrastructure customers can require component-origin information, secure-software-development evidence, restrictions on foreign suppliers or domestic or approved sourcing. We intend to qualify alternative suppliers where practical, but substitutes may require redesign, testing and revalidation.

Quality Assurance and Product Testing

Our quality and product-testing program is being developed to include incoming inspection, board-level and functional testing, entropy and cryptographic testing, firmware and driver testing, secure-boot and attestation testing, server and operating-system compatibility, security and performance testing, manufacturing acceptance, traceability, defect management and customer-acceptance procedures.

Product revisions and commercial configurations will require documented release criteria and corrective-action processes. We expect customer-specific validation and independent testing to supplement internal quality procedures for certain high-assurance deployments.

Deployment, Support and Warranty

Deployment can include configuration and quotation, hardware fulfillment, installation, firmware and software loading, QEM integration, entropy and key configuration, trust-policy setup, interoperability testing, customer acceptance and training. We intend to standardize deployment packages and documentation while supporting customer-specific requirements where commercially justified.

Under the HPE OEM framework, we are responsible for Level 1 support for the integrated OEM solution and direct support for EigenQ hardware and software components. HPE and other suppliers provide warranty and support for their own products under applicable terms. VARs and systems integrators may provide local installation and support. We may be responsible for updates, diagnostics, replacement of EigenQ components, escalation, security advisories and lifecycle support.

Intellectual Property

Intellectual-Property Strategy

Our intellectual-property strategy is intended to protect platform-level innovation across post-quantum cybersecurity, quantum-derived entropy, hardware-rooted trust, secure execution, identity, attestation, key management, firmware integrity, quantum-safe communications and selected longer-term quantum technology areas. We use a combination of patent applications, trade secrets, confidential know-how, exclusive technology licenses, copyrights, invention-assignment agreements, access controls and contractual restrictions.

We generally seek patent protection for inventions that are visible in products, detectable in implementation, potentially useful for licensing or strategically important to our platform. We generally retain implementation methods, engineering processes, algorithms, source code, hardware designs, integration methods and other sensitive operational knowledge as trade secrets when public disclosure could increase the risk of copying. Our intellectual-property process evaluates technical assets for patentability, strategic value, commercial relevance, detectability, confidentiality risk and competitive sensitivity. We generally begin with U.S. filings and may pursue Patent Cooperation Treaty or selected foreign filings based on commercial importance, anticipated enforcement value, partner activity and cost.

Our intellectual property portfolio reflects years of development by our founders and principal inventors, including technologies conceived and developed prior to Eigen’s current legal formation and which was subsequently contributed or licensed into our operating platform. We believe that in addition to our issued and pending patents, trade secrets and proprietary know-how, the continuity of our technical leadership and accumulated engineering expertise represents an important component of our competitive position.

Patent Applications and Trade Secrets

As of the date of this proxy statement/prospectus, we had eight filed U.S. utility patent applications and nine filed U.S. provisional patent applications, representing a total of 17 active patent filings. We also have 22 additional filing concepts under evaluation and over 100 trade secrets and confidential technical assets. The additional filing concepts have not necessarily been filed and may be modified, combined, retained as trade secrets or abandoned.

The filed applications cover technology areas including quantum-communications protocols, quantum-internet authentication, quantum random-number generation, field-programmable-gate-array-based post-quantum cryptographic infrastructure, entropy detection and processing, quantum entropy sources, quantum-resistant electronic subscriber identity module provisioning, quantum-seeded roots of trust, post-quantum firmware signing, attestation-gated execution, composite trust identity, runtime-integrity controls, policy-bound key release and signed authorization for trust enforcement. We do not identify individual confidential materials or unpublished implementation details in this proxy statement/prospectus.

Our patent applications are pending. As of the date of this proxy statement/prospectus, no granted patents were identified in our internal portfolio summary. Pending applications may not result in issued patents, and any patents that issue may not provide commercially meaningful coverage, may be challenged, narrowed or invalidated, or may be designed around. We seek to protect trade secrets and confidential know-how through confidentiality and invention-assignment agreements, contractor and collaboration terms, access controls, secure repositories, need-to-know restrictions and periodic review.

Material License Arrangements

In February 2025, we entered into four principal exclusive technology license agreements with Lakes Environmental USA Inc. (“Lakes Environmental”), GoQuantum S.p.A (“GoQuantum”), Qombat Ltd (“Qombat”) and WiseP2P OÜ (“WiseP2P”). The agreements provide access to a portfolio of licensed technology across post-quantum cryptography, quantum random-number generation, quantum communications and networking, quantum information processing, quantum computing, quantum sensing, quantum artificial intelligence and related technology fields, which such licensed technology is utilized in our platform and product roadmap. Each of the licensors is a related party, and the relationships, approval procedures and financial terms are described further under “Certain Relationships and Related-Party Transactions.

Licensor and original agreement	Principal licensed technology fields	May 12, 2026 settlement of original consideration (as amended)
Lakes Environmental February 25, 2025	PQC, QRNG, quantum information processing, quantum computing, quantum sensing, quantum AI and quantum networks.	Original stated face amount: $420 million. Replaced by a fixed settlement warrant covering 3,283,045 shares at an exercise price of $1.41 per share.
GoQuantum February 25, 2025	PQC and QRNG.	Original stated face amount: $360 million. Replaced by a fixed settlement warrant covering 2,814,039 shares at an exercise price of $1.41 per share.
Qombat February 26, 2025	Quantum computing, quantum AI, PQC, quantum cryptography, quantum sensing, quantum internet and certain defense-related technologies.	Original stated face amount: $240 million. Replaced by a fixed settlement warrant covering 1,876,026 shares at an exercise price of $1.41 per share.
WiseP2P OÜ February 26, 2025	Quantum computing, QRNG, PQC, quantum cryptography, quantum internet, quantum AI and certain defense-related technologies.

Original stated face amount: $180 million. Replaced by a fixed $2.4 million cash settlement payable in 24 monthly installments of $100,000; no equity or equity-linked instrument was issued under the settlement.

The agreements generally grant EigenQ rights, within the applicable fields of use and territories, to use, manufacture, market, distribute, commercialize, sublicense, integrate and further develop products and services incorporating the licensed technology. They also generally contemplate inclusion of certain future inventions, modifications or developments created by the applicable licensor within specified technology fields. The agreements describe the licenses as exclusive, perpetual and irrevocable, subject to their respective terms, including field-of-use and territorial limitations, country-specific exclusions, reserved rights, confidentiality and reporting obligations, export-control restrictions, consent requirements and termination provisions.

The licensors generally retain ownership of the underlying licensed patents, trade secrets, proprietary methodologies, algorithms and technical documentation. EigenQ has contractual rights to modify, enhance, integrate and further develop the licensed technology and generally has rights to use and commercialize improvements it develops within any field, including but not limited to cybersecurity and data encryption, national security, intelligence and defense applications, enterprise & commercial security solutions, governmental and public sector cryptographic solutions and financial and healthcare data protection. The License Amendments (as defined below) clarify that all technology and intellectual property developed by EigenQ following the date of the applicable License Agreement, whether such technology or intellectual property incorporates or is derived from the licensed technology, is the property of EigenQ and that EigenQ shall have the right to grant sublicenses of the licensed technology without the consent of the licensor.

The agreements contain territorial and field-of-use provisions that must be applied on an agreement-by-agreement basis, as discussed further below. The operative provisions include U.S.-focused rights, country-specific exclusions and reserved rights. Our ability to commercialize licensed technology depends on the scope and enforceability of these rights, compliance with our obligations and avoidance of conflicting third-party rights. A description of each of the license agreements is set forth below:

On February 25, 2025, EigenQ and Lakes Environmental, where Cristiane Thé serves as the treasurer, entered into an exclusive license agreement (as amended, the “Lakes Environmental License Agreement”). Lakes Environmental owns certain intellectual property related to Post-Quantum Cryptography (PQC), Quantum Random Number Generators (QRNG), Quantum Information Processing, Quantum Computing, Quantum Sensing, Quantum AI, Quantum Networks (collectively, the “Lakes Environmental Technologies”). Pursuant to the Lakes Environmental License Agreement, EigenQ received an exclusive, perpetual, and irrevocable license to develop, commercialize, sublicense, and distribute the Lakes Environmental Technologies globally (excluding Canada) for a license fee of $420 million in equity warrants, payable in five equal installments of $84 million each, issued every three years over a period of fifteen years.

On May 12, 2026, EigenQ and Lakes Environmental entered into a settlement agreement and amendment to the Lakes Environmental License Agreement (as amended, the “Lakes Environmental Settlement Agreement”), pursuant to which the parties agreed to settle and replace the original warrant consideration arrangement under the Lakes Environmental License Agreement. Under the Lakes Environmental Settlement Agreement, Lakes Environmental elected the warrant settlement alternative in lieu of any cash settlement, and EigenQ agreed to issue Lakes Environmental warrants to purchase 420,000 shares of EigenQ Common Stock, with an exercise price of $1.41 per share, subject to customary structural adjustments. On August 10, 2026, EigenQ and Lakes Environmental entered into an amendment to the Lakes Environmental Settlement Agreement, pursuant to which the number of shares of EigenQ Common Stock underlying the warrants to be issued to Lakes Environmental was increased to 2,978,723. On August 12, 2026, EigenQ and Lakes Environmental entered into an amended and restated amendment to the Lakes Environmental Settlement Agreement, pursuant to which the number of shares of EigenQ Common Stock underlying the warrants to be issued to Lakes Environmental was increased to 3,283,045. The Lakes Environmental Settlement Agreement provides that such warrant issuance satisfies EigenQ’s warrant consideration obligations under the Lakes Environmental License Agreement, and the settlement arrangement will remain in effect until the warrants are exercised, expired, or otherwise terminated in accordance with their terms.

On September 17, 2026, EigenQ and Lakes Environmental entered into an amendment to the Lakes Environmental License Agreement (the “Lakes Environmental License Amendment”) pursuant to which the Lakes Environmental License Agreement was amended to clarify that any intellectual property generated by EigenQ following the Lakes Environmental License Agreement, including the intellectual property that is based upon, incorporates, interoperates with or modifies the Lakes Environmental Technologies will be the property of EigenQ. The Lakes Environmental License Amendment also provides that the Lakes Environmental License Agreement will not terminate, and the associated license will not revert to Lakes Environmental, in the event of bankruptcy or default on payment to Lakes Environmental. Further, the Lakes Environmental License Amendment provides that the Lakes Environmental License

Agreement may only be terminated by EigenQ in its sole discretion, and that EigenQ may grant sublicenses for, assign, pledge, encumber or otherwise dispose of the license for the Lakes Environmental Technologies without Lakes Environmental’s consent.

On February 25, 2025, EigenQ and GoQuantum, where Raúl Zuleta serves as its chief executive officer, entered into an exclusive license agreement (as amended, the “GoQuantum License Agreement”). GoQuantum owns certain intellectual property related to PQC and Quantum Random Number Generators QRNG (collectively, the “GoQuantum Technologies”). Pursuant to the GoQuantum License Agreement, EigenQ received an exclusive, perpetual, and irrevocable license to develop, commercialize, sublicense, and distribute the GoQuantum Technologies globally (excluding Chile) for a license fee of $360 million in equity warrants, payable in five equal installments of $72 million each, issued every three years over a period of fifteen years.

On May 12, 2026, EigenQ and GoQuantum entered into a settlement agreement and amendment to the GoQuantum License Agreement (as amended, the “GoQuantum Settlement Agreement”), pursuant to which the parties agreed to settle and replace the original warrant consideration arrangement under the GoQuantum License Agreement. Under the GoQuantum Settlement Agreement GoQuantum elected the warrant settlement alternative in lieu of any cash settlement, and EigenQ agreed to issue GoQuantum warrants to purchase 360,000 shares of EigenQ Common Stock, with an exercise price of $1.41 per share, subject to customary structural adjustments. On August 10, 2026, EigenQ and GoQuantum entered into an amendment to the GoQuantum Settlement Agreement, pursuant to which the number of shares with an exercise price of $1.41 per share, subject to customary structural adjustments underlying the warrants to be issued to GoQuantum was increased to 2,553,191. On August 12, 2026, EigenQ and GoQuantum entered into an amended and restated amendment to the GoQuantum Settlement Agreement, pursuant to which the number of shares with an exercise price of $1.41 per share, subject to customary structural adjustments underlying the warrants to be issued to GoQuantum was increased to 2,814,039. The GoQuantum Settlement Agreement provides that such warrant issuance satisfies EigenQ’s warrant consideration obligations under the GoQuantum License Agreement, and the settlement arrangement will remain in effect until the warrants are exercised, expired, or otherwise terminated in accordance with their terms.

On September 17, 2026, EigenQ and GoQuantum entered into an amendment to the GoQuantum License Agreement (the “GoQuantum License Amendment”) pursuant to which the GoQuantum License Agreement was amended to clarify that any intellectual property generated by EigenQ following the GoQuantum License Agreement, including the intellectual property that is based upon, incorporates, interoperates with or modifies the GoQuantum Technologies will be the property of EigenQ. The GoQuantum License Amendment also provides that the GoQuantum License Agreement will not terminate, and the associated license will not revert to GoQuantum, in the event of bankruptcy or default on payment to GoQuantum. Further, the GoQuantum License Amendment provides that the GoQuantum License Agreement may only be terminated by EigenQ in its sole discretion, and that EigenQ may grant sublicenses for, assign, pledge, encumber or otherwise dispose of the license for the GoQuantum Technologies without GoQuantum’s consent.

On February 26, 2025, EigenQ and WiseP2P entered into an exclusive license agreement (the “WiseP2P License Agreement”). WiseP2P owns certain intellectual property related to Quantum Computing, Quantum Random Number Generation, Post-Quantum Cryptography, Quantum Enhanced Defense Systems, Post-Quantum Defense Systems, Quantum Cryptography, Quantum Internet, and Quantum AI (collectively, the “WiseP2P Technologies”). Pursuant to the WiseP2P License Agreement, EigenQ received an exclusive, perpetual, and irrevocable license to develop, commercialize, sublicense, and distribute the WiseP2P Technologies globally (excluding Estonia) for a license fee of $180 million in equity warrants, payable in five equal installments of $36 million each, issued every three years over a period of fifteen years.

On May 12, 2026, EigenQ and WiseP2P entered into a settlement agreement and amendment to the WiseP2P License Agreement (the “WiseP2P Settlement Agreement”), pursuant to which the parties agreed to settle and replace the original warrant consideration arrangement under the WiseP2P License Agreement. Under the WiseP2P Settlement Agreement WiseP2P elected the cash settlement alternative, and EigenQ agreed to pay an aggregate of $2,400,000 cash settlement, payable in 24 monthly installments of $100,000, with payment commencing from June 28, 2026.

On September 17, 2026, EigenQ and WiseP2P entered into an amendment to the WiseP2P License Agreement (the “WiseP2P License Amendment”) pursuant to which the WiseP2P License Agreement was amended to clarify that any intellectual property generated by EigenQ following the WiseP2P License Agreement, including the intellectual property that is based upon, incorporates, interoperates with or modifies the WiseP2P Technologies will be the property of EigenQ. The WiseP2P License Amendment also provides that the WiseP2P License Agreement will not terminate, and the associated license will not revert to WiseP2P, in the event of bankruptcy or default on payment to WiseP2P.

Further, the WiseP2P License Amendment provides that the WiseP2P License Agreement may only be terminated by EigenQ in its sole discretion, and that EigenQ may grant sublicenses for, assign, pledge, encumber or otherwise dispose of the license for the WiseP2P Technologies without WiseP2P’s consent.

On February 26, 2025, EigenQ and Qombat, where Nir Ben-David serves as a director, entered into an exclusive license agreement (as amended, the “Qombat License Agreement”, together with the Lakes Environmental License Agreement, the GoQuantum License Agreement and the WiseP2P License Agreement, the “License Agreements”). Qombat owns intellectual property related to Quantum Computing, Quantum Enhanced Weapon Systems, Quantum AI, Quantum Enhanced Defense Systems, Post-Quantum Cryptography, Quantum Cryptography, Quantum Sensing, and Quantum Internet (collectively, the “Qombat Technologies”). Pursuant to the Qombat License Agreement, EigenQ received an exclusive, perpetual, and irrevocable license to develop, commercialize, sublicense, and distribute the Qombat Technologies globally (excluding Israel) in exchange for an original license fee consisting of $240 million in equity warrants, payable in five equal installments of $48 million each, issued every three years over a period of fifteen years.

On May 12, 2026, EigenQ and Qombat entered into a settlement agreement and amendment to the Qombat License Agreement (as amended, the “Qombat Settlement Agreement” together with the Lakes Environmental Settlement Agreement, the GoQuantum Settlement Agreement and the WiseP2P Settlement Agreement, the “Settlement Agreements”), pursuant to which the parties agreed to settle and replace the original warrant consideration arrangement under the Qombat License Agreement. Under the Qombat Settlement Agreement, Qombat elected the warrant settlement alternative in lieu of any cash settlement, and EigenQ agreed to issue Qombat warrants to purchase 240,000 shares of EigenQ Common Stock, with an exercise price of $1.41 per share, subject to customary structural adjustments. On August 10, 2026, EigenQ and Qombat entered into an amendment to the Qombat Settlement Agreement, pursuant to which the number of shares of EigenQ Common Stock underlying the warrants to be issued to Qombat was increased to 1,702,128. On August 12, 2026, EigenQ and Qombat entered into an amended and restated amendment to the Qombat Settlement Agreement, pursuant to which the number of shares of EigenQ Common Stock underlying the warrants to be issued to Qombat was increased to 1,876,026. The Qombat Settlement Agreement provides that such warrant issuance satisfies EigenQ’s warrant consideration obligations under the Qombat License Agreement, and the settlement arrangement will remain in effect until the warrants are exercised, expired, or otherwise terminated in accordance with their terms.

On September 17, 2026, EigenQ and Qombat entered into an amendment to the Qombat License Agreement (the “Qombat License Amendment”, together with the Lakes Environmental License Amendment, GoQuantum License Amendment and WiseP2P License Amendment, the “License Amendments”) pursuant to which the Qombat License Agreement was amended to clarify that any intellectual property generated by EigenQ following the Qombat License Agreement, including the intellectual property that is based upon, incorporates, interoperates with or modifies the Qombat Technologies will be the property of EigenQ. The Qombat License Amendment also provides that the Qombat License Agreement will not terminate, and the associated license will not revert to Qombat, in the event of bankruptcy or default on payment to Qombat. Further, the Qombat License Amendment provides that the Qombat License Agreement may only be terminated by EigenQ in its sole discretion, and that EigenQ may grant sublicenses for, assign, pledge, encumber or otherwise dispose of the license for the Qombat Technologies without Qombat’s consent.

Settlement of Original License Consideration

The original license agreements contemplated future restricted, non-transferable and non-cash redeemable warrant consideration with an aggregate stated contractual face amount in an aggregate of $1.2 billion, payable in scheduled installments beginning in 2028 and extending through 2040.

Before any warrant certificates were issued or corresponding cap-table entries were created under the original framework, our Board authorized management to negotiate fixed and capped settlement arrangements designed to preserve the license rights and simplify the original consideration structure. On May 12, 2026, we entered into the Settlement Agreements with each licensor. The settlements cancelled and replaced the original future warrant-consideration provisions while leaving the underlying license grants and the other non-amended provisions in effect. On August 10, 2026 and August 12, 2026, we entered into amendments to the Settlement Agreements.

Lakes Environmental, GoQuantum and Qombat elected warrant-based settlements. The resulting settlement warrants cover an aggregate of 7,973,110 shares of EigenQ common stock at an exercise price of $1.41 per share, subject to the terms and customary structural adjustments in the applicable instruments. WiseP2P elected a fixed $2.4 million cash settlement payable in 24 monthly installments of $100,000, with no shares, warrants, convertible securities or other equity-linked instruments issued under that settlement.

Competition

Competitive Landscape

The markets for post-quantum cybersecurity, secure hardware, entropy, trusted computing and infrastructure security are highly competitive and rapidly evolving. Competition includes specialized startups, established cybersecurity vendors, hardware-security and key-management providers, server and semiconductor companies, cloud providers and companies pursuing broader quantum-security technologies.

Customers can address quantum risk through software updates, cloud services, existing hardware-security modules and key-management platforms, native server or processor security, custom integration or delayed migration. Competitors may have greater resources, established products, certifications, customer relationships, sales organizations, manufacturing scale and support capabilities. The competitive landscape is likely to change as standards mature and larger vendors add PQC capabilities. We compete both for customer budgets and for OEM, channel, talent and strategic-partner attention.

Principal Competitor Categories

•        Software-only PQC vendors:    providers of PQC libraries, cryptographic discovery, certificate and public-key-infrastructure tools and migration software that can offer lower-cost and lower-friction implementation;

•        QRNG and entropy vendors:    providers of QRNG chips, modules, appliances, hardware random-number generators and entropy services;

•        Hardware-security-module and key-management vendors:    established providers of key generation, storage, certificate management, cloud key management and validated hardware;

•        Cybersecurity platform vendors:    identity, zero-trust, endpoint, cloud, network, secure-access and software-supply-chain platforms that can incorporate PQC and attestation as features;

•        Server, semiconductor and cloud providers:    server OEMs, processor vendors and cloud platforms that can integrate cryptographic, confidential-computing, secure-boot and attestation functions directly; and

•        Quantum-technology companies:    providers pursuing quantum key distribution, quantum networking, quantum computing, quantum sensing and broader quantum-security solutions.

Competitive Strengths

We seek to differentiate through an integrated hardware-and-software architecture, CAVP-listed implementations, quantum-derived entropy, server and retrofit deployment options, an OEM and channel-oriented commercial model, and a layered intellectual-property strategy. Our architecture is designed to secure the chain from entropy and key generation through device identity, firmware state and authorization of protected operations, rather than addressing only the cryptographic algorithm.

We believe our HPE OEM framework, the HPE-published solution brief dated June 17, 2026, executed manufacturing arrangements, WNC hardware-development work and TD SYNNEX/DLT channel activities support integration and route-to-market credibility. Our products are also designed to support applicable migration, validation and procurement workflows by using standardized algorithms and cryptographic agility.

EigenQ’s Planned Operations over the Next 12-14 Months

Set forth below is a description of EigenQ management’s planned operations over a period referred to herein as the “Next 12 Months” (as further described below), including, without limitation, with respect to our current channel enablement and go-to-market strategy, product commercialization and continued research and development efforts, logistics and product deployment infrastructure and manufacturing readiness efforts; provided, however, that aspects of our business and operating plans are subject to change from time to time and over time due to a variety of factors, such that our actual operations, the timelines within which we implement our strategies, as well as the associated costs, and the potential results we may achieve as we carry out the foregoing may be different from management’s current expectations. Our business is at development stage with respect to commercialization and aspects of our current plans, as well as the timelines within which we are able to achieve our goals and objectives, are subject to risks and contingencies, some of which may not be foreseeable or within our control. For more information about such risks, please see the section of this proxy statement/prospectus entitled “Risk Factors”. Because, as of the date of this proxy statement/prospectus, we have not yet commenced fulfillment of product orders or selling products, management’s current estimates of the costs of, and timelines for, implementing our commercialization plans are subject to change. Among the factors that may impact our actual operating results and the costs of goods we sell are product pricing, finalization of commercial terms of manufacturing relationships, customer demand and feedback on our products and offerings, among many other variables; many of the foregoing are, as of the date of this proxy statement/prospectus, subject to third party validation, and our estimates and forecasts of associated timelines and costs may prove inaccurate. Readers are encouraged not to place undue reliance on forward-looking estimates, forecasts, predictions and beliefs, particularly when making investment decisions. For more information regarding limitations on forward-looking information, please see the section of this proxy statement/prospectus entitled “Forward-Looking Statements” and the sub-section of the “Background of the Business Combination” section of this proxy statement/prospectus entitled “Certain Unaudited Illustrative EigenQ Forecasts”.

Channel Enablement and Go-To-Market Strategy

As further described above, including under the headings “Current Commercial Focus”, “Business Model”, “Current Commercialization Status” and “Channel-First Go-to Market Model” and elsewhere in this proxy statement/prospectus, our initial commercial focus is practical cybersecurity infrastructure that combines post-quantum cryptography, quantum-derived entropy, hardware-rooted trust, secure boot, attestation, key-lifecycle controls and integration with existing server and infrastructure environments, which we intend to pursue, over the Next 12 Months through various complimentary revenue-generating activities, including, without limitation, hardware-enabled product sales, software support and renewal fees and OEM and platform licensing revenues.

Our go-to-market model is an outsourced manufacturing, channel-first strategy involving OEMs, distributors, VARs and systems integrators. Initial anticipated implementation steps include, without limitation: provide product architecture, EigenQ hardware and software, technical enablement and Level 1 support for integrated OEM solutions; ongoing engagement with VARs and distributors and direct engagement with customers, while simultaneously pursuing our anticipated manufacturing and fulfillment activities with identified manufacturers by product and customer type.

Anticipated Next 12 Months Activities and Costs

Set forth below is further detail regarding the activities in which EigenQ management currently anticipates the Company engaging, and associated estimates costs, by quarter, over an illustrative 12-month period referred to herein as the “Next 12 Months”, though aspects of such activities may take longer or shorter times and cost more or cost less than currently anticipated and many of the activities described below are expected to span multiple time periods. The 12-month framework utilized in preparing such estimates is presented as illustrative in nature due to the numerous variables and factors that, as of the date hereof, remain unknown and may affect timelines for starting, delivering and satisfying components of our planned activities (for example, if EigenQ does not begin receiving product orders, or, conversely, begins receiving very large numbers of purchase orders, within timelines currently anticipated by Company management, EigenQ’s actual operations and aspects of its operating plans may be different from the illustrative information set forth in this “Next 12 Months” disclosure section and the timelines within which EigenQ focuses on and/or suspends or delays focusing on particular activities may change relative to management’s current expectations and may be different from the information incorporated into the paragraphs below. Further, management may determine to modify our plans as our commercialized business develops and we begin generating sustained revenues and incurring material commercialization costs. The estimates set forth below are based upon a variety of assumptions which, as of the date of this proxy statement/prospectus, remain subject to validation and are also subject to change, perhaps significantly, over time and from time to time. As described above, current estimates, predictions, beliefs and forecasts constitute forward-looking information and actual facts, circumstances, costs, timelines and results may be different, perhaps materially, from the information contained in this section of this proxy statement/prospectus. Additionally, the activities we perform during one period will inform and affect our plans and the activities we carry out during subsequent periods. We cannot, as of the date of this proxy statement/prospectus, predict when we will receive or be able to fulfill product orders, nor can we predict which of our products and offerings will be favorably received by customers and end users or by our channel participants, among other material assumptions and variables impacting the estimates below. If aspects of our current plans, as they are implemented, do not product the results we anticipate, we may change our plans, perhaps significantly. As further described elsewhere in this proxy statement/prospectus, many aspects of our commercialization plans have not, as of the date hereof, been tested, and our strategies, plans and allocation of resources are subject to change and may be impacted by events, circumstances and information presently unknown to us, including unforeseen risks and other factors. Readers are cautioned not to place undue reliance on forward-looking information and estimates, as actual plans, information and results may be different, perhaps significantly, than current forecasts. Transaction expenses associated with the Business Combination transaction are excluded from the cost estimates set forth below.

Anticipated Activities during First Quarter

We anticipate carrying out the following activities over the initial quarter of the illustrative 12-month commercialization-phase of our development (referred to as the “First Quarter”): (i) design for manufacturing (DFM)/bill of materials (BOM) validation activities; (ii) on-going channel readiness efforts and (iii) on-going activities related to the business combination transaction we are pursuing with SVAQ and the consummation, if any, thereof. Management’s current estimate of the aggregate associated costs is in the range of $2-3 million, provided, however, that actual costs, and the timelines within which such costs are incurred, may be different due to a variety of factors.

Components of the aforementioned activities include: (a) product commercialization activities, including completion of customer-specific PQC+ configuration, compatibility testing, ordering, installation, acceptance and support readiness; harden QEM software/APIs and release/documentation processes (expected to occur over a nine-month period, beginning during the First Quarter); (b) QMA/PQU commercialization efforts, including complete design-for-manufacture, final BOM, component qualification, production validation, QA documentation and field-support readiness (expected to continue over six-month period); (c) manufacturing readiness activities, including, without limitation, coordination of WNC/OEM designs, BOMs, sourcing, component qualification, production/acceptance testing and quality documentation (expected to be on-going over six-month or longer period); (d) efforts related to channel enablement, including OEM/distributor/VAR enablement, training, demos, account mapping, product/SKU readiness and partner lab support (continuing throughout illustrative 12-month period); (e) customer deployment activities, including POCs, installations, sales engineering, deployment and acceptance support for priority government, defense, critical-infrastructure and regulated-enterprise opportunities (continuous throughout 12-month period, hereinafter referred to as “continuous”); (f) go-to-market activities, such as business development and product marketing supporting commercial conversion (continuous); (g) public company operating readiness efforts, including bolstering financial/controller functions, refinement of internal controls protocols and procedures, accounting and audit support, governance and reporting functions and other activities intended to ready EigenQ to satisfy public company obligations and communicate information to investors effectively (continuous); (h) implementation of corporate operating support, including, without limitation, ongoing legal, compliance, insurance and administration functions, HR and employment infrastructure build-out and other disciplined overhead costs (continuous) and (i) satisfaction of monthly cash settlement obligations under our license agreements (as further described elsewhere in this proxy statement/prospectus)(continuous).

Anticipated Activities during Second Quarter

Over the three-month period subsequent to the quarter described immediately above (the “Second Quarter”), EigenQ management anticipates engaging in the following activities, among others, related to our commercialization strategy: (i) production readiness efforts; (ii) POCs/deployments; (iii) channel activation and (iv) controls build-out, each of which activities are described in further detail below. Management’s current estimate of the aggregate associated costs is in the range of $2.7 – $3.2 million, provided, however, that actual costs, and the timelines within which such costs are incurred, may be different due to a variety of factors.

In addition to activities identified as ongoing or continuous under the heading “First Quarter” above, supplemental activities on which Company management expects to focus during the Second Quarter include: (a) M.2 validation and selected research and development (R&D) activities including without limitation, continuing M.2/embedded engineering and customer validation, certification and validation support and selected R&D and intellectual property acquisition activities (expected to continue over a six-month or longer period) and (b) efforts related to production and deployment capacity, including, without limitation, funding initial production costs and costs associated with obtaining and distributing product samples, supplier deposits and QA and deployment capacity activities paced to validated demand (continuous).

Anticipated Activities during Third Quarter

During the penultimate quarter of the illustrative 12-month period (the “Third Quarter”), Company management currently anticipates our commercial activities focusing on: (i) product deployment; (ii) manufacturing/QA support; and (iii) sales and marketing support. During such period, EigenQ expects to, among other things, further bolster our existing relationships with OEM, distributor, VAR and systems-integrator by offering training, demos, account mapping, product/SKU readiness and partner lab support; hire and train additional sales and marketing personnel and refine our deployment strategy as we receive feedback from channel participants and customers. Management’s current estimate of the aggregate associated costs is in the range of $3 million, provided, however, that actual costs, and the timelines within which such costs are incurred, may be different due to a variety of factors.

In addition to activities identified as ongoing or continuous under the headings “First Quarter” and “Second Quarter” above, management expects to carry out the following activities commencing during the Third Quarter include field and logistics support activities, expected to include build-out of deployment logistics, product warranty and support readiness, as well as field support training and capacity-building.

Anticipated Activities during Fourth Quarter

During the final quarter of the next year, EigenQ anticipates focusing on the following commercialization activities: (i) disciplined scaling of commercialization programs; (ii) customer delivery and support infrastructure build-out and (iii) continued product and research and development execution efforts, in addition to the activities identified as ongoing or continuous under the headings “First Quarter”, “Second Quarter” and “Third Quarter” above. Management’s current estimate of the aggregate associated costs is in the range of $3 million, provided, however, that actual costs, and the timelines within which such costs are incurred, may be different due to a variety of factors.

As noted above, all of the foregoing estimates, including with respect to management’s anticipated plans, costs and timelines, are illustrative in nature (other than with respect to EigenQ’s present business and operating plans and strategies though these, too, are subject to change and refinement over time and from time to time) and subject to change due to the numerous factors and variables. Finalization of commercial sales and manufacturing, product pricing, our ability to access and efficiently deploy capital, the efficacy of our sales and marketing activities and customers’ demand for, and response to, our products and offerings, advances in technology, government mandates and commercial end user expectations are among the factors which could affect our plans and the implementation thereof, as well as the timing and volume of product orders, manufacturing, supply and distribution costs and numerous other factors. Readers are cautioned not to place undue reliance on forward-looking information, including the aforementioned estimates, predicts, forecasts and belief, as actual events, circumstances, costs, timelines and results may vary.

Based on the assumptions and illustrative quarterly Next 12 month estimates set forth above, together with estimated transaction expenses through the closing of the proposed Business Combination (which estimate reflects assumptions, including with regard to the timeline within which the transaction may be consummated, assumptions, to the extent applicable, regarding redemptions from SVAQ’s trust account, an assumption that no further fees will be incurred by either party in respect of any additional financing transactions (other than the Secured Financing) that the parties may identify, pursue and consummate, if any, among other assumptions), EigenQ management provisionally believes that, subject to the amount of proceeds the Company receives from the business combination, if any, supplemental to proceeds from the Secured Financing, and assuming, also, the second closing of the Secured Financing transactions in accordance with the Secured Financing agreements, if the Company’s plans develop as management currently believes they may, as described under the Next 12 Months information above, including, without limitation, that the Company begins receiving and fulfilling product orders and generating revenues therefrom generally in accordance with the Next 12 Months assumptions (taking into account, also, assumptions underlying the

EigenQ illustrative forecasts described in detail in the section of this proxy statement/prospectus entitled “Background of the Business Combination”), Company management presently believes EigenQ may have access to sufficient capital, post-closing, to carry out most, if not all, of the Company’s planned operations; provided, however, that the Company’s actual cash needs may be different from and greater than currently anticipated and may only be sufficient to fund the Company’s operations for a lesser period of time post-Closing and proceeds, if any, to the Company from the Business Combination and any associated financing transactions cannot yet be fully predicted and if such proceeds are lesser than currently expected, the Company will have access to less capital to fund its operations and satisfy obligations under the Secured Financing agreements and provided, further, that the foregoing statements with regard to current Company management predictions are predicated on assumptions and on illustrative information and timelines, some or all of which may prove in accurate. Accordingly, the Company anticipates needing to raise additional capital to continue to implement its business and growth plans, though uncertainties exist as to the amounts and timelines within which such supplemental capital may be required and whether the Company will be able to obtain additional financing on reasonable terms or at all when needed. The Company’s plans and management’s expectations with regard to such plans represent forward-looking statements which are subject to the qualifications and limitations set forth under the heading “Cautionary Note Regarding Forward-Looking Statements” and the limitations identified in the “Background of the Business Combination” section under the heading “Certain Unaudited Illustrative EigenQ Forecasts”, and should be read in conjunction with the section of this proxy statement/prospectus entitled “Risk Factors” as well as the financial statements annexed hereto.”

Key Operating and Commercial Measures

Following is a discussion of certain key operating and commercialization measures (“KPIs”) that EigenQ provisionally believes may be useful to Company management’s future evaluation and analyses of commercial demand, product fulfillment, unit economics, the composition of our revenue model, the diversification of our business and the breadth and productivity of our sales channels, which are among the measures and metrics that EigenQ management expects to monitor on an on-going basis as our business evolves. However, as we have not, as of the date of this proxy statement/prospectus, yet developed sufficient commercial history or scale, period-over-period quantitative presentation of these measures would not currently provide meaningful comparative information. Further, given that we have not, as of the date of this proxy statement/prospectus, commenced product sales or recognized revenue from commercial customers or entered into the range of commercial agreements into which we expect to enter as our business grows, nor does EigenQ presently know how our manufacturing and supply, development and distribution and purchase order and other customer and end user transactions will be structured (relative to, among other things, pricing, variable cost arrangements, freight/distribution, allocations of responsibilities and costs, or the frameworks and terms of future potential licensing or royalty arrangements, among other elements and variables), we cannot currently be certain which metrics and measures will or may be useful to EigenQ, for tracking and evaluation purposes, or to investors. The actual operating and commercialization measures and metrics we may utilize or disclose, if any, as our business evolves may differ from the provisional KPIs and evaluation framework described below and may change from time to time and over time. As our business develops and the underlying measures become sufficiently established and consistently measurable, we expect to assess whether quantitative disclosure of these or other measures would be useful to investors.

The measures described below, and other metrics or measures we may determine to utilize or report in the future, are not calculated in accordance with GAAP, may not be comparable to similarly titled measures used by other companies and should not be considered in isolation from, or as a substitute for, our financial results. The definitions and methodologies used to calculate these or other measures we may evaluate or disclosure are expected to evolve as our product offerings, customer arrangements, information systems and commercial processes develop.

Prospective Operating KPIs

Commercial Activity and Unit Economics

Bookings

We provisionally expect to define bookings as the aggregate contract value of customer orders accepted by us during an applicable period pursuant to executed contracts or purchase orders that create enforceable rights and obligations, net of cancellations, reductions and other modifications recorded during such period. The final definition and methodology used to determine bookings remain subject to our accounting policies and disclosure controls and procedures, as such policies, controls and procedures are developed and refined as our commercialized business develops.

For government/public sector contracts, bookings include only funded awards, purchase orders or task orders that otherwise satisfy our booking criteria. Bookings exclude non-binding indications of interest, customer and channel forecasts, estimated demand, letters of intent and memoranda of understanding that do not create enforceable purchase obligations, unfunded contract ceiling amounts, unexercised contract options, amounts subject to future appropriations or task orders, expected renewals that have not been executed and estimated usage-based royalties or other variable consideration that has not been earned or contractually committed.

Management expects to review bookings to evaluate customer demand, sales performance, expected product-fulfillment requirements and potential future revenue. The timing of product delivery, installation, customer acceptance and revenue recognition may cause revenue recognized during a particular period to differ materially from the value of orders received during that period.

Bookings are not a measure calculated in accordance with GAAP and are not a substitute for revenue. Amounts included in bookings may not ultimately be recognized as revenue in the amount initially booked or during the period initially anticipated as a result of cancellations, order modifications, delivery delays, customer acceptance provisions, customer credit risk or other factors.

Commercial Pipeline

Management also expects to review identified sales opportunities as part of its commercial-planning process and strategy. Opportunities included in our commercial pipeline may be at different stages of development and may be based on non-binding discussions, preliminary customer requirements, anticipated procurement processes or estimates provided by channel participants, which could indicate progress in ultimately expanding our business plans and sales efforts.

Commercial pipeline is not equivalent to bookings, backlog, contracted revenue or a binding customer commitment. Opportunities included in the pipeline may be delayed, reduced or lost and may never result in a customer order or revenue. Because we do not yet have sufficient historical conversion data to establish a reliable relationship between identified pipeline and completed customer orders, we do not characterize commercial pipeline as a quantitative key business metric and will not do so until we have sufficient conversion history and reporting controls to support such characterization.

Units Ordered

We provisionally expect to define units ordered as the number of physical product units included in customer orders that satisfy our definition of bookings. Units associated with orders that are subsequently cancelled or reduced are removed from the measure in the period in which the cancellation or reduction becomes effective.

Management expects to review units ordered to evaluate physical product demand and expected manufacturing, component-procurement and fulfillment requirements. Units ordered are measured separately for each material product family. We do not combine distinct hardware configurations, server bundles, software-only licenses, maintenance services, professional services or intellectual-property licenses into a single unit measure.

Units Shipped

EigenQ provisionally expects to define units shipped as physical product units dispatched from our or our designated manufacturer’s fulfillment location to an OEM, distributor, VAR or end-user customer. Units may be considered shipped before applicable customer-acceptance requirements have been satisfied or related revenue has been recognized.

Management expects to review units shipped to evaluate production and fulfillment activity and the conversion of customer orders into product deliveries. Units shipped may differ from units ordered as a result of production lead times, component and inventory availability, scheduled delivery dates, partial shipments or order modifications.

Units shipped to an OEM, distributor or VAR do not necessarily represent units deployed by an ultimate end-user customer.

Units Deployed

Where verifiable, in addition to units shipped, anticipate measuring units deployed as the number of product units included as a component of end-user hardware. While units deployed may be difficult to evaluate, this may be a key indicator of whether our products are ultimately adopted by end-users.

Channel and Customer Metrics

Active Selling VARs

We provisionally expect to define an active selling value-added reseller, or active selling VAR, as a VAR that has entered into an effective written reseller or channel agreement relating to our products, completed our applicable commercial and technical onboarding requirements and engaged in documented customer-facing sales activity relating to our products during the preceding 12 months. Such activity may include submitting a customer proposal or quotation, participating in a customer demonstration or evaluation, responding to a request for proposal or pursuing another identified end-user opportunity.

Our expectation would be to initially distinguish between active selling VARs and active selling VARs that have generated at least one customer order included in bookings. Management expects to evaluate, and, as our commercialization status progresses, expects to continue evaluating, these measures to evaluate the breadth and productivity of our channel network and the extent to which our relationships with VARs are resulting in identifiable customer activity and customer orders.

An active selling VAR may not generate bookings or revenue during a particular period. In addition, the number of active selling VARs or VARs generating bookings does not reflect the relative size of the opportunities or orders associated with each VAR, and our commercial activity may remain concentrated among a limited number of channel participants.

Product Validation, Certifications and Intellectual Property

Our ability to commercialize our products depends in part on completing product integration, testing, validation and certification activities and on developing and protecting our intellectual property. Management expects to monitor the status of material third-party validations and certifications applicable to our products, the integration and qualification of our products with OEM and channel platforms and the development and protection of our patent portfolio.

Algorithm validations, component-level testing, platform integrations, product certifications, issued patents and pending patent applications differ materially in their scope, status, jurisdiction and commercial significance. Accordingly, management does not expect to evaluate our business solely based on an aggregate count of validations, certifications, patents or patent applications.

The completion of a validation, certification or platform integration does not necessarily indicate that an entire product or system has been certified, does not constitute a customer order and may not result in bookings or revenue. Similarly, the issuance of a patent does not, by itself, establish the commercial value of the underlying technology or prevent third parties from developing competing technologies.

Management anticipates evaluating these matters based on the significance of each milestone to product readiness, customer requirements, procurement eligibility, OEM and channel integration and the protection of technologies that management believes are important to our business. As our commercialization activities progress, delays in obtaining required validations, certifications, integrations or intellectual-property protections could adversely affect product-launch timing, customer adoption, operating expenses and our ability to generate revenue.

Government Regulation, Standards and Compliance

NIST and FIPS Standards

NIST’s PQC standards and validation programs are central to our product strategy. FIPS 203 specifies ML-KEM for key establishment, FIPS 204 specifies ML-DSA for digital signatures and FIPS 205 specifies SLH-DSA as an additional digital-signature standard. NIST states that these standards are ready for implementation and are mandatory for applicable federal systems. Applicability depends on the particular system and use case, and National Security Systems are governed separately.

NIST’s CAVP database lists our QEM version 1.0.0 and QRNG-DRBG version 1.0.0 implementations. CAVP validates specified algorithm implementations in defined operating environments. It is distinct from the Cryptographic Module Validation Program and does not mean that our entire product or module is validated under FIPS 140-3.

Validation is version- and environment-specific. Changes to code, hardware, operating systems or configurations can require additional testing. We are implementing controls intended to ensure that product, sales and marketing descriptions accurately reflect current validation status.

Federal PQC Migration and CNSA 2.0

Executive Order 14412 and OMB Memorandum M-26-15 establish an accelerated federal civilian migration program. Agencies must designate migration leadership, maintain governance, prioritize high-value and high-impact systems, submit migration plans, engage vendors, integrate PQC into modernization and refresh schedules and execute phased migration. The current federal civilian targets include PQC key establishment for high-value and high-impact systems by December 31, 2030 and digital signatures by December 31, 2031, with broader completion contemplated by 2035.

National Security Systems are governed separately. NSA’s Commercial National Security Algorithm Suite 2.0, or CNSA 2.0, framework and related Committee on National Security Systems policy establish quantum-resistant algorithm and transition expectations for applicable systems and acquisitions. Requirements vary by system, acquisition and implementation and can change over time.

These policies create customer planning, inventory, modernization and vendor-engagement requirements. They do not automatically qualify EigenQ products for procurement. We must satisfy applicable algorithm, module, interoperability, supply-chain, contract and customer-specific requirements for each opportunity.

Export Controls, Sanctions and Government Procurement

Our cryptographic software, hardware, technical data and quantum-related technology may be subject to U.S. export controls, including the Export Administration Regulations. Encryption items may require classification, reporting, license-exception analysis, licenses, end-use and end-user diligence or controls on foreign-person access. Defense-related products, services or modifications may require analysis under the International Traffic in Arms Regulations.

We are also subject to U.S. sanctions and anti-corruption laws and screen or expect to screen customers, distributors, suppliers, contractors, collaborators and other parties as appropriate. International sales, reexports, software downloads, cloud access, technical support and research collaborations can create compliance obligations.

Government sales can require vendor registration, contract vehicles, representations and certifications, secure-software attestations, supply-chain documentation, domestic or approved sourcing, Federal Acquisition Regulation and Defense Federal Acquisition Regulation Supplement clauses, incident reporting, audit rights and flow-down obligations. We may participate as a direct contractor, subcontractor or supplier through VARs and systems integrators.

Data Privacy and Cybersecurity

Depending on product configuration and support activities, we may process or access customer contact information, device identity, technical logs, telemetry, security events, credentials, cryptographic metadata or other sensitive data. We are subject to contractual, federal, state, sector-specific and international privacy and cybersecurity obligations based on the data, customer and deployment model.

We are implementing secure development, access control, vulnerability management, incident response, update and supplier-risk processes. These processes include controlled code and release management, software and firmware signing, access restrictions, vulnerability intake and escalation, customer communications and incident-response planning. Following the Business Combination, the combined company will also be subject to SEC cybersecurity disclosure requirements.

Certification and Compliance Risks

Our products may require additional algorithm, cryptographic-module, entropy, security, interoperability, supply-chain or customer-specific validation. Delays, failures or changes in standards, validation programs, procurement requirements or customer interpretations could delay commercialization or require product changes. We describe standards alignment, CAVP listings, FIPS 140-3 validation and procurement eligibility as distinct concepts and do not represent that our products are certified or approved except where supported by current documentation.

Human Capital

Employees, Contractors and Advisors

As of the date of this proxy statement/prospectus, we had five employees and have engaged with approximately 25 contractors and advisors. Our distributed workforce supports executive management, engineering, product development, commercial and channel activities, finance, accounting, legal, investor relations and public-company readiness. We use contractors and advisors to access specialized expertise and preserve flexibility while our internal organization develops.

We expect to add personnel in engineering, product management, quality, certification, manufacturing coordination, sales engineering, field support, customer success, finance, accounting, legal, compliance, human resources and public-company reporting as commercialization progresses and capital permits.

Key Technical and Commercial Personnel

Dr. José R. Rosas-Bustos serves as our Chief Executive Officer and leads strategy, commercialization, business development, capital-markets and transaction activities. Dr. Jesse Van Griensven Thé serves as our Chairman and provides scientific and strategic oversight for our quantum technology roadmap and research relationships. Raúl Zuleta serves as our Chief Technology Officer and leads technical strategy and R&D across PQC, QRNG, secure systems and related products.

Bryan Matthews serves as our Chief Revenue Officer and leads revenue strategy, channel development and commercial execution. Rika Nakazawa serves as our Chief Growth Officer and supports strategic growth, ecosystem development and expansion. Additional product, engineering, finance, legal and operational functions are supported by employees, contractors and advisors. Executive titles, biographies and compensation are described in the management and compensation sections of this proxy statement/prospectus.

Research Ecosystem and Collaborators

As of the date of this proxy statement/prospectus, our broader research ecosystem included more than 50 external researchers supported through sponsorships, academic collaborations, research-center relationships or other technical collaborations. These researchers are generally not employees and are not ordinarily paid directly through our payroll or standard contractor arrangements.

Participation varies by project and institution. External research relationships can support technical evaluation, invention development and longer-term roadmap activities, but they do not mean that all researchers work exclusively for EigenQ or that EigenQ owns resulting work without specific contractual rights.

Facilities and Operations

Headquarters and Corporate Operations

Our headquarters and principal executive offices are located in Texas. Corporate, executive, finance, legal, commercial, investor-relations and public-company-readiness activities are coordinated from Texas and through remote and distributed work arrangements.

We do not operate a large owned corporate campus or manufacturing facility. We may lease additional office, laboratory, demonstration, inventory or support space as product, customer, staffing and public-company requirements develop.

Distributed R&D and Research Collaborations

Our R&D activities use a distributed model involving employees, contractors, advisors, academic collaborators, research centers and strategic partners in the United States and internationally, including relationships involving collaborators or research centers in Canada, Israel and Chile. These collaborator locations are not owned, leased or controlled by EigenQ unless specifically disclosed.

Testing, Demonstration and Partner Facilities

Product testing and demonstrations occur or are expected to occur through internal resources, partner and research facilities, third-party laboratories, OEM environments and VAR cybersecurity labs. Activities can include hardware, entropy, cryptographic, firmware, operating-system, server-compatibility, security and customer-acceptance testing. We may develop dedicated U.S. testing and demonstration capabilities as capital, staffing and product needs justify.

Legal Proceedings

As of the date of this proxy statement/prospectus, to the knowledge of our management, there was no material litigation, arbitration or governmental proceeding pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding.

Secured Financing

Overview

In September 2026, EigenQ and SVAQ entered into a financing arrangement with an institutional investor (the “Secured Investor”) for an aggregate principal investment amount of $44,500,000 (the “Secured Financing”).

On September 17, 2026 (the “Agreement Date”), SVAQ and EigenQ, entered into a securities purchase agreement (the “Purchase Agreement”) with the Secured Investor, pursuant to which, at the Initial Closing (as defined in the Purchase Agreement), EigenQ issued to the Secured Investor (i) a senior secured note (the “Secured Initial Notes”) with an original principal amount of $22,225,000 and an original issue discount of 10% and (ii) warrants to purchase 1,852,083 shares of EigenQ Common Stock at an exercise price of $12.00 per share (the “Secured Initial Warrants”).

Additionally, pursuant to the Purchase Agreement, immediately prior to the Business Combination Closing and subject to certain conditions, at the additional closing (the “Additional Closing”), EigenQ shall issue to the Secured Investor (i) additional senior secured notes (the “Secured Additional Notes,” and together with the Initial Notes, the “Secured EigenQ Notes”) with an original principal amount of $22,225,000 and an original issue discount of 10% and (ii) additional warrants to purchase 1,852,084 shares of EigenQ Common Stock at an exercise price of $12.00 per share (the “Secured Additional Warrants,” and together with the Secured Initial Warrants, the “Secured EigenQ Warrants”).

In connection with the Closing, the Secured EigenQ Notes and Secured EigenQ Warrants will be exchanged for senior secured convertible notes of PubCo (the “Secured PubCo Notes”) and warrants to purchase PubCo Common Stock (the “Secured PubCo Warrants”). Each Secured PubCo Note will have an original principal amount equal to the principal, PIK interest, accrued and unpaid interest, fees and premiums outstanding on the exchanged Secured EigenQ Note as of the day before the Closing (the “BC Conversion Amount”). Each Secured EigenQ Warrant will be exchanged for Secured PubCo Warrants on a one-for-one basis.

Closing Conditions and Termination

Additional Closing Conditions

The Secured Investor’s obligation to fund the Additional Closing (the “Additional Closing Conditions”) is subject to customary conditions and to the following:

•        all conditions to the Business Combination have been satisfied or waived (other than those to be satisfied at the Closing), and the Closing will occur immediately after the Additional Closing;

•        SVAQ’s shareholders have approved all proposals necessary under Nasdaq rules, including Nasdaq Listing Rule 5635, for the issuance of all securities issuable under the transaction documents (see “The Nasdaq Proposal”);

•        no event of default (or event that would become one with notice or lapse of time) exists under the Secured EigenQ Notes or any other transaction document or would result from the Additional Closing or the Business Combination, and all interest and other amounts due through the Additional Closing have been paid;

•        the Business Combination Agreement has not been amended, modified, waived or terminated without the Investor’s consent. The Investor has five business days to respond to a proposed amendment, after which it is deemed to approve;

•        PubCo Common Stock has been approved for listing on Nasdaq;

•        PubCo has executed the Secured PubCo Notes, Secured PubCo Warrants, Financing Registration Rights Agreement and security documents, and EigenQ has delivered a subsidiary guaranty;

•        account control agreements are in place;

•        the Sponsor and SVAQ have complied with the Founder Shares Transfer Agreement, including the required amendment to the insider letter agreement; and

•        customary deliveries, including legal opinions, officer certificates and irrevocable transfer agent instructions.

Termination

The Secured Investor may terminate its obligation to fund the Additional Closing if the Additional Closing has not occurred on or before the maturity date of the Secured EigenQ Notes (as it may be extended). Any such termination does not affect EigenQ’s obligations under the Secured Initial Note and Secured Initial Warrants.

Other Covenants

Until the third anniversary of the Closing, the Secured Investor and its affiliates have the right to purchase 30% of any offering of equity, equity-linked or debt securities by PubCo, other than excluded securities. PubCo must provide the Secured Investor with five trading days’ pre-notice and an offer notice (or, for a same-day equity offering, the notice period is 12 hours). Securities the Secured Investor does not opt to purchase may be sold within 40 business days to the identified offerees, on terms no more favorable to them than those offered to the Secured Investor

While any Secured PubCo Notes are outstanding, PubCo may not enter into variable-rate transactions, including equity lines of credit, with anyone other than the Secured Investor and its affiliates. At-the-market programs with a nationally recognized investment bank are permitted, but ATM sales remain subject to the anti-dilution provisions.

The above provisions are not applicable to a common equity financing in connection with the Closing (a “PIPE”). However, if the effective price per share of such a PIPE is below $8.00, the conversion price and exercise price will be reduced to 120% of the effective PIPE price.

Until 60 trading days after all registrable securities are covered by an effective resale registration statement, PubCo may not issue, or agree to issue, common stock or common stock equivalents (other than in a PIPE), or file any registration statement other than on Form S-8

Without the Secured Investor’s consent, no party may amend, waive or enter into a side agreement regarding any other investor’s notes, warrants, indebtedness or equity-linked securities. If any other investor receives more favorable economic terms, the Secured Investor may elect to receive them retroactively.

At or before the Closing, EigenQ must deliver a lock-up from Tikdema Trust 2025. Pursuant to such lock-up:

•        up to 95% of the Tikdema Trust 2025’s shares may be sold only at or above 130% of the then-current Conversion Price;

•        the remaining 5% may not be sold below $5.00 per share; and

•        no shares may be sold while an event of default is continuing or while no resale registration statement is effective.

During the six months after the Initial Closing, no holder of any equity compensation award may exercise, settle or otherwise realize on the award, whether vested or not. This restriction is removed if the VWAP equals or exceeds $15.00 on 15 of any 30 consecutive trading days

Secured EigenQ Notes

Ranking and Security

The Secured EigenQ Notes are senior secured obligations of EigenQ. They rank senior in right of payment to all other indebtedness of EigenQ and are secured by a first-priority lien on substantially all of EigenQ’s assets under the Pledge and Security Agreement. The lien will survive the Closing and will secure PubCo’s obligations under the Secured PubCo Notes and EigenQ’s obligations under the subsidiary guaranty.

Interest

The Secured EigenQ Notes bear interest at 8% per annum if paid in cash or 10% per annum if paid in kind (PIK). Interest is payable monthly in arrears on the last business day of each month. PIK interest is added to principal and itself bears interest. EigenQ must give at least five business days’ notice of a PIK election. Otherwise, interest is payable in cash. Interest that has accrued but not been paid as of the day before the Closing is calculated at the PIK rate for purposes of the BC Conversion Amount.

Maturity; Maturity Premium

The Secured EigenQ Notes are payable on demand on or after March 17, 2027 (the “Maturity Date”) unless exchanged earlier. The Maturity Date automatically extends to June 17, 2027 if, on March 17, 2027, (i) the Business Combination Agreement has not been terminated and (ii) the Outside Date under the Business Combination Agreement is at least six months after June 17, 2027. Upon maturity of the Secured EigenQ Notes, EigenQ must pay all outstanding principal (including PIK amounts) and accrued interest, plus a premium equal to 30% of the original principal amount.

Covenants

Under the Secured EigenQ Notes, EigenQ must:

•        use reasonable best efforts to satisfy the conditions to the Business Combination, and not take (or fail to take) any action that would give any party a right to terminate the Business Combination Agreement or cause a closing condition to fail;

•        notify the Secured Investor within two business days of any SEC comment letter on this Registration Statement, any written allegation of breach or notice of termination under the Business Combination Agreement, any updated redemption tally, and any event reasonably expected to give rise to a termination right or a closing condition failure;

•        provide biweekly status updates to the Secured Investor on the Business Combination;

•        use reasonable best efforts to (i) respond to each SEC comment letter on this registration statement within 21 days of receipt and (ii) cause this Registration Statement to be declared effective by February 14, 2027; and

•        cause (i) the Closing to occur no later than the earlier of (a) the later of (1) sixty days following the effectiveness of this Registration Statement if such effectiveness occurs in calendar year 2026, or forty-five (45) days following such effectiveness if such effectiveness occurs in calendar year 2027 and (2) five (5) Business Days following the SVAQ shareholders meeting and (b) June 30, 2027.

Additionally, EigenQ must maintain unrestricted cash and cash equivalents in deposit accounts subject to account control agreements in favor of the collateral agent of at least $7,500,000 at all times and at least $10,000,000 as of each fiscal quarter-end. No cure period applies to a breach of this covenant.

The Secured EigenQ Notes require EigenQ to comply with certain customary negative covenants, including, without limitation, restrictions on liquidation or dissolution; mergers, consolidations or asset sales outside the Business Combination; dividends and distributions; affiliate transactions; incurrence of indebtedness or liens; investments; formation of subsidiaries not joining the security documents; allowing the removal of certain key personnel; and amending or waiving the Business Combination Agreement without the Secured Investor’s consent (subject to a five business day deemed-approval mechanic). Any breach of a representation, warranty or covenant under the Transaction Documents (as defined in the Purchase Agreement), including EigenQ’s failure to consummate the Additional Closing if the Secured Investor is ready, willing and able to do so, constitutes an event of default under the EigenQ Notes.

Events of Default

Each of the following is an event of default under the Secured EigenQ Notes:

•        a breach of any representation, warranty or covenant under any Transaction Document, including EigenQ’s failure to consummate the Additional Closing when the Secured Investor is ready, willing and able to do so. Curable breaches have a ten-day cure period, except breaches of the minimum cash covenant and the Business Combination Agreement amendment covenant, which have none;

•        failure to pay principal or interest when due (including by exchange at the Closing), continuing for five business days;

•        voluntary bankruptcy or insolvency events, and involuntary proceedings that are not stayed within 60 days;

•        adoption of a resolution for liquidation or dissolution;

•        failure to pay other indebtedness when due, after any applicable grace period;

•        judgments exceeding $1,000,000 that are not vacated, discharged, stayed or bonded within 30 days;

•        the occurrence of any material adverse effect on EigenQ;

•        termination of the Business Combination Agreement; and

•        failure by the Sponsor or SVAQ to perform its obligations under the Founder Shares Transfer Agreement.

While an event of default is continuing, the Investor may accelerate all amounts outstanding (including PIK amounts and accrued interest) together with a premium of 40% of the original principal amount. On the Initial Note, that premium is $8,890,000. Overdue amounts bear additional default interest at an additional five percentage points (5%), stepping up to ten percentage points (10%) after 90 calendar days from the date of such non-payment (for the avoidance of doubt, resulting in a total default rate of the applicable Interest Rate plus fifteen percentage points (15%) after such 90-day period).

Secured EigenQ Warrants

The Secured EigenQ Warrants are exercisable at any time for five years from issuance at an exercise price of $12.00 per share. They may be exercised for cash or on a cashless (net) basis at any time, with fair market value determined in good faith by EigenQ’s board of directors

If EigenQ issues (or reprices) common stock, options or convertible securities at an effective price below the then-current exercise price, other than excluded securities, the exercise price is reduced to that lower price. No floor applies. Additionally, upon any exercise price adjustment, the number of warrant shares increases so that the aggregate exercise price remains constant,

The Secured EigenQ Warrants require EigenQ to reserve 200% of the shares issuable on exercise at the lower of $5.00 and the then-current exercise price.

Secured PubCo Notes

Ranking and Security

The Secured PubCo Notes will be senior secured obligations of PubCo. They will rank senior to all other indebtedness of PubCo and its subsidiaries. They will be guaranteed by PubCo’s subsidiaries, including EigenQ, and secured by a first-priority lien on substantially all of the assets of PubCo and its subsidiaries, subject to the Collateral Release described below.

Interest

The Secured PubCo Notes bear interest at 8% per annum if paid in cash or 10% per annum if paid in kind (PIK). Amounts not paid when due also incur a late charge of 12% per annum.

Maturity; Maturity Premium

The Secured PubCo Notes mature on the fifth anniversary of the Closing. The holder may extend the maturity date (i) while an event of default (or an event that would become one) is continuing; (ii) through 20 business days after a fundamental transaction that is announced before maturity and (iii) automatically, to the extent a conversion is limited by the beneficial ownership limitation.

Conversion

The holder may convert all or part of the “Conversion Amount” at any time into PubCo Common Stock at a conversion price initially equal to $12.00 per share (the “Conversion Price”). The Conversion Amount consists of principal, accrued and unpaid interest (calculated at the PIK rate for a current interest period), late charges and any other amounts owed. PubCo must deliver the shares by the first trading day after it receives a conversion notice and any failure to do so obligated PubCo to pay cash damages of 1% per day of the value of the undelivered shares and customary “buy-in” damages.

On the nine-month anniversary of issuance, and every nine months after that (each, a “Reset Date”), the Conversion Price resets downward to the lowest daily VWAP during the five trading days before the Reset Date, but not below a floor price initially equal to $5.00 (the “Floor Price”).

If the Reset Price on any Reset Date is below both the Floor Price and the then-current conversion price, the conversion price resets to the Floor Price, and PubCo must elect one of the following: (a) reduce the Conversion Price and Floor Price to the un-floored Reset Price, (b) recalculate the Reset Price as of a later measuring date (available once per Reset Date), or (c) permit the holder to require redemption of the affected Conversion Amount in cash at 100% of the amount being redeemed. A failure to timely deliver notice of election is deemed an irrevocable election of clause (a).

Anti-Dilution

A “Dilutive Issuance” occurs if PubCo issues, agrees to issue or announces the issuance of common stock, options or convertible securities at an effective price below the then-current conversion price, or reprices any outstanding securities below it. Excluded securities do not trigger an adjustment. Excluded securities include equity awards under approved plans, conversion shares, warrant shares, securities issued in the Business Combination, certain strategic transactions approved by independent directors, and the SPV securities.

Upon a Dilutive Issuance, the conversion price is reduced to the lower of (x) the effective issuance price and (y) the lowest VWAP during the five trading days beginning on the date of the Dilutive Issuance. Clause (y) does not apply to issuances consisting solely of common stock. If PubCo enters into a prohibited Variable Rate Transaction, it is deemed to have issued securities at the lowest possible price under that transaction.

Forced Conversion

PubCo may require the holder to convert all or part of the outstanding Conversion Amount if (i) the VWAP exceeds $18.00 per share (as adjusted) for 15 consecutive trading days; (ii) PubCo delivers notice within one trading day after that period ends; and (iii) certain equity conditions are satisfied throughout the period from the start of the 15-day period through the forced conversion date.

Company Optional Redemption

PubCo may redeem all, but not less than all, of the outstanding Conversion Amount in cash on 30 trading days’ notice. The redemption price is 130% of the Conversion Amount through the second anniversary of issuance, and 120% after that. PubCo may not deliver a redemption notice, and any notice is automatically withdrawn, while (i) an event of default (or event that would become one) exists or (ii) PubCo or its directors or executive officers possess material non-public information that would reasonably be expected to have a positive effect on the stock price. If an equity conditions failure exists or occurs before payment, the redemption price becomes the greater of the premium amount above and the as-converted value of the notes, based on specified VWAPs during the redemption period

Amortization

If, during any 90 consecutive trading days, (i) the VWAP is below $3.00 on 61 or more trading days and (ii) daily dollar trading volume is below $3,500,000 on 61 or more trading days, then PubCo must repay the entire outstanding Conversion Amount in cash in six monthly installments, beginning 30 days after the trigger date.

Change of Control

PubCo must give the holder at least ten trading days’ notice before a change of control. The holder may then require PubCo to redeem all or part of the Secured PubCo Notes in cash at the greater of: (i) 120% of the Conversion Amount and (ii) the change-of-control consideration the holder would have received on an as-converted basis.

These redemptions have priority over payments to stockholders. PubCo may not enter into a fundamental transaction unless the successor assumes the Secured PubCo Notes on substantially similar terms, as approved by the Investor. In a change of control, the successor must also be listed on an eligible market.

Events of Default

The Secured PubCo Notes include customary events of default, including, without limitation (and, where applicable, subject to any cure periods set forth in the PubCo Notes):

•        suspension of trading of the PubCo Common Stock on The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, or the Nasdaq Global Market for five consecutive trading days;

•        PubCo’s failure to deliver shares under the Secured PubCo Notes or the Secured PubCo Warrants within five trading days of the applicable conversion date or exercise date (as applicable), or notice, written or oral, to any holder of PubCo Notes or PubCo Warrants of its intention not to comply, as required, with a request for conversion of any PubCo Notes or PubCo Warrants into shares of PubCo Common Stock;

•        PubCo’s failure to maintain the required share reserve for the Secured PubCo Notes and the Secured PubCo Warrants;

•        any failure to make a payment under the Secured PubCo Note or other Transaction Documents or any other agreement, document, certificate or other instrument delivered in connection with the transactions, which failure continues for five (5) trading days in the case of principal, or ten (10) trading days in the case of any other amount;

•        occurrence of any default under, redemption of or acceleration of $3,000,000 (the “Applicable Dollar Threshold”) or more of PubCo’s (or any subsidiary’s) other indebtedness;

•        PubCo’s bankruptcy, insolvency, or liquidation (whether voluntary or involuntary) (subject to the conditions in the PubCo Note, a “Bankruptcy Event of Default”);

•        entry of final judgment(s) for the payment of money aggregating in excess of the Applicable Dollar Threshold against PubCo or any subsidiary (subject to certain conditions);

•        PubCo or any subsidiary otherwise being in breach or violation of any agreement for indebtedness in excess of the Applicable Dollar Threshold, which breach or violation permits acceleration of amounts due thereunder;

•        breaches of representations, warranties, or covenants in any Transaction Document except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of ten (10) trading days;

•        any failure of the resale registration statement to be timely filed, declared effective, or maintained in accordance with the Investor Registration Rights Agreement (as defined below);

•        a false or inaccurate certification by PubCo with respect to equity conditions being satisfied or having been no equity conditions failure, occurrence of an event of default, or that any redemption blocking conditions do not exist;

•        any breach or failure in any respect by PubCo or any subsidiary to comply with any covenants set forth in the Secured PubCo Note;

•        the occurrence of any event, for any reason, pursuant to which Dr. José R. Rosas-Bustos or Dr. Jesse Van Griensven Thé ceases to serve as Chief Executive Officer or chairman, respectively, of EigenQ, (whether as a result of death, disability or incapacity, resignation, termination (with or without cause), removal, or otherwise).

•        the occurrence of any material adverse effect;

•        any Transaction Document or any security document ceasing to be valid, binding or enforceable in any material respect, or the perfection or priority of the collateral agent’s lien on the collateral being impaired, in each case subject to specified cure and contest rights;

•        any security documents shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority lien on the collateral in favor of the Investor, in its capacity as the collateral agent, or any material provision of any security documents shall at any time for any reason cease to be valid and binding on or enforceable against PubCo or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by PubCo or any governmental authority having jurisdiction over PubCo, seeking to establish the invalidity or unenforceability thereof; or

•        any material damage to, or loss, theft or destruction of, any collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of PubCo or any subsidiary, if any such event or circumstance would reasonably be expected to have a material adverse effect.

Upon the occurrence of an Event of Default, PubCo will be required to, within one business day after the occurrence of such Event of Default, deliver written notice thereof (an “Event of Default Notice”) to the Investor. At any time after the earlier of the Investor’s receipt of an Event of Default Notice and the Secured Investor becoming aware of an Event of Default and ending (such ending date, the “Event of Default Right Expiration Date”) on the tenth (10th) trading day after the later of (x) the date such Event of Default is cured and (y) the Investor’s receipt of an Event of Default Notice, the Investor may require PubCo to redeem (regardless of whether such Event of Default has been cured on or prior to the Event of Default Right Expiration Date) all or any portion of the Secured PubCo Notes. Redemption of the Secured PubCo Note upon such Event of Default shall be at a price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) 120% and (ii) the product of (X) the Conversion Rate (as defined in the Secured PubCo Notes) with respect to the Conversion Amount in effect at such time as the holder delivers an Event of Default Redemption Notice (as defined in the Secured PubCo Notes) multiplied by (Y) the product of (1) 120% multiplied by (2) the greatest Closing sale price of the PubCo Common Stock on any trading day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required to be made under such provision (the “Event of Default Redemption Price”).

Upon any Bankruptcy Event of Default, PubCo will be required to pay to the Investor an amount in cash representing (i) all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, multiplied by (ii) 120%, in addition to any and all other amounts due under the Secured PubCo Notes, without the requirement for any notice or demand or other action by the holder or any other person or entity, provided that the holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the holder under the Secured PubCo Notes, including any other rights in respect of such Bankruptcy Event of Default, any right to conversion, and any right to payment of the Event of Default Redemption Price or any other Redemption Price (as defined in the Secured PubCo Notes), as applicable.

Upon the occurrence and continuation of an Event of Default, default interest shall accrue at the applicable interest rate plus three percentage points.

Covenants

While the Secured PubCo Notes are outstanding, PubCo and its subsidiaries are subject to the following covenants, in each case subject to exceptions:

•        No incurrence of indebtedness other than permitted indebtedness. Following a Collateral Release, additional unsecured indebtedness is permitted if the blocked account balance covers the notes, the Conversion Amount is $25,000,000 or less, and no event of default exists.

•        No liens other than permitted liens.

•        No payments on other indebtedness, except scheduled payments on permitted indebtedness when no default exists. No investments other than permitted investments.

•        No cash dividends or stock redemptions.

•        No dispositions other than ordinary-course dispositions and dispositions up to $500,000 per fiscal year, increased to $5,000,000 per fiscal year after a Collateral Release (excluding collateral and material IP).

•        No other indebtedness may mature before the PubCo Notes.

•        No change in line of business unrelated to quantum computing, quantum-safe cybersecurity, cryptography, cyber defense, hardware, software, cloud/edge security, AI-security and related activities.

•        PubCo must maintain its existence, properties, material IP and insurance.

•        PubCo must give 30 days’ notice of changes in collateral location.

•        Deposit and securities accounts must be subject to control agreements other than certain uncontrolled accounts may hold no more than $50,000 each and $500,000 in the aggregate.

Additionally, PubCo must maintain unrestricted cash and cash equivalents (which shall be held in deposit accounts (each, a “DACA”) subject to an account control agreement) of at least $10,000,000 at all times and at least $15,000,000 as of the last day of each fiscal quarter of PubCo. Any failure to comply with the minimum cash covenant is an immediate event of default with no grace period, and PubCo must disclose any failure on a Current Report on Form 8-K within four days after quarter-end (for quarter-end failures) or promptly (for any other failure)

On satisfaction of certain conditions, all collateral other than cash and deposit, securities and commodity accounts (and the investment property held in them) will be released, including EigenQ’s intellectual property. The conditions include (i) a $25,000,000 deposit into a blocked account under the collateral agent’s exclusive control, (ii) no default and (iii) delivery of an officer’s certificate. After the release, PubCo must keep a balance in the blocked account at least equal to the lesser of $25,000,000 and the outstanding Conversion Amount.

Secured PubCo Warrants

The Secured PubCo Warrants are exercisable at any time for five years from issuance at an exercise price of $12.00 per share, initially for 3,704,167 shares of PubCo Common Stock. They may be exercised for cash (or, hen a resale registration statement covering the warrant shares is not effective or available, on a cashless basis).

The Secured PubCo Warrants contain anti-dilution on substantially the same terms as the Secured PubCo Notes. On each nine-month anniversary of the Closing, the exercise price resets to the lowest five-day VWAP, subject to the $5.00 Floor Price, with an election mechanic substantially similar to the PubCo Notes. If PubCo’s market capitalization is $1 billion or less at the time the exercise price is adjusted, the number of warrant shares increases proportionately so that the aggregate exercise price remains constant.

Upon a fundamental transaction, the holder may require PubCo (or its successor) to repurchase the warrant for cash at its Black-Scholes value. The calculation uses the higher of the highest closing price and the deal price, the greatest of 30-, 60- or 100-day historical volatility, and other holder-favorable inputs. Aggregate payments to all warrant holders are capped at $125,000,000 per fundamental transaction.

The Secured EigenQ Warrants require EigenQ to reserve 200% of the shares issuable on exercise at the lower of $5.00 and the then-current exercise price.

Investor Registration Rights Agreement

In connection with the Purchase Agreement, PubCo agreed to enter into a registration rights agreement with the Secured Investor (the “Investor Registration Rights Agreement”), pursuant to which PubCo agreed to file, no later than 45 days following the Closing, a resale registration statement (the “Initial Registration Statement” to register for resale a number of shares of PubCo Common Stock equal to 200% of the maximum number of Conversion Shares issuable upon conversion of the Secured PubCo Notes and 200% of the number of shares of PubCo Common Stock issuable upon exercise of the Secured PubCo Warrants, using an exercise price and conversion price of $5.00 for purposes of calculating the shares registerable under the Initial Registration Statement, after the date of the Investor Registration Rights Agreement, and to use best efforts to cause such Initial Registration Statement to be declared effective within the effectiveness deadlines specified thereunder.

The Investor Registration Rights Agreement contains customary provisions relating to registration procedures, expenses, PubCo’s obligations to maintain current public information to permit resales under Rule 144, the Secured Investor’s information and cooperation obligations, restrictions on PubCo’s ability to file other registration statements prior to the effectiveness of the Initial Registration Statement (subject to certain exceptions for Form S-8, existing registration statements, and exempt issuances), certain liquidated damages for PubCo’s noncompliance with certain covenants under the Investor Registration Rights Agreement and PubCo’s and Investor’s respective indemnification obligations, including contribution provisions, in connection with any registered resale of the registrable securities.

Pledge and Security Agreement

EigenQ also entered into a pledge and security agreement with an affiliate of the Secured Investor, as collateral agent for the Investor (the “Pledge and Security Agreement”), pursuant to which EigenQ granted to the collateral agent, for the ratable benefit of the Investor, a continuing, first-priority security interest in substantially all of EigenQ’s assets, including a pledge of the equity interests of its subsidiaries (limited to 65% of the voting equity interests of any non-U.S. subsidiary where a greater pledge would result in adverse tax consequences), in each case subject to customary permitted liens and excluded assets. The Pledge and Security Agreement provides that all collateral in which EigenQ has granted a security interest, other than EigenQ’s cash, Deposit Accounts, Securities Accounts and Commodity Accounts (and the Investment Property held therein), will be released (the “Collateral Release”) upon EigenQ having deposited $25,000,000 in cash into a single segregated blocked account maintained at a depositary institution reasonably acceptable to the collateral agent, which account will be subject to the exclusive control of the collateral agent and EigenQ will not have access to the funds in such account, as well as certain other conditions, including that (i) no Event of Default shall have occurred and there shall be no event or circumstance that, with the giving of notice or the passage of time, would become an Event of Default and (ii) the Company shall have delivered to the collateral agent an officer’s certificate certifying that each of the conditions to the Collateral Release has been satisfied. Upon the Closing, PubCo will join the Pledge and Security Agreement as an additional grantor.

Recent Sales of Unregistered Securities

Since its formation on February 2025, EigenQ has issued securities in transactions not registered under the Securities Act.

On February 13, 2025, EigenQ issued 30,000,000 shares of EigenQ Common Stock for aggregate consideration of $200,000 in reliance on Section 4(a)(2) of the Securities Act.

On August 15, 2025, EigenQ issued 99,975 shares of EigenQ Common Stock for aggregate consideration of $99,975.14, also pursuant to Section 4(a)(2).

On August 30, 2025, EigenQ issued 4,998,757 shares of EigenQ Common Stock for aggregate consideration of $4,998,757 in a Regulation CF offering. On September 29, 2025, EigenQ issued 50,000 shares of EigenQ Common Stock for aggregate consideration of $70,500, and on March 21, 2026, EigenQ issued 150,000 shares of EigenQ Common Stock for aggregate consideration of $211,500, in each case pursuant to Section 4(a)(2) of the Securities Act.

On September 4, 2025, in consideration for EigenQ’s admission to a startup accelerator program operated by Capital Factory All Access, LP and the provision of related evaluation, assessment, and network-access services, EigenQ issued a warrant to purchase up to 3,050,987 shares of EigenQ Common Stock at an exercise price of $1.41 per share. The warrant was exercisable for a ten-year term expiring on September 4, 2035, subject to customary anti-dilution adjustments and certain accelerated expiration provisions. The warrant was issued pursuant to Section 4(a)(2) of the Securities Act and was subsequently settled and canceled in May 2026 in exchange for a $100,000 cash payment.

As of August 12, 2026, EigenQ issued warrants exercisable for an aggregate of 7,973,100 shares of its common stock to Lakes Environmental, GoQuantum, Qombat, and WiseP2P, as settlement for previously issued warrants. In connection with these arrangements, EigenQ also agreed to make fixed cash payments totaling $2.4 million, payable in 24 monthly installments of $100,000. These warrants were issued in reliance on Rule 701 under the Securities Act. Additional information regarding these arrangements is included under “Intellectual Property — Material License Arrangements.”

On March 9, 2025, EigenQ established the EigenQ Stock Appreciation Rights Plan (as amended and restated by the De-SPAC SAR Amendment described below, the “SAR Plan”), under which the Company may grant equity-settled stock appreciation rights (“SARs”) to employees, contractors, and other service providers. As of the date of this proxy statement/prospectus, award agreements covering an aggregate of 6,723,112 SARs had been authorized under the SAR Plan. SARs granted on or before October 1, 2025 have an exercise price of $1.00 per SAR, while SARs granted after October 1, 2025 have an exercise price of $1.41 per SAR. No SARs have been exercised, forfeited, expired, canceled, or settled, and 6,723,112 SARs remain outstanding as of the date of this proxy statement/prospectus. The SARs were issued in reliance on Rule 701 under the Securities Act.

On September 17, 2026, EigenQ, Inc. issued to an institutional accredited investor, in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) thereunder, a senior secured note with an original principal amount of $22,225,000 and warrants to purchase 1,852,083 shares of EigenQ common stock at an exercise price of $12.00 per share. The securities were issued for aggregate proceeds of $20,002,500, reflecting a 10% original issue discount.

EigenQ believes that each of the foregoing issuances was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2), Rule 701, Regulation CF, or other applicable exemptions therefrom.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EIGENQ

The following discussion and analysis provides information that EigenQ, Inc.’s management believes is relevant to an assessment and understanding of EigenQ’s results of operations and financial condition. The discussion should be read together with the historical unaudited condensed financial statements as of and for the three and six months ended June 30, 2026 and the comparative periods presented, and the historical audited annual financial statements as of and for the period from February 13, 2025 (inception) through December 31, 2025, and the related respective notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with EigenQ’s unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2026. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. EigenQ’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EigenQ,” under “Risk Factors” or in other parts of this proxy statement/prospectus/information statement. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Unless the context otherwise requires, references in this section to “EigenQ,” “the Company,” “we,” “us” and “our” refer to the business and operations of EigenQ, Inc. prior to the Business Combination and to PubCo following the Closing. All dollar amounts in the narrative discussion are expressed in United States dollars (“$”); amounts presented in the tables are expressed in thousands of United States dollars, unless otherwise indicated.

Overview

EigenQ is a quantum technology company developing hardware-rooted quantum-safe trust infrastructure designed to help protect critical digital systems against emerging quantum-computing threats. EigenQ was incorporated in Delaware on February 13, 2025 and its corporate office is located in Columbia, Maryland. We are initially focused on practical cybersecurity products that combine post-quantum cryptography, quantum-derived entropy, hardware-rooted trust, secure boot, attestation, key lifecycle controls and integration with existing server and infrastructure environments. We have not generated any revenues since inception.

EigenQ operates at the intersection of post-quantum cryptography (“PQC”), quantum random number generation (“QRNG”), secure communications, trusted computing, hardware-rooted security and quantum-enabled infrastructure. Our initial product and commercialization efforts are centered on quantum-safe security infrastructure, including post-quantum cryptographic software, hardware acceleration, quantum-derived entropy, secure key generation, attestation, server integration and related platform services. EigenQ’s broader technology roadmap includes additional quantum technology areas, including quantum artificial intelligence, quantum communications and networking, quantum sensing and quantum computing.

EigenQ was formed to commercialize and further develop a portfolio of quantum-related technologies through a combination of licensed intellectual property, internal research and development, strategic collaborations, channel relationships and potential future acquisitions or technology transfers. Our strategy is to build a technology platform that can be deployed initially in practical, standards-aligned security use cases while preserving longer-term optionality across broader quantum technology markets.

We expect our operating expenses and cash requirements to continue to increase as we advance product development, testing and certification, commercialization, channel and OEM enablement, and public-company readiness. The timing and amount of any future revenue will depend on, among other things, product readiness, customer and partner adoption, contractual terms, delivery and acceptance requirements, and our ability to obtain sufficient financing. We expect to require additional capital before we generate sufficient cash flows from operations, and there can be no assurance that the Business Combination or any other financing will be completed on the anticipated terms or timeline.

Principal Factors Affecting Our Performance

The growth and future success of our business depends on many factors. While these factors present significant opportunities for our business, they also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors,” that we must successfully address to achieve growth, improve our results of operations, and generate profits.

Adoption of Quantum Computing.    Quantum computing is an emerging technology, and our business model depends heavily on the pace at which quantum computing develops as a cyber security threat. The adoption of quantum computing is heavily influenced by the ability of participants to advance and develop the quantum industry and if quantum computing is not advanced by the current industry participants or does not develop in a way that can be used for cybersecurity incidents targeted at classical computing infrastructure and systems, then demand for our products and services may be significantly less than expected.

Competitive Marketplace.    The market for our solutions is fragmented, rapidly evolving and highly competitive. We face competition from both traditional, larger cybersecurity vendors and smaller companies offering point products for features and use cases. Many of our competitors may have significantly greater financial resources and expertise in research and development and in bringing products to market and also possess recognizable brands and strong institutional and commercial relationships in comparison to us.

Target Customers.    We expect that our potential customers will initially be governmental agencies and large enterprises. Our future success will depend on our ability to effectively sell our products to these categories of customers. Moreover, sales and implementation cycles for such customers tend to be longer and these customers may exert greater purchasing power compared to non-governmental agencies or smaller customers.

R&D.    Since quantum computing is a rapidly evolving field, our success depends on our ability to develop and commercialize reliable and cost effective products and solutions able to defend against quantum based cybersecurity threats. This requires substantial technical expertise and an ability to adapt to an evolving technology landscape and is, therefore, subject to significant uncertainty. If we are not able to make the necessary technical progress, then our products may not achieve commercial viability, which would impair our growth prospects.

The Business Combination Agreement

On June 17, 2026, EigenQ entered into a Business Combination Agreement with SVAQ and the other parties thereto, pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into EigenQ, with EigenQ continuing as the surviving company and as a wholly owned subsidiary of SVAQ. The completion of the Business Combination is subject to customary closing conditions, including shareholder approvals, regulatory approvals and other conditions set forth in the Business Combination Agreement.

EigenQ and SVAQ anticipate that the Business Combination and the related proceeds will support EigenQ’s next phase of growth to accelerate the commercialization of its quantum-safe security infrastructure platform.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SVAQ is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of EigenQ will represent a continuation of the financial statements of EigenQ, with the Business Combination being treated as the equivalent of EigenQ issuing stock for the net assets of SVAQ, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded, net assets of SVAQ being presented at historical costs. The historical operations of EigenQ presented prior to the Business Combination will be presented as those of EigenQ. EigenQ has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no redemption and maximum redemption scenarios:

•        existing EigenQ Shareholders will have the largest voting interest in the post-combination company;

•        EigenQ will have the ability to appoint the majority of the members of the combined company Board. Nine post-closing directors will be designated by EigenQ, subject to reasonable acceptability to SVAQ, and SVAQ will designate one mutually agreed upon board adviser;

•        EigenQ will comprise the ongoing operations of the combined company;

•        EigenQ management will hold executive management roles (including Chief Executive Officer, among others) in the post-combination company and be responsible for the day-to-day operations; and

•        the post-combination company will assume the EigenQ branded name: EigenQ, Inc.

Upon consummation of the Business Combination, the most significant change in our future reported financial position is expected to be an increase in cash from $1 million as of June 30, 2026 to approximately $244 million under the No Redemption Scenario, or approximately $33.9 million under the Maximum Redemption Scenario, before giving effect to any additional financing not reflected in the unaudited pro forma condensed combined financial information. Total direct transaction costs of EigenQ are estimated at approximately $6.3 million, substantially all of which will be recorded as a reduction to additional paid-in capital as costs related to the reverse recapitalization. For additional information refer to the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information.”

Upon the closing of the Business Combination, EigenQ will become a wholly owned subsidiary of the successor to an SEC registrant. We have applied for listing, to be effective at Closing, of the PubCo Common Stock on the Nasdaq Global Market tier of the Nasdaq Stock Market LLC under the symbol “EIGQ,” and SVAQ will also apply for listing, to be effective at Closing, of the PubCo Public Warrants on the Nasdaq Global Market tier of the Nasdaq Stock Market LLC under the symbol “EIGQW.” Being a public company will require us to hire additional personnel and implement procedures and processes to address applicable regulatory requirements and customary practices. We expect PubCo will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, legal and filing fees.

Secured Financing

In September 2026, EigenQ and SVAQ entered into a financing arrangement with an institutional investor (the “Secured Investor”) for an aggregate principal investment amount of $44,500,000 (the “Secured Financing”).

On September 17, 2026 (the “Agreement Date”), SVAQ and EigenQ, entered into a securities purchase agreement (the “Purchase Agreement”) with the Secured Investor, pursuant to which, at the Initial Closing (as defined in the Purchase Agreement), EigenQ issued to the Secured Investor (i) a senior secured note (the “Secured Initial Notes”) with an original principal amount of $22,225,000 and an original issue discount of 10% and (ii) warrants to purchase 1,852,083 shares of EigenQ Common Stock at an exercise price of $12.00 per share (the “Secured Initial Warrants”).

Additionally, pursuant to the Purchase Agreement, immediately prior to the Business Combination Closing and subject to certain conditions, EigenQ shall issue to the Secured Investor (i) additional senior secured notes (the “Secured Additional Notes,” and together with the Initial Notes, the “Secured EigenQ Notes”) with an original principal amount of $22,225,000 and an original issue discount of 10% and (ii) additional warrants to purchase 1,852,084 shares of EigenQ Common Stock at an exercise price of $12.00 per share (the “Secured Additional Warrants,” and together with the Secured Initial Warrants, the “Secured EigenQ Warrants”).

In connection with the Closing, the Secured EigenQ Notes and Secured EigenQ Warrants will be exchanged for senior secured convertible notes of PubCo (the “Secured PubCo Notes”) and warrants to purchase PubCo Common Stock (the “Secured PubCo Warrants”).

Registration Rights Agreement

In connection with the Purchase Agreement, PubCo agreed to enter into a registration rights agreement with the Investor (the “Registration Rights Agreement”), pursuant to which the Company agreed to file, no later than 45 days following the Business Combination Closing, a resale registration statement (the “Initial Registration Statement” to register for resale a number of shares of Common Stock equal to 200% of the maximum number of Conversion Shares issuable upon conversion of the PubCo Notes and 200% of the number of Warrant Shares issuable upon exercise of the PubCo Warrants, using an exercise price and conversion price of $5.00 for purposes of calculating the shares registerable under the Initial Registration Statement, after the date of the Registration Rights Agreement, and to use best efforts to cause such Initial Registration Statement to be declared effective within the effectiveness deadlines specified thereunder.

The Registration Rights Agreement contains customary provisions relating to registration procedures, expenses, PubCo’s obligations to maintain current public information to permit resales under Rule 144, the Investor’s information and cooperation obligations, restrictions on the Company’s ability to file other registration statements prior to the effectiveness of the Initial Registration Statement (subject to certain exceptions for Form S-8, existing registration statements, and exempt issuances), certain liquidated damages for the Company’s noncompliance with certain covenants under the Registration Rights Agreement and PubCo’s and Investor’s respective indemnification obligations, including contribution provisions, in connection with any registered resale of the registrable securities.

Pledge and Security Agreement

EigenQ also entered into a pledge and security agreement with an affiliate of the Investor, as collateral agent for the Investor (the “Pledge and Security Agreement”), pursuant to which EigenQ granted to the collateral agent, for the ratable benefit of the Investor, a continuing, first-priority security interest in substantially all of EigenQ’s assets, including a pledge of the equity interests of its subsidiaries (limited to 65% of the voting equity interests of any non-U.S. subsidiary where a greater pledge would result in adverse tax consequences), in each case subject to customary permitted liens and excluded assets. The Pledge and Security Agreement provides that all collateral in which EigenQ has granted a security interest, other than EigenQ’s cash, Deposit Accounts, Securities Accounts and Commodity Accounts (and the Investment Property held therein), will be released (the “Collateral Release”) upon EigenQ having deposited $25,000,000 in cash into a single segregated blocked account maintained at a depositary institution reasonably acceptable to the collateral agent, which account will be subject to the exclusive control of the collateral agent and EigenQ will not have access to the funds in such account, as well as certain other conditions, including that (i) no Event of Default shall have occurred and there shall be no event or circumstance that, with the giving of notice or the passage of time, would become an Event of Default and (ii) the Company shall have delivered to the collateral agent an officer’s certificate certifying that each of the conditions to the Collateral Release has been satisfied. Upon the Business Combination Closing, PubCo will join the Pledge and Security Agreement as an additional grantor.

Operations Overview

Revenue

We have not generated any revenues since inception. We expect to generate revenue in future periods through a combination of product sales, licensing arrangements, reseller channels and strategic partnerships involving our quantum technology portfolio. We cannot predict if, when, or to what extent we will generate revenue from the commercialization and sale of our products and solutions. The timing and amount of any such revenues is inherently uncertain.

Operating Expenses

Our operating expenses consist of research and development, consulting, general and administrative, sales and marketing, depreciation and amortization, and payroll and benefits expenses.

Research and Development

Research and development expenses consist of costs incurred in performing research and development activities and include personnel-related costs, process development costs, chip fabrication costs, consulting fees, lab materials, software costs, cloud computing costs, and other related costs. We currently do not capitalize any research and development expenditures. We expect our research and development expenses will increase for the foreseeable future as we continue to invest in research and development efforts and as we continue to develop our licensed quantum technology portfolio and pursue commercialization opportunities across QRNG, quantum sensing, quantum communications and PQC.

Consulting

Consulting expenses consist primarily of fees paid under consulting arrangements with entities owned or controlled by our officers, directors and key management personnel for management, operational, and strategic advisory services. Research and development-related consulting fees paid to such entities are classified within research and development expenses. We expect consulting expenses to fluctuate and may increase in the near term as we continue to rely on technical, operational, transaction-related and public-company-readiness advisers. Over time, the composition of these costs may shift toward payroll and benefits as we hire additional employees and internalize certain functions.

General and Administrative

General and administrative expenses consist primarily of professional fees (legal, accounting and audit), insurance, office-related costs, and other costs of operating the Company. We expect our general and administrative expenses to continue to increase for the foreseeable future as a result of operating as a public company. In particular, we expect our legal, accounting, tax, personnel-related expenses and directors’ and officers’ insurance costs reported within general and administrative expenses to continue to increase as we establish more comprehensive compliance and governance functions, increased security and IT compliance, review internal controls over financial reporting in accordance with the Sarbanes-Oxley Act and prepare and distribute periodic reports as required by the rules and regulations of the U.S. Securities and Exchange Commission. As a result, our historical results of operations may not be indicative of our results of operations in future periods.

Sales and Marketing

Sales and marketing expenses consist of advertising and business development costs incurred to promote our quantum technology portfolio to potential customers, partners and resellers. Advertising costs are expensed as incurred. We expect our sales and marketing expenses will increase for the foreseeable future as we continue to expand our commercialization efforts, grow our customer base, and deepen engagement with strategic partners and resellers.

Depreciation and Amortization

Depreciation and amortization consists of straight-line depreciation of computer and test equipment (over three-year useful lives) and straight-line amortization of the Company’s finite-lived intangible assets, comprising largely of the quantum computing software and intellectual property licenses acquired in February 2025 (amortized over three years) and third-party licensed technology acquired in April 2026 (amortized over ten years). We expect our depreciation and amortization will increase for the foreseeable future as we continue to invest in additional equipment to support the expansion of our research and development activities and commercialization efforts.

Payroll and Benefits

Payroll and benefits consist of salaries, wages, and related employee benefit costs. Our operating model has, to date, relied primarily on consulting arrangements rather than direct employment; we expect payroll and benefits to increase over time as we hire additional personnel.

Results of Operations

Comparison of the Three Months Ended June 30, 2026 and 2025

The following table sets forth our results of operations for the periods presented:

	Three months ended June 30		Variance
(thousands of U.S. dollars)	2026	2025	Amount	%
Operating expenses:
Research and development	$647	$25	$622	2,488%
Consulting expenses	767	67	700	1,046%
General and administrative	374	—	374	n/m
Sales and marketing	21	—	21	n/m
Depreciation and amortization	1,052	1,005	47	5%
Payroll and benefits	129	11	118	1,073%
Loss from operations	(2,990)	(1,108)	(1,882)	170%
Interest expense	(2)	—	(2)	n/m
Other income	4	—	4	n/m
Other income (expense)	2	—	2	n/m
Net loss and net comprehensive loss	$(2,988)	$(1,108)	$(1,880)	170%

Research and Development Expenses

Research and development expenses increased $622,122, or 2,488%, to $646,996 for the three months ended June 30, 2026 as compared to $24,874 for the three months ended June 30, 2025. The increase was driven primarily by research and development consulting fees paid to entities related to the development of our quantum technology portfolio of which a portion of these costs were paid to entities owned or controlled by our officers, directors and key management personnel and an increase in allocated non-cash non-employee share-based payment expense related to stock appreciation rights.

Consulting Expenses

Consulting expenses increased $699,759, or 1,046%, to $766,679 for the three months ended June 30, 2026 as compared to $66,920 for the three months ended June 30, 2025. The increase in consulting expenses was driven primarily by and increase in management and operations consulting fees and strategy and advisory consulting fees of which a portion of these costs were paid to entities owned or controlled by our officers, directors and key management personnel and an increase in allocated non-cash non-employee share-based payment expense related to stock appreciation rights.

General and Administrative Expenses

General and administrative expenses increased $373,545 to $373,560 for the three months ended June 30, 2026 as compared to $15 for the three months ended June 30, 2025. The increase was driven by professional fees for legal services, business travel-related expenses, reimbursement of expenses incurred by related parties, and other costs of operating.

Depreciation and Amortization

Depreciation and amortization increased $47,112, or 5%, to $1,051,951 for the three months ended June 30, 2026 as compared to $1,004,839 for the three months ended June 30, 2025. The increase was driven primarily by amortization of the intellectual property licenses acquired from related parties, reflecting a full quarter of straight-line amortization in the current period.

Payroll and Benefits

Payroll and benefits increased $118,337, or 1,110%, to $129,002 for the three months ended June 30, 2026 as compared to $10,665 for the three months ended June 30, 2025. The increase reflects direct wages and employee benefit costs incurred in the current period.

Income Taxes

No income tax expense or benefit was recognized for the three months ended June 30, 2026 and 2025. We continued to record a full valuation allowance against our net deferred tax assets, and there were no material state income tax items to note.

Comparison of the Six Months Ended June 30, 2026 and the Period from February 13, 2025 (Inception) through June 30, 2025

We were incorporated on February 13, 2025. Accordingly, the prior-year comparative period consists of approximately nineteen and a half weeks from inception through June 30, 2025 and is not directly comparable to the six months ended June 30, 2026. The following table sets forth our results of operations for the periods presented:

(thousands of U.S. dollars)	Six months ended June 30, 2026	Period from February 13, 2025 (Inception) through June 30, 2025	Amount	%
Operating expenses:
Research and development	$1,434	$167	$1,267	759%
Consulting expenses	1,163	786	377	48%
General and administrative	647	—	647	n/m
Sales and marketing	27	—	27	n/m
Depreciation and amortization	2,103	1,400	703	50%
Payroll and benefits	258	11	247	2,245%
Loss from operations	(5,632)	(2,364)	(3,268)	138%
Interest expense	(2)	—	(2)	n/m
Other income	6	—	6	n/m
Other income (expense)	4	—	4	n/m
Net loss and net comprehensive loss	$(5,628)	$(2,364)	$(3,264)	138%

Research and Development Expenses

Research and development expenses increased $1,266,671, or 759%, to $1,433,585 for the six months ended June 30, 2026 as compared to $166,914 for the period from February 13, 2025 (inception) through June 30, 2025. The increase was driven primarily by research and development consulting fees paid to entities related to the development of our quantum technology portfolio of which a portion of these costs were paid to entities owned or controlled by our officers, directors and key management personnel and an increase in allocated non-cash non-employee share-based payment expense related to stock appreciation rights.

Consulting Expenses

Consulting expenses increased $377,369, or 48%, to $1,163,229 for the six months ended June 30, 2026 as compared to $785,860 for the period from February 13, 2025 (inception) through June 30, 2025.

The increase in consulting expenses was driven primarily by and increase in management and operations consulting fees and strategy and advisory consulting fees of which a portion of these costs were paid to entities owned or controlled by our officers, directors and key management personnel and offset by a reduction in allocated non-cash non-employee share-based payment expense related to stock appreciation rights.

General and Administrative Expenses

General and administrative expenses increased $646,766 to $646,781 for the six months ended June 30, 2026 as compared to $15 for the period from February 13, 2025 (inception) through June 30, 2025. The increase was driven by professional fees for legal and advisory services, business travel-related expenses, reimbursement of expenses incurred by related parties, and other costs of operating.

Depreciation and Amortization

Depreciation and amortization increased $703,207, or 50%, to $2,103,207 for the six months ended June 30, 2026 as compared to $1,400,000 for the period from February 13, 2025 (inception) through June 30, 2025. The increase was driven primarily by amortization of the intellectual property licenses acquired from related parties, reflecting a full six months of straight-line amortization in the current period compared with a partial period following acquisition of the licenses in February 2025.

Payroll and Benefits

Payroll and benefits increased $246,550, or 2,245%, to $258,036 for the six months ended June 30, 2026 as compared to $11,486 for the period from February 13, 2025 (inception) through June 30, 2025. The increase reflects direct wages and employee benefit costs incurred in the current period.

Income Taxes

No income tax expense or benefit was recognized for the six months ended June 30, 2026 and the period from February 13, 2025 (inception) through June 30, 2025. We continued to record a full valuation allowance against our net deferred tax assets, and there were no material state income tax items to note.

Liquidity and Capital Resources

We have incurred net losses since inception and have experienced negative cash flows from operations. Since inception, our primary sources of capital have been the sale of common stock, including a founder issuance, a Regulation Crowdfunding offering and private placements. As of June 30, 2026, we had cash of $1,058,531, compared to $3,496,739 as of December 31, 2025, and an accumulated deficit of $16,830,780, compared to $11,202,517 as of December 31, 2025. As of June 30, 2026, our outstanding obligations consisted of an insurance premium financing liability of $235,302 and a license settlement obligation of $2,300,000, of which $1,200,000 was classified as current; we had no other outstanding debt.

During the three months ended June 30, 2026 and 2025, we incurred net losses of $2,987,505 and $1,107,313, respectively. During the six months ended June 30, 2026 and the period from February 13, 2025 (inception) through June 30, 2025, we incurred net losses of $5,628,263 and $2,364,275, respectively.

In the period ending June 30, 2026, we completed a private placement of 150,000 shares of common stock for aggregate proceeds of $211,500. In May 2026, we entered into settlement agreements finalizing the consideration payable under our license agreements, one of which provides for a cash settlement of $2.4 million payable in 24 monthly installments of $100,000 through May 2028. On June 25, 2026, we paid the first $100,000 monthly installment. As of June 30, 2026, $2,300,000 remained outstanding, of which $1,200,000 was classified as current.

On July 22, 2026, we received cash proceeds of $1.79 million under an Investment Framework Agreement with a special purpose vehicle. On August 25, 2026 we received an additional $382,000, bringing total proceeds received to $2.172 million. In exchange, the Company is obligated to issue convertible debt notes and warrants, with final terms dependent on the Secured Financing discussed below.

In connection with the proposed Business Combination, on September 17, 2026, the Company executed the Purchase Agreement. The Secured Financing provides for up to $44.45 million of contractual principal for cash proceeds of up to $40.005 million, split equally between an initial tranche and an additional tranche. The initial tranche of funding of $20,002,500 was received by the Company on September 18, 2026. The additional tranche remains contingent on closing the Business Combination. Although the initial tranche has been funded, there can be no assurance that the additional tranche will be funded or that the Business Combination will be completed.

We expect to incur additional losses and higher operating expenses for the foreseeable future as we continue to invest in research and development programs. We have determined that additional financing will be required to fund our operations for the next 12 months, and our ability to continue as a going concern is dependent upon obtaining additional capital and financing, including through the consummation of the Business Combination.

Our primary uses of cash will be to fund our operations as we continue to grow our business. We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations and support our operations following the closing of the Business Combination. Until such time as we can generate significant revenue, we expect to finance our cash needs through public and/or private equity and/or debt financings or other capital sources, including strategic partnerships. However, we may be unable to raise additional funds or enter into such other arrangements, when needed, on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be, or could be, diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common shareholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our quantum computing development efforts. For more detailed discussion of EigenQ’s cash need for the Next 12 Months, please see the section of this proxy statement/prospectus entitled “Information about EigenQ — EigenQ’s Planned Operations over the Next 12-14 Months.”

Cash Flows

The following table sets forth a summary of our cash flows for the periods indicated:

(thousands of U.S. dollars)	Six months ended June 30, 2026	Period from February 13, 2025 (Inception) through June 30, 2025	Amount
Net cash used in operating activities	$(2,418)	$(4)	$(2,414)
Net cash used in investing activities	(32)	—	(32)
Net cash provided by financing activities	12	200	(188)
Net increase (decrease) in cash	$(2,438)	$196	$(2,634)

Operating Activities

Our cash flows from operating activities are significantly affected by the development of our business and are primarily related to research and development, sales and marketing and general and administrative activities. Our operating cash flows are also affected by our working capital needs and fluctuations in prepaid expenses and other current assets and in accounts payable and accrued liabilities.

Net cash used in operating activities increased $2,414,173 to $2,418,188 for the six months ended June 30, 2026 as compared to $4,015 for the period from February 13, 2025 (inception) through June 30, 2025. Net cash used in operating activities during the six months ended June 30, 2026 resulted primarily from a net loss of $5,628,263, adjusted for non-cash charges of $2,103,207 in depreciation and amortization and $1,326,611 in share-based compensation expense, and changes in operating assets and liabilities comprising primarily of an increase of $455,383 in prepaid expenses and other current assets, partially offset by a $235,302 increase in the insurance premium financing liability and a $338 increase in accounts payable and accrued liabilities.

Net cash used in operating activities during the period from February 13, 2025 (inception) through June 30, 2025 resulted primarily from a net loss of $2,364,275, adjusted for non-cash charges of $1,400,000 in amortization of intangible assets and $953,760 in share-based compensation expense, and an increase of $6,500 in accounts payable and accrued liabilities.

Investing Activities

Net cash used in investing activities increased $31,520 to $31,520 for the six months ended June 30, 2026 as compared to nil for the period from February 13, 2025 (inception) through June 30, 2025. Net cash used in investing activities during the six months ended June 30, 2026 consisted of $27,000 for the purchase of third-party licensed technology and $4,520 for purchases of equipment. There was no investing activity in the comparative period.

Financing Activities

Net cash provided by financing activities decreased $188,500, or 94%, to $11,500 for the six months ended June 30, 2026 as compared to $200,000 for the period from February 13, 2025 (inception) through June 30, 2025. Net cash provided by financing activities during the six months ended June 30, 2026 comprised:

•        $211,500 of proceeds from the issuance of 150,000 shares of common stock in a private placement;

•        A $100,000 cash payment in exchange for the cancellation of certain warrants; and

•        A $100,000 repayment of the license settlement obligation.

Net cash provided by financing activities during the period from February 13, 2025 (inception) through June 30, 2025 of $200,000 consisted of proceeds from the issuance of 300,000,000 shares of common stock to our founders.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. Since inception, we have incurred net losses and negative cash flows from operations.

As of June 30, 2026, we had cash of $1,058,531 and an accumulated deficit of $16,830,780, and our liabilities included an insurance premium financing liability of $235,302 and a license settlement obligation of $2,300,000, of which $1,200,000 was classified as current.

Our ability to continue as a going concern depends on our ability to obtain additional capital, execute our business and commercialization strategy, and generate sufficient future cash flows. Our plans include (i) raising additional equity and other strategic financing, (ii) pursuing a staged commercialization of our licensed quantum technology portfolio, (iii) ongoing cost management, and (iv) consummating the proposed Business Combination. However, these plans are subject to inherent risks and uncertainties, including market conditions, availability of financing, regulatory approvals, and our ability to successfully execute our commercialization strategy, and management’s plans do not alleviate the substantial doubt.

Subsequent to period end, on September 17, 2026, the Company entered into a securities purchase agreement and, on September 18, 2026, received $20.0 million of cash proceeds from the initial financing tranche. The proceeds are subject to a 6% placement fee and contractual requirements to maintain minimum cash balances of $7.5 million at all times and $10.0 million at each quarter-end, without a cure period, which restrict the amount available to fund operations. Any additional financing tranche is contingent upon the closing of the proposed Business Combination. See Note 15 — Subsequent Events. Although the financing improves the Company’s near-term liquidity, the related fees and minimum-cash requirements limit the proceeds available for operations, and additional funding remains contingent on the closing of the proposed Business Combination.

Accordingly, management has concluded that substantial doubt exists about our ability to continue as a going concern within one year after the date that the financial statements are available to be issued. The financial statements do not include any adjustments to the carrying amounts of assets and liabilities that might result from the outcome of these uncertainties.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of June 30, 2026 and the effect that such obligations are expected to have on our liquidity and cash flows in future periods:

(thousands of U.S. dollars)	Total	Less than 1 year	1 – 3 years
License settlement obligation	$2,300	$1,200	$1,100
Insurance premium financing liability	235	235	—
Total	$2,535	$1,435	$1,100

On February 25, 2025 and February 26, 2025, we entered into exclusive license agreements with certain related parties — Lakes Environmental USA Inc., GoQuantum SpA, Qombat Ltd. and WiseP2P OÜ — pursuant to which we acquired quantum computing software and intellectual property licenses. Consideration for the licensed intangible assets was in the form of an obligation to issue warrants to purchase shares of our common stock, initially recognized at a fair-value-based measure of $12,600,000 and reflected as an accrued liability at December 31, 2025. On May 12, 2026, settlement agreements were executed, and $10,200,000 was reclassified to additional paid-in capital within shareholders’ equity while $2,400,000 was recognized as a license settlement obligation payable in 24 monthly installments of $100,000 through May 2028. Following the initial payment made on June 25, 2026, $2,300,000 remained outstanding as of June 30, 2026, of which $1,200,000 was classified as current.

On June 24, 2026, we entered into a directors’ and officers’ liability insurance policy and financed $260,696 of the related premium under a premium finance agreement bearing a fixed annual percentage rate of 6.99% and repayable in ten equal monthly installments comprising principal and interest.

On September 17, 2026, the Company entered into the Purchase Agreement providing for the issuance of convertible notes and warrants in two tranches, under which the Company is obligated to pay a placement fee equal to 6% of the gross proceeds of each tranche funded thereunder. The placement fee of approximately $1.2 million relating to the initial tranche was neither incurred nor payable as of June 30, 2026. Funding of the additional tranche, and the related 6% placement fee, will occur only upon consummation of the Business Combination, and the amount of any such fee is not currently estimable because the gross proceeds of that tranche will not be determinable until closing. As no proceeds had been received and no placement services had been rendered as of June 30, 2026, no liability for these fees has been recognized in the accompanying balance sheet.

Off-Balance Sheet Arrangements

As of June 30, 2026, we did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements included in this proxy statement/prospectus have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts and related disclosures for the periods presented. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly. Additionally, changes in assumptions, estimates or assessments due to unforeseen events or otherwise could have a material impact on our financial position or results of operations.

The critical accounting estimates, assumptions and judgements we believe to have the most significant impact on our audited annual financial statements are described below. See Note 2 to the audited financial statements included elsewhere in this proxy statement/prospectus for additional information related to critical accounting estimates and significant accounting policies.

Valuation of the Obligation to Issue Warrant Instruments

We recognized an accrued liability at inception of the February 25, 2025 license agreements for our obligation to issue warrants to the licensors, measured at the estimated fair-value-based measure of the award at the license agreement date, which was determined to be $12,600,000.

The fair value of the obligation to issue warrants was estimated using a market-based approach and is classified as Level 3 within the fair value hierarchy, as the valuation relies on significant unobservable inputs. In the absence of an active trading market for EigenQ’s common stock, management estimated the underlying share value at $1.41 per share, representing the Company’s share price at the time the license agreements were entered into. The Company estimated the fair value of its obligation to issue the warrants at $12.6 million as of December 31, 2025.

Intangible Assets and Impairment of Long-Lived Assets

Our intangible assets consist of externally licensed quantum computing software and intellectual property acquired from related parties, amortized on a straight-line basis over three years, and third-party licensed technology amortized on a straight-line basis over ten years, each carried at cost less accumulated amortization and impairment.

Long-lived assets, including finite-lived intangible assets and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. No impairment losses were recognized during the six months ended June 30, 2026 or the period from February 13, 2025 (inception) through June 30, 2025.

Income Taxes

We account for income taxes using the asset and liability method. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the amount that is more likely than not to be realized. As of December 31, 2025 and June 30, 2026, we maintained a full valuation allowance against our net deferred tax assets, primarily reflecting our cumulative operating loss experience and the uncertainty as to when we will generate taxable income.

Recent Accounting Pronouncements

See Note 3 to our unaudited condensed financial statements as of and for the six months ended June 30, 2026, and Note 2 to our audited financial statements for the period from February 13, 2025 (inception) through December 31, 2025, for a description of recently adopted and recently issued but not yet adopted accounting pronouncements.

JOBS Act

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. In addition, as an emerging growth company, we may take advantage of certain reduced disclosure and other requirements that are otherwise applicable generally to public companies. EigenQ will take advantage of these exemptions until such earlier time that it is no longer an emerging growth company.

EigenQ would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year following the fifth anniversary of SVAQ’s initial public offering; (ii) the last day of the fiscal year in which its total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which it has issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which it is deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Quantitative and Qualitative Disclosures About Market Risk

We do not have material exposures to foreign currency exchange rate risk, commodity price risk, or equity price risk, and we do not use derivative financial instruments for trading, speculative, or hedging purposes.

Foreign Currency Risk

We are not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, we have contracted with and may continue to contract with foreign vendors that are located in various jurisdictions. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Interest Rate Risk

As of December 31, 2025 and June 30, 2026, our cash consisted of demand deposit accounts, and we did not hold any cash equivalents. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. Because of the short-term nature of our cash balances, changes in market interest rates would not have a material impact on our financial position or results of operations.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of PubCo following the consummation of the Business Combination.

Executive Officers and Directors of PubCo After the Business Combination

Name	Age	Position
Executive Officers and Directors
Dr. Jose R. Rosas-Bustos	43	Chief Executive Officer, Principal Financial Officer and Director
Michael Johnson	57	Chief Product Officer and Director
Cristiane (“Cris”) Thé	65	Executive Controller, Principal Accounting Officer and Director
Bryan Matthews	55	Chief Revenue Officer
Raúl Zuleta	47	Chief Technology Officer
Rika Nakazawa	53	Chief Growth Officer
Alexander Truskovsky	53	Chief Information Security Officer
Dr. Jesse Van Griensven Thé	67	Chairman of the Board of Directors
Mark Pecen	71	Vice Chairman of the Board of Directors
Natan Aronshtam	62	Director
Ademir Karisik	52	Director
Eduardo Guimarães	66	Director
Chun-Tsung Lee	67	Director

Directors and Executive Officers

Dr. Jose R. Rosas-Bustos will serve as the Chief Executive Officer, Principal Financial Officer and Director of PubCo following the Closing. Dr. Rosas-Bustos has served as the Chief Executive Officer of EigenQ since October 2025 and previously served as EigenQ’s Chief Technology Officer from February 2025 to September 2025. Prior to joining EigenQ, Dr. Rosas-Bustos founded and worked at WiseP2P, an Estonian quantum and post-quantum consulting company where he working on quantum-related research and development, and commercialization and advisory services. He also worked as an independent contractor of Lakes Environmental, an environmental software company, between May 2023 and February 2025, where he developed the foundational technical thesis, system architecture, intellectual property roadmap, and commercialization strategy for quantum-secure trust infrastructure, post-quantum cybersecurity, secure communications, and decentralized security models that subsequently informed EigenQ’s platform development and patent strategy. In March 2020, Dr. Rosas-Bustos became Co-Chief Executive Officer of Bloqs4Good Inc., a Canadian digital payment company. He transitioned to the role of Strategy Advisor in July 2022 and served in that capacity until his departure in April 2023. From January 2019 to February 2020, Dr. Rosas-Bustos served as Chief Executive Officer of BLOQS4 S.p.A., a Chilean digital payment company, where he led sales strategy, partner development, and market adaptation initiatives for decentralized technology products and services. From December 2017 to December 2018, he served as Chief Executive Officer of Gridcube S.p.A., a Chilean blockchain company, where he directed the company’s venture strategy, international market positioning, commercialization efforts, and executive operations. Between 2011 and 2018, Dr. Rosas-Bustos held several positions at Oracle Corporation’s Chile and Latin America operations, including Senior Middleware Security Consultant, Senior Cybersecurity Consultant, Principal Advanced Consultant, and Senior Cybersecurity Sales Consultant. Dr. Rosas-Bustos received his Ph.D. in Mechanical and Mechatronics Engineering from the University of Waterloo, his Master of Business Administration from the School of Economics and Business at the University of Chile, and his Bachelor of Arts in National Security and Defense from the National Academy of Political and Strategic Studies of the Ministry of National Defense of Chile. We believe that Dr. Rosas-Bustos’ academic background, technical expertise, and entrepreneurial experience qualify him to serve as a Director of PubCo following the Business Combination.

Michael Johnson will serve as the Chief Product Officer and Director of PubCo following the Closing. Mr. Johnson has served as EigenQ’s Chief Product Officer since April 2026. He previously served as EigenQ’s Chief Operating Officer from October 2025 to March 2026, and its Chief Operating Officer and Executive Chairman of the Board from February 2025 to September 2025. Since August 1996, Mr. Johnson has worked at Lakes Environmental, an environmental software company, where he currently serves as the Director of Software Development. His experience at Lakes Environmental includes leading the development of environmental software platforms, directing cloud infrastructure, information technology systems and security operations, and managing the full software development lifecycle for multiple commercial environmental modeling solutions. Additionally, Mr. Johnson currently serves as a director of Tauria, Inc. (previously known as Zebu), a quantum cybersecurity company. He previously served as the Chief Technology Officer, Chief Information Officer and Co-Founder of Tauria, Inc. from August 2025 until March 2025, where he led the company’s technical direction and product strategy and oversaw the architecture, development, deployment and operation of its enterprise resource planning, secure messaging and video conferencing platforms, as well as its infrastructure, cybersecurity and system scalability. From 1993 to 1996, Mr. Johnson was a Software Developer and Architect at Waterloo Hydrogeologic Software, Inc., a groundwater simulation software company, where he designed and developed the Visual MODFLOW groundwater modeling system. Previously, he served as a Software Developer at Environmental Systems & Technologies, Inc., an environmental consulting company, from 1992 to 1993, and at Biological Monitoring, Inc., an environmental consulting company, from 1991 to 1992. Mr. Johnson obtained his Bachelor of Science degree in computer science from Radford University. We believe Mr. Johnson is qualified to serve on the board of PubCo following the Business Combination with his technical background and management experience.

Raúl Zuleta will serve as the Chief Technology Officer of PubCo following the Closing. Mr. Zuleta joined EigenQ as its Chief Technology Officer in October 2025, overseeing EigenQ’s technical execution across hardware, device integration, secure communications platform development, and its broader roadmap of research and development. Since January 2024, Mr. Zuleta has served as the general manager (gerente general) of RIZT Norte America S.A., a company providing hardware design and software engineering services. From 2018, Mr. Zuleta worked as CEO of GoQuantum, a company founded by him, focusing on post-quantum hardware and related advanced technology development. From 2009 to 2017, he served as the Chief Technology Officer of IONIX Mobile Payments, a company providing mobile banking solutions in Latin America. He also co-founded QIN Technology S.p.A, a company providing data systems for the telecommunications and mining industries, where he has served as a Director since 2012. Mr. Zuleta obtained Master of Science degrees in Computer Science and in Analytics and Applied Statistics from the Georgia Institute of Technology, and obtained a Bachelor of Science degree in Electronic Engineering at the Universidad Mayor in Santiago, Chile. In addition, Mr. Zuleta pursued doctoral studies in Electronics at the Politecnico di Milano, and is currently pursuing a PhD in Mechanical and Mechatronics Engineering at the University of Waterloo.

Cristiane (“Cris”) Thé will serve as Director, Executive Controller and Principal Accounting Officer of PubCo following the Closing. Ms. Thé joined EigenQ in March 2025, where she currently serves as the Executive Controller. Prior to joining EigenQ, Ms. Thé has worked at Lakes Environmental, an environmental software company, since 1995, where she currently serves as Financial Controller and Director. She also presently serves on the boards of Tauria Inc. and Tauria BV. Between 1993 and 1995, Ms. Thé worked as a consultant for the Crees of Northern Quebec, carrying out a study on the housing conditions of the eight Cree communities of Northern Quebec. Between 1985 and 1988, Ms. Thé worked as an architect at Atelier Architecture Ltd., an architecture and design company she founded. Ms. Thé received a Master of Applied Science in Civil Engineering from the University of Waterloo and a Bachelor of Architecture in Architecture and Urban Planning from the Universidade Federal de Santa Catarina. We believe Ms. Thé is qualified to serve on the board of PubCo following the Business Combination with her technical background and management experience.

Bryan Matthews will serve as the Chief Revenue Officer of PubCo following the Closing. Mr. Matthews joined EigenQ as its Chief Partnership Officer in February 2025, until he started serving as EigenQ’s Chief Revenue Officer and Director since April 2026, where he is responsible for revenue strategy, go-to-market execution, channel development, strategic accounts, and commercial partnerships. Prior to joining EigenQ, Mr. Matthews served in senior U.S. leadership roles at Lakes Environmental from 2016 to February 2025, including as General Manager and Vice President of U.S. Operations, where he was responsible for U.S. operations, strategic planning, business development, product commercialization, project delivery, and customer engagement for a global provider of environmental software and consulting solutions. Prior to joining Lakes Environmental Consultants Inc., Mr. Matthews served as Software Product Manager for BREEZE Software, a division of Trinity Consultants, until 2016, where he was responsible for product strategy, roadmap development, and cross-functional execution of software products and services. Mr. Matthews obtained his Bachelor of Science degree in Fisheries and Wildlife Management from Texas Tech University in 1994.

Rika Nakazawa will serve as the Chief Growth Officer of PubCo following the Closing, where she will be responsible for developing strategic channels and go-to-market strategies for global research and development initiatives and innovations across space and satellite, artificial intelligence, and Internet of Things technologies. Prior to joining EigenQ, Ms. Nakazawa held several senior leadership roles at NTT Group, a telecommunications holding company, from July 2021 to June 2026, including Executive Head of Strategic Innovation from October 2025 to June 2026; Commercial Innovation Chief from March 2023 to September 2025; and Group Vice President of New Ventures & Innovation/Connected Industry and Head of Sustainability from July 2021 to March 2023. In these roles, she led commercialization and ecosystem activation initiatives for NTT R&D and innovation portfolios spanning IOWN photonic networks, quantum computing and security go-to-market strategies, space and satellite platforms, sovereign AI infrastructure, IoT, edge AI, and Private 5G technologies. Previously, from March 2020 to July 2021, Ms. Nakazawa served as Vice President and Global Client Partner at Conduent, a business services and digital technology company, where she managed global enterprise accounts and strategic growth initiatives. From July 2017 to November 2018, she served as Vice President of Strategy and Partnerships at Atheer, a software service company, where she developed strategic partnerships and enterprise go-to-market initiatives. From April 2014 to August 2017, Ms. Nakazawa served as Vice President, Design & Strategy Service and Executive Director of Global Strategic Partnerships at Aricent, a design and engineering company that was later acquired by Altran Technologies, which was subsequently acquired by Capgemini, a multinational corporation providing consulting, technology, professional, and outsourcing services, where she led business development and product innovation strategies. Earlier in her career, Ms. Nakazawa held several strategic partnership and business development roles at American Express, NVIDIA, Accenture, China.com, and Sony Online, focusing on technology partnerships, digital innovation, and global market development. Ms. Nakazawa received a Master of Science and Master of Business Administration degree in Sustainable Leadership from the University of Leeds and a Bachelor of Arts degree in East Asian Studies from the University of California, Los Angeles. Ms. Nakazawa is currently pursuing an Executive Doctoral Program in Computer Science with a focus on Quantum and Artificial Intelligence at the University of Luxembourg.

Alexander Truskovsky will serve as the Chief Information Security Officer of PubCo following the Closing. Mr. Truskovsky has served as Chief Information Security Officer of EigenQ since January 2026. Prior to joining EigenQ, Mr. Truskovsky held various senior product management and technical leadership positions in the technology industry, with expertise in cybersecurity, cryptography, cloud services, and enterprise technology solutions. From June 2022 to January 2026, Mr. Truskovsky served as Senior Product Manager — Technical at Amazon Development Centre Canada ULC, where he was responsible for the Amazon Web Services Private Certificate Authority service, including product strategy, feature development, customer adoption, and collaboration with engineering and business teams. From June 2021 to May 2022, Mr. Truskovsky served as Product Line Manager at Nokia Canada Inc., where he managed Nokia’s key management solutions and product roadmap. From March 2017 to December 2018 and January 2019 to May 2021, Mr. Truskovsky served as Senior Product Manager and Director of Technical Strategy, respectively, at ISARA Corporation, a quantum security company, where he focused on cybersecurity, cryptographic solutions, and industry standards. Earlier in his career, Mr. Truskovsky held various technical roles at BlackBerry Limited from December 2007 to November 2013 and Oracle Corporation from January 1999 to November 2007, where he worked on security technologies, software development, and enterprise applications. Mr. Truskovsky received a Master of Business Administration degree from Wilfrid Laurier University, a Master of Computer Science degree from Concordia University, and a Bachelor of Computer Science degree from Concordia University in 2001.

Non-Employee Directors

Dr. Jesse Van Griensven Thé will serve as the Chairman of the Board of Directors of PubCo following the Closing. Dr. Van Griensven Thé has been serving as the Chairman of the Board of Directors of EigenQ since April 2026, where he is responsible for corporate strategy, the Issuer’s technology roadmap, and executive leadership of EigenQ’s research and commercial activities. He served as the President and Chairman of the Board of EigenQ between October 2025 and March 2026, and the CEO of EigenQ from February 2025 to September 2025. Prior to working at EigenQ, Dr. Thé founded and served as the President of Lakes Environmental, an environmental software company since 1995. Since 2020, Dr. Thé has also served as the Founder, Director and Chief Executive Officer of Tauria, Inc. (previously known as Zebu), a quantum cybersecurity company, where he is responsible for quantum technologies research. Dr. Thé also has extensive academic engagement, including serving as an Adjunct Professor at the University of Waterloo since 1997 and as an Executive Editor at the ENERGY Journal. Dr. Van Griensven Thé obtained his Ph.D. degree in computational fluid dynamics from the University of Waterloo; his Master of Science degree in combinatorics and optimization and his Bachelor of Science degree in mechanical engineering from Universidade Federal de Santa Catarina. We believe Dr. Van Griensven Thé’s academic background and entrepreneurial experience make him qualified to serve as the Chairman of the Board of Directors of PubCo following the Business Combination.

Mark Pecen will serve as the Vice Chairman of the Board of Directors of PubCo following the Closing. Mr. Pecen has served as a director of EigenQ since February 2025, where he advises on research and development strategy, intellectual property, and standards activities. He has more than 35 years of experience in information and communications technology, with expertise in wireless communications, cybersecurity, and quantum technologies. Since December 2025, Mr. Pecen has served as Chairman of the Technical Committee Quantum Technology (“TCQT”) of the European Telecommunications Standards Institute (“ETSI”). Since March 2019, he has served as a General Partner of Cognition Fund, a Canada-based investment fund, and since March 2013, as President of Approach Infinity, Inc., a Canadian technology and management consulting firm. From April 2020 to July 2022, he served as President and Executive Advisor of Quantum Valley Ideas Lab, a Canadian quantum technology incubator. From January 2015 to April 2020, he co-founded and chaired ETSI’s Technical Committee Cyber Working Group on Quantum-Safe Cryptography. From February 2014 to April 2020, he served as Chief Operating Officer of ISARA Inc., a quantum security company, and from June 2005 to October 2013, he served as Senior Vice President, Advanced Technology, of RIM Limited (now known as BlackBerry Limited), where he contributed to the development and standardization of 4G-LTE technologies and wireless spectrum initiatives. Prior to joining RIM, Mr. Pecen held technology leadership positions at Motorola, Inc., where he contributed to the development of Global System for Mobile Communications (GSM), General Packet Radio Service (GPRS), Enhanced Data Rates for GSM Evolution (EDGE), and Universal Mobile Telecommunications System (UMTS) cellular communication standards. Mr. Pecen has served on various advisory and corporate boards, including the Institute for Quantum Computing at the University of Waterloo and the Institute for Business and Economics at Wilfrid Laurier University, and is named as an inventor on more than 100 patents relating to wireless communications, networking, and computing systems. He received a Bachelor of Science degree and a Ph.D. degree in Computer Science from the University of America, New Orleans, and a Master of Science degree in Technology Management from the University of Pennsylvania. We believe Mr. Pecen’s extensive experience in advanced technologies, global technology standards, intellectual property, and executive leadership qualifies him to serve as a director of PubCo.

Natan Aronshtam will serve as a director of PubCo following the Closing. Mr. Aronshtam joined the board of EigenQ in June 2026. He additionally has served as a member of the board of directors of EXACT Technology Corporation, a construction software company, since June 2026 and as a member of the board of directors of Questbank, a Canadian digital banking service provider, where he is a member of the Risk Committee and Compensation Committee, since May 2025. Prior to his current board roles, Mr. Aronshtam was a Partner at Deloitte LLP from August 2001 to May 2026, where he advised leading global companies and held various Canadian and global leadership roles across the technology, media and communications, and financial services industries. Earlier in his career, Mr. Aronshtam served as Director of Product Development at Alcatel, a telecommunications equipment company later acquired by Nokia, from January 1995 to August 2001, where he led global product development teams in the transportation automation and communications sectors. Mr. Aronshtam received a Bachelor of Mathematics degree in Computer Science and Electrical Engineering from the University of Waterloo. We believe that Mr. Aronshtam’s extensive experience in technology, global business advisory, corporate governance, and executive leadership qualifies him to serve as a member of the board of directors of PubCo following the Business Combination.

Ademir Karisik will serve as a director of PubCo following the Closing. Mr. Karisik has more than 20 years of experience in technology, cybersecurity, operations, and business leadership. Since September 2024, Mr. Karisik has served as Vice President and Chief Technology Officer of the Intelligence and Cybersecurity business of Amentum, a defense and aerospace services company, where he leads technology strategy, integration initiatives, strategic partnerships, and operational planning. From September 2017 to June 2024, Mr. Karisik held various leadership positions at Jacobs National Security Solutions, a government services and technology company, including Division Vice President, Technology and Operations, Division Vice President, Operational Technology (Cybersecurity), Global Technology Leader, and Group Operations Director, where he led cybersecurity and digital transformation initiatives, developed global technology strategies, managed international teams, and oversaw business operations. Prior to joining Jacobs, Mr. Karisik held senior leadership roles at Blue Canopy Group, LLC, a cybersecurity and technology services company that was acquired by Jacobs in 2017. Mr. Karisik obtained his Bachelor’s degree in Business and Master of Business Administration degree from Southeastern Louisiana University. We believe Mr. Karisik’s extensive experience in technology strategy, cybersecurity, operations management, and executive leadership qualifies him to serve as a director of PubCo following the Business Combination.

Eduardo Guimarães will serve as a director of PubCo following the Closing. Mr. Guimarães has served as Vice President of Operations of Duravent Group Inc., a building products manufacturer, since 2015, where he has been responsible for manufacturing and distribution, procurement, sales, inventory and operations planning, quality, environmental health and safety, and advanced manufacturing engineering across multiple manufacturing facilities and distribution centers in the United States, Canada, and Mexico. Mr. Guimarães received a Master of Business Administration from East Tennessee State University, a Master of Science in Systems Engineering from the University of Waterloo, and a Bachelor of Science in Mechanical Engineering from Escola de Engenharia Mauá. We believe Mr. Guimarães is qualified to serve on our Board of Directors because of his extensive executive leadership experience in manufacturing operations, supply chain management, business integration, and operational transformation.

Chun-Tsung Lee will serve as a Director of PubCo following the Closing. Mr. Lee has served as Secretary and Director of EigenQ since April 2025, supporting board governance, corporate records, strategic oversight, and manufacturing and partnership coordination matters. Mr. Lee has held various senior leadership positions at WNC Corporation, a Taiwan-based communication device manufacturer, since 2009. These roles have included serving as President and Managing Director of WNC Corporation’s U.S. subsidiary from 2009 to 2014, President and Managing Director of its U.K. subsidiary from 2014 to 2018, and, since 2018, Special Assistant to the Chief Executive Officer, where he is responsible for leading key strategic business development initiatives. Prior to joining WNC Corporation, Mr. Lee held various executive and engineering leadership positions at technology companies, including serving as Chief Executive Officer of TechnoConcept from 2006 to 2008, Chief Executive Officer of Waveplus from 2004 to 2006, which was subsequently acquired by Sunplus, Chief Executive Officer of Topdek from 2003 to 2004, which was subsequently acquired by Waveplus, and Chief Executive Officer of ADMtek from 1998 to 2003, which was subsequently acquired by Infineon. Earlier in his career, Mr. Lee served as Director of Engineering at Fujitsu from 1993 to 1998 and Senior Manager of Engineering at AMD from 1983 to 1993. Mr. Lee received his Master of Science degree in electrical engineering and computer science from the University of California, Santa Barbara, and his Bachelor of Science degree in electrical engineering and computer science from Chung Yuan Christian University in Taiwan. We believe that Mr. Lee’s extensive experience in the technology industry, executive management, and strategic business development qualifies him to serve as a member of the board of directors of PubCo following the Business Combination.

Family Relationships

Dr. Jesse Van Griensven Thé, the Chairman of the Board of Directors of PubCo, and Cristiane (“Cris”) Thé, PubCo’s Director, Executive Controller and Principal Accounting Officer, are married. Other than the foregoing relationship, there are no family relationships among PubCo’s directors or executive officers.

Director Independence

As a result of its securities being listed on Nasdaq following consummation of the Business Combination, PubCo will adhere to the rules of Nasdaq in determining whether a director is independent. Immediately upon the consummation of the Business Combination, the PubCo Board will undertake a review of the independence of the individuals named above and will determine which directors qualify as “independent” as defined under the applicable Nasdaq rules.

The Nasdaq definition of “independence” includes a series of objective tests, such as the director or director nominee is not, and was not during the last three years, an employee of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, as further required by the Nasdaq Listing Rules, the PubCo Board will make a subjective determination as to each director nominee’s independence and expects to determine that no relationships exist which, in the opinion of the PubCo Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a director. In making these determinations, the PubCo Board will review and discuss information provided by the directors with regard to each director’s business and personal activities as they may relate to Company and its management.

Upon the Closing, we anticipate that the size of the PubCo Board will be nine directors, five of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. We anticipate that Mark Pecen, Natan Aronshtam, Chun-Tsung Lee, Eduardo Guimarães, and Ademir Karisik will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Controlled Company

Tikdema Trust 2025, a trust for which the trustee is the sister of Dr. Jesse Van Griensven Thé, our chairman, will hold over 50% of the voting power of PubCo’s voting securities for the election of directors. As a result, PubCo expects to be a controlled company within the meaning of the Nasdaq rules, and, as a result, may qualify for exemptions from certain corporate governance requirements.

Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Although we qualify as a “controlled company,” we do not currently expect to rely on these exemptions and intend to fully comply with all corporate governance requirements under the listing standards of Nasdaq. However, if we were to utilize some or all of these exemptions, we would not comply with certain of the corporate governance standards of the Nasdaq, which could adversely affect the protections for other stockholders.

Committees of the PubCo Board

The PubCo Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate under a written charter to be effective following the Closing of the Business Combination, which satisfies the applicable Nasdaq Listing Rules. Members serve on these committees until their resignation or until otherwise determined by the PubCo Board. PubCo may establish other committees as it deems necessary or appropriate from time to time. Copies of each board committee’s charter will be posted on PubCo’s website. PubCo’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus. The composition and responsibilities of each of the committees of the PubCo Board are described below.

PubCo’s Audit Committee will consist of Natan Aronshtam, Ademir Karisik and Eduardo Guimarães. The board of directors has determined that all of the prospective members of the Audit Committee are “independent,” as defined by the Nasdaq listing standards and by applicable SEC rules.

PubCo’s Audit Committee will oversee its corporate accounting and financial reporting process. Among other matters, the audit committee will be responsible for:

•        appointing, approving the compensation of, and assessing the independence of PubCo’s independent registered public accounting firm;

•        pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by PubCo’s independent registered public accounting firm;

•        reviewing the overall audit plan with PubCo’s independent registered public accounting firm and members of management responsible for preparing PubCo’s financial statements;

•        reviewing and discussing with management and PubCo’s independent registered public accounting firm PubCo’s annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by PubCo;

•        coordinating the oversight and reviewing the adequacy of PubCo’s internal control over financial reporting;

•        establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•        recommending based upon the audit committee’s review and discussions with management and PubCo’s independent registered public accounting firm whether PubCo’s audited financial statements shall be included in its Annual Report on Form 10-K;

•        monitoring the integrity of PubCo’s financial statements and PubCo’s compliance with legal and regulatory requirements as they relate to PubCo’s financial statements and accounting matters;

•        preparing the audit committee report required by SEC rules to be included in PubCo’s annual proxy statement;

•        reviewing all related persons transactions for potential conflict of interest situations and approving all such transactions; and

•        reviewing quarterly earnings releases.

All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq listing rules. The PubCo Board has determined that Natan Aronshtam qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, the PubCo Board considered the nature and scope of experience that Natan Aronshtam has previously had. The PubCo Board has determined that all of the directors that will become members of our audit committee following the Business Combination satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC and the Nasdaq listing rules. Both PubCo’s independent registered public accounting firm and management will periodically meet privately with the audit committee.

Compensation Committee

The compensation committee will consist of Mark Pecen, Ademir Karisik, and Eduardo Guimarães. The chair of the compensation committee will be Mark Pecen. The board of directors has determined that all of the prospective members of the Compensation Committee are “independent,” as defined by Nasdaq listing standards. The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of PubCo’s Chief Executive Officer and PubCo’s other executive officers, including all of the executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below (the “named executive officers”).

PubCo’s Compensation Committee will oversee the policies relating to compensation and benefits of PubCo’s officers and employees. Among other matters, the Compensation Committee will be responsible for:

•        annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of PubCo’s Chief Executive Officer;

•        evaluating the performance of PubCo’s Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of PubCo’s Chief Executive Officer and (ii) reviewing and approving grants and awards to PubCo’s Chief Executive Officer under equity-based plans;

•        reviewing and approving the compensation of PubCo’s other executive officers;

•        reviewing and establishing PubCo’s overall management compensation, philosophy and policy;

•        overseeing and administering PubCo’s compensation and similar plans;

•        evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq listing rules;

•        reviewing and approving PubCo’s policies and procedures for the grant of equity-based awards;

•        reviewing and recommending to the board of directors the compensation of PubCo’s directors;

•        preparing PubCo’s compensation committee report if and when required by SEC rules;

•        reviewing and discussing annually with management PubCo’s “Compensation Discussion and Analysis,” if and when required, to be included in PubCo’s annual proxy statement; and

•        reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Each member of PubCo’s compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of Eduardo Guimarães, Mark Pecen and Natan Aronshtam. The chair of the nominating and corporate governance committee will be Eduardo Guimarães. The committee members are independent under applicable Nasdaq rules and regulations. The Nominating and Corporate Governance Committee will be responsible for, among other things:

Specific responsibilities of the nominating and corporate governance committee will include:

•        developing and recommending to the PubCo Board criteria for board and committee membership;

•        establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•        reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise PubCo;

•        identifying individuals qualified to become members of the board of directors;

•        recommending to the PubCo Board the persons to be nominated for election as directors and to each of the board’s committees;

•        developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•        overseeing the evaluation of the PubCo Board and management.

Compensation Committee Interlocks and Insider Participation

None of the intended members of PubCo’s compensation committee has ever been an executive officer or employee of PubCo. None of PubCo’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the PubCo Board or compensation committee.

Code of Ethics

Following the consummation of the Business Combination, PubCo will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on PubCo’s website, www.eigenq.com. In addition, PubCo intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to the PubCo website address does not constitute incorporation by reference of the information contained at or available through PubCo’s website, and you should not consider it to be a part of this proxy statement/prospectus.

Limitation on Liability and Indemnification of Directors and Officers

Following the consummation of the Business Combination, the PubCo Charter and PubCo Bylaws will contain provisions requiring that PubCo indemnify its directors and officers, against all costs, charges, expenses, and liabilities incurred by them in the execution of their duties or in relation thereto, and to advance expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding for which indemnification would be allowed, all to the fullest extent permissible under the DGCL. In addition, PubCo will enter into an indemnification agreement with each of its directors and officers that provides for indemnification of that director and/or executive officer against certain claims that arise by reason of their status or service as a director or officer. PubCo will purchase directors and officers liability insurance to cover its indemnification obligations to its directors and officers as well as to cover directly certain claims made against its directors and officers.

EXECUTIVE COMPENSATION OF EIGENQ

Unless the context otherwise requires, any reference in this section of this joint proxy statement/consent solicitation statement/prospectus to the “Company,” “we,” “us,” “our,” or “EigenQ” refers to EigenQ, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination and to PubCo and its consolidated subsidiaries following the Business Combination.

Executive Officer Compensation

PubCo will qualify as an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. In accordance with those rules, EigenQ is required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures regarding executive compensation for EigenQ’s last completed fiscal year. Further, PubCo’s reporting obligations extend only to PubCo’s “named executive officers,” who are the individuals who served as EigenQ’s principal executive officer for the fiscal year ended December 31, 2025, the most recently completed fiscal year as of PubCo’s first public filing. For fiscal year 2025, PubCo’s named executive officers are:

Name	Principal Position
Dr. José R. Rosas-Bustos⁽¹⁾	Chief Executive Officer and Director
Dr. Jesse Van Griensven Thé⁽²⁾	Former Chief Executive Officer and Director

____________

(1)      Dr. José R. Rosas-Bustos served as our Chief Technology Officer from February 13, 2025 (Inception) until October 1, 2025, at which time he was appointed Chief Executive Officer.

(2)      Dr. Jesse Van Griensven Thé served as Chief Executive Officer of EigenQ from February 13, 2025 (Inception) until October 1, 2025, at which time he transitioned to the roles of Executive Chairman of the EigenQ Board and President of EigenQ. Dr. Van Griensven Thé served as Executive Chairman and President until June 1, 2026, at which time he transitioned to the role of non-executive Chairman of the EigenQ Board, in which capacity he continues to serve.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to PubCo’s named executive officers for the fiscal year ended December 31, 2025.

Name and Principal Position	Year	Fees ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Dr. José R. Rosas-Bustos	2025	$100,000	—	$117,554	$217,554
Chief Executive Officer
Dr. Jesse Van Griensven Thé	2025	$142,500	—	—	$142,500
Former Chief Executive Officer

____________

(1)      Represents cash contractor fees paid during the fiscal year ended December 31, 2025 to (i) WiseP2P, an Estonian entity wholly owned by Dr. Rosas-Bustos, and (ii) QKONSOLT, an Estonian entity wholly owned by Dr. Van Griensven Thé, in each case pursuant to such named executive officer’s Officer Independent Contractor Agreement, as amended and supplemented by the applicable Fee Addendum. Neither named executive officer was engaged as an employee of EigenQ during 2025. The amounts reflect recurring monthly cash fees for services rendered as executive officers and have been reported in the ‘Fees’ column. See ‘— Narrative to Summary Compensation Table’ below.

(2)      No amount is reported in this column because a grant date had not been established under FASB ASC Topic 718 as of December 31, 2025 with respect to the stock appreciation rights authorized to the named executive officers during the fiscal year ended December 31, 2025, and accordingly the aggregate grant-date fair value computed in accordance with FASB ASC Topic 718 was $0. See “— Stock Appreciation Rights Awards” below and Note 7 — Stock Appreciation Rights to EigenQ’s audited financial statements included elsewhere in this proxy statement/prospectus

(3)      For Dr. Rosas-Bustos, represents reimbursement of general and administrative expenses paid to WiseP2P during the fiscal year ended December 31, 2025. See “— Narrative to Summary Compensation Table — Agreement with Dr. José R. Rosas-Bustos” and “Certain Relationships and Related Party Transactions.”

Narrative to Summary Compensation Table

Existing Consulting Agreements

For fiscal year 2025, EigenQ maintained Officer Independent Contractor Agreements (each, an ‘ICA’) with Dr. Rosas-Bustos and Dr. Van Griensven Thé, each of whom was engaged as an independent contractor and not as an employee of EigenQ. Each ICA was supplemented by a Contractor Fee Addendum (each, a ‘Fee Addendum’) effective August 1, 2025.

Agreement with Dr. José R. Rosas-Bustos

EigenQ entered into an Officer Independent Contractor Agreement with Dr. José R. Rosas-Bustos, its Chief Executive Officer and Director, effective as of March 13, 2025, pursuant to which Dr. Rosas-Bustos provides executive-level, strategic, managerial, technology-development, research-and-development, product, technical, governance, and related services to EigenQ as an independent contractor.

Effective as of August 1, 2025, EigenQ and Dr. Rosas-Bustos entered into the Fee Addendum, together with WiseP2P, an Estonian private limited company acting as the authorized contracting and payment entity for Dr. Rosas-Bustos. Under the Fee Addendum, WiseP2P is entitled to receive a cash contractor fee of US$20,000 per month for services provided to EigenQ (the “Contractor Fee”) above. The Contractor Fee accrues monthly and continues unless modified, superseded, or terminated in accordance with the underlying ICA or a subsequent written agreement approved by EigenQ.

During the fiscal year ended December 31, 2025, EigenQ also reimbursed WiseP2P for $117,554 of general and administrative expenses incurred in connection with the provision of services to EigenQ, which amount is reflected in the “All Other Compensation” column of the Summary Compensation Table above.

For additional information regarding the arrangements with WiseP2P, see “Certain Relationships and Related Party Transactions” and Note 10 — “Related party transactions and balances” to EigenQ’s audited financial statements included elsewhere in this proxy statement/prospectus.

Agreement with Dr. Jesse Van Griensven Thé

EigenQ entered into an Officer Independent Contractor Agreement with Dr. Jesse Van Griensven Thé, its Former Chief Executive Officer, effective as of March 13, 2025, pursuant to which Dr. Van Griensven Thé provides executive-level, strategic, managerial, technical, business-development, fundraising, investor-relations, governance, and related services to EigenQ as an independent contractor.

Effective as of August 1, 2025, EigenQ and Dr. Van Griensven Thé entered into the Fee Addendum, together with QKONSOLT, an Estonian private limited company acting through Dr. Van Griensven Thé as the authorized contracting and payment entity. Under the Fee Addendum, QKONSOLT is entitled to receive a cash contractor fee of US$28,500 per month for services provided to EigenQ (the “Contractor Fee”). The Contractor Fee accrues monthly and continues unless modified, superseded, or terminated in accordance with the underlying ICA or a subsequent written agreement approved by EigenQ.

For additional information regarding the arrangements with QKONSOLT, see “Certain Relationships and Related Party Transactions” and Note 10 — “Related party transactions and balances” to EigenQ’s audited financial statements included elsewhere in this proxy statement/prospectus.

Equity-Based Compensation

Stock Appreciation Rights Awards

On March 9, 2025, EigenQ’s Board of Directors (the “EigenQ Board”) adopted the SAR Plan pursuant to which EigenQ may grant SARs to eligible service providers of EigenQ. Each of the named executive officers holds SARs authorized under the SAR Plan, as described below.

No further awards will be granted under the SAR Plan after the consummation of the Business Combination, and outstanding SARs will be assumed by PubCo, as described under “— Equity-Based Compensation — Treatment of Outstanding SARs in the Business Combination” below.

The following describes the material terms of the SAR Plan.

1.      Eligibility and Administration

Officers, employees, non-employee directors, advisors, consultants, and contractors of EigenQ and its subsidiaries are eligible to receive SARs under the SAR Plan. The SAR Plan is administered by the EigenQ Board, which has delegated authority to approve and issue certain SAR awards to designated officers subject to a Board-approved governance framework.

2.      Terms of SARs

The SAR Plan provides for the grant of equity-settled stock appreciation rights. Upon exercise, a participant is entitled to receive a number of shares of EigenQ common stock equal in value to the excess of the fair market value of one share of EigenQ common stock on the exercise date over the exercise price, multiplied by the number of SARs exercised. The exercise price of each SAR is equal to the fair market value of one share of EigenQ common stock on the grant date, as determined by the EigenQ Board in good faith in accordance with a Section 409A-compliant valuation methodology, and the term of each SAR is fixed by the plan administrator and may not exceed five years from the grant date.

SARs are subject to vesting schedules established by the plan administrator that generally include a service condition, and become exercisable only upon the occurrence of a liquidity event expressly declared by the EigenQ Board through a written resolution (a “Liquidity Event”), which constitutes a performance condition under ASC 718.

3.      SAR Awards to Named Executive Officers

During the period from February 13, 2025 (inception) through December 31, 2025, EigenQ authorized award agreements covering 325,000 SARs to Dr. Rosas-Bustos and 375,000 SARs to Dr. Van Griensven Thé, in each case at an exercise price of $1.00 per SAR and subject to the service and performance conditions described above.

As of December 31, 2025, EigenQ had concluded, for financial reporting purposes under ASC 718, that a grant date had not been established for the SARs authorized to the named executive officers because a mutual understanding of the key terms and conditions had not yet been reached between EigenQ and the participants, reflecting the fact that exercisability is contingent solely upon the EigenQ Board’s declaration of a Liquidity Event, over which the EigenQ Board retains full discretion. Because an accounting grant date had not been established as of December 31, 2025, no vesting has commenced with respect to the SARs authorized to the named executive officers as of that date. See Note 7 — Stock Appreciation Rights to EigenQ’s audited financial statements included elsewhere in this proxy statement/prospectus. Accordingly, no share-based compensation expense has been recognized for the period from February 13, 2025 (Inception) through December 31, 2025, and no amount is reflected in the “Stock Awards” column of the Summary Compensation Table above.

Treatment of Outstanding SARs in the Business Combination

On May 1, 2026, the EigenQ Board approved the Amended and Restated SAR Framework/De-SPAC SAR Amendment (the “De-SPAC SAR Amendment”), which amends and restates the SAR Plan to clarify the treatment of outstanding SARs in connection with a business combination, merger, domestication, public listing, or similar transaction involving EigenQ and a special purpose acquisition company (a “De-SPAC Transaction”). Under the De-SPAC SAR Amendment, no De-SPAC Transaction, and no step thereof, constitutes a Liquidity Event or automatically triggers exercise, settlement, acceleration, cancellation, conversion, cash-out, or taxable payout under the SAR Plan or any outstanding SAR award, unless the EigenQ Board expressly determines otherwise by specific written resolution. On September 17, 2026, the EigenQ Board approved the acceleration of all SARs, previously issued and to be issued prior to the Closing, such that each such SAR will become fully vested and immediately exercisable as of the Effective Time, without regard to any vesting schedule or continued service requirement that would otherwise have applied.

Pursuant to the Business Combination Agreement, at the Effective Time, each SAR that is outstanding immediately prior to the Effective Time will be assumed by PubCo and converted into a stock appreciation right with respect to a number of shares of PubCo common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of EigenQ common stock subject to such SAR immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with the base price per share adjusted by dividing the pre-closing base price by the Exchange Ratio and rounding up to the nearest whole cent. Each SAR so assumed and converted will otherwise remain subject to the same terms and conditions (including vesting schedule and expiration date) as applied immediately prior to the Effective Time, and no automatic acceleration, forfeiture, or shortening of term will occur solely by reason of the Business Combination.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the SARs authorized to each named executive officer that remained outstanding as of December 31, 2025.

Name and Principal Position	Number of Securities Underlying SARs (#) Exercisable	Number of Securities Underlying SARs (#) Unexercisable⁽¹⁾	SAR Exercise Price ($)	SAR Expiration Date⁽²⁾
Dr. José R. Rosas-Bustos	—	325,000	$1.00	⁽²⁾
Dr. Jesse Van Griensven Thé	—	375,000	$1.00	⁽²⁾

____________

(1)      Represents SARs authorized to the named executive officer under an executed Master Stock Appreciation Rights Agreement and accompanying Exhibit A. The SARs are not exercisable unless and until a Liquidity Event is expressly declared by the Board through a written resolution, and management has concluded that a Liquidity Event is not probable as of December 31, 2025. As of December 31, 2025, a grant date had not been established with respect to these SARs for purposes of FASB ASC Topic 718. See “— Equity-Based Compensation — Stock Appreciation Rights Awards” above and Note 7 — “Stock Appreciation Rights” to EigenQ’s audited financial statements included elsewhere in this proxy statement/prospectus.

(2)      The SARs have a maximum contractual term of five years from the grant date. Because an accounting grant date had not been established as of December 31, 2025, the expiration date is not determinable as of the date of this proxy statement/prospectus.

Executive Compensation Arrangements Effective June 1, 2026

On June 1, 2026, EigenQ entered into a new Chief Executive Officer Compensation Agreement with Dr. José R. Rosas-Bustos (the “CEO Compensation Agreement”), documenting his go-forward compensation consisting of SAR awards, including vesting, and treatment. Dr. Rosas-Bustos is EigenQ’s sole executive officer party to a compensation arrangement effective June 1, 2026.

Effective June 1, 2026, Dr. Jesse Van Griensven Thé transitioned from Executive Chairman and President to non-executive Chairman of the EigenQ Board; the arrangements governing his continuing service are described under “Director Compensation of EigenQ — Non-Employee Director Compensation Arrangements Effective June 2026 — Arrangement with Dr. Jesse Van Griensven Thé.”

The material terms are summarized below.

Chief Executive Officer Compensation Agreement with Dr. José R. Rosas-Bustos

On June 1, 2026, EigenQ entered into a CEO Compensation Agreement with Dr. José R. Rosas-Bustos, effective as of June 1, 2026. Under the CEO Compensation Agreement, Dr. Rosas-Bustos receives no cash salary, consulting fee, retainer, bonus, or other cash compensation for his services as Chief Executive Officer. All SARs authorized under the CEO Compensation Agreement are authorized to Dr. Rosas-Bustos personally.

Dr. Rosas-Bustos is authorized 694,778 SARs at a base price of $1.41 per SAR. Dr. Rosas-Bustos’s 325,000 previously authorized legacy SARs remain outstanding on their existing terms and are not amended by the CEO Compensation Agreement.

Director Compensation of EigenQ

Non-Employee Director Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2025 by EigenQ’s non-employee directors. Neither Dr. José R. Rosas-Bustos, our Chief Executive Officer, nor Dr. Jesse Van Griensven Thé, our Former Chief Executive Officer and current Chairman of the EigenQ Board, received any compensation for his service as a member of the EigenQ Board during any period presented. During the fiscal year ended December 31, 2025, Dr. Van Griensven Thé served as an executive officer of EigenQ (as Chief Executive Officer and, effective October 1, 2025, Executive Chairman and President) and was not a non-employee director during 2025. Compensation for the services of Dr. Rosas-Bustos and Dr. Van Griensven Thé as contractors is presented above under the heading “Executive Compensation of EigenQ — Summary Compensation Table.” EigenQ reimburses its non-employee directors for reasonable travel expenses and out-of-pocket costs incurred in attending meetings of the EigenQ Board or events attended on behalf of EigenQ.

During the fiscal year ended December 31, 2025, EigenQ’s non-employee directors were Mark Pecen and Chun-Tsung Lee. No cash retainers, meeting fees, or other cash compensation were paid or accrued to any non-employee director for service on the EigenQ Board during the fiscal year ended December 31, 2025. Other than the SAR authorization to Mark Pecen described below, no equity-based awards were authorized to any non-employee director.

Accordingly, no Director Compensation Table is presented for the period from February 13, 2025 (inception) through December 31, 2025.

SAR Awards to Non-Employee Directors

During the period from February 13, 2025 (inception) through December 31, 2025, EigenQ authorized an award agreement under the SAR Plan covering SARs to Mark Pecen, EigenQ’s Vice Chairman, at an exercise price of $1.00 per SAR and subject to the service and performance conditions described under “Executive Compensation of EigenQ — Stock Appreciation Rights Awards.” No other non-employee director was authorized SARs during 2025.

Non-Employee Director	Number of Securities Underlying SARs (#) Exercisable	Number of Securities Underlying SARs (#) Unexercisable⁽¹⁾	SAR Exercise Price ($)	SAR Expiration Date⁽²⁾
Mark Pecen	—	875,000	$1.00	⁽²⁾

____________

(1)      Represents SARs authorized to Mark Pecen under an executed Master Stock Appreciation Rights Agreement and accompanying Exhibit A. The SARs are not exercisable unless and until a Liquidity Event is expressly declared by the Board through a written resolution, and management has concluded that a Liquidity Event is not probable as of December 31, 2025. As of December 31, 2025, a grant date had not been established with respect to these SARs for purposes of FASB ASC Topic 718. See “— Stock Appreciation Rights Awards” above and Note 7 — Stock Appreciation Rights to EigenQ’s audited financial statements included elsewhere in this proxy statement/prospectus.

(2)      The SARs have a maximum contractual term of five years from the grant date. Because an accounting grant date had not been established as of December 31, 2025, the expiration date is not determinable as of the date of this proxy statement/prospectus.

Narrative to Director Compensation Table

Arrangement with Mark Pecen

Mr. Pecen serves as a director and Vice Chairman of the EigenQ Board. No cash compensation was paid or accrued to Mr. Pecen for his service on the EigenQ Board during the fiscal year ended December 31, 2025. Mr. Pecen was authorized 875,000 SARs under the SAR Plan at an exercise price of $1.00 per SAR, subject to the service and performance conditions described above.

Non-Employee Director Compensation Arrangements Effective June 2026

EigenQ entered into new director appointment, compensation, and SAR award packets (collectively, the “Director Compensation Arrangements”) with each of its non-employee directors, documenting each director’s go-forward compensation, which consists solely of SAR awards, including vesting and treatment, other than Dr. Van Griensven Thé, whose continuing arrangement is described separately below.

Each Director Compensation Arrangement was approved by the EigenQ Board. Pursuant to the Business Combination Agreement, at the Effective Time, each SAR that is outstanding immediately prior to the Effective Time (including SARs authorized under the Director Compensation Arrangements) will be assumed by PubCo and converted into a stock appreciation right with respect to a number of shares of PubCo common stock, with the SAR count and base price adjusted based on the Exchange Ratio, and will otherwise remain subject to the same terms and conditions (including vesting schedule, performance condition, and expiration date) as applied immediately prior to the Effective Time. See “Equity-Based Compensation of EigenQ — Treatment of Outstanding SARs in the Business Combination.”

The material terms of each Director Compensation Arrangement are summarized below.

No non-employee director receives any cash retainer, meeting fees, or other cash compensation for board or committee service, other than reimbursement of reasonable, documented business expenses and Company-approved tax advisory support. All new SAR awards are authorized at a base price of $1.41 per SAR (subject to FMV confirmation as of the applicable grant date). Consistent with the De-SPAC SAR Amendment, no signing, announcement, or closing of the Business Combination automatically triggers exercise, settlement, acceleration, cash-out, or additional compensation under any Director Compensation Arrangement.

Director Compensation Arrangement with Dr. Jesse Van Griensven Thé

Effective June 1, 2026, Dr. Jesse Van Griensven Thé transitioned from Executive Chairman and President of EigenQ to non-executive Chairman of the EigenQ Board. In connection with the transition, EigenQ did not enter into a new Director Compensation Arrangement with Dr. Van Griensven Thé, and no additional SARs or other equity-based awards were authorized to Dr. Van Griensven Thé in connection with the transition or during 2026.

Dr. Van Griensven Thé continues to be compensated pursuant to his Officer Independent Contractor Agreement, dated as of March 13, 2025, as supplemented by the Contractor Fee Addendum effective as of August 1, 2025, entered into with QKONSOLT OÜ, an Estonian private limited company through which Dr. Van Griensven Thé provides services to EigenQ. Under the Fee Addendum, QKONSOLT OÜ continues to be entitled to receive a cash contractor fee of US$28,500 per month, which continues to apply to Dr. Van Griensven Thé’s services as Chairman of the EigenQ Board. Dr. Van Griensven Thé’s 375,000 previously authorized legacy SARs remain outstanding on their existing terms and were not amended in connection with the transition.

For additional information regarding the arrangements with QKONSOLT OÜ, see “Certain Relationships and Related Party Transactions” and Note 10 — “Related party transactions and balances” to EigenQ’s audited financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Director Compensation Arrangement with Mark Pecen

On May 9, 2026, EigenQ entered into a Director Compensation Arrangement with Mark Pecen, with continuing board service effective June 1, 2026. Mr. Pecen was authorized a base role-based director award of 290,434 SARs. Mr. Pecen’s 875,000 previously authorized legacy SARs remain outstanding on their existing terms and are not amended by the Director Compensation Arrangement.

Director Compensation Arrangement with Natan Aronshtam

On May 9, 2026, EigenQ entered into a Director Compensation Arrangement with Natan Aronshtam, with board service effective June 1, 2026. Mr. Aronshtam was authorized (i) a base role-based director award of 343,514 SARs and (ii) a supplemental director acceptance and transition SAR award of 84,600 SARs upon execution and delivery of the Director Compensation Arrangement on May 9, 2026.

Director Compensation Arrangement with Ademir Karisik

On May 9, 2026, EigenQ entered into a Director Compensation Arrangement with Ademir Karisik, with board service effective June 1, 2026. Mr. Karisik was authorized (i) a base role-based director award of 220,329 SARs and (ii) a supplemental director acceptance and transition SAR award of 40,000 SARs upon execution and delivery of the Director Compensation Arrangement on May 9, 2026.

Director Compensation Arrangement with Eduardo Guimarães

On June 16, 2026, EigenQ entered into a Director Compensation Arrangement with Eduardo Guimarães, with board service effective June 16, 2026. Mr. Guimarães was authorized a base role-based director award of 220,329 SARs.

Director Compensation Arrangement with Chun-Tsung Lee

On May 9, 2026, EigenQ entered into a Director Compensation Arrangement with Chun-Tsung Lee, with continuing board service effective June 1, 2026. Mr. Lee was authorized (i) a base role-based director award of 215,322 SARs, and (ii) a supplemental director acceptance, alignment and transition SAR award of 170,000 SARs upon execution and delivery of the Director Compensation Arrangement on May 9, 2026.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth (i) the beneficial ownership of SVAQ Shares as of September 25, 2026 prior to the Business Combination and (ii) the expected beneficial ownership of PubCo Common Stock immediately following the Business Combination (assuming a No Redemption Scenario and a Maximum Redemptions Scenario as described below) by:

•        each of SVAQ’s current executive officers and directors, and all executive officers and directors of SVAQ as a group, in each case prior to the Business Combination;

•        each person who will become a named executive officer or director of PubCo, and all executive officers and directors of PubCo as a group, in each case immediately following the Business Combination;

•        each person who is known to be the beneficial owner of more than 5% of (i) SVAQ Class A Shares and (ii) SVAQ Class B Shares prior to the Business Combination; and

•        each person who is expected to be the beneficial owner of more than 5% of PubCo Common Stock immediately following the Business Combination.

Beneficial ownership is determined according to applicable securities laws, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security, including options, warrants and stock appreciation rights that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, SVAQ believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership of SVAQ Shares prior to the Business Combination is based on 21,500,000 public SVAQ Class A Shares, 655,000 private-placement SVAQ Class A Shares and 7,165,950 SVAQ Class B Founder Shares issued and outstanding as of [        ], 2026. The Founder Share amount reflects the Sponsor’s ownership before giving effect to the transfer of the Transaction Support Shares (other than the 500,000 Transaction Support Shares transferred to the Secured Investor upon the Initial Closing), forfeitures or other dispositions contemplated to occur immediately before Closing. Immediately before Closing, up to 2,165,950 Founder Shares may be transferred to financing investors or for any other purposes related to the Business Combination as agreed by the parties. To the extent any such shares are not transferred, 50% of the non-transferred shares are assumed to be retained by the Sponsor and 50% are assumed to be forfeited and surrendered to SVAQ. Accordingly, the Sponsor’s retained ownership immediately following these transfers, and forfeitures will depend on the number of Founder Shares ultimately transferred. In addition, the beneficial ownership information below assumes no exercise of SVAQ Warrants, because the SVAQ Warrants are not exercisable within 60 days of September 24, 2026.

The expected beneficial ownership of PubCo Common Stock immediately following the Business Combination assumes two scenarios: (i) no public SVAQ Class A Shares are redeemed, referred to as the “No Redemption Scenario,” and (ii) 21,500,000 public SVAQ Class A Shares are redeemed, representing the maximum redemptions permitted after giving effect to the applicable closing conditions, referred to as the “Maximum Redemptions Scenario.” Based on the foregoing assumptions, it is estimated that 310,053,060 shares of PubCo Common Stock would be issued and outstanding in the No Redemption Scenario and 288,553,688 shares of PubCo Common Stock would be issued and outstanding in the Maximum Redemptions Scenario.

Other than EigenQ SARs and EigenQ Warrants exercisable within 60 days of September 24, 2026 by a particular holder, which are reflected as described above, the beneficial ownership information below assumes no exercises of such EigenQ SARs, EigenQ Warrants, or any SVAQ Warrants.

If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under “After Business Combination” in the table that follows will be different.

Name and Address of Beneficial Owner	Pre-Closing SVAQ Ordinary Shares		Pre-Closing EigenQ Common Stock		Post-Closing PubCo Common Stock – Assuming No Redemptions		Post-Closing PubCo Common Stock – Assuming Maximum Redemptions
	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Five Percent Holders of SVAQ
Silicon Valley Acquisition Sponsor LLC(1)	7,090,950	24.2%	—	—	5,425,000	1.75%	5,425,000	1.88%
Directors and Executive Officers of SVAQ
Dan Nash	7,090,950	24.2%	—	—	5,425,000	1.75%	5,425,000	1.88%
David O’Neil	—	—	—	—	—	—	—	—
Pankaj Shah	—	—	—	—	—	—	—	—
Matthew Murphy	—	—	—	—	—	—	—	—
Jackson Fu	—	—	—	—	—	—	—	—
Adam Nash	—	—	—	—	—	—	—	—
All directors and executive officers of SVAQ as a group (6 persons)	7,090,950	24.2%	—	—	5,425,000	1.75%	5,425,000	1.88%
Five Percent Holders of EigenQ
Tikdema Trust 2025(2)	—	—	300,000,000	98.26%	275,860,371	88.97%	275,860,371	95.6%
Directors and Executive Officers of EigenQ after Consummation of the Transaction
Executive Officers and Directors
Dr. José R. Rosas-Bustos	—	—	292,500	*	268,964	*	268,964	*
Michael Johnson	—	—	247,500	*	227,585	*	227,585	*
Chun-Tsung Lee	—	—	—	—	—	—	—	—
Cristiane Thé	—	—	202,500	*	186,206	*	186,202	*
Other Executive Officers
Bryan Matthews	—	—	202,500	*	186,206	*	186,206	*
Raúl Zuleta	—	—	202,500	*	202,500	*	202,500	*
Rika Nakazawa	—	—	—	—	—	—	—	—
Alexander Truskovsky	—	—	644,250	*	592,410	*	592,410	*
Non-Employee Directors
Dr. Jesse Van Griensven Thé	—	—	337,500	*	310,343	*	310,343	*
Mark Pecen	—	—	787,500	*	724,093	*	724,093	*
Natan Aronshtam	—	—	—	—	—	—	—	—
Ademir Karisik	—	—	—	—	—	—	—	—
Eduardo Guimarães	—	—	—	—	—	—	—	—
All directors and executive officers of PubCo as a group (13 persons)	—	—	2,916,750	*	2,682,053	*	2,682,053	*
Total shares outstanding used to calculate percentages	29,320,950	100%	305,298,732	100%	310,053,688	100%	288,553,688	100%

____________

*        Represents less than 1.0%.

(1)      The Sponsor is the record holder of 6,665,950 SVAQ Class B Founder Shares and 425,000 SVAQ Class A Shares underlying private placement units (aggregating 7,090,950 SVAQ shares). Dan Nash, our Chairman and Chief Executive Officer, is the sole managing member of our sponsor. Accordingly, all shares held by our sponsor may be deemed to be beneficially owned by Mr. Dan Nash. Mr. Nash disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Mr. Dan Nash owns membership interests in our sponsor. Post-Closing amounts reflect the Sponsor Support Agreement assumption that the entire 2,165,950-share Transaction Support Share pool is transferred to third-party financing investors or for any other purposes related to the Business Combination as agreed by the parties immediately before Closing, leaving the Sponsor with 5,000,000 retained Class B Founder Shares plus its 425,000 Class A private placement shares (aggregating 5,425,000 shares of PubCo Common Stock) and no Sponsor forfeiture. If fewer than 2,165,950 Founder Shares are transferred, 50% of the untransferred amount will be retained by the Sponsor and 50% of the untransferred amount will be forfeited, and the post-Closing figures will change accordingly.

(2)      Tikdema Trust 2025, a trust for which the trustee is the sister of Dr. Jesse Van Griensven Thé, EigenQ’s chairman, is the record holder of the securities.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

EigenQ

In addition to the Business Combination Agreement and EigenQ’s employment agreements described elsewhere in this proxy statement/prospectus, the following summarizes those transactions since EigenQ’s inception on February 13, 2025 to which EigenQ has been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of EigenQ’s directors (including director nominees for PubCo), executive officers or beneficial owners of its common stock who own more than 10% of its shares of common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest in EigenQ or PubCo.

Consulting Agreements with Officers and Key Management Personnel

EigenQ has entered into consulting agreements with entities owned or controlled by its officers and key management personnel for the provision of management, operational, research and development, and strategic advisory services. Compensation under these arrangements is paid on a monthly basis and, in certain cases, includes reimbursement of travel and other out-of-pocket expenses. The related individuals serve in advisory or executive leadership roles within EigenQ. The following is a summary of the nature of the related party relationships and the transactions entered into since February 13, 2025.

QKONSOLT OÜ Contractor Fee Addendum

In July 2026, EigenQ entered into an amendment and contractor fee addendum (the “QKONSOLT Addendum”) with QKONSOLT OÜ, a company organized under the laws of Estonia for which Dr. Jesse Van Griensven Thé serves as its chief executive officer (“QKONSOLT”), and Dr. Jesse Van Griensven Thé, to amend and supplement the independent contractor agreement entered into by and between EigenQ and Dr. Jesse Van Griensven Thé (the “Thé Contractor Agreement”), pursuant to which Dr. Jesse Van Griensven Thé agreed to provide executive-level, strategic, managerial, technical and other services for EigenQ. Pursuant to the QKONSOLT Addendum, QKONSOLT is entitled to a monthly fee of $28,500 as the contracting entity designated by Dr. Jesse Van Griensven Thé, beginning to accrue from August 1, 2025. The Thé Contractor Agreement and the QKONSOLT Addendum will remain in effect until terminated by either party’s 30-day prior written notice or for cause.

As of March 31, 2026, EigenQ paid QKONSOLT $228,000.

WiseP2p OÜ Contractor Fee Addendum

In July 2026, EigenQ entered into amendment and contractor fee addendum (the “WiseP2P Addendum”) with WiseP2P and Dr. Jose R. Rosas-Bustos, to amend and supplement the independent contractor agreement entered into by and between EigenQ and Dr. Jose R. Rosas-Bustos (the “Rosas-Bustos Contractor Agreement”) pursuant to which Dr. Jose R. Rosas-Bustos agreed to provide executive-level services for EigenQ. Pursuant to the WiseP2P Addendum, WiseP2P is entitled to a monthly fee of $20,000 as the contracting entity designated by Dr. Jose R. Rosas-Bustos, beginning to accrue from August 1, 2025. The Rosas-Bustos Contractor Agreement and wisep2p Addendum will remain in effect until terminated by either party’s 30-day prior written notice or for cause.

As of March 31, 2026, EigenQ paid WiseP2P $337,555.

GoQuantum S.p.A. Service Agreement

In July 2025, EigenQ entered into a service agreement with GoQuantum, where Raúl Zuleta serves as its chief executive officer, pursuant to which GoQuantum provides research and development consulting services to EigenQ. Pursuant to the agreement, GoQuantum is entitled to a total fee of $252,000 for the initial term, which expired on July 31, 2026. In August 2025, the parties amended and extended the agreement through July 31, 2027, and, effective June 1, 2026, GoQuantum became entitled to a monthly consulting fee of $24,000. As of March 31, 2026, EigenQ paid GoQuantum $168,000 under this agreement.

Approach Infinity, Inc. Consulting Agreement

In October 2025, EigenQ entered into a consulting agreement (the “Approach Infinity Agreement”) with Approach Infinity, Inc., a Canadian company where Mark Pecen serves as its principal (“Approach Infinity”), to supersede and replace the certain independent contractor agreement entered into by and between EigenQ and Mark Pecen (the “Pecen Contractor Agreement”). Pursuant to the Approach Infinity Agreement, Approach Infinity provided chief research officer services to EigenQ. In return of such services, Approach Infinity acknowledged the 225,000 stock appreciation right received by Mark Pecen under the Pecen Contractor Agreement. Additionally, Approach Infinity was entitled to ten monthly invoices of US$7,500 each, as reimbursements for prior expenses and incurred services, and a continuing monthly advance payment for expenses of US$7,500. The Approach Infinity Agreement expired on December 31, 2025.

As of March 31, 2026, EigenQ paid Approach Infinity $120,000 under this agreement, as reimbursement of expenses.

Technology License Agreements

In addition to the consulting arrangements described above, certain of EigenQ’s related parties are also the licensors under exclusive license agreements pursuant to which EigenQ acquired quantum computing software and intellectual property. The relationships between EigenQ’s related parties and the licensors are as follows: (i) Nir-Ben David, a strategic advisor to EigenQ, serves as a director of Qombat, (ii) Raúl Zuleta, the Chief Technology Officer of EigenQ, serves as Chief Executive Officer of GoQuantum, (iii) Dr. José R. Rosas-Bustos, the Chief Executive Officer and a director of EigenQ, serves as a director of WiseP2P and (iv) Cristiane Thé, the Executive Controller and a director of EigenQ, serves as the Treasurer of Lakes Environmental. For more detailed discussion regarding the exclusive license agreements, see “Information about EigenQ — Intellectual Property — Material License Agreements.”

Related Party Policy

PubCo will adopt a formal written policy that will be effective upon the Closing, pursuant to which PubCo’s audit committee will be responsible for reviewing and approving transactions with related parties. A related party includes directors, executive officers, beneficial owners of 5% or more of any class of the PubCo’s voting securities, immediate family members of any of the foregoing persons, and any entities in which any of the foregoing is an executive officer or is an owner of 5% or more ownership interest.

If a transaction involving an amount in excess of $120,000 has been identified as a related party transaction, including any transaction that was not a related party transaction when originally consummated or any transaction that was not initially identified as a related party transaction prior to consummation, information regarding the related party transaction will be reviewed by PubCo’s audit committee, which will determine whether to approve the transaction.

In considering related party transactions, PubCo’s audit committee will take into account the relevant available facts and circumstances including, but not limited to:

•        the related party’s interest in the related party transaction;

•        the approximate dollar value of the amount involved in the related party transaction;

•        the approximate dollar value of the amount of the related party’s interest in the transaction without regard to the amount of any profit or loss;

•        whether the transaction was undertaken in the ordinary course of business of PubCo;

•        whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to PubCo than terms that could have been reached with an unrelated third party;

•        the purpose of, and the potential benefits to PubCo of, the transaction; and

•        any other information regarding the related party transaction or the related parties in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In determining whether to approve, ratify or reject a related party transaction, the audit committee will review all relevant information available to it about such transaction, and it will approve or ratify the related party transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of PubCo.

SVAQ

Related Party Transactions

On August 7, 2025, the Sponsor purchased 7,665,900 Founder Shares from SVAQ for an aggregate purchase price of $25,000, or approximately $0.003 per share. In connection with SVAQ’s IPO, the Sponsor held 7,165,950 shares, exclusive of 499,950 SVAQ Class B ordinary shares which were forfeited following the expiration of the remaining portion of the underwriters’ over-allotment option on February 7, 2026.

On September 17, 2026, the Sponsor agreed to transfer 500,000 Founder Shares (Transaction Support Shares) to the Secured Investor as of the Initial Closing and an additional 500,000 Founder Shares (Transaction Support Shares) to the Secured Investor as of the Additional Closing. The SVAQ Insiders, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SVAQ’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The SVAQ Board may also approve the payment of advisory fees to directors in connection with such activities, including board committee service and extraordinary administrative and analytical services. SVAQ’s audit committee will review on a quarterly basis all payments that were made to the SVAQ Insiders or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on SVAQ’s behalf.

Pursuant to a registration rights agreement SVAQ entered into with each of the SVAQ Insiders and Clear Street and the representative dated December 22, 2025, the Sponsor, Clear Street, SVAQ’s directors and officers, and their permitted transferees, may demand that SVAQ registers for resale the Founder Shares, SVAQ Private Units and underlying securities, and any securities issued upon conversion of Working Capital Loans. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that SVAQ register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of SVAQ’s initial business combination. Notwithstanding anything to the contrary, Clear Street may only make a demand on one occasion and only during the five-year period beginning on the date of the IPO. In addition, Clear Street may participate in a “piggy-back” registration only during the seven-year period beginning on the date of the IPO. SVAQ will bear the expenses incurred in connection with the filing of any such registration statements.

The Sponsor purchased 425,000 SVAQ Private Units at $10.00 per unit, and Clear Street purchased an aggregate of 215,000 SVAQ Private Units at a price of $10.00 per unit, in the private placement simultaneously with the consummation of the IPO and thereafter with the partial exercise of the over-allotment option. A portion of the proceeds SVAQ received from the purchase of the SVAQ Private Units was placed in the Trust Account described below.

In order to finance transaction costs in connection with an intended initial business combination, the SVAQ Insiders or their affiliates may, but are not obligated to, loan SVAQ funds as may be required. If SVAQ consummates its initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, it may use a portion of the offering proceeds held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be converted into additional units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the SVAQ Private Units.

Other than the foregoing and as described in this paragraph, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to the Sponsor, SVAQ’s directors and officers, or respective affiliates, for services rendered prior to or in connection with the consummation of the initial business combination (regardless of the type of transaction that it is).

After the initial business combination, members of the SVAQ management team who remain with SVAQ may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to the SVAQ Shareholders. It is unlikely the amount of such compensation will be known at the time of a shareholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between SVAQ and the SVAQ Insiders or their affiliates will be on terms believed by SVAQ to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of SVAQ’s uninterested “independent” directors or the members of the SVAQ Board who do not have an interest in the transaction, in either case who had access, at its expense, to its attorneys or independent legal counsel. SVAQ will not enter into any such transaction unless SVAQ’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to it than those that would be available to SVAQ with respect to such a transaction from unaffiliated third parties.

Related Party Policy

SVAQ has not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy. Prior to the closing of the IPO, SVAQ adopted a Code of Ethics requiring it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) SVAQ or any of SVAQ’s subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of its shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

SVAQ’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent it enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to SVAQ than terms generally available from an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, and that director is required to provide the audit committee with all material information concerning the transaction. SVAQ also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, SVAQ has agreed not to consummate an initial business combination with an entity that is affiliated with any of SVAQ’s Sponsor, officers or directors, including (i) an entity that is either a portfolio company of, or has otherwise received a material financial investment from, any private equity fund or investment company (or an affiliate thereof) that is affiliated with any of the foregoing, (ii) an entity in which any of the foregoing or their affiliates are currently passive investors, (iii) an entity in which any of the foregoing or their affiliates are currently officers or directors, or (iv) an entity in which any of the foregoing or their affiliates are currently invested through an investment vehicle controlled by them, unless SVAQ has obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions on the type of target business it is seeking to acquire, and the approval of a majority of SVAQ’s disinterested independent directors that the business combination is fair to the SVAQ Unaffiliated Shareholders from a financial point of view.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

This section of the proxy statement/prospectus describes the material differences between the rights of SVAQ’s shareholders and the rights of PubCo stockholders following the Closing. SVAQ is an exempted company incorporated under the Cayman Companies Act. The rights of SVAQ Shareholders are currently governed by the Cayman Companies Act, Cayman Islands law generally and the SVAQ Articles. Upon completion of the Domestication, the rights of SVAQ Shareholders who become shareholders of domesticated PubCo will be governed by the DGCL and the PubCo Organizational Documents, as they will be in effect as of the Closing. The Cayman Companies Act and Cayman Islands law generally differ in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the existing organization documents of SVAQ differ in certain material respects from the PubCo Organizational Documents. As a result, when you become a stockholder of PubCo, your rights will differ in some regards as compared to when you were a shareholder of SVAQ.

Below are summary charts outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of SVAQ and PubCo according to applicable law and the organizational documents of SVAQ and PubCo. This section does not include a complete description of all differences between the rights of SVAQ shareholders and PubCo stockholders following completion of the Domestication, nor does it include a complete description of the specific rights of these shareholders. Furthermore, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences do not exist.

You are urged to read carefully the relevant provisions of the Cayman Companies Act and the DGCL and the Organizational Documents of each company. This summary is qualified in its entirety by reference to the full text of the SVAQ Articles and the PubCo Charter, attached to this proxy statement/prospectus as Annex B, and the PubCo Bylaws, attached to this proxy statement/prospectus as Annex C, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Companies Act, to understand how these laws apply to SVAQ and PubCo.

Comparison of Shareholder Rights Under Applicable Corporate Law

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers that require a vote of stockholders require approval by a majority of all outstanding shares entitled to vote on the matter. Mergers in which the corporation’s certificate of incorporation is not amended, the corporation’s stock remains outstanding as an identical share of the surviving corporation, and any new securities issued in the merger do not exceed 20% of shares outstanding before the merger do not require approval of stockholders. Mergers that contemplate a qualifying holding company reorganization do not require approval of stockholders of the corporation that is the parent prior to the merger. Mergers in which the target is widely traded, the acquirer consummates a qualifying tender offer, and a sufficient number of target stockholders tender do not require approval of target stockholders. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Under the Cayman Companies Act, certain fundamental changes such as a merger, consolidation or de-registration and continuation out of the Cayman Islands is required to be approved by way of a special resolution (not less than two-thirds (66 2/[3]%) of the shares present and voting at a shareholders meeting, or as otherwise specified in the articles of association (as amended and or restated from time to time)), and any other authorization as may be specified in the relevant articles of association (as amended and or restated).

In respect of a merger, parties holding certain security interests in the constituent companies must also consent. All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders (subject to court approval, to transfer their shares on the same terms as the accepting shareholders) and thereby become the sole shareholder.

	Delaware	Cayman Islands

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters

Approval of routine corporate matters other than director elections that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Director elections require a plurality vote.

Under Cayman Islands law and the SVAQ Articles, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so) at a meeting of the shareholders or by way of a unanimous written resolution.

Appraisal Rights and Dissenters’ Rights

A stockholder of a publicly traded corporation has appraisal rights in connection with a merger unless the merger consideration is all stock in another publicly traded corporation or another exception applies.

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Companies Act. Shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder, upon written demand stating the purpose thereof, may inspect the corporation’s stock ledger and other books and records for a proper purpose during the usual hours for business.

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company. The directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of SVAQ or any of them will be open to the inspection of shareholders not being directors, and no shareholder (not being a director) will have any right of inspecting any account or book or document of SVAQ except as conferred by law or authorized by the directors or by ordinary resolution of SVAQ.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit by or in the right of the corporation subject to statutory pleading requirements.

SVAQ’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper

	Delaware	Cayman Islands

plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) SVAQ management usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•   a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•   the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•   those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against SVAQ where the individual rights of that shareholder have been infringed or are about to be infringed.
Fiduciary Duties of Directors	Directors owe fiduciary duties of care and loyalty to the company and its stockholders.	Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•   duty to act in good faith and in the best interests of the company as a whole;

•   duty to not improperly fetter the exercise of future discretion;

•   duty to exercise authority for the purpose for which it is conferred;

•   duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests(pursuant to the SVAQ Articles, if general notice is made to the SPAC Board shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction); and

	Delaware	Cayman Islands

•   duty to exercise independent judgment.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances. The duty of care has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

A Cayman Islands company generally may indemnify its directors or officers except with regard to dishonesty, fraud or willful default.

Under SVAQ’s Articles, every director and officer of SVAQ, together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of the assets of SVAQ against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No Indemnified Person shall be liable to SVAQ for any loss or damage incurred by SVAQ as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under the articles unless or until a court of competent jurisdiction shall have made a finding to that effect.

Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends or improper personal benefit.

No directors will be liable to SVAQ for any loss or damage incurred by SVAQ as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful default or willful neglect of such director, as determined by a court of competent jurisdiction.

Comparison of Shareholder Rights Under the Applicable Organizational Documents

When the Domestication is completed, the rights of stockholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Cayman Companies Act that will alter certain of the rights of shareholders and affect the powers of the SVAQ Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Companies Act.

	Existing SVAQ Articles	PubCo Organizational Documents	Existing EigenQ Organizational Documents
Authorized Shares

SVAQ is authorized to issue a maximum of 221,000,000 shares with a par value of $0.0001 each, divided into three classes as follows: (i) 200,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Class B Ordinary Shares, and (iii) 1,000,000 preferred shares of a nominal or par value of $0.0001 each.

		The PubCo Organizational Documents will authorize [ ] shares, consisting of [ ] shares of PubCo Common Stock and [ ] shares of preferred stock. See Article IV of the PubCo Charter.	The Existing EigenQ Organizational Documents authorizes 2,500,000,000 shares of common stock and no shares of preferred stock.
Voting

Under the Companies Act and the SPAC Articles, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote of at least a simple majority of the shareholders present in person or represented by proxy at the general meeting and entitled to vote on such matter). The shareholders of SVAQ will have one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law or the applicable stock exchange rules then in effect, except that (i) only holders of the SVAQ Class B Shares have the right to vote on the appointment and removal of directors prior to the Business Combination, and (ii) in a vote to continue SVAQ in a jurisdiction outside the Cayman Islands (which requires a special resolution), only holders of the SVAQ Class B Shares have the right to vote.

Each stockholder will be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

Except as otherwise required by law or the PubCo Charter, when a quorum is present at any meeting of stockholders, any matter before the meeting (other than an election of a director or directors) shall be decided by majority of the votes properly cast for and against such matter while election of directors are elected by a plurality of votes cast in such elections.

The Existing EigenQ Organizational Documents provide that, on all matters submitted to the stockholders for their vote or approval, holders of EigenQ Common Stock are entitled to one vote for each share of common stock held at all meetings of stockholders.

No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, such voting will be conducted in accordance with Article V of the EigenQ existing certificate of incorporation.

	Existing SVAQ Articles	PubCo Organizational Documents	Existing EigenQ Organizational Documents
Authorize the Company to Make Issuances of Preferred Stock Without Stockholder Consent

Pursuant to the SVAQ Articles, SVAQ may by ordinary resolution increase its share capital by such sum as the ordinary resolution shall prescribe and with such rights, priorities and privileges annexed thereto as SVAQ in general meeting may determine.

Under the Cayman Companies Act, a company limited by shares and having a share capital, if so authorized by its articles of association (as amended and or restated), may alter the conditions of its memorandum of association (as amended and or restated) to:

•   increase its share capital by new shares of such amount as it thinks expedient; provided that an exempted company having no shares of a fixed amount may increase its share capital by such number of shares without nominal or par value, or may increase the aggregate consideration for which such shares may be issued, as it thinks expedient;

•   consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

•   convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

The PubCo Organizational Documents will authorize the PubCo Board to make issuances of all or any shares of preferred stock in one or more series, with such terms and conditions and at such future dates as may be expressly determined by the PubCo Board and as may be permitted by the DGCL.

See Article IV, subsection C of the PubCo Charter.

The Existing EigenQ Organizational documents do not provide for the issuance of preferred stock.

Existing SVAQ Articles	PubCo Organizational Documents	Existing EigenQ Organizational Documents

•   subdivide its shares or any of them, into shares of an amount smaller than that fixed by the memorandum, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•   cancel shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without nominal or par value, diminish the number of shares into which its capital is divided.

Paragraphs (b), (c) and (d) above shall have no application to shares without nominal or par value.

The powers described above may not be exercised except by a resolution of the shareholders of the company in accordance with the articles of association of the company.

Pursuant to the SVAQ Articles, the board of directors of SVAQ may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

	Existing SVAQ Articles	PubCo Organizational Documents	Existing EigenQ Organizational Documents

Pursuant to SVAQ Articles, the board of directors of SVAQ may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in SVAQ on such terms as the board of directors of SVAQ may from time to time determine.

SVAQ may issue units of securities in SVAQ, which may be comprised of whole or fractional shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or other securities in SVAQ, upon such terms as the board of directors of SVAQ may from time to time determine.

Shareholder/Stockholder Written Consent in Lieu of a Meeting	Written resolutions by way of special resolution or ordinary resolution must be by unanimous written resolution.

The PubCo Organizational Documents will allow stockholders to vote in person or by proxy at a meeting of stockholders. In addition, stockholders may act without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon are present and voted.

See Article III, Section 8 of the Proposed Bylaws.

The existing bylaws of EigenQ provide that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon are present and voted.

See Section 13 of the existing bylaws of EigenQ.

	Existing SVAQ Articles	PubCo Organizational Documents	Existing EigenQ Organizational Documents
Classified Board

SVAQ may by ordinary resolution from time to time fix the maximum and minimum number of directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of directors shall be one (exclusive of alternate directors) and the maximum number of directors shall be unlimited.

The directors shall be divided into three classes: class I, class II and class III. The number of directors in each class shall be as nearly equal as possible. Upon the adoption of the SQAC Articles, the existing directors shall by resolution classify themselves as class I, class II or class III directors. The class I directors shall stand appointed for a term expiring at the SVAQ’s first annual general meeting, the class II directors shall stand appointed for a term expiring at the SVAQ’s second annual general meeting and the class III directors shall stand appointed for a term expiring at the SVAQs third annual general meeting. Commencing at the SVAQs first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Cayman Companies Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in

		The PubCo Organizational Documents do not provide for a classified board.	The Existing EigenQ Organizational Documents do not provide for a classified board.

	Existing SVAQ Articles	PubCo Organizational Documents	Existing EigenQ Organizational Documents

that connection, additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the SVAQ Articles), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

Corporate Name	The Existing SVAQ Articles provide the name of the company is “Silicon Valley Acquisition Corp.”	The PubCo Organizational Documents will provide that the name of the PubCo will be “EigenQ Holdings, Inc.” See Article I of the PubCo Charter.	The Existing EigenQ Organizational Documents provide the name of the company is “EigenQ, Inc.”
Perpetual Existence	Under Article 47 of the SVAQ Articles, SVAQ may be wound-up and liquidated in accordance with the SVAQ Articles and the Cayman Companies Act.	PubCo’s existence will be perpetual pursuant to the default rule under the DGCL.	EigenQ’s existence is perpetual pursuant to the default rule under the DGCL.
Takeovers by Interested Stockholders

The SVAQ Articles provide that the board of directors of SVAQ will be classified into three (3) classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings.

The PubCo Organizational Documents will provide certain restrictions regarding takeovers by interested stockholders.

See the description of such restrictions in the subsection titled “Description of PubCo Securities — Certain Anti-Takeover Provisions of Delaware Law; PubCo Charter and PubCo Bylaws.”

The Existing EigenQ Organizational Documents do not contain restrictions regarding takeovers by interested stockholders.

	Existing SVAQ Articles	PubCo Organizational Documents	Existing EigenQ Organizational Documents

The authorized but unissued ordinary shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of SVAQ by means of a proxy contest, tender offer, merger or otherwise.

Provisions Related to Status as Blank Check Company	The SVAQ do include such provisions related to SVAQ’s status as a blank check company, which no longer will apply upon the Closing, as SVAQ will cease to be a blank check company at such time.

The PubCo Organizational Documents will not include such provisions related to SVAQ’s status as a blank check company, which no longer will apply upon the Closing, as SVAQ will cease to be a blank check company at such time.

The Existing EigenQ Organizational Documents do not include such provisions related to status as a blank check company.

SHARES ELIGIBLE FOR FUTURE SALES

Based on the unaudited pro forma condensed combined financial information and the assumptions set out therein and elsewhere in this proxy statement/prospectus, immediately following the consummation of the Business Combination, PubCo will have up to 315,321,032 shares of PubCo Common Stock issued and outstanding, assuming the No Redemptions Scenario, and that no SVAQ Shareholders exercise dissenters’ rights pursuant to the Cayman Companies Act, or up to 293,821,032 shares of PubCo Common Stock outstanding, and assuming the Maximum Redemptions Scenario. Except pursuant to the lock-up provisions in the PubCo Bylaws, and except with respect to the shares of PubCo Common Stock to be issued to the EigenQ Supporting Stockholder, all of the PubCo Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by PubCo’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of shares of PubCo Common Stock in the public market could adversely affect prevailing market prices of PubCo Common Stock. Prior to the Business Combination, there has been no public market for PubCo Common Stock. SVAQ has applied for listing of the PubCo Common Stock on the Nasdaq Global Market. EigenQ and SVAQ believe that PubCo will satisfy the initial listing requirements of the Nasdaq Global Market at the Closing, but there can be no assurance such listing will occur. Additionally, PubCo cannot assure you that a regular trading market will develop in the PubCo Common Stock.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of the EigenQ employees, consultants or advisors who purchases PubCo Common Stock in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights and Resale Registration Statement

Prior to the Closing, PubCo, the Sponsor and certain stockholders of EigenQ will enter into the Amended Registration Rights Agreement that will amend and restate the registration rights agreement entered into at the time of SVAQ’s initial public offering, pursuant to which such stockholders of EigenQ will be granted equal registration rights thereunder.

PubCo will also agree that, within 45 calendar days following the Closing Date, PubCo will file with the SEC (at PubCo’s sole cost and expense) a Resale Registration Statement, and PubCo will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands. For more information, see “Proposal No. 1 — The Business Combination Proposal — Ancillary Agreements — Amended Registration Rights and Lock-Up Agreement.”

Sales of a large number of shares of PubCo Common Stock could cause the prevailing market price of PubCo Common Stock to decline. See “Risk Factors — Risks Related to SVAQ and the Business Combination — Future sales or issuances, or the perception of future sales or issuances, by PubCo or its stockholders in the public market, including through conversion of the PubCo Class B Common Stock, could cause the market price for PubCo’s securities to decline and dilution to PubCo’s stockholders.”

Securities Act Restrictions on Resale of PubCo Securities

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted PubCo Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of PubCo at the time of, or at any time during the three months preceding, a sale and (ii) PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale, has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as PubCo was required to file reports) preceding the sale, and has submitted electronically every interactive data file required to be submitted pursuant to Rule 405 of the Securities Act during the 12 months (or such shorter period as PubCo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of PubCo Common Stock for at least six months but who are affiliates of PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of PubCo Common Stock then outstanding; or

•        the average weekly reported trading volume of PubCo Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC reflecting its status as an entity that is not a shell company.

DESCRIPTION OF PUBCO SECURITIES

As a result of the Business Combination, SVAQ Shareholders who receive shares of PubCo Common Stock in connection with the Business Combination will become stockholders of the PubCo. Your rights as the PubCo Shareholders will be governed by Delaware law and the PubCo Charter and the PubCo Bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. SVAQ urges you to read the applicable provisions of Delaware law and the PubCo Charter and the PubCo Bylaws carefully and in their entirety because they describe your rights as a holder of shares of PubCo Common Stock.

Authorized and Outstanding Stock

The proposed PubCo Charter authorizes the issuance of [    ] shares of capital stock, consisting of (i) [    ] shares of common stock, par value $0.0001 per share and (ii) [    ] shares of preferred stock, par value $0.0001 per share. The outstanding SVAQ Class A Shares are, and the shares of PubCo Common Stock issuable in connection with the Business Combination pursuant to the Business Combination Agreement will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the EGM, there were [    ] SVAQ Class A Shares held of record by [    ] holders, [    ] SVAQ Class B Shares held of record by [    ] holders, and no preference shares issued and outstanding. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Pursuant to the SVAQ Articles, the Business Combination Agreement and Sponsor Support Agreement, the holders of SVAQ Class B Shares agreed to elect to convert their SVAQ Class B Shares into SVAQ Class A Shares immediately prior to the Effective Time and to waive their rights under SVAQ’s Articles to have their SVAQ Class B Shares converted into SVAQ Class A Shares at a ratio of greater than one-to-one. Further, pursuant to the SVAQ Articles and the Business Combination Agreement, the SVAQ Class A Shares (including the SVAQ Class A Shares issued in connection with the Class B Share Conversion, but excluding Public Shares validly submitted for redemption) will convert on a one-to-one basis into PubCo Common Stock. Additionally, in accordance with the terms and subject to the conditions set forth in the Business Combination Agreement, at the Effective Time, each share of EigenQ’s capital stock that is issued and outstanding as of immediately prior to the Effective Time (excluding treasury shares and dissenting shares) will automatically be canceled and converted into the right to receive a corresponding number of shares of PubCo Common Stock equal to the Exchange Ratio.

Preferred Stock

The PubCo Charter provides that shares of preferred stock may be issued from time to time. The PubCo Board will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The PubCo Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the PubCo Common Stock and could have anti-takeover effects. The ability of the PubCo Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. PubCo has no preferred stock outstanding at the date hereof. Although PubCo does not currently intend to issue any shares of preferred stock, it cannot assure you that PubCo will not do so in the future.

PubCo Warrants

PubCo Public Warrants

Each whole warrant entitles the registered holder to purchase one share of PubCo Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided that we have an effective registration statement under the Securities Act covering the shares of PubCo Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the amended and restated warrant agreement to be entered into in connection with the Closing (the “Warrant Agreement”) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of PubCo Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of PubCo Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of PubCo Common Stock upon exercise of a warrant unless the share of PubCo Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

In order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial business combination, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement covering the registration under the Securities Act of the shares of PubCo Common Stock issuable upon exercise of the warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the shares of PubCo Common Stock issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of PubCo Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the PubCo Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement.

Redemption of warrants when the price per share of PubCo Common Stock equals or exceeds $18.00.    Once the warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant; upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of the PubCo Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redemption Procedures — Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of our initial business combination and ending three business days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of PubCo Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of PubCo Common Stock is available throughout the measurement period. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of PubCo Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of PubCo Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering. We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the PubCo Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of PubCo Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of outstanding shares of PubCo Common Stock is increased by a share capitalization payable in PubCo Common Stock, or by a sub-division of shares of PubCo Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of PubCo Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of PubCo Common Stock. A rights offering made to all or substantially all holders of shares of PubCo Common Stock entitling holders to purchase shares of PubCo Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of PubCo Common Stock equal to the product of (i) the number of shares of PubCo Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of PubCo Common Stock) multiplied by (ii) one (1) minus quotient of (x) the price per shares of PubCo Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for PubCo Common Stock, in determining the price payable for PubCo Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of PubCo Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of PubCo Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of PubCo Common Stock on account of such shares of PubCo Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of PubCo Common Stock in connection with a proposed initial business combination or certain amendments to our amended and restated memorandum and articles of association, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of PubCo Common Stock in respect of such event.

If the number of outstanding shares of PubCo Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of PubCo Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of PubCo Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of PubCo Common Stock.

Whenever the number of shares of PubCo Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of PubCo Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of PubCo Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of PubCo Common Stock (other than those described above or that solely affects the par value of such shares of PubCo Common Stock or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of PubCo Common Stock)), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of PubCo Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of PubCo Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event (the “Alternative Issuance”). If less than 70% of the consideration receivable by the holders of PubCo Common Stock in such a transaction is payable in the form of securities in the successor entity that are listed for trading on a national securities exchange or quoted in an established over-the-counter market, or are to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a Warrant Agreement between Equiniti Trust Company, LLC, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, (ii) making any amendments that are necessary in the good faith determination of the Board (taking into account then existing market precedents) to allow for the warrants to be classified as equity in the Company’s financial statements, or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants. All other modifications or amendments require the vote or written consent the holders of at least 50% of the then-outstanding public warrants, except that amending our Warrant Agreement will require a vote of holders of at least 50% of the private placement warrants (including the vote in favor or written consent of Clear Street) or private placement-equivalent warrants that may be issued upon conversion of working capital loans solely with respect to any amendment to the terms of the private placement warrants or private placement-equivalent warrants that may be issued upon conversion of working capital loans (including, for the avoidance of doubt, the forfeiture or cancellation of any warrants). You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of PubCo Common Stock and any voting rights until they exercise their warrants and receive shares of PubCo Common Stock. After the issuance of shares of PubCo Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim.

See “Risk Factors — Risks Related to SVAQ and the Business Combination — Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, we note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If it is conclusively determined that the exclusive forum provision applies to claims under the Securities Act, we will notify investors of such update in future SEC filings (which notification will include clarification that the exclusive forum provision does not apply to claims under the Exchange Act) in future SEC filings.

PubCo Private Warrants

The PubCo Private Warrants will be identical to the PubCo Public Warrants described above except that, so long as they are held by the initial purchasers or their permitted transferees, the PubCo Private Warrants (including the shares of PubCo Common Stock issuable upon exercise of these warrants) (i) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (ii) will be entitled to registration rights and (iii) with respect to such PubCo Private Warrants held by Clear Street and/or its designees, will not be exercisable more than five years from the commencement of sales in this offering in accordance with FINRA Rule 5110(g)(8). Amending our Warrant Agreement (including, for the avoidance of doubt, the forfeiture or cancellation of any warrants) will require a vote of holders of at least 50% of the PubCo Private Warrants (including the vote in favor or written consent of Clear Street) or private placement-equivalent warrants that may be issued upon conversion of working capital loans solely with respect to any amendment to the terms of the private placement warrants or private placement-equivalent warrants that may be issued upon conversion of working capital loans (including, for the avoidance of doubt, the forfeiture or cancellation of any warrants). All other modifications or amendments require the vote or written consent the holders of at least 50% of the then-outstanding PubCo Public Warrants.

Secured PubCo Notes

Ranking and Security

The Secured PubCo Notes will be senior secured obligations of PubCo. They will rank senior to all other indebtedness of PubCo and its subsidiaries. They will be guaranteed by PubCo’s subsidiaries, including EigenQ, and secured by a first-priority lien on substantially all of the assets of PubCo and its subsidiaries, subject to the Collateral Release described below.

Interest

The Secured PubCo Notes bear interest at 8% per annum if paid in cash or 10% per annum if paid in kind (PIK). Amounts not paid when due also incur a late charge of 12% per annum.

Maturity; Maturity Premium

The Secured PubCo Notes mature on the fifth anniversary of the Closing. The holder may extend the maturity date (i) while an event of default (or an event that would become one) is continuing; (ii) through 20 business days after a fundamental transaction that is announced before maturity and (iii) automatically, to the extent a conversion is limited by the beneficial ownership limitation.

Conversion

The holder may convert all or part of the “Conversion Amount” at any time into PubCo Common Stock at a conversion price initially equal to $12.00 per share (the “Conversion Price”). The Conversion Amount consists of principal, accrued and unpaid interest (calculated at the PIK rate for a current interest period), late charges and any other amounts owed. PubCo must deliver the shares by the first trading day after it receives a conversion notice and any failure to do so obligated PubCo to pay cash damages of 1% per day of the value of the undelivered shares and customary “buy-in” damages.

On the nine-month anniversary of issuance, and every nine months after that (each, a “Reset Date”), the Conversion Price resets downward to the lowest daily VWAP during the five trading days before the Reset Date, but not below a floor price initially equal to $5.00 (the “Floor Price”).

If the Reset Price on any Reset Date is below both the Floor Price and the then-current conversion price, the conversion price resets to the Floor Price, and PubCo must elect one of the following: (a) reduce the Conversion Price and Floor Price to the un-floored Reset Price, (b) recalculate the Reset Price as of a later measuring date (available once per Reset Date), or (c) permit the holder to require redemption of the affected Conversion Amount in cash at 100% of the amount being redeemed. A failure to timely deliver notice of election is deemed an irrevocable election of clause (a).

Anti-Dilution

A “Dilutive Issuance” occurs if PubCo issues, agrees to issue or announces the issuance of common stock, options or convertible securities at an effective price below the then-current conversion price, or reprices any outstanding securities below it. Excluded securities do not trigger an adjustment. Excluded securities include equity awards under approved plans, conversion shares, warrant shares, securities issued in the Business Combination, certain strategic transactions approved by independent directors, and the SPV securities.

Upon a Dilutive Issuance, the conversion price is reduced to the lower of (x) the effective issuance price and (y) the lowest VWAP during the five trading days beginning on the date of the Dilutive Issuance. Clause (y) does not apply to issuances consisting solely of common stock. If PubCo enters into a prohibited Variable Rate Transaction, it is deemed to have issued securities at the lowest possible price under that transaction.

Forced Conversion

PubCo may require the holder to convert all or part of the outstanding Conversion Amount if (i) the VWAP exceeds $18.00 per share (as adjusted) for 15 consecutive trading days; (ii) PubCo delivers notice within one trading day after that period ends; and (iii) certain equity conditions are satisfied throughout the period from the start of the 15-day period through the forced conversion date.

Company Optional Redemption

PubCo may redeem all, but not less than all, of the outstanding Conversion Amount in cash on 30 trading days’ notice. The redemption price is 130% of the Conversion Amount through the second anniversary of issuance, and 120% after that. PubCo may not deliver a redemption notice, and any notice is automatically withdrawn, while (i) an event of default (or event that would become one) exists or (ii) PubCo or its directors or executive officers possess material non-public information that would reasonably be expected to have a positive effect on the stock price. If an equity conditions failure exists or occurs before payment, the redemption price becomes the greater of the premium amount above and the as-converted value of the notes, based on specified VWAPs during the redemption period.

Amortization

If, during any 90 consecutive trading days, (i) the VWAP is below $3.00 on 61 or more trading days and (ii) daily dollar trading volume is below $3,500,000 on 61 or more trading days, then PubCo must repay the entire outstanding Conversion Amount in cash in six monthly installments, beginning 30 days after the trigger date.

Change of Control

PubCo must give the holder at least ten trading days’ notice before a change of control. The holder may then require PubCo to redeem all or part of the Secured PubCo Notes in cash at the greater of: (i) 120% of the Conversion Amount and (ii) the change-of-control consideration the holder would have received on an as-converted basis.

These redemptions have priority over payments to stockholders. PubCo may not enter into a fundamental transaction unless the successor assumes the Secured PubCo Notes on substantially similar terms, as approved by the Investor. In a change of control, the successor must also be listed on an eligible market.

Events of Default

The Secured PubCo Notes include customary events of default, including, without limitation (and, where applicable, subject to any cure periods set forth in the PubCo Notes):

•        suspension of trading of the PubCo Common Stock on The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, or the Nasdaq Global Market for five consecutive trading days;

•        PubCo’s failure to deliver shares under the Secured PubCo Notes or the Secured PubCo Warrants within five trading days of the applicable conversion date or exercise date (as applicable), or notice, written or oral, to any holder of PubCo Notes or PubCo Warrants of its intention not to comply, as required, with a request for conversion of any PubCo Notes or PubCo Warrants into shares of PubCo Common Stock;

•        PubCo’s failure to maintain the required share reserve for the Secured PubCo Notes and the Secured PubCo Warrants;

•        any failure to make a payment under the Secured PubCo Note or other Transaction Documents or any other agreement, document, certificate or other instrument delivered in connection with the transactions, which failure continues for five (5) trading days in the case of principal, or ten (10) trading days in the case of any other amount;

•        occurrence of any default under, redemption of or acceleration of $3,000,000 (the “Applicable Dollar Threshold”) or more of PubCo’s (or any subsidiary’s) other indebtedness;

•        PubCo’s bankruptcy, insolvency, or liquidation (whether voluntary or involuntary) (subject to the conditions in the PubCo Note, a “Bankruptcy Event of Default”);

•        entry of final judgment(s) for the payment of money aggregating in excess of the Applicable Dollar Threshold against PubCo or any subsidiary (subject to certain conditions);

•        PubCo or any subsidiary otherwise being in breach or violation of any agreement for indebtedness in excess of the Applicable Dollar Threshold, which breach or violation permits acceleration of amounts due thereunder;

•        breaches of representations, warranties, or covenants in any Transaction Document except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of ten (10) trading days;

•        any failure of the resale registration statement to be timely filed, declared effective, or maintained in accordance with the Investor Registration Rights Agreement (as defined below);

•        a false or inaccurate certification by PubCo with respect to equity conditions being satisfied or having been no equity conditions failure, occurrence of an event of default, or that any redemption blocking conditions do not exist;

•        any breach or failure in any respect by PubCo or any subsidiary to comply with any covenants set forth in the Secured PubCo Note;

•        the occurrence of any event, for any reason, pursuant to which Dr. José R. Rosas-Bustos or Dr. Jesse Van Griensven Thé ceases to serve as Chief Executive Officer or chairman, respectively, of EigenQ, (whether as a result of death, disability or incapacity, resignation, termination (with or without cause), removal, or otherwise).

•        the occurrence of any material adverse effect;

•        any Transaction Document or any security document ceasing to be valid, binding or enforceable in any material respect, or the perfection or priority of the collateral agent’s lien on the collateral being impaired, in each case subject to specified cure and contest rights;

•        any security documents shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority lien on the collateral in favor of the Investor, in its capacity as the collateral agent, or any material provision of any security documents shall at any time for any reason cease to be valid and binding on or enforceable against PubCo or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by PubCo or any governmental authority having jurisdiction over PubCo, seeking to establish the invalidity or unenforceability thereof; or

•        any material damage to, or loss, theft or destruction of, any collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of PubCo or any subsidiary, if any such event or circumstance would reasonably be expected to have a material adverse effect.

Upon the occurrence of an Event of Default, PubCo will be required to, within one business day after the occurrence of such Event of Default, deliver written notice thereof (an “Event of Default Notice”) to the Investor. At any time after the earlier of the Investor’s receipt of an Event of Default Notice and the Secured Investor becoming aware of an Event of Default and ending (such ending date, the “Event of Default Right Expiration Date”) on the tenth (10th) trading day after the later of (x) the date such Event of Default is cured and (y) the Investor’s receipt of an Event of Default Notice, the Investor may require PubCo to redeem (regardless of whether such Event of Default has been cured on or prior to the Event of Default Right Expiration Date) all or any portion of the Secured PubCo Notes. Redemption of the Secured PubCo Note upon such Event of Default shall be at a price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) 120% and (ii) the product of (X) the Conversion Rate (as defined in the Secured PubCo Notes) with respect to the Conversion Amount in effect at such time as the holder delivers an Event of Default Redemption Notice (as defined in the Secured PubCo Notes) multiplied by (Y) the product of (1) 120% multiplied by (2) the greatest Closing sale price of the PubCo Common Stock on any trading day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required to be made under such provision (the “Event of Default Redemption Price”).

Upon any Bankruptcy Event of Default, PubCo will be required to pay to the Investor an amount in cash representing (i) all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, multiplied by (ii) 120%, in addition to any and all other amounts due under the Secured PubCo Notes, without the requirement for any notice or demand or other action by the holder or any other person or entity, provided that the holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the holder under the Secured PubCo Notes, including any other rights in respect of such Bankruptcy Event of Default, any right to conversion, and any right to payment of the Event of Default Redemption Price or any other Redemption Price (as defined in the Secured PubCo Notes), as applicable.

Upon the occurrence and continuation of an Event of Default, default interest shall accrue at the applicable interest rate plus three percentage points.

Covenants

While the Secured PubCo Notes are outstanding, PubCo and its subsidiaries are subject to the following covenants, in each case subject to exceptions:

•        No incurrence of indebtedness other than permitted indebtedness. Following a Collateral Release, additional unsecured indebtedness is permitted if the blocked account balance covers the notes, the Conversion Amount is $25,000,000 or less, and no event of default exists.

•        No liens other than permitted liens.

•        No payments on other indebtedness, except scheduled payments on permitted indebtedness when no default exists. No investments other than permitted investments.

•        No cash dividends or stock redemptions.

•        No dispositions other than ordinary-course dispositions and dispositions up to $500,000 per fiscal year, increased to $5,000,000 per fiscal year after a Collateral Release (excluding collateral and material IP).

•        No other indebtedness may mature before the PubCo Notes.

•        No change in line of business unrelated to quantum computing, quantum-safe cybersecurity, cryptography, cyber defense, hardware, software, cloud/edge security, AI-security and related activities.

•        PubCo must maintain its existence, properties, material IP and insurance.

•        PubCo must give 30 days’ notice of changes in collateral location.

•        Deposit and securities accounts must be subject to control agreements other than certain uncontrolled accounts may hold no more than $50,000 each and $500,000 in the aggregate.

Additionally, PubCo must maintain unrestricted cash and cash equivalents (which shall be held in deposit accounts (each, a “DACA”) subject to an account control agreement) of at least $10,000,000 at all times and at least $15,000,000 as of the last day of each fiscal quarter of PubCo. Any failure to comply with the minimum cash covenant is an immediate event of default with no grace period, and PubCo must disclose any failure on a Current Report on Form 8-K within four days after quarter-end (for quarter-end failures) or promptly (for any other failure).

On satisfaction of certain conditions, all collateral other than cash and deposit, securities and commodity accounts (and the investment property held in them) will be released, including EigenQ’s intellectual property. The conditions include (i) a $25,000,000 deposit into a blocked account under the collateral agent’s exclusive control, (ii) no default and (iii) delivery of an officer’s certificate. After the release, PubCo must keep a balance in the blocked account at least equal to the lesser of $25,000,000 and the outstanding Conversion Amount.

Secured PubCo Warrants

The Secured PubCo Warrants are exercisable at any time for five years from issuance at an exercise price of $12.00 per share, initially for 3,704,167 shares of PubCo Common Stock. They may be exercised for cash (or, hen a resale registration statement covering the warrant shares is not effective or available, on a cashless basis).

The Secured PubCo Warrants contain anti-dilution on substantially the same terms as the Secured PubCo Notes. On each nine-month anniversary of the Closing, the exercise price resets to the lowest five-day VWAP, subject to the $5.00 Floor Price, with an election mechanic substantially similar to the PubCo Notes. If PubCo’s market capitalization is $1 billion or less at the time the exercise price is adjusted, the number of warrant shares increases proportionately so that the aggregate exercise price remains constant.

Upon a fundamental transaction, the holder may require PubCo (or its successor) to repurchase the warrant for cash at its Black-Scholes value. The calculation uses the higher of the highest closing price and the deal price, the greatest of 30-, 60- or 100-day historical volatility, and other holder-favorable inputs. Aggregate payments to all warrant holders are capped at $125,000,000 per fundamental transaction.

The Secured EigenQ Warrants require EigenQ to reserve 200% of the shares issuable on exercise at the lower of $5.00 and the then-current exercise price.

Dividends

Under the PubCo Charter, holders of PubCo Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by the PubCo Board out of legally available assets or funds. There are no current plans to pay cash dividends on PubCo Common Stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the current certificate of incorporation and the PubCo Charter, the holders of PubCo Common Stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action. Each share of PubCo Common Stock will be entitled to one vote. Subject to certain limited exceptions, the holders of PubCo Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of PubCo Common Stock under the PubCo Charter.

Preemptive or Other Rights

The PubCo Charter does not provide for any preemptive or other similar rights.

Election of Directors

Following the completion of the Business Combination, the size of the PubCo Board will consist of nine (9) directors, as discussed in greater detail in “Proposal No. 5 — The Director Election Proposal” and “Management of PubCo following the Business Combination.” Under the terms of the PubCo Charter, upon the effectiveness thereof, the Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the PubCo Board.

Under the PubCo Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Annual Stockholder Meetings

PubCo will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the PubCo Board. To the extent permitted under applicable law, PubCo may conduct meetings by means of remote communication.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, PubCo’s stockholders have appraisal rights in connection with a merger or consolidation of PubCo. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of PubCo’s stockholders may bring an action in PubCo’s name to procure a judgment in PubCo’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of PubCo’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The SVAQ Articles provide that our current and former officers and directors will be indemnified by us for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No such officer or director shall be liable to SVAQ for any loss or damage incurred by SVAQ as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such officer or director. SVAQ has further agreed to advance reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such officer or director for which indemnity will or could be sought. The PubCo Charter and PubCo Bylaws will provide for the indemnification of current and former officers and directors of PubCo to the fullest extent permitted by Delaware law.

PubCo intends to enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our current certificate of incorporation. The SVAQ Articles also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.

PubCo will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, SVAQ will purchase a tail policy with respect to liability coverage for the benefit of our current officers and directors on the same or substantially similar terms of our existing policy. Pursuant to the Business Combination Agreement, PubCo will maintain such tail policy for a period of six years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent PubCo pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

PubCo believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; PubCo Charter and PubCo Bylaws

The PubCo Charter and PubCo Bylaws will contain and the DGCL contains provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of PubCo Board. These provisions are intended to avoid costly takeover battles, reduce PubCo’s vulnerability to a hostile change of control and enhance the ability of PubCo Board to maximize stockholder value in connection with any unsolicited offer to acquire PubCo. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of PubCo by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of PubCo Common Stock held by stockholders.

Exclusive Forum

The PubCo Organizational Documents establish that, unless PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of PubCo, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of PubCo to PubCo or PubCo’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the PubCo Charter or PubCo Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless PubCo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.

Advance Notice of Director Nominations and New Business

For information regarding registration rights of certain securities of PubCo, see “Stockholder Proposals and Nominations.”

Listing of Securities

SVAQ has applied to list the PubCo Common Stock and the PubCo Public Warrants on Nasdaq under the symbols “EIGQ” and “EIGQW,” respectively, upon the closing of the Business Combination.

It is a condition to EigenQ’s and SVAQ’s obligations to consummate the Business Combination that the PubCo Common Stock to be issued in connection with the Business Combination Agreement, including the Transaction Share Consideration, is approved for listing on a Stock Exchange, including Nasdaq, subject only to official notice of issuance. SVAQ and EigenQ believe that SVAQ will satisfy the initial listing requirements of the Nasdaq Global Market at the Closing, but there can be no assurance such listing condition will be met. If such listing conditions are not met, the Business Combination may not be consummated unless such conditions are waived by EigenQ and SVAQ. The Nasdaq listing condition may be waived by EigenQ and SVAQ, with respect to the Business Combination, at any time prior to the Closing, including after the deadline for submitting redemption requests or the EGM. If EigenQ and SVAQ waive such condition, SVAQ intends to file a Current Report on Form 8-K within four business days of such event, however you should know that given such timing you may not be notified before the deadline for submitting redemption requests or the EGM. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the EGM, PubCo may not have received from Nasdaq either confirmation of the listing of the PubCo Common Stock or confirmation that approval will be obtained prior to the consummation of the Business Combination, and you will not be notified prior to the deadline for submitting redemption requests or the EGM if PubCo has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without knowing whether the PubCo Common Stock will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Business Combination could still be consummated if such condition is waived.

Registration Rights

Prior to the Closing, PubCo, the Sponsor and certain stockholders of EigenQ will enter into the Amended Registration Rights Agreement, which will amend and restate the registration rights agreement entered into at the time of SVAQ’s initial public offering, pursuant to which such stockholders of EigenQ will be granted equal registration rights thereunder. For information regarding registration rights of certain securities of PubCo, see “Proposal No. 1 — The Business Combination Proposal — Ancillary Agreements — Amended Registration Rights and Lock-Up Agreement.”

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

SVAQ’s shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the DGCL. SVAQ’s shareholders do not have dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands law.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The PubCo Organizational Documents establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The PubCo Organizational Documents provide that nominations of persons or election to the PubCo Board and the proposal of other business to be considered by the stockholders may be brought before an annual meeting (a) by or at the direction of the PubCo Board or (b) otherwise by any stockholder of PubCo who was a stockholder of record at the time of giving of notice of the annual meeting provided for in the PubCo Organizational Documents, who (A)(1) is entitled to vote at the meeting, (2) is present (in person or by proxy) at the meeting and (3) complies with the notice procedures set forth in the PubCo Organizational Documents as to such nomination or business or (B) properly makes such proposal in accordance with Rule 14a-8 (or a successor rule) under the Exchange Act. To be timely for PubCo’s annual meeting of stockholders, a stockholder’s notice must be received by the Secretary of PubCo at PubCo’s principal executive offices:

•        not less than the 90 days; and

•        not more than the 120 days prior to the one-year anniversary of the preceding year’s annual meeting.

In the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made by PubCo. Nominations and proposals also must satisfy other requirements set forth in the Proposed PubCo Organizational Documents. The presiding person at an annual meeting or a special meeting, as applicable, may, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the Proposed PubCo Organizational Documents, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2027 annual meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before PubCo begins to print and send out its proxy materials for such 2027 annual meeting (and PubCo will publicly disclose such date when it is known).

Stockholder Director Nominees

The PubCo Organizational Documents permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the PubCo Organizational Documents. In addition, the stockholder must give timely notice to PubCo’s secretary in accordance with the PubCo Organizational Documents, which, in general, require that the notice be received by PubCo’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the SVAQ Board, any committee chairperson or the non-management directors as a group by writing to the SVAQ Board or committee chairperson in care of Silicon Valley Acquisition Corp., 425 Page Mill Rd., Suite 200, 2nd Floor, Palo Alto, CA 94306. Following the Closing, such communications should be sent to [    ], [    ]. Each communication will be forwarded, depending on the subject matter, to the PubCo Board, the appropriate committee chair or [    ], the PubCo secretary.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, SVAQ and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of SVAQ’s annual report to shareholders and SVAQ’s proxy statement. Upon written or oral request, SVAQ will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that SVAQ deliver single copies of such documents in the future. Shareholders may notify SVAQ of their requests by calling or writing SVAQ at its principal executive offices at 425 Page Mill Rd., Suite 200, 2nd Floor, Palo Alto, CA 94306.

LEGAL MATTERS

Greenberg Traurig, P.A., West Palm Beach, Florida, will pass upon the validity of the securities of SVAQ to be issued in connection with the Domestication and the Merger. Greenberg Traurig, LLP, McLean, Virginia, will pass upon the material U.S. federal income tax consequences of Domestication and the Merger. Ellenoff Grossman & Schole LLP will pass upon the material U.S. federal income tax consequences of the Merger.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the SVAQ Board does not know of any matters that will be presented for consideration at the EGM other than as described in this proxy statement/prospectus. If any other matters properly come before the EGM, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of Silicon Valley Acquisition Corp. as of December 31, 2025 and for the period from July 21, 2025 (inception) through December 31, 2025 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon, and have been included in this proxy statement/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of EigenQ, Inc. as of December 31, 2025 and for the period from February 13, 2025 (inception) through December 31, 2025 have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon, and have been included in this proxy statement/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless SVAQ has received contrary instructions, SVAQ may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if SVAQ believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce SVAQ’s expenses. However, if shareholders prefer to receive multiple sets of SVAQ’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of SVAQ’s disclosure documents, the shareholders should follow these instructions:

•        if the shares are registered in the name of the shareholder, the shareholder should contact SVAQ at the following address and e-mail address:

Silicon Valley Acquisition Corp.
425 Page Mill Rd., Suite 200, 2nd Floor
Palo Alto, CA 94306
Attention: [    ]
Email: [    ]

•        if a broker, bank or nominee holds the shares, the shareholder should contact the broker, bank or nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

SVAQ has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

SVAQ files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SVAQ at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to SVAQ has been supplied by SVAQ, and all such information relating to EigenQ has been supplied by EigenQ, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

(1)    This document is a (i) prospectus of SVAQ with respect to the PubCo Common Stock to be issued to SVAQ Shareholders and EigenQ equityholders if the Business Combination described herein is consummated, and (ii) a proxy statement of SVAQ for the EGM. SVAQ and EigenQ have not authorized anyone to give any information or make any representation about the Business Combination, SVAQ or EigenQ that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

(2)    If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Silicon Valley Acquisition Corp.
425 Page Mill Rd., Suite 200, 2nd Floor
Palo Alto, CA 94306
Attention: [    ]
Email: [    ]

You may also obtain these documents by requesting them in writing or by telephone from SVAQ’s proxy solicitation agent at the following address and telephone number:

[    ]

If you are a shareholder of SVAQ and would like to request documents, please do so no later than five business days before the EGM in order to receive them before the EGM. If you request any documents from SVAQ, SVAQ will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other documents that are not included with this proxy statement/prospectus.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

SVAQ is a Cayman Islands exempted company. If SVAQ does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon SVAQ. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against SVAQ in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, SVAQ may be served with process in the United States with respect to actions against SVAQ arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of SVAQ’s securities by serving SVAQ’s U.S. agent irrevocably appointed for that purpose.

INDEX TO FINANCIAL STATEMENTS

SILICON VALLEY ACQUISITION CORP. — FINANCIAL STATEMENTS

EIGENQ, INC. — FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Silicon Valley Acquisition Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Silicon Valley Acquisition Corp. (the “Company’) as of December 31, 2025, and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from July 21, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from July 21, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025.

/s/ Withum Smith+Brown, PC

New York, New York
March 30, 2026

PCAOB ID Number 100

SILICON VALLEY ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2025

December 31, 2025
ASSETS
Current Assets
Cash	$1,600,031
Prepaid expenses	13,635
Prepaid insurance	73,877
Total Current Assets	1,687,543
Long-term prepaid insurance	72,845
Investments held in Trust Account	200,119,181
TOTAL ASSETS	$201,879,569

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued offering costs	$14,572
Accrued expenses	82,500
Over-allotment liability	188,800
Due to sponsor	30,925
Total Current Liabilities	316,797
Deferred underwriting fee payable	8,000,000
Total Liabilities	8,316,797

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 20,000,000 shares at a redemption value of $10.01 per share	200,119,181

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 625,000 shares issued and outstanding, excluding 20,000,000 shares subject to possible redemption	63
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,665,900 shares issued and outstanding(1)	767
Additional paid-in capital	—
Accumulated deficit	(6,557,239)
Total Shareholders’ Deficit	(6,556,409)

TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$201,879,569

____________

(1)      This number includes up to 999,900 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (Note 6).

The accompanying notes are an integral part of the financial statements.

SILICON VALLEY ACQUISITION CORP.
STATEMENT OF OPERATIONS

For the Period from July 21, 2025 (Inception) Through December 31, 2025
Formation, general, and administrative costs	$139,654
Share-based compensation expense	346,500
Loss from operations	(486,154)

Other income:
Unrealized gain from fair value changes of overallotment liability	23,900
Interest earned in investments held in Trust Account	119,181
Total other income	143,081

Net loss	$(343,073)

Basic and Diluted weighted average shares outstanding, redeemable Class A ordinary shares	858,896

Basic and Diluted net loss per share, redeemable Class A ordinary shares	$(0.05)

Basic and Diluted weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares(1)	6,692,840

Basic and Diluted net loss per share, non-redeemable Class A and Class B ordinary shares	$(0.05)

____________

(1)      This number excludes up to 999,900 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (Note 6).

The accompanying notes are an integral part of the financial statements.

SILICON VALLEY ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM JULY 21, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – July 21, 2025 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to initial shareholders(1)	—	—	7,665,900	767	24,233	—	25,000
Sale of Private Placement Units	625,000	63	—	—	6,249,937	—	6,250,000
Fair Value of Public Warrants at issuance	—	—	—	—	3,000,000	—	3,000,000
Allocated value of transaction costs to Private Placement Units and Public Warrants	—	—	—	—	(215,837)	—	(215,837)
Share-based compensation expense	—	—	—	—	346,500	—	346,500
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(9,404,833)	(6,214,166)	(15,618,999)
Net loss	—	—	—	—	—	(343,073)	(343,073)
Balance – December 31, 2025	625,000	$63	7,665,900	$767	$—	$(6,557,239)	$(6,556,409)

____________

(1)      This number includes up to 999,900 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (Note 6).

The accompanying notes are an integral part of the financial statements.

SILICON VALLEY ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 21, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Cash Flows from Operating Activities:
Net loss	$(343,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation, general, and administrative costs through promissory note – related party	46,140
Payment of formation, general, and administrative costs through issuance of Class B ordinary shares	25,000
Interest earned on investments held in Trust Account	(119,181)
Share-based compensation expense	346,500
Change in fair value of overallotment liability	(23,900)
Changes in operating assets and liabilities:
Prepaid expenses	(13,635)
Prepaid Insurance	(146,722)
Accrued expenses	14,572
Net cash used in operating activities	(214,299)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(200,000,000)
Net cash used in investing activities	(200,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	196,000,000
Proceeds from sale of Private Placements Units	6,119,381
Proceeds from promissory note – related party	115,333
Payment of offering costs	(420,384)
Net cash provided by financing activities	201,814,330

Net Change in Cash	1,600,031
Cash – Beginning of period	—
Cash – End of period	$1,600,031

Noncash investing and financing activities:
Offering costs included in accrued offering costs	$82,500
Deferred underwriting fee payable	$8,000,000
Repayment of promissory notes – related party – offset against private placement units receivable from sponsor	$130,619
Reclassification of promissory notes – related party to due to sponsor	$30,925

The accompanying notes are an integral part of the financial statements.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Silicon Valley Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on July 21, 2025. The Company is a newly organized blank check company or special purpose acquisition company (“SPAC”), formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target. Its efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from July 21, 2025 (date of inception) through December 31, 2025 relates to the Company’s formation, the initial public offering (as defined below) and subsequent to the initial public offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the initial public offering. The Company has selected December 31 as its fiscal year end.

Sponsor, Founder and Financing

The Company’s sponsor is Silicon Valley Acquisition sponsor LLC, a Delaware limited liability company (the “sponsor”). The registration statement for the Company’s initial public offering was declared effective on December 22, 2025. On December 24, 2025, the Company consummated the initial public offering of 20,000,000 units at $10.00 per unit (the “Units”), which is discussed in Note 3 (the “initial public offering”), generating gross proceeds of $200,000,000. Each Unit consists of one share of the Company’s Class A ordinary shares (the “Public Shares”), $0.0001 par value and one-half of one redeemable warrant to purchase one Class A ordinary share (the “Public Warrants”). The Public Warrants will only be exercisable for whole shares at $11.50 per share.

Simultaneously with the closing of the initial public offering, the Company consummated the sale of an aggregate of 625,000 private placement units (the “private placement units”) to the sponsor and Clear Street LLC (“Clear Street”), as representative of the underwriters in the initial public offering (the “representative”), at a price of $10.00 per private placement unit, generating gross proceeds of $6,250,000. Of the 625,000 private placement units, the sponsor purchased 425,000 private placement units and Clear Street purchased 200,000 private placement units. Each whole private placement warrant (the “Private Placement Warrant”) included in a private placement unit entitles the holder thereof to purchase one Class A ordinary share at $11.50 per share.

Transaction costs amounted to $12,502,955, consisting of $4,000,000 of cash underwriting fees, $8,000,000 of deferred underwriting fees, and $502,955 of other offering costs.

The Trust Account

Upon the closing of the initial public offering on December 24, 2025, an amount of $200,000,000 ($10.00 per unit) from the net proceeds of the sale of the Units, and a portion of the proceeds of the sale of the private placement units, are held in a trust account (the “Trust Account”) and was invested only in either (i) U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government treasury obligations, (ii) as uninvested cash, or (iii) an interest bearing bank demand deposit account or other accounts at a bank. Funds will remain in the Trust Account until the earlier of (i) the completion of the Business Combination or (ii) the distribution of the Trust Account as described below.

The Company’s amended and restated memorandum and articles of association provides that, except for (x) interest income that may be released to the Company to pay taxes and (y) up to $100,000 to pay dissolution expenses, as discussed below, none of the funds held in the Trust Account will be released from the Trust Account until the earlier of: (1) the completion of the initial Business Combination within the required time period; (2) redemption of 100% of the outstanding public shares if the Company has not completed an initial Business Combination

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

within 24 months from the closing of the initial public offering; and (3) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (A) in a manner that would affect the substance or timing of the obligation to redeem 100% of public shares if the Company does not complete its initial Business Combination within the required time period or (B) with respect to any other provision relating to the pre-business combination activity and related shareholders’ rights.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the initial public offering, although substantially all of the net proceeds of the initial public offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less the deferred underwriting commissions and the taxes payable on interest earned) at the time the Company signs a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable) or (ii) provide shareholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, net of taxes payable, if any. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval unless a vote is required by the Nasdaq rules. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding shares are voted in favor of the Business Combination.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with the Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable, if any). As a result, such shares are recorded at redemption amount and classified as temporary equity upon the completion of the initial public offering. The amount in the Trust Account is $10.00 per public share ($200,000,000 held in the Trust Account divided by 20,000,000 public shares).

The Company has 24 months from December 24, 2025 to complete its initial Business Combination (the “Completion Window”). If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and up to $100,000 to pay dissolution expenses; and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining shareholders, as part of its plan of dissolution and liquidation. The initial shareholders each entered into agreements with the Company, pursuant to which they agreed: (1) to waive their redemption rights with respect to their Founder Shares, private placement units and any Class A ordinary shares issuable upon conversion thereof in connection with the consummation of the initial Business Combination or a tender offer conducted prior to a Business Combination or in connection with it; and (2) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and private placement units if the Company fails to complete its initial Business Combination within 24 months from the closing of the initial public offering, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Liquidity

The Company’s liquidity needs up to December 24, 2025 had been satisfied through the loan under an unsecured promissory note from the sponsor of up to $300,000 (see Note 4). At December 31, 2025, the Company had cash of $1,600,031, and working capital of $1,370,746.

In order to finance transaction costs in connection with a Business Combination, the sponsor or an affiliate of the sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. A portion of such Working Capital Loans may be convertible into private placement units of the post Business Combination entity at the option of the lender. The units would be identical to the private placement units. As of December 31, 2025, no such Working Capital Loans were outstanding.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern,” the Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Management has determined that the Company has sufficient funds to finance the working capital needs of the Company within one year from the date of issuance of the financial statement.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $1,600,031 and did not have any cash equivalents as of December 31, 2025.

Investments Held in Trust Account

As of December 31, 2025, the assets held in the Trust Account, amounting to $200,119,181, were held in money market funds.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Use of Estimates

The preparation of financial statement in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Offering Costs Associated with the initial public offering

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the initial public offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate initial public offering proceeds from the Units between Class A ordinary shares and Public Warrants, using the residual method by allocating initial public offering proceeds first to assigned value of the Public Warrants and then to Class A ordinary shares. Offering costs allocated to the Class A ordinary shares subject to possible redemption were charged to temporary equity and offering costs allocated to the Public Warrants and private placement units, were charged to shareholders’ deficit as Public Warrants and private placement units, after management’s evaluation are accounted for under equity treatment.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under Accounting Standards Codification 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands, and the Company believes it is presently not subject to income taxes or income tax filing requirements in the United States. As such, the Company’s tax provision was zero for the period presented.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and is accounted for as a liability pursuant to ASC 480 since the option was not fully exercised at the time of the initial public offering.

Warrants

The Company accounted for the Public Warrants and the Private Placement Warrants (collectively “Warrants”) issued in connection with the initial public offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging.” Accordingly, the Company evaluated and classified the Warrant instruments under equity treatment at their assigned values. As of December 31, 2025, there were 10,000,000 Public Warrants and 312,500 Private Placement Warrants outstanding.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the initial public offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$200,000,000
Less:
Proceeds allocated to Public Warrants	(3,000,000)
Proceeds allocated to over-allotment	(212,700)
Allocated issuance costs	(12,287,118)
Plus:
Accretion of carrying value to redemption value	15,618,999
Class A ordinary shares subject to possible redemption, December 31, 2025	$200,119,181

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of ordinary shares, which are referred to as redeemable Class A ordinary shares and non-redeemable Class A and Class B ordinary shares. Net loss is shared pro rata between the two classes of ordinary shares. This presentation assumes a Business Combination as the most likely outcome. Net loss per ordinary share is calculated by dividing the net loss by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted loss per ordinary share does not consider the effect of the Warrants issued in connection with the (i) initial public offering, (ii) the exercise of the over-allotment option and (iii) Private Placement, since the average price of the ordinary shares for the period from July 21, 2025 (inception) through December 31, 2025, was less than the exercise price and therefore, the inclusion of such Warran under the treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):
	For the Period from July 21, 2025 (Inception) Through December 31, 2025
Basic net loss per ordinary share	Redeemable Class A	Non- Redeemable Class A and Class B
Basic net loss per ordinary share
Numerator:
Allocation of net loss	$(39,019)	$(304,054)
Denominator:
Basic weighted average shares outstanding	858,896	6,692,840
Basic net loss per ordinary share	$(0.05)	$(0.05)
	For the Period from July 21, 2025 (Inception) Through December 31, 2025
Diluted net loss per ordinary share	Redeemable Class A	Non- Redeemable Class A and Class B
Diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(39,019)	$(304,054)
Denominator:
Diluted weighted average shares outstanding	858,896	6,692,840
Diluted net loss per ordinary share	$(0.05)	$(0.05)

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It applies a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to be vest. Share-based payments are valued by multiplying the marketable value per Founder Share (defined in Note 4) by the probability of successful closing of an initial Business Combination. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on July 21, 2025, inception.

The Company does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. INITIAL PUBLIC OFFERING

Pursuant to the initial public offering on December 24, 2025, the Company sold 20,000,000 Units at a price of $10.00 per Unit for a total of $200,000,000. Each Unit consists of one share of the Company’s Class A ordinary shares, $0.0001 par value and one-half of one Public Warrant to purchase one Class A ordinary share. The Public Warrants will only be exercisable for whole shares at $11.50 per share.

Warrants — As of December 31, 2025, there were 10,000,000 Public Warrants and 312,500 Private Placement Warrants outstanding. Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, at any time commencing on the later of 12 months from the closing of the initial public offering and after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Board of Directors, and in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading-day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional Class A ordinary shares or equity-linked securities. On the exercise of any warrant, the exercise price will be paid directly to the Company and not placed in the Trust Account.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the warrant shares and thereafter use its best efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the warrants. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the warrant shares and a current prospectus relating thereto.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

3. INITIAL PUBLIC OFFERING (cont.)

If a registration statement covering the issuance of the warrant shares is not effective within 90 days following the consummation of the initial Business Combination, warrant holders may nevertheless, until such time as there is such an effective registration statement and during any period when the Company shall have failed to maintain such an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act. In this circumstance, each holder would pay the exercise price by surrendering warrants exercisable for the number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying such warrants and the difference between the exercise price of such warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Class A ordinary shares for the five trading days ending on the trading day prior to the date of exercise.

Redemption of Warrants:    The Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company will send the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the warrant shares underlying the warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption, each warrant holder may exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued. The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price so that if the share price declines as a result of the redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants. If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In making such determination, management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the shareholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of warrant shares underlying the warrants to be so exercised, and the difference between the exercise price of the warrants and the fair market value by (y) the fair market value.

No fractional Class A ordinary share will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

4. RELATED PARTY TRANSACTIONS

Founder Shares

On August 7, 2025, the sponsor purchased 7,665,900 Class B ordinary shares (the “Founder Shares”) from the Company for an aggregate purchase price of $25,000, or $0.003 per share, of which up to 999,900 Founder Shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised within the 45-day period following the closing of the initial public offering. The forfeiture would be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the sponsor would own 25% of the Company’s issued and outstanding Class A and Class B ordinary shares after the initial public offering. On January 7, 2026, the underwriters purchased an additional 1,500,000 Units pursuant to the partial exercise of the over-allotment option, resulting in 499,950 Founder Shares that were no longer subject to forfeiture. On February 7, 2026, the over-allotment option to purchase the remaining 1,500,000 Units expired, resulting in the forfeiture of 499,950 Founder Shares. As of the date the financial statements were issued, 7,165,950 Founder Shares were issued and outstanding.

On December 1, 2025 and June 17, 2026, the sponsor granted membership interests equivalent to an aggregate of 150,000 Founder Shares to the independent directors of the Company for aggregate consideration of $450, or approximately $0.003 per share. The membership interests in Founder Shares granted to the independent directors are in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value on the assignment date. The Founder Shares have an aggregate fair value of $346,500, or $2.31 per share. The membership interests in Founder Shares are subject to forfeiture, as 50% of the subscription units will be automatically forfeited upon termination of service following the closing of the initial public offering and prior to the completion of a Business Combination. The Company recognized stock-based compensation expense of $346,500 on June 17, 2026. The Company established the fair value of Founder Shares using Monte Carlo Simulation Model prepared by a third party valuation firm, which takes into consideration the following market assumptions; (i) implied share price of $9.85, (ii) probability of De-SPAC and instrument-specific market adjustment of 27.0%, and (iii) discount for lack of marketability of 13%. The Founder Shares are classified as Level 3 at the measurement date due to the use of unobservable inputs, and other risk factors.

Private Placement Units

Simultaneously with the closing of the initial public offering, the sponsor purchased an aggregate of 425,000 private placement units at a price of $10.00 per private placement unit in a private placement for an aggregate purchase price of $4,250,000. Clear Street purchased an aggregate of 200,000 private placement units at a price of $10.00 per unit in a private placement for an aggregate purchase price of $2,000,000. On January 7, 2026, the Company consummated the private placement of an additional 30,000 private placement units to Clear Street at a price of $10.00 per unit, generating gross proceeds of $300,000.

A portion of the purchase price of the private placement units was added to the proceeds of initial public offering held in the Trust Account. If the initial Business Combination is not completed within 24 months from the closing of the initial public offering, the proceeds from the sale of the private placement units held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law).

Promissory Note — Related Party

On August 7, 2025, the sponsor agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the initial public offering. The loan was non-interest bearing, payable at the earlier of March 31, 2026 or the closing of the initial public offering. The Company had borrowed $161,544 under the promissory note, which was repaid as of December 31, 2025. Borrowings under the note are no longer available.

Due to sponsor

As of December 31, 2025, the Company owed the sponsor an aggregate amount of $30,925 for the remaining outstanding due to offering and operational costs. The amounts are due on demand.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

4. RELATED PARTY TRANSACTIONS (cont.)

Administration Fee

Commencing on December 22, 2025, the sponsor charges the Company a total of $25,000 per month for office space and administrative and support services. The Company will cease the monthly fees through the earlier of completion of the Company’s initial Business Combination or liquidation. For the period from July 21, 2025 (inception) through December 31, 2025, the Company incurred $5,645 of administrative services fees which was included in accrued expenses in the accompanying balance sheet.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the sponsor or an affiliate of the sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. A portion of such Working Capital Loans may be convertible into private placement units of the post Business Combination entity at the option of the lender. The units would be identical to the private placement units. As of December 31, 2025, no such Working Capital Loans were outstanding.

5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The Company’s initial shareholders, the representative and their permitted transferees can demand that the Company register the Founder Shares, the Private Placement Shares, the Private Placement Warrants and underlying securities and any securities issued upon conversion of Working Capital Loans, pursuant to an agreement signed on December 22, 2025. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of a majority of these securities or units issued in payment of working capital loans made the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain piggyback registration rights on registration statements filed after the Company’s consummation of a Business Combination. Notwithstanding anything to the contrary, the representative of the underwriters may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement of the initial public offering. In addition, the representative may participate in a piggyback registration only during the seven-year period beginning on the effective date of the initial public offering. The Company will bear the expenses incurred in connection with the filing of any such registration statement.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover any over-allotments, at the initial public offering price less the underwriting discounts. On January 7, 2026, the underwriters purchased an additional 1,500,000 Units pursuant to the partial exercise of the over-allotment option. On February 7, 2026, the over-allotment option to purchase the remaining 1,500,000 Units expired.

The Company paid an underwriting discount of $0.20 per Unit sold in the initial public offering, or $4,300,000 in the aggregate ($4,000,000 from the base Units sold and $300,000 from the additional Units sold), which included a $500,000 cash reimbursement for offering expenses, upon the closing of the initial public offering. Additionally, the underwriters are entitled to $0.40 per Unit sold in the offering, $8,600,000 in the aggregate ($8,000,000 from the base Units sold and $600,000 from the additional Units sold), and is payable to the underwriters based on the percentage of funds remaining in the Trust Account after redemptions of public shares, for deferred underwriting commissions to be placed in a Trust Account located in the United States and released to the underwriters only upon the completion of an initial Business Combination.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

6. SHAREHOLDERS’ DEFICIT

Preferred Shares

The Company is authorized to issue 1,000,000 shares of preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2025, there were no preferred shares issued and outstanding.

Class A Ordinary Shares

The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2025, there were 625,000 Class A ordinary shares issued and outstanding, excluding 20,000,000 shares subject to possible redemption.

Class B Ordinary Shares

The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. At December 31, 2025, there were 7,665,900 Class B ordinary shares issued and outstanding, of which an aggregate of up to 999,900 Class B ordinary shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the number of Founder Shares would be equal to 25% of the Company’s issued and outstanding ordinary shares after the initial public offering. On January 7, 2026, the underwriters purchased an additional 1,500,000 Units pursuant to the partial exercise of the over-allotment option, resulting in 499,950 Class B ordinary shares that were no longer subject to forfeiture. On February 7, 2026, the over-allotment option to purchase the remaining 1,500,000 Units expired, resulting in the forfeiture of 499,950 Class B ordinary shares. As of the date the financial statements were issued, 7,165,950 Class B ordinary shares were issued and outstanding.

7. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in hierarchy based on the lowest level input that is significant to the fair value measurement.

The over-allotment option was accounted for as a liability in accordance with ASC 815-40 and was presented within liabilities on the balance sheet. The over-allotment option liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within changes in fair value of over-allotment option liability in the statement of operations.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

7. FAIR VALUE MEASUREMENTS (cont.)

The Company used a Black-Scholes model to value the over-allotment option. The over-allotment option liability was classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the option. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the option. The expected life of the option is assumed to be equivalent to their remaining contractual term.

The key inputs into the Black-Scholes model were as follows at initial measurement and remeasurement of the over-allotment option:

	December 31, 2025	December 24, 2025
Volatility	2.5%	3.2%
Expected term (years)	0.12	0.12
Expected volatility	3.8%	3.7%
Exercise price	$10.00	$10.00
Fair value of over-allotment unit	$0.06	$0.07

The fair value of the Public Warrants is $3,000,000 or $0.30 per public warrant. The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the level 3 valuation of the public warrants:

December 24, 2025
Volatility	2.5%
Risk free rate (Continuous)	3.90%
Stock price	$9.85
Expected term to De-SPAC (Years)	2.0
Probability of De-SPAC and market adjustment	27.0%

At December 31, 2025, assets held in the Trust Account were comprised of $200,119,181 in money market funds.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2025 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2025
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$200,119,181
Liability
Over-allotment liability	3	$188,800

8. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

8. SEGMENT INFORMATION (cont.)

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

December 31, 2025
Cash	$1,600,031
Investments held in Trust Account	$200,119,181

The CODM reviews the position of total assets to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company.

For the period from July 21, 2025 (inception) Through December 31, 2025
Formation, general, and administrative costs	$(139,654)
Share-based compensation expenses	$(346,500)
Interest earned on investments held in Trust Account	$119,181

Formation, general, and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Completion Window. The CODM also reviews formation, general, and administrative costs and share-based compensation expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Formation, general, and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

9. SUBSEQUENT EVENTS

The Company evaluated subsequent events that occurred after December 31, 2025, the date the financial statements were issued. Based on this review, other than described below, the Company did not identify any subsequent events that required adjustment to or disclosure in the financial statement.

On January 7, 2026, the Company consummated the closing of an additional 1,500,000 Units sold pursuant to the underwriters’ over-allotment option, generating gross proceeds of $15,000,000. Simultaneously with the consummation of the over-allotment option on January 7, 2026, the Company also consummated the sale of an additional 30,000 private placement units to Clear Street at a price of $10.00 per private placement unit, generating gross proceeds of $300,000.

On January 7, 2026, an amount of $15,000,000 ($10.00 per Unit) from the net proceeds of the sale of the additional Units, and a portion of the net proceeds from the sale of the additional private placement units, was held in the Trust Account.

SILICON VALLEY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

9. SUBSEQUENT EVENTS (cont.)

On January 7, 2026, the underwriters were paid in cash an underwriting discount of $0.20 per additional Unit sold, or $300,000 in the aggregate. In addition, the underwriters were entitled to a deferred fee of $0.40 per additional Unit, $600,000 in the aggregate.

On February 7, 2026, the over-allotment option to purchase the remaining 1,500,000 Units expired, resulting in the forfeiture of 499,950 Class B ordinary shares. As of the date the financial statements were issued, 7,165,950 Class B ordinary shares were issued and outstanding.

On March 13, 2026, the Company and DCMT Holdings, Inc. executed an agreement (the “Vice President Service Agreement”), pursuant to which, effective as of March 3, 2026, Mr. David O’Neil shall render professional services in the capacity of “Vice President.” Mr. O’Neil receives a monthly fee of $8,333.33 for services performed for the Company in connection with the Company’s initial business combination.

SILICON VALLEY ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,180,511	$1,600,031
Prepaid expenses	75,459	13,635
Prepaid insurance	73,877	73,877
Total Current Assets	1,329,847	1,687,543
Long-term prepaid insurance	35,700	72,845
Investments held in Trust Account	218,979,433	200,119,181
TOTAL ASSETS	$220,344,980	$201,879,569

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued offering costs	$75,000	$14,572
Accrued expenses	773,740	82,500
Over-allotment liability	—	188,800
Due to sponsor	29,195	30,925
Total Current Liabilities	877,935	316,797
Deferred underwriting fee payable	8,600,000	8,000,000
Total Liabilities	9,477,935	8,316,797

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 21,500,000 and 20,000,000 shares at a redemption value of $10.19 and $10.01 per share as of June 30, 2026 and December 31, 2025, respectively	218,979,433	200,119,181

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 655,000 and 625,000 shares issued and outstanding, excluding 21,500,000 and 20,000,000 shares subject to possible redemption as of June 30, 2026 and December 31, 2025, respectively	66	63
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,165,950 and 7,665,900 shares issued and outstanding as of June 30, 2026 and December 31, 2025(1)	717	767
Additional paid-in capital	—	—
Accumulated deficit	(8,113,171)	(6,557,239)
Total Shareholders’ Deficit	(8,112,388)	(6,556,409)

TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$220,344,980	$201,879,569

____________

(1)      The Class B ordinary shares issued and outstanding as of December 31, 2025, includes up to 999,900 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6). On January 7, 2026, the underwriters purchased an additional 1,500,000 Units pursuant to the partial exercise of the over-allotment option, resulting in 499,950 Class B ordinary shares that were no longer subject to forfeiture. On February 7, 2026, the over-allotment option to purchase the remaining 1,500,000 Units expired, resulting in the forfeiture of 499,950 Class B ordinary shares.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SILICON VALLEY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended June 30, 2026	For the Six Months Ended June 30, 2026
General and administrative costs	$779,635	$1,144,779
Loss from operations	(779,635)	(1,144,779)

Other income
Unrealized gain from fair value changes of over-allotment liability	—	95,150
Interest earned on investments held in Trust Account	1,921,278	3,860,252
Total other income	1,921,278	3,955,402

Net Income	$1,141,643	$2,810,623

Basic weighted average shares outstanding, Class A ordinary shares outstanding	21,500,000	21,441,989
Basic net income per share, redeemable Class A ordinary shares outstanding	$0.04	$0.10
Diluted weighted average shares outstanding, Class A ordinary shares outstanding	21,500,000	21,441,989
Diluted net income per share, redeemable Class A ordinary shares outstanding	$0.04	$0.10
Basic weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares outstanding	7,820,950	7,800,455
Basic net income per share, non-redeemable Class A and Class B ordinary shares	$0.04	$0.10
Diluted weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares outstanding	7,820,950	7,820,950
Diluted net income per share, non-redeemable Class A and Class B ordinary shares	$0.04	$0.10

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SILICON VALLEY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026

	Class A Ordinary Shares		Class B Ordinary Shares(1)		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2025	625,000	$63	7,665,900	$767	$—	$(6,557,239)	$(6,556,409)
Forfeiture of Class B ordinary shares	—	—	(499,950)	(50)	50	—	—
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(519,362)	(2,445,277)	(2,964,639)
Sale of Private Placement Units	30,000	3	—	—	299,997	—	300,000
Fair Value of Public Warrants at issuance	—	—	—	—	225,000	—	225,000
Allocated value of transaction costs to Class A ordinary shares	—	—	—	—	(5,685)	—	(5,685)
Net income	—	—	—	—	—	1,668,980	1,668,980
Balance – March 31, 2026 (unaudited)	655,000	$66	7,165,950	$717	$—	$(7,333,536)	$(7,332,753)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(1,921,278)	(1,921,278)
Net income	—	—	—	—	—	1,141,643	1,141,643
Balance – June 30, 2026 (unaudited)	655,000	$66	7,165,950	$717	$—	$(8,113,171)	$(8,112,388)

____________

(1)      As of December 31, 2025, up to 999,900 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SILICON VALLEY ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2026
(UNAUDITED)

Cash Flows from Operating Activities:
Net income	$2,810,623
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(3,860,252)
Change in fair value of over-allotment liability	(95,150)
Changes in operating assets and liabilities:
Prepaid expenses	(61,824)
Prepaid insurance	37,145
Accrued expenses	759,168
Due to Sponsor	29,195
Net cash used in operating activities	(381,095)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(15,000,000)
Net cash used in investing activities	(15,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	14,700,000
Proceeds from sale of Private Placements Units	300,000
Repayment of advances from related party	(30,925)
Payment of offering costs	(7,500)
Net cash provided by financing activities	14,961,575

Net Change in Cash and cash equivalents	(419,520)
Cash and cash equivalents – Beginning of period	1,600,031
Cash and cash equivalents – End of period	$1,180,511

Noncash investing and financing activities:
Deferred underwriting fee payable	$600,000
Forfeiture of Class B ordinary shares	$50

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Silicon Valley Acquisition Corp. (the “Company” or “SVAQ”) was incorporated as a Cayman Islands exempted company on July 21, 2025. The Company is a newly organized blank check company or special purpose acquisition company (“SPAC”), formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target. Its efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

On June 15, 2026, SVAQ Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), was formed. Merger Sub had not commenced any operations as of June 30, 2026.

As of June 30, 2026, the Company had not commenced any operations. All activity for the period from July 21, 2025 (date of inception) through June 30, 2026 relates to the Company’s formation, the initial public offering (as defined below) and subsequent to the initial public offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the initial public offering. The Company has selected December 31 as its fiscal year end.

Sponsor, Founder and Financing

The Company’s sponsor is Silicon Valley Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s initial public offering was declared effective on December 22, 2025. On December 24, 2025, the Company consummated the initial public offering of 20,000,000 units at $10.00 per unit (the “Units”), which is discussed in Note 3 (the “initial public offering”), generating gross proceeds of $200,000,000. Each Unit consists of one of the Company’s Class A ordinary shares (the “Public Shares”), $0.0001 par value and one-half of one redeemable warrant to purchase one Class A ordinary share (the “Public Warrants”). The Public Warrants will only be exercisable for whole shares at $11.50 per share.

Simultaneously with the closing of the initial public offering, the Company consummated the sale of an aggregate of 625,000 private placement units (the “private placement units”) to the Sponsor and Clear Street LLC (“Clear Street”), as representative of the underwriters in the initial public offering (the “representative”), at a price of $10.00 per private placement unit, generating gross proceeds of $6,250,000. Of the 625,000 private placement units, the Sponsor purchased 425,000 private placement units and Clear Street purchased 200,000 private placement units. Each whole private placement warrant (the “Private Placement Warrant”) included in a private placement unit entitles the holder thereof to purchase one Class A ordinary share at $11.50 per share.

On January 7, 2026, the Company consummated the closing of an additional 1,500,000 Units sold pursuant to the underwriters’ over-allotment option, generating gross proceeds of $15,000,000. Simultaneously with the consummation of the over-allotment option on January 7, 2026, the Company also consummated the sale of an additional 30,000 private placement units to Clear Street at a price of $10.00 per private placement unit, generating gross proceeds of $300,000.

On February 7, 2026, the over-allotment option to purchase the remaining 1,500,000 Units expired, resulting in the forfeiture of 499,950 Class B ordinary shares, par value $0.0001 per share, of the Company (the “Class B Ordinary Shares” or “Founder Shares”). As of the date the unaudited condensed consolidated financial statements were issued, 7,165,950 Class B ordinary shares were issued and outstanding.

Transaction costs amounted to $13,402,955, consisting of $4,300,000 of cash underwriting fees, $8,600,000 of deferred underwriting fees, and $502,955 of other offering costs.

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Trust Account

Upon the closing of the initial public offering on December 24, 2025 and the partial exercise of over-allotment option on January 7, 2026, an aggregated amount of $215,000,000 ($10.00 per unit) from the net proceeds of the sale of the Units, and a portion of the proceeds of the sale of the private placement units, are held in a trust account (the “Trust Account”) and were invested only in either (i) U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government treasury obligations, (ii) as uninvested cash, or (iii) an interest bearing bank demand deposit account or other accounts at a bank. Funds will remain in the Trust Account until the earlier of (i) the completion of the Business Combination or (ii) the distribution of the Trust Account as described below.

The Company’s amended and restated memorandum and articles of association provides that, except for (x) interest income that may be released to the Company to pay taxes and (y) up to $100,000 to pay dissolution expenses, as discussed below, none of the funds held in the Trust Account will be released from the Trust Account until the earlier of: (1) the completion of the initial Business Combination within the required time period; (2) redemption of 100% of the outstanding public shares if the Company has not completed an initial Business Combination within 24 months from the closing of the initial public offering; and (3) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (A) in a manner that would affect the substance or timing of the obligation to redeem 100% of public shares if the Company does not complete its initial Business Combination within the required time period or (B) with respect to any other provision relating to the pre-business combination activity and related shareholders’ rights.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the initial public offering, although substantially all of the net proceeds of the initial public offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less the deferred underwriting commissions and the taxes payable on interest earned) at the time the Company signs a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable) or (ii) provide shareholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, net of taxes payable, if any. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval unless a vote is required by the Nasdaq rules. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the outstanding shares are voted in favor of the Business Combination.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with the Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable, if any). As a result,

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

such shares are recorded at redemption amount and classified as temporary equity upon the completion of the initial public offering. The amount in the Trust Account is $10.00 per public share ($215,000,000 held in the Trust Account divided by 21,500,000 public shares).

The Company has 24 months from December 24, 2025 to complete its initial Business Combination (the “Completion Window”). If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and up to $100,000 to pay dissolution expenses; and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining shareholders, as part of its plan of dissolution and liquidation. The initial shareholders each entered into agreements with the Company, pursuant to which they agreed: (1) to waive their redemption rights with respect to their Founder Shares, private placement units and any Class A ordinary shares issuable upon conversion thereof in connection with the consummation of the initial Business Combination or a tender offer conducted prior to a Business Combination or in connection with it; and (2) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and private placement units if the Company fails to complete its initial Business Combination within 24 months from the closing of the initial public offering, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the prescribed time frame.

The Business Combination Agreement; Certain Agreements Related to the Business Combination

Business Combination Agreement

On June 17, 2026, the Company entered into a Business Combination Agreement (as amended, the “Business Combination Agreement”), by and among the Company, Merger Sub, and EigenQ, Inc., a Delaware corporation (“Target” or “EigenQ”), pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into EigenQ (the “Merger”), with EigenQ continuing as the surviving company (EigenQ, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”). After giving effect to the Merger, EigenQ will be a wholly-owned subsidiary of the Company (following the Closing, “PubCo”). The transactions contemplated by the Business Combination Agreement are referred to as the “Proposed Business Combination.” The combined company’s business will continue to operate through EigenQ. The closing of the Merger (the “Closing”) will occur at a time and date to be specified in writing by the parties, but in no event later than the second (2nd) business day, after the satisfaction or, if permissible, waiver of the conditions set forth in the Business Combination Agreement, or at such other date, time, or place as the Company and EigenQ may agree. The date of such Closing is referred to as the “Closing Date.”

At least one business day prior to the Closing Date, the Company will transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation (“Domesticated SVAQ”) in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended, and Part 12 of the Companies Act (as revised) of the Cayman Islands (such continuation and domestication, the “Domestication”).

Immediately prior to the Domestication, (1) to the extent any Units of the Company remain outstanding and unseparated, such Units will automatically separate, with the holder of each such Unit being deemed to hold one Class A ordinary share and one-half (1/2) of one Public Warrant, without any action required by the holder; (2) the Company will effect the redemption of the Public Shares that are validly submitted for redemption and not withdrawn.

In connection with the Domestication and immediately prior to the Effective Time (as defined in the Business Combination Agreement), (1) the Company will change its name to “EigenQ Holdings, Inc.”; (2) each holder of issued and outstanding Class B Ordinary Shares will irrevocably and unconditionally elect to convert, on a one-for-one basis, each Class B Ordinary Share into one Class A Ordinary Share; (2) each outstanding Class A Ordinary Share

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(excluding Public Shares validly submitted for redemption, but including Class A Ordinary Shares converted from the Class B Ordinary Shares) will be reclassified as one share of PubCo Common Stock (as defined in the Business Combination Agreement).

Following the Domestication, on the Closing Date, Merger Sub shall merge with and into EigenQ at the Effective Time, with EigenQ continuing as the Surviving Company.

By virtue of the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001 per share, of the Surviving Company.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time:

i.       each share of common stock of EigenQ (the “Target Common Stock”) issued and outstanding (or deemed to be issued and outstanding under the terms of the Business Combination Agreement) immediately prior to the Effective Time, except for (a) shares held by EigenQ as treasury stock, if any (each an “Excluded Share”), and (b) shares held by stockholders who have properly exercised and not withdrawn appraisal rights under Delaware law, will be cancelled and converted into the right to receive a number of shares of Domesticated Purchaser Common Stock equal to the Exchange Ratio (as defined below);

ii.      each Excluded Share shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor;

iii.     each stock appreciation right of EigenQ (the “SAR”) that is outstanding immediately prior to the Effective Time will be automatically substituted by Domesticated SVAQ for a stock appreciation right exercisable for a number of shares of Domesticated Purchaser Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Target Common Stock issuable upon the exercise of such Target stock appreciation rights multiplied by (y) the Exchange Ratio;

iv.      each warrant to purchase shares of EigenQ Common Stock (the “Target Warrant”) that is outstanding immediately prior to the Effective Time will be automatically assumed by the Domesticated SVAQ such that, as of the Effective Time, each Target Warrant shall instead be converted into a warrant to purchase a number of shares of Domesticated Purchaser Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Target Common Stock issuable upon exercise of such Target Warrant and (y) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Target Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

As provided in the Business Combination Agreement, the Exchange Ratio equals the quotient obtained by dividing $2,930,000,000, by (a) $10.00 per share first, and (b) the number of Fully-Diluted Shares (as defined in the Business Combination Agreement).

Sponsor Support Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, the Company, EigenQ and the Sponsor executed the Sponsor Support Agreement, dated June 17, 2026 (as amended, the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Proposed Business Combination; (ii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Founder Shares; (iii) be bound by certain other covenants and agreements related to the Proposed Business Combination; (iv) be bound by certain transfer restrictions with respect to its shares in the Company prior to the Closing; and (v) waive redemption rights with respect to the Founder Shares, in each case, on the terms and subject to

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the conditions set forth in the Sponsor Support Agreement. In addition, immediately prior to the Closing, the Sponsor agreed to transfer, directly or constructively up to 2,165,950 Founder Shares (such transferred Founder Shares, the “Transaction Financing Support Shares”), to potential investors, if needed, to support transaction financing. However, in the case that any such Transaction Financing Support Shares were not so transferred to other parties, fifty percent (50%) of such non-transferred Transaction Financing Support Shares shall be retained by the Sponsor and the remaining fifty percent (50%) of such non-transferred Transaction Financing Support Shares shall be forfeited by the Sponsor and surrendered to the Company (such forfeited shares, the “Sponsor Forfeited Shares”), and the Sponsor shall not have any further rights with respect to such Sponsor Forfeited Shares.

Company Stockholder Support Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, the Company, EigenQ and a certain stockholder of EigenQ, which has the right to the votes sufficient to approve the Proposed Business Combination at a special meeting of EigenQ’s stockholders (the “Supporting Company Stockholder”), executed the Company Stockholder Support Agreement, dated June 17, 2026 (the “Company Stockholder Support Agreement”), pursuant to which the Supporting Company Stockholder has agreed, among other things, at any special meeting, and in any action by written consent of EigenQ’s stockholders to vote all shares of Company Common Stock held by such Supporting Company Stockholder at such time in favor of the Business Combination Agreement and the Proposed Business Combination, and against any action, agreement or transaction or proposal that would result in a breach of the Business Combination Agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2026. The interim results for the three and six months ended June 30, 2026, are not necessarily indicative of the results to be expected for the period ending December 31, 2026 or for any future periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Liquidity and Going Concern

The Company’s liquidity needs prior to the IPO had been satisfied through the loan under an unsecured promissory note from the Sponsor of up to $300,000 (see Note 4). As of June 30, 2026, the Company had cash and cash equivalents of $1,180,511 and working capital surplus of $451,912.

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. A portion of such Working Capital Loans may be convertible into private placement units of the post Business Combination entity at the option of the lender. The units would be identical to the private placement units. As of June 30, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) 205-40, “Presentation of Financial Statements — Going Concern,” the Company does not currently have adequate liquidity to sustain operations, which consist solely of completing a Business Combination.

While the Company expects to have sufficient access to additional sources of capital, if necessary, there is no current commitment on the part of any financing source to provide additional capital, and no assurances can be provided that such additional capital will ultimately be available. This condition raises substantial doubt about the Company’s ability to continue as a going concern for a period within one year after the date that the unaudited condensed financial statements are issued. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate a Business Combination will be successful or successful within the Completion Window. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. As it is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Completion Window, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Completion Window.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash and cash equivalents of $1,180,511 and $1,600,031 as of June 30, 2026 and December 31, 2025, respectively. Cash equivalents were held in money market funds.

Investments Held in Trust Account

As of June 30, 2026 and December 31, 2025, the investments held in the Trust Account, amounting to $218,979,433 and $200,119,181, respectively, were held in money market funds.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to its short-term nature.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements. Actual results could differ from those estimates.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the initial public offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate initial public offering proceeds from the Units between Public Shares and Public Warrants, using the residual method by allocating initial public offering proceeds first to assigned value of the Public Warrants and then to Public Shares. Offering costs allocated to Public Shares subject to possible redemption were charged to temporary equity and offering costs allocated to the Public Warrants and private placement units, were charged to shareholders’ deficit as Public Warrants and private placement units, after management’s evaluation are accounted for under equity treatment.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under Accounting Standards Codification 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited condensed consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2026 and December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands, and the Company believes it is presently not subject to income taxes or income tax filing requirements in the United States. As such, the Company’s tax provision was zero for the periods presented.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the unaudited condensed consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and is accounted for as a liability pursuant to ASC 480 since the option was not fully exercised at the time of the initial public offering.

Warrants

The Company accounted for the Public Warrants and the Private Placement Warrants (collectively “Warrants”) issued in connection with the initial public offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the Warrant instruments under equity treatment at their assigned values. As of June 30, 2026, there were 10,750,000 Public Warrants and 327,500 Private Placement Warrants outstanding. As of December 31, 2025, there were 10,000,000 Public Warrants and 312,500 Private Placement Warrants outstanding.

Class A Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the initial public

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of June 30, 2026 and December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets. As of June 30, 2026 and December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$200,000,000
Less:
Proceeds allocated to Public Warrants	(3,000,000)
Proceeds allocated to over-allotment liability	(212,700)
Allocated issuance costs	(12,287,118)
Plus:
Accretion of carrying value to redemption value	15,618,999
Class A ordinary shares subject to possible redemption, December 31, 2025	200,119,181
Less:
Proceeds Allocated to Public Warrants	(225,000)
Allocated issuance costs	(894,315)
Plus:
Proceeds from partial exercise of over-allotment option	15,000,000
Changes on over-allotment liability at partial exercise of overallotment option	93,650
Accretion of carrying value to redemption value	2,964,639
Class A ordinary shares subject to possible redemption, March 31, 2026	217,058,155
Plus:
Accretion of carrying value to redemption value	1,921,278
Class A ordinary shares subject to possible redemption, June 30, 2026	$218,979,433

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of ordinary shares, which are referred to as redeemable Class A ordinary shares and non-redeemable Class A and Class B ordinary shares. Net income is shared pro rata between the two classes of ordinary shares. This presentation assumes a Business Combination as the most likely outcome. Net income per ordinary share is calculated by dividing the net income by the weighted average ordinary shares outstanding for the respective period.

The calculation of diluted net income per ordinary share does not consider the effect of the Warrants issued in connection with the (i) initial public offering, (ii) the exercise of the over-allotment option and (iii) Private Placement, since the average price of the ordinary shares as of June 30, 2026 and December 31, 2025, was less than the exercise price and therefore, the inclusion of such Warrant under the treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events.

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended June 30, 2026		For the Six Months Ended June 30, 2026
	Redeemable Class A	Non- redeemable Class A and Class B	Redeemable Class A	Non- redeemable Class A and Class B
Basic net income per ordinary share
Numerator:
Allocation of net income	$837,126	$304,517	$2,060,886	$749,737

Denominator:
Basic weighted average shares outstanding	21,500,000	7,820,950	21,441,989	7,800,455
Basic net income per ordinary share	$0.04	$0.04	$0.10	$0.10
	For the Three Months Ended June 30, 2026		For the Six Months Ended June 30, 2026
	Redeemable Class A	Non- redeemable Class A and Class B	Redeemable Class A	Non- redeemable Class A and Class B
Diluted net income per ordinary share
Numerator:
Allocation of net income	$837,126	$304,517	$2,059,443	$751,180

Denominator:
Diluted weighted average ordinary shares outstanding	21,500,000	7,820,950	21,441,989	7,820,950
Diluted net income per ordinary share	$0.04	$0.04	$0.10	$0.10

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It applies a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to be vest. Share-based payments are valued by multiplying the marketable value per Founder Share (defined in Note 4) by the probability of successful closing of an initial Business Combination. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service.

Recent Accounting Pronouncements

The Company does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3. INITIAL PUBLIC OFFERING

Pursuant to the initial public offering on December 24, 2025, the Company sold 20,000,000 Units at a price of $10.00 per Unit for a total of $200,000,000. Each Unit consists of one share of the Company’s Class A ordinary shares, $0.0001 par value and one-half of one Public Warrant to purchase one Class A ordinary share. The Public Warrants will only be exercisable for whole shares at $11.50 per share.

On January 7, 2026, the Company consummated the closing of an additional 1,500,000 Units sold pursuant to the underwriters’ over-allotment option, generating gross proceeds of $15,000,000.

Warrants — As of June 30, 2026, there were 10,750,000 Public Warrants and 327,500 Private Placement Warrants outstanding. As of December 31, 2025, there were 10,000,000 Public Warrants and 312,500 Private Placement Warrants outstanding. Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, at any time commencing on the later of 12 months from the closing of the initial public offering and after the completion of the initial Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Board of Directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading-day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional Class A ordinary shares or equity-linked securities. On the exercise of any warrant, the exercise price will be paid directly to the Company and not placed in the Trust Account.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the warrant shares and thereafter use its best efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement until the expiration of the warrants. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the warrant shares and a current prospectus relating thereto.

If a registration statement covering the issuance of the warrant shares is not effective within 90 days following the consummation of the initial Business Combination, warrant holders may nevertheless, until such time as there is such an effective registration statement and during any period when the Company shall have failed to maintain such an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act. In this circumstance, each holder would pay the exercise price by surrendering warrants exercisable for the number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying such warrants and the difference between the exercise price of such warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Class A ordinary shares for the five trading days ending on the trading day prior to the date of exercise.

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3. INITIAL PUBLIC OFFERING (cont.)

Redemption of Warrants:    The Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company will send the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the warrant shares underlying the warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption, each warrant holder may exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued. The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price so that if the share price declines as a result of the redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants. If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In making such determination, management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the shareholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of warrant shares underlying the warrants to be so exercised, and the difference between the exercise price of the warrants and the fair market value by (y) the fair market value.

No fractional Class A ordinary share will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.

4. RELATED PARTY TRANSACTIONS

Founder Shares

On August 7, 2025, the Sponsor purchased 7,665,900 Class B ordinary shares (the “Founder Shares”) from the Company for an aggregate purchase price of $25,000, or $0.003 per share, of which up to 999,900 Founder Shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised within the 45-day period following the closing of the initial public offering. On January 7, 2026, the underwriters purchased an additional 1,500,000 Units pursuant to the partial exercise of the over-allotment option, resulting in 499,950 Founder Shares that were no longer subject to forfeiture. On February 7, 2026, the over-allotment option to purchase the remaining 1,500,000 Units expired, resulting in the forfeiture of 499,950 Founder Shares. As of June 30, 2026 and December 31, 2025, 7,165,950 and 7,665,900 Founder Shares were issued and outstanding, respectively.

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

4. RELATED PARTY TRANSACTIONS (cont.)

On December 1, 2025 and December 16, 2025, the Sponsor granted membership interests equivalent to an aggregate of 150,000 Founder Shares to the independent directors of the Company for aggregate consideration of $450, or approximately $0.003 per share. The membership interests in Founder Shares granted to the independent directors are in the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value on the assignment date. The Founder Shares have an aggregate fair value of $346,500, or $2.31 per share. The membership interests in Founder Shares are subject to forfeiture, as 50% of the subscription units will be automatically forfeited upon termination of service following the closing of the initial public offering and prior to the completion of a Business Combination. The Company recognized stock-based compensation expense of $346,500 on December 16, 2025. The Company established the fair value of Founder Shares using Monte Carlo Simulation Model prepared by a third party valuation firm, which takes into consideration the following market assumptions; (i) implied share price of $9.85, (ii) probability of De-SPAC and instrument-specific market adjustment of 27.0%, and (iii) discount for lack of marketability of 13%.

Private Placement Units

Simultaneously with the closing of the initial public offering on December 24, 2025, the Sponsor purchased an aggregate of 425,000 private placement units at a price of $10.00 per private placement unit in a private placement for an aggregate purchase price of $4,250,000. Clear Street purchased an aggregate of 200,000 private placement units at a price of $10.00 per unit in a private placement for an aggregate purchase price of $2,000,000.

On January 7, 2026, the Company consummated the private placement of an additional 30,000 private placement units to the Sponsor at a price of $10.00 per unit, generating gross proceeds of $300,000.

A portion of the purchase price of the private placement units was added to the proceeds of initial public offering held in the Trust Account. If the initial Business Combination is not completed within 24 months from the closing of the initial public offering, the proceeds from the sale of the private placement units held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law).

Promissory Note — Related Party

On August 7, 2025, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the initial public offering. The loan was non-interest bearing, payable at the earlier of March 31, 2026 or the closing of the initial public offering. The Company had borrowed $161,544 under the promissory note, which was repaid as of December 31, 2025. Borrowings under the note are no longer available.

Due to Sponsor

As of June 30, 2026 and December 31, 2025, the balance of due to Sponsor was $29,195 and $30,925, respectively, which consisted of the operating expenses paid by the Sponsor on behalf of the Company.

Administrative Services Fee

Commencing on December 22, 2025, the Sponsor charges the Company a total of $25,000 per month for office space and administrative and support services. The Company will cease the monthly fees through the earlier of completion of the Company’s initial Business Combination or liquidation. For the three and six months ended June 30, 2026, the Company incurred $75,000 and $150,000, respectively, of administrative services fees which was included in accrued expenses in the accompanying condensed consolidated balance sheets.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

4. RELATED PARTY TRANSACTIONS (cont.)

funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. A portion of such Working Capital Loans may be convertible into private placement units of the post Business Combination entity at the option of the lender. The units would be identical to the private placement units. As of June 30, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.

5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The Company’s initial shareholders, the representative and their permitted transferees can demand that the Company register the Founder Shares, the Private Placement Shares, the Private Placement Warrants and underlying securities and any securities issued upon conversion of Working Capital Loans, pursuant to an agreement signed on December 22, 2025. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of a majority of these securities or units issued in payment of working capital loans made the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain piggyback registration rights on registration statements filed after the Company’s consummation of a Business Combination. Notwithstanding anything to the contrary, the representative of the underwriters may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement of the initial public offering. In addition, the representative may participate in a piggyback registration only during the seven-year period beginning on the effective date of the initial public offering. The Company will bear the expenses incurred in connection with the filing of any such registration statement.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover any over-allotments, at the initial public offering price less the underwriting discounts. On January 7, 2026, the underwriters purchased an additional 1,500,000 Units pursuant to the partial exercise of the over-allotment option. On February 7, 2026, the over-allotment option to purchase the remaining 1,500,000 Units expired.

The Company paid an underwriting discount of $0.20 per Unit sold in the initial public offering, or $4,300,000 in the aggregate ($4,000,000 from the base Units sold and $300,000 from the additional Units sold), which included a $500,000 cash reimbursement for offering expenses, upon the closing of the initial public offering. Additionally, the underwriters are entitled to $0.40 per Unit sold in the offering, or up to $8,600,000 in the aggregate ($8,000,000 from the base Units sold and $600,000 from the additional Units sold), which is payable to the underwriters based on the percentage of funds remaining in the Trust Account after redemptions of public shares, for deferred underwriting commissions (the “Deferred Discount”), and which was placed in a Trust Account located in the United States is to be and released to the underwriters only upon the completion of an initial Business. Combination Clear Street will be entitled to receive at least 75% of the Deferred Discount.

6. SHAREHOLDERS’ DEFICIT

Preference Shares

The Company is authorized to issue 1,000,000 shares of preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of June 30, 2026 and December 31, 2025, there were no preference shares issued and outstanding.

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

6. SHAREHOLDERS’ DEFICIT (cont.)

Class A Ordinary Shares

The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2026 and December 31, 2025, there were 655,000 and 625,000 Class A ordinary shares issued and outstanding, excluding 21,500,000 and 20,000,000 shares subject to possible redemption, respectively.

Class B Ordinary Shares

The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2026 and December 31, 2025, there were 7,165,950 and 7,665,900 Class B ordinary shares issued and outstanding. As of December 31, 2025, an aggregate of up to 999,900 Class B ordinary shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the number of Founder Shares would be equal to 25% of the Company’s issued and outstanding ordinary shares after the initial public offering. On January 7, 2026, the underwriters purchased an additional 1,500,000 Units pursuant to the partial exercise of the over-allotment option, resulting in 499,950 Class B ordinary shares that were no longer subject to forfeiture. On February 7, 2026, the over-allotment option to purchase the remaining 1,500,000 Units expired, resulting in the forfeiture of 499,950 Class B ordinary shares.

7. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in hierarchy based on the lowest level input that is significant to the fair value measurement.

The over-allotment option was accounted for as a liability in accordance with ASC 815-40 and was presented within liabilities on the condensed consolidated balance sheets. The over-allotment option liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within changes in fair value of over-allotment option liability in the unaudited condensed consolidated statements of operations.

The Company used a Black-Scholes model to value the over-allotment option. The over-allotment option liability was classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the option. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the option. The expected life of the option is assumed to be equivalent to their remaining contractual term.

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

7. FAIR VALUE MEASUREMENTS (cont.)

The key inputs into the Black-Scholes model were as follows at initial measurement and remeasurement of the over-allotment option:

	December 31, 2025	December 24, 2025
Volatility	2.5%	3.2%
Expected term (years)	0.12	0.12
Expected volatility	3.8%	3.7%
Exercise price	$10	$10
Fair value of over-allotment unit	$0.06	$0.07

The fair value of the Public Warrants is $3,000,000 as of December 24, 2025 and $225,000 as of January 7, 2026 for a total fair value of $3,225,000, or $0.30 per public warrant. The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the level 3 valuation of the public warrants:

Volatility	2.5%
Risk free rate (Continuous)	3.90%
Stock price	$9.85
Expected term to De-SPAC (Years)	2.0
Probability of De-SPAC and market adjustment	27.0%

As of June 30, 2026 and December 31, 2025, investments held in the Trust Account were $218,979,433 and $200,119,181, respectively, which comprised of money market funds.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2026 and December 31, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2026	December 31, 2025
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$218,979,433	$200,119,181
Liability
Over-allotment liability	3	$—	$188,800

The following table presents the changes in the fair value of over-allotment option liabilities classified as Level 3 in the fair value hierarchy as of June 30, 2026 and December 31, 2025:

Over-allotment option
Fair value as of December 24, 2025 (Inception)	$212,700
Change in fair value of over-allotment liability	(23,900)
Fair value as of December 31, 2025	188,800
Change in fair value of over-allotment liability	(1,500)
Exercise of over-allotment option	(93,650)
Expiration of over-allotment option	(93,650)
Fair value as of June 30, 2026	$—

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (the “CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on the measure of segment of profit and loss that is presented as net income or loss on the condensed consolidated statements of operations. The measure of segment assets is reported on the condensed consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$1,180,511	$1,600,031
Investments held in Trust Account	$218,979,433	$200,119,181

The CODM reviews the position of total assets to assess if the Company has sufficient resources available to discharge its liabilities. The CODM is provided with details of cash and liquid resources available with the Company.

	For the Three Months Ended June 30, 2026	For the Six Months Ended June 30, 2026
General and administrative costs	$779,635	$1,144,779
Interest earned on investments held in Trust Account	$1,921,278	$3,860,252

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Completion Window. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the unaudited condensed consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

9. SUBSEQUENT EVENTS

The Company evaluated subsequent events that occurred as of August 14, 2026, the date the unaudited condensed consolidated financial statements were issued. Based on this review, the Company did not identify any subsequent events that required adjustment to or disclosure in the unaudited condensed consolidated financial statements, other than as described below.

SILICON VALLEY ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9. SUBSEQUENT EVENTS (cont.)

Amendment to the Business Combination Agreement

On August 6, 2026, the Company, Merger Sub, and EigenQ entered into a first amendment to the Business Combination Agreement (the “BCA Amendment”), which amended the Business Combination Agreement to, among other things, (i) confirm that, in addition to incentivizing Transaction Financing (as defined in the Business Combination Agreement), the Transaction Support Shares (as defined below) agreed to be set aside by the Sponsor may be transferred for any purpose related to the Proposed Business Combination as agreed by the parties; (ii) clarify that the Company will redeem its Class A ordinary shares tendered for redemption by public shareholders in connection with the Proposed Business Combination immediately before the Domestication, (iii) expand the size of the board of directors of PubCo from 7 members to 9 members; and (iv) clarify that the equity incentive plan to be adopted by the PubCo will have an initial share reserve equal to approximately ten percent (10%) of the issued and outstanding shares of PubCo Common Stock on a fully-diluted basis immediately after the Closing.

Amendment to the Sponsor Support Agreement

On August 6, 2026, the Company, EigenQ and the Sponsor entered into a first amendment to the Sponsor Support Agreement (the “Support Agreement Amendment”) to clarify that, in addition to incentivizing Transaction Financing, the Transaction Financing Support Shares (as redefined in the Sponsor Support Agreement, the “Transaction Support Shares”), may be transferred or forfeited for any purpose related to the Proposed Business Combination as agreed by the parties.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
EigenQ, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of EigenQ, Inc. (the “Company”) as of December 31, 2025, and the related statements of operations, shareholders’ equity, and cash flows for the period from February 13, 2025 (inception) to December 31, 2025 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from February 13 (inception) to December 31, 2025 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered a loss and negative cash flows from operations since inception and expects to continue incurring losses and negative cash flows in the future. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and with auditing standards generally accepted in the United States of America (GAAS). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2026

Whippany, New Jersey

August 14, 2026

EigenQ Inc.

Balance Sheet

December 31, 2025
Assets
Current assets:
Cash	$3,496,739
Prepaid expenses and other current assets	30,492
Total current assets	3,527,231
Equipment, net	13,150
Intangible assets, net	9,100,000
Total assets	$12,640,381

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$29,356
Obligation to issue warrant instruments to related parties	12,600,000
Total current liabilities	12,629,356
Total liabilities	12,629,356

Commitments and contingencies (note 10)
Shareholders’ equity:
Common shares, $0.00001 par value, 2.5 billion shares authorized, 305,148,732 shares issued and outstanding	3,052
Additional paid-in capital	11,210,490
Accumulated deficit	(11,202,517)
Total shareholders’ equity	11,025
Total liabilities and shareholders’ equity	$12,640,381

See accompanying notes to the financial statements.

EigenQ Inc.

Statement of Operations

For the period from February 13, 2025 (Inception) Through December 31, 2025
Operating expenses:
Research and development	1,530,266
Consulting expenses	1,745,801
General and administrative	4,138,558
Sales and marketing	57,931
Depreciation and amortization	3,500,479
Payroll and benefits	235,677
Loss from operations	11,208,711
Other income	6,194
Net loss	(11,202,517)
Net loss per share, basic and diluted	$(0.04)
Weighted average shares used in computing net loss per share, basic and diluted	292,234,969

See accompanying notes to the financial statements.

EigenQ Inc.

Statement of Shareholders’ Equity

	Common Shares		Additional paid-in capital	Deficit	Total
	Number	Amount
Balance, February 13, 2025 (inception)	—	$—	$—	$—	$—
Founder issuance	300,000,000	3,000	197,000	—	200,000
Crowdfunding issuance	5,098,732	51	4,709,179	—	4,709,230
Private placement issuance	50,000	1	70,499	—	70,500
Warrants issued for services	—	—	3,722,204	—	3,722,204
Share-based compensation	—	—	2,511,609	—	2,511,609
Net loss				(11,202,517)	(11,202,517)
Balance, December 31, 2025	305,148,732	$3,052	$11,210,490	$(11,202,517)	$11,025

See accompanying notes to the financial statements.

EigenQ Inc.

Statement of Cash Flows

For the period from February 13, 2025 (Inception) Through December 31, 2025
Cash flows from operating activities:
Net loss	$(11,202,517)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,500,479
Warrants issued for services	3,722,204
Share-based compensation	2,511,609
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(30,492)
Accounts payable and accrued liabilities	29,356
Net cash used in operating activities	(1,469,362)

Cash flows from investing activities:
Purchase of equipment	(13,629)
Net cash used in investing activities	(13,629)

Cash flows from financing activities:
Proceeds from issuance of common shares	4,979,730
Net cash provided by financing activities	4,979,730

Increase in cash	3,496,739
Cash, beginning of period	—
Cash, end of period	$3,496,739

Supplemental disclosure of cash flow information:
Intangible asset acquired via obligation to issue warrants	$12,600,000

The Company did not pay any interest or income taxes during the period.

See accompanying notes to the financial statements.

EigenQ Inc.
Notes to the Financial Statements

1.      Description of business:

EigenQ Inc. (“EigenQ” or “the Company”) specializes in quantum technologies, primarily focusing on quantum information processing, quantum random number generation (QRNG), quantum sensing, quantum communications, and post-quantum cryptography (PQC). EigenQ commercializes products, systems and solutions through resellers, licensing agreements and strategic partnerships.

EigenQ Inc. was incorporated in Delaware on February 13, 2025. The corporate office address is located at 9175 Guildford Road, Suite 300 #1021 Columbia, MD 21046, USA.

2.      Basis of presentation and summary of significant accounting policies:

(a)     Basis of presentation:

The accompanying financial statements of the EigenQ are presented in U.S. dollars (“USD”) and prepared on a going concern basis in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

(b)    Liquidity, capital management and going concern:

The accompanying financial statements have been prepared on a basis that assumes EigenQ will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.

EigenQ was newly incorporated in 2025 and is a pre-revenue, early-commercialization company. Since inception, the Company has incurred a net loss of $11,202,517 and negative cash flows from operations of $1,469,362. As of December 31, 2025, the Company had cash of $3,496,739 and no outstanding debt. Ordinary accounts payable and accrued liabilities were limited as of the balance sheet date. The significant current liability reflected on the balance sheet relates principally to the Company’s obligation to issue warrant instruments, which is expected to be settled primarily through the issuance of equity, with a portion settled in cash. The Company does not expect this obligation to require significant near-term cash settlement.

The Company’s existing cash resources are not expected to be sufficient to fund operations for at least twelve months from the date these financial statements are available to be issued, primarily due to anticipated increases in research and development and commercialization expenditures, and ongoing contractor costs, none of which are expected to be offset by revenue during the going concern assessment period.

The Company’s ability to continue as a going concern depends on its ability to obtain additional capital, execute its business and commercialization strategy, and generate sufficient future cash flows. Management’s plans include (i) raising additional equity and other strategic financing, (ii) pursuing a staged commercialization of the Company’s licensed quantum technology portfolio, (iii) ongoing cost management, and (iv) consummating the proposed business combination with Silicon Valley Acquisition Corp. See Note 14 — Subsequent events. However, these plans are subject to inherent risks and uncertainties, including market conditions, availability of financing, regulatory approvals, and the Company’s ability to successfully execute its commercialization strategy.

Based on the conditions described above, management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that these financial statements are available to be issued. Management’s plans do not alleviate this substantial doubt.

EigenQ Inc.
Notes to the Financial Statements

2.      Basis of presentation and summary of significant accounting policies: (cont.)

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to the carrying amounts of assets and liabilities that might result from the outcome of this uncertainty.

(c)     Use of estimates:

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes. The most significant estimates and assumptions are used in determining the valuation and useful lives of intangible assets, including licensed technology and the fair value of the obligation to issue warrant instruments. These estimates, judgments, and assumptions are evaluated on an ongoing basis. Estimates are based on historical experience and other various assumptions management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ materially from management’s estimates, judgments, and assumptions.

EigenQ’s accounting estimates and assumptions may change over time in response to risks and uncertainties. As of the date of issuance of these financial statements, EigenQ is not aware of any specific event or circumstance that would require EigenQ to update estimates, judgments or revise the carrying value of any assets or liabilities.

(d)    Cash and cash equivalents:

EigenQ considers all short term highly liquid investments purchased with original maturities at their acquisition date of three months or less to be cash equivalents. EigenQ maintains its cash and investments with high quality financial institutions, which, at times, may exceed federally insured limits. EigenQ did not hold any cash equivalents as of December 31, 2025.

(e)     Foreign currency:

The Company’s functional and reporting currency is the U.S. dollar. All transactions are denominated in U.S. dollars. The Company has not entered into any transactions denominated in foreign currencies during the period ended December 31, 2025 and, accordingly, has not recognized any foreign currency transaction gains or losses.

(f)     Equipment, net:

Equipment is stated at acquisition cost, less accumulated depreciation and impairment. Depreciation on equipment is computed on a straight-line basis over the estimated useful lives of the assets, commencing when the assets are placed in service.

The estimated useful lives of EigenQ’s equipment are as follows:

Computer systems	3 years
Test and computer equipment	3 years

Repairs and maintenance costs are expensed as incurred. Upon disposal of equipment, the cost and related accumulated depreciation are derecognized and any resulting gain or loss is reflected in other income (expense), net within the statement of operations.

EigenQ Inc.
Notes to the Financial Statements

2.      Basis of presentation and summary of significant accounting policies: (cont.)

(g)    Intangible assets, net:

EigenQ’s intangible assets include external quantum technology licenses, which are carried at cost less accumulated amortization and impairment. Intangible assets with finite useful lives are amortized over their estimated useful lives on a straight-line basis.

Licenses	3 years

(h)    Impairment of long-lived assets:

Long-lived assets, including equipment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset or asset group to its net carrying value. If the estimated undiscounted future cash flows associated with the asset or asset group are less than the carrying value, an impairment loss is recognized to the extent the carrying amount of the asset or asset group exceeds its fair value. EigenQ did not recognize any impairment losses on long-lived assets during the period ended December 31, 2025.

(i)     Research and development:

Research and development expenses are charged to the statement of operations as incurred. Research and development expenses are comprised of costs in performing research and development activities and include personnel-related costs, process development costs, chip fabrication costs, consulting fees, lab materials, software costs, cloud computing costs, and other related costs.

Where tangible assets or software to be used in research and development activities is constructed by EigenQ or acquired, the costs are expensed as incurred unless those assets have an alternative future use. When assets with alternative future use are consumed in research and development activities they are recorded as research and development expenses.

(j)     Warrants:

The Company issues warrants as consideration for goods or services and accounts for them as share-based payments under ASC 718, Compensation — Stock Compensation. Classification as a liability or as equity is determined under ASC 718. Freestanding warrants that are indexed to the Company’s own stock and meet all conditions for equity classification are recorded in shareholders’ equity (deficit) as additional paid-in capital.

Where a mutual understanding of the key terms and conditions has not been reached and a grant date has not been established, the Company recognizes a liability for the obligation to issue warrants, measured at fair value at each reporting date until the grant date is established. Upon establishment of the grant date, if the warrants meet the equity classification criteria, the liability is reclassified to equity and measured at fair value on the grant date, with no subsequent remeasurement.

Where a grant date is established at issuance and the warrant is equity-classified and fully vested, the grant-date fair value is recognized at issuance and expensed according to the nature of the goods or services received with no subsequent remeasurement. The fair value of warrants is estimated using the Black-Scholes option-pricing model.

EigenQ Inc.
Notes to the Financial Statements

2.      Basis of presentation and summary of significant accounting policies: (cont.)

(k)    Share-based compensation:

The Company accounts for share-based payment awards, including stock appreciation rights (“SARs”) granted to employees and nonemployee service providers in exchange for services, in accordance with ASC 718, Compensation — Stock Compensation. The SARs are settled exclusively in common stock and are classified as equity awards under ASC 718.

A grant date is established when the Company and the participant reach a mutual understanding of the key terms and conditions of an award, which occurs upon execution of the applicable award agreement. Equity-classified awards are measured at grant-date fair value and recognized as compensation cost over the requisite service period. For awards that vest immediately, compensation cost is recognized in full at the grant date. For awards subject to graded service-based vesting, the Company has elected, as an accounting policy applied consistently to all such awards, to recognize compensation cost on a straight-line basis over the requisite service period.

Certain awards provide that a Board-declared liquidity event may accelerate vesting. The liquidity event represents a performance condition; because it operates only to accelerate vesting and is not a condition to the awards vesting under their service-based schedule, compensation cost is recognized over the requisite service period, and the accelerating effect of the liquidity event is reflected only when such an event is considered probable. As of December 31, 2025, a liquidity event was not considered probable, and accordingly no acceleration of vesting has been recognized.

(l)     Advertising costs:

Advertising costs are expensed as incurred and are included in sales and marketing expenses in the statement of operations.

(m)   Income taxes:

EigenQ accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences of events that have been included in the financial statements or in EigenQ’s tax returns. Under this method, deferred tax assets and liabilities are recognized for temporary differences between the carrying amounts in the financial statements and the tax basis of assets and liabilities. In addition, deferred tax assets and liabilities are recorded for net operating loss (NOL) carryforwards and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which they are expected to be realized or settled. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the amount that is more likely than not to be realized. Factors considered when assessing the likelihood of future realization of deferred tax assets include EigenQ’s recent cumulative loss experience and expectations of future earnings, capital gains and investments in the applicable jurisdiction, carryforward periods available for tax reporting purposes, among others.

EigenQ evaluates tax positions taken or expected to be taken in the course of preparing tax returns and applies a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained upon examination by the applicable tax authority. The second step, for those tax positions that meet the recognition criteria, is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. EigenQ recognizes interest and penalties related to uncertain tax positions as a component of income tax expense.

(n)    Fair value measurement:

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. In determining fair value, the use of various valuation methodologies, including market, income and cost approaches is permissible. The inputs to these methodologies consider market comparable information, taking into account the principal or most advantageous market in which EigenQ would transact. The fair value hierarchy prioritizes

EigenQ Inc.
Notes to the Financial Statements

2.      Basis of presentation and summary of significant accounting policies: (cont.)

which inputs should be used in measuring fair value and requires the use of observable market data when available. There are three levels of inputs that may be used to measure fair value based on the reliability of inputs, and a financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement:

•        Level 1:    Quoted market prices in active markets that the reporting entity has the ability to access at the date of the fair value measurement.

•        Level 2:    Inputs other than quoted market prices described in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•        Level 3:    Unobservable inputs that are supported by little or no market activity and that are significant to the fair value measurement of the assets or liabilities.

(o)    Concentration of credit risk:

Financial instruments that potentially subject EigenQ to concentration of credit risk principally consist of cash. EigenQ’s policy is to place its cash with high quality financial institutions to limit the amount of credit exposure.

(p)    Adoption of accounting pronouncements:

EigenQ adopted ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This standard enhances the transparency and decision-usefulness of income tax disclosures, including disaggregated rate reconciliation categories and income taxes paid by jurisdiction. The adoption of this ASU is disclosed in Note 5 — Income Taxes.

(q)    Recently issued but not yet adopted accounting pronouncements:

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures” (“ASU 2024-03”). The standard requires entities to provide additional disaggregated disclosures of certain income statement expense line items, including the nature and components of expenses such as compensation, depreciation, and other significant categories.

ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its financial statement disclosures. The adoption is not expected to have a material impact on the Company’s results of operations, financial position, or cash flows.

3.      Equipment, net:

Equipment, net consisted of the following:

2025
Computer systems	$4,541
Test and computer equipment	9,088
Total	13,629
Less: Accumulated depreciation	(479)
Equipment, net	$13,150

During the period ended December 31, 2025, EigenQ recognized depreciation expense of $479, related to equipment.

EigenQ Inc.
Notes to the Financial Statements

4.      Intangible assets, net:

The Company’s intangible assets consist of quantum computing software and intellectual property licenses acquired on February 25, 2025 and February 26, 2025, pursuant to exclusive license agreements with certain related parties: Lakes Environmental Consultants Inc., GoQuantum S.p.A, Qombat Ltd. and WiseP2P OÜ. See Note 11 — Related party transactions and balances.

The intangible assets were acquired in exchange for consideration in the form of an obligation to issue warrants to purchase shares of the Company’s common stock (see Note 6 — Warrants). The intangible assets were measured based on the fair value of the obligation to issue warrants.

The intangible assets were initially recognized at their fair value of $12.6 million as of the agreement execution date and are presented net of accumulated amortization of $3.5 million. The fair value of the underlying obligation did not change between the agreement execution date and December 31, 2025.

As of December 31, 2025, estimated amortization expense related to intangible assets is as follows:

Fiscal years ending December 31,
2026	$4,200,000
2027	4,200,000
2028	700,000
Total	$9,100,000

5.      Income taxes:

The Company is incorporated in the United States and has no foreign operations. For the period ended December 31, 2025, all loss before income taxes was generated from domestic operations.

The reconciliation of the income tax benefit as of December 31, 2025 is reconciled to net loss before income taxes as follows:

	For the period from February 13, 2025 (Inception) Through December 31, 2025
	Amount	%
Net Loss before income taxes	$(11,202,517)
Expected provision for income taxes at federal statutory rate(1)	(2,352,529)	21%
Permanent differences (other)	2,999	(0)
Non-deductible share-based compensation and warrant expense	781,663	(7)%
Valuation allowance	1,567,867	(14)%
Income tax expense (benefit)	—	0%

____________

(1)      We apply the federal tax rate of 21% which is the federal statutory rate of the United States.

All of the Company’s loss before income taxes for the period from February 13, 2025 (Inception) through December 31, 2025 was generated from U.S. domestic operations. Income taxes paid for the period ended December 31, 2025 were nil for U.S. federal, state, and foreign jurisdictions.

EigenQ Inc.
Notes to the Financial Statements

5.      Income taxes: (cont.)

The components of EigenQ’s deferred tax assets and liabilities as of December 31, 2025 are as follows:

2025
Deferred Tax Assets
Net Operating loss carry-forward	$449,042
Start up and organization costs	3,920
Share-based compensation	527,438
Intangible asset	587,891
Total Deferred Tax Asset	1,568,291
Valuation Allowance	(1,567,867)
Deferred income tax asset, net of VA	424
Deferred Tax Liabilities
Computer Equipment	(424)
Total Deferred Tax Liabilities	(424)
Net Deferred Tax Asset/(Liability)	0

As of December 31, 2025, the Company had U.S. federal net operating loss carry-forwards of approximately $2.1 million. U.S. federal net operating losses will be carried forward indefinitely, although limited to 80% of taxable income annually.

EigenQ has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that it will not realize most of the benefits of its deferred tax assets due to the cumulative operating loss in recent years. Accordingly, EigenQ has provided a full valuation allowance as at December 31, 2025. EigenQ will continue to reassess the valuation allowance quarterly and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

EigenQ had no material uncertain income tax positions for the period ended December 31, 2025. During the period ended December 31, 2025, there were no material interest or penalties related to uncertain tax positions. EigenQ remains subject to audit by the relevant tax authorities for the period ended December 31, 2025.
6.      Obligation to issue warrants:

On February 25, 2025, the Company entered into license agreements with certain related parties pursuant to which it became obligated to issue warrants to the licensors as consideration for the acquisition of quantum computing software and intellectual property licenses. See Note 4 — Intangible Assets, net.

In accordance with ASC 718, Compensation — Stock Compensation, the Company determined that a grant date had not been established for the warrants at inception of the contract as the Company concluded that a mutual understanding of the key terms and conditions of the arrangement had not yet been reached. Because the date of the license agreement preceded the grant date, the Company recognized an accrued liability measured at the estimated fair-value-based measure of the award at the license agreement date, which was determined to be $12.6 million.

The fair value of the obligation to issue warrants was estimated using a market-based approach and is classified as Level 3 within the fair value hierarchy, as the valuation relies on significant unobservable inputs. In the absence of an active public trading market for the Company’s common stock, management estimated the fair value of the underlying common stock to be $1.41 per share, based on prices of recent sales of its common stock. The Company estimated the fair value of its obligation to issue the warrants at $12.6 million as of December 31, 2025.

EigenQ Inc.
Notes to the Financial Statements

6.      Obligation to issue warrants: (cont.)

A significant increase (decrease) in the estimated share price would result in a significantly higher (lower) fair value measurement.

Given that the underlying assumptions did not materially change between the license agreement date and December 31, 2025, the Company determined that no remeasurement adjustment to the accrued liability was required. Accordingly, the accrued liability remained at $12.6 million as of December 31, 2025.

7.      Capital Factory warrant:

On September 4, 2025, the Company issued a common stock warrant (the “Warrant”) to 2025 Fund, a series of Capital Factory All Access, LP (“Capital Factory”), in exchange for the Company’s admission to the Capital Factory startup accelerator program, including evaluation, assessment, and network-access services. The Warrant entitles Capital Factory to purchase 3,050,987 shares of the Company’s common stock at an exercise price of $1.41 per share and is exercisable over a ten-year term expiring September 4, 2035, subject to customary anti-dilution adjustments and to accelerated expiration upon certain acquisitions, dispositions, or an initial public offering.

The Warrant was fully vested and nonforfeitable at the grant date and contained no future service or performance conditions. The Company determined that the Warrant is a nonemployee share-based payment within the scope of ASC 718, Compensation — Stock Compensation and that it qualifies for equity classification as it is indexed to the Company’s own stock and settles in a fixed number of shares for a fixed exercise price.

The grant-date fair value of the Warrant was estimated at $1.22 per share using the Black-Scholes option-pricing model, based on an underlying share price of $1.41, an exercise price of $1.41, expected volatility of 87.73%, a risk-free rate of 3.97%, a dividend yield of 0%, and a ten-year expected term. The resulting grant-date fair value of approximately $3.7 million was recognized within general and administrative expense during the year ended December 31, 2025, with a corresponding increase to additional paid-in capital.

8.      Stock appreciation rights:

On March 9, 2025, the Company established the Stock Appreciation Rights Plan (the “SAR Plan”), under which the Company may grant equity-settled stock appreciation rights (“SARs”) to employees, contractors, and other service providers. The SARs have a maximum contractual term of five years from the grant date, subject to earlier expiration or modification in accordance with the SAR Plan, including any Board-approved modifications. Each SAR entitles the holder, upon exercise, to receive a number of shares of common stock equal in value to the excess of the fair market value of one share of common stock on the exercise date over the exercise price established at the grant date. SARs are settled in common stock unless otherwise approved by the Board. Vesting and exercisability are governed by the vesting schedule specified in the applicable award agreement, and a Board-declared liquidity event may accelerate vesting.

During the period from March 9, 2025 through December 31, 2025, the Company authorized award agreements covering an aggregate of 6.327 million SARs. Awards granted on or before October 1, 2025 have a stated exercise price of $1.00 per SAR, and awards granted after October 1, 2025 have a stated exercise price of $1.41 per SAR. No SARs were exercised, forfeited, expired, cancelled, or settled during the period, and 6.327 million SARs were outstanding as of December 31, 2025.

The Company has concluded that the SARs are equity-classified awards under ASC 718, Compensation — Stock Compensation. The grant date for each award is the date on which the Company and recipient executed the applicable award agreement and reached a mutual understanding of the key terms and conditions of the award, including the number of SARs granted, exercise price, vesting schedule, settlement provisions, and contractual term.

EigenQ Inc.
Notes to the Financial Statements

8.      Stock appreciation rights: (cont.)

The SARs are subject to service-based vesting conditions. Certain awards vest immediately upon grant, while others vest over periods ranging from two to four years. The Company measures the awards at grant-date fair value and recognizes compensation expense over the applicable requisite service period. As of December 31, 2025, a Board-declared liquidity event had not occurred and was not considered probable; accordingly, no acceleration of vesting related to such provisions has been recognized.

The grant-date fair value of the SARs was estimated using the Hull-White model, based on an exercise price of $1.00 to$1.41, expected volatility of 88.93% to 100.00%, a risk-free rate of 3.32% to 3.80%, a dividend yield of 0%, and a five-year expected term.

During the period from February 13, 2025 (inception) through December 31, 2025, the Company recognized share-based compensation expense of $2,511,608 related to the SARs. As of December 31, 2025, there was $2,468,730 of total unrecognized compensation cost related to unvested SARs, which is expected to be recognized over a weighted-average remaining period of approximately 2.6 years.

9.      Shareholders’ equity:

(a)     Authorized Capital:

The Company is authorized to issue 2.5 billion shares of common stock, par value $0.00001 per share. As of December 31, 2025, there were 305,148,732 shares of common stock issued and outstanding.

(b)    Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to stockholders. Common stockholders are entitled to receive dividends, if and when declared by the Board of Directors.

(c)     Founder Issuance

During the period ended December 31, 2025, the Company issued 300,000,000 shares of common stock to its founders for aggregate cash proceeds of $200,000.

(d)    Crowdfunding Offering

During the period ended December 31, 2025, the Company conducted an equity crowdfunding offering pursuant to Regulation Crowdfunding. The Company issued 5,098,732 shares of common stock under this offering for aggregate gross proceeds of $5,009,535, with net proceeds of $4,709,230 after deducting offering costs of $300,305.

(e)     Private Placement Offering

During the period ended December 31, 2025, the Company issued 50,000 additional common shares in a private placement offering for proceeds of $70,500.

(f)     Additional Paid-In Capital

Amounts received in excess of par value are recorded as additional paid-in capital (“APIC”). As of December 31, 2025, APIC totaled $11,210,490.

(g)    Dividends

The Company has not declared or paid any dividends during the period ended December 31, 2025.

EigenQ Inc.
Notes to the Financial Statements

10.    Commitment and contingencies:

(a)     Litigation

From time to time, EigenQ may become a party to various legal proceedings in the ordinary course of business. Management believes that there are currently no claims or actions pending against EigenQ, the ultimate disposition of which could have a material adverse effect on EigenQ’s results of operations, financial condition, or cash flows, including third party infringement claims, labor and employment claims and threatened claims, tax and other matters.

In the normal course of business, EigenQ may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with EigenQ, with respect to certain matters. Pursuant to these arrangements, EigenQ indemnifies, holds harmless and agrees to reimburse the indemnified parties for certain losses suffered or incurred by the indemnified party. It is not possible to reasonably estimate the overall maximum amount of these indemnification obligations. Historically, EigenQ has not been required to make payments under these obligations and, therefore, no liabilities have been recorded for these obligations in EigenQ’s balance sheets.

As of December 31, 2025, EigenQ was not subject to any material litigation or material pending litigation claims.

11.    Related party transactions and balances:

The Company’s operations are primarily managed by its officers, directors, and key management personnel through consulting arrangements with entities owned or controlled by such individuals. The following is a summary of the nature of the related party relationships and the transactions entered into during the period ended December 31, 2025:

Officers and Key Management Personnel

The Company has entered into consulting agreements with entities owned or controlled by its officers and key management personnel for the provision of management, operational, research and development, and strategic advisory services. Compensation under these arrangements is paid on a monthly basis and, in certain cases, includes reimbursement of travel and other out-of-pocket expenses. The related individuals serve in advisory or executive leadership roles within the Company.

Entity	Related Individual	Nature of Services	Amount
QKONSOLT OÜ	Dr. Jesse Van Griensven Thé	Management and operations consulting	$142,500
GoQuantum SpA	Raúl Zuleta	R&D consulting	$105,000
Lakes Environmental Consultants Inc.	Dr. Jesse Van Griensven Thé, Cristiane Thé, Michael Johnson	R&D and operations consulting, reimbursement of general and administrative expenses	$64,957
ICAN	Nir Ben David	Strategy and advisory consulting	$50,000
wisep2p OÜ	Dr. José R. Rosas-Bustos	Management consulting, reimbursement of general and administrative expenses	$217,555
Approach Infinity, Inc.	Mark Pecen	Strategy and advisory consulting, reimbursement of general and administrative expenses	$75,000
RIZT Norte America S.A.	Raúl Zuleta	R&D consulting	$46,298
17350503 Canada Corp.	Michael Johnson	Operations consulting	$37,500
WFB Holdings, LLC	William Berghoff	Operations consulting	$25,050
Jovi B2B LLC	Lizzy Brown	Operations consulting	$30,000
			$793,860

EigenQ Inc.
Notes to the Financial Statements

11.    Related party transactions and balances: (cont.)

Total related party consulting fees and expenses incurred during the period ended December 31, 2025, are summarized by nature as follows:

Nature of Service	Amount
Research and development consulting and expenses	$167,245
Management and operations consulting	$372,550
Strategy and advisory consulting	$87,500
Reimbursement of general and administrative expenses	$166,565
Total	$793,860

All amounts related research and development consulting and expenses are included in research and development and amounts related to management and operations and strategy and advisory consulting are included in consulting expenses in the accompanying statement of operations.

In addition to the consulting arrangements described above, certain of the Company’s related parties are also the licensors under exclusive license agreements pursuant to which the Company acquired quantum computing software and intellectual property. See Note 4 — Intangible Assets, net and Note 6 — Warrants for further details regarding the nature and terms of these transactions.

12.    Net loss per share:

The following table sets forth the computation of basic net loss per share attributable to common shareholders for the period ended December 31:

For the period February 13, 2025 to December 31, 2025
Numerator
Net loss attributable to common shareholders, basic and diluted	$(11,202,517)
Denominator
Weighted average common shares outstanding	292,234,969
Net loss per share attributable to common shareholders, basic and diluted	$(0.04)

For the period ended December 31, 2025, potentially dilutive securities were excluded from the calculation of diluted net loss per share because their inclusion would have been anti-dilutive.

13.    Segment information:

Operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance.

EigenQ’s CODM is its Chief Executive Officer. The CODM has determined that EigenQ operates in a single operating and reportable segment and manages segment performance and resource allocation based upon net loss as presented in the statement of operations. The measure of segment assets is reported on the balance sheets as total assets. Significant expenses reviewed by the CODM include those that are presented in the statement of operations. The CODM evaluates actual results compared to forecasted results for net loss, including significant expenses, when making decisions about allocating resources.

All of EigenQ’s long lived assets are located in the United States.

EigenQ Inc.
Notes to the Financial Statements

13.    Segment information: (cont.)

The following table sets forth EigenQ’s segment information of other income, significant expenses and net loss:

For the period February 13, 2025 to December 31, 2025
Other income	$6,194
Operating expenses
Research and development	(1,530,266)
Consulting expenses	(1,745,801)
General and administrative	(4,138,558)
Sales and marketing	(57,931)
Depreciation and amortization	(3,500,479)
Payroll and benefits	(235,677)
Segment Net Loss	$(11,202,517)

14.    Subsequent events:

EigenQ has evaluated all events occurring through August 14, 2026, the date on which the Annual Financial Statements were issued, and during which time, no significant events occurred outside the normal course of business operations that would require disclosure except the following:

In March 2026, the Company completed a private placement of 150,000 shares of common stock, raising aggregate proceeds of $211,500.

On May 1, 2026, the Company’s Board of Directors approved an amendment to the Stock Appreciation Rights Plan to clarify the scope of transactions and events that constitute a liquidity event under the Plan. The amendment specifies that a business combination, merger or similar transaction involving the Company and a special purpose acquisition company does not constitute a liquidity event for purposes of the Plan. Accordingly, consummation of such a business combination would not accelerate the vesting of the SARs outstanding as of December 31, 2025. In connection with the proposed business combination, each SAR outstanding immediately prior to the effective time of the merger will be automatically substituted by the post-closing public company for an economically equivalent stock appreciation right exercisable for a number of shares of the post-closing public company’s common stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of the Company’s common stock issuable upon exercise of such SAR, multiplied by (ii) the exchange ratio established under the business combination agreement.

Subsequent to December 31, 2025, the Company granted 1.041 million additional SARs under the SAR Plan at an exercise price of $1.41 per SAR, with an aggregate grant-date fair value of approximately $1.085 million. These awards will be recognized as compensation expense over the requisite service period.

On May 7, 2026, the Company and Capital Factory executed a Warrant Cancellation and Cash Settlement Agreement providing for settlement of the Capital Factory Warrant through either a cash payment of up to $100,000 or the issuance of up to 70,922 restricted common shares. Capital Factory elected the cash alternative, and the Company paid $100,000 on May 8, 2026 in full cancellation and release of the Warrant. The cash settlement will be accounted for in the second quarter of 2026 as a repurchase of an equity instrument under ASC 718 Compensation — Stock Compensation.

On May 12, 2026, the Company executed definitive settlement agreements with the licensors that finalized the consideration payable under the license agreements described in Notes 4 and 6, satisfying the grant date criteria under ASC 718 Compensation — Stock Compensation. Three licensors elected settlement warrants exercisable for a fixed number of shares at $1.41 per share, with an aggregate fair value of $10.2 million. The fourth licensor elected a cash settlement alternative introduced in the May 2026 settlement agreements and not contemplated by

EigenQ Inc.
Notes to the Financial Statements

14.    Subsequent events: (cont.)

the original license agreements, pursuant to which the Company will pay $2.4 million in 24 monthly installments of $100,000 through May 2028. Accordingly, $10.2 million was reclassified to additional paid-in capital and $2.4 million to a financial liability, with no remeasurement required as the fair-value-based measure had not materially changed since inception.

On June 17, 2026, the Company entered into a business combination agreement with Silicon Valley Acquisition Corp. pursuant to which the Company would become a publicly listed entity upon consummation of the proposed transaction. The consummation of the business combination is subject to customary closing conditions, including regulatory and shareholder approvals, and there can be no assurance that the transaction will be completed.

On July 16, 2026, the Company entered into an Investment Framework Agreement with a special purpose vehicle to raise between $1.0 million and $5.0 million through a private placement of Company securities to accredited investors. On July 22, 2026, the Company received cash proceeds of $1.79 million from the SPV under this arrangement. Upon release of investor funds by the SPV, the Company becomes obligated to issue securities to the SPV for the benefit of the participating investors. As the securities had not been issued as of the date these financial statements were available to be issued, the proceeds represent a future obligation to issue securities. The securities issuable will consist of convertible notes and warrants, the specific terms of which are contingent on the closing of a separate anchor investment.

The Investment Framework Agreement also contemplates an approximately $44 million financing, undertaken in connection with the anticipated business combination with a special purpose acquisition company, consisting of senior secured convertible notes ($44.45 million face amount, issued for $40.0 million reflecting a 10% original issue discount) and warrants. The notes bear interest at 8% (cash) or 10% (PIK), mature five years from issuance, and are convertible at $12.00 per share, subject to reset provisions. As of the date these financial statements were available to be issued, the anchor investment had not closed.

EigenQ Inc.
Condensed Balance Sheets
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash	$1,058,531	$3,496,739
Prepaid expenses and other current assets	485,875	30,492
Total current assets	1,544,406	3,527,231
Equipment, net	14,981	13,150
Intangible assets, net	7,026,482	9,100,000
Total assets	$8,585,869	$12,640,381

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$29,694	$29,356
Insurance premium financing liability	235,302	—
Obligation to issue warrant instruments to related parties	—	12,600,000
License settlement obligation	1,200,000	—
Total current liabilities	1,464,996	12,629,356
Non-current liabilities:
License settlement obligation, net of current portion	1,100,000	—
Total liabilities	2,564,996	12,629,356

Shareholders’ equity:
Common shares, $0.00001 par value, 2.5 billion shares authorized, 305,298,732 and 305,148,732 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	3,054	3,052
Additional paid-in capital	22,848,599	11,210,490
Accumulated deficit	(16,830,780)	(11,202,517)
Total shareholders’ equity	6,020,873	11,025
Total liabilities and shareholders’ equity	$8,585,869	$12,640,381

See accompanying notes to the unaudited condensed financial statements.

EigenQ Inc.
Condensed Statements of Operations
(Unaudited)

	For the three months ended		For the
	June 30, 2026	June 30, 2025	Six months ended June 30, 2026	Period from February 13, 2025 (Inception) Through June 30, 2025
Operating expenses:
Research and development	$646,996	$24,874	$1,433,585	$166,914
Consulting expenses	766,679	66,920	1,163,229	785,860
General and administrative	373,560	15	646,781	15
Sales and marketing	21,457	—	27,449	—
Depreciation and amortization	1,051,951	1,004,839	2,103,207	1,400,000
Payroll and benefits	129,002	10,665	258,036	11,486
Loss from operations:	(2,989,645)	(1,107,313)	(5,632,287)	(2,364,275)

Other income (expense):
Interest expense	(1,518)	—	(1,518)	—
Other income	3,658	—	5,542	—
	2,140	—	4,024	—
Net loss	$(2,987,505)	$(1,107,313)	$(5,628,263)	$(2,364,275)
Net loss per share, basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.01)
Weighted average shares used in computing net loss per share, basic and diluted	305,298,732	300,000,000	305,236,232	276,635,036

See accompanying notes to the unaudited condensed financial statements.

EigenQ Inc.
Condensed Statements of Shareholders’ Equity
For the Three Months Ended June 30, 2026 and 2025
(Unaudited)

	Common Shares		Additional paid-in capital	Accumulated Deficit	Total
	Number	Amount
Balance, March 31, 2026	305,298,732	$3,054	$12,078,568	$(13,843,275)	$(1,761,653)
Warrant settlement	—	—	10,200,000	—	10,200,000
Cancellation of warrants	—	—	(100,000)	—	(100,000)
Share-based compensation	—	—	670,031	—	670,031
Net loss	—	—	—	(2,987,505)	(2,987,505)
Balance, June 30, 2026	305,298,732	$3,054	$22,848,599	$(16,830,780)	$6,020,873
	Common Shares		Additional paid-in capital	Accumulated Deficit	Total
	Number	Amount
Balance, March 31, 2025	300,000,000	$3,000	$1,054,801	$(1,256,962)	$(199,161)
Share-based compensation	—	—	95,959	—	95,959
Net loss	—	—	—	(1,107,313)	(1,107,313)
Balance, June 30, 2025	300,000,000	$3,000	$1,150,760	$(2,364,275)	$(1,210,515)

See accompanying notes to the unaudited condensed financial statements.

EigenQ Inc.
Condensed Statements of Shareholders’ Equity
For the Six Months Ended June 30, 2026 and the Period from February 13, 2025 (Inception)
Through June 30, 2025
(Unaudited)

	Common Shares		Additional paid-in capital	Accumulated Deficit	Total
	Number	Amount
Balance, December 31, 2025	305,148,732	$3,052	$11,210,490	$(11,202,517)	$11,025
Private placement issuance	150,000	2	211,498	—	211,500
Share-based compensation	—	—	1,326,611	—	1,326,611
Warrant settlement	—	—	10,200,000	—	10,200,000
Cancellation of warrants	—	—	(100,000)	—	(100,000)
Net loss	—	—	—	(5,628,263)	(5,628,263)
Balance, June 30, 2026	305,298,732	$3,054	$22,848,599	$(16,830,780)	$6,020,873
	Common Shares		Additional paid-in capital	Accumulated Deficit	Total
	Number	Amount
Balance, February 13, 2025 (inception)	—	$—	$—	$—	$—
Founder issuance	300,000,000	3,000	197,000	—	200,000
Share-based compensation	—	—	953,760	—	953,760
Net loss	—	—	—	(2,364,275)	(2,364,275)
Balance, June 30, 2025	300,000,000	$3,000	$1,150,760	$(2,364,275)	$(1,210,515)

See accompanying notes to the unaudited condensed financial statements.

EigenQ Inc.
Condensed Statements of Cash Flows
(Unaudited)

	For the six months ended June 30, 2026	For the period from February 13, 2025 (Inception) Through June 30, 2025
Cash flows from operating activities:
Net loss	$(5,628,263)	$(2,364,275)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,103,207	1,400,000
Share-based compensation expense	1,326,611	953,760
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(455,383)	—
Accounts payable and accrued liabilities	338	6,500
Insurance premium financing liability	235,302	—
Net cash used in operating activities	(2,418,188)	(4,015)

Cash flows from investing activities:
Purchase of equipment	(4,520)	—
Purchase of intangible assets – licensed technology	(27,000)	—
Net cash used in investing activities	(31,520)	—

Cash flows from financing activities:
Proceeds from issuance of common shares	211,500	200,000
Payment in exchange for cancellation of warrants	(100,000)	—
Repayment of license settlement obligation	(100,000)	—
Net cash provided by financing activities	11,500	200,000
Increase (decrease) in cash	(2,438,208)	195,985
Cash, beginning of period	3,496,739	—
Cash, end of period	$1,058,531	$195,985

Supplemental cash flow information
Interest paid	$1,518	—
Non-cash investing and financing activities
Reclassification of obligation to issue warrant instruments to additional paid-in capital	10,200,000	—
Recognition of license settlement obligation in connection with settlement of obligation to issue warrant instruments	2,400,000	—

The Company did not pay any income taxes during the period.

See accompanying notes to the unaudited condensed financial statements.

EigenQ Inc.
Notes to the Condensed Financial Statements

1.      Description of business:

EigenQ Inc. (“EigenQ” or “the Company”) specializes in quantum technologies, primarily focusing on quantum information processing, quantum random number generation (QRNG), quantum sensing, quantum communications, and post-quantum cryptography (PQC). EigenQ commercializes products, systems and solutions through resellers, licensing agreements and strategic partnerships.

EigenQ Inc. was incorporated in Delaware on February 13, 2025. The corporate office address is located at 9175 Guildford Road, Suite 300 #1021 Columbia, MD 21046, USA.

2.      Business combination:

On June 17, 2026, the Company entered into a business combination agreement with Silicon Valley Acquisition Corp. (“SVAQ”), a special purpose acquisition company, pursuant to which the Company would become a publicly listed entity upon consummation of the proposed transaction (the “Business Combination”). Upon consummation, the Company’s shareholders will exchange their equity interests for shares of the combined public company based on an exchange ratio established under the business combination agreement.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method, SVAQ will be treated as the acquired company for financial reporting purposes, and the Company will be treated as the accounting acquirer. Accordingly, the Business Combination is expected to be accounted for as the equivalent of the Company issuing shares for the net assets of SVAQ, accompanied by a recapitalization, with no goodwill or other intangible assets recorded.

The consummation of the Business Combination is subject to customary closing conditions, including regulatory and shareholder approvals. In connection with the proposed transaction, the Company is pursuing related financing arrangements. See Note 15 — Subsequent events. As of the date these Interim Financial Statements were available to be issued, the Business Combination had not been consummated, and no adjustments have been reflected in these financial statements to give effect to the transaction.

3.      Basis of presentation and summary of significant accounting policies:

(a)     Basis of presentation:

The accompanying unaudited condensed Interim Financial Statements (the “Interim Financial Statements”) have been prepared on a going concern basis in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial reporting and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the financial position as of June 30, 2026 and the results of operations and cash flows for the periods presented. Certain information or footnote disclosures, normally included in annual financial statements prepared in accordance with U.S. GAAP, have been condensed or omitted pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete annual financial statements. Operating results for the six months ended June 30, 2026 are not necessarily indicative of results that may be expected for the full year or any other period. The accompanying Interim Financial Statements of EigenQ are presented in U.S. dollars (“USD”)

The Interim Financial Statements should be read in conjunction with the Company’s audited financial statements for the period ended December 31, 2025.

(b)    Liquidity, capital management and going concern:

The Interim Financial Statements have been prepared on a basis that assumes EigenQ will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.

EigenQ Inc.
Notes to the Condensed Financial Statements

3.      Basis of presentation and summary of significant accounting policies: (cont.)

EigenQ was incorporated in 2025 and is a pre-revenue, early-commercialization company. As of June 30, 2026 and December 31, 2025, the Company had cash of $1,058,531 and $3,496,739, respectively. As of June 30, 2026, the Company had an insurance premium financing liability and a license settlement obligation and no other outstanding debt. Ordinary accounts payable and accrued liabilities were limited as of each balance sheet date.

The Company’s existing cash resources are not expected to be sufficient to fund operations for at least twelve months from the date these financial statements are available to be issued, primarily due to anticipated increases in research and development and commercialization expenditures, and ongoing contractor costs, none of which are expected to be offset by revenue during the going concern assessment period.

The Company’s ability to continue as a going concern depends on its ability to obtain additional capital, execute its business and commercialization strategy, and generate sufficient future cash flows. Management’s plans include (i) raising additional equity and other strategic financing, (ii) pursuing a staged commercialization of the Company’s licensed quantum technology portfolio, (iii) ongoing cost management, and (iv) consummating the proposed Business Combination with Silicon Valley Acquisition Corp. See Note 2 — Business combination. However, these plans are subject to inherent risks and uncertainties, including market conditions, availability of financing, regulatory approvals, and the Company’s ability to successfully execute its commercialization strategy.

Subsequent to period end, on September 17, 2026, the Company entered into a securities purchase agreement and, on September 18, 2026, received $20.0 million of cash proceeds from the initial financing tranche. The proceeds are subject to a 6% placement fee and contractual requirements to maintain minimum cash balances of $7.5 million at all times and $10.0 million at each quarter-end, without a cure period, which restrict the amount available to fund operations. Any additional financing tranche is contingent upon the closing of the proposed Business Combination. See Note 15 — Subsequent Events. Although the financing improves the Company’s near-term liquidity, the related fees and minimum-cash requirements limit the proceeds available for operations, and additional funding remains contingent on the closing of the proposed Business Combination.

Based on the conditions described above, management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that these Interim Financial Statements are issued. Management’s plans do not alleviate this substantial doubt.

The accompanying Interim Financial Statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to the carrying amounts of assets and liabilities that might result from the outcome of this uncertainty.

(c)     Use of estimates:

The preparation of the Interim Financial Statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the Interim Financial Statements and accompanying notes. The most significant estimates and assumptions are used in determining the valuation and useful lives of intangible assets, including licensed technology and the fair value of the obligation to issue warrant instruments. These estimates, judgments, and assumptions are evaluated on an ongoing basis. Estimates are based on historical experience and other various assumptions management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ materially from management’s estimates, judgments, and assumptions.

EigenQ’s accounting estimates and assumptions may change over time in response to risks and uncertainties. As of the date of issuance of these Interim Financial Statements, EigenQ is not aware of any specific event or circumstance that would require EigenQ to update estimates, judgments or revise the carrying value of any assets or liabilities.

EigenQ Inc.
Notes to the Condensed Financial Statements

3.      Basis of presentation and summary of significant accounting policies: (cont.)

(d)    Cash and cash equivalents:

EigenQ considers all short term highly liquid investments purchased with original maturities at their acquisition date of three months or less to be cash equivalents. EigenQ maintains its cash and investments with high quality financial institutions, which, at times, may exceed federally insured limits. EigenQ did not hold any cash equivalents as of June 30, 2026 and December 31, 2025.

(e)     Foreign currency:

The Company’s functional and reporting currency is the U.S. dollar. All transactions are denominated in U.S. dollars. The Company has not entered into any significant transactions denominated in foreign currencies during the six months ended June 30, 2026 and during the period from February 13, 2025 (inception) through June 30, 2025 and accordingly, has not recognized any foreign currency transaction gains or losses.

(f)     Equipment, net:

Equipment is stated at acquisition cost, less accumulated depreciation and impairment. Depreciation on equipment is computed on a straight-line basis over the estimated useful lives of the assets, commencing when the assets are placed in service.

The estimated useful lives of EigenQ’s equipment are as follows:

Computer systems	3 years
Test and computer equipment	3 years

Repairs and maintenance costs are expensed as incurred. Upon disposal of equipment, the cost and related accumulated depreciation are derecognized and any resulting gain or loss is reflected in other income (expense), net within the statements of operations.

(g)    Intangible assets, net:

EigenQ’s intangible assets include external quantum technology licenses and third-party licenses purchased for use, which are carried at cost less accumulated amortization and impairment. Intangible assets with finite useful lives are amortized over their estimated useful lives on a straight-line basis.

Intellectual Property Licenses	3 years
Licensed Technology – Third Party	10 years

(h)    Impairment of long-lived assets:

Long-lived assets, including equipment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset or asset group to its net carrying value. If the estimated undiscounted future cash flows associated with the asset or asset group are less than the carrying value, an impairment loss is recognized to the extent the carrying amount of the asset or asset group exceeds its fair value. EigenQ did not recognize any impairment losses on long-lived assets during the six months ended June 30, 2026 and during the period from February 13, 2025 (inception) through June 30, 2025.

(i)     Research and development:

Research and development expenses are charged to the statement of operations as incurred. Research and development expenses are comprised of costs in performing research and development activities and include personnel-related costs, process development costs, chip fabrication costs, consulting fees, lab materials, software costs, cloud computing costs, and other related costs.

EigenQ Inc.
Notes to the Condensed Financial Statements

3.      Basis of presentation and summary of significant accounting policies: (cont.)

Where tangible assets or software to be used in research and development activities is constructed by EigenQ or acquired, the costs are expensed as incurred unless those assets have an alternative future use. When assets with alternative future use are consumed in research and development activities they are recorded as research and development expenses.

(j)     Warrants:

The Company issues warrants as consideration for goods or services and accounts for them as share-based payments under ASC 718, Compensation — Stock Compensation. Classification as a liability or as equity is determined under ASC 718. Freestanding warrants that are indexed to the Company’s own stock and meet all conditions for equity classification are recorded in shareholders’ equity (deficit) as additional paid-in capital.

Where a mutual understanding of the key terms and conditions has not been reached and a grant date has not been established, the Company recognizes a liability for the obligation to issue warrants, measured at fair value at each reporting date until the grant date is established. Upon establishment of the grant date, if the warrants meet the equity classification criteria, the liability is reclassified to equity and measured at fair value on the grant date, with no subsequent remeasurement.

Where a grant date is established at issuance and the warrant is equity-classified and fully vested, the grant-date fair value is recognized at issuance and expensed according to the nature of the goods or services received with no subsequent remeasurement. The fair value of warrants is estimated using the Black-Scholes option-pricing model.

(k)    Share-based compensation:

The Company accounts for share-based payment awards, including stock appreciation rights (“SARs”) granted to employees and nonemployee service providers in exchange for services, in accordance with ASC 718, Compensation — Stock Compensation. The SARs are settled exclusively in common stock and are classified as equity awards under ASC 718.

A grant date is established when the Company and the participant reach a mutual understanding of the key terms and conditions of an award, which occurs upon execution of the applicable award agreement. Equity-classified awards are measured at grant-date fair value and recognized as compensation cost over the requisite service period. For awards that vest immediately, compensation cost is recognized in full at the grant date. For awards subject to graded service-based vesting, the Company has elected, as an accounting policy applied consistently to all such awards, to recognize compensation cost on a straight-line basis over the requisite service period. The Company recognizes forfeitures as they occur.

Certain awards provide that a Board-declared liquidity event may accelerate vesting. The liquidity event represents a performance condition; because it operates only to accelerate vesting and is not a condition to the awards vesting under their service-based schedule, compensation cost is recognized over the requisite service period, and the accelerating effect of the liquidity event is reflected only when such an event is considered probable. As of June 30, 2026, a liquidity event was not considered probable, and accordingly no acceleration of vesting has been recognized.

(l)     Advertising costs:

Advertising costs are expensed as incurred and are included in sales and marketing expenses in the statements of operations.

EigenQ Inc.
Notes to the Condensed Financial Statements

3.      Basis of presentation and summary of significant accounting policies: (cont.)

(m)   Income taxes:

EigenQ accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences of events that have been included in the Interim Financial Statements or in EigenQ’s tax returns. Under this method, deferred tax assets and liabilities are recognized for temporary differences between the carrying amounts in the Interim Financial Statements and the tax basis of assets and liabilities. In addition, deferred tax assets and liabilities are recorded for net operating loss (NOL) carryforwards and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which they are expected to be realized or settled. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the amount that is more likely than not to be realized. Factors considered when assessing the likelihood of future realization of deferred tax assets include EigenQ’s recent cumulative loss experience and expectations of future earnings, capital gains and investments in the applicable jurisdiction, carryforward periods available for tax reporting purposes, among others.

EigenQ evaluates tax positions taken or expected to be taken in the course of preparing tax returns and applies a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained upon examination by the applicable tax authority. The second step, for those tax positions that meet the recognition criteria, is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. EigenQ recognizes interest and penalties related to uncertain tax positions as a component of income tax expense.

(n)    Fair value measurement:

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. In determining fair value, the use of various valuation methodologies, including market, income and cost approaches is permissible. The inputs to these methodologies consider market comparable information, taking into account the principal or most advantageous market in which EigenQ would transact. The fair value hierarchy prioritizes which inputs should be used in measuring fair value and requires the use of observable market data when available. There are three levels of inputs that may be used to measure fair value based on the reliability of inputs, and a financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement:

•        Level 1:    Quoted market prices in active markets that the reporting entity has the ability to access at the date of the fair value measurement.

•        Level 2:    Inputs other than quoted market prices described in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•        Level 3:    Unobservable inputs that are supported by little or no market activity and that are significant to the fair value measurement of the assets or liabilities.

(o)    Concentration of credit risk:

Financial instruments that potentially subject EigenQ to concentration of credit risk principally consist of cash. EigenQ’s policy is to place its cash with high quality financial institutions to limit the amount of credit exposure.

EigenQ Inc.
Notes to the Condensed Financial Statements

4.      Equipment, net:

Equipment, net consisted of the following as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025

Computer systems	$9,062	$4,541
Test and computer equipment	9,088	9,088
Total	18,150	13,629
Less: Accumulated depreciation	(3,169)	(479)
Equipment, net	$14,981	$13,150

The Company recognized depreciation expense related to equipment of $1,433 and nil for the three months ended June 30, 2026 and 2025, respectively, and $2,690 and nil for the six months ended June 30, 2026 and the period from February 13, 2025 (Inception) through June 30, 2025, respectively.

5.      Intangible assets, net:

Intellectual Property Licenses Acquired from Related Parties

The Company’s intangible assets primarily consist of intellectual property licenses acquired on February 25, 2025, pursuant to exclusive license agreements with certain related parties: Lakes Environmental USA Inc., GoQuantum SpA, Qombat Ltd. and WiseP2P OÜ. See Note 12 — Related party transactions and balances.

The intangible assets were acquired in exchange for consideration in the form of an obligation to issue warrants to purchase shares of the Company’s common stock (see Note 7 — Obligation to issue warrants). The intangible assets were measured based on the fair value of the obligation to issue warrants.

The intangible assets were initially recognized at their fair value of $12.6 million as of the agreement execution date. The intangible assets are amortized on a straight-line basis over their estimated useful life of three years.

Licensed Technology Acquired from WolfSSL, Inc

On April 26, 2026, the Company acquired licensed technology from WolfSSL, Inc. for total consideration of $27,000. The licensed technology relates to security technology and has been capitalized as an intangible asset. The licensed technology is amortized on a straight-line basis over its estimated useful life of ten years.

Intangible assets, net consisted of the following as of June 30, 2026 and December 31, 2025:

	June 30, 2026
	Cost	Accumulated Amortization	Net Book Value
Intellectual Property Licenses – Related Party	$12,600,000	$(5,600,000)	$7,000,000
Licensed Technology – Third Party	$27,000	$(518)	$26,482
Total	$12,627,000	$(5,600,518)	$7,026,482
	December 31, 2025
	Cost	Accumulated Amortization	Net Book Value
Intellectual Property Licenses – Related Party	$12,600,000	$(3,500,000)	$9,100,000
Total	$12,600,000	$(3,500,000)	$9,100,000

The Company recognized amortization expense related to intangible assets of $1,050,518 and $1,004,839 for the three months ended June 30, 2026 and 2025, respectively, and $2,100,518 and $1,400,000 for the six months ended June 30, 2026 and the period from February 13, 2025 (Inception) through June 30, 2025, respectively.

EigenQ Inc.
Notes to the Condensed Financial Statements

6.      Insurance premium financing liability:

On June 24, 2026, the Company entered into a directors’ and officers’ liability insurance policy and financed a portion of the related premiums under a premium finance agreement. Under the agreement, the Company financed $260,696 of the total premium at a fixed annual percentage rate of 6.99% and will repay the liability in ten equal monthly installments, comprising both principal and interest. As of June 30, 2026, the outstanding balance of $235,302 is classified as a current liability.

7.      Obligation to issue warrants:

On February 25, 2025, the Company entered into license agreements with certain related parties pursuant to which it became obligated to issue warrants to the licensors as consideration for the acquisition of quantum computing software and intellectual property licenses. See Note 5 — Intangible Assets, net.

In accordance with ASC 718, Compensation — Stock Compensation, the Company determined that a grant date had not been established for the warrants at inception of the contract as the Company concluded that a mutual understanding of the key terms and conditions of the arrangement had not yet been reached. Because the date of the license agreement preceded the grant date, the Company recognized an accrued liability measured at the estimated fair-value-based measure of the award at the license agreement date, which was determined to be $12.6 million.

The fair value of the obligation to issue warrants was estimated using a market-based approach and is classified as Level 3 within the fair value hierarchy, as the valuation relies on significant unobservable inputs. In the absence of an active trading market for the Company’s common stock, management estimated the underlying share value at $1.41 per share, representing the Company’s share price at the time the license agreements were entered into. The Company estimated the fair value of its obligation to issue the warrants at $12.6 million as of December 31, 2025.

On May 12, 2026, the Company executed definitive settlement agreements with the licensors that finalized the consideration payable under the license agreements, satisfying the grant date criteria under ASC 718, Compensation — Stock Compensation. Three licensors elected settlement warrants which were issued and are exercisable for a total of 7,973,110 shares at $1.41 per share, with an aggregate fair value of $10.2 million. The fourth licensor elected a cash settlement alternative introduced in the May 2026 settlement agreements and not contemplated by the original license agreements, pursuant to which the Company will pay $2.4 million in 24 monthly installments of $100,000 through May 2028. Accordingly, during the period ended June 30, 2026, $10.2 million was reclassified to additional paid-in capital and $2.4 million to a financial liability, with no remeasurement required as the fair-value-based measure had not materially changed since inception. Following the initial payment of $100,000 made on June 25, 2026, the outstanding license settlement obligation was $2.3 million as of June 30, 2026.

8.      Capital factory warrant:

On September 4, 2025, the Company issued a common stock warrant to Capital Factory (the “Warrant”) in exchange for admission to its startup accelerator program. The Warrant, which entitles the holder to purchase 3,050,987 shares at an exercise price of $1.41 per share, was fully vested and nonforfeitable at the grant date and is equity-classified under ASC 718, Compensation — Stock Compensation. The grant-date fair value of approximately $3.7 million was recognized within general and administrative expense during the year ended December 31, 2025. No expense was recognized during the six months ended June 30, 2026.

On May 7, 2026, the Company and Capital Factory executed a Warrant Cancellation and Cash Settlement Agreement providing for settlement of the Capital Factory Warrant through either a cash payment of up to $100,000 or the issuance of up to 70,922 restricted common shares. Capital Factory elected the cash alternative, and the Company paid $100,000 on May 8, 2026 in full cancellation and release of the Warrant. The cash settlement was accounted for during the three months ended June 30, 2026 as a repurchase of an equity instrument under ASC 718, Compensation — Stock Compensation.

EigenQ Inc.
Notes to the Condensed Financial Statements

9.      Stock appreciation rights:

On March 9, 2025, the Company established the Stock Appreciation Rights Plan (the “SAR Plan”), under which the Company may grant equity-settled stock appreciation rights (“SARs”) to employees, contractors, and other service providers. The SARs have a maximum contractual term of five years from the grant date, subject to earlier expiration or modification in accordance with the SAR Plan, including any Board-approved modifications. Each SAR entitles the holder, upon exercise, to receive a number of shares of common stock equal in value to the excess of the fair market value of one share of common stock on the exercise date over the exercise price established at the grant date. SARs are settled in common stock unless otherwise approved by the Board. Vesting and exercisability are governed by the vesting schedule specified in the applicable award agreement, and a Board-declared liquidity event may accelerate vesting.

On May 1, 2026, the Company’s Board of Directors approved an amendment to the Stock Appreciation Rights Plan to clarify the scope of transactions and events that constitute a liquidity event under the Plan. The amendment specifies that a business combination, merger or similar transaction involving the Company and a special purpose acquisition company does not constitute a liquidity event for purposes of the Plan. Accordingly, consummation of such a business combination would not accelerate vesting of the SARs outstanding as of June 30, 2026. In connection with the proposed business combination, each SAR outstanding immediately prior to the effective time of the merger will be automatically substituted by the post-closing public company for an economically equivalent stock appreciation right exercisable for a number of shares of the post-closing public company’s common stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of the Company’s common stock issuable upon exercise of such SAR, multiplied by (ii) the exchange ratio established under the business combination agreement.

During the period from March 9, 2025 through December 31, 2025, the Company authorized award agreements covering an aggregate of 6.327 million SARs. Awards granted before August 14, 2025 have a stated exercise price of $1.00 per SAR, and awards granted after August 14, 2025 have a stated exercise price of $1.41 per SAR. During the six months ended June 30, 2026, the Company granted an additional 1,087,555 SARs with a stated exercise price of $1.41 per SAR. During the six months ended June 30, 2026, there were 103,125 SARs forfeited. No SARs were exercised, expired, cancelled, or settled during the six months ended June 30, 2026. There were 7.311 million SARs outstanding as of June 30, 2026.

The Company has concluded that the SARs are equity-classified awards under ASC 718, Compensation — Stock Compensation. The grant date for each award is the date on which the Company and recipient executed the applicable award agreement and reached a mutual understanding of the key terms and conditions of the award, including the number of SARs granted, exercise price, vesting schedule, settlement provisions, and contractual term. The SARs are subject to service-based vesting conditions. Certain awards vest immediately upon grant, while others vest over periods ranging from one to four years. The Company measures the awards at grant-date fair value and recognizes compensation expense over the applicable requisite service period. As of June 30, 2026, a Board-declared liquidity event had not occurred and was not considered probable; accordingly, no acceleration of vesting related to such provisions has been recognized.

During the three months ended June 30, 2026 and 2025, the Company recognized share-based compensation expense of $670,031 and $95,959 related to the SARs, respectively. During the six months ended June 30, 2026 and the period from February 13, 2025 (inception) through June 30, 2025, the Company recognized share-based compensation expense of $1,326,611 and $953,760 related to the SARs, respectively. As of June 30, 2026, there was $2,318,003 of total unrecognized compensation cost related to unvested SARs, which is expected to be recognized over a weighted-average remaining period of approximately 1.8 years.

EigenQ Inc.
Notes to the Condensed Financial Statements

10.    Shareholders’ equity:

(a)     Authorized Capital

The Company is authorized to issue 2.5 billion shares of common stock, par value $0.00001 per share. As of June 30, 2026 and December 31, 2025, there were 305,298,732 and 305,148,732 shares of common stock issued and outstanding, respectively.

(b)    Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to stockholders. Common stockholders are entitled to receive dividends, if and when declared by the Board of Directors.

(c)     Founder Issuance

During the period from February 13, 2025 (inception) through June 30, 2025, the Company issued 300,000,000 shares of common stock to its founders for aggregate cash proceeds of $200,000.

(d)    Private Placement Offering

During the six months ended June 30, 2026, the Company issued 150,000 additional common shares in a private placement offering for proceeds of $211,500.

(e)     Additional Paid-In Capital

Amounts received in excess of par value are recorded as additional paid-in capital (“APIC”). As of June 30, 2026 and December 31, 2025, APIC totaled $22,848,599 and $11,210,490, respectively.

(f)     Dividends

The Company has not declared or paid any dividends during the six months ended June 30, 2026 or during the period from February 13, 2025 (inception) through June 30, 2025.

11.    Commitment and contingencies:

(a)     Litigation

From time to time, EigenQ may become a party to various legal proceedings in the ordinary course of business. Management believes that there are currently no claims or actions pending against EigenQ, the ultimate disposition of which could have a material adverse effect on EigenQ’s results of operations, financial condition, or cash flows, including third party infringement claims, labor and employment claims and threatened claims, tax and other matters. In the normal course of business, EigenQ may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with EigenQ, with respect to certain matters. Pursuant to these arrangements, EigenQ indemnifies, holds harmless and agrees to reimburse the indemnified parties for certain losses suffered or incurred by the indemnified party. It is not possible to reasonably estimate the overall maximum amount of these indemnification obligations. Historically, EigenQ has not been required to make payments under these obligations and, therefore, no liabilities have been recorded for these obligations in EigenQ’s balance sheets. As of June 30, 2026 and December 31, 2025, EigenQ was not subject to any material litigation or material pending litigation claims.

EigenQ Inc.
Notes to the Condensed Financial Statements

11.    Commitment and contingencies: (cont.)

(b)    Contingent Placement Fees

Subsequent to the balance sheet date, the Company entered into a securities purchase agreement providing for the issuance of convertible notes and warrants in two tranches, under which the Company is obligated to pay a placement fee equal to 6% of the gross proceeds of each tranche funded thereunder. See Note 15 — Subsequent Events. The placement fee of approximately $1.2 million relating to the initial tranche was neither incurred nor payable as of June 30, 2026. Funding of the additional tranche, and the related 6% placement fee, will occur only upon consummation of the business combination, and the amount of any such fee is not currently estimable because the gross proceeds of that tranche will not be determinable until closing. As no proceeds had been received and no placement services had been rendered as of June 30, 2026, no liability for these fees has been recognized in the accompanying balance sheet.

12.    Related party transactions and balances:

The Company’s operations are primarily managed by its officers, directors, and key management personnel through consulting arrangements with entities owned or controlled by such individuals. The following is a summary of the nature of the related party relationships and the transactions entered into for the three and six months ended June 30, 2026. There were no related party consulting fees and expenses incurred during the period from February 13, 2025 (inception) through June 30, 2025.

Officers and Key Management Personnel

The Company has entered into consulting agreements with entities owned or controlled by its officers and key management personnel for the provision of management, operational, research and development, and strategic advisory services. Compensation under these arrangements is paid on a monthly basis and, in certain cases, includes reimbursement of travel and other out-of-pocket expenses. The related individuals serve in advisory or executive leadership roles within the Company.

Entity	Related Individual	Nature of Services	For the three months ended June 30, 2026	For the six months ended June 30, 2026
17350503 Canada Corp.	Michael Johnson	Management and operations consulting	$25,000	$27,200
Approach Infinity, Inc.	Mark Pecan	Strategy and advisory consulting, reimbursement of general and administrative expenses	30,000	75,000
GoQuantam SpA	Raul Zuleta	Research and development consulting	93,984	156,984
ICAN	Nir Ben David	Strategy and advisory consulting	30,000	60,000
Lakes Environmental Consultants. Inc.	Cristine The’, Dr. Jesse Van Griensven The’, and Michael Johnson	Research and development consulting, management and operations consulting, reimbursements of general and administrative expenses	94,441	147,431
QKONSOLT OÜ	Dr. Jesse Van Griensven The’	Management and operations consulting	157,000	242,500
RIZT Norte America S.A.	Raul Zuleta	R&D consulting, reimbursements of general and administrative expenses	27,762	51,762
wisep2p OÜ	Dr. José Rosas	Management and operations consulting, research and development consulting, reimbursements of general and administrative expenses	180,000	300,000
WFB Holdings, LLC	William Berghoff	Management and operations consulting, reimbursements of general and administrative expenses	24,891	42,226
			$663,078	$1,103,103

EigenQ Inc.
Notes to the Condensed Financial Statements

12.    Related party transactions and balances: (cont.)

Nature of Service	For the three months ended June 30, 2026	For the six months ended June 30, 2026
Research and development consulting and expenses	$253,582	$366,602
Management and operations consulting	251,166	416,614
Strategy and advisory consulting	45,000	97,500
Reimbursements of general and administrative expenses	113,330	222,387
Total	$663,078	$1,103,103

All amounts related research and development consulting and expenses are included in research and development and amounts related to management and operations and strategy and advisory consulting are included in consulting expenses in the accompanying statement of operations.

In addition to the consulting arrangements described above, certain of the Company’s related parties are also the licensors under exclusive license agreements pursuant to which the Company acquired quantum computing software and intellectual property. See Note 5 — Intangible assets, net and Note 7 — Obligation to issue warrants for further details regarding the nature and terms of these transactions.

13.    Net loss per share:

The following table presents the computation of basic and diluted net loss per share attributable to common shareholders for:

	For the three months ended		For the
	June 30, 2026	June 30, 2025	Six months ended June 30, 2026	Period from February 13, 2025 (Inception) through June 30, 2025
Numerator
Net loss attributable to common shareholders, basic and diluted	$(2,987,505)	$(1,107,313)	$(5,628,263)	$(2,364,275)
Denominator
Weighted average common shares outstanding	305,298,732	300,000,000	305,236,232	276,635,036

Net loss per share attributable to common shareholders, basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.01)

As of June 30, 2026, potentially dilutive securities outstanding consisted of 7,311,430 SARs (June 30, 2025 — 3,145,000) and 7,973,110 warrants (June 30, 2025 — nil). For the three months ended June 30, 2026 and 2025, and for the six months ended June 30, 2026 and the period from February 13, 2025 (inception) through June 30, 2025, shares related to these potentially dilutive securities were excluded from the calculation of diluted net loss per share because their inclusion would have been anti-dilutive.

EigenQ Inc.
Notes to the Condensed Financial Statements

14.    Segment information:

Operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance.

EigenQ’s CODM is its Chief Executive Officer. The CODM has determined that EigenQ operates in a single operating and reportable segment and manages segment performance and resource allocation based upon net loss as presented in the statement of operations. The measure of segment assets is reported on the balance sheets as total assets. Significant expenses reviewed by the CODM include those that are presented in the statements of operations. The CODM evaluates actual results compared to forecasted results for net loss, including significant expenses, when making decisions about allocating resources.

All of EigenQ’s long lived assets are located in the United States.

The following table sets forth EigenQ’s segment information of other income, significant expenses and net loss:

	For the three months ended		For the
	June 30, 2026	June 30, 2025	Six months ended June 30, 2026	Period from February 13, 2025 (Inception) through June 30, 2025
Other income (expense)	$2,140	$—	$4,024	$—
Operating expenses
Research and development	646,996	24,874	1,433,585	166,914
Consulting expenses	766,679	66,920	1,163,229	785,860
General and administrative	373,560	15	646,781	15
Sales and marketing	21,457	—	27,449	—
Depreciation and amortization	1,051,951	1,004,839	2,103,207	1,400,000
Payroll and benefits	129,002	10,665	258,036	11,486
Segment Net Loss	$(2,987,505)	$(1,107,313)	$(5,628,263)	$(2,364,275)

15.    Subsequent events:

EigenQ has evaluated all events occurring through September 25, 2026, the date on which the Interim Financial Statements were issued, and during which time, no significant events occurred outside the normal course of business operations that would require disclosure except the following:

On July 16, 2026, the Company entered into an Investment Framework Agreement with a special purpose vehicle to raise between $1.0 million and $5.0 million through a private placement of Company securities to accredited investors. On July 22, 2026, the Company received cash proceeds of $1.79 million under the arrangement, and on August 25, 2026, the Company received an additional $382,000, bringing total proceeds received to $2.172 million. The proceeds released to the Company are non-refundable and are not required to remain segregated or restricted under the Investment Framework Agreement. In exchange for the proceeds, the Company is obligated to issue securities to the SPV for the benefit of the participating investors. The securities will consist of convertible debt notes and warrants. The final terms and number of securities to be issued remain dependent on the outcome and final terms of the Secured Financing, as detailed below. If the Secured Financing closes, the SPV notes will be unsecured and subordinated to the senior secured notes issued in the Secured Financing; if it does not close within the applicable contractual timeframe, the SPV securities will instead be issued under the fallback/original terms contemplated by the Investment Framework Agreement.

EigenQ Inc.
Notes to the Condensed Financial Statements

15.    Subsequent events: (cont.)

On September 17, 2026, subsequent to the balance sheet date, the Company entered into the Purchase Agreement, providing for the issuance, in two tranches, of convertible promissory notes and warrants to purchase shares of the Company’s common stock. The initial tranche closed on September 18, 2026, pursuant to which the Company issued a convertible note in the aggregate principal amount of $22,225,000 for gross cash proceeds of $20,002,500, reflecting an original issue discount. In connection with the initial tranche, the Company incurred a placement fee equal to 6% of gross proceeds, or approximately $1.2 million, resulting in net cash proceeds of approximately $18.8 million before other transaction costs. The agreement requires the Company to maintain unrestricted cash of not less than $7.5 million at all times and not less than $10.0 million as of each quarter end, in each case without a cure period, and accordingly a portion of the proceeds is not available to fund the Company’s operations. If the note remains outstanding at maturity, the Company is required to repay the outstanding principal together with a premium equal to 30% of such amount, in addition to accrued interest. Funding of the additional tranche is conditioned upon the consummation of the Company’s previously announced Business Combination with Silicon Valley Acquisition Corp., which remains subject to regulatory, shareholder and other customary closing conditions that are not within the Company’s control. Termination of the business combination agreement would constitute an event of default under the note, upon which the holder may accelerate repayment of the outstanding principal together with a premium equal to 40% of such amount, plus accrued and default interest.

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

SILICON VALLEY ACQUISITION CORP.,

SVAQ MERGER SUB INC.,

and

EIGENQ, INC.

dated as of June 17, 2026

Annex A-i

Annex A-ii

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of June 17, 2026, is made by and among Silicon Valley Acquisition Corp., a Cayman Islands exempted company (“SVAQ”), SVAQ Merger Sub Inc., a Delaware corporation (“Merger Sub”), and EigenQ, Inc., a Delaware corporation (the “Company”). SVAQ, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) SVAQ is a blank check company incorporated (i) as a Cayman Islands exempted company on July 21, 2025, and (ii) for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of SVAQ that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of SVAQ, SVAQ is required to provide an opportunity for its shareholders to have their outstanding SVAQ Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SVAQ Shareholder Approval;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and the Company are entering into the sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor shall agree to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of SVAQ, any other anti-dilution or similar protections with respect to the SVAQ Class B Shares and any redemption rights and (c) agree to (i) use up to 2,165,950 SVAQ Class B Shares to incentivize the Transaction Financing as set forth therein and (ii) subject fifty percent (50%) of any such SVAQ Class B Shares not used to incentivize the Transaction Financing to forfeiture upon the Closing;

WHEREAS, at least one day prior to the Closing Date, prior to the time at which the Effective Time occurs, SVAQ shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part Twelve of the Cayman Islands Companies Act (2025 Revision) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the Domestication, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of SVAQ and (b) each Company Share will be automatically converted as of the Effective Time into the right to receive a portion of the Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, at the Closing, SVAQ, certain SVAQ Shareholders, the Company and certain Company Stockholders will enter into a Registration Rights and Lock-up Agreement, in a form mutually agreed upon by SVAQ and the Company (the “Registration Rights and Lock-up Agreement”), pursuant to which, among other things, such SVAQ Shareholders and Company Stockholders party thereto will (a) be granted certain registration rights with respect to their respective SVAQ Shares, and (b) for the designated period specified therein, shall not transfer their Company Shares, in each case, subject to the terms and upon the conditions set forth in the Registration Rights and Lock-up Agreement;

WHEREAS, the SVAQ Board has (a) approved this Agreement, such other Ancillary Documents to which SVAQ is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of SVAQ Shares entitled to vote thereon (the “SVAQ Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved this Agreement, such other Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

Annex A-1

WHEREAS, SVAQ, as the sole stockholder of Merger Sub will, as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, such other Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, such other Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval of this Agreement, such other Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, each Company Stockholder listed on Annex A attached hereto (collectively, the “Key Supporting Company Stockholders”) will duly execute and deliver to SVAQ a stockholder support agreement (collectively, the “Stockholder Support Agreements”), pursuant to which, among other things, each such Key Supporting Company Stockholder will agree to, among other things, (a) support and vote (or provide a written consent) in favor of this Agreement, such other Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger be treated as (i) a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code and/or (ii), taken together with the Transaction Financing, an integrated transaction qualifying under Section 351(a) of the Code (clauses (a)-(c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“AI Tools” means artificial intelligence or machine learning tools, applications Software or other artificial intelligence-enabled items of Company IT Systems.

“AI Training Inputs” means any and all data, content or materials of any nature (including text, numbers, images, photos, graphics, video, audio or computer code, or any synthetic derivations thereof) used to train, validate, test, improve or deploy any AI Tools.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Ancillary Documents” means the (a) Registration Rights and Lock-up Agreement, (b) Sponsor Support Agreement, (c) Financing Agreements, (d) Stockholder Support Agreements, and (e) each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

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“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business” means the business of, directly or indirectly, developing and commercializing quantum-enhanced cybersecurity, quantum communication networks (including quantum internet architectures), and quantum computing systems.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in (i) the Cayman Islands and (ii) New York, New York are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).

“Certificates” has the meaning set forth in Section 2.1(b)(vii).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of this clause (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document or one or more circumstances, matters, transactions or events unrelated to this Agreement or the Ancillary Documents). Notwithstanding the foregoing or anything to the contrary herein, Change of Control Payments shall not include (i) any payments made in the ordinary course of business consistent with past practice and not accelerated, increased or enhanced as a result of the transactions contemplated hereby, (ii) any payments required under existing Contracts entered into prior to the date of this Agreement in the ordinary course of business and not in contemplation of the transactions contemplated hereby, and (iii) any severance payments made pursuant to existing severance policies or agreements in effect prior to the date of this Agreement that are triggered solely by termination of employment without cause or resignation for good reason (and not solely by the consummation of the transactions contemplated hereby).

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Audited Financial Statements” means the audited consolidated balance sheet of the Group Companies as of December 31, 2025 and the related audited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies for the period ended December 31, 2025.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company and its Subsidiaries, taken as a whole, or a majority of the voting power of Equity Securities of the Company, or (ii) acquires, is granted, leased or licensed or otherwise purchases all or substantially all of assets, properties or businesses of the Company and its Subsidiaries, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, purchase of assets, share exchange, business combination, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any issuance, sale or acquisition of any portion of the Equity Securities or voting power or similar investment in the Company or any of its Subsidiaries (other than the issuance of the applicable class of shares of capital stock of the Company in

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connection with the exercise or conversion of Company SARs or Company Warrants as expressly contemplated by this Agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including any Company Pre-Closing Financing or Transaction Financing) shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.12.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, dated as of February 13, 2025, as amended.

“Company D&O Persons” has the meaning set forth in Section 5.14(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.14(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SVAQ by the Company on the date of this Agreement.

“Company Dissenting Shares” has the meaning set forth in Section 2.7.

“Company Dissenting Stockholders” has the meaning set forth in Section 2.7.

“Company Equity Award” means, as of any determination time, each outstanding award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise including, without limitation, each Company SAR.

“Company Equity Plan” means, collectively, (a) the EigenQ Inc. Amended and Restated SAR Framework and (b) each other plan or program that provides for an award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority) and Section 3.17 (Brokers).

“Company Intellectual Property” means collectively, Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any

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other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or the interpretation or enforcement thereof by any Governmental Entity, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii) through (x)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any actions taken or omitted to be taken by any Group Companies at the written request or with the written consent of SVAQ, (x) any changes in GAAP or other applicable accounting standards or the interpretation thereof, (xi) any loss of employees, customers, suppliers, distributors, licensors, licensees or other business partners to the extent resulting from the public announcement or pendency of the transactions contemplated by this Agreement, or (xii) any litigation arising from or relating to this Agreement or the transactions contemplated hereby; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) through (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by a Group Company.

“Company Pre-Closing Financing” has the meaning set forth in Section 5.20(a).

“Company Product” means any products or services, developed, owned, performed, offered, marketed, out-licensed, sold, distributed or other otherwise made available by or on behalf of any Group Company, (a) from which any Group Company has derived in the three (3) years prior to the date of this Agreement, is currently deriving, or is scheduled to derive, revenue from the sale, license or provision thereof, including products or services under development, or (b) for which any Group Company has an ongoing obligation to provide warranties, or other support or maintenance services.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company SAR” means, as of any determination time, each stock appreciation right that is exercisable for Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Shares” means shares of common stock, par value $0.00001 per share, of the Company designated as “Common Stock” pursuant to the Company Certificate of Incorporation.

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“Company Stockholder” means the holders of Company Shares as of any determination time prior to the Effective Time. For the avoidance of doubt, the holders of Company Warrants will become Company Stockholders immediately prior to the Closing to the extent such Company Warrants are exercised or converted prior to the Effective Time.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.12.

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.12.

“Company Warrants” means, as of any determination time, each warrant to purchase any capital stock of the Company that is outstanding and unexercised.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 27, 2026, by and between the Company and SVAQ.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Effective Time” has the meaning set forth in Section 2.1(b)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means any federal, state, local, municipal, foreign, international, or multinational law, regulation, or other applicable requirement, policy, guidance or treaty relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, including without limitation the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (including as amended by the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Materials Transportation Act 49 U.S.C. § 5101 et seq.; the Solid Waste Disposal Act (including as amended by the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks)) 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act 33 U.S.C. §§ 1151, 1251 et seq.; the Clean Air Act 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act 42 U.S.C. § 300f et seq.; the Occupational Safety and Health Act 29 U.S.C. § 651 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Endangered Species Act 16 U.S.C. § 1531 et seq.; the National Environmental Policy Act 42 U.S.C. § 4321 et seq.; and the River and Harbors Appropriation Act 33 U.S.C. § 403 et seq.

“Equiniti” means Equiniti Trust Company, LLC.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $2,930,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with any Group Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

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“Exchange Ratio” means the quotient obtained by dividing (a) the Transaction Share Consideration, by (b) the number of Fully-Diluted Shares.

“Expenses” means all fees, costs and expenses, including all out-of-pocket expenses (including all such fees, costs and expenses with respect to counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates, exchange listings, SEC filings, compliance with HSR Act and obtaining the D&O Tail Insurance), incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the transactions contemplated hereby and thereby. With respect to SVAQ, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, including any Working Capital Loans that have not been converted into SVAQ Units pursuant to the Prospectus prior to the Closing Date. For the avoidance of doubt, any fees, costs and expenses of holders of Equity Securities of the Company that do not arise from such holder’s position with the Company shall not be “Expenses”.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce such Party to enter into this Agreement, (d) an intention to deceive another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) an intention to deceive another Party, to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Fully-Diluted Shares” means an amount equal to, without duplication, (a) the aggregate number of Company Shares and any other shares of capital stock of the Company that are issued and outstanding as of immediately prior to the Effective Time calculated on a fully-diluted basis, plus (b) the aggregate Company Shares issuable upon the exercise of the Company SARs that are outstanding immediately prior to the Effective Time, plus (c) the aggregate number of Company Shares issuable upon the full exercise, exchange or conversion of Company Warrants that are outstanding as of immediately prior to the Effective Time, treating such outstanding Company Warrants as having been exercised in full (calculated using the treasury stock method of accounting).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body entitled under applicable Law to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any (i) substance, chemical, material, compound, waste, pollutant, contaminant, special waste, product or derivative regulated or subject to rules of liability under any present or future Environmental Law or that is listed, classified, defined, or regulated as hazardous, toxic, corrosive, ignitable, reactive,

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radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any present or future Environmental Law or constitutes a danger, nuisance, trespass or health or safety hazard to persons or property; (ii) petroleum and petroleum products and their refined or derived products (including waste or used oil, gasoline, heating oil, kerosene or any other petroleum products or substances or materials derived from or commingled with any petroleum products); (iii) lead, lead-based paint, toxic mold, radon, polychlorinated biphenyls, radioactive materials, per- and polyfluoralkyl substances (PFAS) “hazardous wastes,” or “hazardous constituents” or the subject of a cleanup standard or sampling requirement promulgated by a properly authorized Governmental Entity, aqueous film forming foam, or other emerging contaminants, urea formaldehyde or asbestos or asbestos containing materials; and (iv) any compound, mixture, solution, product, or other substance or material that contains any substance or material referred to in clause (i), (ii) or (iii) above.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and (h) all break-fees, prepayment penalties, premiums, costs and other amounts payable in connection with the prepayment or repayment of any of the items described in clauses (a) through (g).

“Incentive Plan” has the meaning set forth in Section 5.17.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) any other intellectual or similar proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world; and (g) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

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“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other legally binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lookback Date” means February 13, 2025.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Stock Exchange.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions.

“Officers” has the meaning set forth in Section 5.15(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Outside Date” has the meaning set forth in Section 7.1(d).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, declarations of conformity, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising

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under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity or Governmental Entity.

“Personal Information” means any information that (a) identifies or makes identifiable, relates to, describes, is linked to, could reasonably be linked to, directly or indirectly, any identified or identifiable individual or household (e.g., name, address telephone number, email address, or government-issued identifier), or can reasonably be associated with or used to identify, contact, or precisely locate an individual or household, (b) is payment card information, or (c) is otherwise protected or governed by any applicable Privacy Law or defined in any applicable Privacy Law as “personal information,” “personal data,” “personally identifiable information,” “sensitive information,” or a substantially similar term.

“Proxy Statement” has the meaning set forth in Section 5.7.

“Pre-Closing SVAQ Holders” means the holders of SVAQ Shares at any time prior to the Effective Time, together with their successors and assigns.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means all Laws relating to the Processing or protection of Personal Information, data breach and notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information (including, to the extent applicable, Payment Card Industry Security Standards), and email, text message, or telephone communications that apply to the Group Companies.

“Proceeding” means any lawsuit, litigation, action, audit, investigations, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is licensed pursuant to: (a) any license that is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software this is considered “free” or “open source software” by the Open Source foundation or the Free Software Foundation or (c) any similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

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“Registration Statement” has the meaning set forth in Section 5.7.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required SVAQ Shareholder Approval” means the approval of the SVAQ Shareholder Approval Matters by the affirmative vote of the holders of the requisite number of SVAQ Shares entitled to vote thereon, whether in person or by proxy at the SVAQ Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SVAQ and applicable Law.

“Sanctioned Countries” has the meaning set forth in Section 4.17(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and His Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SVAQ Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” means Silicon Valley Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Stock Exchange” means the New York Stock Exchange, the NYSE American or Nasdaq.

“Stockholder Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of Equity Securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Company” has the meaning set forth in Section 2.1(b)(i).

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“Surviving Company Share” has the meaning set forth in Section 2.1(b)(v).

“SVAQ” has the meaning set forth in the introductory paragraph to this Agreement.

“SVAQ Acquisition Proposal” means (a) any transaction or series of related transactions under which SVAQ or any of its Subsidiaries, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in SVAQ or any of its Subsidiaries. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SVAQ Acquisition Proposal.

“SVAQ Board” has the meaning set forth in the recitals to this Agreement.

“SVAQ Board Recommendation” has the meaning set forth in the recitals to this Agreement.

“SVAQ Bylaws” has the meaning set forth in Section 2.1(a).

“SVAQ Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“SVAQ Common Stock” means from and after the consummation of the Domestication, the shares of common stock of SVAQ (which shall be entitled to one (1) vote per share).

“SVAQ Class A Shares” means, prior to the Domestication, SVAQ’s Class A ordinary shares.

“SVAQ Class B Shares” means, prior to the Domestication, SVAQ’s Class B ordinary shares.

“SVAQ D&O Persons” has the meaning set forth in Section 5.13(a).

“SVAQ Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SVAQ on the date of this Agreement.

“SVAQ Financial Statements” means all of the financial statements of SVAQ included in the SVAQ SEC Reports.

“SVAQ Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6(a) and Section 4.6(b) (Capitalization of the SVAQ Parties).

“SVAQ Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of any SVAQ Party to consummate the Merger in accordance with the terms of this Agreement; provided, however, that none of the following shall be taken into account in determining whether a SVAQ Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any SVAQ Party operates, or (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any SVAQ Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the

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condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties); provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a SVAQ Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on SVAQ relative to other similarly situated special purposes acquisition companies operating in the industries or markets in which SVAQ operates.

“SVAQ Non-Party Affiliates” means, collectively, each SVAQ Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SVAQ Related Party (other than, for the avoidance of doubt, any SVAQ Party).

“SVAQ Parties” means, collectively, SVAQ and Merger Sub (and each, individually, a “SVAQ Party”).

“SVAQ Related Parties” has the meaning set forth in Section 4.9.

“SVAQ Related Party Transactions” has the meaning set forth in Section 4.9.

“SVAQ SEC Reports” has the meaning set forth in Section 4.7.

“SVAQ Shareholder” means each holder of SVAQ Class A Shares and each holder of SVAQ Class B Shares, in its capacity as holder.

“SVAQ Shareholder Redemption” means the right of the holders of SVAQ Class A Shares to redeem all or a portion of their SVAQ Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of SVAQ.

“SVAQ Shareholders Meeting” has the meaning set forth in Section 5.7.

“SVAQ Shares” means (a) prior to the consummation of the Domestication, collectively, the SVAQ Class A Shares and SVAQ Class B Shares and (b) from and after the consummation of the Domestication, collectively, the SVAQ Common Stock, each with par value $0.0001 per share. Any reference to the SVAQ Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“SVAQ Units” means units of SVAQ consisting of one SVAQ Class A Share and one-half (1/2) of one SVAQ Warrant, which, for the avoidance doubt, shall include any units of SVAQ converted from Working Capital Loans.

“SVAQ Warrant Agreement” means that certain Warrant Agreement, dated as of December 22, 2025, by and between SVAQ and Equiniti, as warrant agent.

“SVAQ Warrants” means warrants to purchase SVAQ Class A Share as contemplated under the SVAQ Warrant Agreement, with each warrant exercisable for one SVAQ Class A Share at an exercise price of $11.50.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

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“Transaction Financing” means a capital raising transaction in connection with the Transactions structured as one or a combination of common equity, preferred equity, convertible equity or debt or non-redemption with respect to the Trust Account, in each case, whether such investment is into SVAQ or the Company; provided, however, that a Company Pre-Closing Financing shall not be considered a Transaction Financing.

“Transaction Litigation” has the meaning set forth in Section 5.2(c).

“Transaction Proposals” has the meaning set forth in Section 5.7.

“Transaction Share Consideration” means an aggregate amount of shares of SVAQ Common Stock equal to the quotient of (a) the Equity Value divided by (b) $10.00.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Working Capital Loans” means the working capital loans that the SVAQ Related Parties may loan to SVAQ as described in the Prospectus, up to $1,500,000 of which may be convertible into units of SVAQ at a price of $10.00 per unit at the option of the lender.

Article II
MERGER

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Domestication. Immediately prior to the Closing, SVAQ shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part Twelve of the Cayman Islands Companies Act (2025 Revision), including by filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SVAQ and the Company, together with the SVAQ Certificate of Incorporation and completing and making all filings required to be made with the Cayman Registrar to effect the Domestication. In connection with (and as part of) the Domestication, SVAQ shall cause (i) each SVAQ Class A Share and SVAQ Class B Share that is issued and outstanding immediately prior to the Domestication to be converted into one share of SVAQ Common Stock, par value $0.0001 per share of SVAQ, (ii) the Governing Documents of SVAQ to become the certificate of incorporation, in a form to be mutually agreed upon by SVAQ and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) as soon as reasonably practicable following the date hereof, the “SVAQ Certificate of Incorporation”), and the bylaws, in a form to be mutually agreed upon by SVAQ and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) as soon as reasonably practicable following the date hereof (the “SVAQ Bylaws”) and (iii) SVAQ’s name to be changed to a name selected by the Company. SVAQ and its Representatives shall give the Company and its pertinent Representatives a reasonable opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto. Following the consummation of the Domestication and prior to the Closing, the board of directors of SVAQ will resolve to ratify and approve such matters as may be required to effect the transactions contemplated by this Agreement and any such other matters as the Company and SVAQ may mutually agree.

(b) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, following the consummation of the Domestication, on the Closing Date, Merger Sub shall merge with and into the Company at the Effective Time. Following the Effective Time, and as a result of the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).

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(ii) At the Closing, the Parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, in a form reasonably satisfactory to the Company and SVAQ (the “Certificate of Merger”), to be executed and filed in accordance with the relevant provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by SVAQ and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv) At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, the directors and officers of the Surviving Company shall be the individuals determined in accordance with Section 5.15, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than (A) the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(ix) or (B) any Company Dissenting Shares) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of shares of SVAQ Common Stock equal to the Exchange Ratio.

(viii) From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(ix) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(x) For purposes of calculating the aggregate number of SVAQ Shares issuable to each Company Stockholder pursuant to the terms of Section 2.1(b), all Company Shares held by such holder shall be aggregated, and the Exchange Ratio shall be applied to that aggregate number of shares held by such holder, and not on a share-by-share basis, and the number of SVAQ Shares to be issued shall be rounded down to the nearest whole share.

(xi) If, between the date of this Agreement and the Closing, the outstanding SVAQ Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of SVAQ Shares will be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 2.1(b)(x) shall not (A) be construed to permit SVAQ, Merger Sub or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement, or (B) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.

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Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the second (2nd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date upon which the Closing actually occurs is referred to herein as “Closing Date”) or at such other place, date and/or time as SVAQ and the Company may agree in writing.

Section 2.3 Allocation Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to SVAQ an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Stockholder (including the number of Company Shares subject to Company SARs and Company Warrants) and (ii) the Transaction Share Consideration, the Fully-Diluted Shares and the Exchange Ratio. The Company will review any comments to the Allocation Schedule provided by SVAQ or any of its Representatives and consider in good faith any comments proposed by SVAQ or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of SVAQ Shares that each Company Stockholder will have a right to receive pursuant to Section 2.1(b)(vii) and Section 2.1(b)(viii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of SVAQ Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company exceed the Transaction Share Consideration, and (C) the SVAQ Parties and the Transfer Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Stockholders under this Agreement, as applicable.

Section 2.4 Treatment of Company SARs and Company Warrants.

(a) On the Closing Date, upon the Effective Time, each Company SAR that is outstanding and unexercised immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be substituted by SVAQ for a stock appreciation right exercisable for that number of shares of SVAQ Common Stock equal to the product of (x) the number of Company Shares issuable upon the exercise of such Company SAR multiplied by (y) the Exchange Ratio (each such SAR, a “Substituted SAR”). Each Substituted SAR shall be in a form mutually agreed by SVAQ and the Company, acting reasonably, prior to the Closing and, except as otherwise set forth in this Agreement, shall be subject to substantially the same terms and conditions as were applicable under the respective Company SAR immediately prior to the Effective Time. Upon exercise of any Substituted SAR, no evidence of book-entry shares representing fractional shares of SVAQ Common Stock shall be issuable thereunder; in lieu of the issuance of any such fractional share, SVAQ shall round down to the nearest whole share of SVAQ Common Stock.

(b) On the Closing Date, upon the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be assumed by SVAQ and converted into a warrant to purchase that number of shares of SVAQ Common Stock equal to the product of (x) the number of Company Shares subject to such Company Warrant multiplied by (y) the Exchange Ratio (each such warrant, an “Assumed Warrant”). Each Assumed Warrant shall be in a form mutually agreed by SVAQ and the Company, acting reasonably, prior to the Closing and, except as otherwise set forth in this Agreement, shall be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Warrant immediately prior to the Effective Time, except that each Assumed Warrant shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of the Company Warrant by (y) the Exchange Ratio (which price per share shall be rounded down to the nearest whole cent). Upon exercise of any Assumed Warrant, no evidence of book-entry shares representing fractional shares of SVAQ Common Stock shall be issuable thereunder; in lieu of the issuance of any such fractional share, SVAQ shall round down to the nearest whole share of SVAQ Common Stock.

(c) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan, under the underlying grant, award or similar agreement, if required by the holders of Company SARs or Company Warrants, and otherwise to give effect to the provisions of this Section 2.4, and shall provide SVAQ with evidence reasonably satisfactory to SVAQ of the foregoing.

Section 2.5 Treatment of SVAQ Securities.

(a) On the Closing Date and prior to the Effective Time, each SVAQ Class B Share issued and outstanding immediately prior to the Effective Time shall, in accordance with SVAQ’s Governing Documents, automatically convert into one (1) SVAQ Class A Share.

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(b) On the Closing Date and prior to the Effective Time, to the extent any SVAQ Units remain outstanding and unseparated, immediately prior to the Effective Time, the SVAQ Class A Shares and the SVAQ Warrants comprising each such issued and outstanding SVAQ Unit immediately prior to the Effective Time shall be automatically separated, and the holder of each SVAQ Unit shall be deemed to hold one (1) SVAQ Class A Share and one-half (1/2) of one (1) SVAQ Warrant (provided, that upon separation, no fractional SVAQ Warrants shall be issued, and the aggregate number of SVAQ Warrants to be held by each holder thereof shall be rounded down to the nearest whole SPAC Warrant); and all SVAQ Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

(c) At the Effective Time, each SVAQ Warrant shall remain outstanding but shall no longer be exercisable for SVAQ Class A Shares and shall instead be exercisable for SVAQ Common Stock.

Section 2.6 Transfer Agent Matters.

(a) Appointment of Transfer Agent. At least three Business Days prior to the Closing Date, SVAQ shall appoint a transfer agent reasonably acceptable to the Company (the “Transfer Agent”) (it being understood and agreed that Equiniti, or any of its Affiliates, shall be deemed to be acceptable to the Company) for the purposes of issuing the Transaction Share Consideration to each Company Stockholder pursuant to Section 2.1(b)(vii). The Company shall, and shall cause its Representatives to, reasonably cooperate with the Transfer Agent in connection with the covenants and agreements in this Section 2.6, including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as reasonably determined by the Company and SVAQ, or otherwise required by the Transfer Agent to fulfill its duties as the Transfer Agent in connection with the Transactions.

(b) Transfer Agent Procedures. At the Effective Time, SVAQ shall, or shall cause the Transfer Agent to, issue the Transaction Share Consideration to the record holders of Company Shares entitled to receive a portion of the Transaction Share Consideration in book-entry form. All shares of SVAQ Common Stock issued in accordance with this Section 2.6 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares, and there shall be no further registration of transfers on the records of the Surviving Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Shares are presented to SVAQ or the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 2.6

Section 2.7 Company Dissenting Shares. Notwithstanding anything to the contrary herein, any Company Shares for which a Company Stockholder (a) has not voted in favor of the Merger or consented to it in writing and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, such stockholders, the “Company Dissenting Stockholders”, and such shares, the “Company Dissenting Shares”) shall not be converted into the right to receive the Transaction Share Consideration pursuant to Section 2.1(b)(vi). From and after the Effective Time, (i) the Company Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Company Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of SVAQ, the Surviving Company or any of its Affiliates (including SVAQ); provided that if any Company Dissenting Stockholder effectively withdraws or loses such appraisal rights (whether through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Company Dissenting Stockholder (A) shall no longer be deemed to be Company Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Transaction Share Consideration pursuant to Section 2.1(b)(vi) (subject, in the case of Company Shares represented by Certificates, to the surrender of such Certificates or affidavits of loss in lieu thereof). Each Company Dissenting Stockholder who becomes entitled to payment for his, her or its Company Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give SVAQ prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and SVAQ shall have the opportunity to participate in, but not control, all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of SVAQ (which consent shall not be unreasonably withheld, conditioned, or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.

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Section 2.8 Withholding. SVAQ, the Group Companies and the Transfer Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such withholding payable in SVAQ Shares, SVAQ, the Surviving Company or the Transfer Agent, as applicable, shall be permitted to sell such portion of the SVAQ Shares otherwise issuable to such Person as is necessary to generate cash to satisfy such withholding obligations. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the SVAQ Parties, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) and in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be material to the Group Companies, taken as a whole. Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of organization, incorporation or formation (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not be material to the Group Companies, taken as a whole.

(b) True and complete copies of the Governing Documents of the Group Companies have been made available to SVAQ, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Group Companies are in full force and effect, and the Group Companies are not in breach or violation of any provision set forth in its Governing Documents.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions), and (iv) with respect to each Company Warrant, (A) the date of grant and (B) any applicable exercise or similar price. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in material compliance with applicable Law, including Securities Laws. Except for the Company SARs, the Company has no outstanding Company Equity Awards, including no (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) Section 3.2(b) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are

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no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of Company Shares may vote.

(c) Except as set forth on Section 3.2(c) of the Company Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities between the Company and any other Person.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(g) There are no debt instruments outstanding convertible into or otherwise entitling the holder thereof to any of the Company’s Equity Securities.

Section 3.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or is contemplated to be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company Stockholder Written Consent is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or is contemplated to be a party, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (including the Merger).

(b) The Company Board duly adopted resolutions (a) determining that entry into this Agreement and the other Ancillary Documents to which the Company is party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) approving this Agreement, such other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (c) directing that this Agreement be submitted to the Company Stockholders entitled to vote thereon for adoption thereby and resolving to make the Company Board Recommendation, which resolutions have not been subsequently withdrawn or modified in a manner adverse to SVAQ or Merger Sub.

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Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SVAQ a true and complete copy of the following financial statements, which are attached as Section 3.4(a) of the Company Disclosure Schedules: the unaudited consolidated balance sheet of the Group Companies as of December 31, 2025 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies for the period ended December 31, 2025 (the “Financial Statements”). Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet prepared in accordance with GAAP.

(c) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance (i) that all transactions are executed in accordance with management’s authorization, (ii) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Group Company’s properties or assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d) Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, since the Lookback Date, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be material to the Group Companies, taken as a whole.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms,

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conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not be material to the Group Companies, taken as a whole.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not be material to the Group Companies, taken as a whole. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no notice of suspension, limitation, revocation, cancellation, modification or termination of any Material Permit has been received by the Group Companies.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is a party as of the date of this Agreement, excluding any Employee Benefit Plan (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness for borrowed money of any Group Company in an amount exceeding $200,000 or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $500,000 over the life of the Contract;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of SVAQ or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, develop, or commercialize products, directly or indirectly through third parties, or to solicit any potential employee or customer, in each case, in any material respect or that would so limit or purports to limit in any material respect, SVAQ or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,000,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company;

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(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, in each case, in excess of $500,000;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract governing the terms of the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $300,000;

(xi) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve payments in excess of $500,000 after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or SVAQ or any of its Affiliates after the Closing); and

(xiii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $200,000 or (B) aggregate payments to or from any Group Company in excess of $500,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to SVAQ true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

Section 3.8 Absence of Changes. Except as set forth in Section 3.8 of the Company Disclosure Schedule, during the period beginning on January 1, 2026 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of SVAQ if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i) (making dividends and distributions), Section 5.1(b)(iv)(A) (sell, license, dispose of material assets), Section 5.1(b)(viii) (increase compensation and bonuses), Section 5.1(b)(xi) (liquidate, restructure, reorganize), Section 5.1(b)(xiv) (make any change of control payments) or Section 5.1(b)(xv) (amend, modify or terminate any Material Contract, or waive any material benefit or right under any Material Contract).

Section 3.9 Litigation. There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, would reasonably be expected to result in a Liability in excess of $500,000. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date hereof, there are no material Proceedings by a Group Company pending against any other Person.

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Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since the Lookback Date has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided SVAQ with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(b) No Employee Benefit Plan is or was within the past six (6) years, nor does any Group Company or any of its ERISA Affiliates have or had within the past six (6) years any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage or for a limited period of time following a termination of employment pursuant to the terms of an Employee Benefit Plan in effect as of the date hereof and set forth in Section 3.11(a) of the Company Disclosure Schedules. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan is in compliance, in all material respects, with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service that the Employee Benefit Plan is so qualified and, to the Company’s knowledge, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to result in the loss of the qualified status of any such Employee Benefit Plan. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened in writing claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

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(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g) Each Employee Benefit Plan or Contract (or any other agreement, program, policy or arrangement by or to which any of the Group Companies is a party, is bound or is otherwise liable) that provides “nonqualified deferred compensation” as defined in Section 409A of the Code (or any corresponding provision of state, local or foreign Tax Law) is and has been in compliance in all material respects with Section 409A of the Code and all applicable guidance from the Internal Revenue Service. Each Company SAR has been granted with an exercise price at least equal to the fair market value of a Company Share on the date of grant of such Company SAR as determined in accordance with Section 409A of the Code and all treasury regulations and guidance promulgated thereunder. The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(h) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.12 Environmental Matters.

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) The Group Companies are and have been since the Lookback Date in compliance with all applicable Environmental Laws. The Group Companies are not subject to any Proceedings by any Governmental Entity or any Person related to (i) Environmental Laws; (ii) the release or threatened release of, or exposure to, any Hazardous Substances; or (iii) seeking to adversely amend, revoke, materially change the status of or terms of or terminate any material Permits required for the operations of the Group Companies under applicable Environmental Laws (“Environmental Permits”), and there is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances at any Owned Real Property, Leased Real Property, or at any property formerly owned or leased by the Group Companies.

(d) The Group Companies have obtained and are in material compliance with all Environmental Permits, and there is no fact or circumstance that would prevent or materially delay the Group Companies from obtaining the Environmental Permits necessary to operate.

(e) There are no facts, conditions, situations or circumstances that would reasonably be expected to form the basis of any material violation of any Environmental Law by any Group Company or a material liability or obligation of a Group Company arising under Environmental Laws.

(f) Each of the Group Companies has not assumed, by contract or, to the Company’s knowledge, by operation of Law, any liability under any Environmental Law or relating to the release of any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to the release of any Hazardous Substances.

(g) The Group Companies do not own or operate, and to the Company’s knowledge, none of the following are present at, on, in, or under any Owned Real Property or Leased Real Property: (i) underground storage tanks, (ii) dumps or landfills, (iii) surface impoundments, or (iv) other units for the treatment, storage or disposal of Hazardous Substances.

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(h) This Agreement, the Merger and the other transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any Environmental Law, including any so-called “transaction-triggered” or “responsible property transfer” requirements.

(i) The Group Companies have not manufactured or imported any products, mixtures, or items containing PFAS, and none of the products used in the operations of the Group Companies contain any PFAS.

(j) The Group Companies have made available to SVAQ copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the Owned Real Property, Leased Real Property, and current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property and (ii) material unregistered Marks and Software constituting Company Owned Intellectual Property and either incorporated into or used in connection with any Company Products or otherwise material to the business of the Group Companies, listing for each item of Company Registered Intellectual Property (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, (D) the issuance, registration or application number, as applicable, and (E) registrar.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Registered Intellectual Property and has valid and enforceable rights under all Company Licensed Intellectual Property, free and clear of all Liens (other than Permitted Liens). No Group Company has (i) transferred ownership of any material Company Registered Intellectual Property to any other Person, (ii) granted any exclusive license with respect to any material Company Registered Intellectual Property or material Company Licensed Intellectual Property to any other Person or (iii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis.

(d) Section 3.13(d) of the Company Disclosure Schedules sets forth a list of all current Contracts pursuant to which a Group Company (i) is granted a license, covenant not to sue, assert, or enforce, option, right of purchase or first or last refusal, or other right in or to any Company Licensed Intellectual Property (each, an “In-bound License”) or (ii) grants to any third party a license, covenant not to sue, assert, or enforce, option, right of purchase or first or last refusal, or other right in or to or under any Company Owned Intellectual Property or Company Licensed Intellectual Property (each, an “Out-bound License”), provided that, (x) Section 3.13(d)(i) of the Company Disclosure Schedule may, with respect to In-Bound Licenses, exclude (A) licenses to Off-the-Shelf Software with aggregate annual license and maintenance fees of less than $100,000, (B) licenses to Public Software, (C) non-disclosure agreements and (D) Contracts under which a non-exclusive license is granted to a Group Company that is incidental to the receipt of services or deliverables and (y) Section 3.13(d)(ii) of the Company Disclosure Schedule may, with respect to Out-bound Licenses, exclude (A) Contracts under which a Group Company grants non-exclusive licenses of Company Products to customers in the ordinary course of business and (B) Contracts under which a Group Company grants non-exclusive licenses of Company Owned Intellectual Property that is incidental to the receipt of services or deliverables.

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(e) The Company Registered Intellectual Property and the Company Licensed Intellectual Property constitutes all of the Intellectual Property Rights used in, or necessary for, the operation of the Group Companies’ respective businesses, and is sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Owned Intellectual Property is valid, subsisting and enforceable. No third person has ownership rights in any derivative works created by or on behalf of such third person of the Company Owned Intellectual Property.

(f) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company or by any Person to which any Group Company has an obligation of confidentiality. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession or control of each Group Company, or of any written obligations with respect to such. All Persons who have contributed, developed or conceived any Company Products or any other material Company Owned Intellectual Property have executed valid and enforceable written agreements with a Group Company pursuant to which such persons assigned to a Group Company all of their entire right, title, and interest in and to any Intellectual Property Rights created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with such Group Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property Rights.

(g) No loss or expiration of any of the Company Owned Intellectual Property is threatened in writing or pending. None of the Company Registered Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Registered Intellectual Property.

(h) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products infringes, misappropriates of or otherwise violates, or has, in the past six (6) years, infringed, misappropriated, or otherwise violated any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(i) In the past six (6) years, there is no Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Registered Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(j) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Registered Intellectual Property in any material respect. Since December 31, 2020, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Registered Intellectual Property in any material respect.

(k) Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code to any Company Products, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code to any Company Product to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

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(l) Section 3.13(j) of the Company Disclosure Schedules sets forth a true and complete list of all material Public Software that is incorporated or embedded in any proprietary Software of a Group Company by any Group Company as of the date of this Agreement. No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a Company Product in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Software constituting a Company Product, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any such Software or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any such Software, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(m) To the Company’s knowledge, none of the Company Products (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(n) Section 3.13(n) of the Company Disclosure Schedules sets forth a true and complete list and description of all material internal or third-party AI Tools used, held for use or planned to be used in the operation of the business of the Group Companies, including a list and description of all material AI Training Inputs used in and material to the development, operation or improvement of any Company Products. Each Group Company has (i) obtained all licenses, consents and permissions, provided all notices and disclosures, and otherwise holds all rights, in each case as required under applicable law, to collect and use all such AI Training Inputs in the conduct of the operation of its business and (ii) complied in all material respects with all use restrictions and other requirements of any license, consent, permission or other Contract and any website terms of use, terms of service or other terms governing the such Group Company’s collection and use of such AI Training Inputs, including the extraction of AI Training Inputs using web scraping, web harvesting or similar technology. The Group Companies have each adopted policies and adhered with applicable Laws in relation to their use and development of AI Tools and no Proceeding by any Governmental Entity or other Person has been asserted or instituted, or, threatened against any Group Company relating thereto alleging a violation of any applicable Laws or any rights thereunder.

Section 3.14 Labor Matters.

(a) The Company is, and since the Lookback Date has been, in material compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination, equal employment opportunities, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work. Since the incorporation of the Company, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement or Contract to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies. The Company is not, and since the Lookback Date has not been, a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each current employee is terminable at the will of the Company and any such termination would result in no liability to the Company. The Company has

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no material Liability, or to the knowledge of the Company, threats or claims of material liability, with respect to any misclassification of: (1) any independent contractor rather than as an employee, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages.

(b) Since the incorporation of the Company, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is, or has been, a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since December 31, 2020, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2020, there have been no labor organizing activities with respect to any employees of any Group Company.

(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced.

(e) No allegations of discrimination, sexual harassment, sexual misconduct or retaliation while employed by, or providing services to, the Company have been made against any employee (in their capacity as such), and the Company has not entered into any settlement agreement or conducted any investigation related to allegations of discrimination, sexual harassment, sexual misconduct or retaliation by or regarding any employee or other representative of the Company (in their capacity as such). To the extent required by applicable Law, the Company has established and distributed to its employees a policy against harassment and a complaint procedure, and it has required all current employees, independent contractors and advisors to undergo anti-harassment training.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. Except as set forth on Section 3.15 of the Company Disclosure Schedules, all such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to SVAQ. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

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(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each Group Company is tax resident only in its jurisdiction of formation.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any SVAQ Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list of all real property owned by the Group Companies (“Owned Real Property”).

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the

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date of this Agreement. True and complete copies of all such Real Property Leases have been made available to SVAQ. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge there are no material disputes with respect to any Real Property Lease. Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, as of the date hereof, no Group Company has (i) subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, free and clear of all Liens (other than Permitted Liens), except for assets disposed of in the ordinary course of business.

(d) Assets. As of immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Group Companies will constitute all of the assets necessary to conduct the Business in materially the same manner (for the Group Companies, taken as a whole) as it is conducted on the date of this Agreement.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of any Group Company, (C) is a supplier, vendor, (D) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Each Group Company has implemented commercially reasonable, written policies relating to the Processing of Personal Information as and confidential information (“Privacy and Data Security Policies”).

(b) Each Group Company and, to the knowledge of Company, all vendors, processors, or other third parties Processing or otherwise with authorization to access information that is Processed by or on behalf of any Group Company (“Company Personal Information”) in the course of their respective performance of services to any Group Company, comply and, since December 31, 2020, have complied with (i) all Privacy Laws, (ii) all applicable Company Privacy and Data Security Policies, and (iii) all contractual commitments that any Group Company has entered into with respect to the Processing of Personal Information or protection of confidential information (collectively, the “Data Privacy Commitments”), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the extent required by Privacy Laws, each Group Company

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has in place written agreements with all of their customers regarding the Processing of any Personal Information on behalf of such customers except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of any Data Privacy Commitments; (ii) require the consent of or notice to any person concerning such person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit SVAQ’s rights to own and Process any Company Personal Information used in or necessary for the operation of the business of the Group Companies; or (iv) otherwise prohibit the transfer of Personal Information in the possession or control of a Group Company as contemplated by the transactions hereunder.

(d) No Group Company has received notice of any pending Proceedings, nor has there been any Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Information by or on behalf of a Group Company is in violation of any Data Privacy Commitments.

(e) The Group Companies have implemented and, since December 31, 2020, maintained, and required all vendors, processors, or other third parties authorized to Process any Personal Information or confidential information for or on behalf of any Group Company to implement and maintain commercially reasonable security measures, plans, procedures, controls, and programs (including a written information security program with respect to the Group Companies), to (i) protect Personal Information and/or confidential information which is Processed by or on behalf of the Group Companies against any accidental or unauthorized access, use, loss, disclosure, alteration, destruction, compromise, or other unauthorized Processing (a “Security Incident”); (ii) identify and address internal and external risks to the privacy and security of such Personal Information and/or confidential information; (iii) implement, monitor, and maintain administrative, technical, and physical safeguards to protect Company IT Systems and such Personal Information and/or confidential information and its software, systems, applications, and websites involved in the Processing of Personal Information; and (iv) provide prompt notification in compliance with Privacy Laws in the case of any Security Incident. The employees and contractors of Group Companies receive commercially reasonable training on information security issues.

(f) Since the incorporation of the Company, (i) there has been no unauthorized access, use or disclosure of Personal Information or confidential information Processed by or on behalf of the Group Companies; (ii) there have been no security breaches; including unauthorized intrusions or breaches of security into any Company IT Systems, except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect.

(g) To the knowledge of the Company, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or security of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). Each Group Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.

(h) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted, and such Company IT Systems are sufficient for the current needs of the business of the Group Companies as currently conducted. The Group Companies maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities and each Group Company has taken reasonable steps and implemented reasonable procedures to ensure the Company IT Systems under its control are free from Malicious Code. There has not been any material failure with respect to any of the Company IT Systems that has not been remedied or replaced in all material respects.

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Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) None of the Group Companies, any of their respective officers, directors, or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since January 1, 2025, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or ordinary resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, collectively, “Sanctioned Countries”); (iii) an entity 50% or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) – (iii) or any Sanctioned Country in violation of Sanctions and Export Control Laws.

(b) Since the Lookback Date, none of the Group Companies, any of their respective officers, directors, or employees or, to the Company’s knowledge, any of their other Representatives, or any other Persons in each case, while acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement will, when the Registration Statement is declared effective or when the Proxy Statement is mailed to the Pre-Closing SVAQ Holders or at the time of the SVAQ Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the SVAQ Parties and (ii) it has been furnished with or given access to such documents and information about the SVAQ Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any SVAQ Party, any SVAQ Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which it is or will be a party, none of the SVAQ Parties, any SVAQ Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.24 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY SVAQ PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY SVAQ PARTY OR ANY OF

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THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY SVAQ PARTY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY SVAQ PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE SVAQ PARTIES

Subject to Section 8.8, except (a) as set forth on the SVAQ Disclosure Schedules, or (b) except as set forth in any SVAQ SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each SVAQ Party, jointly and not severally, hereby represents and warrants to the Company, as follows:

Section 4.1 Organization and Qualification. Each SVAQ Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2 Authority.

(a) Each SVAQ Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Required SVAQ Shareholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.8, the execution and delivery of this Agreement, the Ancillary Documents to which a SVAQ Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such SVAQ Party. This Agreement has been and each Ancillary Document to which a SVAQ Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such SVAQ Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such SVAQ Party (assuming this Agreement has been and the Ancillary Documents to which such SVAQ Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such SVAQ Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a SVAQ Party with respect to such SVAQ Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by hereby or thereby, except for (i) compliance with and filings under

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the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the Stock Exchange to permit the SVAQ Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on the Stock Exchange, (iv) such filings and approvals required in connection with the Domestication, (v) the filing of the Certificate of Merger, (vi) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.8, (vii) the Required SVAQ Shareholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an SVAQ Material Adverse Effect.

(b) None of execution or delivery by a SVAQ Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by a SVAQ Party of its obligations hereunder or thereunder or the consummation by a SVAQ Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of a SVAQ Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a SVAQ Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such SVAQ Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of a SVAQ Party, except in the case of any of clauses (ii) through (iv) above, as would not have a SVAQ Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SVAQ Disclosure Schedules (which fees shall be the sole responsibility of the SVAQ, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any SVAQ Party or any of its Affiliates for which a SVAQ Party has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either SVAQ Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement will, when the Registration Statement is declared effective or when the Proxy Statement is mailed to the Pre-Closing SVAQ Holders or at the time of the SVAQ Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by any SVAQ Party with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the SVAQ Parties for use therein.

Section 4.6 Capitalization of the SVAQ Parties.

(a) Section 4.6(a) of the SVAQ Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding SVAQ Shares prior to the consummation of the Domestication. All outstanding Equity Securities of SVAQ (except to the extent such concepts are not applicable under the applicable Law of SVAQ’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 4.6(a) of the SVAQ Disclosure Schedules, such Equity Securities (x) were not issued in violation of the Governing Documents of SVAQ, (y) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SVAQ) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (z) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clause (y) and (x), in all material respects. Except for the SVAQ Shares set forth on Section 4.6(a) of the SVAQ Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the SVAQ Shares as a result of, or to give effect to, the Domestication), immediately prior to Closing and before giving effect to the Transaction Financing and the SVAQ Shareholder Redemption, there shall be no other Equity Securities of SVAQ issued and outstanding.

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(b) Except as set forth on Section 4.6(a) of the SVAQ Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in each case, that could require SVAQ to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SVAQ.

(c) The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by SVAQ free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Governing Documents of Merger Sub). As of the date of this Agreement, SVAQ has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7 SEC Filings. SVAQ has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SVAQ SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement, the “Additional SVAQ SEC Reports”). Each of the SVAQ SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SVAQ SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SVAQ SEC Reports or the Additional SVAQ SEC Reports (for purposes of the Additional SVAQ SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the SVAQ SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SVAQ SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SVAQ SEC Reports.

Section 4.8 Trust Account. As of June 15, 2026, SVAQ has an amount in cash in the Trust Account equal to $218,661,411. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations or in cash and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of December 22, 2025 (the “Trust Agreement”), between SVAQ and Equiniti, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SVAQ SEC Reports to be inaccurate in any material respect or, to SVAQ’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SVAQ Holders who shall have elected to redeem their SVAQ Shares pursuant to the Governing Documents of SVAQ or (iii) SVAQ (in limited amounts to permit SVAQ to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SVAQ) and then the Pre-Closing SVAQ Holders, if SVAQ fails to complete a business combination within the allotted time period set forth in the Governing Documents of SVAQ and liquidates the Trust Account, subject to the terms of the Trust Agreement). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SVAQ and the Trust Agreement. SVAQ has performed all material obligations required to be performed by it to date

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under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of SVAQ, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. SVAQ has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SVAQ Holders who have elected to redeem their SVAQ Shares pursuant to the Governing Documents of SVAQ, each in accordance with the terms of and as set forth in the Trust Agreement, SVAQ shall have no further obligation under either the Trust Agreement or the Governing Documents of SVAQ to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the SVAQ Disclosure Schedules sets forth all Contracts between (a) SVAQ, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either SVAQ or the Sponsor, on the other hand (each Person identified in this clause (b), an “SVAQ Related Party”), other than Contracts with respect to a SVAQ Related Party’s employment with, or the provision of services to, SVAQ entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “SVAQ Related Party Transactions”.

Section 4.10 Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SVAQ’s knowledge, threatened against or involving any SVAQ Party that, if adversely decided or resolved, would be material to the SVAQ Parties, taken as a whole. As of the date of this Agreement, none of the SVAQ Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any SVAQ Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each SVAQ Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a SVAQ Material Adverse Effect.

Section 4.12 Business Activities.

(a) Since its incorporation, SVAQ has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business or similar combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in this Agreement or the Ancillary Documents, there is no Contract binding upon any SVAQ Party or to which any SVAQ Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SVAQ’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SVAQ

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has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SVAQ’s financial reporting and the preparation of SVAQ’s financial statements for external purposes in accordance with GAAP and (ii) SVAQ has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SVAQ is made known to SVAQ’s principal executive officer and principal financial officer by others within SVAQ.

(b) SVAQ has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, SVAQ has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding SVAQ Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of SVAQ, threatened against SVAQ by Nasdaq or the SEC with respect to any intention by such entity to deregister SVAQ Class A Shares or prohibit or terminate the listing of SVAQ Class A Shares on Nasdaq. SVAQ has not taken any action that is designed to terminate the registration of SVAQ Class A Shares under the Exchange Act.

(d) The SVAQ SEC Reports contain true and complete copies of the applicable SVAQ Financial Statements. The SVAQ Financial Statements (i) fairly present in all material respects the financial position of SVAQ as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited SVAQ Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SVAQ has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SVAQ’s and its Subsidiaries’ assets. SVAQ maintains and, for all periods covered by the SVAQ Financial Statements, has maintained books and records of SVAQ in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SVAQ in all material respects.

(f) Since its incorporation, SVAQ has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SVAQ to SVAQ’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of SVAQ to SVAQ’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of SVAQ who have a significant role in the internal controls over financial reporting of SVAQ.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the SVAQ Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the SVAQ Disclosure Schedules), (c) incurred in connection with or incident or related to a SVAQ Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, or (e) set forth or disclosed in the SVAQ Financial Statements included in the SVAQ SEC Reports, none of the SVAQ Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

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Section 4.15 Tax Matters.

(a) SVAQ has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and SVAQ has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) SVAQ has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) SVAQ is not currently the subject of a Tax audit or examination with respect to material taxes. SVAQ has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) SVAQ has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any SVAQ Party which agreement or ruling would be effective after the Closing Date.

(f) None of the SVAQ Parties is and none of the SVAQ Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) None of the SVAQ Parties is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes).

(h) Each SVAQ Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(i) None of the SVAQ Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of SVAQ, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.

Section 4.16 Investigation; No Other Representations.

(a) Each SVAQ Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each SVAQ Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate, or any other Person, either express or implied, and each SVAQ Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees

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that, except for the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate, nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither SVAQ nor, to SVAQ’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or ordinarily resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) – (iii) or any Sanctioned Country in violation of Sanctions and Export Control Laws.

(b) In the past three (3) years, neither SVAQ nor, to SVAQ’s knowledge, any of their Representatives, or any other Persons (in each case, while acting for or on behalf of any of the foregoing) has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.18 Employees and Employee Benefit Plans. SVAQ does not (a) now have, nor at any time previously has had, any paid employees or other service providers, or (b) have any obligation to maintain, sponsor, contribute to after the Closing or otherwise have any Liability that will survive the Closing under, any employee benefit plan, program or arrangement. The consummation of the transactions contemplated under this Agreement will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation, (ii) accelerate the time of payment, funding or vesting, or increase the amount of any compensation due, or in respect of, any individual, or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code Section 280G.

Section 4.19 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV AND THE ANCILLARY DOCUMENTS, NONE OF THE SVAQ PARTIES NOR ANY OTHER PERSON MAKES, AND EACH SVAQ PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY SVAQ PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY SVAQ PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH SVAQ PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY SVAQ PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY SVAQ PARTY NOR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Article V
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, Company Pre-Closing Financing or a Transaction Financing or as consented to in writing by SVAQ (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, any Ancillary Document, any Company Pre-Closing Financing or a Transaction Financing, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by SVAQ (which consent shall not be unreasonably conditioned, withheld or delayed) not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, or pay any transaction bonuses, Change of Control Payments or similar payments to Company Stockholders (other than ordinary course compensation), other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv) (A) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Group Companies, other than inventory or obsolete equipment in the ordinary course of business, or (B) subject any material assets or properties of the Group Companies to any Lien (other than any Permitted Liens);

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of Company Shares upon (i) the conversion or exercise any Company Warrants or Company SARs outstanding as of the date of this Agreement in accordance with the terms of this Agreement, the Company Warrants or the Company Equity Plan, as applicable, or (ii) as set forth on Section 5.1(b)(v) of the Company Disclosure Schedules;

(vi) incur, create or assume any Indebtedness in excess of $250,000, other than ordinary course trade payables, or guarantee any Liability of any Person;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, and (B) the reimbursement of expenses of employees or advancements in the ordinary course of business;

(viii) except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules, or (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event

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shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (A) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (B) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment or benefit, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company or (D) amend or modify in any material respect, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement;

(ix) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve any payment by the Group Companies in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or SVAQ or any of its Affiliates after the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving any Group Company;

(xii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xiv) make any Change of Control Payment that is not set forth on Section 3.11(a) of the Company Disclosure Schedules or make any payment with respect to a Company Related Party Transaction that is not set forth on Section 5.1(b)(xiv) of the Company Disclosure Schedules;

(xv) (A) amend, modify or terminate any Material Contract, or (B) waive any material benefit or right under any Material Contract; or

(xvi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give SVAQ, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article VI and, in the case of any Ancillary Document to which such Party is contemplated to be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to consummate the Transaction Financing). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by

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this Agreement or the Ancillary Documents. Each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly following the date of this Agreement, and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. SVAQ shall promptly inform the Company of any communication between any SVAQ Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SVAQ of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of SVAQ and the Company.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the SVAQ Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SVAQ Party) or SVAQ (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents; provided that documents and information provided to the other Party pursuant to this paragraph (i) may be redacted (A) to remove references to valuation of the Company, (B) to comply with contractual arrangements or (C) to preserve legal privilege and/or (ii) may be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any SVAQ Party, the Company, or, in the case of the Company, SVAQ in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any SVAQ Party, the Company, or, in the case of the Company, SVAQ, the opportunity to attend and participate in such meeting or discussion.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SVAQ, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SVAQ, any of the SVAQ Parties or any of their respective Representatives (in their capacity as a representative of an SVAQ Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of an SVAQ Party). SVAQ and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of SVAQ, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or its Directors or Officers; provided however, that in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SVAQ (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for SVAQ to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each SVAQ Party and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by any SVAQ Party or Representative thereof or would otherwise constitute an Liability of SVAQ or (y) any non-monetary, injunctive, equitable or similar relief against any SVAQ Party or (C) contains an admission of wrongdoing or Liability by an SVAQ Party or any of its Representatives) and SVAQ shall control the negotiation, defense and settlement of any such Transaction Litigation brought against SVAQ or its Directors or Officers; provided, however, that in no event shall SVAQ settle or compromise any such Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

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Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SVAQ and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies) for the purpose of consummating the Merger. Notwithstanding the foregoing, none of the Group Companies shall be required to provide, or cause to be provided, to SVAQ or its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any SVAQ Party, any SVAQ Non-Party Affiliate or any of their respect Representatives on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SVAQ shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the SVAQ Parties (in a manner so as to not interfere with the normal business operations of the SVAQ Parties). Notwithstanding the foregoing, SVAQ shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any SVAQ Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any SVAQ Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any SVAQ Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SVAQ shall use, and shall cause the other SVAQ Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an SVAQ Party or the Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that SVAQ shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), and Section 5.7, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and SVAQ or, after the Closing, SVAQ; provided, however, that each Party, the Sponsor and their respective Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication

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is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall, to the extent permitted by applicable Law use reasonable best efforts to consult with the Company, if the disclosing Person is a SVAQ Party, the Sponsor, or SVAQ, if the disclosing party is the Company or any of its Representatives, and give the Company or SVAQ, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the disclosing Person and/or its Representatives, as applicable, shall, to the extent permitted by applicable Law, use reasonable best efforts to consult with SVAQ and give SVAQ the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the SVAQ Shareholders and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SVAQ prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, SVAQ shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SVAQ shall consider such comments in good faith. The Company, on the one hand, and SVAQ, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SVAQ, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by the Company and SVAQ prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), SVAQ shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and SVAQ prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SVAQ, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and SVAQ shall (and shall cause its respective Affiliates to) use reasonable best efforts to cause it to so qualify. The Parties intend that (A) the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code and/or (B) the Merger and the Transaction Financing, taken together, shall be treated as an integrated transaction qualifying under Section 351(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) SVAQ and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Merger qualifying for the Intended Tax Treatment, and (B) in the case of SVAQ, the Domestication qualifying for the Intended Tax Treatment.

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(iii) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, each of SVAQ and the Company shall deliver to GT and EGS, respectively, customary Tax representation letters satisfactory to GT or EGS (as applicable), dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement; provided that this Section 5.5(a)(iii) shall not require (A) any counsel to the Company to provide an opinion with respect to any Tax matters relating to SVAQ or the SVAQ Shareholders or (B) any counsel to SVAQ to provide an opinion with respect to any Tax matters relating to the Company or the Company Stockholders.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing SVAQ Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of SVAQ’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) SVAQ Taxable Year. The Parties agree to treat the taxable year of SVAQ as ending on the date of the Domestication for U.S. federal income tax purposes.

(d) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions set forth herein shall be borne and paid equally between SVAQ and the Company.

Section 5.6 Exclusive Dealing; Change in Recommendation.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, induce, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Company Acquisition Proposal, or otherwise change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify SVAQ promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SVAQ reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the SVAQ Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, induce, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or that could reasonably be expected to lead to a SVAQ Acquisition Proposal; (ii) furnish or disclose

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any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SVAQ Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an SVAQ Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any SVAQ Party (or any Affiliate or successor of any SVAQ Party) (other than in connection with the Transaction Financing or the transactions contemplated by this Agreement); (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any SVAQ Acquisition Proposal, or otherwise change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SVAQ Board Recommendation; or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SVAQ agrees to (A) notify the Company promptly upon receipt of any SVAQ Acquisition Proposal by any SVAQ Party, and to describe the material terms and conditions of any such SVAQ Acquisition Proposal in reasonable detail (including the identity of any person or entity making such SVAQ Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 5.7 SVAQ Shareholder Approval. As promptly as practicable after the date hereof, SVAQ and the Company shall prepare, and, after receiving the prior written consent of the Company, file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (i) the SVAQ Common Stock to be issued under this Agreement to the holders of the Company Stockholders pursuant to the Merger and (ii) the SVAQ Common Stock and SVAQ Warrants to be held by the holders of SVAQ Shares and SVAQ Warrants following the Closing, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SVAQ shareholders for the matters to be voted on at an extraordinary general meeting of SVAQ shareholders to be called and held for such purpose (the “SVAQ Shareholders Meeting”) and providing the Public Shareholders with the SVAQ Shareholder Redemption. The Proxy Statement shall include (i) the SVAQ Board Recommendation and (ii) proxy materials for the purpose of soliciting proxies from SVAQ shareholders to vote, at the SVAQ Shareholders Meeting, in favor of resolutions approving (i) the adoption and approval of this Agreement, the Ancillary Documents and the transactions contemplated hereby or referred to herein, including the Merger (and, to the extent required, the issuance of any shares in connection with Transaction Financing or Company Pre-Closing Financing, if any) and the Domestication, by the holders of SVAQ Shares in accordance with SVAQ’s Governing Documents, the Companies Act, the DGCL and the rules and regulations of the SEC and the Stock Exchange; (ii) the adoption and approval of the SVAQ Certificate of Incorporation, (iii) adoption and approval of the Incentive Plan, (iv) the appointment of the members of the Post-Closing SVAQ Board in accordance with Section 5.15 hereof, (v) such other matters (or, to the extent applicable, excluding such approval matters) as the Company and SVAQ shall hereafter mutually determine to be necessary or appropriate in order to effect the Domestication, the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “SVAQ Shareholder Approval Matters”), and (vi) the adjournment of SVAQ Shareholders Meeting to a later date or dates, if necessary or desirable in the reasonable determination of the chairman of the SVAQ Shareholders Meeting. If on the date for which SVAQ Shareholders Meeting is scheduled, SVAQ has not received proxies representing a sufficient number of shares to obtain the Required SVAQ Shareholder Approval, SVAQ may make one or more successive postponements or, with the consent of the Shareholders Meeting, adjournments of SVAQ Shareholders Meeting; provided that, without the consent of the Company, in no event shall SVAQ adjourn the SVAQ Shareholders Meeting to a date that is beyond the Outside Date. In connection with the Registration Statement, SVAQ and the Company will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SVAQ’s Governing Documents, the Companies Act, the DGCL and the rules and regulations of the SEC and the Stock Exchange. The Company shall promptly provide SVAQ with such information concerning the Group Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 5.8 Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, SVAQ, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

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Section 5.9 Conduct of Business of SVAQ. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SVAQ shall not, and shall cause Merger Sub not to, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or any Transaction Financing), as required by applicable Law, as set forth on Section 5.9 of the SVAQ Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any of the SVAQ Parties;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any SVAQ Party, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of any of the SVAQ Parties, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock; provided, however, that nothing in this Section 5.9 shall prohibit the conversion of SVAQ Class B Shares into SVAQ Class A Shares at the option of the holder thereof pursuant to the terms of the Governing Documents of SVAQ.

(d) incur, create or assume any Indebtedness or other Liability (including any Working Capital Loans), in excess of $250,000;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, any of the SVAQ Parties;

(f) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(g) enter into, renew, modify or revise any SVAQ Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SVAQ Related Party Transaction), other than for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms or Working Capital Loans;

(h) engage in activities or business, other than any activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any of the SVAQ Parties and (b) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any of the SVAQ Parties from using the funds held by SVAQ outside the Trust Account to pay any SVAQ Expenses or from otherwise distributing or paying over any funds held by SVAQ outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

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Section 5.10 Stock Exchange Listing. SVAQ and the Company shall use their respective reasonable best efforts and shall cooperate in good faith to cause: (a) SVAQ’s initial listing application and the continuing listing requirements with the Stock Exchange in connection with the transactions contemplated by this Agreement to have been approved: (b) SVAQ, taking into account its contemplated combination with the Company, to satisfy all applicable initial and continuing listing requirements of the Stock Exchange, including sufficient round lot holders, unrestricted publicly-held SVAQ shares and public float (including those expected to be held by historic stakeholders of the Company); and (c) the SVAQ Shares issuable in accordance with this Agreement, including the Domestication and the Merger, to be approved for listing on the Stock Exchange, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.11 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee, at the Closing, SVAQ shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to pay (a) SVAQ’s accrued and unpaid Expenses as of Closing (including cash amounts payable to the underwriter in the IPO, any legal fees, any loans owed by SVAQ to the Sponsor for any Expenses and deferred Expenses), and (b) any accrued and unpaid Expenses of the Company as of the Closing. Any remaining cash will be used for working capital and general corporate purposes of SVAQ and the Surviving Company following the Closing.

Section 5.12 Company Stockholder Approval. As promptly as reasonably practicable (and in any event within five (5) Business Days) following the date on which the Registration Statement has become effective (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to SVAQ a true and correct copy of the adoption and approval of this Agreement and the transactions contemplated hereby by the Company Stockholders acting by written consent in lieu of a meeting (in form and substance reasonably satisfactory to SVAQ) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL and the Company’s Governing Documents (the “Company Stockholder Written Consent”). The Company Board shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) (the “Company Board Recommendation”).

Section 5.13 SVAQ Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each SVAQ Party, as provided in the applicable SVAQ Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) SVAQ will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SVAQ shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable SVAQ Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the SVAQ Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any SVAQ Party (the “SVAQ D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such SVAQ D&O Person was a director or officer of any SVAQ Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) SVAQ shall not have any obligation under this Section 5.13 to any SVAQ D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SVAQ D&O Person in the manner contemplated hereby is prohibited by applicable Law.

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(c) For a period of six (6) years following the Effective Time, SVAQ shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of each of SVAQ’s directors and officers with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under SVAQ’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that SVAQ shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by SVAQ prior to the date of this Agreement and, in such event, SVAQ shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by SVAQ prior to the date of this Agreement.

(d) If SVAQ or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SVAQ shall assume all of the obligations set forth in this Section 5.13.

(e) The SVAQ D&O Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and insurance set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SVAQ.

Section 5.14 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) SVAQ will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SVAQ shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of SVAQ or the Group Companies shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and SVAQ shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for each of the Company’s officers or directors with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, SVAQ or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, SVAQ or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

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(d) If SVAQ or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SVAQ to assume all of the obligations set forth in this Section 5.14.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SVAQ.

Section 5.15 Post-Closing Directors and Officers.

(a) SVAQ shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the SVAQ Board shall initially consist of seven (7) directors; (ii) the members of the SVAQ Board are the individuals determined in accordance with Section 5.15(b); (iii) the members of the compensation committee, audit committee and nominating committee of the SVAQ Board are the individuals determined in accordance with Section 5.15(c); and (iv) the officers of SVAQ (the “Officers”) are the individuals determined in accordance with Section 5.15(d).

(b) The Company shall have the right to designate all seven (7) individuals to be the directors on the SVAQ Board immediately after the Effective Time, a majority of whom shall qualify as “independent directors” under the applicable Nasdaq listing regulations, with the Company designating one such individual to serve as chairman of the SVAQ Board.

(c) Prior to the mailing of the Proxy Statement to the Pre-Closing SVAQ Holders, (i) the Company may designate independent directors to serve as members of the compensation committee, the audit committee or the nominating committee of the SVAQ Board immediately after the Effective Time, subject to SVAQ’s consent (not to be unreasonably withheld, conditioned or delayed) based on the qualifications of the independent directors, subject to applicable listing rules of Nasdaq and applicable Law, and (ii) the Company shall, subject to clause (i), designate each other director that will serve on the compensation committee, the audit committee and the nominating committee of the SVAQ Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(d) The Company shall have the right to designate the individuals to be the Officers immediately after the Effective Time, including the Chief Executive Officer and the other members of the initial management team.

(e) SVAQ shall have the right to designate one (1) individual to serve as a board advisor to the SVAQ Board and/or in such other role as may be mutually agreed by the Parties.

Section 5.16 PCAOB Financials.

(a) As promptly as reasonably practicable, but no later than July 31, 2026, the Company shall deliver to SVAQ (i) the Closing Company Audited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement (collectively, the “PCAOB Financials”). All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of

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which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, SVAQ in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by SVAQ with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17 Equity Incentive Plan. Upon Closing, the SVAQ Board shall approve and adopt an equity incentive plan to the benefit of certain members of management (the “Incentive Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date, (i) reserving for grant thereunder a number of SVAQ Shares representing, in the aggregate, approximately ten percent (10%) of the then issued and outstanding SVAQ Shares on a fully-diluted basis, determined as of the time immediately after the Effective Time. The structure, recipients, vesting terms, performance conditions and administration of the Incentive Plan shall be determined by the SVAQ Board after Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year of one percent (1%) of the issued and outstanding SVAQ Shares on a fully-diluted basis at the beginning of each fiscal year.

Section 5.18 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to SVAQ a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to SVAQ.

Section 5.19 Registration Rights and Lock-up Agreement. The Company shall use commercially reasonable efforts to cause the Registration Rights and Lock-up Agreement to be duly executed by the Company Stockholders that are parties thereto.

Section 5.20 Financing Cooperation.

(a) During the Interim Period, SVAQ shall use reasonable best efforts to (i) enter into written agreements (the “Financing Agreements”) for Transaction Financings and (ii) facilitate the Company in obtaining of equity or debt financing which is funded during the Interim Period (the “Company Pre-Closing Financing”); in each case, on such terms as SVAQ and the Company shall mutually agree-.

(b) SVAQ and the Company shall, and shall cause their respective Representatives to cooperate with each other and their respective Representatives in connection with such Transaction Financing and Financing Agreements and SVAQ and the Company will use their respective reasonable best efforts to cause such Transaction Financing to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SVAQ or the Company).

Article VI
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Party for whose benefit such condition exists of the following conditions:

(a) each applicable waiting period under any Antitrust Laws relating to the transactions contemplated by this Agreement shall have expired or been terminated;

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(b) no Order or Law or other legal restraint or prohibition issued by any court of competent jurisdiction or other Governmental Entity enjoining, prohibiting or preventing the consummation of the transactions contemplated by this Agreement (including the Domestication and the Merger) shall be in effect;

(c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Stockholder Written Consent shall have been obtained;

(e) the Required SVAQ Shareholder Approval shall have been obtained; and

(f) SVAQ’s initial listing application with the Stock Exchange in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, SVAQ shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and SVAQ shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the SVAQ Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the SVAQ Shares to be issued pursuant to the Merger) shall have been approved for listing on the Stock Exchange.

Section 6.2 Other Conditions to the Obligations of the SVAQ Parties. The obligations of the SVAQ Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, prior written waiver by SVAQ (on behalf of itself and the other SVAQ Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies and except for any changes as a result of Company Pre-Closing Financing) as of Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date); provided, however, that this clause (ii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing), and (iii) the representations and warranties of the of the Company set forth in Article III (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SVAQ the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to SVAQ;

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(ii) the Registration Rights and Lock-Up Agreements, duly executed by the Company Stockholders.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company of the following further conditions:

(a) (i) the SVAQ Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the SVAQ Parties (other than the SVAQ Fundamental Representations) contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SVAQ Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SVAQ Material Adverse Effect;

(b) the SVAQ Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no SVAQ Material Adverse Effect shall have occurred that is continuing;

(d) the SVAQ Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.15;

(e) the Domestication shall have been consummated prior to the Effective Time; and

(f) at or prior to the Closing, SVAQ shall have delivered, or caused to be delivered, the following documents:

(i) a certificate duly executed by an authorized officer of SVAQ, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii) the Registration Rights and Lock-up Agreement, duly executed by SVAQ and the Sponsor.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the SVAQ Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by a SVAQ Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

Article VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, solely:

(a) by mutual written consent of SVAQ and the Company;

(b) by SVAQ, if any of the representations or warranties set forth in Article III shall not be true and correct or if the Company has failed to perform or has otherwise breached any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing

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set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SVAQ, and (ii) the Outside Date; provided, however, that none of the SVAQ Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied (assuming the Closing occurred as of such date);

(c) by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if any SVAQ Party has failed to perform any covenant or agreement on the part of such applicable SVAQ Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SVAQ by the Company and (ii) the Outside Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied (assuming the Closing occurred as of such date);

(d) by either SVAQ or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to February 14, 2027 (the “Outside Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SVAQ if any SVAQ Party’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date;

(e) by either SVAQ or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement (including the Merger) and such Order or other action shall have become final and nonappealable;

(f) by either SVAQ or the Company if the SVAQ Shareholders Meeting has been held (including any adjournment thereof), has concluded, SVAQ’s shareholders have duly voted and the Required SVAQ Shareholder Approval was not obtained;

(g) by SVAQ, if the Company has not delivered, or caused to be delivered, to SVAQ, the written consents of the Company Stockholders sufficient to constitute the Company Stockholder Written Consent in accordance with Section 5.12 on or prior to the Company Stockholder Written Consent Deadline; or

(h) by SVAQ, if the Company has not delivered the PCAOB Financials in accordance with (including within the timeframe set forth in) Section 5.16(a).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, (a) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, Article VIII and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, but subject to Section 8.18, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any willful breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

Article VIII
MISCELLANEOUS

Section 8.1 Non-Survival. All of the representations and warranties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise)

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may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any SVAQ Non-Party Affiliate, except in the case of Fraud. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of SVAQ and the Company.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by SVAQ and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)         If to any SVAQ Party, to:

Silicon Valley Acquisition Corp.

228 Hamilton Avenue, 3rd Floor

Palo Alto, CA 94301

Attention: Daniel Nash

Email: dnash@svacquisitioncorp.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Attention: Adam Namoury; Tricia Branker
E-mail: adam.namoury@gtlaw.com; brankert@gtlaw.com

(b)         If to the Company, to:

EigenQ, Inc.
9175 Guilford Road, Suite 300

Columbia, MD 21046
Attention: Dr. José R. Rosas-Bustos; Dr. Jesse Van Griensven
Email: jose@eigenq.com; jesse@eigenq.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: David Landau, Esq.; Meredith Laitner, Esq.
Telephone No.: (212) 370-1300
Email: dlandau@egsllp.com; mlaitner@egsllp.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

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Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York (except that the laws of the Cayman Islands shall also apply to the Domestication).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided that (i) if the Closing occurs, all expenses incurred by SVAQ will be paid or reimbursed by SVAQ from the Trust Account, the Transaction Financing, or other cash sources available to SVAQ or its Subsidiaries at the Closing, (ii) all fees, costs and expenses (including filing fees) paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising under any applicable Antitrust Laws, including fees and expenses relating to any pre-merger notification required under the HSR Act shall be shared equally between the Parties, (iii) all fees, costs and expenses (including filing fees and printer costs) paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from filing the Registration Statement and Proxy Statement with the SEC shall be shared equally between the Parties, and (iv) all fees, costs and expenses (including filing fees) paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from submitting to the Stock Exchange a listing application for the shares of SVAQ Common Stock and SVAQ Warrants (including any filing fees arising therefrom) shall be shared equally between the Parties.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) references from or through any date mean from and including or through and including such date, respectively, (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “made available” (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SVAQ, any documents or other materials posted to the electronic data room made available to SVAQ and its advisors as of 10:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SVAQ Disclosure Schedules corresponding to any Section or subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the SVAQ Disclosure Schedules), respectively, shall be deemed to have been disclosed with respect to every other section and subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the SVAQ Disclosure Schedules), respectively, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure.

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The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III or Article IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13 and Section 5.14, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of SVAQ. For all purposes of this Agreement, the phrase “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry. For all purposes of this Agreement, the phrase “to SVAQ’s knowledge”, “to the knowledge of SVAQ” and “known by SVAQ” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the SVAQ Disclosure Schedules, assuming reasonable due inquiry. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the SVAQ Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SVAQ Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SVAQ Non-Party Affiliates, in the case of SVAQ, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SVAQ or any Non-Party Affiliate concerning any Group Company, any SVAQ Party, this Agreement or the transactions contemplated hereby.

Section 8.14 Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of the SVAQ Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the SVAQ Parties set forth herein or (c) waive compliance by the SVAQ Parties with any of the agreements or conditions set forth herein. SVAQ may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth

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herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City in the borough of Manhattan for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated

Annex A-58

by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of SVAQ, filed with the SEC (File No. 333-290366) on December 23, 2025 (the “Prospectus”). The Company acknowledges and agrees and understands that SVAQ has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SVAQ’s public shareholders (including overallotment shares acquired by SVAQ’s underwriters, the “Public Shareholders”), and SVAQ may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SVAQ entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SVAQ or any of its Representatives, on the one hand, and, the Company or any of its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company (on its own behalf and on behalf of its Representatives) hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SVAQ or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SVAQ or its Affiliates).

Section 8.19 Legal Representation; Privilege.

(a) The Parties agree that, notwithstanding the fact that Greenberg Traurig, LLP (“GT”) may have, prior to Closing, jointly represented SVAQ, Merger Sub, and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented SVAQ and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, GT will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to SVAQ or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, hereby agrees, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with GT’s future representation of one or more of the Sponsor or its respective Affiliates in which the interests of such Person are adverse to the interests of SVAQ, the Company or any of its respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by GT of SVAQ, Merger Sub, any Sponsor, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of GT with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor shall be controlled by the Sponsor and shall not pass to or be claimed by SVAQ or the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by SVAQ or any of its Affiliates (including, after the Effective Time, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented the Company and/or its Affiliates in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company

Annex A-59

and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Company or its Affiliates in connection with matters in which such Persons are adverse to SVAQ or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. SVAQ, Merger Sub, and/or the Sponsor, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Company or its respective Affiliates in which the interests of such Person are adverse to the interests of SVAQ, Merger Sub, and/or the Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Company or any of its respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company shall be controlled by the Company and shall not pass to or be claimed by SVAQ or the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by SVAQ or any of its Affiliates (including, after the Effective Time, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SILICON VALLEY ACQUISITION CORP.
By:	/s/ Dan Nash
Name:	Dan Nash
Title:	Chief Executive Officer
SVAQ MERGER SUB INC.
By:	/s/ Dan Nash
Name:	Dan Nash
Title:	President
EIGENQ, INC.
By:	/s/ Dr. José R. Rosas-Bustos
Name:	Dr. José R. Rosas-Bustos
Title:	Chief Executive Officer

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Annex A

Key Supporting Company Stockholders

Tikdema Trust 2025

Annex A-62

FIRST AMENDMENT

TO THE

BUSINESS COMBINATION AGREEMENT

This First Amendment (this “First Amendment”) to the Business Combination Agreement dated as of August 5, 2026 amends the Business Combination Agreement, dated as of June 17, 2026 (the “Original Agreement,” as amended pursuant to this First Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among (i) Silicon Valley Acquisition Corp., a Cayman Islands exempted company (“SVAQ”), (ii) SVAQ Merger Sub Inc., a Delaware corporation (“Merger Sub”), and (iii) EigenQ, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, Section 8.3 of the Business Combination Agreement sets forth that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties; and

WHEREAS, the Parties desire to amend the Original Agreement as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1.           Amendments to the Original Agreement.

(a)         The third paragraph of the recitals of the Original Agreement is hereby replaced with the following:

“WHEREAS, concurrently with the execution of this Agreement, the Sponsor and the Company are entering into the sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor shall agree to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of SVAQ, any other anti-dilution or similar protections with respect to the SVAQ Class B Shares and any redemption rights and (c) agree to (i) use up to 2,165,950 SVAQ Class B Shares to incentivize the Transaction Financing or for certain other purposes as set forth therein and (ii) subject fifty percent (50%) of any such SVAQ Class B Shares not used to incentivize the Transaction Financing or for the other purposes as set forth therein to forfeiture upon the Closing;

(b)         The definition of “Fully Diluted Shares” in Section 1.1 is hereby replaced with the following

“Fully-Diluted Shares” means an amount equal to, without duplication, (a) the aggregate number of Company Shares and any other shares of capital stock of the Company that are issued and outstanding as of immediately prior to the Effective Time calculated on a fully-diluted basis, plus (b) the aggregate Company Shares issuable upon the exercise of the Company SARs that are outstanding immediately prior to the Effective Time treating such outstanding Company SARs as having been exercised in full (calculated using the treasury stock method of accounting), plus (c) the aggregate number of Company Shares issuable upon the full exercise, exchange or conversion of Company Warrants that are outstanding as of immediately prior to the Effective Time, treating such outstanding Company Warrants as having been exercised in full (calculated using the treasury stock method of accounting).”

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(c)         Section 2.1(a) of the Original Agreement is hereby replaced with the following:

“(a) SVAQ Redemption and Domestication. At least one day prior to the Closing Date:

(i) Each SVAQ Class A Share issued and outstanding immediately prior to Domestication with respect to which the holder thereof has validly exercised its SVAQ Shareholder Redemption (the “SVAQ Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from SVAQ, in cash, an amount per share calculated in accordance with the Governing Documents of SVAQ and the Trust Agreement (the “SVAQ Redemption”) and, at the Effective Time, SVAQ shall cause the Trustee in accordance with Section 4.8 to make such cash payments in respect of each such SVAQ Redemption Share.

(ii) After the SVAQ Redemption, SVAQ shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part Twelve of the Cayman Islands Companies Act (2025 Revision), including by filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SVAQ and the Company, together with the SVAQ Certificate of Incorporation and completing and making all filings required to be made with the Cayman Registrar to effect the Domestication. In connection with (and as part of) the Domestication, SVAQ shall cause (i) each SVAQ Class A Share and SVAQ Class B Share that is issued and outstanding immediately prior to the Domestication to be converted into one share of SVAQ Common Stock, par value $0.0001 per share of SVAQ, (ii) the Governing Documents of SVAQ to become the certificate of incorporation, in a form to be mutually agreed upon by SVAQ and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) as soon as reasonably practicable following the date hereof, the “SVAQ Certificate of Incorporation”), and the bylaws, in a form to be mutually agreed upon by SVAQ and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) as soon as reasonably practicable following the date hereof (the “SVAQ Bylaws”) and (iii) SVAQ’s name to be changed to a name selected by the Company. SVAQ and its Representatives shall give the Company and its pertinent Representatives a reasonable opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto. Following the consummation of the Domestication and prior to the Closing, the board of directors of SVAQ will resolve to ratify and approve such matters as may be required to effect the transactions contemplated by this Agreement and any such other matters as the Company and SVAQ may mutually agree.”

(d)         Section 2.3 of the Original Agreement is hereby replaced with the following:

“At least five (5) Business Days prior to the Closing Date, the Company shall deliver to SVAQ an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Stockholder (including the number of Company Shares subject to Company SARs and Company Warrants) and (ii) the Transaction Share Consideration, the Fully-Diluted Shares and the Exchange Ratio. The Company will review any comments to the Allocation Schedule provided by SVAQ or any of its Representatives and consider in good faith any comments proposed by SVAQ or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of SVAQ Shares that each Company Stockholder will have a right to receive pursuant to Section 2.1(b)(vii) and Section 2.1(b)(viii) will be rounded down to the nearest whole share and (B) the SVAQ Parties and the Transfer Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Stockholders under this Agreement, as applicable.”

(e)         Section 2.4(a) of the Original Agreement is hereby replaced with the following:

“(a)        On the Closing Date, upon the Effective Time, each Company SAR that is outstanding and unexercised immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be substituted by SVAQ for a stock appreciation right exercisable for that number of shares of SVAQ Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of Company Shares issuable upon the exercise of such Company

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SAR multiplied by (y) the Exchange Ratio (each such SAR, a “Substituted SAR”). Each Substituted SAR shall be in a form mutually agreed by SVAQ and the Company, acting reasonably, prior to the Closing and, except as otherwise set forth in this Agreement, shall be subject to substantially the same terms and conditions as were applicable under the respective Company SAR immediately prior to the Effective Time, except that each Assumed SAR shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of the Company SAR by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). Upon exercise of any Substituted SAR, no evidence of book-entry shares representing fractional shares of SVAQ Common Stock shall be issuable thereunder; in lieu of the issuance of any such fractional share, SVAQ shall round down to the nearest whole share of SVAQ Common Stock”

(f)          Section 2.5 of the Original Agreement is hereby replaced with the following:

“(a)  [Reserved.]

(b) Immediately prior to the Domestication, to the extent any SVAQ Units remain outstanding and unseparated, the SVAQ Class A Shares and the SVAQ Warrants comprising each such issued and outstanding SVAQ Unit immediately prior to the Domestication shall be automatically separated, and the holder of each SVAQ Unit shall be deemed to hold one (1) SVAQ Class A Share and one-half (1/2) of one (1) SVAQ Warrant (provided, that upon separation, no fractional SVAQ Warrants shall be issued, and the aggregate number of SVAQ Warrants to be held by each holder thereof shall be rounded down to the nearest whole SPAC Warrant); and all SVAQ Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

(c) At the Effective Time, each SVAQ Warrant shall remain outstanding but shall no longer be exercisable for SVAQ Class A Shares and shall instead be exercisable for SVAQ Common Stock.”

(g)         Section 5.15(a) of the Original Agreement is hereby replaced with the following:

“(a)        SVAQ shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the SVAQ Board shall initially consist of nine (9) directors; (ii) the members of the SVAQ Board are the individuals determined in accordance with Section 5.15(b); (iii) the members of the compensation committee, audit committee and nominating committee of the SVAQ Board are the individuals determined in accordance with Section 5.15(c); and (iv) the officers of SVAQ (the “Officers”) are the individuals determined in accordance with Section 5.15(d).”

(h)         Section 5.15(b) of the Original Agreement is hereby replaced with the following:

“(b)       The Company shall have the right to designate all nine (9) individuals to be the directors on the SVAQ Board immediately after the Effective Time, a majority of whom shall qualify as “independent directors” under the applicable Nasdaq listing regulations, with the Company designating one such individual to serve as chairman of the SVAQ Board.”

(i)          Section 5.17 of the Original Agreement is hereby replaced with the following:

“Upon Closing, the SVAQ Board shall approve and adopt an equity incentive plan to the benefit of certain members of management (the “Incentive Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date, (i) reserving for grant thereunder a number of SVAQ Shares representing, in the aggregate, approximately ten percent (10%) of the then issued and outstanding SVAQ Shares on a fully-diluted basis, determined as of the time immediately after the Closing. The structure, recipients, vesting terms, performance conditions and administration of the Incentive Plan shall be determined by the SVAQ Board after Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year of one percent (1%) of the issued and outstanding SVAQ Shares on a fully-diluted basis at the beginning of each fiscal year.”

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2.           Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of SVAQ and the Company. Section 8.1 and Sections 8.3 through 8.19 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, each party has caused this First Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SVAQ:
SILICON VALLEY ACQUISITION CORP.
By:	/s/ Dan Nash
Name:	Dan Nash
Title:	Chief Executive Officer
Merger Sub:
SVAQ MERGER SUB INC.
By:	/s/ Dan Nash
Name:	Dan Nash
Title:	President

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IN WITNESS WHEREOF, each party has caused this First Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

The Company:
EIGENQ, INC.
By:	/s/ Dr. José R. Rosas-Bustos
Name:	Dr. José R. Rosas-Bustos
Title:	Chief Executive Officer

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Annex B

CERTIFICATE OF INCORPORATION
OF
EigenQ Holdings, Inc.

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is EigenQ Holdings, Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is at 1209 North Orange Street in Wilmington, Delaware. The name of its registered agent at such address is CT Corporation.

ARTICLE III
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

The Corporation is being incorporated in connection with the domestication and continuation of Silicon Valley Acquisition Corp., a Cayman Islands exempted company limited by shares (“SVAQ”), as a Delaware corporation pursuant to Section 388 of the DGCL, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of SVAQ (the “Certificate of Domestication”).

ARTICLE IV
CAPITAL STOCK

Section 4.01        Authorized Classes of Stock. The total number of shares of capital stock of all classes of capital stock that the Corporation is authorized to issue is [ ] shares, par value $0.0001 per share, of which:

(a)         [      ] shall be shares of common stock (the “Common Stock”); and

(b)         [      ] shares shall be shares of preferred stock (“Preferred Stock”).

[Upon the filing of the Certificate of Domestication and this Certificate of Incorporation (the “Effective Time”), each issued and outstanding Class A ordinary share, $0.0001 par value per share and each issued and outstanding Class B ordinary share, $0.0001 par value per share, of SVAQ (collectively, the “Former Ordinary Shares”) shall be automatically reclassified and converted into one (1) share of a single class of Common Stock and both series of Former Ordinary Shares shall be consolidated into a single class of Common Stock of the Corporation. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented Former Ordinary Shares shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of shares of Common Stock into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and converted pursuant to this Article IV.]

Section 4.02        Common Stock.

(a)         General; Equal Status. Except as otherwise provided in this Article IV or required by applicable law, shares of Common Stock shall have the same rights, privileges, preferences and powers, rank equally, share ratably and be identical in all respects and as to all matters. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding at any time.

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(b)         Voting.

(i)          Except as required by applicable law, each share of Common Stock shall entitle the holder to one (1) vote for each share of Common Stock held of record on any matter submitted to the stockholders of the Corporation for a vote or approval.

(ii)         Unless required by applicable law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(iii)        Except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(c)         Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(d)         Liquidation, Dissolution, Etc. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock.

(e)         Preemptive or Subscription Rights. No holders of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 4.03        Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)         the designation of the series;

(b)         the number of shares of the series;

(c)         the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d)         whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

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(e)         whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f)          whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g)         the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h)         the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i)          the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j)          any other relative rights, preferences, and limitations of that series.

Section 4.04        Options, Warrants & Rights.

(a)         The Corporation may issue options, warrants and rights for the purchase of shares of any class or series of the Corporation. The Board of Directors, in its sole discretion, shall determine the terms and conditions on which the options, warrants or rights are issued, their form and content and the consideration for which, and terms and conditions upon which, such securities or any underlying class or series of shares of the Corporation are to be issued.

(b)         The terms and conditions of rights or options to purchase shares of any class or series of the Corporation may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer, receipt or holding of such rights or options by any person or persons, including any person or persons owning (beneficially or of record) or offering to acquire a specified number or percentage of the outstanding shares of any class or series, or any transferee or transferees of any such person or persons, or that invalidate or void such rights or options held by any such person or persons or any such transferee or transferees.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01        General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 5.02        Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be as fixed from time to time in accordance with the bylaws of the Corporation (the “Bylaws”).

Section 5.03        Term and Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, a director may be removed, whether for cause or without cause, from the Board of Directors only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.

Section 5.04       Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies

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occurring in the Board of Directors, shall, unless (a) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director so elected shall be elected to hold office for a term expiring at the next annual meeting of stockholders following such director’s election or until such director’s successor shall have been duly elected and qualified, or the earlier of such director’s death, resignation, or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 5.05        Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01        Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02        Indemnification. The Corporation shall indemnify and advance expenses to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII
CERTAIN STOCKHOLDER ACTION

Section 7.01        Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by the Board of Directors and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 7.02        Stockholder Nominations. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VIII
BYLAWS

Section 8.01        Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 8.02        Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least two thirds (2/3) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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ARTICLE IX
CERTAIN GOVERNANCE MATTERS

Section 9.01        The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)         No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

(i)          The fact of such relationship or interest is disclosed or known to the Board of Directors, or a duly empowered committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for such purpose without counting the vote or votes of such interested director or directors;

(ii)         The fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

(iii)        The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors, committee or the stockholders.

(b)         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies a contract or transaction described in paragraph (d) of this Article IX.

(c)         A director of the Corporation may transact business, borrow, lend, or otherwise deal or contract with the Corporation to the fullest extent and subject only to the limitations and provisions of the laws of the State of Delaware and the laws of the United States.

(d)         The Board of Directors in its sole discretion may (but shall not be required to) submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

(e)         In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

(f)          Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of

Annex B-5

the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X
EXCLUSIVE FORUM

Section 10.01

(a)         Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof (the “Chosen Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Bylaws or this Certificate of Incorporation (as any of the foregoing may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (v) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine. If any action, suit or proceeding the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the Chosen Courts (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chosen Courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(b)         Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (and as may be further amended from time to time).

(c)         Notwithstanding the foregoing, the provisions of clause (a) of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim over which the federal courts of the United States have exclusive jurisdiction.

(d)         Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation (including, but not limited to, shares of capital stock of the Corporation) shall be deemed to have notice of and consented to the provisions of this Article X.

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ARTICLE XI
POWER TO AMEND OR REPEAL

Section 11.01      The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation), and subject to Sections 4.01 and 4.03 hereof, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with Article V hereof.

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Annex C

AMENDED AND RESTATED BYLAWS
OF
EIGENQ HOLDINGS, INC.
(the “Corporation”)

A DELAWARE CORPORATION

Adopted [            ], 2026

ARTICLE I — REGISTERED AGENT AND REGISTERED OFFICE

Section 1. Registered Office; Registered Agent: The registered office of the Corporation in the State of Delaware shall initially be 1209 North Orange Street in Wilmington, Delaware. The Board of Directors of the Corporation (the “Board of Directors”) may determine to change such registered office of the Corporation in the State of Delaware in its discretion. The registered agent initially in charge thereof shall be CT Corporation until such agent resigns or is removed by the Board of Directors.

Section 2. Other Offices: The Corporation may also have offices in such other States or jurisdictions as the Board of Directors may from time to time designate.

ARTICLE II — SEAL

Section 1. Corporate Seal: The Corporation’s corporate seal (if one shall be utilized) shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware” or “Seal Delaware”. The Board of Directors may define any additional features of the Seal or amend any features not required for such a Seal under the Delaware General Corporation Law (the “DGCL”), in its discretion. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors. For the avoidance of doubt, it shall not be required that the Corporation maintain or utilize a corporate seal.

ARTICLE III — STOCKHOLDERS MEETINGS

Section 1. Place of Meetings: Meetings of stockholders may be held at any place, either within or without the State of Delaware, as may be selected from time to time by the Board of Directors. In the discretion of the Board of Directors, meetings may also be held by means of telephonic, video, or other remote communication whereby each party can hear and be heard by the other parties as may be designated from time to time by a resolution of the Board of Directors and as set forth in the notice for the relevant meeting.

Section 2. Annual Meetings: The annual meeting of the stockholders for the election of members of the Board of Directors (each a “Director”) and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting. Subject to any limitations contained in the Corporation’s certificate of incorporation (as amended and restated from time to time, the “Certificate of Incorporation”), if no date for the annual meeting is established or said meeting is not held on the date established as provided above, a special meeting in lieu thereof may be held or, subject to any limitations contained in the Certificate of Incorporation, there may be action by written consent of the stockholders on matters to be voted on at the annual meeting, and such special meeting or written consent shall have for the purposes of these Bylaws or otherwise all the force and effect of an annual meeting.

Section 3. Special Meetings: Subject to applicable law and the Corporation’s Certificate of Incorporation, special meetings of stockholders, for any purpose or purposes, shall be called only by the Board of Directors, and may not be called by any other person or persons. Upon written request to the Corporation of any person or persons who have duly called a special meeting, it shall be the duty of the Secretary to fix the date, place and time of the meeting, and to give due notice thereof to all the persons entitled to vote at the meeting. Business at all special meetings shall be confined to the objects stated in the notice of the meeting and the matters immediately germane thereto.

Section 4. Notice of Meetings: Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting or the specific details for accessing a meeting held through any remote means of communication, if any, of every meeting of stockholders shall be given by the Corporation not less than

Annex C-1

ten (10) days nor more than sixty (60) days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date set forth such purpose. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the Corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may also be effectively provided by means of electronic transmission (meaning an “Electronic Transmission” in accordance with Section 232 of the DGCL. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 5. Adjournment: Any meeting of the stockholders, annual or special, may be adjourned from time to time by a vote of the majority of the shares present to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 6. Quorum: The presence in person or by proxy of the holders of a majority of the shares entitled to vote constitutes a quorum for a meeting of the stockholders. If a quorum is not present or represented at any meeting of the stockholders, a majority of the shares so represented may adjourn the meeting as set forth above in Section 5 at any time without further notice.

Section 7. Voting; Proxies: Unless otherwise required by law or provided for in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder. Unless otherwise required by law or the Certificate of Incorporation, the election of Directors shall be decided by a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, any matter, other than the election of Directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy or by a transmission permitted by Section 212(c) of the DGCL, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. The Corporation shall not directly or indirectly vote any share of its own stock; provided, however, that the Corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.

Section 8. Consent In Lieu of Meetings: Subject to any limitations contained in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of a Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing (including one provided through Electronic Transmission), setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

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Section 9. Setting the Record Date: In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business the day before the day on which notice is given, or, if notice is waived, at the close of business the day before the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting: (a) when no prior action by the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded and (b) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 10. List of Stockholders: The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder at least ten (10) days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network if the information required to gain access to such list was provided with the notice of the meeting or during ordinary business hours, at the principal place of business of the Corporation for a period of at least ten (10) days before the meeting. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 11. Conduct of Meetings: The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board of Directors or, in the absence (or inability or refusal to act) of the Chairman of the Board of Directors, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director) of the Chief Executive Officer, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, a Vice President (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Vice President or if the Vice President is not a director) of the Vice President, such other person as shall be appointed by the Board of Directors. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations, or

Annex C-3

procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; I restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

Section 12. Advance Notice for Business:

(a)         Annual Meetings of Stockholders.

(i)          No business may be transacted at an annual meeting of stockholders, other than business that is either (A) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors or (C) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 12(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 12(a). Notwithstanding anything in this Section 12(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Article IV will be considered for election at such meeting.

(ii)         In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must give timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 12(a)(i)(C), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 12(a).

(iii)        To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

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(iv)        The foregoing notice requirements of this Section 12(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 12(a); provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 12(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board of Directors or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 12(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 12(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 12(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(v)         In addition to the provisions of this Section 12(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 12(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)         Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Article IV.

(c)         Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Globe Newswire or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 13. Inspectors of Election: The Board of Directors may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board of Directors may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board of Directors, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

ARTICLE IV — DIRECTORS

Section 1. Board Management; Vacancies; Resignation: The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The total number of directors constituting the Board of Directors (the “Whole Board”) shall consist of such number of persons as the Board of Directors shall determine from time to time, in its discretion. The Board of Directors shall consist of not less than one (1) nor more than nine (9) directors. Directors must be natural persons who are eighteen (18) years of age or older, but need not be stockholders

Annex C-5

of the Corporation or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board of Directors and no decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent Director. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, each Director shall be elected annually and shall hold office until the next annual meeting of stockholders and until such Director’s successor is elected and qualified Any Director may resign at any time by notice given in writing (including through Electronic Transmission) to the Corporation at its principal office. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified. The acceptance of such resignation shall not be necessary to make it effective. Verbal resignation shall not be deemed effective until confirmed by the Director in writing (including through Electronic Transmission) to the Corporation. Subject to the special rights of holders of any series of Preferred Stock to elect Directors, Directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board of Directors and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.

Section 2. Regular Meetings: Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors or its chairman.

Section 3. Special Meetings: Special meetings of the Board of Directors (a) may be called by the Chairman of the Board of Directors, the Vice Chairman (if any), the Chief Executive Officer or the President and (b) shall be called on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board of Directors shall be given, as provide in Article X, Section 4, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board of Directors may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Article X, Section 5.

Section 4. Telephonic or Other Remote Meetings: Board of Director’s meetings or committee meetings, regular or special, may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard, as may be determined by the Board of Directors. Attendance by a Director in a meeting through the relevant media pursuant to this Section 4 shall constitute presence in person at such meeting.

Section 5. Quorum: A majority of the total number of Directors shall constitute a quorum of any regular or special meetings of the Directors for the transaction of business.

Section 6. Voting: Except as otherwise expressly required by these Bylaws, the Certificate of Incorporation, or by applicable law, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 7. Consent In Lieu of Meeting: Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing (including through Electronic Transmission), and the consents are filed with the minutes of proceedings of the Board of Directors or committee in accordance with the DGCL.

Section 8. Board Committees: The Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any

Annex C-6

meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by the DGCL, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter, and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article IV.

Section 9. Compensation: Directors may receive equity compensation or such fees as the Board of Directors may determine from time to time. In addition, a fixed sum per Board of Directors or committee meeting and any expenses of attendance may be allowed for attendance at each regular or special meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation as an officer or employee and receiving compensation therefore.

Section 10. Advance Notice for Nomination of Directors:

(a)         Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board of Directors at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 10 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 10.

(b)         In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 10.

(c)         Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 10 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

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(d)         To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e)         If the Board of Directors or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 10, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 10, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 10, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)          In addition to the provisions of this Section 10, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 10 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 11. Annual Meetings: The Board of Directors shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board of Directors shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board of Directors. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 11.

ARTICLE V — OFFICERS

Section 1. Executive Officers: The executive officers of the Corporation shall be chosen by the Board of Directors. The officers of the Corporation elected by the Board of Directors shall include a Chief Executive Officer, a Secretary and a Treasurer. The Board of Directors may choose one or more Vice Presidents and such other officers as the Board of Directors shall deem necessary and may delegate the selection of lesser officers to one or more executive officers of the Corporation. The Board of Directors may also choose a Chairman from among its own members. Any number of offices may be held by the same person, including a Director.

Section 2. Term of Office: Subject to the terms of any employment agreement between the Corporation and the officers, the officers of the Corporation shall serve at the pleasure of the Board of Directors and shall hold office until their successors are chosen and have qualified. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, the best interest of the Corporation will be served thereby.

Section 3. Chief Executive Officer; President: The Chief Executive Officer shall, subject to the provisions of these Bylaws and the control of the Board of Directors, have general supervisions, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties customarily

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incident to the offices of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors. If the offices of Chairman of the Board of Directors and Chief Executive Officer are not held by the same person, and the Chief Executive Officer is also a director, then, in the absence of the Chairman of the Board of Directors at a regular or special meeting of the Board of Directors, the Chief Executive Officer shall preside. The Board of Directors may also elect a person to serve in the office of President of the Corporation. If the office of Chief Executive Officer is not filled, a President shall be appointed and shall perform the duties of Chief Executive Officer as detailed herein. If the office of Chief Executive Officer is filled, the President shall be subordinate to the Chief Executive Officer and shall perform all duties as may be from time to time assigned to the President by the Board of Directors, in each case subject to the control of the Board of Directors and the Chief Executive Officer.

Section 4. Secretary: The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and act as clerk thereof, and record all votes of the Corporation and the minutes of all its transactions in a book to be kept for that purpose, and shall perform like duties for all the committees of the Board of Directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and such other duties as may be prescribed by the Board of Directors or President, under whose supervision shall be. He or she shall keep in safe custody the Seal of the Corporation, and when authorized by the Board of Directors, affix the same to any instrument requiring it.

Section 5. Treasurer: The Treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall keep the moneys of the Corporation in a separate account to the credit of the Corporation. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and Directors, at the regular meetings of the Board of Directors or whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation.

Section 6. Delegation; Customary Powers: In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any Director. Each officer of the Corporation shall have in addition to the duties and powers specifically set forth herein such duties and powers as are customarily incident to such officer’s office, and such duties and powers as may be designated from time to time by the Board of Directors.

Section 7. Vacancies: Any vacancy occurring in any elected office of the Corporation may be filled by the Board of Directors. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board of Directors then determines that such office shall thereupon be elected by the Board of Directors, in which case the Board of Directors shall elect such officer.

ARTICLE VI — CORPORATE RECORDS

Section 1. Maintenance of Records: Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 2. Inspection Rights: In addition to and in accordance with inspection rights as so granted by Section 220 of the DGCL, any stockholder of record, in-person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours of business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its minute of Stockholder meetings for the past two (2) years. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office or at its principal place of business.

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ARTICLE VII — STOCK CERTIFICATES, DIVIDENDS, ETC.

Section 1. Certification of Shares: The shares of stock of the Corporation may or may not be represented by certificates; the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. Although any officer, transfer agent, or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent, or registrar were still such at the date of its issue.

Section 2. Transfers: Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Any transfer of stock by a stockholder must be made in compliance with the Securities Act of 1933, as amended, as well as similar state securities laws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the President or the Treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

Section 3. Lost Certificates: The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

Section 4. Dividends: Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Section 5. Reserves: Before payment of any dividend there may be set aside out of the net profits of the corporation such sum or sums as the directors, from time to time in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining the property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation. The directors may abolish any such reserve in the manner in which it was created.

Section 6. Multiple Classes of Stock: If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

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ARTICLE VIII — INDEMNIFICATION AND ADVANCEMENT

Section 1. Definitions: Solely for purposes of this Article VIII, the following terms shall have the definitions set forth below:

(a)      “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding.

(b)      “Expenses” means all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding.

(c)      “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(d)      “Officer” means any person who serves or has served the Corporation as an officer appointed by the Board of Directors; and

(e)      “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative.

Section 2. Indemnification of Directors and Officers: Subject to the operation of Section 4 of this Article VIII, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against any and all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any threatened, pending or completed Proceeding or any claim, issue or matter therein, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s status or conduct as such, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

Section 3. Indemnification of Non-Executive Employees: Subject to the operation of Section 4 of this Article VIII of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s status or conduct as such, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized by the Board of Directors.

Section 4. Good Faith: Unless ordered by a court, no indemnification shall be provided pursuant to this Article VIII to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the

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best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for gross negligence or misconduct in the performance of their duty to the Corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

Section 5. Advancement of Expenses to Directors Prior to Final Disposition:

(a)      The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within ten (10) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses.

(b)      If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within ten (10) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article VIII shall not be a defense to the action and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of Expenses shall be on the Corporation.

(c)      In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

Section 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition:

(a)      The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer and Non-Officer Employee in connection with any Proceeding in which such is involved by reason of such person’s status and/or actions as such upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer and Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b)      In any suit brought by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such Expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

Section 7. Contractual Nature of Rights:

(a)      The foregoing provisions of this Article VIII shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article VIII is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

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(b)      If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article VIII shall not be a defense to the action and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

Section 8. Insurance: The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 9. Amendments: Any repeal or amendment of this Article VIII by the Board of Directors or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments to or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least two thirds (2/3) (66.7%) of the voting power of all outstanding shares of capital stock of the Corporation.

Section 10. Severability: If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX — AMENDMENTS

Section 1. Amendments: These Bylaws may be supplemented, amended, or repealed by the Board of Directors without any action on the part of the stockholders or by a vote of stockholders entitled to cast at least two thirds (2/3) (66.67%) of the votes which all stockholders are entitled to cast thereon, at any regular or special meeting of the stockholders, duly convened after notice to the stockholders of that purpose; provided, that (a) the Board of Directors may not alter, amend or repeal any provision of these Bylaws which under the DGCL, by the Certificate of Incorporation or by these Bylaws requires action by the stockholders and (b) any alteration, amendment or repeal of these Bylaws by the Board of Directors and any new Bylaw adopted by the Board of Directors may be altered, amended or repealed by the stockholders as set forth in this Section.

ARTICLE X — MISCELLANEOUS PROVISIONS

Section 1. Checks: All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

Section 2. Fiscal Year: The fiscal year of the Corporation shall be the calendar year, unless otherwise determined by the Board of Directors.

Section 3. Delaware Chancery Forum Selection: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any Director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

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Section 4. Notice: Whenever notice is required to be given to any person by these Bylaws, such notice shall be deemed given effectively if given in person, by mail addressed to such person at such person’s address as it appears on the records of the Corporation, by facsimile, or by any means of Electronic Transmission.

Section 5. Waiver of Notice: Whenever any written notice is required by these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such a notice, whether before or after the time stated therein, including a communication sent by means of Electronic Transmission bearing the name of the person or persons entitled to notice, shall be deemed equivalent to the giving of such notice. Attendance of a person either in person or by proxy at any meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was unlawfully convened.

Section 6. Meeting Attendance via Remote Communication:

(a)         Stockholder Meetings. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)          participate in a meeting of stockholders; and

(ii)         be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

Section 7. Contracts and Negotiable Instruments: Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board of Directors may from time to time authorize. Such authority may be general or confined to specific instances as the Board of Directors may determine. The Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors, the Chairman of the Board of Directors, Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 8. Surety Bonds: Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board of Directors, any Chief Executive Officer, President or the Board of Directors may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board of Directors, Chief Executive Officer, President or the Board of Directors may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9. Securities of Other Corporations: Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board of Directors, any Chief Executive Officer, President, any Vice President or any officers authorized by the Board of Directors. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy

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at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board of Directors may from time to time confer like powers upon any other person or persons.

Section 10. Application of Delaware Law: Whenever any provision of these Bylaws is inconsistent with any provision of the DGCL, as they may be amended from time to time, then in such instance, Delaware law shall prevail.

Section 11. Conflicts with the Certificate of Incorporation: In the event that any provision contained in these Bylaws conflicts with any provision of the Certificate of Incorporation, as amended from time to time, the provisions of the Certificate of Incorporation shall prevail and be given full force and effect, to the full extent permissible under the DGCL.

*     *     *     *     *

Annex C-15

Annex D

EIGENQ HOLDINGS, INC.
2026 EQUITY INCENTIVE PLAN

1.           Purpose

The Plan’s purpose is to attract, retain, and motivate persons who make important contributions to the Company by providing these individuals with the opportunity to acquire Shares. Additionally, the Plan is intended to align the interests of these individuals to those of the Company’s other shareholders.

2.           Definitions

2.1.        Administrator means the Board or a Committee to the extent the Board’s powers and authorities under the Plan have been delegated to a Committee. “Administrator” also includes any officer that has been delegated authority pursuant to Section 4.2 for such time as such delegation is in effect.

2.2.        Affiliate means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Board or a Committee, any person or entity in which the Company has a significant interest as determined by the Board or a Committee in its discretion. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

2.3.        Applicable Law means any applicable law, including without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder, (ii) corporate, securities, tax or other laws, statutes, rules, requirements, or regulations, whether federal, state, local, or foreign, and (iii) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded.

2.4.        Award means an Option award, Stock Appreciation Right award, Restricted Stock award, Restricted Stock Unit award, Performance Award, Dividend Equivalents award, or Other Stock or Cash Based Award granted to a Participant under the Plan.

2.5.        Award Agreement means an agreement (written or electronic) made and delivered in accordance with Section 12.3 of this Plan, evidencing the grant of an Award hereunder.

2.6.        Board means the Board of Directors of the Company.

2.7.        Cause means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement or similar document or policy between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting agreement, document or policy (or the absence of any definition of “Cause” contained therein), (A) a continuing material breach or material default (including, without limitation, any material dereliction of duty) by Participant of any agreement between the Participant and the Company, except for any such breach or default which is caused by the Participant’s Disability, or a continuing failure by the Participant to follow the direction of a duly authorized representative of the Company; (B) gross negligence, willful misfeasance or breach of fiduciary duty to the Company or Affiliate by the Participant; (C) the commission by the Participant of an act of fraud, embezzlement or any felony or other crime of dishonesty in connection with the Participant’s duties to the Company or Affiliate; or (D) the Participant’s conviction of, or plea of nolo contendere to, a felony or any other crime that would materially and adversely affect: (i) the business reputation of the Company or Affiliate or (ii) the performance of the Participant’s duties to the Company or an Affiliate. Any determination of whether Cause exists shall be made by the Administrator in its sole discretion.

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2.8.        Change in Control shall, in the case of a particular Award, unless the applicable Award Agreement provides otherwise or contains a different definition of “Change in Control” be deemed to occur upon:

2.8.1.     A tender offer (or series of related offers) which is made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity are owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to the commencement of such offer), or (B) any employee benefit plan of the Company or its Subsidiaries, and their Affiliates;

2.8.2.     The consummation of the Company’s merger or consolidation with another corporation, unless as a result of such merger or consolidation, more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to such transaction); provided, that a merger or consolidation of the Company with another company which is controlled by persons owning more than 50% of the outstanding voting securities of the Company shall constitute a Change in Control unless the Administrator, in its discretion, determines otherwise, or (B) any employee benefit plan of the Company or its Subsidiaries, and their Affiliates;

2.8.3.     The consummation of the Company’s sale of substantially all of its assets to another entity that is not wholly owned by the Company, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to such transaction), or (B) any employee benefit plan of the Company or its Subsidiaries, and their Affiliates;

2.8.4.     The consummation of a transaction, or series of transactions, in which a Person acquires 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to the first acquisition of such securities by such Person), or (B) any employee benefit plan of the Company or its Subsidiaries, and their Affiliates; or

2.8.5.     The Incumbent Directors cease to constitute a majority of the Board for any reason.

For purposes of this Section 2.8, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) under the Exchange Act. Additionally, for clarity, neither the Closing nor any transactions consummated in connection with the Closing shall constitute a Change in Control.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award or portion thereof that provides for the deferral of compensation that is subject to Section 409A, then to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described above in this Section 2.8 with respect to such Award or portion thereof shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have the authority, in its sole discretion, to determine whether a Change in Control has occurred, the effective date of such Change in Control, and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

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2.9.        Clawback Policies means any policy of the Company regarding the reduction, recoupment, clawback or recovery of compensation, as such policies may be amended from time to time. “Clawback Policies” includes the Company’s policies to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other Applicable Law, as well as any implementing regulations and/or listing standards.

2.10.      Closing means the closing of the business combination agreement by and among Silicon Valley Acquisition Corp., SVAQ Merger Sub Inc., and the Company, dated as of June 17, 2026.

2.11.      Code means the Internal Revenue Code of 1986, as amended, and any successor thereto. References in this Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance issued by any governmental authority under such section, and any amendments or successor provisions to such section, regulations or guidance.

2.12.      Committee means one or more committees or subcommittees of the Board, which shall be comprised, unless otherwise determined by the Board, solely of not less than two members who shall be (i) Non-Employee Directors, (ii) “Non-Employee Directors” within the meaning of Rule 16b-3, and (iii) to the extent required by the rules of any securities exchange on which the Shares are listed, “independent directors” within the meaning of such rules. The failure of a Committee member to qualify under any of the foregoing requirements shall not invalidate any Award granted or other action taken by the Committee that is otherwise validly granted or taken under the Plan.

2.13.      Company means EigenQ Holdings, Inc., a Delaware corporation.

2.14.      Consultant means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or a Subsidiary, (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

2.15.      Designated Beneficiary means, if permitted by the Company, the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. If a Participant does not make an effective designation, then the “Designated Beneficiary” will mean the Participant’s estate or legal heirs.

2.16.      Director means a Board member.

2.17.      Disability means a permanent and total disability under Code Section 22(e)(3).

2.18.      Dividend Equivalents means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalents shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

2.19.      Effective Date has the meaning ascribed to such term in Section 21.

2.20.      Employee means any employee of the Company or any of its Affiliates.

2.21.      ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.22.      Exchange Act means the United States Securities Exchange Act of 1934, as amended, and all regulations, guidance, and other interpretive authority issued thereunder.

2.23.      Fair Market Value means unless otherwise provided by the Administrator in accordance with Applicable Law, on a given date, (i) if the Shares are listed on a national securities exchange, the closing sales price on the principal exchange of the Shares on such date, as reported in The Wall Street Journal or another source the Administrator deems reliable, or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Shares are not listed on a national securities exchange, the mean between the

Annex D-3

bid and offered prices as quoted by any nationally recognized interdealer quotation system for such date, as reported in The Wall Street Journal or another source the Administrator deems reliable, provided that if the Shares are not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Administrator determines in good faith to be reasonable and in compliance with Section 409A.

2.24.      Fully Diluted Shares means, at the applicable time of measurement, all issued and outstanding Shares calculated assuming that all securities of the Company, including outstanding Awards and any preferred shares, that are or may be convertible or exchangeable for Shares are so converted or exchanged for this purpose.

2.25.      GAAP means United States Generally Accepted Accounting Principles.

2.26.      Greater Than 10% Shareholder means an individual then owning (within the meaning of Code Section 424(d)) more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

2.27.      Incentive Stock Option means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Code Section 422.

2.28.      Incumbent Directors means, for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause 2.8.1 or 2.8.3 of the Change in Control definition) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.29.      Non-Employee Director means a Director who is not an Employee.

2.30.      Nonqualified Option means an Option that by its terms, or in operation, does not qualify or is not intended to qualify as an Incentive Stock Option.

2.31.      Option means an Award granted pursuant to Section 6 hereof (excepting Stock Appreciation Rights) to purchase a specified number of Shares at a specified price per Share during a specified time period, each as specified in an Award Agreement. An Option may be either an Incentive Stock Option or a Nonqualified Option.

2.32.      Other Stock or Cash Based Awards means cash awards, awards of Shares, and other awards valued by reference to or based on, Shares or other property.

2.33.      Parent means a “parent corporation,” whether now or hereafter existing, as defined by Code Section 424(e).

2.34.      Participant means a Service Provider who has been granted an Award.

2.35.      Performance Award means an Award granted hereunder that vests or is earned based at least in part upon the attainment of performance criteria established by the Administrator.

2.36.      Period of Restriction means the period during which the transfer of Restricted Stock is subject to restrictions and a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of certain performance criteria, or the occurrence of other events as determined by the Administrator.

Annex D-4

2.37.      Person means as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (A) the Company or any of its Subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company.

2.38.      Plan means this EigenQ Holdings, Inc. 2026 Equity Incentive Plan.

2.39.      Restricted Stock means Shares, subject to a Period of Restriction or certain other specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous service for a specified period of time), granted under Section 7 or issued pursuant to the early exercise of an Option.

2.40.      Restricted Stock Unit or RSU means an unfunded and unsecured promise to deliver Shares, cash, other securities, or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous service for a specified period of time), granted under Section 8.

2.41.      Restrictive Covenant means any non-competition, non-solicitation, confidentiality, non-disparagement, non-disclosure, or similar agreement between a Participant and the Company or an Affiliate.

2.42.      Rule 16b-3 means Rule 16b-3 promulgated under the Exchange Act, as amended.

2.43.      Securities Act means the United States Securities Act of 1933, as amended, and all regulations, guidance, and other interpretive authority issued thereunder.

2.44.      Section 409A means Code Section 409A and the regulations and other guidance promulgated thereunder by the United States Treasury Department, as amended.

2.45.      Service Provider means an Employee, Consultant, or a Director.

2.46.      Share Limit has the meaning ascribed to such term in Section 5.1.

2.47.      Shares means shares of common stock, par value $0.0001 per share, of the Company (and any stock or other securities into which such shares of Common Stock may be converted or into which they may be exchanged).

2.48.      Stock Appreciation Right or SAR means a right granted under Section 6 hereof to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.

2.49.      Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined by Code Section 424(f).

2.50.      Substitute Awards means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.51.      Tax Obligations means any United States and non-United States federal, state, and/or local taxes, including income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax, and any employer tax liability which has been transferred to a Participant, for which a Participant is liable in connection with Awards and/or Shares.

2.52.      Termination of Service means the time at which a Participant has terminated from all service with the Company and its Affiliates, for any reason. A Termination of Service shall occur when a Participant is no longer a Consultant, Employee, or Non-Employee Director. The Company, in its sole discretion, shall make all determinations regarding whether a Termination of Service has occurred.

Annex D-5

3.           Eligibility

Service Providers are eligible to receive Awards pursuant to the Plan, subject to the Plan’s conditions and limitations. No Service Provider shall have any right to be granted an Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Service Providers, Participants, or other persons uniformly.

4.           Administration

4.1.        Generally. The Plan will be administered by the Administrator. The Administrator is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations, and to take such action in connection with the Plan and any benefits granted hereunder as it deems necessary or advisable. Without limiting the foregoing, the Administrator shall have the sole discretion to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be made; (vii) interpret, administer, reconcile any inconsistency in, settle any controversy regarding, correct any defect in and/or complete any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Administrator shall deem appropriate for the proper administration of this Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; (x) to reprice existing Awards or to grant Awards in connection with or in consideration of the cancellation of an outstanding Award with a higher price, in each case subject to the limitations of Section 12.6; and (xi) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan. All determinations and interpretations made by the Administrator shall be binding and conclusive on all Participants and their legal representatives.

4.2.        Delegation. The Board or a Committee may delegate its powers and authorities to one or more Committees or officers of the Company, provided, however, that no officer of the Company or any Subsidiary may be delegated authority to grant, amend, modify, make any administrative determination to, or cancel any Awards held by either (A) any person subject to Section 16 of the Exchange Act or (B) an officer who has been delegated any authority under the Plan. All delegations shall be subject to terms and conditions determined by the Board or a Committee. Any delegation of authority under the Plan may be revoked at any time. Regardless of any delegation, the Board or a Committee may act as the Administrator at any time in accordance with Applicable Law.

4.3.        Liability. Neither the Administrator nor any employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence, or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Administrator and any agent of the Administrator who is an employee of the Company, a Subsidiary, or an Affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

4.4.        Administrative Delegation and Reliance. The Administrator may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Administrator, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Administrator or such person may

Annex D-6

have under the Plan. The Administrator may employ such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant, or agent.

5.           Plan Limits

5.1.        Number of Shares Available for Issuance. Subject to the provisions of Section 11, the maximum aggregate number of Shares that may be issued under the Plan shall be the sum of (A) ten percent (10%) of the Fully Diluted Shares as of immediately following the Closing, plus (B) an increase commencing on January 1, 2027 and continuing annually on each anniversary thereof through and including January 1, 2036, equal to the lesser of (i) one percent (1%) of the Fully Diluted Shares on the applicable January 1st, and (ii) such smaller number of Shares as determined by the Board or the Committee (the “Share Limit”). The Shares subject to the Plan may be authorized, but unissued, or reacquired shares.

5.2.        Share Recycling. Upon payment in Shares pursuant to the exercise or settlement of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if the Shares are tendered or withheld to satisfy any tax withholding obligations, the number of Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan, although such Shares shall not again become available for issuance as Incentive Stock Options. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if the Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan.

5.3.        Incentive Stock Option Limit. No more than twenty percent (20%) of the Fully Diluted Shares as of immediately following the Closing (subject to adjustment pursuant to Section 11) may be issued under the Plan upon the exercise of Incentive Stock Options.

5.4.        Substitute Awards. Substitute Awards shall not be counted against the Share Limit; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as Incentive Stock Options shall be counted against the Incentive Stock Option limit in Section 5.3. Additionally, Shares subject to Substitute Awards shall not be added to the Shares available for Awards under the Plan pursuant to Section 5.2. If the Company or any Subsidiary acquires or combines with a company that has shares available under an equity plan approved by shareholders and in place prior to such acquisition or combination (and not adopted in contemplation of such acquisition or combination), the available shares under the acquired or combined entity’s plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not count against the Share Limit (and Shares subject to such Awards may again become available for Awards under the Plan as provided in Section 5.2). Awards made from the available shares of an acquired or combined entity’s plan shall not be made after the date awards or grants could not be under the terms of the acquired or combined entity’s plan prior to the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate.

5.5.        Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding Non-Employee Director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed USD $1,000,000 for such Service Provider’s first year of service as a Non-Employee Director and USD $750,000 for each year thereafter.

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6.           Options and Stock Appreciation Rights

6.1.        General. The Administrator, at any time and from time to time, may grant Options or Stock Appreciation Rights under the Plan to Service Providers, provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, a Service Provider may only be granted an Option or Stock Appreciation Right if the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A, with respect to such Service Provider. Each Option or Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as the Administrator may impose from time to time, subject to the limitations in this Section 6. Any Option or Stock Appreciation Rights granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Exercising an Option or Stock Appreciation Right in any manner will decrease the number of Shares thereafter available for purchase under the Option or Stock Appreciation Right, by the number of Shares as to which the Option or Stock Appreciation Right is exercised.

6.2.        Exercise Price. The per share exercise price for Shares to be issued pursuant to exercise of an Option or Stock Appreciation Right will be determined by the Administrator; provided, however, that to avoid the imposition of taxes under Section 409A, the exercise price per Share shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, subject to Section 5.4. In the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price for Shares subject to such Option or Stock Appreciation Right may be less than the Fair Market Value per Share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Code Sections 424 and 409A.

6.3.        Exercise Period. Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that no Option or Stock Appreciation Right shall be exercisable later than ten (10) years after the date it is granted. Except as otherwise provided in an Award Agreement or determined by the Administrator, no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and the portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. Options and Stock Appreciation Rights granted to an Employee who is a non-exempt employee for purposes of overtime pay under the United States Fair Labor Standards Act of 1938 shall not become exercisable earlier than six months after its date of grant. Options and Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Administrator shall in its discretion set forth in such Award Agreement at the date of grant; provided, however, the Administrator may, in its sole discretion, later waive any such condition. If, prior to an Option’s or Stock Appreciation Right’s exercise and prior to its termination, a Participant commits an act of Cause (to be determined by the Administrator), or violates a Restrictive Covenant, the Administrator may terminate the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in such act or violation.

6.4.        Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company approves, which may be written or electronic, signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, (a) payment in full of the exercise price for the number of Shares for which the Option is exercised in a manner consistent with Section 6.5 and (b) satisfaction in full of any withholding obligations for Tax Obligations in a manner specified in Section 12.5. The Administrator may, in its discretion, require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.

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6.5.        Payment Upon Exercise. To the extent permitted by Applicable Law, the Participant may pay the Option exercise price by cash, wire transfer, or check and, if approved by the Administrator, as determined in its sole discretion, by the following methods:

6.5.1.     surrender of other Shares that meet the conditions established by the Administrator to avoid adverse accounting consequences to the Company (as determined by the Administrator);

6.5.2.     by a broker-assisted cashless exercise in accordance with procedures approved by the Administrator, whereby payment of the exercise price may be satisfied, in whole or in part, with Shares subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Administrator) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price;

6.5.3.     for a Nonqualified Option, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall surrender Shares then issuable upon the Nonqualified Option’s exercise valued at their Fair Market Value on the exercise date;

6.5.4.     such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law;

6.5.5.     any combination of the foregoing methods of payment.

6.6.        Incentive Stock Options.

6.6.1.     Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company, its Parent, or any Subsidiary) exceeds $100,000 (or such other limit established in the Code), such Options will be treated as Nonqualified Options. For purposes of this Section 6.6.1, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option is granted.

6.6.2.     In the case of an Incentive Stock Option, the exercise price will be determined by the Administrator, but shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. The term of any Incentive Stock Option will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Greater Than 10% Shareholder, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement and the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

6.6.3.     No Option shall be treated as an Incentive Stock Option unless this Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Code Section 422(b)(1), provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Option unless and until such approval is obtained.

6.6.4.     In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Code Section 422. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Option appropriately granted under this Plan.

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6.6.5.     By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within the later of (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, or other consideration, in such disposition or transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Code Section 422. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Code Section 422 for any reason, will be a Nonqualified Option.

7.           Restricted Stock

7.1.        Generally. The Administrator, at any time and from time to time, may grant Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, subject to the limitations of this Section 7. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction and the applicable restrictions, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Restricted Stock may be awarded in consideration for (i) cash, check, bank draft or money order payable to the Company, (ii) past service, or (iii) any other form of legal consideration (including future Service) that may be acceptable to the Administrator, in its sole discretion, and permissible under Applicable Laws.

7.2.        Restrictions; Voting Rights; Transferability. Unless the Administrator determines otherwise, Restricted Stock will be held by the Company as escrow agent until the restrictions on such Restricted Stock have lapsed. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. During the Period of Restriction, a Participant holding Restricted Stock may exercise the voting rights applicable to those restricted Shares, unless the Administrator determines otherwise. Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.3.        Dividends and Other Distributions. Except as provided in the Award Agreement, during the Period of Restriction, a Participant holding Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Restricted Stock. If any such dividends or distributions are paid in Shares, such Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.

7.4.        Return of Restricted Stock to the Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be forfeited and will revert to the Company and again will become available for grant under the Plan.

7.5.        Section 83(b) Election. If a Participant makes an election under Code Section 83(b) to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Code Section 83(a), such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

8.           Restricted Stock Units (RSUs)

8.1.        Generally. The Administrator, at any time and from time to time, may grant RSUs under the Plan to Service Providers. Each RSU shall be subject to such terms and conditions as are consistent with the Plan and as the Administrator may impose from time to time, subject to this Section 8. Each Award of RSUs will be evidenced by an Award Agreement that will specify the terms, conditions, and restrictions related to the grant, including the number of RSUs and such other terms and conditions as the Administrator, in its sole discretion, will determine. A Participant holding RSUs will have only the rights of a general unsecured creditor of the Company until delivery of Shares, cash, other securities, other property, or a combination of the foregoing.

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8.2.        Vesting and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the Participant. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of RSUs, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

8.3.        Form and Timing of Payment. Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned RSUs in Shares, cash, other securities, other property, or a combination of the foregoing. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the fair market value of the Shares as of the date on which the restricted period lapsed with respect to such RSUs, less an amount equal to any taxes required to be withheld or paid. The Administrator may provide that RSUs will be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law.

8.4.        Voting. The holders of RSUs shall have no voting rights as the Company’s shareholders.

9.           Performance Awards

9.1.        Generally. The Administrator shall have the authority to designate any Award described in Sections 6 through 8 of the Plan as a Performance Award. Additionally, the Administrator shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Award.

9.2.        Discretion of Administrator. The Administrator shall have the discretion to establish the terms, conditions, and restrictions of any Performance Award. For each performance period, the Administrator shall have the sole authority to select the length of such performance period, the types of Performance Awards to be granted, the performance criteria that will be used to establish the performance goals, and the level(s) of performance which shall result in a Performance Award being earned.

9.3.        Performance Criteria. The Administrator may establish performance-based conditions for an Award as specified in the Award Agreement, which may be based on the attainment of specific levels of performance of the Company (and/or one or more Subsidiaries, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Subsidiaries as a whole or any business unit(s) of the Company and/or one or more Subsidiaries or any combination thereof, as the Administrator may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Administrator, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Administrator

Annex D-11

also has the authority to provide for accelerated vesting of any Award based on the achievement of performance criteria specified in this paragraph. Any performance criteria that are financial metrics, may be determined in accordance with GAAP or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

9.4.        Modification of Performance Goals. At any time, the Administrator may adjust or modify the calculation of a performance goal for a performance period, to appropriately reflect any circumstance or event that occurs during a performance period and that in the Administrator’s sole discretion, warrants adjustment or modification. Adjustments the Administrator may make include but are not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

9.5.        Terms and Conditions to Payment. Except as otherwise provided in an Award Agreement, a Participant must be employed by, or providing services to, the Company or an Affiliate on the last day of a performance period to be eligible to vest and receive Shares, cash, or other consideration in respect of a Performance Award for such performance period. A Participant shall be eligible to receive payment in respect of a Performance Award only to the extent that the performance goals for such period are achieved and any other vesting conditions specified in the Participant’s Award Agreement are satisfied. Following the completion of a performance period, the Administrator shall determine whether, and to what extent, the performance goals for the performance period have been achieved and determine the number of Shares, cash or other consideration that will be settled pursuant to Performance Awards.

9.6.        Timing of Award Payments. Except as provided in an Award agreement, Performance Awards granted for a performance period shall be paid to Participants as soon as administratively practicable following the Administrator’s determination in accordance with Section 9.5.

10.         Other Awards

10.1.      General. The Administrator may grant Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions as are consistent with the Plan.

10.2.      Dividend Equivalents. The Administrator may provide that any Award, other than an Option or Stock Appreciation Right, may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are granted. The payment of Dividend Equivalents shall be specified in the applicable Award Agreement and shall in all cases be subject to Applicable Law.

10.3.      Other Stock or Cash Based Awards. Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock-Based Awards shall be made, the amount of such Other Stock-Based Awards, and all other conditions of the Other Stock-Based Awards including any dividend and/or voting rights. The Administrator may grant Cash Awards in such amounts and subject to such performance or other vesting criteria, including the performance criteria set forth in Section 9.3, and terms and conditions as the Administrator may determine. Cash Awards shall be evidenced in such form as the Administrator may determine.

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11.         Adjustments; Change in Control

11.1.      Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust (i) the number and class of Shares which may be delivered under the Plan (or number and kind of other securities or other property); (ii) the number, class and price (including the exercise or strike price of Options and SARs) of Shares subject to outstanding Awards, (iii) any applicable performance criteria, performance period, and other terms and conditions of outstanding Performance Awards, and (iv) the numerical limits in Section 5. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

11.2.      Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise an Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not be vested or otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse one hundred percent (100%), and that any Award vesting shall accelerate one hundred percent (100%), provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously vested and, if applicable, exercised, an Award will terminate immediately prior to the consummation of such proposed action.

11.3.      Change in Control. In the event of a Change in Control, any outstanding Award shall be treated in accordance with the applicable Award Agreement. If the applicable Award Agreement does not specify the treatment of the Award in a Change in Control, the Award shall be treated as determined by the Administrator in its sole discretion, and the Administrator shall not be obligated to treat all outstanding Awards similarly.

12.         Provisions Applicable to Awards

12.1.      Conditions Upon Issuance of Shares. Shares will not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Law and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required or desirable.

12.2.      Transferability. No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Each Participant may file with the Administrator a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under this Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Administrator. The last such designation filed with the Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrator prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate. Upon the occurrence of a Participant’s divorce (as evidenced by a final order or decree of divorce), any spousal designation previously given by such Participant shall automatically terminate.

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12.3.      Documentation. All Awards made under the Plan shall be made pursuant to an Award Agreement. The Administrator may, in its sole discretion, determine the terms and conditions set forth in each Award Agreement, provided that all such terms and conditions are consistent with the Plan.

12.4.      Discretion. All Awards made pursuant to the Plan may be made alone or in addition to or in conjunction with any other Award. The terms of each Award are not required to be identical, and the Administrator does not have to treat Participants or Awards uniformly.

12.5.      Withholding. A Participant shall be required to pay to the Company or any Affiliate, or the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Shares, other securities or other property) of any required withholding taxes, including any Tax Obligations, in respect of an Award, its exercise, or any payment or transfer under an Award or under this Plan and to take such other action as may be necessary in the opinion of the Administrator or the Company to satisfy all obligations for the payment of such withholding and taxes. In addition, the Administrator, in its discretion, may make arrangements mutually agreeable with a Participant who is not an employee of the Company or an Affiliate to facilitate the payment of applicable income and self-employment taxes. Without limitation, the Administrator may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of Shares (which are not subject to any pledge or other security interest) owned by the Participant having a fair market value equal to such withholding liability, (B) having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such withholding liability, (C) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant, (D) accepting a payment from the Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company, or (E) if there is a public market for Shares at the time the withholding obligation for Tax Obligations is to be satisfied, selling Shares issued pursuant to the Award creating the withholding obligation. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to (but not in excess of) the aggregate amount of such obligations based on the maximum statutory withholding rates in the Participant’s jurisdiction for all Tax Obligations that are applicable to such taxable income.

12.6.      Award Modification; Repricing. The Administrator may at any time, and from time to time, amend the terms of any one or more Awards without the consent of any Participant; provided, however, that the Administrator may not make any amendment which would otherwise constitute an impairment of the material rights under any Award unless the Participant consents to such impairment in writing. Notwithstanding anything to the contrary in Section 4 and except for an adjustment pursuant to Section 11 or a repricing approved by shareholders, in no case may the Administrator (i) amend an outstanding Option or Stock Appreciation Right to reduce the exercise price of the Award, (ii) cancel, exchange, or surrender an outstanding Option or Stock Appreciation Right in exchange for cash or other awards for the purpose of repricing the Award, or (iii) cancel, exchange, or surrender an outstanding Option or Stock Appreciation Right in exchange for an Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original Award.

12.7.      Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable, in each case, subject to Applicable Law.

12.8.      Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, additional Awards, or other property shall be issued or paid in lieu of fractional Shares or whether any fractional Shares should be rounded, forfeited, or otherwise eliminated.

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13.         Section 409A

13.1.      General. The Plan is intended to comply with Section 409A to the extent subject thereto, and shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” (as defined in Section 409A) shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or any Award, adopt policies and procedures, make corrective filings, or take any other actions (including amendments and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including exempting the Plan and Awards from Section 409A or complying with 409A.

13.2.      Payments to Specified Employees. Notwithstanding anything in the Plan or an Award Agreement to the contrary, any payment or settlement made pursuant to an Award to a “specified employee” (as defined by Section 409A and as determined by the Administrator) due to such Participant’s “separation from service” (as defined by Section 409A) will, to the extent necessary to avoid adverse tax consequences to the Participant, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, on the “specified employee’s” death) and will instead be paid on the day immediately following such six-month period or as soon as practicable thereafter. Any delayed payment under this Section 13.2 shall not accrue interest during the delay. All payments of “nonqualified deferred compensation” (as defined by Section 409A) that are scheduled to be paid more than six months following a “specified employee’s” termination, shall be made on their regular schedule.

13.3.      Change in Control. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

14.         Amendment of the Plan

The Board may at any time amend, alter, suspend, or terminate the Plan. The Company may obtain shareholder approval of any Plan amendment to the extent necessary or, as determined by the Administrator in its sole discretion, desirable to comply with Applicable Law, including any amendment that (i) increases the number of Shares available for issuance under the Plan or (ii) changes the persons or class of persons eligible to receive Awards. No amendment, alteration, suspension, or termination of the Plan will materially impair the rights of any Participant with respect to outstanding Awards, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

15.         Foreign Participants

The Administrator may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax, or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Administrator determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

16.         Clawbacks

Notwithstanding any other provisions in the Plan, the Administrator may cancel any Award, require reimbursement of any Award, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with Company policies, including the Company’s Clawback Policies. A Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policies. By accepting an Award, the Participant agrees to be bound by the Clawback Policies and to adhere to the Clawback Policies to the extent required by Applicable Law. No recovery of compensation under the Clawback Policies or Applicable Law

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shall be an event giving rise to a Participant’s right to resign for “good reason” or “constructive termination” (or any similar term) under any agreement between a Participant and the Company or an Affiliate, and in no event shall the Company or any Affiliate be required to indemnify any Participant against, or pay or reimburse any Participant for, the loss of any compensation recovered or forfeited pursuant to the Clawback Policies or Applicable Law.

17.         No Right to Continued Service

Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) a Participant’s employment with or without notice and with or without Cause, or (ii) a Participant’s service as a Consultant or Director.

18.         No Rights as a Shareholder

Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions of other rights for which the record date is prior to the date such Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), except as provided in Section 11.

19.         Miscellaneous

19.1.      Limitations on Liability. Neither the Company, nor its Parent, nor any Subsidiary, nor any person serving as Administrator shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under the tax, securities, or other applicable laws and regulations.

19.2.      Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

19.3.      Severability. Notwithstanding any contrary provision of the Plan or an Award Agreement, if any one or more of the provisions (or any part thereof) of this Plan or an Award Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision shall be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of the Plan or Award Agreement, as applicable, shall not in any way be affected or impaired thereby.

19.4.      Governing Documents. The Plan and each Award Agreement evidencing an Award are intended to be read together, and together, set forth the complete terms and conditions of each Award. To the extent of any contradiction between the Plan and any Award Agreement or other written agreement between a Participant and the Company, the Plan will govern unless the Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.

19.5.      Governing Law. The Plan will be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to any choice of law principles.

19.6.      Waiver of Jury Trial. EACH PARTICIPANT WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

Annex D-16

19.7.      Waiver of Claims. Each Participant of an Award recognizes and agrees that before being selected by the Administrator to receive an Award, the Participant has no right to any benefits under the Plan. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, the Participant expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action, or omission hereunder or under any Award Agreement by the Administrator, the Company, or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required). Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant. The Plan is not intended to be subject to ERISA.

19.8.      No Third-Party Beneficiaries. Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Participant of any Award any rights or remedies thereunder. The provisions of Section 4.3 will inure to the benefit of the estate, beneficiaries, and legatees of any member of the Administrator and the Board, and any person to whom the Administrator or the Board delegates its powers, responsibilities, or duties in writing.

19.9.      Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in any form, of personal data as described in this section by and among the Company and its Subsidiaries, Affiliates, and their agents exclusively for implementing, administering, and managing the Participant’s participation in the Plan. The Company, its Subsidiaries, and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address, telephone number, birthday, social security or other identification number, salary, nationality, job title(s), any Shares held in the Company, its Subsidiaries, and Affiliates, and Award details to implement, manage, and administer the Plan and Awards (the “Data”). The Company, its Subsidiaries, and Affiliates may transfer the Data amongst themselves as necessary to implement, administer, and manage a Participant’s participation in the Plan, and the Company, its Subsidiaries, and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration, and management. These third-party recipients may be located in the United States or elsewhere, and the applicable location may be subject to different data privacy laws than the Participant’s home country. By accepting an Award, each Participant authorizes each recipient to receive, possess, use, retain, and transfer the Data, in electronic or other form, to implement, administer, and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant, or refuse or withdraw the consents in this section in writing, without cost, by contacting the local human resources representative. The Company may cancel the Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this section.

19.10.    Titles and Headings. The titles and headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

19.11.    Intended to Comply with Applicable Law. The Plan and all Awards granted hereunder are intended to fully comply with Applicable Law. All administrative actions, determinations, and exercises of discretion by the Administrator shall comply with Applicable Law.

19.12.    Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or agreement thereunder.

Annex D-17

20.         Shareholder Approval

The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Law. All Awards hereunder are contingent on approval of the Plan by the Company’s shareholders. Notwithstanding any other provision of this Plan, if the Plan is not approved by the Company’s shareholders within twelve (12) months after the date the Plan is adopted, the Plan and any Awards hereunder shall be automatically terminated.

21.         Effective Date

The Plan was adopted by the Board on ________________ ___, 2026, and shall become effective, subject to the occurrence of the Closing, on the date that it is approved by the Company’s stockholders (the “Effective Date”).

Unless terminated earlier under Section 14, this Plan shall terminate on ________ ___, 2036, ten (10) years after the Effective Date.

Annex D-18

Annex E

June 16th, 2026

PRIVATE & CONFIDENTIAL

For the Board of Directors of Silicon Valley Acquisition Corp. (NASDAQ:SVAQ)

228 Hamilton Avenue, 3rd Floor, Palo Alto, CA 94301 (United States)

We understand that Silicon Valley Acquisition Corp. (NASDAQ:SVAQ), a publicly traded special purpose acquisition company incorporated as a Cayman Islands exempted company (“SVAQ”), is considering a business combination with EigenQ, Inc. (“EigenQ”, or the “Company”), a Delaware corporation (and together, with SVAQ, collectively, the “Parties”).

•        Pursuant to the terms of that certain business combination agreement (“Business Combination Agreement”), by and among SVAQ, SVAQ Merger Sub Inc., a Delaware corporation (“Merger Sub”) and EigenQ, the Parties intend to effect a business combination transaction (the “Transaction”) whereby SVAQ will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation (“New EigenQ”) and, promptly following the Domestication, Merger Sub will merge with and into EigenQ, with EigenQ as the surviving company in the merger and, after giving effect to such merger, will become a wholly-owned subsidiary of New EigenQ. In the proposed business combination, in full payment for the outstanding equity of EigenQ, the shareholders of EigenQ shall collectively be entitled to receive from New EigenQ an aggregate number of shares of New EigenQ common stock equal the quotient of (i) Two Billion Nine Hundred and Thirty Million U.S. Dollars ($2,930,000,000), (the “Total Pre-Money Consideration”) divided by (ii) $10.00.

The Board of Directors of SVAQ has retained Newbridge Securities Corporation to render an opinion as to whether, on the date of this Opinion (as defined below), each of (i) the Total Pre-Money Consideration to be paid by SVAQ in the Transaction is fair, from a financial point of view, to the SVAQ Unaffiliated Shareholders (defined as SVAQ’s shareholders other than (A) Silicon Valley Acquisition Sponsor LLC (the “Sponsor”), (B) officers, directors or affiliates of SVAQ or the Sponsor, and (C) holders of public shares who elect to redeem their public shares prior to or in connection with the Transaction) and (ii) the Transaction has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by SVAQ in its trust account (the “Trust Account”) for the benefit of holders of SVAQ’s public shares (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement.

We have not been requested to opine to, and our Opinion (as defined below) does not in any manner address, the underlying business decision of SVAQ to enter into the Business Combination Agreement. Our Opinion does not address the relative merits of entering into the Business Combination Agreement as compared to any alternative business strategy that might exist for SVAQ.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee for such services. No portion of this fee is refundable or contingent upon the consummation of the Transaction or the conclusion reached in this Opinion. In addition, SVAQ has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion, and to reimburse Newbridge for certain expenses in connection with its services.

Annex E-1

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Business Combination Agreement.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in SVAQ.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        considered its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed documents related to the Business Combination, including a draft of the Business Combination Agreement materially the same as the final Business Combination Agreement;

•        reviewed SVAQ’s historical financial results of the last three quarters (Q3-2025 through Q1-2026) that are publicly available;

•        reviewed publicly available financial information of SVAQ filed with the U.S. Securities and Exchange Commission, including the registration statement on Form S-1 relating to its IPO, its annual report on Form 10-K for the period from its inception through December 31, 2025, its quarterly reports on Form 10-Q and its current reports on Form 8-K filed between December 23, 2025 and June 15, 2026;

•        conducted discussions with SVAQ’s management team to understand its evaluation of EigenQ’s business;

•        conducted discussions with EigenQ’s management team to better understand its business, recent business history, corporate presentation, drivers of future growth, and assumptions and information incorporated into the illustrative Forecasts prepared by EigenQ management and delivered to SVAQ as part of due diligence prior to the BCA Signing Date;

•        reviewed EigenQ’s illustrative estimated Total Revenues, Adjusted EBITDA and other illustrative forecasted financial metrics as of and for the calendar year beginning January 1, 2026, and ending December 31, 2026 (“FY-2026E”) and for the calendar year beginning January 1, 2027, and ending December 31, 2027 (“FY-2027E”), as reflected in the illustrative Forecasts prepared by EigenQ management;

•        performed a public company comparable analysis of companies with business models bearing similarities to the business and business plans of EigenQ, including companies trading on a major U.S. stock exchange with businesses in the “advanced security infrastructure and quantum-safe technologies” sector, to derive estimated FY-2027E enterprise value and revenue multiples; and

•        performed a comparable private market and M&A transaction analysis of companies to bearing similarities to EigenQ operating globally in the “advanced security infrastructure and quantum-safe technologies” sector to derive certain implied historical enterprise value and revenue multiples

In forming our Opinion, we have had full access to, and full cooperation from, the management team of both SVAQ and EigenQ to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

Annex E-2

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of SVAQ and EigenQ provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management team of SVAQ and EigenQ as to the future financial performance of the combined parties prior to and subsequent to a potential Business Combination Agreement.

In rendering our Opinion, we do not express any view or opinion as to what the value of the Consideration will be when issued pursuant to the Transaction or the price or range of prices at which the SVAQ securities may trade or otherwise be transferable at any time before or after announcement or consummation of the Transaction.

This Opinion is for the use of the Board of Directors of Silicon Valley Acquisition Corp. (NASDAQ:SVAQ), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with SVAQ may be included in, filings made by SVAQ with the U.S. Securities & Exchange Commission as well as any registration statement, proxy statement or similar disclosure document delivered to the stockholders of SVAQ and EigenQ.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to revise our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of June 16th, 2026, each of (i) the Total Pre-Money Consideration to be paid by SVAQ in the Transaction is fair, from a financial point of view, to the SVAQ unaffiliated shareholders and (ii) the Transaction has an aggregate fair market value equal to at least eighty percent (80.0%) of the assets held by SVAQ in its Trust Account for the benefit of the holders of its public shares (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement (the “Opinion”).

Sincerely,
Newbridge Securities Corporation
/s/ Chad D. Champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

Annex E-3

Annex F

Form of Preliminary Proxy Card

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
SILICON VALLEY ACQUISITION CORp.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints [Dan Nash] (the “Proxy”), with full power of substitution, as proxy to vote the shares that the undersigned is entitled to vote (the “Shares”) at the extraordinary general meeting (the “EGM”) of shareholders of Silicon Valley Acquisition Corp. (“SVAQ”) to be held on [•], [•], 2026 at [•], Eastern time, virtually by means of the internet at [•], and at any adjournments and/or postponements thereof. The Shares shall be voted as indicated with respect to the proposals listed below hereof and in the Proxy’s discretion on such other matters as may properly come before the EGM or any adjournment or postponement thereof. The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior Proxy for said meeting.

The EGM can be accessed by visiting [•], where the undersigned will be able to listen to the meeting live and vote during the meeting. Please note that the undersigned will only be able to access the EGM by means of remote communication. The undersigned will need the control number located on this proxy card to join the EGM via the virtual meeting platform. If there is no control number attached to this proxy card or there are any questions regarding the EGM and how to access it, please contact the Equiniti Trust Company, LLC, SVAQ’s transfer agent.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSAL NOS. 1, 2, 3, 4 (INCLUDING EACH OF THE SUB-PROPOSALS), 5, 6, 7 AND 8.

TO ATTEND THE VIRTUAL MEETING, YOU MUST HAVE THE CONTROL NUMBER THAT IS LOCATED ON THE REVERSE SIDE OF THIS FORM.

The notice and proxy statement are available at [•]. The proxy statement contains important information regarding each of the proposals listed below. You are encouraged to read the proxy statement carefully.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

SILICON VALLEY ACQUISITION CORP. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4 (including each of the sub-proposals), 5, 6, 7 and 8.	Please mark vote as indicated in this ☒ example
(1)

The Business Combination Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, and adopt the Business Combination Agreement, dated as of June 17, 2026 (as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of August 6, 2026 (“Amendment No. 1”), certain Amendment No. 2 to the Business Combination Agreement, dated as of September 17, 2026 (“Amendment No. 2”), and certain Amendment No. 3 to the Business Combination Agreement, dated as of September 26, 2026 (“Amendment No. 3”), and as it may be further amended, restated, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among SVAQ, SVAQ Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of SVAQ (“Merger Sub”), and EigenQ, Inc., a Delaware corporation (“EigenQ”), and the transactions contemplated by the Business Combination Agreement, pursuant to which the following will occur: (1) the domestication of SVAQ as a Delaware corporation, in which SVAQ will de-register from the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Annex F-1

corporation in accordance with the SVAQ Articles, Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”) (the “Domestication”); (2) the merger of Merger Sub with and into EigenQ, with EigenQ surviving the merger as a wholly-owned subsidiary of SVAQ (the “Merger”), in accordance with the Business Combination Agreement and DGCL; and (3) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Domestication and the Merger, the “Business Combination”), all as described in more detail in the accompanying proxy statement/prospectus. In connection with the consummation of the Business Combination (the “Closing” and the date of the Closing, the “Closing Date”), SVAQ will be renamed “EigenQ Holdings, Inc.” (“PubCo”). References herein to PubCo denote SVAQ following the Business Combination.

(2)

The Domestication Proposal — To consider and vote upon a proposal to approve, by special resolution, the deregistration of SVAQ from the Registrar of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the SVAQ Articles, Section 388 of the DGCL, and Part XII of the Cayman Islands Companies Act (As Revised). The Domestication is intended to be effected on the date that is one business day prior to the Effective Time, including the filing with the Secretary of State of the State of Delaware of a certificate of domestication with respect to the Domestication, together with the proposed new certificate of incorporation of PubCo (the “PubCo Charter”). Upon the effectiveness of the Domestication, SVAQ will become a Delaware corporation and will change its corporate name to “EigenQ Holdings, Inc.” and all outstanding securities of SVAQ will convert into securities of PubCo.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(3)

The Organizational Documents Proposal — To consider and vote upon a proposal to approve, by special resolution, the PubCo Charter and the proposed new bylaws (the “PubCo Bylaws” and, together with the PubCo Charter, the “PubCo Organizational Documents”) of PubCo in connection with the Business Combination.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(4)

The Advisory Organizational Documents Proposals — To consider and vote upon the following six separate proposals to approve an ordinary resolution on a non-binding and advisory basis only the following material differences between the SVAQ Articles and the PubCo Organizational Documents:

(A)    Authorized Shares: A proposal to amend the SVAQ Articles to authorize the change in the authorized capital stock of SVAQ from 200,000,000 SVAQ Class A Shares, 20,000,000 SVAQ Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to [            ] shares of PubCo Common Stock, par value $0.0001 per share, and [            ] shares of designated preferred stock, par value $0.0001 per share.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
	(B) Exclusive Forum Provision: A proposal to amend the SVAQ Articles to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Annex F-2

(C)    Adoption of Supermajority Vote Requirement to Amend the proposed PubCo Organizational Documents: A proposal to amend the SVAQ Articles to approve provisions providing that any amendment to the PubCo Charter will generally require approval by holders of at least two-thirds (2/3) of the voting power of all of PubCo’s then outstanding shares of the capital stock (except where a lower threshold is provided by the DGCL).

		FOR ☐	AGAINST ☐	ABSTAIN ☐

(D)    Removal of Directors: A proposal to amend the SVAQ Articles to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds (2/3) of the voting power of all of PubCo’s then outstanding shares of the capital stock entitled to vote at an election of directors, subject to the rights, if any, of any series of preferred stock.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
	(E) Action by Written Consent of Stockholders: A proposal to amend the SVAQ Articles to approve that stockholders will be permitted to take action by written consent in lieu of a meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(F)    Other Changes in Connection with Adoption of the proposed PubCo Organizational Documents: A proposal to amend the SVAQ Articles to authorize (1) changing the corporate name from “Silicon Valley Acquisition Corp.” to “EigenQ Holdings, Inc.,” (2) making PubCo’s corporate existence perpetual, and (3) removing certain provisions related to SVAQ’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(5)

The Director Election Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the election of nine (9) directors to serve on the PubCo board of directors until their respective successors are duly elected and qualified.

		FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES ☐	FOR ALL EXCEPT (See instructions below) ☐
Nominees:
(1)	Dr. Jesse Van Griensven Thé
(2)	Dr. José R. Rosas-Bustos
(3)	Natan Aronshtam
(4)	Eduardo Guimarães
(5)	Michael Johnson
(6)	Ademir Karisik
(7)	Chun-Tsung Lee
(8)	Mark Pecen
(9)	Cristiane Thé
To withhold authority to vote for any individual nominee(s), mark “For all Except” and write the number(s) of the nominees on the line below.

Annex F-3

(6)	The Incentive Plan Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the EigenQ Holdings, Inc. 2026 Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(7)

The Nasdaq Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, for the purposes of complying with the applicable provisions of Rule 5635 of The Nasdaq Stock Market, the issuance of (i) the Transaction Share Consideration, (ii) the shares issuable pursuant to the PubCo Incentive Plan, (iii) the shares issuable upon the exercise of the PubCo SARs, and (iv) the shares issuable pursuant to the Secured Financing.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(8)	The Insider Letter Amendment Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the Insider Letter Amendment No. 1.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(9)

The Adjournment Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the EGM to a later date or dates, if the SVAQ Board deems it necessary or desirable.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
Dated:	, 2026

(Signature)

(Signature if held Jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Annex F-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. SVAQ’s Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Additionally, SVAQ agreed to indemnify and hold harmless the Sponsor and its directors, officers, employees, principals, managers, partners, members, shareholders, equity holders, control persons, affiliates, agents, advisors, consultants and representatives against claims arising out of or relating to the IPO or SVAQ’s operations or conduct of SVAQ’s business or any claim against any of the Sponsor, members and managers and representatives of the Sponsor (collectively, “Sponsor Indemnitees”) alleging any expressed or implied management or endorsement by Sponsor Indemnitees of any of SVAQ’s activities or any express or implied association between Sponsor Indemnitees, on the one hand, and SVAQ or any of its other affiliates, on the other hand.

SVAQ’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

SVAQ’s indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SVAQ pursuant to the foregoing provisions, SVAQ has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
1.1

Underwriting Agreement, dated December 22, 2025, between Silicon Valley Acquisition Corp. and Clear Street LLC (incorporated by reference to Exhibit 1.1 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on December 31, 2025).

1.2

Amendment No. 1 to the Underwriting Agreement, dated January 7, 2026 between Silicon Valley Acquisition Corp. and Clear Street LLC (incorporated by reference to Exhibit 1.1 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on January 9, 2026).

2.1†

Business Combination Agreement, dated as of June 17, 2026, by and among Silicon Valley Acquisition Corp., SVAQ Merger Sub Inc., and EigenQ, Inc. (included as Annex A to this proxy statement/prospectus).

2.2

First Amendment to the Business Combination Agreement, dated August 6, 2026, by and among Silicon Valley Acquisition Corp., SVAQ Merger Sub Inc. and EigenQ Inc. (incorporated by reference to Exhibit 2.1 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on August 7, 2026 and included as Annex A to this proxy statement/prospectus).

Exhibit No.	Description
2.3

Second Amendment to the Business Combination Agreement, dated September 17, 2026, by and among Silicon Valley Acquisition Corp., SVAQ Merger Sub Inc. and EigenQ Inc. (incorporated by reference to Exhibit 2.1 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on September 18, 2026 and included as Annex A to this proxy statement/prospectus).

2.4

Third Amendment to the Business Combination Agreement, dated September 26, 2026, by and among Silicon Valley Acquisition Corp., SVAQ Merger Sub Inc. and EigenQ Inc. (incorporated by reference to Exhibit 2.1 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on September 28, 2026 and included as Annex A to this proxy statement/prospectus).

3.1

Silicon Valley Acquisition Corp. Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on December 31, 2025).

3.2	Form of EigenQ Holdings, Inc. Amended and Restated Charter (included as Annex B to this proxy statement/prospectus).
3.3	Form of EigenQ Holdings, Inc. Amended and Restated Bylaws (included as Annex C to this proxy statement/prospectus).
4.1

Warrant Agreement, dated December 22, 2025, between Silicon Valley Acquisition Corp. and Equiniti Trust Company, LLC (incorporated by reference to Exhibit 4.1 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on December 31, 2025).

4.2	Form of Secured PubCo Note (incorporated by reference to Exhibit 10.4 to SVAQ’s Current Report on Form 8-K, filed with the SEC on September 18, 2026).
4.3	Form of Secured PubCo Warrant (incorporated by reference to Exhibit 10.5 to SVAQ’s Current Report on Form 8-K, filed with the SEC on September 18, 2026).
5.1**	Opinion of Greenberg Traurig, P.A.
8.1*	Form of Opinion of Greenberg Traurig, LLP regarding certain U.S. federal income tax matters.
8.2*	Form of Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. federal income tax matters.
10.1

Letter Agreement, dated December 22, 2025, among Silicon Valley Acquisition Corp., Silicon Valley Acquisition Sponsor LLC and certain director and executive officer of Silicon Valley Acquisition Corp. (incorporated by reference to Exhibit 10.1 to SVAQ’s Current Report on Form 8-K, filed with the SEC on December 31, 2025).

10.2

Amendment No. 1 to Letter Agreement, dated September 17, 2026, among Silicon Valley Acquisition Corp., Silicon Valley Acquisition Sponsor LLC and certain director and executive officer of Silicon Valley Acquisition Corp. (incorporated by reference to Exhibit 10.8 to SVAQ’s Current Report on Form 8-K, filed with the SEC on September 18, 2026).

10.3

Investment Management Trust Agreement, dated December 22, 2025, between Silicon Valley Acquisition Corp. and Equiniti Trust Company, LLC (incorporated by reference to Exhibit 10.2 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on December 31, 2025).

10.4

Registration Rights Agreement, dated December 22, 2025, among Silicon Valley Acquisition Corp. and certain shareholders party thereto (incorporated by reference to Exhibit 10.3 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on December 31, 2025).

10.5

Private Placement Unit Purchase Agreement, dated December 22, 2025, between Silicon Valley Acquisition Corp. and Silicon Valley Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.4 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on December 31, 2025).

10.6

Amendment to Private Placement Unit Purchase Agreement, dated January 7, 2026, between Silicon Valley Acquisition Corp. and Silicon Valley Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.2 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on January 9, 2026).

10.7

Private Placement Unit Purchase Agreement, dated December 22, 2025, between Silicon Valley Acquisition Corp. and Clear Street LLC (incorporated by reference to Exhibit 10.5 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on December 31, 2025).

10.8

Amendment to Private Placement Unit Purchase Agreement, dated December 22, 2025, between Silicon Valley Acquisition Corp. and Clear Street LLC (incorporated by reference to Exhibit 10.1 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on January 9, 2026).

10.9

Administrative Services Agreement, dated December 22, 2025, between Silicon Valley Acquisition Corp. and Silicon Valley Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.6 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on December 31, 2025).

Exhibit No.	Description
10.10	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on December 31, 2025).
10.11

Sponsor Support Agreement, dated June 17, 2026 by and among Silicon Valley Acquisition Corp., Silicon Valley Acquisition Sponsor LLC and EigenQ, Inc. (incorporated by reference to Exhibit 10.1 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on June 23, 2026).

10.12

Amendment No. 1 to Sponsor Support Agreement, dated August 6, 2026 by and among Silicon Valley Acquisition Corp., Silicon Valley Acquisition Sponsor LLC and EigenQ, Inc. (incorporated by reference to Exhibit 10.1 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on August 7, 2026).

10.13

Company Stockholder Support Agreement, dated June 17, 2026, by and among Silicon Valley Acquisition Corp., EigenQ, Inc., and certain stockholder of EigenQ, Inc. (incorporated by reference to Exhibit 10.2 to SVAQ’s Current Report on Form 8-K (File No. 001-43030), filed with the SEC on June 23, 2026).

10.14†*	Form of Amended Registration Rights and Lock-Up Agreement.
10.15*	Form of 2026 Equity Incentive Plan of EigenQ Holdings, Inc. (included as Annex D to this proxy statement/prospectus)
10.16*^	Officer Independent Contractor Agreement by and between Dr. Jose Rosas-Bustos and EigenQ Inc. dated March 13, 2025
10.17*	Amendment and Contractor Fee Addendum to the Officer Independent Contractor Agreement with Dr. Jose Rosas-Bustos by and between Dr. Jose Rosas-Bustos and EigenQ Inc. dated August 1, 2025
10.18*^	Officer Independent Contractor Agreement by and between Dr. Jesse Van Griensven Thé and EigenQ Inc. dated March 13, 2025
10.19*	Amendment and Contractor Fee Addendum to the Officer Independent Contractor Agreement by and between Dr. Jesse Van Griensven Thé and EigenQ Inc. dated July 3, 2026
10.20*†	Exclusive Licensing Agreement by and between Lakes Environmental USA Inc. and EigenQ Inc. dated as of February 26, 2025
10.21*

Intellectual Property License Warrant Consideration Settlement, Amendment and Comment Stock Settlement Warrant Agreement by and between Lakes Environmental USA Inc. and EigenQ Inc. dated as of May 12, 2026

10.22*

Corrective Amendment No.1 to Intellectual Property License Warrant Consideration Settlement, Amendment and Comment Stock Settlement Warrant Agreement by and between Lakes Environmental USA Inc. and EigenQ Inc. dated as of August 10, 2026

10.23*

Amended and Restated Corrective Amendment No.1 to Intellectual Property License Warrant Consideration Settlement, Amendment and Comment Stock Settlement Warrant Agreement by and between Lakes Environmental USA Inc. and EigenQ Inc. dated as of August 12, 2026

10.24*†	Exclusive Licensing Agreement by and between GoQuantum S.p.A. and EigenQ Inc. dated as of February 26, 2025
10.25*	Intellectual Property License Warrant Consideration Settlement, Amendment and Comment Stock Settlement Warrant Agreement by and between GoQuantum S.p.A. and EigenQ Inc. dated as of May 12, 2026
10.26*

Corrective Amendment No.1 to Intellectual Property License Warrant Consideration Settlement, Amendment and Comment Stock Settlement Warrant Agreement by and between GoQuantum S.p.A. and EigenQ Inc. dated as of August 10, 2026

10.27*

Amended and Restated Corrective Amendment No.1 to Intellectual Property License Warrant Consideration Settlement, Amendment and Comment Stock Settlement Warrant Agreement by and between GoQuantum S.p.A. and EigenQ Inc. dated as of August 12, 2026

10.28*†	Exclusive Licensing Agreement by and between Qombat Ltd and EigenQ Inc. dated as of February 26, 2025
10.29*	Intellectual Property License Warrant Consideration Settlement, Amendment and Comment Stock Settlement Warrant Agreement by and between Qombat Ltd and EigenQ Inc. dated as of May 12, 2026
10.30*

Corrective Amendment No.1 to Intellectual Property License Warrant Consideration Settlement, Amendment and Comment Stock Settlement Warrant Agreement by and between Qombat Ltd and EigenQ Inc. dated as of August 10, 2026

10.31*

Amended and Restated Corrective Amendment No.1 to Intellectual Property License Warrant Consideration Settlement, Amendment and Comment Stock Settlement Warrant Agreement by and between Qombat Ltd and EigenQ Inc. dated as of August 12, 2026

Exhibit No.	Description
10.32*†	Exclusive Licensing Agreement by and between WiseP2P OÜ and EigenQ Inc. dated as of February 26, 2025
10.33*	Intellectual Property License Warrant Consideration Cash Settlement and Amendment Agreement by and between WiseP2P OÜ and EigenQ Inc. dated as of May 12, 2026
10.34*^†

Securities Purchase Agreement, dated September 17, 2026, by and among Registrant and the Investor (incorporated by reference to Exhibit 10.1 to SVAQ’s Current Report on Form 8-K, filed with the SEC on September 18, 2026).

10.35*^	Form of Secured EigenQ Note (incorporated by reference to Exhibit 10.2 to SVAQ’s Current Report on Form 8-K, filed with the SEC on September 18, 2026).
10.36*^	Form of Secured EigenQ Warrant (incorporated by reference to Exhibit 10.3 to SVAQ’s Current Report on Form 8-K, filed with the SEC on September 18, 2026).
10.37*

Form of Registration Rights Agreement, by and between EigenQ Holdings, Inc and the Investor (incorporated by reference to Exhibit 10.6 to SVAQ’s Current Report on Form 8-K, filed with the SEC on September 18, 2026).

10.38*

Pledge and Security Agreement, dated September 17, 2026, by and among EigenQ, Inc., the subsidiary Grantors party thereto, and the collateral agent (incorporated by reference to Exhibit 10.7 to SVAQ’s Current Report on Form 8-K, filed with the SEC on September 18, 2026).

23.1*	Consent of WithumSmith+Brown, PC
23.2*	Consent of WithumSmith+Brown, PC
23.3**	Consent of Greenberg Traurig, LLP (included within Exhibit 5.1).
24.1*	Power of Attorney (included on the signature pages to this Registration Statement).
99.1*	Form of Preliminary Proxy Card (included as Annex F to this proxy statement/prospectus).
99.2*	Fairness Opinion (included as Annex E to this proxy statement/prospectus).
99.3*	Consent of Newbridge Securities Corporation.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Calculation of Registration Fee Table.

____________

*        Filed herewith.

**      To be filed by amendment.

+        Denotes management contract or compensatory plan or arrangement.

†        Certain schedules and similar attachments to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted schedules and similar attachments to the SEC upon its request.

#        Portions of this exhibit (indicated by asterisks) have been omitted pursuant to Regulation S-K Item 601(b)(10)(iv) because the registrant has determined they are not material and is the type of information that the registrant treats as private or confidential.

^        Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

Item 22. Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, California.

Date: September 28, 2026	SILICON VALLEY ACQUISITION CORP.
	By:	/s/ Dan Nash
		Name:	Dan Nash
		Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan Nash and Martin Zinny, and each or any of them, her or his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dan Nash	Chief Executive Officer, Chairman and Director	September 28, 2026
Dan Nash	(Principal Executive Officer)
/s/ Martin Zinny	Chief Financial Officer	September 28, 2026
Martin Zinny	(Principal Financial and Accounting Officer)
/s/ Jackson Fu	Director	September 28, 2026
Jackson Fu
/s/ Matthew Murphy	Director	September 28, 2026
Matthew Murphy
/s/ Adam Nash	Director	September 28, 2026
Adam Nash
/s/ Pankaj Shah	Director	September 28, 2026
Pankaj Shah

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas.

Date: September 28, 2026	EIGENQ, INC.
	By:	/s/ Dr. José Rosas-Bustos
		Name:	Dr. José Rosas-Bustos
		Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Co-Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dr. José Rosas-Bustos	Chief Executive Officer, Acting Chief Financial Officer and Director	September 28, 2026
Dr. José Rosas-Bustos	(Principal Executive Officer and Principal Financial Officer)
/s/ Dr. Jesse Van Griensven Thé	Chairman of the Board of Directors	September 28, 2026
Dr. Jesse Van Griensven Thé
/s/ Cristiane Thé	Director	September 28, 2026
Cristiane Thé
/s/ Natan Aronshtam	Director	September 28, 2026
Natan Aronshtam
/s/ Eduardo Guimarães	Director	September 28, 2026
Eduardo Guimarães
/s/ Michael Johnson	Director	September 28, 2026
Michael Johnson
/s/ Ademir Karisik	Director	September 28, 2026
Ademir Karisik
/s/ Chun-Tsung Lee	Director	September 28, 2026
Chun-Tsung Lee
/s/ Mark Pecen	Director	September 28, 2026
Mark Pecen

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Silicon Valley Acquisition Corp., has signed this registration statement or amendment thereto in the City of Palo Alto, California, on September 28, 2026.

By:	/s/ Dan Nash
	Name:	Dan Nash
	Title:	Chairman and Chief Executive Officer